As filed with the United States Securities and Exchange Commission on January 3, 2022
Registration No. 333-257962

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 6
to
FORM
S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CITIC CAPITAL ACQUISITION CORP.*
(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
28/F CITIC Tower
1 Tim Mei Avenue
Central, the Hong Kong Special Administrative Region of the People’s Republic of China
+852-3710-6888
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Edward Truitt Maples Fiduciary Services (Delaware) Inc.
4001 Kennett Pike, Suite 302
Wilmington, Delaware 19807
(302)
731-1612
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joel L. Rubinstein White & Case LLP 1221 Avenue of the Americas New York, New York 10020 (212) 819-8200	Kevin K. Rooney Karen Elizabeth Deschaine Sale Kwon Rowook Park Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000

Approximate date of commencement of proposed sale of the securities to the public
: As soon as practicable after this Registration Statement becomes effective and all other conditions to the business combination described in the enclosed proxy statement / prospectus have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share security	Proposed maximum aggregate offering price	Amount of registration fee
Common stock(2)(3)	34,500,000	$9.89(4)	$341,205,000.00(4)	$37,225.47
Redeemable warrants(2)(5)	21,320,000	$1.01(6)	$21,533,200.00(6)	$2,349.27
Common stock(2)(7)	99,315,075	$9.89(4)	$982,226,091.75(4)	$107,160.87
Total			$1,344,964,291.75	$146,735.60(8)

(1)
Immediately prior to the consummation of the Merger described in the proxy statement / prospectus forming part of this registration statement (the “proxy statement / prospectus”), CITIC Capital Acquisition Corp., a Cayman Islands exempted company incorporated with limited liability (“CCAC”), intends to effect a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which CCAC’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by CCAC (after the Domestication), the continuing entity following the Domestication, which will be renamed “Quanergy Systems, Inc.” (“Quanergy PubCo”), as further described in the proxy statement / prospectus. As used herein, “Quanergy PubCo” refers to CCAC after the Domestication, including after such change of name.

(2)
Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)
The number of shares of common stock of Quanergy PubCo being registered represents the number of Class A ordinary shares of a par value of US$0.0001 each of CCAC that were registered pursuant to the Registration Statement on Form
S-1
(333-236006)
(the “IPO Registration Statement”) and offered by CCAC in its initial public offering (the “CCAC public shares”). The CCAC public shares will be automatically converted by operation of law into shares of common stock of Quanergy PubCo in the Domestication (“Quanergy PubCo public shares”).

(4)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares of CCAC (the company to which Quanergy PubCo will succeed following the Domestication) on the NYSE on July 15, 2021 ($9.89 per Class A ordinary share) (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(5)
The number of redeemable warrants to acquire shares of common stock of Quanergy PubCo being registered represents the number of redeemable warrants to acquire CCAC public shares that were registered pursuant to the initial public offering registration statements referenced in note (3) above and offered by CCAC in its initial public offering (the “CCAC public warrants”). The CCAC public warrants will be automatically converted by operation of law into redeemable warrants to acquire shares of common stock of Quanergy PubCo in the Domestication (“Quanergy PubCo public warrants”).

(6)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the warrants of CCAC (the company to which Quanergy PubCo will succeed following the Domestication) on the NYSE on July 15, 2021 ($1.01 per warrant) (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(7)
The number of shares of common stock of Quanergy PubCo being registered represents the sum of: (a) 72,160,025 shares of Quanergy PubCo common stock to be issued in connection with the Merger described herein;and (b) the product of (i) 1,024,365 shares of Quanergy common stock reserved for issuance upon the exercise of options to purchase Quanergy common stock outstanding as of September 30, 2021 and that may be issued after such date pursuant to the terms of the Merger Agreement as amended on June 28, 2021 and further amended on November 14, 2021 and December 26, 2021 (collectively, the “Merger Agreement”) described herein, which will convert into options to purchase shares of Quanergy PubCo common stock in accordance with the terms of the Merger Agreement described herein and (ii) an exchange ratio of 3.9501 shares of Quanergy PubCo common stock for each share of Quanergy common stock; (c) the product of (i) 3,165,302 shares of Quanergy common stock reserved for issuance upon the exercise of warrants to purchase Quanergy common stock outstanding as of September 30, 2021 and that may be issued after such date pursuant to the terms of the Merger Agreement described herein, which will convert into warrants to purchase shares of Quanergy PubCo common stock in accordance with the terms of the Merger Agreement described herein and (ii) an exchange ratio of 3.9501 shares of Quanergy PubCo common stock for each share of Quanergy common stock (d) the product of (i) 2,684,460 shares of Quanergy common stock reserved for issuance upon the exercise of restricted stock units outstanding as of September 30, 2021 and that may be issued after such date pursuant to the terms of the Merger Agreement described herein, which will convert into the right to receive an issuance of shares of Quanergy PubCo common stock in accordance with the terms of the Merger Agreement described herein and (ii) an exchange ratio of 3.9501 shares of Quanergy PubCo common stock for each share of Quanergy common stock.

(8)	Previously paid.
* Prior to the consummation of the Merger described herein, the Registrant intends to effect a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. All securities being registered will be issued by CITIC Capital Acquisition Corp. (after its domestication as a corporation incorporated in the State of Delaware), the continuing entity following the Domestication, which will be renamed “Quanergy Systems, Inc.”

CCAC is not a Chinese operating company but a blank check company incorporated on September 9, 2019 as a Cayman Islands exempted company incorporated with limited liability with its office located in Hong Kong for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, and following the Domestication, will be renamed as Quanergy Systems, Inc. and domesticated as a corporation incorporated in the State of Delaware. See “
Risk Factors
–
Risks if the Domestication and the Business Combination are not consummated
-
Because CCAC is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.
”

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement / prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement / prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement / prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED January 3, 2022
PRELIMINARY—PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING OF
CITIC CAPITAL ACQUISITION CORP.
(A CAYMAN ISLANDS EXEMPTED COMPANY)
PROSPECTUS FOR
133,906,130 SHARES OF COMMON STOCK AND
21,320,000 REDEEMABLE WARRANTS
OF
CITIC CAPITAL ACQUISITION CORP.
(TO BE RENAMED “QUANERGY SYSTEMS, INC.”
FOLLOWING ITS DOMESTICATION
AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE,
IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN)
The board of directors of CITIC Capital Acquisition Corp., a Cayman Islands exempted company incorporated with limited liability (“CCAC” and, after the Domestication as described below, “Quanergy PubCo”), has unanimously approved (1) the domestication of CCAC as a Delaware corporation (which will be renamed Quanergy Systems, Inc. prior to the consummation of the Business Combination) (the “Domestication”); (2) the merger of CITIC Capital Merger Sub Inc. (“Merger Sub”), a Delaware corporation and direct wholly owned subsidiary of CCAC, with and into Quanergy Systems, Inc., a Delaware corporation (“Quanergy”) (the “Merger”, and, together with the Domestication, the “Business Combination”), with Quanergy surviving the Merger as a wholly owned subsidiary of Quanergy PubCo, pursuant to the terms of the Agreement and Plan of Merger, dated as of June 21, 2021, as amended on June 28, 2021 and further amended on November 14, 2021 and December 26, 2021, by and among CCAC, Merger Sub and Quanergy, attached to this proxy statement / prospectus as Annex A, Annex B, Annex C and Annex Q (collectively, the “Merger Agreement”), as more fully described elsewhere in this proxy statement / prospectus; and (3) the other transactions contemplated by the Merger Agreement and documents related thereto. In connection with the Business Combination, CCAC will change its name to “Quanergy Systems, Inc.” Quanergy PubCo and CCAC, following the Domestication, are both referred to herein as the Company.
As a result of and upon the effective time of the Domestication, (1) each of the then issued 6,900,000 Class B ordinary shares, par value $0.0001 per Class B ordinary share, of CCAC (the “CCAC Class B ordinary shares”) will convert automatically, on a one-for-one
basis, into a CCAC Class A ordinary share (as defined below), (2) immediately following the conversion described in clause (1), each of the then issued 27,600,000 Class A ordinary shares, par value $0.0001 per Class A ordinary share, of CCAC (the “CCAC Class A ordinary shares”), will convert automatically, on a one-for-one
basis, into a share of common stock, par value $0.0001 per share, of Quanergy PubCo (the “Quanergy PubCo common stock”), (3) each of the then issued and outstanding 21,320,000 redeemable warrants of CCAC (the “CCAC warrants”) will convert automatically into a redeemable warrant to purchase one share of Quanergy PubCo common stock (the “Quanergy PubCo warrants”) pursuant to the Warrant Agreement, dated February 10, 2020 (the “Warrant Agreement”), between CCAC and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent, and (4) each of the then issued and outstanding units of CCAC that have not been previously separated into the underlying CCAC Class A ordinary shares and underlying CCAC warrants upon the request of the holder thereof (the “CCAC units”), will be cancelled and will entitle the holder thereof to one share of Quanergy PubCo common stock and one-half
of one Quanergy PubCo warrant. No fractional Quanergy PubCo warrants will be issued upon separation of the CCAC units. Accordingly, this proxy statement / prospectus covers the 27,600,000 shares of Quanergy PubCo common stock and 13,800,000 Quanergy PubCo warrants to be issued in the Domestication in respect of the CCAC Class A ordinary shares and CCAC warrants which were initially included in the CCAC Units sold in CCAC’s initial public offering.
As a result of and upon the Closing (as defined below), among other things, all outstanding shares of Quanergy Capital Stock (as defined below) (after giving effect to the conversion of all of 2023 Quanergy Convertible Notes (as defined below) into Quanergy common stock) as of immediately prior to the effective time of the Merger, and, together with shares of Quanergy common stock reserved in respect of Quanergy Awards and Quanergy Warrants (each as defined below and as described further in the immediately succeeding paragraphs) outstanding as of immediately prior to the Closing that will be converted into awards or warrants, as the case may be, based on Quanergy PubCo common stock, will be cancelled in exchange for the right to receive, or the reservation of, an aggregate of 97,000,000 shares of Quanergy PubCo common stock (at a deemed value of $10.00 per share) or, as applicable, shares underlying awards or warrants, as the case may be, based on Quanergy PubCo common stock, representing a fully-diluted pre-transaction
equity value of Quanergy of $970 million (the “Aggregate Merger Consideration”). The portion of the Aggregate Merger Consideration reflecting the conversion of the Quanergy Awards and Quanergy Warrants is calculated assuming that all Quanergy PubCo Options (defined below) and Quanergy PubCo Converted Warrants (defined below) are net-settled
(although Quanergy PubCo Options may, by their terms, be cash-settled, resulting in additional dilution).
With respect to Quanergy PubCo Converted Warrants received in respect of warrants to purchase shares of Quanergy common stock (“Quanergy Warrants”) that are outstanding immediately prior to the Closing and cash exercised after the Closing, up to 12,503,110 additional shares of Quanergy PubCo common stock may be issued. Accordingly, this proxy statement / prospectus also relates to the issuance by Quanergy PubCo of such 12,503,110 shares of Quanergy PubCo common stock issued upon the exercise of the Quanergy Warrants following the Merger described herein.
All (i) options to purchase shares of Quanergy common stock (“Quanergy Options”) and (ii) Quanergy Restricted Stock Unit Awards outstanding as of immediately prior to the Merger (together, the “Quanergy Awards”) will be converted into (a) options to purchase shares of Quanergy PubCo common stock (“Quanergy PubCo Options”) and (b) restricted shares of Quanergy PubCo common stock (“Quanergy PubCo Restricted Stock”), respectively. Accordingly, this proxy statement / prospectus also relates to the issuance by Quanergy PubCo of 10,603,702 Quanergy PubCo Restricted Stock Units in the Merger and 4,046,238 shares of Quanergy PubCo common stock upon the exercise of the Quanergy PubCo Options following the Merger. See “
BCA Proposal—Consideration—Treatment of Quanergy Options and Restricted Stock
.”
The CCAC units, CCAC Class A ordinary shares and CCAC warrants are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols “CCAC.U,” “CCAC” and “CCAC WS,” respectively. CCAC will apply for listing, to be effective at the time of the Business Combination, of Quanergy PubCo common stock and Quanergy PubCo Warrants on the NYSE under the proposed symbols “QNGY” and “QNGY WS”, respectively. Quanergy PubCo will not have units traded.
Quanergy is a Delaware corporation and substantially all of its operations are conducted by it in the United States. Quanergy has the following wholly-owned subsidiaries: (i) Quanergy Systems FZ-LLC (organized in Dubai, UAE), (ii) Quanergy Systems Canada Inc. (organized in Ottawa, Canada), (iii) Quanergy Systems Hong Kong Limited (organized in Hong Kong), (iv) Quanergy (Shanghai) Electronic Science & Technology Ltd. (organized in Shanghai, China, and wholly-owned by Quanergy Systems Hong Kong Limited), (v) Quanergy Systems Japan GK (organized in Tokyo, Japan), (vi) Quanergy Systems UK Limited (organized in London, UK) and (vii) Quanergy Systems, GmbH (organized in Munich, Germany). Quanergy operates as an integrated company across its corporate structure, with corporate headquarters in Sunnyvale, California, and offices in Canada, China and Dubai. Quanergy Systems Canada conducts certain research and development operations but the activities of all of Quanergy’s other subsidiaries are limited only to sales support functions. This structure is expected to stay in place at Quanergy PubCo following the Business Combination.
Quanergy faces various legal and operational risks and uncertainties relating to its operations in jurisdictions where it has significant operations. Quanergy’s activities in China are limited to sales support activities and it does not have any variable interest entities structure in place. The recent PRC regulatory developments, such as those relating to variable interest entities, data and cyberspace security, and anti-monopoly concerns, are unlikely to apply to or have an impact on Quanergy or its business operations. However, if they were to apply to Quanergy, such as if Quanergy significantly expands its operations in China, Quanergy’s ability to conduct its business, invest into China as foreign investments or accept foreign investments, or list on a U.S. or other overseas exchange may be restricted. These risks, together with uncertainties in the PRC legal system and the interpretation and enforcement of PRC laws, regulations, and policies, could hinder Quanergy and Quanergy PubCo’s ability to offer or continue to offer its securities, result in a material adverse change to its business operations, and damage its reputation, which could cause its securities to significantly decline in value or become worthless.
CCAC will hold an extraordinary general meeting (the “extraordinary general meeting”) to consider matters relating to the Business Combination at 10:00 a.m., Eastern Time, on                     , 2022. For the purposes of Cayman Islands law and the amended and restated memorandum and articles of association of CCAC (as may be amended from time to time, the “Cayman Constitutional Documents”), the physical location of the extraordinary general meeting shall be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020, or you or your proxyholder will be able to attend and vote at the extraordinary general meeting online by visiting https://www.cstproxy.com/ccac/2021 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the extraordinary general meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement / prospectus.
If you have any questions or need assistance voting your common stock, please call Morrow Sodali LLC, our proxy solicitor, by calling
(800) 662-5200, or
banks and brokers can call at
(203) 658-9400, or
by emailing CCAC.info@investor.morrowsodali.com. The notice of the extraordinary general meeting and the proxy statement / prospectus relating to the Business Combination will be available at https://www.cstproxy.com/ccac/2021.
This proxy statement / prospectus provides shareholders of CCAC with detailed information about the proposed Business Combination and other matters to be considered at the extraordinary general meeting of CCAC. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 61 of this proxy statement / prospectus.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT / PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT / PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
This proxy statement / prospectus is dated                2022, and
is first being mailed to CCAC’s shareholders on or about                 2022.

CITIC Capital Acquisition Corp.
A Cayman Islands Exempted Company
(Company Incorporation Number 355190)
P.O. Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands
Dear CITIC Capital Acquisition Corp. Shareholders:
You are cordially invited to attend the extraordinary general meeting (the “extraordinary general meeting”) of CITIC Capital Acquisition Corp., a Cayman Islands exempted company incorporated with limited liability (“CCAC” and, after the Domestication, as described below, “Quanergy PubCo”), at 10:00 a.m., Eastern Time, on                     , 2022. For the purposes of Cayman Islands law and the amended and restated memorandum and articles of association of CCAC (as may be amended from time to time, the “Cayman Constitutional Documents”), the physical location of the extraordinary general meeting shall be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020, or you or your proxyholder will be able to attend and vote at the extraordinary general meeting online by visiting https://www.cstproxy.com/ccac/2021 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the extraordinary general meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement / prospectus.
At the extraordinary general meeting, CCAC shareholders will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 21, 2021 (the “Original Merger Agreement”), as amended on June 28, 2021 and further amended on November 14, 2021 and December 26, 2021 (as may be further amended, the “Merger Agreement”), by and among CCAC, CITIC Capital Merger Sub Inc. (“Merger Sub”), a Delaware corporation and direct wholly owned subsidiary of CCAC, and Quanergy Systems, Inc. (“Quanergy”), a Delaware corporation, a copy of which is attached to the accompanying proxy statement / prospectus as Annex A, Annex B, Annex C and Annex Q (the “BCA Proposal”). The Merger Agreement provides for, among other things, following the Domestication of CCAC to Delaware as described below, the merger of Merger Sub with and into Quanergy (the “Merger”), with Quanergy surviving the Merger as a wholly owned subsidiary of Quanergy PubCo, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in the accompanying proxy statement / prospectus.
As a condition to the consummation of the Merger, the board of directors of CCAC (the “CCAC Board”) has unanimously approved a change of CCAC’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Merger, the “Business Combination”). As described in this proxy statement / prospectus, you will be asked to consider and vote upon a proposal to approve the Domestication (the “Domestication Proposal”). In connection with the consummation of the Business Combination, CCAC will change its name to “Quanergy Systems, Inc.”
As a result of and upon the effective time of the Domestication, (1) each of the then issued 6,900,000 Class B ordinary shares, par value $0.0001 per Class B ordinary share, of CCAC (the “CCAC Class B ordinary shares”) will convert automatically, on a one-for-one
basis, into a CCAC Class A ordinary share (as defined below), (2) immediately following the conversion described in clause (1), each of the then issued 27,600,000 Class A ordinary shares, par value $0.0001 per Class A ordinary share, of CCAC (the “CCAC Class A ordinary shares”), will convert automatically, on a one-for-one
basis, into a share of common stock, par value $0.0001 per share, of Quanergy PubCo (the “Quanergy PubCo common stock”), (3) each of the then issued and outstanding 21,320,000 redeemable warrants of CCAC (the “CCAC warrants”) will convert automatically into a redeemable warrant to purchase one share of Quanergy PubCo common stock (the “Quanergy PubCo warrants”) pursuant to the Warrant Agreement, dated February 10, 2020 (the “Warrant Agreement”), between

1

CCAC and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent, and (4) each of the then issued and outstanding units of CCAC that have not been previously separated into the underlying CCAC Class A ordinary shares and underlying CCAC warrants upon the request of the holder thereof (the “CCAC units”), will be cancelled and will entitle the holder thereof to one share of Quanergy PubCo common stock and one-half
of one Quanergy PubCo warrant. No fractional Quanergy PubCo warrants will be issued upon separation of the CCAC units. As used herein, “public shares” shall mean the CCAC Class A ordinary shares (including those that underlie the CCAC units) that were registered pursuant to the Registration Statement on
Form S-1
(333-236006)
and the shares of Quanergy PubCo common stock issued as a matter of law upon the conversion thereof on the effective date of the Domestication. For further details, see “
Domestication Proposal
.”
You will be asked to consider and vote upon (1) a proposal to approve by ordinary resolution and adopt the Agreement and Plan of Merger, dated as of June 21, 2021 as amended on June 28, 2021 and further amended on November 14, 2021 and December 26, 2021 (collectively, the “Merger Agreement”), by and among CCAC, Merger Sub and Quanergy (the “BCA Proposal”), (2) a proposal to approve by special resolution the change of CCAC’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication Proposal”), (3) a proposal to approve by special resolution the proposed new certificate of incorporation (“Proposed Certificate of Incorporation”) and the proposed new bylaws (“Proposed Bylaws”) of CCAC (the “Organizational Documents Proposal”), (4) seven separate proposals to approve, by special resolution, material differences between the Cayman Constitutional Documents and the Proposed Certificate of Incorporation and the Proposed Bylaws (collectively, the “Advisory Organizational Documents Proposals”), (5) a proposal, to approve by ordinary resolution, for purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of Quanergy PubCo common stock to (a) the PIPE Investors (as defined below), pursuant to the PIPE Investments (as defined in the accompanying proxy statement / prospectus), plus any additional shares pursuant to subscription agreements we may enter into prior to Closing (b) certain stockholders of Quanergy pursuant to the Merger Agreement and (c) the GEM Investor (as defined below), pursuant to GEM Agreement (as defined below) (the “Stock Issuance Proposal”), (6) a proposal to approve by ordinary resolution and adopt the Quanergy PubCo 2022 Incentive Award Plan (the “Equity Incentive Plan Proposal”), (7) a proposal to approve by ordinary resolution the Quanergy PubCo 2022 Employee Stock Purchase Plan (the “ESPP Proposal”), and (8) a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”). The Business Combination will be consummated only if the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal and the ESPP Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal and the Advisory Organizational Documents Proposals are not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement / prospectus, which each shareholder is encouraged to read carefully and in its entirety.
As a result of and upon the Closing, among other things, all outstanding shares of Quanergy Capital Stock (after giving effect to the conversion of all of 2023 Quanergy Convertible Notes into Quanergy common stock) as of immediately prior to the effective time of the Merger, and, together with shares of Quanergy common stock reserved in respect of Quanergy Awards and Quanergy Warrants outstanding as of immediately prior to the Closing that will be converted into awards or warrants, as the case may be, based on Quanergy PubCo common stock, will be cancelled in exchange for the right to receive an aggregate of 97,000,000 shares of Quanergy PubCo common stock (at a deemed value of $10.00 per share) (which, in the case of Quanergy Awards and Quanergy Warrants, will be shares underlying awards based on Quanergy PubCo common stock) representing a fully-diluted pre-transaction
equity value of Quanergy of $970 million (the “Aggregate Merger Consideration”). The portion of the Aggregate Merger Consideration reflecting the conversion of the Quanergy Awards and Quanergy Warrants is calculated assuming that all Quanergy PubCo Options and Quanergy PubCo Converted Warrants are
net-settled
(although Quanergy PubCo Options may by their terms be cash-settled, resulting in additional dilution).

2

CCAC has entered into subscription agreements (the “Subscription Agreements”) with certain institutional and accredited investors, including, among others, certain existing equityholders of Quanergy (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 4,000,000 shares of Quanergy PubCo common stock at $10.00 per share for an aggregate commitment amount of up to $40 million (the “PIPE Investment Amount”). The closings under the Subscription Agreements will occur substantially concurrently with the Closing. In connection with the Business Combination, certain other related agreements have been, or will be entered into on or prior to the date of the Closing, including (i) the Sponsor Support Agreement (as defined below), (ii) the Quanergy Holders Support Agreement (as defined below), (iii) the Registration Rights Agreement (as defined below), and (iv) the
Lock-up
Agreement. For additional information, see “
BCA Proposal—Related Agreements
.”
CCAC has entered into a share purchase agreement (the “GEM Agreement”) with GEM Global Yield LLC SCS (the “GEM Investor”), pursuant to which Quanergy PubCo is entitled to draw down up to $125 million of gross proceeds from GEM Investor in exchange for shares of Quanergy PubCo common stock at a price equal to 90% of the average closing bid price of the shares of Quanergy PubCo common stock on NYSE for a 30 day period, subject to meeting the terms and conditions of the GEM Agreement. For additional information, see “
BCA Proposal—Related Agreements
.”
Pursuant to the Cayman Constitutional Documents, a holder (a “public shareholder”) of public shares, which excludes shares held by the Sponsor, may request that CCAC redeem all or a portion of such shareholder’s public shares for cash if the Business Combination is consummated. Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so.
Public shareholders may elect to redeem their public shares even if they vote “for” the BCA Proposal or any other Condition Precedent Proposal
. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank and the public shares will not be redeemed for cash, even if their holders have properly exercised redemption rights with respect to such public shares. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms to Continental Stock Transfer & Trust Company, CCAC’s transfer agent, Quanergy PubCo will redeem such public shares for a per-share
price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of CCAC’s initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of September 30, 2021, this would have amounted to approximately $10.07 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Quanergy PubCo common stock that will be redeemed immediately after consummation of the Business Combination. See “
Extraordinary General Meeting of CCAC—Redemption Rights
” in the accompanying proxy statement / prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.

3

The Sponsor and each director and each officer of CCAC have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any CCAC ordinary shares held by them, in the case of the Sponsor, subject also to the terms and conditions contemplated by the Sponsor Support Agreement, dated as of June 21, 2021, a copy of which is attached as Annex D to this proxy statement / prospectus (the “Sponsor Support Agreement”). The CCAC ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share
redemption price. As of the date of the accompanying proxy statement / prospectus, the Sponsor (whose members include CCAC’s directors and officers) owns 20% of the issued CCAC ordinary shares.
Under the Quanergy Holders Support Agreement (as defined below), certain stockholders of Quanergy have agreed to, among other things, on the fifth Business Day (as defined in the Merger Agreement) following the date at which the SEC declares effective the registration statement on
Form S-4
of which this proxy statement / prospectus is a part, to execute and deliver a written consent with respect to the outstanding shares of Quanergy common stock and preferred stock held by such stockholders of Quanergy adopting the Merger Agreement and related transactions and approving the Business Combination, a copy of which is attached as Annex E to this proxy statement / prospectus (the “Quanergy Holders Support Agreement”). The shares of Quanergy common stock and preferred stock that are owned by the stockholders of Quanergy and subject to the Quanergy Holders Support Agreements represent a majority of the outstanding voting power of Quanergy common stock and preferred stock (on an as-converted
basis).
The Merger Agreement provides that the obligations of Quanergy to consummate the Merger are conditioned on, among other things, that as of the Closing, the amount of cash available in the trust account, after deducting the amount required to satisfy CCAC’s obligations to its shareholders that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents (if any) plus the PIPE Investment Amount actually received by CCAC substantially concurrently with the Closing, is at least equal to $175,000,000. If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will CCAC redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001.
The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of CCAC and Quanergy, (ii) effectiveness of the registration statement on
Form S-4
of which this proxy statement / prospectus is a part, (iii) expiration or termination of the waiting period under the HSR Act and the achievement of CFIUS clearance (as contemplated by the Merger Agreement), (iv) receipt of approval for listing on the NYSE of the shares of Quanergy PubCo common stock to be issued in connection with the Merger, (v) that, after redemption, CCAC’s net tangible assets shall be no less than $5,000,001 upon Closing and (vi) the absence of certain specified injunctions. In addition, Quanergy’s obligations to consummate the Merger are also conditioned on, among other things, the satisfaction or waiver of the Minimum Cash Condition (as defined in the Merger Agreement). There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement.
The CCAC units, CCAC Class A ordinary shares and CCAC warrants are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols “CCAC.U,” “CCAC” and “CCAC WS,” respectively. CCAC will apply for listing, to be effective at the time of the Business Combination, of Quanergy PubCo common stock and Quanergy PubCo warrants on the NYSE under the proposed symbols “QNGY” and “QNGY WS”, respectively. Quanergy PubCo will not have units traded. It is a condition of the consummation of the Business Combination that CCAC receives confirmation from the NYSE that the securities have been approved for listing on the NYSE, but there can be no assurance such listing conditions will be met or that CCAC will obtain such confirmation from the NYSE. If such listing conditions are not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the NYSE listing condition set forth in the Merger Agreement is waived.

4

CCAC is providing the accompanying proxy statement / prospectus and accompanying proxy card to CCAC’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by CCAC’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement / prospectus.
Whether or not you plan to attend the extraordinary general meeting, all of CCAC’s shareholders are urged to read the accompanying proxy statement / prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “
Risk Factors
”
beginning on page 61 of this proxy statement / prospectus.
After careful consideration, the CCAC Board has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to CCAC’s shareholders in the accompanying proxy statement / prospectus. When you consider the recommendation of these proposals by the CCAC Board, you should keep in mind that CCAC’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
BCA Proposal—Interests of CCAC’s Directors and Officers in the Business Combination
” in the accompanying proxy statement / prospectus for a further discussion of these considerations.
The approval of each of the Domestication Proposal, the Organizational Documents Proposal and the Advisory Organizational Documents Proposals requires the affirmative vote of holders of a majority of at least two-thirds
of the CCAC ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting. The approval of each of the BCA Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal, the ESSP Proposal and the Adjournment Proposal require the affirmative vote of a majority of the CCAC ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting.
Your vote is very important.
Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement / prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal and the Advisory Organizational Documents Proposals are not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement / prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote
will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR PUBLIC SHARES TO CCAC’S TRANSFER AGENT AT LEAST TWO

5

BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR PUBLIC SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR PUBLIC SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE PUBLIC SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE PUBLIC SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE PUBLIC SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
On behalf of CCAC’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Fanglu Wang Chief Executive Officer and Director (Principal Executive Officer)
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT / PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT / PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement / prospectus is dated                 , 2022 and is first being mailed to shareholders on or about                 2022.

6

CITIC Capital Acquisition Corp.
A Cayman Islands Exempted Company
(Company Incorporation Number 355190)
P.O. Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands
NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON                     , 2022
TO THE SHAREHOLDERS OF CITIC CAPITAL ACQUISITION CORP.:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of CITIC Capital Acquisition Corp., a Cayman Islands exempted company incorporated with limited liability, company incorporation number 355190 (“CCAC”), will be held at 10:00 a.m., Eastern Time, on                     , 2022. For the purposes of Cayman Islands law and the amended and restated memorandum and articles of association of CCAC (the “Cayman Constitutional Documents”), the physical location of the extraordinary general meeting shall be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020, or you or your proxyholder will be able to attend and vote at the extraordinary general meeting online by visiting https://www.cstproxy.com/ccac/2021 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the extraordinary general meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement / prospectus. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

•
Proposal No.
 1—The BCA Proposal
—to consider and vote upon a proposal to approve by ordinary resolution and adopt the Agreement and Plan of Merger, dated as of June 21, 2021, as amended on June 28 2021 and further amended on November 14, 2021 and December 26, 2021 (collectively, the “Merger Agreement”), by and among CCAC, Merger Sub and Quanergy (copies of which are attached to this proxy statement / prospectus as Annex A, Annex B, Annex C and Annex Q, respectively). The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Quanergy (the “Merger”), with Quanergy surviving the Merger as a wholly owned subsidiary of Quanergy PubCo (as defined below), in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement / prospectus (the “BCA Proposal”).

The full text of the resolution to be passed is as follows:
“
RESOLVED
, as an ordinary resolution, that the Company’s entry into the Merger Agreement, dated as of June 21, 2021, as amended on June 28, 2021 and further amended on November 14, 2021 and December 26, 2021 (collectively, the “Merger Agreement”), by and among CCAC, CITIC Capital Merger Sub Inc. (“Merger Sub”), a Delaware corporation and subsidiary of CCAC, and Quanergy Systems, Inc. (“Quanergy”), a Delaware corporation, (a copy of which is attached to the proxy statement / prospectus as Annex A, Annex B, Annex C and Annex Q), pursuant to which, among other things, following the Domestication of CCAC to Delaware as described below, the merger of Merger Sub with and into Quanergy (the “Merger”), with Quanergy surviving the Merger as a wholly owned subsidiary of Quanergy PubCo, in accordance with the terms and subject to the conditions of the Merger Agreement, be approved, ratified and confirmed in all respects.”

•
Proposal No. 2—The Domestication Proposal
—to consider and vote upon a proposal to approve by special resolution, (i) the change of CCAC’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands pursuant to Article 49 of the amended and restated memorandum and articles of association of CCAC and registering by way of continuation and

1

domesticating as a corporation incorporated under the laws of the State of Delaware; (ii) conditional upon, and with effect from, the registration of CCAC in the State of Delaware as a corporation incorporated under the laws of the State of Delaware: (a) the name of CCAC be changed to “Quanergy Systems, Inc.”; (b) and the current memorandum and articles of association of CCAC be amended so as to be replaced in their entirety with the Proposed Organizational Documents (as defined below); (c) the registered office of the Company be changed to VCorp Services, LLC, 1013 Centre Road Suite
403-B
Wilmington, County of New Castle, Delaware 19805; (d) Corporation Service Company (CSC) be instructed to undertake all necessary steps in order to continue the legal existence of CCAC in the State of Delaware as a corporation incorporated under the laws of the State of Delaware; and (e) Maples Corporate Services Limited be instructed to file notice of the resolutions relating to the Domestication with the Registrar of Companies in and for the Cayman Islands (the “Domestication” and, together with the Merger, the “Business Combination”). The Domestication will be effected immediately prior to the Business Combination by CCAC filing a certificate of corporate domestication and the proposed new certificate of incorporation of Quanergy PubCo (“Proposed Certificate of Incorporation”) with the Delaware Secretary of State and filing an application to de-register
with the Registrar of Companies of the Cayman Islands. Upon the effectiveness of the Domestication, CCAC will become a Delaware corporation and will change its corporate name to “Quanergy Systems, Inc.” and all outstanding securities of CCAC will convert to outstanding securities of “Quanergy Systems, Inc.”, as described in more detail in the accompanying proxy statement / prospectus (the “Domestication Proposal”).

The full text of the resolution to be passed is as follows:
“
RESOLVED
, as a special resolution, that (a) the Company be
de-registered
in the Cayman Islands pursuant to Article 49 of the current Amended and Restated Articles of Association of the Company and be registered by way of continuation as a corporation in the state of Delaware; (b) conditional upon, and with effect from, the registration of the Company in the State of Delaware as a corporation with the laws of the State of Delaware, the registered office of the Company be changed to VCorp Services, LLC, 1013 Centre Road Suite
403-B
Wilmington, County of New Castle, Delaware 19805; (c) Corporation Service Company (CSC) be instructed to undertake all necessary steps in order to continue the legal existence of the Company in the State of Delaware as a corporation incorporated under the laws of the State of Delaware; and (d) Maples Corporate Services Limited be instructed to file notice of the resolutions relating to the de-registration
with the Registrar of Companies in and for the Cayman Islands.”

•
Proposal No. 3—Organizational Documents Proposal
—to consider and vote upon a proposal to approve by special resolution the proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and the proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents” (copies of which are attached to this proxy statement / prospectus as Annex K and Annex J, respectively)) of CITIC Capital Acquisition Corp. (a corporation incorporated in the State of Delaware following the filing with and acceptance by the Secretary of State of Delaware of the certificate of domestication in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”)), which will be renamed “Quanergy Systems, Inc.” in connection with the Business Combination (CCAC after the Domestication, including after such change of name, is referred to herein as “Quanergy PubCo”) (the “Organizational Documents Proposal”). The form of each of the Proposed Certificate of Incorporation and Proposed Bylaws is attached to this proxy statement / prospectus as Annex K and Annex J, respectively;

The full text of the resolution to be passed is as follows:
“
RESOLVED
, as a special resolution, that conditional upon, and with effect from, the registration of the Company in Delaware as a Delaware corporation under the laws of the State of Delaware:

(a)	the name of the Company be changed to “Quanergy Systems, Inc.”; and

2

(b)
the Memorandum and Articles of Association of the Company currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed Bylaws (copies of which are attached to the proxy statement / prospectus as Annex K and Annex J, respectively), with such principal changes as described in Advisory Organizational Documents Proposals
A-G
set out in the resolutions below.”

•
Proposal No. 4—Advisory Organizational Documents Proposals—
to consider and vote upon the following seven separate proposals (collectively, the “Advisory Organizational Documents Proposals”) to approve, by special resolution, the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents:

(A) Advisory Organizational Documents Proposal 4A
—to authorize the change in the authorized share capital of CCAC from (i) 200,000,000 CCAC Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 CCAC Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 CCAC Preference Shares of a par value of US$0.0001 each to (ii) 300,000,000 shares of Quanergy PubCo common stock and 10,000,000 shares of Quanergy PubCo preferred stock (“Advisory Organizational Documents Proposal 4A”);
(B)
Advisory Organizational Documents Proposal 4B
—to approve an exclusive forum provision, pursuant to which the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, shall be the exclusive forum for certain actions under Delaware law, and the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act (“Advisory Organizational Documents Proposal 4B”);
(C) Advisory Organizational Documents Proposal 4C
—to approve a provision electing not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders but to provide other similar restrictions regarding takeovers by interested stockholders (“Advisory Organizational Documents Proposal 4C”);
(D) Advisory Organizational Documents Proposal 4D
—to approve provisions providing that the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class, will be required to amend, alter, repeal or rescind all or any portion of Article V(B), Article VII, Article VIII, Article IX, Article X, Article XI, Article XII and Article XIII of the Proposed Certificate of Incorporation (“Advisory Organizational Documents Proposal 4D”);
(E) Advisory Organizational Documents Proposal 4E
—to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors (“Advisory Organizational Documents Proposal 4E”);
(F) Advisory Organizational Documents Proposal 4F
—to approve provisions providing that any action required or permitted to be taken by the stockholders of the Company must be effected at an annual or special meeting of the stockholders of the Company, and shall not be taken by written consent in lieu of a meeting (“Advisory Organizational Documents Proposal 4F”); and
(G) Advisory Organizational Documents Proposal 4G
—to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with

3

the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement / prospectus as Annex K and Annex J, respectively), including (1) changing the company name from “CITIC Capital Acquisition Corp.” to “Quanergy Systems, Inc.,” (2) making Quanergy PubCo’s corporate existence perpetual, and (3) removing certain provisions related to CCAC’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the CCAC Board believes is necessary to adequately address the needs of Quanergy PubCo after the Business Combination (“Advisory Organizational Documents Proposal 4G”).
The full text of the resolutions to be passed is as follows:
“
RESOLVED
, as a special resolution, that each of the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents be approved on an advisory non-binding
basis:

(a)
to authorize the change in the authorized share capital of CCAC from (i) 200,000,000 CCAC Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 CCAC Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 CCAC Preference Sharesof a par value of US$0.0001 each to (ii) 300,000,000 shares of Quanergy PubCo common stock and 10,000,000 shares of Quanergy PubCo preferred stock;

(b)
to approve an exclusive forum provision, pursuant to which the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, shall be the exclusive forum for certain actions under Delaware law, and the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act;

(c)
to authorize electing not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders but to provide other similar restrictions regarding takeovers by interested stockholders;

(d)
to approve provisions providing that the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class, will be required to amend, alter, repeal or rescind all or any portion of Article V(B), Article VII, Article VIII, Article IX, Article X, Article XI, Article XII and Article XIII of the Proposed Certificate of Incorporation;

(e)
to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors;

(f)
to approve provisions providing that any action required or permitted to be taken by the stockholders of the Company must be effected at an annual or special meeting of the stockholders of the Company, and shall not be taken by written consent in lieu of a meeting; and

(g)
to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination, including (1) changing the company name from “CITIC Capital Acquisition Corp.” to “Quanergy Systems, Inc.,” (2) making Quanergy PubCo’s corporate existence perpetual, and

4

(3) removing certain provisions related to CCAC’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which CCAC’s board of directors believes is necessary to adequately address the needs of Quanergy PubCo after the Business Combination.”

•
Proposal No. 5—
The Stock Issuance Proposal—to consider and vote upon a proposal to approve by ordinary resolution for purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, (a) the issuance of Quanergy PubCo common stock to the PIPE Investors pursuant to the PIPE Investments, plus any additional shares pursuant to subscription agreements we may enter into prior to Closing, (b) shares of Quanergy PubCo common stock to certain stockholders of Quanergy pursuant to the Merger Agreement and (c) the GEM Investor, pursuant to GEM Agreement (the “Stock Issuance Proposal”);

The full text of the resolution to be passed is as follows:
“
RESOLVED
, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, the issuance of shares of Quanergy PubCo common stock pursuant to the Merger Agreement, the PIPE Investments and the GEM Agreement, including to the stockholders of Quanergy, the PIPE Investors and the GEM Investor, plus any additional shares pursuant to subscription agreements we may enter into prior to Closing, be approved in all respects.”

•
Proposal No. 6—The Equity Incentive Plan Proposal
—to consider and vote upon a proposal to approve by ordinary resolution the Quanergy PubCo 2022 Incentive Award Plan (a copy of which is attached to this proxy statement / prospectus as Annex H) (the “Equity Incentive Plan Proposal”);

The full text of the resolution to be passed is as follows:
“
RESOLVED
, as an ordinary resolution, that the Company’s adoption of Quanergy Systems, Inc. 2022 Equity Incentive Plan and any form award agreements thereunder, be approved, ratified and confirmed in all respects.”

•
Proposal No. 7—The ESPP Proposal
—to consider and vote upon a proposal to approve by ordinary resolution the Quanergy PubCo 2022 Employee Stock Purchase Plan (a copy of which is attached to this proxy statement / prospectus as Annex G) (the “ESPP Proposal”);

The full text of the resolution to be passed is as follows:
“
RESOLVED
, as an ordinary resolution, that the Company’s adoption of the Quanergy Systems, Inc. 2022 Employee Stock Purchase Plan and any form award agreements thereunder, be approved, ratified and confirmed in all respects.”

•
Proposal No. 8—The Adjournment Proposal
—to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”).

The full text of the resolution to be passed is as follows:
“
RESOLVED
, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting be approved.”
Each of Proposals No. 1, 2, 3, 5, 6 and 7 is cross-conditioned on the approval of each other. The Adjournment Proposal and the Advisory Organizational Documents Proposals are not cross-conditioned upon the approval of any other proposal set forth in this proxy statement / prospectus.
These items of business are described in this proxy statement / prospectus, which we encourage you to read carefully and in its entirety before voting.

5

Only holders of record of CCAC ordinary shares at the close of business on January 3, 2022 are entitled to notice of and to vote at and to have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.
This proxy statement / prospectus and accompanying proxy card is being provided to CCAC’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting.
Whether or not you plan to attend the extraordinary general meeting, all of CCAC’s shareholders are urged to read this proxy statement / prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “
Risk Factors
” beginning on page 61 of this proxy statement / prospectus.
After careful consideration, the CCAC Board has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to CCAC’s shareholders in this proxy statement / prospectus. When you consider the recommendation of these proposals by the CCAC Board, you should keep in mind that CCAC’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
BCA Proposal—Interests of CCAC’s Directors and Officers
in the Business Combination
” in this proxy statement / prospectus for a further discussion of these considerations.
Pursuant to the Cayman Constitutional Documents, a holder of public shares (as defined herein) (a “public shareholder”) may request of CCAC that Quanergy PubCo redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)
(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)	submit a written request to Continental Stock Transfer & Trust Company, CCAC’s transfer agent (“Continental”), that Quanergy PubCo redeem all or a portion of your public shares for cash; and

(iii)	deliver your certificates for public shares (if any) along with the redemption forms to Continental, physically or electronically through The Depository Trust Company (“DTC”).
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                     , 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, CCAC’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank and the public shares will not be redeemed for cash, even if their holders have properly exercised redemption rights with respect to such public shares.
If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, CCAC’s

6

transfer agent, Quanergy PubCo will redeem such public shares for a per-share
price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of CCAC’s initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of September 30, 2021, this would have amounted to approximately $10.07 per issued public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Quanergy PubCo common stock that will be redeemed promptly after consummation of the Business Combination. See “
Extraordinary General Meeting of CCAC—Redemption Rights
” in this proxy statement / prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act, will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.
CITIC Capital Acquisition LLC, a Delaware limited liability company and shareholder of CCAC (the “Sponsor”), and each director of CCAC have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any CCAC ordinary shares held by them, in the case of the Sponsor, subject also to the terms and conditions contemplated by the Sponsor Support Agreement, dated as of June 21, 2021, a copy of which is attached to this proxy statement / prospectus as Annex D (the “Sponsor Support Agreement”). The CCAC ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share
redemption price. As of the date of the accompanying proxy statement / prospectus, the Sponsor (whose members include CCAC’s directors and officers) owns 20% of the issued CCAC ordinary shares.
The Merger Agreement provides that the obligations of Quanergy to consummate the Merger are conditioned on, among other things, that as of Closing, the amount of cash available in the trust account, after deducting the amount required to satisfy CCAC’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents (such amount, the “Trust Amount”) plus the PIPE Investment Amount actually received by CCAC substantially concurrently with the Closing, is at least equal to $175,000,000. If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will CCAC redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001.
The Merger Agreement is also subject to the satisfaction or waiver of certain other customary closing conditions as described in the accompanying proxy statement / prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such conditions in of the Merger Agreement.
The approval of each of the Domestication Proposal, the Organizational Documents Proposal and the Advisory Organizational Documents Proposals requires the affirmative vote of holders of a majority of at least two-thirds
of the CCAC ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting. The approval of each of the BCA Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the CCAC ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting.

7

Your vote is very important.
Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in this proxy statement / prospectus to make sure that your public shares are represented at the extraordinary general meeting. If you hold your public shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your public shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal and the Advisory Organizational Documents Proposals are not conditioned upon the approval of any other proposal set forth in this proxy statement / prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your public shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote
will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.
Your attention is directed to the remainder of the proxy statement / prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement / prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please you may call our proxy solicitor, by calling
(800) 662-5200, or
banks and brokers can call at
(203) 658-9400, or
by emailing CCAC.info@investor.morrowsodali.com. This notice of extraordinary general meeting and the proxy statement / prospectus are available at https://www.cstproxy.com/ccac/2021.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors of CITIC Capital Acquisition Corp.,
                , 2022

Fanglu Wang Chief Executive Officer and Director (Principal Executive Officer)
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO CCAC’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

8

i

ii

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement / prospectus incorporates important information that is not included in or delivered with this proxy statement / prospectus. This information is available for you to review through the SEC’s website at
www.sec.gov
.
You may request copies of this proxy statement / prospectus or other information concerning CCAC, without charge, by written request to Fanglu Wang, CITIC Capital Acquisition Corp., 28/F CITIC Tower, 1 Tim Mei Avenue, Central, the Hong Kong Special Administrative Region of the People’s Republic of China, Tel:
+852-3710-6888;
or Morrow Sodali LLC, our proxy solicitor, by calling
(800) 662-5200, or
banks and brokers can call at
(203) 658-9400, or
by emailing CCAC.info@investor.morrowsodali.com, or from the SEC through the SEC website at the address provided above.
In order for you to receive timely delivery of the documents in advance of the extraordinary general meeting of CCAC to be held on                     , 2022, you must request the information no later than four business days prior to the date of the extraordinary general meeting, by                     , 2022.

ABOUT THIS DOCUMENT
This document, which forms part of a registration statement on Form
S-4
filed with the SEC by CCAC, constitutes a prospectus of CCAC under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of common stock of CCAC to be issued to CCAC’s stockholders pursuant to the Domestication and to Quanergy’s stockholders under the Merger Agreement. This document also constitutes a proxy statement of CCAC under Section 14(a) of the Exchange Act.
You should rely only on the information contained or incorporated by the reference into this proxy statement / prospectus. No one has been authorized to provide you with information that is difference from that contained in, or incorporated by reference into, this proxy statement / prospectus. This proxy statement / prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement / prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement / prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement / prospectus to CCAC stockholders nor the issuance by CCAC of its common stock in connection with the Business Combination will create any implication to the contrary.
Information contained in this proxy statement / prospectus regarding CCAC has been provided by CCAC and information contained in this proxy statement / prospectus regarding Quanergy has been provided by Quanergy.
This proxy statement / prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

MARKET AND INDUSTRY DATA
This proxy statement / prospectus contains information concerning the market and industry in which Quanergy conducts its business. Quanergy operates in an industry in which it is difficult to obtain precise industry and market information. Quanergy has obtained market and industry data in this proxy statement / prospectus from industry publications and from surveys or studies conducted by third parties that it believes to be reliable. Industry and market data is subject to change and cannot always be verified with complete certainty due to limits on availability and reliability of raw data, the voluntary nature of data gathering process and other limitations and uncertainties inherent in any statistical survey. While Quanergy is not aware of any misstatements regarding any industry data presented in this proxy statement / prospectus, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the section entitled “
Risk Factors
” below.
You also may obtain additional proxy cards and other information related to the proxy solicitation by contacting the appropriate contact listed above. You will not be charged for any of these documents that you request.
For a more detailed description of the information incorporated by reference in this proxy statement / prospectus and how you may obtain it, see the section entitled “
Where You Can Find More Information
;
Incorporation by Reference
” beginning on page 338.

SELECTED DEFINITIONS
Unless otherwise stated or unless the context otherwise requires the terms “we,” “us,” “our” and CCAC refer to CITIC Capital Acquisition Corp., and the terms “Quanergy Systems, Inc.”, “combined company” and “post-combination company” refer to Quanergy Systems, Inc. and its subsidiaries following the consummation of the Business Combination.
Unless otherwise stated in this proxy statement / prospectus or the context otherwise requires, references to:

•	“2022 Plan” are to the Quanergy PubCo 2022 Equity Incentive Plan attached to this proxy statement / prospectus as Annex H;

•
“2022 Quanergy Convertible Notes” are to an outstanding convertible promissory note issued by Quanergy pursuant to a note purchase agreement, dated as of March 15, 2018, by and among Quanergy and the investors listed on Schedule I thereto;

•
“2023 Quanergy Convertible Notes” are to an outstanding convertible promissory note, as amended on February 4, 2021, issued by Quanergy pursuant to a note and warrant purchase agreement, dated as of March 25, 2020, by and among Quanergy and the investors listed on Schedule I thereto, as amended on April 7, 2020, August 14, 2020 and February 4, 2021;

•	“Aggregate Merger Consideration” are to a fully-diluted pre-transaction equity value of Quanergy of $970 million;

•	“Business Combination” are to the Domestication together with the Merger;

•	“Cayman Constitutional Documents” are to CCAC’s Amended and Restated Memorandum and Articles of Association attached to this proxy statement / prospectus as Annex I, as amended from time to time;

•	“Cayman Islands Companies Law” are to the Cayman Islands Companies Act (As Revised);

•	“CCAC” are to CITIC Capital Acquisition Corp. prior to its domestication as a corporation in the State of Delaware;

•	“CCAC Board” are to the board of directors of CCAC;

•	“CCAC Class A ordinary shares” are to CCAC’s Class A ordinary shares, par value $0.0001 per Class A ordinary share;

•	“CCAC Class B ordinary shares” are to CCAC’s Class B ordinary shares, par value $0.0001 per Class B ordinary share;

•	“CCAC Preference Shares” are to CCAC’s preference shares, par value $0.0001 per share;

•
“CCAC units” and “units” are to the units of CCAC, each unit representing one CCAC Class A ordinary share and one-half
of one redeemable warrant to acquire one CCAC Class A ordinary share, that were offered and sold by CCAC in its initial public offering and registered pursuant to the IPO registration statement (less the number of units that have been separated into the underlying public shares and underlying warrants upon the request of the holder thereof);

•	“CFIUS” are to the Committee on Foreign Investment in the United States;

•	“Closing” are to the closing of the Business Combination;

•	“Closing Date” are to the date of closing of the Business Combination;

•
“Company,” “we,” “us” and “our” are to CCAC prior to its domestication as a corporation in the State of Delaware and to Quanergy PubCo after its domestication as a corporation incorporated in the State of Delaware, including after its change of name to Quanergy Systems, Inc.;

•	“Condition Precedent Approvals” are to the approval at the extraordinary general meeting of the Condition Precedent Proposals;

•
“Condition Precedent Proposals” are to the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal and the ESPP Proposal, collectively;

•	“Continental” are to Continental Stock Transfer & Trust Company, CCAC’s transfer agent;

•
“COVID-19
Measures” are to any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar law, directive, guidelines or recommendations promulgated by any industry group or any governmental authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to
COVID-19,
including the CARES Act and Families First Act;

•	“Credit Suisse” are to Credit Suisse Securities (USA) LLC;

•	“DGCL” are to the General Corporation Law of the State of Delaware;

•	“Domestication” are to the domestication of CITIC Capital Acquisition Corp. as a corporation incorporated in the State of Delaware;

•	“DTC” means the Depository Trust Company;

•	“EBITDA” means earnings before interest, taxes, depreciation and amortization;

•	“ESPP” are to the Quanergy PubCo 2022 Employee Stock Purchase Plan attached to this proxy statement / prospectus as Annex G;

•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•	“Existing Articles” are to the current amended and restated articles of association of CCAC;

•
“founder shares” are to the CCAC Class B ordinary shares purchased by the Sponsor in a private placement prior to the initial public offering, and the CCAC Class A ordinary shares that will be issued upon the conversion thereof;

•	“GAAP” are to accounting principles generally accepted in the United States of America;

•
“GEM Agreement” are to the Share Purchase Agreement between CCAC, GEM Global Yield LLC SCS and GEM Yield Bahamas Ltd., dated December 12, 2021, which is attached to this proxy statement / prospectus as Annex O.

•	“GEM Investor” are to GEM Global Yield LLC SCS.

•
“GEM RRA” are to the Registration Rights Agreement dated the same date as the GEM Agreement between CCAC, GEM Investor and GYBL, pursuant to which GEM Investor will have certain customary registration rights in connection with securities issued pursuant to the GEM Agreement, which is attached to this proxy statement / prospectus as Annex P.

•	“GYBL” are to GEM Yield Bahamas Ltd.

•	“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	“initial public offering” are to CCAC’s initial public offering that was consummated on February 13, 2020;

•	“IPO registration statement” are to the Registration Statement on Form S-1 (333-236006) filed by CCAC in connection with its initial public offering, which became effective on February 10, 2020;

•	“IRS” are to the U.S. Internal Revenue Service;

•	“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;

•	“LiDAR” are to Light Detection and Ranging;

•	“Lock-Up Agreement” are to the lock-up agreement between CCAC and certain shareholders of Quanergy named in Exhibit A therein and other persons named in Exhibit B therein;

•	“Merger” are to the merger of Merger Sub with and into Quanergy, with Quanergy surviving the merger as a wholly owned subsidiary of Quanergy PubCo;

•	“Merger Sub” are to CITIC Capital Merger Sub Inc.;

•
“Minimum Cash Condition” are to the amount of cash available in the trust account being at least equal to $175,000,000 following the extraordinary general meeting, the sum of (x) all of the proceeds of CCAC’s initial public offering and private placements of its warrants, after deducting the amount required to satisfy CCAC’s obligations to its shareholders (if any) that exercise their rights to redeem their CCAC Class A Ordinary Shares plus (y) the PIPE Investments;

•
“Merger Agreement” is to the Agreement and Plan of Merger, dated as of June 21, 2021, as amended on June 28, 2021, and further amended on November 14, 2021 and December 26, 2021 by and among CCAC, Merger Sub and Quanergy, attached to this proxy statement / prospectus as Annex A, Annex B, Annex C and Annex Q, respectively;

•	“NYSE” are to the New York Stock Exchange;

•	“ordinary shares” are to the CCAC Class A ordinary shares and the CCAC Class B ordinary shares, collectively;

•	“Original Merger Agreement” is to the Agreement and Plan of Merger, dated as of June 21, 2021;

•
“Person” are to any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;

•
“PIPE Investments” are to the purchase of shares or any securities convertible or exercisable or exchangeable for such shares of Quanergy PubCo common stock pursuant to the Subscription Agreements or any other purchase agreements as may be agreed by CCAC and the Quanergy from time to time;

•	“PIPE Investment Amount” are to the aggregate gross purchase price received by CCAC prior to or substantially concurrently with Closing for the shares in the PIPE Investments;

•
“PIPE Investors” or “PIPE Financing” are to those certain institutional and accredited investors participating in the PIPE Investment pursuant to the Subscription Agreements and certain investors are related to Quanergy;

•
“private placement warrants” are to the CCAC private placement warrants outstanding as of the date of this proxy statement / prospectus and the warrants of Quanergy PubCo issued as a matter of law upon the conversion thereof at the time of the Domestication;

•	“pro forma” are to giving pro forma effect to the Business Combination and related transactions;

•	“Proposed Bylaws” are to the proposed bylaws of Quanergy PubCo upon the effective date of the Domestication attached to this proxy statement / prospectus as Annex J;

•
“Proposed Certificate of Incorporation” are to the proposed certificate of incorporation of Quanergy PubCo upon the effective date of the Domestication attached to this proxy statement / prospectus as Annex K;

•	“Proposed Organizational Documents” are to the Proposed Certificate of Incorporation and the Proposed Bylaws;

•	“public shareholders” are to holders of public shares, whether acquired in CCAC’s initial public offering or acquired in the secondary market;

•
“public shares” are to the CCAC Class A ordinary shares (including those that underlie the CCAC units) that were offered and sold by CCAC in its initial public offering and registered pursuant to the IPO registration statement or the shares of Quanergy PubCo common stock issued as a matter of law upon the conversion thereof at the time of the Domestication, as context requires;

•
“public warrants” are to the redeemable warrants (including those that underlie the CCAC units) that were offered and sold by CCAC in its initial public offering and registered pursuant to the IPO registration statement or the redeemable warrants of Quanergy PubCo issued as a matter of law upon the conversion thereof at the time of the Domestication, as context requires;

•
“Quanergy” are to Quanergy Systems, Inc. prior to the Business Combination, which will become a wholly owned subsidiary of Quanergy PubCo as a result of the Business Combination and change its name from Quanergy Systems, Inc. to Quanergy Perception Technologies, Inc.;

•	“Quanergy Awards” are to Quanergy Options and Quanergy Restricted Stock Unit Awards;

•	“Quanergy Board” are to the board of directors of Quanergy;

•	“Quanergy Capital Stock” are to shares of Quanergy common stock and Quanergy preferred stock;

•	“Quanergy common stock” are to shares of Quanergy common stock, par value $0.00001 per share;

•	“Quanergy Convertible Notes” are 2022 Quanergy Convertible Notes and 2023 Quanergy Convertible Notes;

•
“Quanergy Holders Support Agreement” are to that certain Support Agreement, dated June 21, 2021, by and among Quanergy, CCAC, each officer and director of Quanergy and certain other stockholders of Quanergy as set forth therein attached to this proxy statement / prospectus as Annex E, as amended and modified from time to time;

•	“Quanergy Options” are to options to purchase shares of Quanergy common stock;

•
“Quanergy preferred stock” are to Quanergy preferred stock, of which (A) 2,231,248 shares are designated as Series Seed Preferred Stock, par value $0.0001 per share, all of which are issued and outstanding, (B) 495,417 shares are designated as Series
Seed-2
Preferred Stock, par value $0.0001 per share, all of which are issued and outstanding, (C) 3,233,871 shares are designated as Series A Preferred Stock, par value $0.0001 per share, all of which are issued and outstanding, (D) 790,500 shares are designated as Series A Plus Preferred Stock, par value $0.0001 per share, all of which are issued and outstanding, (E) 778,839 shares are designated as Series B Preferred Stock, par value $0.0001 per share, all of which are issued and outstanding and (F) 165,237 shares are designated as Series C Preferred Stock, par value $0.0001 per share, all of which are issued and outstanding;

•	“Quanergy PubCo” or “New Quanergy” are to CCAC after the Domestication and its name change from CITIC Capital Acquisition Corp. to Quanergy Systems, Inc.;

•	“Quanergy PubCo common stock” are to shares of Quanergy PubCo common stock, par value $0.0001 per share;

•	“Quanergy PubCo Converted Warrants” are to warrants to purchase shares of Quanergy PubCo common stock;

•	“Quanergy PubCo Options” are to options to purchase shares of Quanergy PubCo common stock;

•	“Quanergy PubCo Restricted Stock” are to restricted shares of Quanergy PubCo common stock;

•	“Quanergy PubCo Warrants” are to the warrants of Quanergy PubCo to purchase capital stock of Quanergy PubCo;

•	“Quanergy Restricted Stock Unit Awards” are to an award of restricted stock units covering Quanergy common stock;

•	“Quanergy Warrants” are to the warrants of Quanergy to purchase capital stock of Quanergy;

•	“redemption” are to each redemption of public shares for cash pursuant to the Cayman Constitutional Documents and the Proposed Organizational Documents;

•
“Registration Rights Agreement” are to the Amended and Restated Registration Rights Agreement to be entered into at Closing, by and among Quanergy PubCo, the Sponsor, certain members of the Sponsor and certain stockholders of Quanergy PubCo attached to this proxy statement / prospectus as Annex F, as amended and modified from time to time;

•	“Sarbanes Oxley Act” are to the Sarbanes-Oxley Act of 2002;

•	“SEC” are to the United States Securities and Exchange Commission;

•	“Securities Act” are to the Securities Act of 1933, as amended;

•	“Sponsor” are to CITIC Capital Acquisition LLC, a Delaware limited liability company;

•
“Sponsor Support Agreement” are to that certain Support Agreement, dated June 21, 2021, by and among the Sponsor, CCAC and Quanergy attached to this proxy statement / prospectus as Annex D, as amended and modified from time to time;

•
“Subscription Agreements” are to the subscription agreements pursuant to which the PIPE Investments will be consummated each in the form attached to this proxy statement / prospectus as Annex N, as amended and modified from time to time;

•	“trust account” are to the trust account established at the consummation of CCAC’s initial public offering at J.P. Morgan Chase Bank, N.A. and maintained by Continental, acting as trustee;

•	“Trust Agreement” are to the Investment Management Trust Agreement, dated February 10, 2020, by and between CCAC and Continental Stock Transfer & Trust Company, as trustee;

•	“Velodyne” are to Velodyne Lidar, Inc.;

•	“warrants” are to the public warrants and the private placement warrants; and

•	“Warrant Agreement” are to the warrant agreement dated February 10, 2020, between CCAC and Continental.
Unless otherwise stated in this proxy statement / prospectus or the context otherwise requires, all references in this proxy statement / prospectus to CCAC Class A ordinary shares, shares of Quanergy PubCo common stock, convertible notes or warrants include such securities underlying the units.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement / prospectus contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for future operations, including as they relate to the potential Business Combination, of CCAC. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement / prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When CCAC discusses its strategies or plans, including as they relate to the potential Business Combination, it is making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, CCAC’s management.
Forward-looking statements in this proxy statement / prospectus may include, for example, statements about:

•	the benefits of the Business Combination;

•	CCAC’s ability to complete the Business Combination or, if CCAC does not consummate the Business Combination, any other initial business combination;

•	satisfaction or waiver (if applicable) of the conditions to the Merger, including, among other things:

•
the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of CCAC and Quanergy, (ii) effectiveness of the registration statement on
Form S-4
of which this proxy statement / prospectus is a part, (iii) expiration or termination of the waiting period under the HSR Act and the achievement of CFIUS clearance (as contemplated by the Merger Agreement), (iv) receipt of approval for listing on the NYSE of the shares of Quanergy PubCo common stock to be issued in connection with the Merger, (v) that after redemption, CCAC’s net tangible assets shall be no less than $5,000,001 upon Closing and (vi) the absence of certain specified injunctions; and

•
(i) the Domestication will have been completed, and (ii) the amount of cash available in (x) the trust account, following the extraordinary general meeting, into which substantially all of the proceeds of CCAC’s initial public offering and private placements of its warrants have been deposited for the benefit of CCAC, certain of its public shareholders and the underwriters of CCAC’s initial public offering, after deducting the amount required to satisfy CCAC’s obligations to its shareholders (if any) that exercise their rights to redeem their CCAC Class A Ordinary Shares pursuant to the Cayman Constitutional Documents plus (y) the PIPE Investments, is at least equal to $175,000,000;

•	the occurrence of any other event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the projected financial information, anticipated growth rate, and market opportunity of Quanergy PubCo;

•	the ability to obtain or maintain the listing of Quanergy PubCo common stock and Quanergy PubCo warrants on the NYSE following the Business Combination;

•	our public securities’ potential liquidity and trading;

•	CCAC officers and directors allocating their time to other businesses and potentially having conflicts of interest with CCAC’s business or in approving the Business Combination;

•	the use of proceeds not held in the trust account or available to us from interest income on the trust account balance;

•	the impact of the regulatory environment and complexities with compliance related to such environment;

•	factors relating to the business, operations and financial performance of Quanergy and its subsidiaries, including:

•	Quanergy’s history of operating losses;

•	the ability of Quanergy to achieve and maintain profitability in the future;

•	Quanergy’s future capital needs following the Business Combination;

•	demand for Quanergy’s products and the drivers of that demand;

•	adoption of LiDAR technology generally and of Quanergy’s digital LiDAR technology, in particular;

•	the implementation, market acceptance and success of Quanergy’s products and technology in the autonomous vehicle industry and in potential new categories for LiDAR technology;

•
competition in Quanergy’s industry, the advantages of Quanergy’s products and technology over competing products and technology existing in the market, and competitive factors including with respect to technological capabilities, cost and scalability;

•	unforeseen safety issues with Quanergy’s products that could result in injuries to people;

•	adverse conditions in the global Sensing Solutions Market or the global economy more generally, including the impact of health epidemics such as the COVID-19 pandemic;

•	the ability of Quanergy to manage its growth effectively;

•	the success of Quanergy’s strategic relationships with third parties;

•	Quanergy’s international expansion plans;

•	Quanergy’s ability to develop additional products and product offerings;

•	Quanergy’s limited manufacturing capacity and plans to depend primarily on a small number of contract manufacturers and manufacturing partners in the future;

•	Quanergy’s reliance on sole source suppliers and Quanergy’s contract manufacturers’ ability to source components on a timely basis;

•	the ability of Quanergy to maintain and protect its intellectual property;

•	the outcome of any known and unknown litigation and regulatory proceedings;

•	Quanergy’s ability to recruit and retain qualified personnel;

•	the ability of Quanergy to maintain an effective system of internal control over financial reporting; and

•	other factors detailed under the section entitled “ Risk Factors .”
The forward-looking statements contained in this proxy statement / prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us or Quanergy. There can be no assurance that future developments affecting us or Quanergy will be those that CCAC or Quanergy have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond CCAC’s control or the control of Quanergy) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

These risks and uncertainties include, but are not limited to, those factors described under the heading “
Risk Factors
” beginning on page 61 of this proxy statement / prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. CCAC and Quanergy undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
You should not place undue reliance on these forward-looking statements in deciding how your vote should be cast or in voting your shares on the proposals set out in this proxy statement / prospectus. Before any CCAC shareholder grants its proxy or instructs how its vote should be cast or votes on the proposals to be put to the extraordinary general meeting, such stockholder should be aware that the occurrence of the events described in the “
Risk Factors
” section and elsewhere in this proxy statement / prospectus may adversely affect us.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF CCAC
The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to CCAC’s shareholders. CCAC urges shareholders to read this proxy statement / prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held at 10:00 a.m., Eastern Time, on                     , 2022, at the offices of White & Case LLP located at 1221 Avenue of the Americas, New York, NY 10020, or virtually via live webcast. To participate in the extraordinary general meeting, visit https://www.cstproxy.com/ccac/2021 and enter the 12 digit control number included on your proxy card. If you hold your public shares through a bank, broker or other nominee, you will need to take additional steps to participate in the extraordinary general meeting, as described in this proxy statement.

Q:	Why am I receiving this proxy statement / prospectus?

A:
CCAC shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Merger Agreement and approve the Business Combination. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Quanergy, with Quanergy surviving the merger as a wholly owned subsidiary of Quanergy PubCo, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement / prospectus. See the section entitled “
BCA Proposal
” for more detail.

A copy of each of the Merger Agreement as amended on June 28, 2021 and further amended on November 14, 2021 and December 26, 2021 is attached to this proxy statement / prospectus as Annex A, Annex B, Annex C and Annex Q and you are encouraged to read it in its entirety.
As a condition to the Merger, CCAC will change its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Law and a domestication under Section 388 of the DGCL, pursuant to which CCAC’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. As a result of and upon the effective time of the Domestication, (1) each of the then issued CCAC Class B ordinary shares will convert automatically, on a one-for-one
basis, into a CCAC Class A ordinary share, (2) immediately following the conversion described in clause (1), each of the then issued CCAC Class A ordinary shares will convert automatically, on a one-for-one
basis, into a share of Quanergy PubCo common stock; (3) each of the then issued and outstanding CCAC warrants will convert automatically into a Quanergy PubCo warrant, pursuant to the Warrant Agreement, dated as of February 10, 2020, between CCAC and Continental Stock Transfer & Trust Company, and (4) each of the then issued and outstanding CCAC units that have not been previously separated into the underlying CCAC Class A ordinary shares and underlying CCAC warrants upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of Quanergy PubCo common stock and one-half
of one Quanergy PubCo warrant. No fractional Quanergy PubCo warrants will be issued upon separation of the CCAC units. See “
Domestication Proposal
” for additional information.
The provisions of the Proposed Organizational Documents will differ materially from the Cayman Constitutional Documents. Please see “
What amendments will be made to the current constitutional documents of CCAC
?” below.
THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT / PROSPECTUS, INCLUDING EACH OF THE PROPOSALS BEING PRESENTED AT THE MEETING, THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF CCAC AND QUANERGY, CAREFULLY AND IN ITS ENTIRETY.

Q:	What proposals are shareholders of CCAC being asked to vote upon?

A:	At the extraordinary general meeting, CCAC is asking holders of ordinary shares to consider and vote upon:

•	a proposal to approve and adopt by ordinary resolution the Merger Agreement;

•	a proposal to approve by special resolution the Domestication;

•	a proposal to approve by special resolution the Proposed Organizational Documents;

•
the following seven separate proposals to approve by special resolution on an advisory basis and as required by applicable SEC guidance, the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents:

•
to authorize the change in the authorized share capital of CCAC from (i) 200,000,000 CCAC Class A ordinary shares, 20,000,000 CCAC Class B ordinary shares and 1,000,000 CCAC Preference Shares to (ii) 300,000,000 shares of Quanergy PubCo common stock and 10,000,000 shares of Quanergy PubCo preferred stock;

•
to approve an exclusive forum provision, pursuant to which the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, shall be the exclusive forum for certain actions under Delaware law, and the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act;

•
to approve a provision electing not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders but to provide other similar restrictions regarding takeovers by interested stockholders;

•
to approve provisions providing that the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class, will be required to amend, alter, repeal or rescind all or any portion of Article V(B), Article VII, Article VIII, Article IX, Article X, Article XI, Article XII and Article XIII of the Proposed Certificate of Incorporation;

•
to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors;

•
to approve provisions providing that any action required or permitted to be taken by the stockholders of the Company must be effected at an annual or special meeting of the stockholders of the Company, and shall not be taken by written consent in lieu of a meeting; and

•
to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination, including (1) changing the company name from “CITIC Capital Acquisition Corp.” to “Quanergy Systems, Inc.,” (2) making Quanergy PubCo’s corporate existence perpetual, and (3) removing certain provisions related to CCAC’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the CCAC Board believes is necessary to adequately address the needs of Quanergy PubCo after the Business Combination;

•
a proposal to approve by ordinary resolution, for purposes of complying with applicable listing rules of the NYSE, the issuance of (a) shares of Quanergy PubCo common stock to the PIPE Investors, pursuant to the PIPE Investments and (b) shares of Quanergy PubCo common stock to certain stockholders of Quanergy pursuant to the Merger Agreement;

•	a proposal to approve by ordinary resolution the 2022 Plan;

•	a proposal to approve by ordinary resolution the ESPP; and

•
a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

If CCAC’s shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated. See “
BCA Proposal
,” “
Domestication Proposal
,” “
Organizational Documents Proposal
,” “
Stock Issuance Proposal
”, “
Equity Incentive Plan Proposal
” and “
ESPP Proposal
”.
CCAC will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement / prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of CCAC should read it carefully.
After careful consideration, the CCAC Board has determined that the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposal, each of the Advisory Organizational Documents Proposals, the Stock Issuance Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal are in the best interests of CCAC and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.
The existence of financial and personal interests of one or more of CCAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CCAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CCAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
BCA Proposal—Interests of CCAC’s Directors and Officers in the Business Combination
” for a further discussion of these considerations.

Q:	Are there interests and other conflicts of interests that CCAC’s current officers and directors may have in the Business Combination?

A:
CCAC’s directors and officers may have interests in the Business Combination that are different from, or in addition to, those of CCAC shareholders and warrant holders generally. CCAC’s directors, Mr. Arif, Mr. Ross Haghighat and Mr. Mark B. Segall, have a direct or indirect economic interest in the private placement warrants and/or in the 6,900,000 CCAC Class B ordinary shares, as compensation for their directorship in CCAC. Additionally, Affiliates of our Sponsor and our directors also own equity interests in Quanergy as of the date of this proxy statement / prospectus. The existence of financial and personal interests of one or more of CCAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CCAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CCAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. These interests include, among other things, the interests listed below:

•
Prior to CCAC’s initial public offering, the Sponsor purchased 5,750,000 CCAC Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.004 per founder shares. Effective December 10, 2019, the Sponsor transferred 718,750 founder shares to Mr. Henri Arif for a purchase price of $3,125 (the same per-share
price initially paid by the Sponsor), resulting in our sponsor holding 5,031,250 founder shares. On February 10, 2020, CCAC effected a share capitalization of 1,150,000 shares and as a result the Sponsor held 6,037,500 founder shares and Mr. Henri Arif held 862,500 founder shares. On May 7, 2020, the Sponsor transferred 22,000 founder shares to Mr. Ross Haghighat for no consideration and on February 10, 2021, the Sponsor transferred 13,000 founder shares to Mr. Mark B. Segall for no consideration. As of the date of this proxy material / prospectus, the Sponsor and its affiliates held 6,002,500 founder shares and 7,520,000 Private Warrants, which has an approximate value of US$63,981,263 based on the average of the high and low prices of the Class A ordinary shares and private warrants of CCAC on the NYSE on September 20, 2021. As of September 3, 2021, CCAC owes approximately US$ 754,286 in the aggregate to the Sponsor and its affiliates for working capital loans, administrative service fees due and out-of-pocket expenses. Except as described the preceding sentence, there are no outstanding loans or material fee or reimbursement arrangements among CCAC, the Sponsor, its affiliates, or the CCAC directors or officers. As a result of the significantly lower investment per CCAC Class B ordinary share of our Sponsor as compared with the investment per public share of CCAC’s public shareholders, a transaction which results in an increase in the value of the investment of the Sponsor may result in a decrease in the value of the investment of our public shareholders.

•
Although the Sponsor and its affiliates have committed considerable capital to CCAC, including through its participation in the CCAC IPO and its contribution of a portion of the promote for no consideration, if the Business Combination is consummated, taking into account the investments described above, including the promote, it is possible that the Sponsor and its affiliates could realize a positive rate of return on such investments even if other CCAC shareholders experience a negative rate of return following the Business Combination.

•
If CCAC does not consummate a business combination by February 13, 2022 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, liquidating and dissolving, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 6,900,000 CCAC Class B ordinary shares owned by the Sponsor, its affiliates and the directors of CCAC would be worthless because following the redemption of the public shares, CCAC would likely have few, if any, net assets. Additionally, in such event, the 7,520,000 private placement warrants purchased by the Sponsor simultaneously with the consummation of CCAC’s initial public offering for an aggregate purchase price of $7,520,000 will expire worthless.

•
The Sponsor will benefit economically from the completion of a Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate. That said, the Sponsor, an Affiliate of CITIC Capital Holdings Limited, by pursuing a business combination with a less favorable target company or on terms less favorable to shareholders than what it would normally negotiate, may cause irreparable reputational damage to CITIC Capital Holdings Limited, which far exceeds to the dollar value of the initial Sponsor Promote, and this risk similarly serves as a disincentive from pursuing an unattractive business combination.

•
CCAC’s directors, Mr. Arif, Mr. Ross Haghighat and Mr. Mark B. Segall, also have a direct or indirect economic interest in such private placement warrants and/or in the 6,900,000 CCAC Class B ordinary shares owned by the Sponsor or its affiliates. The 6,900,000 shares of Quanergy PubCo common stock into which the 6,900,000 CCAC Class B ordinary shares held by the Sponsor will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $69.1 million based upon the closing price of $10.01 per public share on the NYSE on December 31, 2021, the most recent practicable date prior to the record date for the extraordinary general meeting. However, given that such shares of Quanergy PubCo common stock will be subject to certain restrictions, including those described elsewhere in this proxy statement / prospectus, CCAC believes such shares have less value. The 7,520,000 Quanergy PubCo warrants into which the 7,520,000 private placement warrants held by the Sponsor will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $4.9 million based upon the closing price of $0.65 per public warrant on the NYSE on December 31, 2021, the most recent practicable date prior to the record date for the extraordinary general meeting.

•
Accordingly, CCAC’s Sponsor, officers and directors will lose their entire investment of $7,545,000, consisting of the Sponsor’s $25,000 initial investment and the Sponsor’s $7,520,000 private placement warrant purchase price, if CCAC does not complete a business combination by February 13, 2022.

•
Pursuant to that certain letter agreement, dated as of February 10, 2020, by and among the CCAC and the Sponsor, in connection with CCAC’s initial public offering, the Sponsor and other signatories (each of whom is a member of CCAC’s board of directors and/or management team) is subject to certain restrictions on transfer with respect to: (i) the Founder Shares (as defined in such letter agreement); and (ii) private placement warrants (as defined in such letter agreement). Such restrictions on the Founder Shares end on the date that is one year after Closing, or are subject to an early price-based release if: (a) the price of the shares equals or exceeds $12.00 per share for any twenty trading days within any thirty-day trading
period at least 150 days after the Business Combination, or (b) CCAC completes a transaction that results in public shareholders having the right to exchange the CCAC Class A ordinary shares for cash, securities or other property. The restrictions on the private placement warrants end on 30 days after the completion of a business combination.

•
The Sponsor irrevocably and unconditionally agreed that during the period commencing on June 21, 2021 and ending on the earliest of (a) the effective time of the Merger, and (b) such date and time of the termination of the Merger Agreement in accordance with its terms, such Sponsor shall not elect to cause CCAC to redeem any of the 6,900,000 CCAC Class B ordinary shares and 7,520,000 private placement warrants beneficially owned or owned of record by such Sponsor, or submit any of such securities for redemption, in connection with the transactions contemplated by the Merger Agreement or otherwise.

•
Affiliates of our Sponsor and our directors own equity interests in Quanergy as of the date of this proxy statement / prospectus. On April 5, 2017 and May 5, 2017, Tharsis Funds, affiliates of Mr. Arif, Tharsis Capital, acquired an aggregate of 246,250 common shares from certain shareholders in Quanergy, representing approximately 1.79% of the fully diluted share capital of Quanergy as of May 5, 2017. On October 17, 2018, (i) CCSRF, an affiliate of Mr. Fanglu Wang and Mr. Eric Chan, CCSRF Vision (Cayman) Investment Limited, acquired 82,372 shares of Quanergy on an as-converted
and
as-exercised
basis, representing approximately 0.58% of the fully diluted share capital of Quanergy, and (ii) affiliates of Mr. Arif, Tharsis Capital, acquired 16,968 additional shares of Quanergy on an as-converted
and
as-exercised
basis, which, taken in total with the previous acquisition of shares, represented approximately 1.86% of the fully diluted share capital of Quanergy. Between January 1, 2019 and July 1, 2020, CCSRF acquired additional equity securities from certain existing holders of shares of Series C preferred stock, which, taken in total with the previous acquisition of equity, represented approximately 0.94% of the fully diluted share capital of Quanergy, and Tharsis Funds acquired additional equity securities from certain existing holders of shares of Series C preferred stock, which, taken in total with the previous acquisition of equity, represented approximately 1.91% of the fully diluted share capital of Quanergy, in each case, as of July 1, 2020. Immediately following the Closing, CCSRF and Tharsis Funds are expected to receive approximately 1,957,086 and 1,345,689 Quanergy PubCo shares, respectively, on an as-converted
and
as-exercised
basis based on Quanergy’s capitalization on September 30, 2021.

•
None of Mr. Arif, Mr. Wang and Mr. Chan, nor any other affiliate of CCAC were involved in the management or guarantee of Quanergy in relation to its consideration of the Business Combination and alternative transactions. The potential interests of Mr. Henri, Mr. Wang and Mr. Chan were properly disclosed to the CCAC Board, and the CCAC Board considered these interests, among other matters, in evaluating and negotiating the business combination and transaction agreements and in recommending to CCAC’s stockholders that they vote in favor of the proposals presented at the CCAC special meeting, including the Business Combination Proposal. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the CCAC special meeting, including the Business Combination Proposal.

•
CCAC’s Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if CCAC fails to complete a business combination by February 13, 2022.

•
CCAC’s existing directors and officers will be eligible for continued indemnification and continued coverage under CCAC’s directors’ and officers’ liability insurance policy after the Merger and pursuant to the Merger Agreement.

•
Following the Closing, CCAC’s Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to CCAC and remain outstanding. If CCAC does not complete an initial business combination within the required period, CCAC may use a portion of its working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used for this purpose.

•
CCAC’s Sponsor, officers and directors and their affiliates are entitled to reimbursement of out-of-pocket
expenses incurred by them related to identifying, investigating, negotiating and completing an initial business combination, including repayment of any other loans and advances made. However, if CCAC fails to consummate a business combination by February 13, 2022, they will not have any claim against the trust account for reimbursement. Accordingly, CCAC may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by such date.

•
Pursuant to the Registration Rights Agreement, the Sponsor, certain of its respective affiliates and certain stockholders of Quanergy will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back
provisions with respect to the shares of Quanergy PubCo common stock and warrants held by such parties following the consummation of the Business Combination.

•
The Proposed Certificate of Incorporation will contain a provision expressly electing that Quanergy PubCo will not to be governed by Section 203 (Delaware’s “interested stockholder” statute) of the DGCL, although it will provide other restrictions regarding takeovers by interested stockholders

See the section entitled “
BCA Proposal—Interests of CCAC’s Directors and Officers in the Business Combination
” for a further discussion of these considerations.

Q:	Are the proposals conditioned on one another?

A:
Yes. The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Organizational Documents Proposals and the Adjournment Proposal are not conditioned upon the approval of any other proposal.

Q:	Why is CCAC proposing the Business Combination?

A:	CCAC was organized to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more businesses or entities.
Based on its due diligence investigations of Quanergy and the industry in which it operates, including the financial and other information provided by Quanergy in the course of CCAC’s due diligence investigations, the CCAC Board believes that the Business Combination with Quanergy is in the best interests of CCAC and its shareholders and presents an opportunity to increase shareholder value. However, there can be no assurances of this. See “
BCA Proposal—CCAC Board’s Reasons for the Approval of the Business Combination
” for additional information.

Q:	What material positive and negative factors did the CCAC Board consider in connection with the Business Combination?
CCAC Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to:

•	the due diligence conducted by CCAC’s management and CCAC Board

•	Quanergy’s large and growing addressable market;

•	Quanergy’s leading technology and unique business model;

•	Quanergy’s experienced and diverse management team, which is expected to remain with Quanergy PubCo to seek to execute the execute and strategic and growth goals of the combined business;

•	Quanergy’s high quality strategic investors, including strategic investments by Aptiv PLC, Daimler AG, Enterprise Holdings, Inc., Samsung Electronics Co., Ltd. and Sensata Technologies Holdings plc.;

•	Quanergy’s potential as a public company/the public trading market valuation of comparable companies;

•	the terms and conditions of the Merger Agreement;

•	the CCAC Board received a fairness opinion from Duff & Phelps LLP as to the fairness of the consideration to be paid by CCAC to the stockholders of Quanergy in the Business Combination;

•	the financial involvement and commitment of the Subscription Investors;

•	Quanergy’s attractiveness as a target; and

•	an evaluation of the alternative targets available to CCAC/ other business combination opportunities reasonably available to CCAC.
Although the CCAC Board believes that the Business Combination with Quanergy presents a unique business combination opportunity and is in the best interests of CCAC and shareholders, the CCAC Board also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the business combination, including the following:

•	macroeconomic uncertainties;

•	that Quanergy’s business plan and projections may not be achieved within the expected timeframe;

•	that the benefits of the Business Combination may not be achieved;

•	that Quanergy’s growth initiatives may not be achieved;

•
the liquidation risk to CCAC, if CCAC does not consummate a business combination by February 13, 2022 or any extended period approved in accordance with the amended and restated memorandum and articles of association of CCAC;

•	the stockholder vote required for the Business Combination;

•	the risk that certain closing conditions are out of CCAC’s control;

•	that CCAC stockholders will hold a minority position in the Combined Company;

•	litigation risk with respect to the Business Combination;

•	fees and expenses of the Business Combination;

•	potential redemptions by CCAC stockholders;

•	potential inability to retain the Combined Company’s NYSE listing following the Business Combination;

•
valuation risk due to market volatility, recent stock run-ups, divergences in valuation ratios relative to those seen during traditional markets, high short interest or short squeezes, and strong and atypical retail investor interest in the markets may impact the demand for Quanergy PubCo common stock;

•	potential conflicts of interests that certain officers and directors may have in the Business Combination;

•	potential distraction to Quanergy’s operations and business due to the announcement of the Business Combination;

•	LiDAR sensor market is becoming increasingly competitive and global;

•	CCAC may be forced to consummate the Business Combination even if it is no longer in the shareholders’ best interests.
After considering the foregoing, CCAC Board concluded, in its business judgment, that the potential benefits to CCAC and its stockholders relating to the Business Combination outweighed the potentially negative factors relating to the Business Combination. CCAC Board did not attempt to quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision.
These factors are discussed in greater detail in the section entitled “
BCA Proposal—CCAC Board’s Reasons for the Approval of the Business Combination
,” as well as in the sections entitled “
Risk Factors—Risks Related to the Business Combination
” and “
Risk Factors—Risks Related to Quanergy’s Business and Industry
.”

Q:	Did the CCAC Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:
Yes. The CCAC Board received a fairness opinion from Duff & Phelps LLP (“Duff & Phelps”) as to the fairness, from a financial point of view and as of the date of such opinion, of the consideration to be paid by CCAC to the stockholders of Quanergy in the Business Combination. Please see the section entitled “
BCA Proposal – Recommendation of the CCAC Board
”.

Q:	What will the stockholders of Quanergy receive in return for CCAC’s acquisition of all of the issued and outstanding equity interests of Quanergy?

A:
As a result of and upon the Closing, among other things, all outstanding shares of Quanergy Capital Stock (after giving effect to the conversion of all of 2023 Quanergy Convertible Notes into Quanergy common stock) as of immediately prior to the effective time of the Merger, together with shares of Quanergy common stock reserved in respect of Quanergy Awards and Quanergy Warrants outstanding as of immediately prior to the Closing that will be converted into awards and warrants based on Quanergy PubCo common stock, will be cancelled in exchange for the right to receive, or the reservation of, an aggregate of 97,000,000 shares of Quanergy PubCo common stock (at a deemed value of $10.00 per share) or, as applicable, shares underlying awards and warrants based on Quanergy PubCo common stock, representing a pre-transaction
fully-diluted equity value of Quanergy of $970 million. The portion of the Aggregate Merger Consideration reflecting the conversion of the Quanergy Awards and Quanergy Warrants is calculated assuming that all Quanergy PubCo Options and Quanergy PubCo Converted Warrants are
net-settled
(although Quanergy PubCo Options may by their terms be cash-settled, resulting in additional dilution). For further details, see “
BCA Proposal—The Merger Agreement—Consideration—Aggregate Merger Consideration
.”

Q:	What equity stake will current CCAC shareholders and the stockholders of Quanergy hold in Quanergy PubCo immediately after the consummation of the Business Combination?

A:
It is anticipated that, following the Business Combination, (1) CCAC’s public shareholders are expected to own approximately 20.4% of the outstanding Quanergy PubCo common stock, (2) the stockholders of

Quanergy
(without taking into account any public shares held by the stockholders of Quanergy prior to the consummation of the Business Combination or purchased in the PIPE Investments) are expected to own approximately 71.6% of the outstanding Quanergy PubCo common stock, (3) the Sponsor and related parties are expected to collectively own approximately 5.1% of the outstanding Quanergy PubCo common stock and (4) the PIPE Investors are expected to own approximately 3.0% of the outstanding Quanergy PubCo common stock. These percentages assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination, (ii) (a) the vesting of all shares of Quanergy PubCo common stock received in respect of the Quanergy PubCo Restricted Shares, and (b) the vesting and exercise of all Quanergy PubCo Options for shares of Quanergy PubCo common stock (assuming that all Quanergy PubCo Options are net-settled),
(c) the exercise of all Quanergy PubCo Converted Warrants for shares of Quanergy Pubco common stock (assuming that all Quanergy PubCo Converted Warrants are net-settled),
(d) the vesting of all shares of Quanergy Restricted Stock Unit Awards and the settlement of all Adjusted Restricted Stock Unit Awards received in respect of the Quanergy Restricted Stock Unit Awards into shares of Quanergy PubCo common stock, and (e) the conversion of all of 2023 Quanergy Convertible Notes into Quanergy common stock (assuming the conversion date of December 31, 2021), (iii) that Quanergy PubCo issues shares of Quanergy PubCo common stock as the Aggregate Merger Consideration pursuant to the Merger Agreement, which in the aggregate equals 97,000,000 shares of Quanergy PubCo common stock (assuming that all Quanergy PubCo Options and Quanergy PubCo Converted Warrants are
net-settled),
(iv) that Quanergy PubCo issues 4,000,000 shares of Quanergy PubCo common stock to the PIPE Investors pursuant to the PIPE Investments, (v) that no Quanergy PubCo common stock, no Quanergy PubCo warrant and no Quanergy PubCo common stock underlying the Quanergy PubCo warrant are issued pursuant to the GEM Agreement, and (vi) subject to the foregoing assumptions, immediately prior to the Closing, Quanergy has the same capitalization as it had as of September 30, 2021. If the actual facts are different from these assumptions, the percentage ownership retained by the Company’s existing shareholders in the combined company will be different.
The following table illustrates varying ownership levels in Quanergy PubCo immediately following the consummation of the Business Combination based on the assumptions above.

	Assuming No Redemptions (Shares)	% Ownership	Assuming Interim Redemptions (Shares)	% Ownership	Assuming Maximum Redemptions (Shares)	% Ownership
Quanergy stockholders	97,000,000	71.6%	97,000,000	75.5%	97,000,000	80.0%
PIPE Investors	4,000,000	3.0%	4,000,000	3.1%	4,000,000	3.3%
CCAC Class A ordinary share(1)	27,600,000	20.4%	20,506,323	16.0%	13,412,645	11.1%
CCAC Class B ordinary shares	6,900,000	5.1%	6,900,000	5.4%	6,900,000	5.7%

Pro Forma common stock outstanding at September 30, 2020	135,500,000		128,406,323		121,312,645

(1)	Reflects no, interim and maximum redemptions of nil, 7,093,677 and 14,187,355 shares, respectively. The maximum redemption amount is derived considering the minimum cash requirement of $175.0 million.
For further details, see “
BCA Proposal—The Merger Agreement—Consideration—Aggregate Merger Consideration.
”

Q:	How has the announcement of the Business Combination affected the trading price of the CCAC Class A ordinary shares?

A:
On June 20, 2021, the trading date before the public announcement of the Business Combination, CCAC’s public units, CCAC Class A ordinary shares and warrants closed at $10.39, $9.96 and $0.98, respectively.

Q:	Will the Company obtain new financing in connection with the Business Combination?

A:
Yes. The PIPE Investors have agreed to purchase in the aggregate up to approximately 4,000,000 shares of Quanergy PubCo common stock, for up to approximately $40,000,000 of gross proceeds, in the PIPE Investments. The PIPE Investment is contingent upon, among other things, the closing of the Business Combination. See “
BCA Proposal—Related Agreements—Subscription Agreements
.”

The GEM Investor has agreed to provide financing up to $125 million to Quanergy PubCo for its general corporate purpose and working capital needs under the GEM Agreement.
The issuance of securities pursuant to the GEM Agreement is contingent upon, among other things, the closing of the Business Combination. See “
BCA Proposal—Related Agreements—GEM Agreement
.”

Q:	Why is CCAC proposing the Domestication?

A:
The CCAC Board believes that there are significant advantages to us that will arise as a result of a change of CCAC’s domicile to Delaware. Further, the CCAC Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The CCAC Board believes that there are several reasons why a registration by way of continuation as a corporation in Delaware is in the best interests of the Company and its shareholders, including (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors. Each of the foregoing are discussed in greater detail in the section entitled “
Domestication Proposal—Reasons for the Domestication
.”

To effect the Domestication, CCAC will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which CCAC will be domesticated and continue as a Delaware corporation.
The approval of the Domestication Proposal is a condition to the closing of the Merger under the Merger Agreement. The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Law, being the affirmative vote of holders of a majority of at least two-thirds
of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting. Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Q:	What amendments will be made to the current constitutional documents of CCAC?

A:
The consummation of the Business Combination is conditioned, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, CCAC’s shareholders are also being asked to consider and vote upon a proposal to approve the Domestication and replace the Cayman Constitutional Documents, in each case, under the Cayman Islands Companies Law, with the Proposed Organizational Documents, in each case, under the DGCL, which differ materially from the Cayman Constitutional Documents in the following respects:

	Cayman Constitutional Documents	Proposed Organizational Documents
Authorized Shares (Advisory Organizational Documents Proposal 4A)	The Cayman Constitutional Documents authorize 221,000,000 shares, divided into 200,000,000 CCAC Class A ordinary shares, 20,000,000 CCAC Class B ordinary shares and 1,000,000 CCAC Preference Shares.	The Proposed Organizational Documents authorize 310,000,000 shares, consisting of Quanergy PubCo shares of 300,000,000 common stock and 10,000,000 shares of Quanergy PubCo preferred stock.

	See paragraph 5 of the Existing Memorandum.	See Article IV of the Proposed Certificate of Incorporation.

	Cayman Constitutional Documents	Proposed Organizational Documents
Exclusive Forum Provision (Advisory Organizational Documents Proposal 4B)	The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.
The Proposed Organizational Documents adopt (i) Delaware as the exclusive forum for certain stockholder litigation and (ii) the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

These provisions are inapplicable to suits brought to enforce any liability or duty created by the Exchange Act and any stockholder litigation for which the federal courts of the United States of America have exclusive jurisdiction.

See Article XII of the Proposed Certificate of Incorporation.

Takeovers by Interested Stockholders (Advisory Organizational Documents Proposal 4C)	The Cayman Constitutional Documents do not provide restrictions on takeovers of CCAC by a related shareholder following a business combination.	The Proposed Organizational Documents will have Quanergy PubCo elect not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders but will provide other similar restrictions regarding takeovers by interested stockholders.

See Article X of the Proposed Certificate of Incorporation.

Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents (Advisory Organizational Documents Proposal 4D)	The Cayman Constitutional Documents provide that amendments to change CCAC’s name, alter or add to the Articles or certain sections of the Memorandum or to reduce its share capital or any capital redemption reserve fund may be made by a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds
of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting.	The Proposed Organizational Documents require the affirmative vote of at least two-thirds
of the voting power of the outstanding shares to (i) adopt, amend or repeal the Proposed Bylaws, and to (ii) amend, alter, repeal or rescind Articles V(B), VII, VIII, IX, X, XI, XII and XIII of the Certificate of Incorporation.

	See Article 18.3 of the Cayman Constitutional Documents.	See Article XIII of the Proposed Certificate of Incorporation.

Removal of Directors (Advisory Organizational Documents Proposal 4E)	The Cayman Constitutional Documents provide that before a Business Combination, holders of Class B Shares may remove any director, and that after a Business Combination, shareholders may by an Ordinary Resolution remove any director.	The Proposed Organizational Documents permit the removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote at an election of directors.

	See Article 31 of the Cayman Constitutional Documents.	Article VII, subsection (C) of the Proposed Certificate of Incorporation.

	Cayman Constitutional Documents	Proposed Organizational Documents

Action by Written Consent of Stockholders (Advisory Organizational Documents Proposal 4F)
The Cayman Constitutional Documents permit shareholders to approve matters by unanimous written resolution.

See Article 1 definition of Ordinary Resolution and Article 31.4 of the Cayman Constitutional Documents.

The Proposed Organizational Documents require stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting.

Article VIII, subsection (A) of the Proposed Certificate of Incorporation.

Other Changes In Connection With Adoption of the Proposed Organizational Documents (Advisory Organizational Documents Proposal 4G)	The Cayman Constitutional Documents include provisions related to CCAC’s status as a blank check company prior to the consummation of a business combination.	The Proposed Organizational Documents do not include such provisions related to CCAC’s status as a blank check company, which no longer will apply upon consummation of the Merger, as CCAC will cease to be a blank check company at such time.

See Article 51 of the Cayman Constitutional Documents.

Q:	How will the Domestication affect my ordinary shares, warrants and units?

A:
As a result of and upon the effective time of the Domestication, (1) each of the then issued 6,900,000 CCAC Class B ordinary shares will convert automatically, on a one-for-one
basis, into a CCAC Class A ordinary share, (2) immediately following the conversion described in clause (1), each of the then issued 27,600,000 CCAC Class A ordinary shares will convert automatically, on a one-for-one
basis, into a share of Quanergy PubCo common stock, (3) each of the then issued and outstanding 21,320,000 CCAC warrants will convert automatically into a Quanergy PubCo warrant, pursuant to the Warrant Agreement, and (4) each of the then issued and outstanding units of CCAC that have not been previously separated into the underlying CCAC Class A ordinary shares and underlying CCAC warrants upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of Quanergy PubCo common stock and one-half
of one Quanergy PubCo warrant. No fractional Quanergy PubCo warrants will be issued upon separation of the CCAC units. See “
Domestication Proposal
” for additional information.

Q:	What are the material U.S. federal income tax consequences of the Domestication?

A:
As discussed more fully under “
U.S. Federal Income Tax Considerations,
” White & Case LLP has delivered an opinion that the Domestication will qualify as a reorganization within the meaning Section 368(a)(1)(F) of the Code (an “F Reorganization”). As such, subject to the “passive foreign investment company” (“PFIC”) rules discussed below and under “
U.S. Federal Income Tax Considerations—I. U.S. Holders—A.
Tax Effects of the Domestication to U.S. Holders—5. PFIC Considerations
,” U.S. Holders (as defined in “
U.S. Federal Income Tax Considerations—I. U.S. Holders
”) will be subject to Section 367(b) of the Code and, as a result:

•
A U.S. Holder who beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of CCAC stock entitled to vote or 10% or more of the total value of all classes of CCAC stock (a “10% U.S. Shareholder”) on the date of the Domestication must include in income as a dividend deemed paid by CCAC the “all earnings and profits amount” attributable to the CCAC Class A ordinary shares it directly owns within the meaning of Treasury Regulations under Section 367 of the Code;

•
A U.S. Holder whose CCAC Class A ordinary shares have a fair market value of $50,000 or more and who, on the date of the Domestication, is not a 10% U.S. Shareholder will recognize gain (but not loss) with respect to its CCAC Class A ordinary shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder’s CCAC Class A ordinary shares; and

•
A U.S. Holder whose CCAC Class A ordinary shares have a fair market value of less than $50,000 on the date of the Domestication and who, on the date of the Domestication, is not a 10% U.S. Shareholder, should not be required to recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Code in connection with the Domestication.

CCAC does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.
As discussed more fully under “
U.S. Federal Income Tax Considerations—I. U.S. Holders—A. Tax Effects of the Domestication to U.S. Holders—5. PFIC Considerations
,” CCAC believes that it is likely classified as a PFIC for U.S. federal income tax purposes. In such case, notwithstanding the U.S. federal income tax consequences of the Domestication discussed in the foregoing, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. Holder to recognize gain on the exchange of CCAC Class A ordinary shares or warrants for Quanergy PubCo common stock or warrants pursuant to the Domestication. Any such gain would be taxable income with no corresponding receipt of cash in the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted and how any such Treasury Regulations would apply. Importantly, however, U.S. Holders that make or have made certain elections discussed further under “
U.S. Federal Income Tax Considerations—I. U.S. Holders—A. Tax Effects of the Domestication to U.S. Holders—5. PFIC Considerations—d. QEF Election and
Mark-to-Market
Election
” with respect to their CCAC Class A ordinary shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. Currently, there are no elections available that apply to CCAC warrants, and the application of the PFIC rules to CCAC warrants is unclear. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “
U.S. Federal Income Tax Considerations—I. U.S. Holders
.”
Each U.S. Holder of CCAC Class A ordinary shares or warrants is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of CCAC Class A ordinary shares and warrants for Quanergy PubCo common stock and warrants pursuant to the Domestication.
Additionally, the Domestication may cause
Non-U.S.
Holders (as defined in “
U.S. Federal Income Tax Considerations—II.
Non-U.S.
Holders
”) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such
Non-U.S.
Holder’s Quanergy PubCo common stock after the Domestication.
The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and
non-U.S.
tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “
U.S. Federal Income Tax Considerations
.”

Q.	Do I have redemption rights?

A:
If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement / prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the BCA Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.
The Sponsor (whose members include CCAC’s directors and officers) has agreed to waive its redemption rights with respect to all of the founder shares in connection with the consummation of the Business Combination. Such waiver is customary in transactions of this sort and the Sponsor did not view the waiver as separate from the transaction as a whole and did not receive separate consideration for the waiver. The founder shares will be excluded from the pro rata calculation used to determine the per-share
redemption price.

Q:	How do I exercise my redemption rights?

A:	If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:
(i) (a) hold public shares, or (b) if you hold public shares through CCAC units, you elect to separate your CCAC units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;
(ii) submit a written request to Continental, CCAC’s transfer agent, that Quanergy PubCo redeem all or a portion of your public shares for cash; and
(iii) deliver your certificates for public shares (if any) along with the redemption forms to Continental, CCAC’s transfer agent, physically or electronically through the DTC.
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                     , 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
The address of Continental, CCAC’s transfer agent, is listed under the question “Who can help answer my questions?” below.
Holders of CCAC units must elect to separate the CCAC units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their CCAC units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the CCAC units into the underlying public shares and public warrants, or if a holder holds CCAC units registered in its own name, the holder must contact Continental, CCAC’s transfer agent, directly and instruct them to do so.
Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, as of September 30, 2021, this would have amounted to approximately $10.07 per issued public share. However, the proceeds deposited in the trust account could become subject to the claims of CCAC’s creditors, if any, which could have priority over the claims of the public shareholders, regardless of whether such public shareholders vote or, if they do vote, irrespective of if they vote for or against the BCA Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the BCA Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.
Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests and thereafter, with our consent, until the Closing (as defined below). If a holder of a public share delivers its shares in connection with an election to redeem and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that CCAC instruct the transfer agent to return the shares (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement / prospectus.
Any corrected or changed written exercise of redemption rights must be received by Continental, CCAC’s transfer agent, prior to the vote taken on the BCA Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s certificates for public shares (if any) along with the redemption forms have been delivered (either physically or electronically) to Continental, CCAC’s agent, at least two business days prior to the vote at the extraordinary general meeting.
If a holder of public shares properly makes a request for redemption and the certificates for public shares (if any) along with the redemption forms are delivered as described above, then, if the Business Combination is consummated, Quanergy PubCo will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination. The redemption will take place following the Domestication and, accordingly, it is shares of Quanergy PubCo common stock that will be redeemed immediately after consummation of the Business Combination.
If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.

Q:	If I am a holder of CCAC units, can I exercise redemption rights with respect to my CCAC units?

A:
No. Holders of issued and outstanding CCAC units must elect to separate the CCAC units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your CCAC units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the CCAC units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, CCAC’s transfer agent, directly and instruct them to do so. You are requested to cause your public shares to be separated and delivered to Continental, CCAC’s transfer agent, along with the redemption forms by 5:00 p.m., Eastern Time, on                     , 2021 (two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
The U.S. federal income tax consequences of exercising your redemption rights with respect to your CCAC Class A ordinary shares to receive cash from the trust account in exchange for Quanergy PubCo common stock depend on your particular facts and circumstances. It is possible that you may be treated as selling such Quanergy PubCo common stock and, as a result, recognize capital gain or capital loss. It is also possible that the redemption may be treated as a distribution for U.S. federal income tax purposes. Whether a redemption of shares of Quanergy PubCo common stock qualifies for sale treatment will depend largely on the total number of shares of Quanergy PubCo stock you are treated as owning before and after the redemption (including any Quanergy PubCo stock that you constructively own as a result of owning

Quanergy PubCo warrants and any Quanergy PubCo stock that you directly or indirectly acquire pursuant to the Business Combination or the PIPE Investments) relative to all of the Quanergy PubCo stock outstanding both before and after the redemption. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “
U.S. Federal Income Tax Considerations
.”
Additionally, because the Domestication will occur prior to the redemption of any shareholder, U.S. Holders (as defined in “
U.S. Federal Income Tax Considerations—I. U.S. Holders
”) exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as well as potential tax consequences of the U.S. federal income tax rules relating to PFICs. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “
U.S. Federal Income Tax Considerations—I. U.S. Holders
.”
All holders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and
non-U.S.
tax laws.
TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF EXERCISING YOUR REDEMPTION RIGHTS WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:	What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:
Following the closing of CCAC’s initial public offering, an amount equal to $276,000,000 ($10.00 per unit) of the net proceeds from CCAC’s initial public offering and the sale of the private placement warrants was placed in the trust account. As of September 30, 2021 there was $277,866,660 in investments and cash held in the Trust Account and $126,622 of cash held outside the Trust Account available for working capital purposes. As of September 30, 2021, funds in the trust account totaled $277,866,660 and were comprised entirely of U.S. government treasury bills, notes or bonds with a maturity of 180 days or less or in certain money market funds meeting certain conditions under Rule
2a-7
under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the Closing), (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents to modify the substance or timing of CCAC’s obligation to redeem 100% of the public shares if it does not complete a business combination by February 13, 2022 and (3) the redemption of all of the public shares if CCAC is unable to complete a business combination by February 13, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law.

Upon consummation of the Business Combination, the funds deposited in the trust account will be released to pay holders of CCAC public shares who properly exercise their redemption rights; to pay transaction fees and expenses associated with the Business Combination; and for working capital and general corporate purposes of Quanergy PubCo following the Business Combination. See “
Summary of the Proxy Statement / Prospectus—Sources and Uses of Funds for the Business Combination
.”

Q:	What happens if a substantial number of the public shareholders vote in favor of the BCA Proposal and exercise their redemption rights?

A:
Our public shareholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

The Merger Agreement provides that the obligations of Quanergy to consummate the Merger are conditioned on, among other things, that the amount of cash available in the trust account at Closing must be at least equal to the Minimum Cash Amount. If such conditions are not met, and such conditions are not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, in no event will CCAC redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

Q:	What conditions must be satisfied to complete the Business Combination?

A:
The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of CCAC and Quanergy, (ii) effectiveness of the registration statement on Form
S-4
of which this proxy statement / prospectus is a part, (iii) expiration or termination of the waiting period under the HSR Act and the achievement of CFIUS clearance (as contemplated by the Merger Agreement), (iv) receipt of approval for listing on the NYSE of the shares of Quanergy PubCo common stock to be issued in connection with the Merger, (v) that after redemption, CCAC’s net tangible assets shall be no less than $5,000,001 upon Closing and (vi) the absence of certain specified injunctions. In addition, Quanergy’s obligations to consummate the Merger are also conditioned on, among other things, the satisfaction or waiver of the Minimum Cash Condition. We cannot assume you that the parties to the Merger Agreement would waive such conditions.

For more information about conditions to the consummation of the Business Combination, see “
BCA Proposal—The Merger Agreement
.”

Q:	When do you expect the Business Combination to be completed?

A:
It is currently expected that the Business Combination will be consummated in the second half of 2021 or in the early months of 2022. This date depends, among other things, on the approval of the proposals to be put to CCAC shareholders at the extraordinary general meeting. However, such meeting could be adjourned if the Adjournment Proposal is adopted by CCAC’s shareholders at the extraordinary general meeting and CCAC elects to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting. For a description of the conditions for the completion of the Business Combination, see “
BCA Proposal—The Merger Agreement
.”

Q:	What happens if the Business Combination is not consummated?

A:
CCAC will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Merger Agreement. If CCAC is not able to complete the Business Combination with Quanergy by February 13, 2022 and is not able to complete another business combination by such date, in each case, as such date may be extended pursuant to the Cayman Constitutional Documents, CCAC will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible, but not more than 10 business days thereafter, redeem the public shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Q:	What do I need to do now?

A:
CCAC urges you to read this proxy statement / prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder or warrant holder. CCAC’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement / prospectus and on the enclosed proxy card.

Q:	How do I vote?

A:
If you are a holder of record of ordinary shares on the record date for the extraordinary general meeting, you may vote in person at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed
postage-paid envelope.
If you hold your shares in “street
name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:
No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement / prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary
matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary
and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.”
Abstentions and broker
non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Q:	Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?

A:	Neither CCAC’s shareholders nor CCAC’s warrant holders have appraisal rights in connection with the Business Combination or the Domestication under Cayman Islands law or under the DGCL.

Q:	When and where will the extraordinary general meeting be held?

A:
The extraordinary general meeting will be held at 10:00 a.m., Eastern Time, on                     , 2022, at the offices of White & Case LLP located at 1221 Avenue of the Americas, New York, NY 10020, or virtually via live webcast at https://www.cstproxy.com/ccac/2021, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:
CCAC has fixed January 3, 2022 as the record date for the extraordinary general meeting. If you were a shareholder of CCAC at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.

Q:	How many votes do I have?

A:
CCAC shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were 34,500,000 ordinary shares issued, of which 27,600,000 were issued public shares.

Q:	What constitutes a quorum?

A:
A quorum of CCAC shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the record date for the extraordinary general meeting, 17,250,001 ordinary shares would be required to achieve a quorum.

Q:	What vote is required to approve each proposal at the extraordinary general meeting?

•
BCA Proposal: The approval of the BCA Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting.

•
Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Law, being the affirmative vote of holders of a majority of at least two-thirds
of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting.

•
Organizational Documents Proposal: The approval of the Organizational Documents Proposal requires a special resolution under the Cayman Islands Companies Law, being the affirmative vote of holders of a majority of at least two-thirds
of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting.

•
Advisory Organizational Documents Proposals: The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding
vote, requires a special resolution under the Cayman Islands Companies Law, being the affirmative vote of holders of a majority of at least two-thirds
of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting.

•
Stock Issuance Proposal: The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting.

•
Equity Incentive Plan Proposal: The approval of the Equity Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting.

•
ESPP Proposal: The approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting.

•
Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting.

Q:	What are the recommendations of the CCAC Board?

A:
The CCAC Board believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of CCAC’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the BCA Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Equity Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of CCAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CCAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CCAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
BCA Proposal—Interests of CCAC’s Directors and Officers in the Business Combination
” for a further discussion of these considerations.

Q:	How does the Sponsor intend to vote its shares?

A:
The Sponsor has agreed to vote all the founder shares and any other public shares it may hold in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement / prospectus, the Sponsor (whose members include CCAC’s directors and officers) owns 20% of the issued ordinary shares.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material non-public
information), the Sponsor, the existing stockholders of Quanergy or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of CCAC’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of Quanergy or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal, the ESSP Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of a majority of at least two-thirds
of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal, the Organizational Documents Proposal, and the Advisory Organizational Documents Proposal, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) CCAC’s net tangible assets being at least $5,000,001.

Entering into any such arrangements may have a depressive effect on our ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.
The existence of financial and personal interests of one or more of CCAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CCAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CCAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
BCA Proposal—Interests of CCAC’s Directors and Officers in the Business Combination
” for a further discussion of these considerations.

Q:	What happens if I sell my CCAC ordinary shares before the extraordinary general meeting?

A:
The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting but the transferee, and not you, will have the ability to redeem such shares (if time permits), so long as such transferee takes the required steps to elect to redeem such shares at least two business days prior to the extraordinary general meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:
Yes. Shareholders may send a later-dated, signed proxy card to CCAC’s Chief Executive Officer and Director at CCAC’s address set forth below so that it is received by CCAC’s Chief Executive Officer and Director prior to the vote at the extraordinary general meeting (which is scheduled to take place on                     , 2022) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to CCAC’s Chief Executive Officer and Director, which must be received by CCAC’s Chief Executive Officer and Director prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:	What happens if I fail to take any action with respect to the extraordinary general meeting?

A:
If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder or warrant holder of Quanergy PubCo. If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder or warrant holder of CCAC. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination (if time permits).

Q:	How can I vote my shares without attending the extraordinary general meeting?

A:
If you are a shareholder of record of our CCAC Shares as of the close of business on the Record Date, you can vote by proxy by mail by following the instructions provided in the enclosed proxy card or at the extraordinary general meeting. Please note that if you are a beneficial owner of CCAC Shares, you may vote by submitting voting instructions to your broker, bank or nominee, or otherwise by following instructions provided by your broker, bank or nominee. Telephone and internet voting will be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank or nominee.

Q:	What happens if I vote against the BCA Proposal?

A:
If you vote against the BCA Proposal, but the BCA Proposal still obtains the requisite shareholder approval described in this proxy statement / prospectus, then the BCA Proposal will be approved and, assuming the approval of the Domestication Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposal, the Equity Incentive Plan Proposal and the ESPP Proposal and the satisfaction or waiver of the other conditions to the closing of the Merger, the Business Combination will be consummated in accordance with the terms of the Merger Agreement.

If you vote against the BCA Proposal and the BCA Proposal does not obtain the requisite vote at the extraordinary general meeting, then the BCA Proposal will fail and we will not consummate the BCA. If we do not consummate the BCA Proposal, we may continue to try to complete a business combination with a different target business until February 13, 2022. If we fail to complete an initial business combination by February 13, 2022, then we will be required to dissolve and liquidate the Trust Account by returning then-remaining funds in the Trust Account to the Public Shareholders.

Q:	What should I do with my share certificates, warrant certificates or unit certificates?

A:
Our shareholders who exercise their redemption rights must deliver (either physically or electronically) their share certificates (if any) along with the redemption forms to Continental, CCAC’s transfer agent, prior to the extraordinary general meeting.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                     , 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Our warrant holders should not submit the certificates relating to their warrants. Public shareholders who do not elect to have their public shares redeemed for the pro rata share of the trust account should not submit the certificates relating to their public shares.
Upon the Domestication, holders of CCAC units, CCAC Class A ordinary shares, CCAC Class B ordinary shares and warrants will receive shares of Quanergy PubCo common stock and warrants, as the case may be, without needing to take any action and, accordingly, such holders should not submit any certificates relating to their units, CCAC Class A ordinary shares (unless such holder elects to redeem the public shares in accordance with the procedures set forth above), CCAC Class B ordinary shares or warrants.

Q:	What should I do if I receive more than one set of voting materials?

A:
Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement / prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A:
CCAC will pay the cost of soliciting proxies for the extraordinary general meeting. CCAC has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the extraordinary general meeting. CCAC has agreed to pay Morrow Sodali LLC a fee of $35,000, plus disbursements. CCAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of CCAC Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of CCAC Class A ordinary shares and in obtaining voting instructions from those owners. CCAC’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Where can I find the voting results of the extraordinary general meeting?

A:
The preliminary voting results will be expected to be announced at the extraordinary general meeting. CCAC will publish final voting results of the extraordinary general meeting in a Current Report on Form
8-K
within four business days after the extraordinary general meeting.

Q:	Who can help answer my questions?

A:	If you have questions about the Business Combination or if you need additional copies of the proxy statement / prospectus or the enclosed proxy card, you should contact:
Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Telephone:
(800) 662-5200
(Banks and brokers can call:
(203) 658-9400)
Email: CCAC.info@investor.morrowsodali.com
You also may obtain additional information about CCAC from documents filed with the SEC by following the instructions in the section entitled “
Where You Can Find More Information; Incorporation by Reference
.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver the certificates for your public shares (if any) along with the redemption forms (either physically or electronically) to Continental, CCAC’s transfer agent, at the address below prior to the extraordinary general meeting.
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to
5:00 p.m., Eastern Time, on
                    , 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
If you have questions regarding the certification of your position or delivery of your share certificates (if any) along with the redemption forms, please contact:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT / PROSPECTUS
This summary highlights selected information from this proxy statement / prospectus and does not contain all of the information that is important to you. To better understand the Proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, whether or not you plan to attend such meeting, you should read this entire document carefully, including the Merger Agreement as amended on June 28, 2021 and further amended on November 14, 2021 and December 26, 2021, which are attached as Annex A, Annex B, Annex C and Annex Q to this proxy statement / prospectus. The Merger Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection therewith. The Merger Agreement is also described in detail in this proxy statement / prospectus in the section entitled “BCA Proposal—The Merger Agreement.” You should also read the section entitled “Risk Factors” beginning on page 61 of this proxy statement / prospectus and the section entitled “Where You Can Find More Information; Incorporation by Reference” beginning on page 338 of this proxy statement / prospectus.
The Parties to the Business Combination
CCAC
CCAC is a blank check company incorporated on September 9, 2019 as a Cayman Islands exempted company incorporated with limited liability for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On November 14, 2019, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain of CCAC’s offering costs in exchange for 5,750,000 founder shares. Effective December 10, 2019, the Sponsor transferred 718,750 founder shares to Henri Arif for a purchase price of $3,125 (the same per-share
price initially paid by the Sponsor), resulting in the Sponsor holding 5,031,250 founder shares. On February 10, 2020, CCAC effected a share capitalization of 1,150,000 shares and as a result the Sponsor held 6,037,500 founder shares and Mr. Henri Arif held 862,500 founder shares. On May 7, 2020, the Sponsor transferred 22,000 founder shares to Mr. Ross Haghighat for no consideration and on February 10, 2021, the Sponsor transferred 13,000 founder shares to Mr. Mark B. Segall for no consideration. As of September 30, 2021, the Sponsor held 6,002,500 founder shares.
On February 13, 2020, CCAC consummated its initial public offering of 27,600,000 units, including 3,600,000 units issued pursuant to the exercise in full of the underwriters’ over-allotment option, with each unit consisting of one CCAC Class A ordinary share and one-half
of one public warrant. The units were sold at a price of $10.00 per unit, generating gross proceeds to CCAC of $276,000,000. Each warrant entitles the holder to purchase one CCAC Class A ordinary share at a price of $11.50 per CCAC Class A ordinary share, subject to adjustment. Concurrently with the closing of the initial public offering, the Sponsor purchased an aggregate of 7,520,000 warrants at a price of $1.00 per warrant, generating gross proceeds to CCAC of $7,520,000.
Following the closing of CCAC’s initial public offering, a total of $276 million ($10.00 per unit) of the proceeds from its initial public offering and the sale of the private placement warrants was placed in the trust account. As of September 30, 2021 there was $277,866,660 in investments and cash held in the Trust Account and $61,344 of cash held outside the Trust Account available for working capital purposes. As of September 30, 2021, $0 of the funds had been withdrawn from the Trust Account to fund CCAC’s working capital expenses.
The CCAC units, CCAC Class A ordinary shares and CCAC warrants are currently listed on the NYSE under the symbols “CCAC,” “CCAC.U” and “CCAC.WS,” respectively.
CCAC’s principal executive office is located at 28/F CITIC Tower, 1 Tim Mei Avenue, the Hong Kong Special Administrative Region of the People’s Republic of China. Its telephone number is
+852-3710-6888.
CCAC’s corporate website address is http://www.spacbyccac.com. CCAC’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement / prospectus.

Merger Sub
CITIC Capital Merger Sub Inc. (“Merger Sub”) is a Delaware corporation and a wholly owned subsidiary of CCAC. Merger Sub does not own any material assets or operate any business. Merger Sub’s principal executive office is located at 28/F CITIC Tower, 1 Tim Mei Avenue, Central, the Hong Kong Special Administrative Region of the People’s Republic of China. Its telephone number is
+852-3710-6888.
Quanergy
Quanergy is a Delaware corporation incorporated on December 3, 2012. Quanergy is a leading provider of LiDAR (Light Detection and Ranging) sensors and smart perception solutions. Quanergy’s principal executive office is located at 433 Lakeside Drive, Sunnyvale, California 94085. Its telephone number is +1 (408)
245-9500.
Proposals to be put to the Shareholders of CCAC at the Extraordinary General Meeting
The following is a summary of the proposals to be put to the extraordinary general meeting of CCAC and certain transactions contemplated by the Merger Agreement. Each of the proposals below, except the Adjournment Proposal and the Advisory Organizational Documents Proposals, is cross-conditioned on the approval of each other. The Adjournment Proposal and the Advisory Organizational Documents Proposals are not conditioned upon the approval of any other proposal set forth in this proxy statement / prospectus. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.
BCA Proposal
As discussed in this proxy statement / prospectus, CCAC is asking its shareholders to approve by ordinary resolution and adopt the Agreement and Plan of Merger (the “Original Merger Agreement”), dated as of June 21, 2021, as amended on June 28, 2021 and further amended on November 14, 2021 and December 26, 2021, (as may be further amended, the “Merger Agreement”) by and among CCAC, Merger Sub and Quanergy, a copy of which is attached to this proxy statement / prospectus as Annex A, Annex B, Annex C and Annex Q. The Merger Agreement provides for, among other things, following the Domestication of CCAC to Delaware as described below, the merger of Merger Sub with and into Quanergy, with Quanergy surviving the merger as a wholly owned subsidiary of Quanergy PubCo, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement / prospectus. After consideration of the factors identified and discussed in the section entitled “
BCA Proposal—CCAC Board’s Reasons for the Approval of the Business Combination
,” the CCAC Board concluded that the Business Combination met the requirements disclosed in the prospectus for CCAC’s initial public offering, including that the business of Quanergy and its subsidiaries had a fair market value equal to at least 80% of the net assets held in the trust account (excluding the amount of any deferred underwriting discount held in trust) at the time of CCAC’s signing the Merger Agreement. For more information about the transactions contemplated by the Merger Agreement, see “
BCA Proposal
.”
Aggregate Merger Consideration
As a result of and upon the Closing, among other things, all outstanding shares of Quanergy Capital Stock as of immediately prior to the effective time of the Merger and, together with shares of Quanergy common stock reserved in respect of Quanergy Awards and Quanergy Warrants outstanding as of immediately prior to the Closing that will be converted into awards or warrants, as the case may be, based on Quanergy PubCo common stock, as more fully described elsewhere in this proxy statement / prospectus, will be cancelled in exchange for the right to receive, or the reservation of, an aggregate of 97,000,000 shares of Quanergy PubCo common stock (at a deemed value of $10.00 per share) (which, in the case of Quanergy Awards and Quanergy Warrants, will be shares underlying awards or warrants, as the case may be, based on Quanergy PubCo common stock)

representing a fully-diluted
pre-transaction
equity value of Quanergy of $970 million. The portion of the Aggregate Merger Consideration reflecting the conversion of the Quanergy Awards and Quanergy Warrants is calculated assuming that all Quanergy PubCo Options and Quanergy PubCo Converted Warrants are
net-settled
(although Quanergy PubCo Options may by their terms be cash-settled, resulting in additional dilution). For further details, see “
BCA Proposal—The Merger Agreement—Consideration—Aggregate Merger Consideration
.”
Closing Conditions
The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of CCAC and Quanergy, (ii) effectiveness of the registration statement on
Form S-4
of which this proxy statement / prospectus is a part, (iii) expiration or termination of the waiting period under the HSR Act and the achievement of CFIUS clearance (as contemplated by the Merger Agreement), (iv) receipt of approval for listing on the NYSE of the shares of Quanergy PubCo common stock to be issued in connection with the Merger, (v) that, after redemption, CCAC’s net tangible assets shall be no less than $5,000,001 upon Closing and (vi) the absence of certain specified injunctions.
Other conditions to Quanergy’s obligations to consummate the Merger include, among others, that as of the Closing, (i) the Domestication will have been completed, and (ii) the amount of cash available in (x) the trust account (the “Trust Account”), following the extraordinary general meeting, into which substantially all of the proceeds of CCAC’s initial public offering and private placements of its warrants have been deposited for the benefit of CCAC, certain of its public shareholders and the underwriters of CCAC’s initial public offering, after deducting the amount required to satisfy CCAC’s obligations to its shareholders (if any) that exercise their rights to redeem their CCAC Class A Ordinary Shares pursuant to the Cayman Constitutional Documents plus (y) the PIPE Investments, is at least equal to $175,000,000. For further details, see “
BCA Proposal—The Merger Agreement.
”
Domestication Proposal
If the BCA Proposal is approved, then CCAC will ask its shareholders to approve by special resolution the Domestication Proposal. The CCAC Board has unanimously approved the Domestication Proposal and believes that there are significant advantages to us that will arise as a result of a change of CCAC’s domicile to Delaware. The Domestication Proposal, if approved, will authorize a change of CCAC’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while CCAC is currently governed by the Cayman Islands Companies Law, upon the Domestication, Quanergy PubCo will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as the Cayman Constitutional Documents and the Proposed Organizational Documents. CCAC encourages shareholders to carefully review the information in “
Comparison of Corporate Governance and Shareholder Rights
” beginning on page 323 of this proxy statement / prospectus. Approval of the Domestication Proposal is a condition to the consummation of the Business Combination.
As a result of and upon the effective time of the Domestication, (1) each of the then issued 6,900,000 CCAC Class B ordinary shares will convert automatically, on a one-for-one
basis, into a CCAC Class A ordinary share, (2) immediately following the conversion described in clause (1), each of the then issued 27,600,000 CCAC Class A ordinary shares will convert automatically, on a one-for-one
basis, into a share of Quanergy PubCo common stock, (3) each of the then issued and outstanding 21,320,000 CCAC warrants will convert automatically into a Quanergy PubCo warrant, pursuant to the Warrant Agreement, and (4) each CCAC unit will be cancelled and will entitle the holder thereof to one share of Quanergy PubCo common stock and one-half
of one Quanergy PubCo warrant. No fractional Quanergy PubCo warrants will be issued upon separation of the CCAC units.

For further details, see “
Domestication Proposal
” beginning on page 180 of this proxy statement / prospectus.
Organizational Documents Proposal
If the BCA Proposal and the Domestication Proposal are approved, CCAC will ask its shareholders to approve the Organizational Documents Proposal in connection with the replacement of the Cayman Constitutional Documents, under the Cayman Islands Companies Law, with the Proposed Organizational Documents, under the DGCL. The CCAC Board has unanimously approved the Organizational Documents Proposal and believes such proposal is necessary to adequately address the needs of Quanergy PubCo after the Business Combination. Approval of the Organizational Documents Proposal is a condition to the consummation of the Business Combination.
For additional information, see “
Organizational Documents Proposal
” beginning on page 188 of this proxy statement / prospectus.
Advisory Organizational Documents Proposals
If the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposals are approved, CCAC will ask its shareholders to approve seven separate Advisory Organizational Documents Proposals in connection with the replacement of the Cayman Constitutional Documents, under the Cayman Islands Companies Law, with the Proposed Organizational Documents, under the DGCL. The CCAC Board has unanimously approved the Advisory Organizational Documents Proposals and believes such proposals are necessary to adequately address the needs of Quanergy PubCo after the Business Combination. Approval of the Advisory Organizational Documents Proposals is advisory only and is not a condition to the consummation of the Business Combination.
A brief summary of each of the Advisory Organizational Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Organizational Documents.
(A) Advisory Organizational Documents Proposal 4A
—to authorize the change in the authorized share capital of CCAC from (i) 200,000,000 CCAC Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 CCAC Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 CCAC Preference Shares of a par value of US$0.0001 each to (ii) 300,000,000 shares of Quanergy PubCo common stock and 10,000,000 shares of Quanergy PubCo preferred stock (“Advisory Organizational Documents Proposal 4A”);
(B)
Advisory Organizational Documents Proposal 4B
—to approve an exclusive forum provision, pursuant to which the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, shall be the exclusive forum for certain actions under Delaware law, and the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act (“Advisory Organizational Documents Proposal 4B”);
(C) Advisory Organizational Documents Proposal 4C
—to approve a provision electing not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders but to provide other similar restrictions regarding takeovers by interested stockholders (“Advisory Organizational Documents Proposal 4C”);
(D) Advisory Organizational Documents Proposal 4D
—to approve provisions providing that the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class, will be required to amend, alter, repeal or rescind all or any portion of Article V(B), Article VII, Article VIII, Article IX, Article X, Article XI, Article XII and Article XIII of the Proposed Certificate of Incorporation (“Advisory Organizational Documents Proposal 4D”);
(E) Advisory Organizational Documents Proposal 4E
—to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors (“Advisory Organizational Documents Proposal 4E”);
(F) Advisory Organizational Documents Proposal 4F
—to approve provisions providing that any action required or permitted to be taken by the stockholders of the Company must be effected at an annual or special meeting of the stockholders of the Company, and shall not be taken by written consent in lieu of a meeting (“Advisory Organizational Documents Proposal 4F”); and
(G) Advisory Organizational Documents Proposal 4G
—to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement / prospectus as Annex K and Annex J, respectively), including (1) changing the company name from “CITIC Capital Acquisition Corp.” to “Quanergy Systems, Inc.,” (2) making Quanergy PubCo’s corporate existence perpetual, and (3) removing certain provisions related to CCAC’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the CCAC Board believes is necessary to adequately address the needs of Quanergy PubCo after the Business Combination (“Advisory Organizational Documents Proposal 4G”).
The Proposed Organizational Documents differ in certain material respects from the Cayman Constitutional Documents and CCAC encourages shareholders to carefully review the information set out in the section entitled “
Advisory Organizational Documents Proposals
” beginning on page 190 of this proxy statement / prospectus and the full text of the Proposed Organizational Documents of Quanergy PubCo.
Stock Issuance Proposal
Assuming the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposal, are approved, CCAC’s shareholders are also being asked to approve by ordinary resolution the Stock Issuance Proposal for purposes of complying with the applicable provisions of NYSE Listing Rule 312.03. For additional information, see “
Stock Issuance Proposal
” beginning on page 199 of this proxy statement / prospectus.
Equity Incentive Plan Proposal
Assuming the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Stock Issuance Proposal are approved, CCAC’s shareholders are also being asked to approve by ordinary resolution the 2022 Plan. For additional information, see “
Equity Incentive Plan Proposal
” beginning on page 201 of this proxy statement / prospectus.
ESPP Proposal
Assuming the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Stock Issuance Proposal are approved, CCAC’s shareholders are also being asked to approve by ordinary resolution the ESPP. For additional information, see “
ESPP Proposal
” beginning on page 209 of this proxy statement / prospectus.

Adjournment Proposal
If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize CCAC to consummate the Business Combination (because any of the Condition Precedent Proposals have not been approved (including as a result of the failure of any other cross-conditioned Condition Precedent Proposals to be approved)), the CCAC Board may submit a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies. For additional information, see “
Adjournment Proposal
” beginning on page 214 of this proxy statement / prospectus.
CCAC Board’s Reasons for the Approval of the Business Combination
In considering the Business Combination, the CCAC Board considered multiple positive factors including the following, although not weighted or in any order of significance:
Targets with unique and disruptive technologies and products.
CCAC intended to target companies with revolutionary technologies and products originated outside of, but which have the potential to generate primary revenues within, its core markets. CCAC believes that Quanergy has satisfied this criteria with its competitive advantage in OPA technology.
CCAC believes Quanergy is the most valuable company in the LiDAR market as a leading provider of next-generation optical phased array (“OPA”) technology focused on the automotive and Internet of Things (“IoT”) markets. Quanergy developed a disruptive solid-state LiDAR technology which utilises OPA, a platform crucial for high volume economics, reliability and performance. CCAC belives OPA technology would be a potential game-changer for the automotive industry as it is the solid-state technology best suited to scale for the automotive market. Quanergy is the only major LiDAR provider to harness the potential of OPA, and with existing commercial products available today. In addition, IoT markets present significant and immediate revenue growth opportunities. Furthermore, Quanergy’s products have already been successfully applied to markets in Asia, and with meaningful future growth prospects given the size of Asia’s automotive and industrial sectors.
Fundamentally sound companies with the potential to further improve under CCAC’s ownership
. CCAC believes its management team’s experience in its target sectors and network of industry contacts provides the potential to generate opportunities to enhance the financial and operational efficiencies of the target business, and potentially offer an attractive return for its shareholders.
Quanergy is an established technology leader in LiDAR sensors and 3D perception software that enable automation and insights into mission-critical IoT applications, with a network of over 350 customers and 40 strategic relationships. CCAC believes that Quanergy can benefit from the extensive international business network of CCAC’s management, particularly in Asian markets to be a market leader in the LiDAR sector.
Experienced and visionary management team
. CCAC intended to seek targets with an established management team that it can complement by selectively supplementing the business’s existing management team (including senior management) with members of its management team or with proven leaders from its network to enhance shareholder value.
Quanergy satisfies this criteria in that Quanergy has an experienced mangament team with proven public company credentials, who are committed to developing a truly solid-state LiDAR sensor and pioneering smart awareness based on OPA technology. The mangament team brings years of combined experience in the development, commercialization and mass production on a global scale of products requiring specialized skills in photonics, optics, optoelectronics, energy mechatronics, robotics, advanced learning, mico/nanofabrication, automation, artificial intelligence, machine learning and controls.

PIPE commitment
. The PIPE Investors have committed to purchase up to $40 million in Quanergy PubCo common stock at $10.00 per share. This shows support for the Business Combination and reduces the minimum required cash from the trust account.
Seller’s retained interest
. Quanergy’s existing shareholders are rolling 100% of their equity and will own approximately 72% stake in the pro forma company which shows an ongoing equity commitment.
Growth opportunities
. The expected proceeds raised in the proposed Business Combination and related transactions are expected to be used to further advance Quanergy’s growth strategy, including accelerating research and development, funding working capital, paying down all debt and establishing a currency for potential future acquisitions. CCAC believes that Quanergy would benefit from the capital infusion to recapitalize existing financial obligations, provide growth capital and provide necessary working capital in case of short-term financial distress.
For a more complete description of the CCAC Board’s reasons for approving the Business Combination, including other factors and risks considered by the CCAC Board, see the section entitled “
BCA Proposal—CCAC Board’s Reasons for the Approval of the Business Combination
” beginning on page 167 of this proxy statement / prospectus.
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement. For additional information, see “
BCA Proposal—Related Agreements
” beginning on page 145 of this proxy statement / prospectus.
First Amendment to Merger Agreement
On June 28, 2021, CCAC, Merger Sub and Quanergy entered into the First Amendment to Agreement and Plan of Merger (the “First Amendment to Merger Agreement”), pursuant to which the Original Merger Agreement was amended to provide that CCAC will not designate a director to the board of directors of Quanergy immediately following the Effective Time under Section 7.6(a) of the Original Merger Agreement. For additional information, see “
BCA Proposal—
First Amendment to Merger Agreement
” beginning on page 145 of this proxy statement / prospectus.
Second Amendment to Merger Agreement
On November 14, 2021, CCAC, Merger Sub and Quanergy entered into the Second Amendment to Agreement and Plan of Merger (the “Second Amendment to Merger Agreement”), pursuant to which the Original Merger Agreement was amended to extend the Agreement End Date under Section 10.1(f) of the Original Merger Agreement to December 31, 2021, provided that if all closing conditions set forth in Section 9.1 have been satisfied (except for those conditions set form in Section 9.1(a), Section 9.1(g) and those other conditions that by their terms are to be satisfied by actions taken at the Closing) are met before December 31, 2021, then the termination date is further extended to February 13, 2022. For additional information, see “
BCA Proposal—Second Amendment to Merger Agreement
” beginning on page 145 of this proxy statement / prospectus.
Third Amendment to Merger Agreement
On December 26, 2021, CCAC, Merger Sub and Quanergy entered into the Third Amendment to Agreement and Plan of Merger (the “Third Amendment to Merger Agreement”), pursuant to which the Original Merger Agreement was amended to extend the Agreement End Date under Section 10.1(f) of the Original Merger Agreement to February 13, 2021. For additional information, see “
BCA Proposal— Third Amendment to Merger Agreement
” beginning on page 145 of this proxy statement / prospectus.

Sponsor Support Agreement
In connection with the execution of the Merger Agreement, CCAC, the Sponsor and Quanergy entered into the Sponsor Support Agreement, dated as of June 21, 2021. Pursuant to the Sponsor Support Agreement, Sponsor agreed to, among other things, (i) vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement and (ii) for a certain period of time as set out in the Sponsor Support Agreement, not elect to cause CCAC to redeem any securities beneficially owned or owned of record by the Sponsor, or submit any of its securities for redemption, in connection with the transactions contemplated by the Merger Agreement or otherwise. For additional information, see “
BCA Proposal—Related Agreements—Sponsor Support Agreement
” beginning on page 145 of this proxy statement / prospectus.
Quanergy Holders Support Agreement
In connection with the execution of the Merger Agreement, CCAC entered into a support agreement with Quanergy and certain stockholders of Quanergy, dated as of June 21, 2021, a copy of which is attached to the accompanying proxy statement / prospectus as Annex D (the “Quanergy Holders Support Agreement”). Pursuant to Quanergy Holders Support Agreement, such stockholders of Quanergy agreed to, among other things, on the fifth Business Day (as defined in the Merger Agreement) following the date at which the SEC declares effective the registration statement on
Form S-4
of which this proxy statement / prospectus is a part, to execute and deliver a written consent with respect to the outstanding shares of Quanergy common stock and preferred stock held by the stockholders of Quanergy adopting the Merger Agreement and related transactions and approving the Business Combination. For additional information, see “
BCA Proposal—Related Agreements—Quanergy Holders Support Agreement
” beginning on page 146 of this proxy statement / prospectus.
Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, Quanergy PubCo, the Sponsor, certain members of the Sponsor, and certain stockholders of Quanergy PubCo will enter into the Registration Rights Agreement, pursuant to which Quanergy PubCo will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Quanergy PubCo common stock and other equity securities of Quanergy PubCo that are held by the parties thereto from time to time. For additional information, see “
BCA Proposal—Related Agreements—Registration Rights Agreement
” beginning on page 146 of this proxy statement / prospectus.
Subscription Agreements
In connection with the execution of the Merger Agreement, CCAC entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase, in the aggregate, up to 4,000,000 shares of Quanergy PubCo common stock at $10.00 per share for an aggregate commitment amount of up to $40,000,000. The closings under the Subscription Agreements will occur substantially concurrently with the Closing. Additionally, pursuant to the Subscription Agreements, the PIPE Investors agreed to waive any claims that they may have at the Closing or in the future as a result of, or arising out of, the Subscription Agreements against CCAC, including with respect to the trust account. For additional information, see “
BCA Proposal—Related Agreements—Subscription Agreements
” beginning on page 146 of this proxy statement / prospectus.
Lock-Up
Agreement
Centain stockholders of Quanergy are also subject to restrictions on transfer with respect to the shares of Quanergy PubCo common stock pursuant to the Lock-Up Agreement
to be entered into at the Closing by and

between CCAC and certain stockholders of Quanergy. Such restrictions with respect to the shares of Quanergy PubCo common stock held by Quanergy stockholders begin at Closing and end on the date that is six months after Closing, or are subject to an early price-based release if (a) the price of the shares equals or exceeds $12.00 per share for any twenty trading days within any thirty-day trading
period, or (b) CCAC completes a transaction that results in public shareholders having the right to exchange their common stock for cash, securities or other property. For additional information, see “
BCA Proposal—Related
Agreements—Lock-Up
Agreement
” beginning on page 147 of this proxy statement / prospectus.
GEM Agreement
In order to better manage working capital and liquidity needs post Business Combination, CCAC, GEM Investor and GYBL entered into the GEM Agreement, which allows the post Business Combination company, Quanergy PubCo, to fund general corporate purpose and working capital needs. The GEM Agreement is effective and binding on parties to the agreement upon execution and delivery of the GEM Agreement. Quanergy PubCo is entitled to draw up to $125 million of gross proceeds in exchange for Quanergy PubCo common stock, at a price equal to 90% of the average closing bid price of the shares of Quanergy PubCo common stock on NYSE for a 30 day period, subject to meeting the terms and conditions of the GEM Agreement. GEM Investor is also entitled to purchase Quanergy PubCo common stock pursuant to the Quanergy PubCo warrant exercisable for up to 2.5% of the outstanding common stock of Quanergy PubCo on a fully diluted basis as of the closing of the Business Combination for a period of 3 years. CCAC shall pay all reasonable and documented attorneys’ fees and expenses incurred by GEM Investor up to $50,000 on the date of GEM Agreement. For additional information, see “
BCA Proposal – Related Agreements – GEM Agreement
” beginning on page 147 of this proxy statement / prospectus.
Ownership of Quanergy PubCo following Business Combination
As of the date of this proxy statement / prospectus, there are 34,500,000 ordinary shares issued, which includes the 6,900,000 founder shares held by the Sponsor (whose members include CCAC’s directors and officers) and the 27,600,000 public shares. As of the date of this proxy statement / prospectus, there is outstanding an aggregate of 21,320,000 warrants, which includes the 7,520,000 private placement warrants held by the Sponsor and 13,800,000 public warrants. Each whole warrant entitles the holder thereof to purchase one CCAC Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of Quanergy PubCo common stock. Therefore, as of the date of this proxy statement / prospectus (without giving effect to the Business Combination), the CCAC fully diluted share capital would be 48,300,000 ordinary shares.
It is anticipated that, following the Business Combination, (1) CCAC’s public shareholders are expected to own approximately 20.4% of the outstanding Quanergy PubCo common stock, (2) the stockholders of Quanergy (without taking into account any public shares held by the stockholders of Quanergy prior to the consummation of the Business Combination or purchased in the PIPE Investments) are expected to own approximately 71.6% of the outstanding Quanergy PubCo common stock, (3) the Sponsor and related parties are expected to collectively own approximately 5.1% of the outstanding Quanergy PubCo common stock and (4) the PIPE Investors are expected to own approximately 3.0% of the outstanding Quanergy PubCo common stock. These percentages assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination, (ii) (a) the vesting of all shares of Quanergy PubCo common stock received in respect of the Quanergy PubCo Restricted Shares and (b) the vesting and exercise of all Quanergy PubCo Options for shares of Quanergy PubCo common stock (assuming that all Quanergy PubCo Options are net-settled),
(c) the exercise of all Quanergy PubCo Converted Warrants for shares of Quanergy PubCo common stock (assuming that all Quanergy PubCo Converted Warrants are net-settled),
(d) the vesting of all shares of Quanergy Restricted Stock Unit Awards and the settlement of all Adjusted Restricted Stock Unit Awards received in respect of the Quanergy Restricted Stock Unit Awards into shares of Quanergy PubCo common stock, and (e) the conversion of all of 2023 Quanergy Convertible Notes into Quanergy Common Stock (assuming the conversion date of December 31, 2021), (iii) that Quanergy PubCo issues shares of Quanergy PubCo common stock as the Aggregate Merger Consideration pursuant to the Merger Agreement, which in the aggregate equals 97,000,000 shares of Quanergy PubCo common stock (assuming that all Quanergy PubCo Options and all Quanergy PubCo Converted Warrants are
net-settled),
(iv) that Quanergy PubCo issues 4,000,000 shares of Quanergy PubCo common stock to the PIPE Investors pursuant to the PIPE Investments, (v) that no Quanergy PubCo common stock, no Quanergy PubCo warrant and no Quanergy PubCo common stock underlying the Quanergy PubCo warrants are issued pursuant to the GEM Agreement, and (vi) subject to the foregoing assumptions, immediately prior to the Closing, Quanergy has the same capitalization as it had as of September 30, 2021. If the actual facts are different from these assumptions, the percentage ownership retained by the Company’s existing shareholders in the combined company will be different.
The following table illustrates varying ownership levels in Quanergy PubCo immediately following the consummation of the Business Combination based on the assumptions above.

	Assuming No Redemptions (Shares)	% Ownership	Assuming Interim Redemptions (Shares)	% Ownership	Assuming Maximum Redemptions (Shares)	% Ownership
Quanergy stockholders	97,000,000	71.6%	97,000,000	75.5%	97,000,000	80.0%
PIPE Investors	4,000,000	3.0%	4,000,000	3.1%	4,000,000	3.3%
CCAC Class A ordinary shares(1)	27,600,000	20.4%	20,506,323	16.0%	13,412,645	11.1%
CCAC Class B ordinary shares	6,900,000	5.1%	6,900,000	5.4%	6,900,000	5.7%

Pro Forma common stock outstanding at September, 2020	135,500,000		128,406,323		121,312,645

(1)	Reflects no, interim and maximum redemptions of nil, 7,093,677 and 14,187,355 shares, respectively. The maximum redemption amount is derived considering the minimum cash requirement of $175.0 million.
Date, Time and Place of Extraordinary General Meeting of CCAC’s Shareholders
The extraordinary general meeting of the shareholders of CCAC will be held at 10:00 a.m., Eastern Time, on                     , 2022, at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020, or virtually via live webcast at https://www.cstproxy.com/ccac/2021, to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved.
Registering for the Special Meeting
Any shareholder wishing to attend the extraordinary general meeting should register for the extraordinary general meeting by                 , 2022, at 5:00 p.m. To register for the extraordinary general meeting, please follow these instructions as applicable to the nature of your ownership of ordinary shares:

•
If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the online-only meeting, go to https://www.cstproxy.com/ccac/2021, enter the
12-digit control
number included on your proxy card or notice of the extraordinary general meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the extraordinary general meeting you will need to log back into the extraordinary general meeting site using your control number.
Pre-registration is
recommended but is not required in order to attend.

•
Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the extraordinary general meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and
e-mail a
copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who
e-mail a
valid legal proxy will be issued a
12-digit meeting
control number that will allow them to register to attend and participate in the extraordinary general meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an
e-mail prior
to the extraordinary general meeting with a link and instructions for entering the extraordinary general meeting. Beneficial shareholders should contact Continental Stock Transfer & Trust Company at least five (5) business days prior to the extraordinary general meeting date in order to ensure access.

Voting Power; Record Date
CCAC shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on January 3, 2022, which is the record date for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. CCAC warrants do not have voting rights. As of the date of this proxy statement / prospectus, there were 34,500,000 ordinary shares issued, of which 27,600,000 were public shares, with the rest being held by CCAC’s initial shareholders.
Quorum and Vote of CCAC Shareholders
A quorum of CCAC shareholders is necessary to hold a valid meeting. A quorum will be present at the CCAC general meeting if the holders of a majority of the issued shares entitled to vote at the extraordinary general meeting are represented in person or by proxy (which would include presence at the extraordinary general meeting). Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting.
As of the record date for the extraordinary general meeting, 17,250,001 ordinary shares would be required to achieve a quorum.
The Sponsor has agreed to vote all of its ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement / prospectus, the Sponsor (whose members include CCAC’s directors and officers) owns 20% of the issued ordinary shares.
The proposals presented at the extraordinary general meeting require the following votes:

•
BCA Proposal
: The approval of the BCA Proposal requires an ordinary resolution, being the affirmative vote for the proposal by the holders of a majority of the ordinary shares who, being present and entitled to vote at the extraordinary general meeting to approve the BCA Proposal, vote at the quorate extraordinary general meeting.

•
Domestication Proposal
: The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Law, being the affirmative vote for the proposal by the holders of a majority of at least two-thirds
of the ordinary shares who, being present and entitled to vote at the extraordinary general meeting to approve the Domestication Proposal, vote at the quorate extraordinary general meeting.

•
Organizational Documents Proposal
: The approval of the Organizational Documents Proposal requires a special resolution under the Cayman Islands Companies Law, being the affirmative vote for the proposal by the holders of a majority of at least two-thirds
of the ordinary shares who, being present and entitled to vote at the extraordinary general meeting to approve the Organizational Documents Proposal, vote at the quorate extraordinary general meeting.

•
Advisory Organizational Documents Proposals
: The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding
vote, requires a special resolution under the Cayman Islands Companies Law, being the affirmative vote for each of the Advisory Organizational Documents Proposals by the holders of a majority of at least two-thirds
of the ordinary shares who, being present and entitled to vote at the extraordinary general meeting to approve each such Advisory Organizational Documents Proposal, vote at the quorate extraordinary general meeting.

•
Stock Issuance Proposal
: The approval of the Stock Issuance Proposal requires an ordinary resolution, being the affirmative vote for the proposal by the holders of a majority of the ordinary shares who, being present and entitled to vote at the extraordinary general meeting to approve the Stock Issuance Proposal, vote at the quorate extraordinary general meeting.

•
Equity Incentive Plan Proposal
: The approval of the Equity Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote for the proposal by the holders of a majority of the ordinary shares who, being present and entitled to vote at the extraordinary general meeting to approve the Equity Incentive Plan Proposal, vote at the quorate extraordinary general meeting.

•
ESPP Proposal
: The approval of the ESPP Proposal requires an ordinary resolution, being the affirmative vote for the proposal by the holders of a majority of the ordinary shares who, being present and entitled to vote at the extraordinary general meeting to approve the ESPP Proposal, vote at the extraordinary general meeting.

•
Adjournment Proposal
: The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote for the proposal by the holders of a majority of the ordinary shares who, being present and entitled to vote at the extraordinary general meeting to approve the Adjournment Proposal, vote at the quorate extraordinary general meeting.

Abstentions and broker
non-votes,
while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting.
Redemption Rights
Pursuant to the Cayman Constitutional Documents, a public shareholder may request of CCAC that Quanergy PubCo redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

•
hold public shares or if you hold public shares through CCAC units, you elect to separate your CCAC units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

•	submit a written request to Continental Stock Transfer & Trust Company (“Continental”), CCAC’s transfer agent, that Quanergy PubCo redeem all or a portion of your public shares for cash; and

•	deliver the certificates for your public shares (if any) along with the redemption forms to Continental physically or electronically through DTC.
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                 , 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of CCAC units must elect to separate the CCAC units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their CCAC units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the CCAC units into the underlying public shares and public warrants, or if a holder holds CCAC units registered in its own name, the holder must contact Continental directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank and the public shares will not be redeemed for cash, even if their holders have properly exercised redemption rights with respect to such public shares. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms to Continental, Quanergy PubCo will redeem such public shares for a per-share
price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of September 30, 2021, this would have amounted to approximately $10.07 per issued public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Quanergy PubCo common stock that will be redeemed immediately after consummation of the Business Combination. See “
Extraordinary General Meeting of CCAC—Redemption Rights
” in this proxy statement / prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.
The Sponsor has agreed to vote in favor of the Business Combination, regardless of how CCAC’s public shareholders vote. The Sponsor and each director and each officer of CCAC have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in the case of the Sponsor, subject also to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement / prospectus, the Sponsor (whose members include CCAC’s directors and officers) owns 20% of the issued ordinary shares.
Holders of the warrants will not have redemption rights with respect to the warrants.
Appraisal Rights
Neither CCAC shareholders nor CCAC warrant holders have appraisal rights in connection with the Business Combination or the Domestication under Cayman Islands law or under the DGCL.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. CCAC has engaged Morrow Sodali LLC to assist in the solicitation of proxies.
If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “
Extraordinary General Meeting of CCAC—Revoking Your Proxy
.”

Interests of CCAC’s Directors and Officers in the Business Combination
When you consider the recommendation of CCAC’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that the Sponsor and CCAC’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of CCAC shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•
Prior to CCAC’s initial public offering, the Sponsor purchased 5,750,000 CCAC Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.004 per founder shares. Effective December 10, 2019, the Sponsor transferred 718,750 founder shares to Mr. Henri Arif for a purchase price of $3,125 (the same per-share
price initially paid by the Sponsor), resulting in our sponsor holding 5,031,250 founder shares. On February 10, 2020, CCAC effected a share capitalization of 1,150,000 shares and as a result the Sponsor held 6,037,500 founder shares and Mr. Henri Arif held 862,500 founder shares. On May 7, 2020, the Sponsor transferred 22,000 founder shares to Mr. Ross Haghighat for no consideration and on February 10, 2021, the Sponsor transferred 13,000 founder shares to Mr. Mark B. Segall for no consideration. As of the date of this proxy material / prospectus, the Sponsor and its affiliates held 6,002,500 founder shares and 7,520,000 Private Warrants, which has an approximate value of US$63,981,263 based on the average of the high and low prices of the Class A ordinary shares and private warrants of CCAC on the NYSE on September 20, 2021. As of September 3, 2021, CCAC owes approximately US$ 754,286 in the aggregate to the Sponsor and its affiliates for working capital loans, administrative service fees due and out-of-pocket expenses. Except as described the preceding sentence, there are no outstanding loans or material fee or reimbursement arrangements among CCAC, the Sponsor, its affiliates, or the CCAC directors or officers. As a result of the significantly lower investment per CCAC Class B ordinary share of our Sponsor as compared with the investment per public share of CCAC’s public shareholders, a transaction which results in an increase in the value of the investment of the Sponsor may result in a decrease in the value of the investment of our public shareholders.

•
Although the Sponsor and its affiliates have committed considerable capital to CCAC, including through its participation in the CCAC IPO and its contribution of a portion of the promote for no consideration, if the Business Combination is consummated, taking into account the investments described above, including the promote, it is possible that the Sponsor and its affiliates could realize a positive rate of return on such investments even if other CCAC shareholders experience a negative rate of return following the Business Combination.

•
If CCAC does not consummate a business combination by February 13, 2022 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, liquidating and dissolving, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 6,900,000 CCAC Class B ordinary shares owned by the Sponsor, its affiliates and the directors of CCAC would be worthless because following the redemption of the public shares, CCAC would likely have few, if any, net assets. Additionally, in such event, the 7,520,000 private placement warrants purchased by the Sponsor simultaneously with the consummation of CCAC’s initial public offering for an aggregate purchase price of $7,520,000 will expire worthless.

•
The Sponsor will benefit economically from the completion of a Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate. That said, the Sponsor, an Affiliate of CITIC Capital Holdings Limited, by pursuing a business combination with a less favorable target company or on terms less favorable to shareholders than what it would normally negotiate, may cause irreparable reputational damage to CITIC Capital Holdings Limited, which far exceeds to the dollar value of the initial Sponsor

Promote, and this risk similarly serves as a disincentive from pursuing an unattractive business combination.

•
CCAC’s directors, Mr. Arif, Mr. Ross Haghighat and Mr. Mark B. Segall, also have a direct or indirect economic interest in such private placement warrants and/or in the 6,900,000 CCAC Class B ordinary shares owned by the Sponsor or its affiliates. The 6,900,000 shares of Quanergy PubCo common stock into which the 6,900,000 CCAC Class B ordinary shares held by the Sponsor will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $69.1 million based upon the closing price of $10.01 per public share on the NYSE on December 31, 2021, the most recent practicable date prior to the record date for the extraordinary general meeting. However, given that such shares of Quanergy PubCo common stock will be subject to certain restrictions, including those described elsewhere in this proxy statement / prospectus, CCAC believes such shares have less value. The 7,520,000 Quanergy PubCo warrants into which the 7,520,000 private placement warrants held by the Sponsor will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $4.9 million based upon the closing price of $0.65 per public warrant on the NYSE on December 31, 2021, the most recent practicable date prior to the record date for the extraordinary general meeting.

•
Accordingly, CCAC’s Sponsor, officers and directors will lose their entire investment of $7,545,000, consisting of the Sponsor’s $25,000 initial investment and the Sponsor’s $7,520,000 private placement warrant purchase price, if CCAC does not complete a business combination by February 13, 2022.

•
Pursuant to that certain letter agreement, dated as of February 10, 2020, by and among the CCAC and the Sponsor, in connection with CCAC’s initial public offering, the Sponsor and other signatories (each of whom is a member of CCAC’s board of directors and/or management team) is subject to certain restrictions on transfer with respect to: (i) the Founder Shares (as defined in such letter agreement); and (ii) private placement warrants (as defined in such letter agreement). Such restrictions on the Founder Shares end on the date that is one year after Closing, or are subject to an early price-based release if: (a) the price of the shares equals or exceeds $12.00 per share for any twenty trading days within any thirty-day trading
period at least 150 days after the Business Combination, or (b) CCAC completes a transaction that results in public shareholders having the right to exchange the CCAC Class A ordinary shares for cash, securities or other property. The restrictions on the private placement warrants end on 30 days after the completion of a business combination.

•
The Sponsor irrevocably and unconditionally agreed that during the period commencing on June 21, 2021 and ending on the earliest of (a) the effective time of the Merger, and (b) such date and time of the termination of the Merger Agreement (as amended on June 28, 2021 and further amended on November 14, 2021 and December 26, 2021) in accordance with its terms, such Sponsor shall not elect to cause CCAC to redeem any of the 6,900,000 CCAC Class B ordinary shares and 7,520,000 private placement warrants beneficially owned or owned of record by such Sponsor, or submit any of such securities for redemption, in connection with the transactions contemplated by the Merger Agreement or otherwise.

•
Affiliates of our Sponsor and our directors own equity interests in Quanergy as of the date of this proxy statement / prospectus. On April 5, 2017 and May 5, 2017, Tharsis Funds, affiliates of Mr. Arif, Tharsis Capital, acquired an aggregate of 246,250 common shares from certain shareholders in Quanergy, representing approximately 1.79% of the fully diluted share capital of Quanergy as of May 5, 2017. On October 17, 2018, (i) CCSRF, an affiliate of Mr. Fanglu Wang and Mr. Eric Chan, CCSRF Vision (Cayman) Investment Limited, acquired 82,372 shares of Quanergy on an as-converted
and
as-exercised
basis, representing approximately 0.58% of the fully diluted share capital of Quanergy, and (ii) affiliates of Mr. Arif, Tharsis Capital, acquired 16,968 additional shares of

Quanergy on an
as-converted
and
as-exercised
basis, which, taken in total with the previous acquisition of shares, represented approximately 1.86% of the fully diluted share capital of Quanergy. Between January 1, 2019 and July 1, 2020, CCSRF acquired additional equity securities from certain existing holders of shares of Series C preferred stock, which, taken in total with the previous acquisition of equity, represented approximately 0.94% of the fully diluted share capital of Quanergy, and Tharsis Funds acquired additional equity securities from certain existing holders of shares of Series C preferred stock, which, taken in total with the previous acquisition of equity, represented approximately 1.91% of the fully diluted share capital of Quanergy, in each case, as of July 1, 2020. Immediately following the Closing, CCSRF and Tharsis Funds are expected to receive approximately 1,957,086 and 1,345,689 Quanergy PubCo shares, respectively, on an as-converted
and
as-exercised
basis based on Quanergy’s capitalization on September 30, 2021.

•
None of Mr. Arif, Mr. Wang and Mr. Chan, nor any other affiliate of CCAC were involved in the management or guarantee of Quanergy in relation to its consideration of the Business Combination and alternative transactions. The potential interests of Mr. Henri, Mr. Wang and Mr. Chan were properly disclosed to the CCAC Board, and the CCAC Board considered these interests, among other matters, in evaluating and negotiating the business combination and transaction agreements and in recommending to CCAC’s stockholders that they vote in favor of the proposals presented at the CCAC special meeting, including the Business Combination Proposal. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the CCAC special meeting, including the Business Combination Proposal.

•
CCAC’s Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if CCAC fails to complete a business combination by February 13, 2022.

•
CCAC’s existing directors and officers will be eligible for continued indemnification and continued coverage under CCAC’s directors’ and officers’ liability insurance policy after the Merger and pursuant to the Merger Agreement.

•
Following the Closing, CCAC’s Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to CCAC and remain outstanding. If CCAC does not complete an initial business combination within the required period, CCAC may use a portion of its working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used for this purpose.

•
CCAC’s Sponsor, officers and directors and their affiliates are entitled to reimbursement of out-of-pocket
expenses incurred by them related to identifying, investigating, negotiating and completing an initial business combination, including repayment of any other loans and advances made. However, if CCAC fails to consummate a business combination by February 13, 2022, they will not have any claim against the trust account for reimbursement. Accordingly, CCAC may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by such date.

•
Pursuant to the Registration Rights Agreement, the Sponsor, certain of its respective affiliates and certain stockholders of Quanergy will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back
provisions with respect to the shares of Quanergy PubCo common stock and warrants held by such parties following the consummation of the Business Combination.

•
The Proposed Certificate of Incorporation will contain a provision expressly electing that Quanergy PubCo will not to be governed by Section 203 (Delaware’s “interested stockholder” statute) of the DGCL, although it will provide other restrictions regarding takeovers by interested stockholders

The Sponsor has agreed to vote in favor of the Business Combination, regardless of how CCAC’s public shareholders vote. The Sponsor and each director and each officer of CCAC have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in the case of the Sponsor, subject also to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement / prospectus, the Sponsor (whose members include CCAC’s directors and officers) owns 20% of the issued ordinary shares.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material non-public
information regarding CCAC or CCAC’s securities, the Sponsor, Quanergy our or their respective directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of CCAC’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Quanergy or their respective directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of a majority of at least two-thirds
of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal, the Organizational Documents Proposal, and the Advisory Organizational Documents Proposals, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) CCAC’s net tangible assets being at least $5,000,001.
Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.
The existence of financial and personal interests of one or more of CCAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CCAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CCAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled
“—Interests of CCAC’s Directors and Officers in the Business Combination”
for a further discussion of these considerations.
Opinion of Duff & Phelps, the CCAC Board’s Financial Advisor
On February 18, 2021, CCAC retained Duff & Phelps to serve as an independent financial advisor to the CCAC Board to provide to the CCAC Board a fairness opinion in connection with the Business Combination
.
 On

June 21, 2021, Duff & Phelps verbally rendered its opinion to CCAC Board, which was subsequently confirmed in writing by delivery of its opinion, dated June 21, 2021 (the “Opinion”), addressed to the CCAC Board that, as of the date of the Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Opinion, the consideration to be paid by CCAC in the Business Combination was fair, from a financial point of view, to CCAC.
In selecting Duff & Phelps, the CCAC Board considered, among other things, the fact that Duff & Phelps is a reputable investment banking firm with experience in the mobility sector and a global leader in providing fairness opinions to boards of directors. Duff & Phelps is continuously engaged in the valuation of businesses and their securities and the provision of fairness opinions in connection with various transactions.
The full text of the Opinion is attached hereto as Annex L and is incorporated into this document by reference. The summary of the Opinion set forth herein is qualified in its entirety by reference to the full text of the Opinion. CCAC’s stockholders are urged to read the Opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, other matters considered and limits of the review undertaken by Duff & Phelps in connection with such Opinion.
Recommendation to Shareholders of CCAC
CCAC’s board of directors believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of CCAC’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the BCA Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Equity Incentive Plan Proposal and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
The existence of financial and personal interests of one or more of CCAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CCAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CCAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
BCA Proposal—Interests of CCAC’s Directors and Officers in the Business Combination
” for a further discussion of these considerations.

Sources and Uses of Funds for the Business Combination
The following table summarizes the sources and uses for funding the transactions contemplated by the Merger Agreement. Where actual amounts are not known or knowable, the figures below represent CCAC’s good faith estimate of such amounts assuming a Closing as of November 23, 2021.

(in millions)	Assuming No Redemption	Assuming 50% Redemption	Assuming Maximum Redemption
Sources
Quanergy’s Equity(1)	$970	$970	$970
Proceeds from Trust Account	276	138	0
PIPE Investments	40	40	40
Founders Shares	69	69	69

Total Sources	$1,355	$1,217	$1,079

Uses
Quanergy’s Equity(1)	$970	$970	$970
Cash to Balance Sheet(2)	246	108	(30)
Repayment of 2022 Secured Notes	35	35	35
Founder Shares	69	69	69
Transaction Costs(3)	35	35	35

Total Uses	$1,355	$1,217	$1,079

(1)	Quanergy PubCo common stock to be issued at a deemed value of $10.00 per share.
(2)	Estimated cash to the balance sheet is comprised of cash in trust, as adjusted for redemptions, plus PIPE proceeds, minus repayment of 2022 secured Notes, if any, minus estimated transaction costs.
(3)	Includes deferred underwriting commission of approximately $9.66 million and estimated transaction expenses
U.S. Federal Income Tax Considerations
For a discussion summarizing certain U.S. federal income tax considerations of the Domestication and an exercise of redemption rights in connection with the Business Combination, please see “
U.S. Federal Income Tax Considerations
” beginning on page 215 of this proxy statement / prospectus.
Expected Accounting Treatment
The Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of the Company as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Quanergy PubCo immediately following the Domestication will be the same as those of CCAC immediately prior to the Domestication.
The Business Combination
We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under the guidance in ASC 805, CCAC is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination is expected to be reflected as the equivalent of Quanergy issuing stock for the net assets of CCAC, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded.

Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a
30-day
waiting period following the two filings of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On July 6, 2021, CCAC and Quanergy filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC. On July 8, 2021, the Premerger Notification Office of the FTC and the Antitrust Division confirmed receipt of completed Notification and Report Forms from all parties with respect to the Proposed Transaction. The waiting period has expired on August 5, 2021 at 11:59pm.
At any time before or after consummation of the Business Combination, notwithstanding termination of the respective waiting periods under the HSR Act, the Antitrust Division or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. CCAC cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, CCAC cannot assure you as to its result.
Neither CCAC nor Quanergy are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
On July 13, 2021, CCAC and Quanergy submitted a joint voluntary declaration of the Business Combination to the Committee on Foreign Investment in the United States (“CFIUS”) under Section 721 of the Defense Production Act of 1950, as amended. Approval of the Business Combination by CFIUS is a condition to each party’s obligations to complete the Business Combination, and the parties’ completion of the Business Combination is therefore contingent upon CFIUS Clearance as defined in the Merger Agreement. On August 18, 2021, CFIUS informed CCAC and Quanergy in writing that after reviewing the information provided regarding the Proposed Transaction, that CFIUS concluded that the Proposed Transaction is not a covered transaction and therefore not subject to review by CFIUS. This notification from CFIUS satisfies the CFIUS Clearance condition in the Merger Agreement.
Emerging Growth Company
CCAC is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in CCAC’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding
advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies, but any such election to opt out is irrevocable. CCAC has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, CCAC, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of CCAC’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
CCAC will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of CCAC’s initial public offering, (b) in which CCAC has total annual gross revenue of at least $1.07 billion or (c) in which CCAC is deemed to be a large accelerated filer, which means the market value of CCAC’s common equity that is held by non-affiliates
exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which CCAC has issued more than $1.00 billion in non-convertible
debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.
Additionally, CCAC is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation
S-K.
Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. CCAC will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of its common equity held by non-affiliates
exceeds $700 million as of the prior September 30 or (2) the market value of its common equity exceeds $250 million and its annual revenues exceeds $100 million during such fiscal year.
Risk Factors
Unless the context requires otherwise, references to “Quanergy,” “we,” “us,” “our” and “the Company” in this section are to the business and operations of Quanergy prior to the Business Combination and the business and operations of Quanergy PubCo as directly or indirectly affected by Quanergy by virtue of Quanergy PubCo’s ownership of the business of Quanergy following the Business Combination.
In evaluating the proposals to be presented at the extraordinary general meeting, shareholders should carefully read this proxy statement / prospectus and especially consider the factors discussed in the sections titled “
Summary of the Proxy Statement / Prospectus—Risk Factors
” and “
Risk Factors
” beginning on page 55 and page 61 of this proxy statement / prospectus. In particular, such risks include, but are not limited to, the following:

•	We have incurred operating losses in the past, expect to incur operating losses in the future and may never achieve or maintain profitability.

•	We will require additional capital to meet our financial obligations and support planned business growth, and this capital might not be available on acceptable terms or at all.

•
We operate in evolving markets, which make it difficult to evaluate our business and prospects. If markets for LiDAR products, including autonomous driving, security
 & smart spaces, mapping, robotics, industrial and other commercial applications, develop more slowly than we expect, or long-term end-customer
adoption rates and demand are slower than we expect, our operating results and growth prospects could be harmed.

•	Product integration could face complications or unpredictable difficulties, which may adversely impact customer adoption of our products and our financial performance.

•
The market for LiDAR sensors is highly competitive and many companies are actively focusing on LiDAR technology or competing technologies based on camera, radar or other technologies. If we fail to differentiate ourselves and compete successfully with these companies, many of which have substantially greater resources, our products may become obsolete and it will be difficult for us to attract customers and our business will be harmed.

•
Our Optical Phased Array (OPA) based product could fail to meet industry requirements for range, resolution or general performance or we could fall short of our cost objections for
OPA-based
LiDAR, thereby limiting our revenue potential.

•	Developments in alternative non-LiDAR technologies may adversely affect the demand for LiDAR sensors.

•
If we are not able to effectively grow our global sales and marketing organization, or maintain or grow an effective network of distributors, value-added resellers, and integrators, our business prospects, results of operations and financial condition could be adversely affected.

•
We continue to implement strategic initiatives designed to grow our business. These initiatives may prove more costly than we currently anticipate and we may not succeed in increasing our revenue in an amount sufficient to offset the costs of these initiatives and to achieve and maintain profitability.

•
We have limited manufacturing capacity and intend to depend primarily on a small number of contract manufacturers and manufacturing partners in the future. Our operations could be disrupted if we encounter delays or other problems with these contract manufacturers.

•	We may incur significant direct or indirect liabilities in connection with our product warranties which could adversely affect our business and operating results.

•
We have been and may continue to be subject to litigation regarding intellectual property rights that could be costly, including claims that we are infringing third party intellectual property, whether successful or not, and could result in the loss of rights important to our products or otherwise harm our business.

•	We are subject to, and must remain in compliance with, numerous laws and governmental regulations across various jurisdictions concerning the manufacturing, use, distribution and sale of our products.

•	The effects of the COVID-19 pandemic has had and could continue to have a material adverse effect on our business prospects, financial results, and results of operations.

•
We have identified a material weakness in our internal control over financial reporting, and if we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports, and the market price of our common stock may be materially adversely affected.

•	The Sponsor has agreed to vote in favor of the Business Combination, regardless of how CCAC’s public shareholders vote.

•	We may be forced to close the Business Combination even if we determined it is no longer in our shareholders’ best interest.

•
Since the Sponsor and CCAC’s directors and officers have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Quanergy is appropriate as our initial business combination. Such interests include that Sponsor will lose its entire investment in us if our business combination is not completed.

•	The exercise of CCAC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in CCAC’s shareholders’ best interest.

•
The PRC government exerts substantial influence and discretion over the manner in which companies incorporated under the laws of PRC conduct their business activities. Quanergy is a Delaware corporation headquartered in Sunnyvale, California, which, through its subsidiaries, conducts limited activities in China and is not subject to such influence by the PRC government. However, if Quanergy were to become subject to such direct influence or discretion, it may result in a material change in its operations and/or the value of its securities, which would materially affect the interest of the investors.

•
If the Chinese laws and other obligations relating to cybersecurity and data protection were to apply to Quanergy or its business operations in China, failure to comply with any of them may result in proceedings against Quanergy by Chinese government authorities or others and harm its public image and reputation, which could materially and adversely affect its business, financial condition, and results of operations.

•
The issuances of additional shares of
Quanergy
common stock under the GEM Agreement may result in dilution of future Quanergy PubCo stockholders
and have a negative impact on the market price of
Quanergy PubCo common stock
.

Cash Transfers and Dividend Distribution
Quanergy conducts substantially all of its operations in the United States and maintains its bank accounts and balances primarily in licensed banks in the United States. If needed, cash can be transferred between Quanergy and its subsidiaries through intercompany fund advances, and there are currently no restrictions on transferring funds between the Delaware parent company and its subsidiaries in UAE, Canada, Hong Kong, Japan, UK, and Germany. On a monthly basis, Quanergy transfers funds to its subsidiaries in the UAE, Canada, Hong Kong, Japan, the UK and Germany for expenses such as payroll and facilities related to sales support activities and, in the case of the subsidiary in Canada, certain R&D activities. In the case of Quanergy’s subsidiary in China, it is wholly-owned by the subsidiary in Hong Kong which transfers funds to it to pay for expenses. As currently structured, none of Quanergy’s subsidiaries transfer funds to Quanergy. Quanergy does not have any plans to change this structure going forward.
Quanergy has not declared or paid dividends in the past given the early development stage of its businesses, nor have any dividends or distributions been made by any of its subsidiaries. Quanergy does not currently generate revenue at the subsidiary level and does not expect to depend on its subsidiaries for distributions, loans and other payments to generate funds necessary to meet its financial obligations or to pay any dividends. Quanergy does not intend to pay cash dividends for the foreseeable future. Please see “
Risk Factors - Risks Related to the Business Combination - Following the consummation of the Business Combination, our only significant asset will be our ownership interest in Quanergy and such ownership may not be sufficient to pay taxes or expenses, dividends or make distributions or loans to enable us to pay any dividends on Quanergy PubCo common stock or satisfy our other financial obligations.”
and
“-Additional Risks Related to Ownership of Quanergy PubCo Common Stock Following the Business Combination and Quanergy PubCo Operating as a Public Company - Quanergy PubCo does not intend to pay cash dividends for the foreseeable future.
”
U.S. investors will not be subject to UAE, Canada, Hong Kong, Japan, UK, Germany or PRC taxation on dividend distributions, and no withholding will be required on the payment of dividends or distributions to them while they may be subject to U.S. federal income tax. See “
U.S. Federal Income Tax Considerations
.”
There are no significant restrictions and limitations on Quanergy’s ability to distribute earnings from its business to Quanergy PubCo and U.S. investors or its ability to settle amounts owed. With the way Quanergy’s business is currently structured and operates, there are no significant restrictions on foreign exchange or its ability to transfer cash between entities within Quanergy group, across borders, or to U.S. investors.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the Business Combination and the PIPE Financing included elsewhere in this proxy statement/prospectus. Under all redemption scenarios, namely no redemption, interim redemption scenario, and the maximum redemptions scenario, the Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, CCAC will be treated as the “acquired” company for accounting and financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Quanergy issuing equity for the net assets of CCAC, accompanied by a recapitalization. The net assets of CCAC will be stated at historical cost, with no goodwill or other intangible assets recorded. The summary unaudited pro forma condensed combined balance sheet data as of September 30 ,2021 gives effect to the Business Combination and PIPE Financing as if they had occurred on September 30, 2021. The summary unaudited pro forma condensed combined statement of operations data for the nine months ended September 30, 2021, and year ended December 31, 2020 gives effect to the Business Combination and PIPE Financing as if they had occurred on January 1, 2020.
The summary pro forma data have been derived from and should be read in conjunction with the more detailed unaudited pro forma condensed combined financial information (the “pro forma financial statements”) of CCAC appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the pro forma financial statements. The pro forma financial statements are based upon, and should be read in conjunction with, the historical consolidated financial statements and related notes of CCAC and Quanergy for the applicable periods included in this proxy statement/prospectus.
The summary pro forma data have been presented for informational purposes only and are not necessarily indicative of what Quanergy’s and CCAC’s financial position or results of operations actually would have been had the Business Combination and PIPE Financing been completed as of the dates indicated. In addition, the summary pro forma data do not purport to project the future financial position or operating results of Quanergy PubCo.
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below:

•	Assuming No Redemption Scenario: This scenario assumes that no shares of CCAC’s redeemable common stock will be redeemed;

•
Assuming Interim Redemption Scenario:
This presentation assumes that CCAC’s public stockholders holding 7,093,677 of CCAC’s public shares exercise their redemption rights and that such shares are redeemed for their pro rata share ($10.07 per share) of the funds in the Trust Account for aggregate redemption proceeds of $71.4 million. The Merger Agreement includes a minimum cash available requirement that CCAC will need to have a minimum of $175.0 million of funds, net of any share redemptions.

•
Assuming Maximum Redemption Scenario:
This presentation assumes that CCAC’s public stockholders holding 14,187,355 of CCAC’s public shares exercise their redemption rights and that such shares are redeemed for their pro rata share ($10.07 per share) of the funds in the Trust Account for aggregate redemption proceeds of $142.9 million. The Merger Agreement includes a minimum cash available requirement that CCAC will need to have a minimum of $175.0 million of funds, net of any share redemptions.

(in thousands, except per share data)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Interim Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data for the Nine months Ended September 30, 2021
Total revenue	$2,425	$2,425	$2,425
Net loss	$(67,007)	$(67,007)	$(67,007)
Net loss per share – basic and diluted	$(0.54)	$(0.58)	$(0.61)
Weighted-average shares outstanding – basic and diluted	123,160,127	116,067,142	108,974,156

	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Interim Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data for the Year Ended December 31, 2020
Total revenue	$3,015	$3,015	$3,015
Net loss	$(141,839)	$(141,839)	$(141,839)
Net loss per share – basic and diluted	$(1.15)	$(1.22)	$(1.30)
Weighted-average shares outstanding – basic and diluted	123,160,127	116,067,142	108,974,156

	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Interim Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of September 30, 2021
Cash and cash equivalents	$288,661	$217,228	$145,795
Total current assets	$316,196	$244,763	$173,330
Total assets	$337,190	$266,757	$194,324
Total current liabilities	$8,520	$8,520	$8,520
Total liabilities	$15,344	$15,344	$15,344
Total stockholders’ equity	$321,846	$250,413	$178,980

MARKET PRICE AND DIVIDEND INFORMATION
CCAC units, CCAC Class A ordinary shares and public warrants are currently listed on the NYSE under the symbols “CCAC.U” and “CCAC” and “CCAC WS,” respectively.
The closing price of the units, common stock and redeemable warrants as of July 15, 2021, the last trading day before announcement of the execution of the Merger Agreement, was $10.38, $9.89 and $1.01, respectively. As of December 31, 2021, the most recent practicable date prior to the record date for the extraordinary general meeting, the closing price for each unit, common stock and redeemable warrant was $10.30, $10.01 and $0.65, respectively.
Holders of the units, public shares and public warrants should obtain current market quotations for their securities. The market price of CCAC’s securities could vary at any time before the Business Combination.
Holders
As of the date of this proxy statement / prospectus there was 27,600,000 holder of record of CCAC’s Class A ordinary shares, 6,900,000 holders of record of CCAC’s Class B ordinary shares, 27,600,000 holder of record of CCAC units and 21,320,000 holders of CCAC warrants. See “
Beneficial Ownership of Securities
.”
Dividend Policy
CCAC has not paid any cash dividends on its CCAC Class A ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of Quanergy PubCo subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of Quanergy PubCo’s board of directors. CCAC’s board of directors is not currently contemplating and does not anticipate declaring share dividends nor is it currently expected that Quanergy PubCo’s board of directors will declare any dividends in the foreseeable future. Further, the ability of Quanergy PubCo to declare dividends may be limited by the terms of financing or other agreements entered into by Quanergy PubCo or its subsidiaries from time to time.
Price Range of Quanergy’s Securities
Historical market price information regarding Quanergy is not provided because there is no public market for Quanergy’s securities. For information regarding Quanergy’s liquidity and capital resources, see “
Quanergy’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources
” beginning on page 287 of this proxy statement / prospectus.

RISK FACTORS
Shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement / prospectus, including the financial statements and notes to the financial statements included herein, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement / prospectus. Certain of the following risk factors apply to the business and operations of Quanergy and will also apply to the business and operations of Quanergy PubCo following the completion of the Business Combination. If any of the following risks actually occurs, it may have a material adverse effect on the business, results of operations or financial condition of Quanergy or Quanergy PubCo and could adversely affect the trading price of its common stock following the business combination. The risks described in this “Risk Factors’’ section may also be incorrect or may change. If the risks and uncertainties that Quanergy or Quanergy PubCo plan for are incorrect or incomplete, or if Quanergy or Quanergy PubCo fail to fully understand and manage these risks successfully this failure may have a material adverse effect on the business, financial condition and results of operation of Quanergy PubCo following the Business Combination. The following risks should be read in conjunction with the financial statements and notes to the financial statements included herein.
Unless the context requires otherwise, references to “Quanergy,” “we,” “us,” “our” and “the Company” in this section are to the business and operations of Quanergy prior to the Business Combination and the business and operations of Quanergy PubCo as directly or indirectly affected by Quanergy by virtue of Quanergy PubCo’s ownership of the business of Quanergy following the Business Combination.
Risks Related to Our Industry and Business
We have incurred operating losses in the past, expect to incur operating losses in the future and may never achieve or maintain profitability.
We have experienced net losses in each year since our inception. In the years ended December 31, 2020 and 2019, we incurred net losses of $35.8 million and $42.4 million, respectively, and in the nine months ended September 30, 2021, we incurred net losses of $54.2 million. You should not rely on the revenue growth of any prior quarterly or annual period as an indication of our future performance. We expect these losses to continue for at least the next several years as we expand our product offering and continue to scale our commercial operations and research and development program. As of September 30, 2021, we had an accumulated deficit of $298.2 million. Even if we are able to increase sales of our products, there can be no assurance that we will ever be profitable.
We expect we will continue to incur significant losses for the foreseeable future as we:

•	continue to hire additional personnel and make investments in research and development in order to develop technology and related software;

•	increase our sales and marketing functions, including expansion of our customer support and distribution capabilities;

•	hire additional personnel to support compliance requirements in connection with being a public company; and

•	expand operations and manufacturing.
If our products do not achieve sufficient market acceptance, our revenue growth rate may be slower than we expect, we may not be able to increase revenue enough to offset the increase in operating expenses resulting from investments, and we will not become profitable. If we fail to become profitable, or if we are unable to fund our continuing losses we may be unable to continue our business operations. There can be no assurance that we will ever achieve or sustain profitability.

We will require additional capital to meet our financial obligations and support planned business growth, and this capital might not be available on acceptable terms or at all.
Historically, we have funded our operations since inception primarily through equity, and equity-linked notes. We intend to continue to make significant investments to support planned business growth and will require additional funds to respond to business challenges, including the need to develop new sensing products and technology, maintain adequate levels of inventory to support demand requirements of our distributors and customers, improve our operating infrastructure or acquire complementary businesses, personnel and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our then existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing we secure, the debt holders would have rights senior to the holders of our common stock to make claims on our assets, and the terms could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we were to violate the restrictive covenants, we could incur penalties, increased expenses and an acceleration of the payment terms of our outstanding debt, which could in turn harm our business.
Because our decision to issue securities or raise financing in the future will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future issuances of debt or equity securities. As a result, our stockholders bear the risk of future issuances reducing the value of our common stock and diluting their interests. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business may be harmed.
We operate in evolving markets, which make it difficult to evaluate our business and prospects. If markets for LiDAR products, including autonomous driving, security & smart spaces, mapping, robotics, industrial and other commercial applications, develop more slowly than we expect, or long-term end-customer
adoption rates and demand are slower than we expect, our operating results and growth prospects could be harmed.
While LiDAR has existed for some time for terrestrial and aerial mapping applications and for research and development level automotive applications, the concept of low cost and high volume LiDAR for markets like automotive, security & smart spaces and mapping applications is relatively new and rapidly evolving, making our business and prospects difficult to evaluate. The growth and profitability of these markets (collectively, the “Sensing Solutions Market”) and the level of demand and market acceptance for LiDAR technology are subject to a high degree of uncertainty. The future growth of our business depends on the growth of these Sensing Solutions Market. We cannot be certain that this will happen. If consumers do not perceive meaningful benefits of LiDAR technology, then these markets may develop more slowly than we expect, which could adversely impact our operating results and our ability to grow our business.
If our customers and partners are unable to maintain and increase acceptance of LiDAR technology, our business, results of operations, financial condition and growth prospects would be adversely affected.
Our future operating results will depend on the ability of our customers and partners to create, maintain and increase acceptance of LiDAR technology. There is no assurance that our customers and partners can achieve these objectives. Acceptance of our LiDAR technology in the global Sensing Solutions Market depends upon many factors, including regulatory requirements applicable to such markets, evolving safety standards and perceptions, cost and consumer preferences. Market acceptance of LiDAR technology also depends on the ability of market participants, including us, to resolve technical challenges facing the Sensing Solutions Market in a timely and cost-effective manner. Consumers will also need to be made aware of the advantages of the LiDAR technology compared to competing technologies, specifically those with different sensor arrays, such as camera, and radar in automotive, and camera, infrared and microwave in security. If consumer acceptance of LiDAR technology in the global Sensing Solutions Market does not occur or occurs more slowly than we expect, sales of our products could also be adversely affected.
Product integration could face complications or unpredictable difficulties, which may adversely impact customer adoption of our products and our financial performance.
Our products typically function as part of a system, and are therefore integrated with other sensing technologies, software products and customer applications. Required integration efforts can be time consuming and costly and there is no guarantee that results will be satisfactory to the end customer. These challenges are even more present in the automotive sector where components are subject to as much as several years of product and design validation before they are fitted into a vehicle program. While the company works with system integrators which lend their experience to these workstreams, there is no guarantee that unforeseen delays or setback would not arise that would impair our ability to launch with key programs across our sectors of focus.
The market for LiDAR sensors is highly competitive and many companies are actively focusing on LiDAR technology or competing technologies based on camera, radar or other technologies. If we fail to differentiate ourselves and compete successfully with these companies, many of which have substantially greater resources, our products may become obsolete and it will be difficult for us to attract customers and our business will be harmed.
The LiDAR sensor market is becoming increasingly competitive and global. Our competitors are numerous and they compete with us directly by offering LiDAR products and indirectly by attempting to solve some of the same challenges with different technology. We face competition from camera and radar companies, other developers of LiDAR products, and other technology and supply companies, some of which have already completed SPAC transactions and have significantly greater resources than we do. Some examples of our competitors include Velodyne, Innoviz Technologies Ltd., Aeva, Inc., Luminar Technologies, Inc., Hesai Technology Co., Ltd., AEye, Ouster, Inc., and Ibeo Automotive Systems GmbH among others.
Over the last few years we have seen a proliferation of entrants into the LiDAR market with various technical approaches intended to reduce the size of the LiDAR sensors, such as flash LiDAR, micro-electro-mechanical system (MEMS) mirrors, and downsized macroscale oscillating technology. Concurrently, in non-automotive
applications we have seen increased competition as companies have sought to offset the delayed introduction of autonomous vehicles by focusing in other areas. While we believe that our solid-state approach will yield a desired reduction in size, cost and reliability that customers require, we expect competition will remain stiff from new companies with products based on existing and new technologies. We also think more companies will look to compete with us by offering paired hardware/software solutions to compete with our smart spaces / security applications. Our products may become obsolete as LiDAR and other competing technologies continue to progress.
This increased competition could result in pricing pressure, lower revenue and gross profit. To remain competitive and maintain our position as a leading sensing technology provider, we need to continuously invest in product research and development, service and support, and product distribution infrastructure as well as sales and marketing. We may not have sufficient resources to continue to make the investments needed to maintain our competitive position. In addition, certain of our competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, sales, marketing and other resources than us. These competitors may also be able to adapt more quickly to new or emerging technologies or standards and may be able to deliver products and services at a lower cost. Increased competition could reduce our market share, revenue and operating margins, increase our operating costs, harm our competitive position and otherwise harm our business.

Autonomous and highly automated vehicles rely on a complex set of technologies, and there is no assurance that the rate of acceptance and adoption of these technologies will increase in the near future or that a market for fully autonomous vehicles will develop.
Autonomous and highly automated driving relies on a complex set of technologies, which requires the coordinated development of sensing, mapping, object detection and classification as well as path planning and navigation. These functions and capabilities are in different stages of development, and their reliability must continue to improve in order to meet the higher standards required for autonomous driving. Sensing technology provides information to the car and includes the physical sensors, as well as object classification and perception software. In many cases, it will be sold as part of a system where it must work within the core autonomous driving platform of an original equipment manufacturer. If customer technology is not ready to be deployed in vehicle models when our sensing technology is ready for adoption, launch of production could be delayed, perhaps for a significant time period, which could materially adversely affect our business, results of operations and financial condition.
There are a number of additional challenges to autonomous driving, all of which are outside of our control, including market acceptance of autonomous driving, particularly fully autonomous driving, national or state certification requirements and other regulatory measures, concerns regarding litigation, cyber security risks, as well as a general aversion by some consumers to the idea of self-driving vehicles. There can be no assurance that the market will accept any vehicle model, including a vehicle containing our technology, in which case our future business, results of operations and financial condition could be adversely affected.
Our ability to market our LiDAR technology outside of automotive applications may take longer than we anticipate and may not be successful.
We are investing in and pursuing market opportunities outside of the automotive markets, including in mapping applications for topography and surveying, security, industrial automation and smart city and smart spaces initiatives. We believe that our future revenue growth, if any, will depend in part on our ability to expand within new markets such as these and to enter new markets as they emerge. Each of these markets presents distinct risks and, in many cases, requires us to address the particular requirements of that market. For example, our ability to sell into the mapping end markets could be negatively impacted if our customers in that segment utilize alternative LiDAR technologies for aerial and terrestrial mapping. Smart spaces customers could find alternative methods to address flow management requirements. And within industrial the industrial markets, our success is highly dependent on presenting a compelling and differentiated price-performance advantage relative to established players in the market.
With the exception of industrial automation, the market for LiDAR technology outside of automotive applications is relatively new, rapidly developing and unproven in many markets or industries. Many of our customers in these areas are still in the testing and development phases and it cannot be certain that they will commercialize products or systems with our LiDAR products or at all. We cannot be certain that LiDAR will be sold into these markets at scale. Adoption of LiDAR products, including our products, outside of the automotive industry will depend on numerous factors, including: whether the technological capabilities of LiDAR and LiDAR-based products meet users’ current or anticipated needs, whether the benefits of designing LiDAR into larger sensing systems outweigh the costs, complexity and time needed to deploy such technology or replace or modify existing systems that may have used other modalities such as cameras and radar, whether users in other applications can move beyond the testing and development phases and proceed to commercializing systems supported by LiDAR technology and whether LiDAR developers, such as us, can keep pace with rapid technological change in certain developing markets and the global response to the
COVID-19
pandemic. If LiDAR technology does not achieve commercial success outside of the automotive industry, or if the market develops at a pace slower than we expect, our business, results of operation and financial condition will be materially and adversely affected.

Our new product lines could face difficulties gaining market traction and adversely impact the Company’s financial performance.
One of the challenges inherent in developing hardware is long development times. Our products have lengthy design, test & validation and production cycles that can require multiple iterations. There can be no guarantee that by the time a product comes to market it will have the right performance, specifications, and cost to address the use cases it was originally designed for. Conversely, even if the characteristics of the product are correct for its original purpose, there is the additional risk that the needs of the market may have evolved and changed requiring further alterations to the product or a different solution which could significantly impact demand for our products.
The S 3 program was developed with automotive requirements in mind encompassing factors such as range, resolution, horizontal and vertical field of view, and of course cost and reliability. There can be no assurance that our devices will meet customer requirements for all of these specifications or that they will outperform products developed by our competitors. Additionally, as discussed in the risk factor above, given the significant development time required with multiple iterations of customized silicon, it is possible original equipment manufacturers (OEM) requirements may shift away from the product requirements that our LiDAR sensors were originally designed for. Such an outcome would materially impact our revenue plans particularly in out years where the contribution from automotive is expected to be most meaningful.
Currently, the largest part of our M Series sales are for flow management solutions like security, smart city, and smart spaces applications. While we have seen promising levels of activity from potential end users evaluating LiDAR for these applications, the technology is relatively new to this market and there can be no guarantee that industry adoption will occur at the pace contemplated in our forecasts. Conversely, LiDAR has been an important technology for the industrial market for some time, supported by well-established players like Sick AG, P&F and Hokuyo. While the company has a presence in port automation and is expecting to expand its position through new product introductions, there is a risk that these products could fail to gain traction against very well established competitors in these end markets.
Our Optical Phased Array (“OPA”) based product could fail to meet industry requirements for range, resolution or general performance or we could fall short of our cost objections for
OPA-based
LiDAR, thereby limiting our revenue potential.
Our
OPA-based
solid state LiDAR was designed and developed from the ground up. All the main semiconductor components are custom designed in-house
and fabricated and packaged by third party partners. Each generation of technology node consists of iterations of one or multiple components. The integration of all these together with the rest of the electrical, mechanical and firmware modules is a complex system integration exercise. Problems could arise during this process to cause the planned product to fall short on some requirements, including range, resolution, other performance parameters, or cost objections. The resulting delay could slow down our time-to-market
efforts, limit our revenue potential or lead to negative impressions on customer engagements, any of which would harm our business.
Unforeseen safety issues with our products could result in injuries to people which could result in adverse effects on our business and reputation.
Our LiDAR utilizes lasers for performing 3D sensing. While we have developed system components designed to prevent our LiDAR lasers from harming human eyes, in the event that an unforeseen issue arises that results in serious injury, our reputation or brand may be damaged and we could face legal claims for breach of contract, product liability, tort or breach of warranty as a result of these problems. Defending such a lawsuit, regardless of its merit, could be costly and may divert management’s attention and adversely affect the market’s perception of our Company and our products. In addition, our business liability insurance coverage could be inadequate with respect to a claim and future coverage may be unavailable on acceptable terms or at all.

We create innovative technology by designing and developing unique components. A failure to achieve scale may affect our ability to sell at competitive prices, limit our customer base or may lead to losses.
We incur significant costs related to procuring the raw materials and components required to manufacture our high-performance LiDAR systems, assembling LiDAR systems and compensating our personnel. If our volumes do not ramp up as planned we may be unable to obtain anticipated material costs benefits, or expected levels of fixed cost absorption that are needed to achieve our targeted margins and our operating results, business and prospects will be harmed. Furthermore, many of the factors that impact our operating costs are beyond our control. For example, the costs of our raw materials and components could increase due to shortages as global demand for these products increases.
The manufacture of our LiDAR systems is a complex process, and it is often difficult for companies to achieve acceptable product yields which could decrease available supply and increase costs. LiDAR system yields depend on both our product design and the manufacturing processes of our manufacturing partners. Because low yields may result from either design defects or process difficulties, we may not identify yield problems until well into the production cycle, when an actual product defect exists and can be analyzed and tested. In addition, many of these yield problems are difficult to diagnose and time consuming or expensive to remedy.
Developments in alternative
non-LiDAR
technologies may adversely affect the demand for LiDAR sensors.
Significant developments in alternative technologies, such as cameras and radar, may materially and adversely affect our business, prospects, financial condition and operating results in ways we do not currently anticipate. Existing and other camera and radar technologies may emerge as customers’ preferred alternative to our solutions. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced products in the autonomous vehicle industry, which could result in the loss of competitiveness of our LiDAR solutions, decreased revenue and a loss of market share to competitors. Our research and development efforts may not be sufficient to adapt to changes in technology. For example, although we believe that LiDAR technology is, and will continue to be, a critical component to the active safety and autonomous vehicle markets it is possible that other sensor types, such as camera or radar or yet another disruptive modality based on new or existing technology, will achieve acceptance or dominance in the market. If such competing technology gains acceptance by the market, regulators and safety organizations in place of or as a substitute for LiDAR technology, our business, results of operations and financial condition would be adversely affected
As technologies change, we plan to upgrade or adapt our LiDAR solutions with the latest technology. However, our solutions may not compete effectively with alternative systems if we are not able to source and integrate the latest technology into our existing LiDAR solutions.
Adverse conditions in the global Sensing Solutions Market or the global economy more generally could have adverse effects on our results of operations.
Our business partially depends on, and is directly affected by, the global Sensing Solution Markets. As in any manufacturing industry, production and sales can be cyclical and depend on general economic conditions and other factors, including consumer spending and preferences, changes in interest rate levels and credit availability, consumer confidence, raw material costs, availability of competing products or technologies, environmental impact, governmental incentives and regulatory requirements, and political volatility, especially in growth markets. Original equipment manufacturers which make products that may incorporate our sensing solution (e.g., car makers that ultimately sell completed vehicles to consumers) (“OEMs”) may experience difficulties from weakened economies and tightened credit markets. The industrial market may see weakened demand for instillations in the areas of robotics and AGVs. In the flow management space we could continue to see project delays in key areas like airports, ports, intersections, and security applications as infrastructure upgrades are delayed. Any significant adverse change in any of these factors, including, but not limited to, general economic conditions could have a material adverse effect on our business, results of operations and financial condition.

If we are not able to effectively grow our global sales and marketing organization, or maintain or grow an effective network of distributors, value-added resellers, and integrators, our business prospects, results of operations and financial condition could be adversely affected.
Our future success will depend on our ability to train, retain and motivate skilled sales managers and direct sales representatives with significant technical knowledge and understanding of our products. Because of the competition for their skill set, we may not be able to attract or retain such personnel on reasonable terms. If we are unable to grow our global sales and marketing organization, we may not be able to increase our revenue, which would adversely affect our business, financial condition and results of operations.
Additionally, our growth outlook relies on adding a number of strategic channel partners to our network to help support the sales of our products. It may take time to identify and add these partners, to train new personnel to market and support our products. In addition, our distributors may not successfully market and sell our products and may not devote sufficient time and resources that we believe are necessary to enable our products to develop, achieve or sustain market acceptance. Any of these factors could reduce our revenue or impair our revenue growth in affected markets, increase our costs in those markets or damage our reputation. As a result of our reliance on third-party distributors, we may be subject to disruptions and increased costs due to factors beyond our control, including labor strikes, third-party errors and other issues. If the services of any of these third-party distributors become unsatisfactory, we may experience delays in meeting our customers’ demands and we may be unable to find a suitable replacement on a timely basis or on commercially reasonable terms. Any failure to deliver products in a timely manner may damage our reputation and could cause us to lose potential customers.
We currently have and target many customers, suppliers and production counterparties that are large corporations with substantial negotiating power, exacting product, quality and warranty standards and potentially competitive internal solutions. If we are unable to sell our products to these customers or are unable to enter into agreements with customers, suppliers and production counterparties on satisfactory terms, our prospects and results of operations will be adversely affected.
Several of our customers and potential customers are large, multinational corporations with substantial negotiating power relative to us. These large, multinational corporations also have significant development resources, which may allow them to acquire or develop independently, or in partnership with others, competitive technologies. Meeting the technical requirements and securing design wins with any of these companies will require a substantial investment of our time and resource. We cannot assure you that our products will secure design wins from these or other companies or that we will generate meaningful revenue from the sales of our products to these key potential customers. If our products are not selected by these large corporations or if these corporations develop or acquire competitive technology, it will have an adverse effect on our business.
Our business would be adversely affected if not enough customers and partners, including OEMs, were to adopt our products or those customers and partners that adopt our products were to change their design or systems and not include our products in future models.
We currently have no high-volume automotive OEM that has adopted our products in its ADAS/AV systems. For the most part our principal customers and partners have been in mapping, flow management, and industrial applications where rates of adoption of our products are still low. We will need to expand our customer base and partner network rapidly to grow our sales revenue. If not enough customers and partners were to adopt our products or those customers and partners that adopt our products were to determine not to incorporate our products in their future models generally due to a change to their model design, systems or otherwise, our business, results of operations and financial condition would be adversely affected.

We invest effort and money seeking customers’ validation of our products in the Sensing Solutions Market, and there can be no assurance that we will win their acceptance in a timely manner or at all. If we do not win sufficient acceptance from our customers, our future business, results of operations and financial condition could be adversely affected.
We invest significant effort and money in proof of concepts and pilot programs designed to get customers familiar with our sensing solution for their products and systems. Customers in the Sensing Solution Markets will acquire our products from us or our partners and integrate them into their products and systems that they manufacture. The Company could fail to secure proof of concept opportunities for new products, or fail to perform during proof of concept opportunities and expend our resources without obtaining such “design wins.” In addition, the firm with the winning design may have an advantage with the customer going forward because of the established relationship between the winning firm and such customer, which could make it more difficult for such firm’s competitors to win the designs for other products and systems such customer produces. If we fail to win a significant number of customer design competitions in the future, our business, results of operations and financial condition would be adversely affected.
We must successfully manage product introductions and transitions in order to remain competitive.
We must continually develop new and improved sensing solutions that meet changing consumer demands. Moreover, the introduction of new products is a complex task, involving significant expenditures in research and development, promotion and sales channel development, and management of existing inventories to reduce the cost associated with returns and slow moving inventory. As new sensing solutions are introduced, we have to monitor closely the inventory at our contract manufacturers, and phase out the manufacture of prior versions in a controlled manner. Moreover, we must introduce new sensing solutions in a timely and cost-effective manner, and we must secure production orders for those solutions from our contract manufacturers and component suppliers. The development of new sensing solutions is a highly complex process, and while we have a large number of product introductions coming, the successful development and introduction of new sensing solutions depends on a number of factors, including the following:

•	the accuracy of our forecasts for market requirements beyond near term visibility;

•	our ability to anticipate and react to new technologies and evolving consumer trends;

•	our development, licensing or acquisition of new technologies;

•	our timely completion of new designs and development;

•	the ability of our contract manufacturers to cost-effectively manufacture our new sensing solutions;

•	the availability of materials and key components used in the manufacture of our new sensing solutions; and

•	our ability to attract and retain world-class research and development personnel.
If any of these or other factors becomes problematic, we may not be able to develop and introduce new sensing solutions in a timely or cost-effective manner, and our business may be harmed.
Our international expansion plans, if implemented, will subject us to a variety of risks that may harm our business.
We have limited experience managing the administrative aspects of a global organization. While we intend to continue to explore opportunities to expand our business in international Sensing Solution Markets in which we see compelling opportunities, we may not be able to create or maintain international market demand for our products. In addition, as we expand our operations internationally, our support organization will face additional challenges, including those associated with delivering support, training and documentation in languages other than English. We may also be subject to new statutory restrictions and risks. If we invest substantial time and resources to expand our international operations and are unable to do so successfully and in a timely manner, our business and financial condition may be harmed.

In the course of expanding our international operations and operating overseas, we will be subject to a variety of risks, including:

•	differing regulatory requirements, including tax laws, trade laws, labor regulations, tariffs, export quotas, custom duties or other trade restrictions;

•	greater difficulty supporting and localizing our products;

•
challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, compensation and benefits and compliance programs;

•	differing legal and court systems, including limited or unfavorable intellectual property protection;

•	risk of change in international political or economic conditions;

•	restrictions on the repatriation of earnings; and

•	working capital constraints.
In the automotive industry, the period of time from a design win to implementation is long, and we are subject to the risks of cancellation or postponement of contracts or unsuccessful implementation.
Our products are technologically complex, incorporate many technological innovations and are often intended for use in safety applications. Prospective OEM customers generally must make significant commitments of resources to test and validate our products before including them in any particular product or system. The development cycles of our products with new OEM customers can be long after a design win, if we successfully obtain it, depending on the OEM and the complexity of the product and system in question. These development cycles may make it necessary for us to invest our resources prior to realizing any revenues from the OEMs that adopted our product. Further, we are subject to the risk that an OEM cancels or postpones implementation of our technology, as well as that we will not be able to implement our technology successfully. Further, our sales could be less than forecast if the ultimate product or system is unsuccessful in the Sensing Solution Markets, including for reasons unrelated to our product or technology. Long development cycles and product cancellations or postponements may adversely affect our business, results of operations and financial condition.
Continued pricing pressures and customer cost reduction initiatives may result in lower than anticipated margins, or losses, which may adversely affect our business.
Cost-cutting initiatives adopted by our customers often result in increased downward pressure on pricing. We expect that the Company’s agreements with our customers may require step-downs in pricing over the term of the agreement or, if commercialized, over the period of production. In addition, our customers may reserve the right to terminate their supply contracts for convenience, which enhances their ability to obtain price reductions. Automotive OEMs also possess significant leverage over their suppliers, because the automotive component supply industry is highly competitive, serves a limited number of customers and has a high fixed cost base. We expect to be subject to substantial continuing pressure from customers and suppliers to reduce the price of our products. It is possible that pricing pressures beyond our expectations could intensify as customers, industry-wide, pursue restructuring, consolidation and cost-cutting initiatives. If we are unable to generate sufficient production cost savings in the future to offset price reductions, our gross margin and profitability would be adversely affected.
We continue to implement strategic initiatives designed to grow our business. These initiatives may prove more costly than we currently anticipate and we may not succeed in increasing our revenue in an amount sufficient to offset the costs of these initiatives and to achieve and maintain profitability.
We continue to make investments and implement initiatives designed to grow our business, including:

•	investing in research and development;

•	expanding our sales and marketing efforts to attract new customers across industries;

•	investing in new applications and markets for our products;

•	further enhancing our manufacturing processes and partnerships; and

•	investing in legal, accounting, and other administrative functions necessary to support our operations as a public company.
These initiatives may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue, if at all, in an amount sufficient to offset these higher expenses and to achieve and maintain profitability. The market opportunities we are pursuing are at an early stage of development, and it may be many years before the end markets we expect to serve generate significant demand for our products at scale, if at all.
In addition, our revenue may be adversely affected for a number of reasons, including the development and/or market acceptance of new technology that competes with our LiDAR products, failure of our customers to commercialize systems that include our LiDAR solutions, our inability to effectively manage our inventory or manufacture products at scale, our failure to enter new markets or to attract new customers or expand orders from existing customers or due to increasing competition. Furthermore, it is difficult to predict the size and growth rate of our target markets, customer demand for our products, commercialization timelines, developments in sensing and related technology, the entry of competitive products, or the success of existing competitive products and services. Accordingly, we do not expect to achieve profitability over the near term. If our revenue does not grow over the long term, our ability to achieve and maintain profitability may be adversely affected, and the value of its business may significantly decrease.
If our efforts to build a strong brand and maintain customer satisfaction and loyalty are not successful, or we are subject to negative publicity, we may not be able to attract or retain customers, and our business may be harmed.
Building and maintaining a strong brand is important to attract and retain customers, as potential customers have a number of choices among on a variety of sensing solutions. Successfully building a brand is a time consuming and comprehensive endeavor, and can be positively and negatively impacted by any number of factors. Our competitors may be able to achieve and maintain brand awareness and market share more quickly and effectively than we can. Customer use case optimization issues associated with new product launches could also impair our brand perception. If we are unable to execute on building a strong brand, it may be difficult to differentiate our business from our competitors in the marketplace.
Risks Related to Manufacturing and Supply
We have limited manufacturing capacity and intend to depend primarily on a small number of contract manufacturers and manufacturing partners in the future. Our operations could be disrupted if we encounter delays or other problems with these contract manufacturers.
Our “in house” manufacturing operation is primarily focused on new product introductions and prototype builds, and as such we rely on a small number of contract manufacturers for production. Our contract manufacturers and manufacturing partners are vulnerable to capacity constraints and reduced component availability, and our control over delivery schedules, manufacturing yields and costs is limited particularly when components are in short supply or when we introduce a new sensor or sensing system. In addition, we have limited control over our contract manufacturers’ quality systems and controls, and therefore must rely on them to manufacture our products to our quality and performance standards and specifications, and we must remain in agreement on the substantive commercial terms governing our commercial relationships with these suppliers. Delays, component shortages and other manufacturing and supply problems could impair the retail distribution of our products and ultimately our brand. Furthermore, any adverse change in our contract manufacturers’ financial or business condition could disrupt our ability to supply products to our distributors and customers.

If our primary and secondary contract manufacturers or manufacturing partners fails for any reason to continue manufacturing our products in required volumes and at high quality levels, or at all, we would have to identify, select and qualify new acceptable alternative contract manufacturers. Alternative contract manufacturers may not be in a position to satisfy our production requirements at commercially reasonable prices or to our quality and performance standards within the required time line. Any significant interruption in manufacturing would require us to reduce our supply of products to our distributors and customers, which in turn would reduce our revenue and growth.
We have little experience manufacturing our products at full commercial scale. If our products are adopted by a large number of customers and/or by customers requiring a large amount of supply, we will face certain risks associated with scaling up our manufacturing capabilities to support such mass commercial production.
We do not have experience in manufacturing our products on a mass scale. If our products are adopted by a large number of customers and/or by customers requiring a large amount of supply, we may need to expand our manufacturing facilities, add manufacturing personnel and ensure that validated processes are consistently implemented in our facilities and potentially enter into relationships with third-party manufacturers. The upgrade and expansion of our facilities may require additional regulatory approvals. In addition, it will be costly and time-consuming to expand our facilities and recruit necessary additional personnel. If we are unable to expand our manufacturing facilities in compliance with regulatory requirements or to hire additional necessary manufacturing personnel, we may encounter delays or additional costs in achieving our research, development and commercialization objectives, including researching and developing new sensing solutions, which could materially damage our business and financial prospects.
If we fail to accurately forecast our manufacturing requirements and manage our inventory with our contract manufacturers, we could incur additional costs, be required to write-down the value of our inventory and other assets, experience manufacturing delays and lose revenue.
We bear supply risk under our contract manufacturing arrangements. Lead times for the materials and components that our contract manufacturers order on our behalf through different component suppliers vary significantly and depend on numerous factors, including the specific supplier, contract terms and market demand for a component at a given time. Lead times for certain key materials and components incorporated into our products are currently lengthy, requiring our contract manufacturers to order materials and components several months in advance. If we overestimate our production requirements, our contract manufacturers may purchase excess components and build excess inventory. If our contract manufacturers, at our request, purchase excess components that are unique to our products, we could be required to pay for these excess components. If we incur costs to cover excess supply commitments, this would harm our business.
Conversely, if we underestimate our requirements, our contract manufacturers may have inadequate component inventory, which could interrupt the manufacturing of our products and result in delays or cancellation of orders from distributors and customers. If we fail to accurately forecast our manufacturing requirements, our business may be harmed.
Our products incorporate key components, including computer chips, from sole source suppliers and if our contract manufacturers are unable to source these components on a timely basis, due to fabrication capacity issues or other material supply constraints, or if there are interruptions in our, or our contract manufacturers, relationships with these third party suppliers, we will not be able to deliver our products to our distributors and customers which would adversely impact our business.
We depend on sole source suppliers for key components in our products. These sole source suppliers could be constrained by fabrication capacity issues or material supply issues, stop producing such components, cease operations or be acquired by, or enter into exclusive arrangements with, our competitors or other companies. In many cases, we do not have long-term supply agreements with these suppliers. Instead, our contract manufacturers typically purchase the components required to manufacture our products on a purchase order basis. As a result, most of these suppliers can stop selling to us at any time, requiring us to find another source, or can raise their prices, which could impact our gross margins. Any such interruption or delay may force us to seek similar components from alternative sources, which may not be available.
Our reliance on sole source suppliers involves a number of additional risks, including risks related to:

•	supplier capacity constraints;

•	price increases;

•	timely delivery;

•	component quality; and

•	delays in, or the inability to execute on, a supplier roadmap for components and technologies.
Any interruption in the supply of sole source components for our products could adversely affect our ability to meet scheduled deliveries to our distributors and customers, result in lost sales and higher expenses and harm our business.
Our manufacturing costs may remain elevated and result in a market price for our product above the price that customers are willing to pay.
If the cost of manufacturing our LiDAR products remains high, we will be forced to charge our customers a high price for the product in order to cover our costs and earn a profit. While we expect our products will benefit from significant cost reduction over time from scale and planned redesigns, there is no guarantee that these efforts will be successful, or that these savings won’t be offset by additional required content. If the price of our products is too high, customers may be reluctant to purchase our products, especially if lower priced alternative products are available, and we may not be able to sell our products in sufficient volumes to recover our costs of development and manufacture or to earn a profit.
Our suppliers could raise prices on key components, which may adversely affect our profitability.
Significant increases in the cost of certain components used in our products, to the extent they are not timely reflected in the price we charge our customers, could materially and adversely impact our results. For example, over the last 6 months we have experienced significant increases in prices for electronic components, as well as significantly increased lead times. We sought to address these increases by carrying safety stock of critical components, evaluating alternative components, suppliers and processes, reviewing component substitution opportunities, and aggressively negotiating larger quantities with our vendors to ensure adequate supply. Certain of our key component manufacturers and suppliers have the ability, in our contracts, to periodically increase their prices. Accordingly, we cannot assure you that we will not face increased prices in the future or, if we do, whether we will be effective in containing margin pressures from any further component price increases.
Components used in our sensors may fail as a result of manufacturing, design or other defects over which we have no control and render our devices permanently inoperable.
We rely on third-party component suppliers to provide certain functionalities needed for the operation and use of our devices. Any errors or defects in such third-party technology could result in errors in our sensors that could harm our business. If these components have a manufacturing, design or other defect, they can cause our sensors to fail and render them permanently inoperable. As a result, we may have to replace these sensors at our sole cost and expense. Should we have a widespread problem of this kind, our reputation in the market could be adversely affected and our replacement of these sensors would harm our business.

Our sensors and sensing systems are highly technical and could be vulnerable to hardware errors or software bugs, which may harm our reputation and our business.
Bugs and errors could diminish performance, create security vulnerabilities, affect data quality in logs or interfere with interpretation of data, and cause malfunctions or even permanently disabled sensors. Some errors may only be detected under certain circumstances or after extended use. We update our software and firmware on a regular basis, in spite of extensive quality screening, if a bug were to occur in the process of an update, it could result in devices becoming inoperable or permanently disabled.
We offer a limited warranty on all sensors and any such defects discovered in our products could result in loss of revenue or delay in revenue recognition, loss of customer goodwill and increased service costs, any of which could harm our business, operating results and financial condition. We could also face claims for product or information liability, tort or breach of warranty. Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention and adversely affect the market’s perception of us and our devices. In addition, if our business liability insurance coverage proves inadequate or future coverage is unavailable on acceptable terms or at all, our business could be harmed.
We may incur significant direct or indirect liabilities in connection with our product warranties which could adversely affect our business and operating results.
We typically offer a limited product warranty that requires our products to conform to the applicable specifications and be free from defects in materials and workmanship for a limited warranty period. As a result of increased competition and changing standards in our target markets, we may be required to increase our warranty period length and the scope of our warranty. To be competitive, we may be required to implement these increases before we are able to determine the economic impact of an increase. Accordingly, we may be at risk that any such warranty increase could result in foreseeable and unforeseeable losses for the company.
Risks Related to Intellectual Property
If we fail to protect or enforce our intellectual property or proprietary rights, our business and operating results could be harmed.
We regard the protection of our patents, trade secrets, copyrights, trademarks, trade dress, domain names and other intellectual property or proprietary rights as critical to our success. We strive to protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We seek to protect our confidential proprietary information, in part, by entering into confidentiality agreements and invention assignment agreements with all our employees, consultants, advisors and any third parties who have access to our proprietary know-how,
information or technology. However, we cannot be certain that we have executed such agreements with all parties who may have helped to develop our intellectual property or who had access to our proprietary information, nor can we be certain that our agreements will not be breached. Any party with whom we have executed such an agreement could potentially breach that agreement and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. We cannot guarantee that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Detecting the disclosure or misappropriation of a trade secret and enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, time-consuming and could result in substantial costs and the outcome of such a claim is unpredictable. Further, the laws of certain foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property or proprietary rights both in the United States and abroad. If we are unable to prevent the disclosure of our trade secrets to third parties, or if our competitors independently develop any of our trade secrets, we may not be able to establish or maintain a competitive advantage in our market, which could harm our business.

We have 23 technology patents granted and have filed an additional seven applications and will in the future file patent applications on inventions that we deem to be innovative. There is no guarantee that our patent applications will be issued as granted patents, that the scope of the protection gained will be sufficient or that an issued patent may subsequently be deemed invalid or unenforceable. Patent laws, and scope of coverage afforded by them, have recently been subject to significant changes, such as the change to
“first-to-file”
from
“first-to-invent”
resulting from the Leahy-Smith America Invents Act. This change in the determination of inventorship may result in inventors and companies having to file patent applications more frequently to preserve rights in their inventions, which may favor larger competitors that have the resources to file more patent applications. Another change to the patent laws may incentivize third parties to challenge any issued patent in the United States Patent and Trademark Office (the “USPTO”), as opposed to having to bring such an action in U.S. federal court. Any invalidation of a patent claim could have a significant impact on our ability to protect the innovations contained within our devices and could harm our business.
The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions to maintain patent applications and issued patents. We may fail to take the necessary actions and to pay the applicable fees to obtain or maintain our patents.
Non-compliance
with these requirements can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to use our technologies and enter the market earlier than would otherwise have been the case.
We pursue the registration of our domain names, trademarks and service marks in the United States and in certain locations outside the United States. We are seeking to protect our trademarks, patents and domain names in an increasing number of jurisdictions, a process that is expensive and time-consuming and may not be successful or which we may not pursue in every location.
Litigation may be necessary to enforce our intellectual property or proprietary rights, protect our trade secrets or determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs, adverse publicity or diversion of management and technical resources, any of which could adversely affect our business and operating results. If we fail to maintain, protect and enhance our intellectual property or proprietary rights, our business may be harmed.
We are currently involved in patent litigation proceedings with Velodyne in the Northern District of California and an appeal from the Patent Trial and Appeal Board at the U.S. Patent and Trademark Office.
In August 2016, Velodyne alleged patent infringement and threatened litigation against us. In response, we filed a complaint in the Northern District of California seeking a declaratory judgment of non-infringement
of Velodyne’s patent. Velodyne filed its answer and counterclaim for infringement of its patent and we filed our answer on January 16, 2017. In October 2017, the court issued a claim construction order construing eight terms in Velodyne’s patent. In November 2017, we filed two petitions for inter partes review (“IPR”) before the Patent Trial and Appeal Board at the U.S. Patent and Trademark Office (“PTAB”), asserting that all asserted claims of Velodyne’s patent are invalid over prior art. In January 2018, the court granted a stipulation filed by the parties, staying the district court litigation until the patent office decided whether to grant or deny our pending petitions. In March 2018, Velodyne filed its responses to both of the Company’s petitions. In May 2018, the PTAB instituted both IPRs on all petitioned claims and issued Final Written Decisions finding all petitioned claims are not invalid. We petitioned for rehearing in June 2019, which the PTAB denied in May 2020, Quanergy filed an appeal to the Court of Appeals for the Federal Circuit (“CAFC”) for each IPR (consolidated as docket no.
CAFC-20-2070).
Oral argument was held on July 7, 2021. We are currently awaiting a decision from the CAFC. Nevertheless, this litigation, as with any other litigation, is subject to uncertainty and an unfavorable outcome may result in a material adverse impact on our business, results of operations, financial position, and overall trends.

We have been and may continue to be subject to litigation regarding intellectual property rights that could be costly, including claims that we are infringing third party intellectual property, whether successful or not, and could result in the loss of rights important to our products or otherwise harm our business.
Third parties, including Velodyne (referenced in preceding risk factor) have asserted, and may in the future assert, that we have infringed, misappropriated or otherwise violated their intellectual property rights.
As we face increasing competition, the possibility of intellectual property rights claims against us will grow. Plaintiffs who have no relevant product revenue may not be deterred by our own issued patent and pending patent applications in bringing intellectual property rights claims against us. The cost of patent litigation or other proceedings, even if resolved in our favor, could be substantial. Some of our competitors may be better able to sustain the costs of such litigation or proceedings because of their substantially greater financial resources. Patent litigation and other proceedings may also require significant management time and divert management from our business. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could impair our ability to compete in the marketplace. The occurrence of any of the foregoing could harm our business.
As a result of intellectual property infringement claims, or to avoid potential claims, we may choose or be required to seek licenses from third parties. These licenses may not be available on commercially reasonable terms, or at all. Even if we are able to obtain a license, the license would likely obligate us to pay license fees or royalties or both, and the rights granted to us might be nonexclusive, with the potential for our competitors to gain access to the same intellectual property. In addition, the rights that we secure under intellectual property licenses may not include rights to all of the intellectual property owned or controlled by the licensor, and the scope of the licenses granted to us may not include rights covering all of the products and services provided by us and our licensees. Furthermore, an adverse outcome of a dispute may require us to pay damages, potentially including treble damages and attorneys’ fees, if we are found to have willfully infringed a party’s intellectual property; cease making, licensing or using technologies that are alleged to infringe or misappropriate the intellectual property of others; expend additional development resources to redesign our solutions; enter into potentially unfavorable royalty or license agreements in order to obtain the right to use necessary technologies, content or materials; and to indemnify our partners and other third parties. In addition, any lawsuits regarding intellectual property rights, regardless of their success, could be expensive to resolve and would divert the time and attention of our management and technical personnel.
In addition to patented technology, we rely on our unpatented proprietary technology, trade secrets, designs, experiences, work flows, data, processes, software and know-how.
We rely on proprietary information (such as trade secrets,
know-how
and confidential information) to protect intellectual property that may not be patentable or subject to copyright, trademark, trade dress or service mark protection, or that we believe is best protected by means that do not require public disclosure. We generally seek to protect this proprietary information by entering into confidentiality agreements, or consulting, services or employment agreements that contain non-disclosure
and
non-use
provisions with our employees, consultants, contractors and third parties. However, we may fail to enter into the necessary agreements, and even if entered into, these agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement or misappropriation of our proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. We have limited control over the protection of trade secrets used by our current or future manufacturing partners and suppliers and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, our proprietary information may otherwise become known or be independently developed by our competitors or other third parties. To the extent that our employees, consultants, contractors, advisors and other third parties use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how
and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection for our proprietary information could adversely affect our competitive business position. Furthermore, laws regarding trade secret rights in certain markets where we operate may afford little or no protection to its trade secrets.

We also rely on physical and electronic security measures to protect our proprietary information, but we cannot provide assurance that these security measures will not be breached or provide adequate protection for our property. There is a risk that third parties may obtain and improperly utilize our proprietary information to our competitive disadvantage. We may not be able to detect or prevent the unauthorized use of such information or take appropriate and timely steps to enforce our intellectual property rights.
If we are unable to obtain necessary or desirable third-party technology licenses, our ability to develop new products or enhancements may be impaired.
We utilize commercially available
off-the-shelf
technology in the development of our devices. As we continue to introduce new features or improvements, we may be required to license additional technologies from third parties. These third-party licenses may be unavailable to us on commercially reasonable terms, if at all. If we are unable to obtain necessary third-party licenses, we may be required to obtain substitute technologies with lower quality or performance standards, or at a greater cost, any of which could harm the competitiveness of our business.
Under certain of our agreements, we are required to provide indemnification in the event our technology is alleged to infringe upon the intellectual property rights of third parties.
In certain of our agreements we indemnify our licensees, manufacturing partners and suppliers. We could incur significant expenses defending these partners if they are sued for patent infringement based on allegations related to our technology. In addition, if a partner were to lose a lawsuit and in turn seek indemnification from us, we could be subject to significant monetary liabilities. While such contracts typically give us multiple remedies for addressing instances of infringements, such remedies (e.g. product modification, purchase of licenses) could be expensive and difficult to administer.
Risks Related to Compliance
We may become involved in legal and regulatory proceedings and commercial or contractual disputes, which could have an adverse effect on our profitability and financial position.
We may be, from time to time, involved in litigation, regulatory proceedings and commercial or contractual disputes that may be significant. These matters may include, without limitation, disputes with our suppliers and customers, intellectual property claims, stockholder litigation, government investigations, class action lawsuits, personal injury claims, environmental issues, customs and VAT disputes and employment and tax issues. In addition, we have in the past and could face in the future a variety of labor and employment claims against us, related to but not limited to general employment practices and wrongful acts. In such matters, private parties or other entities may seek to recover from us indeterminate amounts in penalties or monetary damages. These types of lawsuits could require significant management time and attention or could involve substantial legal liability, and/or substantial expenses to defend. Often these cases raise complex factual and legal issues and create risks and uncertainties. No assurances can be given that any proceedings and claims will not have a material adverse impact on our consolidated financial position or that our established reserves or our available insurance will mitigate this impact.
We are subject to, and must remain in compliance with, numerous laws and governmental regulations across various jurisdictions concerning the manufacturing, use, distribution and sale of our products.
We manufacture and sell products that contain electronic components, and such components may contain materials that are subject to government regulation in both the locations where we manufacture and assembles our products, as well as the locations where we sell our products. For example, certain regulations limit the use of lead in electronic components. Since we operate on a global basis, this is a complex process which requires continuous monitoring of regulations and an ongoing compliance process to ensure that we, and our suppliers, are in compliance with all existing regulations. If there is an unanticipated new regulation that significantly impacts our use of various components or requires more expensive components, that regulation could materially adversely affect our business, results of operations and financial condition.
Some of our customers also require that we comply with their own unique requirements relating to these matters.
Our products are designed to meet the compliance requirements for the applicable use and in the majority of geographies. There is possibility that some customers may require us to comply with their unique requirements for some specific applications or for their region that have additional regulatory requirements. Any requirements for customization or modification would likely increase our time-to-market
for such products which could materially adversely impact our business, results of operations and financial condition.
We are subject to various environmental laws and regulations that could impose substantial costs upon us.
Environmental pollution and climate change have been the subject of significant legislative and regulatory efforts on a global basis, and we believe this will continue both in scope and in the number of countries participating. In addition, as climate change issues become more prevalent, foreign, federal, state and local governments and our customers have increased their focus on environmental sustainability, which may result in new regulations and customer requirements, which could materially adversely impact our business, results of operations and financial condition. If we are unable to effectively address concerns about environmental impact, our reputation could be negatively impacted, and our business, results of operations or financial condition could suffer.
Any new or modified environmental regulations or laws may increase the cost of raw materials or components we use in our products. Environmental regulations require us to continually reduce product energy usage, monitor and exclude an expanding list of restricted substances and to participate in required recovery and recycling of our products. Environmental and health and safety laws and regulations can be complex, and we have limited experience complying with them. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties, third-party damages, suspension of production or a cessation of our operations.
If contamination is found at properties we operate or formerly operated, this may result in liability for us under environmental laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act, which can impose liability for the full amount of remediation-related costs without regard to fault. Costs of complying with environmental laws and regulations and any claims concerning non-compliance,
or liability with respect to contamination in the future, could have a material adverse effect on our financial condition or operating results.
We are subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations. We can face criminal liability and other serious consequences for violations, which can harm our business.
We are subject to the U.S. Foreign Corrupt Practices Act, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the Money Laundering Control Act 18 U.S.C. §§ 1956 and 1957, and other anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors and other collaborators from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector, and require that we keep accurate books and records and maintain internal accounting controls designed to prevent any such actions. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors and other collaborators, even if we do not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.
As we increase our international cross-border business and expand our operations abroad, we may continue to engage with business partners and third-party intermediaries to market our services and to obtain necessary permits, licenses and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners and agents, even if we do not explicitly authorize such activities. We cannot assure you that all of our employees and agents will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. As we increase our international business, our risks under these laws may increase.
Detecting, investigating and resolving actual or alleged violations of anti-corruption laws can require a significant diversion of time, resources and attention from management. In addition, non-compliance
with anti-corruption or anti-bribery laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, enforcement actions, fines, damages, other civil or criminal penalties, injunctions, suspension or debarment from contracting with certain persons, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas are received or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal proceeding, our business, operating results and financial condition could be materially harmed.
We are subject to governmental export controls and sanctions laws and regulations that could impair our ability to compete in international markets and subject us to liability if we are not in compliance with applicable laws. Changes to such laws and regulations, as well as changes to trade policy, import laws, and tariffs, may also have a material adverse effect on our business, financial condition and results of operations.
Exports of our products are subject to export controls and sanctions laws and regulations imposed by the U.S. government and administered by the U.S. Departments of State, Commerce, and Treasury. U.S. export control laws may require a license or other authorization to export products to certain destinations and end users. In addition, U.S. economic sanctions laws include restrictions or prohibitions on the sale or supply of most products and services to U.S. embargoed or sanctioned countries, governments, persons and entities, unless required export authorizations are obtained. Obtaining export licenses can be difficult, costly and time-consuming and we may not always be successful in obtaining such licenses, and our failure to obtain required export approval for our products or limitations on our ability to export or sell our products imposed by export control or sanctions laws may harm our revenues and adversely affect our business, financial condition, and results of operations.
Non-compliance
with these laws could have negative consequences, including government investigations, penalties and reputational harm.
Further, any changes in global political, regulatory and economic conditions or in laws and policies governing import/export control, economic sanctions, manufacturing, development and investment in the territories or countries where we currently purchase our components, sell our products, or conduct our business could result in the decreased use of our products by, or in our decreased ability to export or sell our products to, existing or potential end-customers.
Any decreased use of our products or limitation on our ability to export or sell our products would adversely affect our business, results of operations and growth prospects. The U.S. has recently instituted or proposed changes in trade policies that include the negotiation or termination of trade agreements, the imposition of higher tariffs on imports into the U.S., economic sanctions on individuals, corporations or countries, and other government regulations affecting trade between the United States and other countries where we conduct our business. A number of other nations have proposed or instituted similar measures directed at trade with the U.S. in response. As a result of these developments, there may be greater restrictions and economic disincentives on international trade that could adversely affect our business. It may be time-consuming and expensive for us to alter our business operations to adapt to or comply with any such changes, and any failure to do so could have a material adverse effect on our business, financial condition and results of operations.
Failures, or perceived failures, to comply with privacy, data protection, and information security requirements in the variety of jurisdictions in which we operate may adversely impact our business, and such legal requirements are evolving, uncertain and may require improvements in, or changes to, our policies and operations.
Our current and potential future operations and sales subject us to laws and regulations addressing privacy and the collection, use, storage, disclosure, transfer and protection of a variety of types of data. For example, the European Commission has adopted the General Data Protection Regulation and California recently enacted the California Consumer Privacy Act of 2018, both of which provide for potentially material penalties for non-compliance.
These regimes may, among other things, impose data security requirements, disclosure requirements, and restrictions on data collection, uses, and sharing that may impact our operations and the development of our business. While, generally, we do not have access to, collect, store, process, or share information collected by our solutions unless our customers choose to proactively provide such information to us, our products may evolve both to address potential customer requirements or to add new features and functionality. Therefore, the full impact of these privacy regimes on our business is rapidly evolving across jurisdictions and remains uncertain at this time.
We may also be affected by cyber-attacks and other means of gaining unauthorized access to its products, systems, and data. For instance, cyber criminals or insiders may target us or third-parties with which we have business relationships in an effort to obtain data, or in a manner that disrupts our operations or compromises our products or the systems into which our products are integrated.
We are assessing the continually evolving privacy and data security regimes and measures we believe are appropriate in response. Since these data security regimes are evolving, uncertain and complex, especially for a global business like ours, we may need to update or enhance our compliance measures as our products, markets and customer demands further develop and these updates or enhancements may require implementation costs. The compliance measures we do adopt may prove ineffective. Any failure, or perceived failure, by us to comply with current and future regulatory or customer-driven privacy, data protection, and information security requirements, or to prevent or mitigate security breaches, cyber-attacks, or improper access to, use of, or disclosure of data, or any security issues or cyber-attacks affecting us, could result in significant liability, costs (including the costs of mitigation and recovery), and a material loss of revenue resulting from the adverse impact on our reputation and brand, loss of proprietary information and data, disruption to our business and relationships, and diminished ability to retain or attract customers and business partners. Such events may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity, and could cause customers and business partners to lose trust in us, which could have an adverse effect on our reputation and business.
Our use of open source software could impose limitations on our ability to commercialize our products.
We incorporate open source software in our products. While we are careful to use only those permissive licenses whose terms of use are well known, from time to time, companies that incorporate open source software into their products have faced claims challenging the ownership of open source software and/or compliance with open source license terms. Therefore, we could be subject to suits by parties claiming ownership of what we believe to be open source software or non-compliance
with open source licensing terms. Although we monitor our use of open source software, the terms of many open source software licenses have not been interpreted by U.S. courts, and there is a risk that such licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to sell our products. In such event, we could be required to make our proprietary software generally available to third parties, including competitors, at no cost, to seek licenses from third parties in order to continue offering our devices, to re-engineer
our devices or to discontinue the sale of our

products in the event
re-engineering
cannot be accomplished on a timely basis or at all, any of which could harm our business.
If we fail to comply with the laws and regulations relating to the collection of sales tax and payment of income taxes in the various states in which we do business, we could be exposed to unexpected costs, expenses, penalties and fees as a result of our non-compliance,
which could harm our business.
By engaging in business activities in the United States, we become subject to various state laws and regulations, including requirements to collect sales tax from our sales within those states, and the payment of income taxes on revenue generated from activities in those states. A successful assertion by one or more states that we were required to collect sales or other taxes or to pay income taxes where we did not could result in substantial tax liabilities, fees and expenses, including substantial interest and penalty charges, which could harm our business.
The PRC government exerts substantial influence and discretion over the manner in which companies incorporated under the laws of PRC conduct their business activities. Quanergy is a Delaware corporation headquartered in Sunnyvale, California, which, through its subsidiaries, conducts limited activities in China and is not subject to such influence by the PRC government. However, if Quanergy were to become subject to such direct influence or discretion, it may result in a material change in its operations and/or the value of its securities, which would materially affect the interest of the investors.
Quanergy has only limited sales support activities in China, comprising only the maintenance of a sales office through a subsidiary incorporated under the laws of the PRC. This Chinese subsidiary does not generate any revenue, other than revenue calculated on a cost-plus basis from support costs, which is eliminated through inter-company consolidation. All of Quanergy’s sales to customers in China and Hong Kong are conducted through Quanergy Systems, Inc., the Chinese subsidiary’s ultimate parent company, which is a Delaware corporation headquartered in Sunnyvale, California. Quanergy’s principal executive offices are located, and it principally operates, in the United States.
The PRC government currently does not exert direct influence and discretion over the manner in which Quanergy conducts its business operations outside of China, however, there is no guarantee that Quanergy will not be subject to such direct influence or discretion in the future due to changes in laws or other unforeseeable reasons or its expansion of operations in China.
The PRC legal system is evolving rapidly and the PRC laws, regulations, and rules may change quickly with little advance notice. In particular, because these laws, rules and regulations are relatively new, and because of the limited number of published decisions and the non-precedential nature of these decisions, the interpretation of these laws, rules and regulations may contain inconsistences, the enforcement of which involves uncertainties. The PRC government has exercised and continues to exercise substantial control over many sectors of the PRC economy through regulation and/or state ownership. Government actions have had, and may continue to have, a significant effect on economic conditions in the PRC and businesses, which are subject to such government actions.
If Quanergy were to become subject to the direct intervention or influence of the PRC government at any time due to changes in laws or other unforeseeable reasons or as a result of its expansion of operations in China, it may require a material change in its operations and/or result in increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. In addition, the prices of its securities could be adversely affected as a result of anticipated negative impacts of any such government actions, as well as negative investor sentiment towards companies subject to direct PRC government oversight and regulation, regardless of Quanergy’s actual operating performance. There can be no assurance that the Chinese government would not intervene in or influence Quanergy’s business operations in China at any time.
Neither we nor Quanergy is currently required to obtain permission from the PRC government, including the China Securities Regulatory Commission (“CSRC”) or Cyberspace Administration of China (“CAC”), to list on a U.S. securities exchange and consummate the Business Combination. However, there is no guarantee that this will continue to be the case in the future in relation to the continued listing of our securities on a securities exchange outside of the PRC after the consummation of the Business Combination, or even when such permission is obtained, it will not be subsequently denied or rescinded.
Any actions by the PRC government to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in issuers could significantly limit or completely hinder our and Quanergy (following the business combination)’s ability to offer or continue to offer securities to investors and cause the value of its securities, including its common stock, to significantly decline or be worthless.
If the Chinese laws and other obligations relating to cybersecurity and data protection were to apply to Quanergy or its business operations in China, failure to comply with any of them may result in proceedings against Quanergy by Chinese government authorities or others and harm its public image and reputation, which could materially and adversely affect its business, financial condition, and results of operations.
Quanergy has only limited sales support activities in mainland China, comprising only the maintenance of a sales office through a subsidiary incorporated under the laws of the PRC. This Chinese subsidiary does not generate any revenue, other than revenue calculated on a cost-plus basis from support costs, which is eliminated through inter-company consolidation. All of Quanergy’s sales to customers in China and Hong Kong are conducted through Quanergy Systems, Inc., the Chinese subsidiary’s ultimate parent company, which is a Delaware corporation headquartered in Sunnyvale, California. Quanergy’s principal executive offices are located, and it principally operates, in the United States. We do not believe that currently the laws and other obligations relating to cybersecurity and data protection issued by the Cyberspace Administration of China, including the Measures for Cybersecurity Censorship (Revised Draft for Comments) and PRC Data Security Law, apply to or have impact on Quanergy or its business operations in China.
Currently, the period for public comment on the draft measures has ended, and the draft measures’ implementation provisions and anticipated adoption or effective date remain substantially uncertain. If, however, the enacted version of the draft measures mandates clearance of cybersecurity review and other specific actions to be completed by Delaware companies like Quanergy with subsidiaries organized in China, Quanergy may face uncertainties as to whether such clearance can be timely obtained, or at all. Although Quanergy has not engaged in any material operations in China, it may face uncertainty as to whether it would be subject to cybersecurity review in the future. Cybersecurity review could result in disruption in its operations in China, negative publicity with respect to its brand name, and diversion of its managerial and financial resources. Furthermore, if Quanergy were found to be in violation of applicable laws and regulations in China during such review, it could be subject to government sanctions.
In addition, the PRC Data Security Law requires data collection to be conducted in a legitimate and proper manner, and stipulates that, for the purpose of data protection, data processing activities must be conducted based on data classification and hierarchical protection system for data security. As there remain uncertainties regarding the further interpretation and implementation of those laws and regulations, if they are deemed to be applicable to Delaware companies like Quanergy with subsidiaries organized in China, we cannot assure you that Quanergy will be compliant with such new regulations in all respects, and it may be ordered to rectify and terminate any actions that are deemed illegal by the government authorities and become subject to fines and other sanctions, which may materially and adversely affect its business, financial condition, and results of operations.
General Risks
Our limited operating history and evolving business make it difficult to evaluate our current business and future prospects.
Our limited operating history and the evolution of our business and our industry make it difficult to accurately assess our future prospects. It may not be possible to discern fully the economic and other business trends that we are subject to. Elements of our business strategy are new and subject to ongoing development as our operations mature. In addition, it may be difficult to evaluate our business because many of the other companies that offer the same or a similar range of solutions, products and services as the Company also have limited operating histories and evolving businesses.

Our financial projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond our control.
We do not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition or other results. The Projections included in this proxy statement / prospectus were prepared solely for internal use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Projections are forward-looking and reflect numerous estimates and assumptions with respect to future business decisions and conditions that are subject to change, including, but not limited to, future industry performance under various industry scenarios as well as assumptions regarding competition, general business, economic, market, regulatory and financial conditions and matters specific to our business, including our execution on our strategies and product development, as well as growth in the markets in which we operate. Our actual results may vary from the Projections set out below, and those variations may be material. Since the projections cover multiple years, such information by its nature becomes less predictive with each successive year. These financial projections are subjective in many respects, and present one outcome of the combined company’s projected revenues based on the specific set of assumptions and estimates, including those identified herein, and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. There can be no assurance that our financial condition, including our cash flows or results of operations will be consistent with those set forth in the Projections, which could have an adverse impact on the market price of Quanergy Pubco common stock or the financial position of Quanergy PubCo following the closing of the Merger.
The effects of the COVID-19 pandemic has had and could continue to have a material adverse effect on our business prospects, financial results, and results of operations.
The COVID-19 pandemic has caused significant volatility and disruption globally. The COVID-19 measures adopted by governments and businesses, including restrictions on travel and business operations and shelter in place and other quarantine orders, have affected and continue to affect our business, and could continue to adversely affect our business operations or the business operations of our customers and suppliers in the future. A significant portion of our revenue is project driven and has thus been impacted by the COVID-19 pandemic as certain key airport, smart city, and security installations have been, and continue to be, pushed back. Further, the pandemic has slowed prototype work and new product introduction efforts due to employees’ inability to access our facilities, and temporarily disrupted the operations of certain of our customers and suppliers. The full impact of the COVID-19 pandemic on our operations is unknown and will depend on factors outside of our control. The duration of the ongoing COVID-19 pandemic and the associated and ongoing business interruptions may continue to affect our sales, supply chain or the manufacture or distribution of products, which could result in a material adverse effect on our business prospects and financial condition. Our response to the ongoing COVID-19 pandemic may prove to be inadequate. We may be unable to continue our operations in the manner that we did prior to the outbreak and we may endure interruptions, reputational harm, delays in product development and shipments, all of which could have an adverse effect on our business prospects, operating results, and financial condition. The COVID-19 pandemic may also intensify or exacerbate other risks described in this Section.
We may pursue acquisitions, which involve a number of risks, and if we are unable to address and resolve these risks successfully, such acquisitions could harm our business.
We have acquired and may in the future acquire businesses, products or technologies to expand our offerings and capabilities and business. We have evaluated, and expect to continue to evaluate, a wide array of potential strategic transactions. Any acquisition could be material to our financial condition and results of operations and any anticipated benefits from an acquisition may never materialize. In addition, the process of integrating acquired businesses, products or technologies may create unforeseen operating difficulties and expenditures. Acquisitions in international markets would involve additional risks, including those related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries. We may not be able to address these risks successfully, or at all, without incurring significant costs, delays or other operational problems and if we were unable to address such risks successfully our business could be harmed.
If we were to lose the services of members of our senior management team, we may not be able to execute our business strategy.
Our success depends in large part upon the continued service of key members of our senior management team. In particular, each of our Chairman and Chief Executive Officer, Kevin J. Kennedy, Chief Development Officer and Co-Founder, Tianyue Yu, Chief Marketing Officer, Enzo Signore and Chief Financial Officer, Patrick Archambault, is critical to our overall management, as well as the continued development of our LiDAR technology, our culture and our strategic direction. All of our executive officers are at will employees, and we do not maintain any key person life insurance policies. The loss of any member of our senior management team could harm our business.
Our future success depends in part on recruiting and retaining key personnel and if we fail to do so, it may be more difficult for us to execute our business strategy. We are currently a small organization and will need to hire additional qualified personnel to effectively implement our strategic plan, and if we are unable to attract and retain highly qualified employees, we may not be able to continue to grow our business.
Our ability to compete and grow depends in large part on the efforts and talents of our employees. Our employees, particularly engineers and other product developers, are in high demand, and we devote significant resources to identifying, hiring, training, successfully integrating and retaining these employees. As competition with other companies increases, we may incur significant expenses in attracting and retaining high quality software and hardware engineers and other employees. The loss of employees or the inability to hire additional skilled employees as necessary to support the growth of our business and the scale of our operations could result in significant disruptions to our business, and the integration of replacement personnel could be time-consuming and expensive and cause additional disruptions to our business.
We believe a critical component to our success and our ability to retain our best people is our culture. As we continue to grow, we may find it difficult to maintain our entrepreneurial, execution-focused culture.
Our ability to effectively manage our anticipated growth and expansion of our operations will also require us to enhance our operational, financial and management controls and infrastructure, human resources policies and reporting systems. These enhancements and improvements will require significant capital expenditures and allocation of valuable management and employee resources.
We expect to experience significant growth in the scope and nature of our operations. Our ability to manage our operations and future growth will require us to continue to improve our operational, financial and management controls, compliance programs and reporting systems. We may not be able to implement improvements in an efficient or timely manner and may discover deficiencies in existing controls, programs, systems and procedures, which could have an adverse effect on our business, reputation and financial results. Additionally, rapid growth in our business may place a strain on our human and capital resources. Furthermore, we expect to continue to conduct our business internationally and anticipate increased business operations in the United States, Europe, Asia and elsewhere. These diversified, global operations place increased demands on our limited resources and require us to substantially expand the capabilities of our administrative and operational resources and to attract, train, manage and retain qualified management, technical, manufacturing, engineering, sales and other personnel. As our operations expand domestically and internationally, we will need to continue to manage multiple locations and additional relationships with various customers, partners, suppliers and other third parties across several markets.

If we have difficulty managing our growth in operating expenses, our business could be harmed.
We have recently experienced significant growth in research and development, sales and marketing, support services and operations. While we had managed to significantly pare back operating expenses over the last 18 months due to COVID, our spending rate has gone up with the non-recurrence
of furlough and wage cuts implemented in 2020 as well as due to headcount increases. We expect to continue to spend meaningfully on these activities. We expect future growth will continue to place, significant demands on our management, as well as our financial and operational resources, to:

•	manage a larger organization;

•	hire more employees, including engineers with relevant skills and experience;

•	expand our manufacturing and distribution capacity;

•	increase our sales and marketing efforts;

•	broaden our customer support capabilities;

•	implement appropriate operational and financial systems;

•	expand internationally; and

•	maintain effective financial disclosure controls and procedures.
If we fail to manage our growth effectively, we may not be able to execute our business strategies and our business will be harmed.
If we fail to maintain an effective system of internal controls, our ability to produce timely and accurate financial statements or comply with applicable regulations could be adversely affected.
Our management is responsible for establishing and maintaining adequate internal control over financial reporting and for evaluating and reporting on the effectiveness of our system of internal control. Our internal controls over financial reporting is a process designed to provide reasonable assurances regarding the reliability of our financial reporting and the preparation of financial statements for external reporting purposes in accordance with accounting principles generally accepted in the United States. As a public company, we are required to comply with the Sarbanes-Oxley Act and other rules that govern public companies.
If we fail to maintain an effective system of internal controls, the accuracy and timing of our financial reporting may be adversely affected, our liquidity, our access to capital markets may be adversely affected, we may be unable to maintain or regain compliance with applicable securities laws, and the New York Stock Exchange listing requirements, we may be subject to regulatory investigations and penalties, investors may lose confidence in our financial reporting, and our stock price may decline.
We have identified a material weakness in our internal controls over financial reporting, and if we are unable to implement and maintain effective internal controls over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports, and the market price of our common stock may be materially adversely affected.
To date, we have never assessed our internal controls for the purpose of providing the reports required by the Sarbanes-Oxley Act. In a future assessment, we may identify deficiencies and be unable to remediate them before we must provide the required reports. In connection with the audit of our financial statements as of and for the year ended December 31, 2020, we and our independent registered public accounting firm identified a material weakness in our internal controls over financial reporting, related to a lack of effective internal management review controls not being precise enough to identify potentially material misstatements. Following identification of the material weakness, we have begun undertaking specific remediation actions to address the material weakness in our financial reporting including the implementation of more precise review controls, including review of journal entries, review of items capitalized to inventor, and various other internal controls, including enhanced review documentation for journal entries, new inventory policies, and various other internal controls.
Furthermore, if in the future, we have a material weakness in our internal controls over financial reporting, we may not detect errors on a timely basis and our financial statements may be materially misstated. We or our independent registered public accounting firm may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting, which could harm our operating results, cause investors to lose confidence in our reported financial information and cause the trading price of our stock to fall. In addition, as a public company we will be required to file accurate and timely quarterly and annual reports with the SEC under the Exchange Act. Any failure to report our financial results on an accurate and timely basis could result in sanctions, lawsuits, delisting of our shares from the NYSE or other adverse consequences that would materially harm our business. In addition, we could become subject to investigations by the stock exchange on which our securities are listed, the SEC, and other regulatory authorities, and become subject to litigation from investors and stockholders, which could harm our reputation and our financial condition, or divert financial and management resources from our core business.
We are subject to risks associated with doing business globally.
Our operations are subject to risks inherent in conducting business globally and under the laws, regulations and customs of various jurisdictions and geographies. In addition to risks related to currency exchange rates, these risks include changes in exchange controls; changes in taxation; importation limitations; export control restrictions; changes in or violations of applicable laws, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010; economic and political instability; disputes between countries; diminished or insufficient protection of intellectual property; and disruption or destruction of operations in a significant geographic region regardless of cause, including war, terrorism, riot, civil insurrection or social unrest. Failure to comply with, or material changes to, the laws and regulations that affect our global operations could have an adverse effect on our business, results of operations and financial condition.
Any significant disruption in our computer systems or those of third parties we utilize in our operations could harm our business.
We rely on the expertise of our engineering, software development, and information technology teams for the performance and operation of our computer systems. Service interruptions, errors in our software or the unavailability of computer systems used in our operations could delay our product development. We utilize computer systems located either in our facilities or those of third-party server hosting providers and third-party Internet-based or cloud computing services. Although we generally enter into service level agreements with these parties, we exercise no control over their operations, which makes us vulnerable to any errors, interruptions or delays that they may experience. In the future, we may transition additional features of our services from our managed hosting systems to cloud computing services, which may require expenditures and engineering resources. Upon the expiration or termination of any of our agreements with third-party vendors, we may not be able to replace their services in a timely manner or on terms and conditions, including service levels and cost, that are favorable to us, and a transition from one vendor to another vendor could subject us to operational delays and inefficiencies until the transition is complete. In addition, fires, floods, earthquakes, power losses, telecommunications failures, break-ins
and similar events could damage these systems and hardware or cause them to fail completely. As we do not maintain entirely redundant systems, a disrupting event could result in prolonged downtime of our operations and could adversely affect our business. Any disruption in the services provided by these vendors could have adverse impacts on our business reputation, customer relations and operating results.
Our servers and those of the third parties we use in our operations may be vulnerable to computer viruses, physical or electronic break-ins
and similar disruptions, which could lead to interruptions and delays in operations. Such significant disruptions of our, our third party vendors’ and/or business partners’ information technology systems or data security breaches, including in our remote work environment as a result of
COVID-19,
could adversely affect our business operations and/or result in the loss, misappropriation, and/or unauthorized access, use or disclosure of, or the prevention of access to, confidential information (including trade secrets or other intellectual property, proprietary business information and personal information), and could result in financial, legal, business and reputational harm to us. We maintain insurance policies to cover losses relating to our systems. Though it is difficult to determine what harm may directly result from any specific interruption or breach, any failure to maintain performance, reliability, security and availability of our network infrastructure may harm our reputation. Any attempts by hackers to disrupt our products, website or computer systems, if successful, could harm our business, be expensive to remedy and damage our reputation. Efforts to prevent hackers from entering our computer systems or exploiting vulnerabilities in our products are expensive to implement and may not be effective in detecting or preventing intrusion or vulnerabilities. Such unauthorized access to data could damage our reputation and our business and could expose us of the risk to contractual damages, litigation and regulatory fines and penalties that could harm our business.
Our business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, global pandemics, and interruptions by man-made
problems, such as network security breaches, computer viruses or terrorism. Material disruptions of our business or information systems resulting from these events could adversely affect our operating results.
We and some of the third-party service providers on which we depend for various support functions are vulnerable to damage from catastrophic events, such as power loss, natural disasters, terrorism, pandemics, and similar unforeseen events beyond our control.
If a natural disaster, power outage or other event occurred that prevented us from using all or a significant portion of our headquarters, damaged critical infrastructure, or otherwise disrupted operations, it may be difficult or, in certain cases, impossible for us to continue our business for a substantial period of time. The disaster recovery and business continuity plans we have in place are unlikely to provide adequate protection in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans, which could have a material adverse effect on our business.
Furthermore, integral parties in our supply chain are operating from single sites, increasing their vulnerability to natural disasters or other sudden, unforeseen and severe adverse events, such as the
COVID-19
pandemic. If such an event were to affect our supply chain, it could have a material adverse effect on our business.
The adoption, maintenance and expansion of international embargo, economic or other sanctions against Russia may have a material adverse effect on our business, financial condition and results of operations.
In January 2018, pursuant to the Countering America’s Adversaries through Sanctions Act of 2017, the U.S. administration presented the U.S. Congress with a report on senior Russian political figures, “oligarchs” and “parastatal” entities. The list included the 96 wealthiest Russian businessmen, including Mr. Alisher Usmanov, who maintains a minority, but nevertheless significant ownership interest in Rising Tide V, LLC, one of our principal shareholders. New tensions in relations between Russia and U.S. could result in adoption and implementation of new sanctions. Although we are not aware of any intention on the part of the U.S. government to impose sanctions on Mr. Usmanov, if he were to become a target of sanctions, it could have a material adverse effect on our ability to access financing in the U.S. debt and equity markets.
Our financial statements contain disclosure regarding the substantial doubt about our ability to continue as a going concern. We will need additional financing to execute our business plan, to fund our operations and to continue as a going concern.
The report of our independent registered public accounting firm on our financial statements as of and for the year ended December 31, 2020 includes an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern. If we are unable to raise sufficient capital when needed, our business, financial condition and results of operations will be materially and adversely affected, and we will need to significantly modify our operational plans to continue as a going concern. If we are unable to continue as a going concern, we might have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our consolidated financial statements. The inclusion of a going concern explanatory paragraph by our auditors, our lack of cash resources and our potential inability to continue as a going concern may materially adversely affect our share price and our ability to raise new capital or to enter into critical contractual relations with third parties.
Our ability to use our net operating loss carryforwards may be limited.
As of December 31, 2020, we had U.S. federal and state net operating loss carryforwards of approximately $175.0 million and $127.1 million, respectively. Under legislation enacted in 2017, informally titled the Tax Cuts and Jobs Act, or the TCJA, as modified in 2020 by the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act, unused U.S. federal net operating losses generated in tax years beginning after December 31, 2017, will not expire and may be carried forward indefinitely, but the deductibility of such federal net operating loss carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to the TCJA or the CARES Act. Our ability to utilize our federal net operating carryforwards may be limited under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code. The limitations apply if we experience an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in the ownership of our equity by certain stockholders or groups of stockholders over a rolling three-year period. Similar provisions of state tax law may also apply to limit the use of our state net operating loss carryforwards. We have not yet completed a Section 382 analysis, and therefore, there can be no assurances that any previously experienced ownership changes have not materially limited our utilization of affected net operating loss carryforwards. Future changes in our stock ownership, including as a result of this offering, which may be outside of our control, may trigger an ownership change that materially impacts our ability to utilize pre-change
net operating loss carryforwards. In addition, there may be periods during which the use of net operating loss carryforwards is suspended or otherwise limited. For example, in 2020, California generally suspended the use of California net operating loss carryforwards to offset taxable income in tax years beginning after 2019 and before 2023. Accordingly, our ability to use our net operating loss carryforwards to offset taxable income may be subject to such limitations or special rules that apply at the state level, which could adversely affect our results of operations.
Risks Related to the Business Combination
Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to the CITIC Capital Acquisition Corp. (“CCAC”) prior to the consummation of the Business Combination.
The Sponsor has agreed to vote in favor of the Business Combination, regardless of how CCAC’s public shareholders vote.
The Sponsor and each director and officer of CCAC have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in the case of the Sponsor, subject also to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement / prospectus, the Sponsor owns 20.0% of CCAC’s issued ordinary shares.
We may be forced to close the Business Combination even if we determined it is no longer in our shareholders’ best interest.
Our public shareholders are protected from a material adverse event of Quanergy arising between the date of the Merger Agreement and the Closing primarily by the right to redeem their public shares for a pro rata portion of the funds held in the trust account, calculated as of two business days prior to the vote at the extraordinary general meeting. Accordingly, if a material adverse event were to occur after approval of the Condition Precedent Proposals at the extraordinary general meeting, we may be forced to close the Business Combination even if we determine it is no longer in our shareholders’ best interest to do so (as a result of such material adverse event) which could have a significant negative impact on our business, financial condition or results of operations.
Additionally, if we do not obtain shareholder approval at the extraordinary general meeting, Quanergy can obligate us to hold additional extraordinary general meetings to vote on the Condition Precedent Proposals until the earlier of such shareholder approval being obtained and December 31, 2021. This could limit our ability to seek an alternative business combination that our shareholders may prefer after such initial vote.
Since the Sponsor and CCAC’s directors and officers have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Quanergy is appropriate as our initial business combination. Such interests include that Sponsor will lose its entire investment in us if our business combination is not completed.
When you consider the recommendation of CCAC’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that the Sponsor and CCAC’s directors and officers have interests in such proposal that are different from, or in addition to, those of CCAC shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•
Prior to CCAC’s initial public offering, the Sponsor purchased 5,750,000 CCAC Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.004 per founder shares. Effective December 10, 2019, the Sponsor transferred 718,750 founder shares to Henri Arif for a purchase price of $3,125 (the same per-share
price initially paid by the Sponsor), resulting in our sponsor holding 5,031,250 founder shares. On February 10, 2020, CCAC effected a share capitalization of 1,150,000 shares and as a result the Sponsor held 6,037,500 founder shares and Mr. Arif held 862,500 founder shares. On May 7, 2020, the Sponsor transferred 22,000 founder shares to Mr. Ross Haghighat for no consideration and on February 10, 2021, the Sponsor transferred 13,000 founder shares to Mr. Mark B. Segall for no consideration. As a result of the significantly lower price per CCAC Class B ordinary share paid by our Sponsor as compared with the price per public share paid by CCAC’s public shareholders, it is possible that a transaction may result in an increase in the value of the Sponsor’s investment, while at the same time resulting in a decrease in the value of the investment of our public shareholders.

•
Based on the average of the high and low prices of the Class A ordinary shares and public warrants of CCAC on the NYSE on September 20, 2021, the Sponsor and its affiliates held 6,002,500 founder shares and 7,520,000 Private Warrants, which has an approximate value of US$63,981,263; Mr. Arif held 862,500 founder shares and 940,000 Private Warrants, which has an approximate value of US$9,113,363; Mr. Haghighat held 22,000 Private Warrants, which has an approximate value of US$12,540; and Mr. Segall held 13,000 Private Warrants, which has an approximate value of US$7,410. As of September 30, 2021 and December 31, 2020, the CCAC had no borrowings under the Working Capital Loans. Except as described the preceding sentence, there are no outstanding loans or material fee or reimbursement arrangements among CCAC, the Sponsor, its affiliates, or the CCAC directors or officers.

•
Although the Sponsor and its affiliates have committed considerable capital to CCAC, including through its participation in the CCAC IPO and its contribution of a portion of the promote for no consideration, if the Business Combination is consummated, taking into account the investments described above, including the promote, it is possible that the Sponsor and its affiliates could realize a positive rate of return on such investments even if other CCAC shareholders experience a negative rate of return following the Business Combination.

•	If CCAC does not consummate a business combination by February 13, 2022 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, liquidating and dissolving, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 6,900,000 CCAC Class B ordinary shares owned by the Sponsor, its affiliates and the directors of CCAC would be worthless because following the redemption of the public shares, CCAC would likely have few, if any, net assets. Additionally, in such event, the 7,520,000 private placement warrants purchased by the Sponsor simultaneously with the consummation of CCAC’s initial public offering for an aggregate purchase price of $7,520,000 will expire worthless.

•
CCAC’s directors, Mr. Arif, Mr. Ross Haghighat and Mr. Mark B. Segall, also have a direct or indirect economic interest in such private placement warrants and/or in the 6,900,000 CCAC Class B ordinary shares owned by the Sponsor or its affiliates. The 6,900,000 shares of Quanergy PubCo common stock into which the 6,900,000 CCAC Class B ordinary shares held by the Sponsor will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $69.1 million based upon the closing price of $10.01 per public share on the NYSE on December 31, 2021, the most recent practicable date prior to the record date for the extraordinary general meeting. However, given that such shares of Quanergy PubCo common stock will be subject to certain restrictions, including those described elsewhere in this proxy statement / prospectus, CCAC believes such shares have less value. The 7,520,000 Quanergy PubCo warrants into which the 7,520,000 private placement warrants held by the Sponsor will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $4.9 million based upon the closing price of $0.65 per public warrant on the NYSE on December 31, 2021, the most recent practicable date prior to the record date for the extraordinary general meeting.

•
Accordingly, CCAC’s Sponsor, officers and directors will lose their entire investment of $7,545,000, consisting of the Sponsor’s $25,000 initial investment and the Sponsor’s $7,520,000 private placement warrant purchase price, if CCAC does not complete a business combination by February 13, 2022.

•
The Sponsor will benefit economically from the completion of a Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate. That said, the Sponsor, an Affiliate of CITIC Capital Holdings Limited, by pursuing a business combination with a less favorable target company or on terms less favorable to shareholders than what it would normally negotiate, may cause irreparable reputational damage to CITIC Capital Holdings Limited, which far exceeds to the dollar value of the initial Sponsor Promote, and this risk similarly serves as a disincentive from pursuing an unattractive business combination.

•
Pursuant to that certain letter agreement, dated as of February 10, 2020, by and among the CCAC and the Sponsor, in connection with CCAC’s initial public offering, the Sponsor and other signatories (each of whom is a member of CCAC’s board of directors and/or management team) is subject to certain restrictions on transfer with respect to: (i) the Founder Shares (as defined in such letter agreement); and (ii) private placement warrants (as defined in such letter agreement). Such restrictions on the Founder Shares end on the date that is one year after Closing, or are subject to an early price-based release if: (a) the price of the shares equals or exceeds $12.00 per share for any twenty trading days within any thirty-day trading
period at least 150 days after the Business Combination, or (b) CCAC completes a transaction that results in public shareholders having the right to exchange the CCAC Class A ordinary shares for cash, securities or other property. The restrictions on the private placement warrants end on 30 days after the completion of a business combination.

•
The Sponsor irrevocably and unconditionally agreed that during the period commencing on June 21, 2021 and ending on the earliest of (a) the effective time of the Merger, and (b) such date and time of the termination of the Merger Agreement in accordance with its terms, such Sponsor shall not elect to cause CCAC to redeem any of the 6,900,000 CCAC Class B ordinary shares and 7,520,000 private placement warrants beneficially owned or owned of record by such Sponsor, or submit any of such securities for redemption, in connection with the transactions contemplated by the Merger Agreement or otherwise.

•
Affiliates of our Sponsor and our directors own equity interests in Quanergy as of the date of this proxy statement / prospectus. On April 5, 2017 and May 5, 2017, Tharsis Funds, affiliates of Mr. Arif, Tharsis Capital, acquired an aggregate of 246,250 common shares from certain shareholders in Quanergy, representing approximately 1.79% of the fully diluted share capital of Quanergy as of May 5, 2017. On October 17, 2018, (i) CCSRF, an affiliate of Mr. Wang and Mr. Chan, CCSRF Vision (Cayman) Investment Limited, acquired 82,372 shares of Quanergy on an as-converted
and
as-exercised
basis, representing approximately 0.58% of the fully diluted share capital of Quanergy, and (ii) affiliates of Mr. Arif, Tharsis Capital, acquired 16,968 additional shares of Quanergy on an as-converted
and
as-exercised
basis, which, taken in total with the previous acquisition of shares, represented approximately 1.86% of the fully diluted share capital of Quanergy. Between January 1, 2019 and July 1, 2020, CCSRF acquired additional equity securities from certain existing holders of shares of Series C preferred stock, which, taken in total with the previous acquisition of equity, represented approximately 0.94% of the fully diluted share capital of Quanergy, and Tharsis Funds acquired additional equity securities from certain existing holders of shares of Series C preferred stock, which, taken in total with the previous acquisition of equity, represented approximately 1.91% of the fully diluted share capital of Quanergy, in each case, as of July 1, 2020. Immediately following the Closing, CCSRF and Tharsis Funds are expected to receive approximately 1,957,086 and 1,345,689 Quanergy PubCo shares, respectively, on an as-converted
and
as-exercised
basis based on Quanergy’s capitalization on September 30, 2021.

•
None of Mr. Arif, Mr. Wang and Mr. Chan, nor any other affiliate of CCAC were involved in the management or guarantee of Quanergy in relation to its consideration of the Business Combination and alternative transactions. The potential interests of Mr. Henri, Mr. Wang and Mr. Chan were properly disclosed to the CCAC Board, and the CCAC Board considered these interests, among other matters, in evaluating and negotiating the business combination and transaction agreements and in recommending to CCAC’s stockholders that they vote in favor of the proposals presented at the CCAC special meeting, including the Business Combination Proposal. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the CCAC special meeting, including the Business Combination Proposal.

•
CCAC’s Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if CCAC fails to complete a business combination by February 13, 2022.

•
CCAC’s existing directors and officers will be eligible for continued indemnification and continued coverage under CCAC’s directors’ and officers’ liability insurance policy after the Merger and pursuant to the Merger Agreement.

•
Following the Closing, CCAC’s Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to CCAC and remain outstanding. If CCAC does not complete an initial business combination within the required period, CCAC may use a portion of its working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used for this purpose.

•
CCAC’s Sponsor, officers and directors and their affiliates are entitled to reimbursement of out-of-pocket
expenses incurred by them related to identifying, investigating, negotiating and completing an initial business combination, including repayment of any other loans and advances made. However, if CCAC fails to consummate a business combination by February 13, 2022, they will not have any claim against the trust account for reimbursement. Accordingly, CCAC may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by such date.

•
Pursuant to the Registration Rights Agreement, the Sponsor, certain of its respective affiliates and certain stockholders of Quanergy will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back
provisions with respect to the shares of Quanergy PubCo common stock and warrants held by such parties following the consummation of the Business Combination.

•
The Proposed Certificate of Incorporation will contain a provision expressly electing that Quanergy PubCo will not to be governed by Section 203 (Delaware’s “interested stockholder” statute) of the DGCL, although it will provide other restrictions regarding takeovers by interested stockholders.

The existence of financial and personal interests of one or more of CCAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CCAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CCAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled
“—Interests of CCAC’s Directors and Officers in the Business Combination
” for a further discussion of these considerations.
The personal and financial interests of the Sponsor as well as CCAC’s directors and officers may have influenced their motivation in identifying and selecting Quanergy as a business combination target, completing an initial business combination with Quanergy and influencing the operation of the business following the initial business combination. In considering the recommendations of CCAC’s board of directors to vote for the proposals, its shareholders should consider these interests.
The exercise of CCAC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in CCAC’s shareholders’ best interest.
In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require CCAC to agree to amend the Merger Agreement, to consent to certain actions taken by Quanergy or to waive rights that CCAC is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Quanergy’s business or a request by Quanergy to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement. In any of such circumstances, it would be at CCAC’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement / prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for CCAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement / prospectus, CCAC does not believe there will be any changes or waivers that CCAC’s directors and executive officers would be likely to make after shareholder approval of the BCA Proposal has been obtained. While certain changes could be made without further shareholder approval, CCAC will circulate a new or amended proxy statement / prospectus and resolicit CCAC’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the BCA Proposal.
CCAC and Quanergy will incur significant transaction and transition costs in connection with the Business Combination.
CCAC and Quanergy have both incurred and expect to incur
significant, non-recurring costs
in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. CCAC and Quanergy may also incur additional costs to retain key employees. Certain transaction costs incurred in connection with the Merger Agreement (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by CCAC following the closing of the Business Combination.

The announcement of the proposed Business Combination could disrupt Quanergy’s relationships with its customers, suppliers, business partners and others, as well as its operating results and business generally.
Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on Quanergy’s business include the following:

•	its employees may experience uncertainty about their future roles, which might adversely affect Quanergy PubCo’s ability to retain and hire key personnel and other employees;

•
customers, suppliers, business partners and other parties with which Quanergy maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with Quanergy or fail to extend an existing relationship with Quanergy PubCo; and

•	Quanergy has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.
If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact Quanergy and, in the future, Quanergy PubCo’s results of operations and cash available to fund its business.
Subsequent to the consummation of the Business Combination, Quanergy PubCo may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and its share price, which could cause you to lose some or all of your investment.
We cannot assure you that the due diligence conducted in relation to Quanergy has identified all material issues or risks associated with Quanergy, its business or the industry in which it competes. Furthermore, we cannot assure you that factors outside of Quanergy’s and our control will not later arise. As a result of these factors, we may be exposed to liabilities and incur additional costs and expenses and we may be forced to later write-down or write-off assets,
restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash
items that would not have an immediate impact on the Quanergy PubCo’s liquidity, the fact that Quanergy PubCo reports charges of this nature could contribute to negative market perceptions about Quanergy PubCo or its securities. In addition, charges of this nature may cause Quanergy PubCo to violate leverage or other covenants to which it may be subject. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or Quanergy PubCo. Additionally, we have no indemnification rights against the stockholders of Quanergy under the Merger Agreement and all of the purchase price consideration will be delivered at the Closing.
Accordingly, any shareholders or warrant holders of CCAC who choose to remain Quanergy PubCo stockholders or warrant holders following the Business Combination could suffer a reduction in the value of their shares or warrants. Such shareholders or warrant holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement / prospectus relating to the Business Combination contained an actionable material misstatement or material omission.
The historical financial results of Quanergy and unaudited pro forma financial information included elsewhere in this proxy statement / prospectus may not be indicative of what Quanergy PubCo’s actual financial position or results of operations would have been.
CCAC and Quanergy currently operate as separate companies and have had no prior history as a combined entity. The historical financial results of Quanergy included in this proxy statement / prospectus do not reflect the financial condition, results of operations or cash flows they would have achieved as a standalone public company during the periods presented or those Quanergy PubCo will achieve in the future. This is primarily the result of the following factors: (i) Quanergy PubCo will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and (ii) Quanergy PubCo’s capital structure will be different from that reflected in Quanergy’s historical financial statements. Quanergy PubCo’s financial condition and future results of operations could be materially different from amounts reflected in its historical financial statements included elsewhere in this proxy statement / prospectus, so it may be difficult for investors to compare Quanergy PubCo’s future results to historical results or to evaluate its relative performance or trends in its business.
Similarly, the unaudited pro forma financial information in this proxy statement / prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, assuming no shares of CCAC’s redeemable common stock will be redeemed and assuming holders of the maximum number of public shares that could be redeemed for cash while still leaving sufficient cash available to consummate the Business Combination, will exercise their right to have their public shares redeemed for cash. The pro forma statement of operations does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of future market conditions on revenues or expenses, including any issuance of Quanergy PubCo common stock or Quanergy PubCo warrants that give the holders rights to purchase Quanergy PubCo common stock under the GEM Agreement. There may be differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this proxy statement / prospectus in respect of the estimated financial position and results of operations of the Company. Accordingly, such pro forma financial information may not be indicative of Quanergy PubCo’s future operating or financial performance and Quanergy PubCo’s actual financial condition and results of operations may vary materially from Quanergy PubCo’s pro forma results of operations and balance sheet contained elsewhere in this proxy statement / prospectus, including as a result of such assumptions not being accurate.
In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect the Quanergy PubCo’s financial condition or results of operations following the Closing. Any potential decline in the Quanergy PubCo’s financial condition or results of operations may cause significant variations in the stock price of the Quanergy PubCo’s. See “
Selected Unaudited Pro Forma Condensed Combined Financial Information
.”
Following the consummation of the Business Combination, our only significant asset will be our ownership interest in Quanergy and such ownership may not be sufficient to pay taxes or expenses, dividends or make distributions or loans to enable us to pay any dividends on Quanergy PubCo common stock or satisfy our other financial obligations.
Following the consummation of the Business Combination, we will have no direct operations and no significant assets other than our ownership of Quanergy. As a result, we will have no independent means of generating revenue or cash flow. We and certain investors, the stockholders of Quanergy, and directors and officers of Quanergy and its affiliates will become stockholders of Quanergy PubCo. We will depend on Quanergy for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company and taxes, and to pay any dividends with respect to Quanergy PubCo common stock. The financial condition and operating requirements of Quanergy may limit our ability to obtain cash from Quanergy. The earnings from, or other available assets of, Quanergy may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on Quanergy PubCo common stock or satisfy our other financial obligations.
Additionally, to the extent that we need funds and Quanergy and/or any of its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or Quanergy is otherwise unable to provide such funds, it could materially adversely affect the Company’s liquidity and financial condition.

This lack of diversification may subject us to numerous economic, competitive and regulatory risks, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to our Business Combination.
CCAC does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for CCAC to complete an initial business combination with which a substantial majority of CCAC stockholders do not agree.
CCAC’s current charter does not provide a specified maximum redemption threshold, except that its charter provides that in no event will CCAC redeem its CCAC Class A ordinary shares in an amount that would cause its net tangible assets, or total shareholders’ equity, to fall below $5,000,001. The Merger Agreement provides that Quanergy’s obligation to consummate the Business Combination is conditioned on, among other things, that as of the Closing, the Minimum Cash Condition is satisfied. As a result, CCAC may be able to complete the Business Combination even though a substantial portion of its public stockholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the Sponsors or CCAC’s or Quanergy’s directors, officers or advisors, or any of their respective affiliates. As of the date of this proxy statement / prospectus, no agreements with respect to the private purchase of public shares by CCAC or the persons described above have been entered into with any such investor or holder.
In the event the cash consideration we would be required to pay for all shares of CCAC Class A ordinary shares that are validly submitted for redemption plus any amount required to satisfy Minimum Cash Condition pursuant to the terms of the Merger Agreement exceeds the aggregate amount of cash available to us, we may not complete the Business Combination or redeem any shares, all shares of CCAC Class A ordinary shares submitted for redemption will be returned to the holders thereof, and we instead may search for an alternative business combination.
The ability of CCAC’s shareholders to exercise redemption rights with respect to the CCAC Class A ordinary shares may prevent CCAC from completing the Business Combination or optimizing its capital structure.
CCAC does not know how many shareholders will ultimately exercise their redemption rights in connection with the Business Combination. As such, the Business Combination is structured based on CCAC’s expectations (and those of the other parties to the Merger Agreement) as to the number of shares that will be submitted for redemption. In addition, if a larger number of shares are submitted for redemption than CCAC initially expected, CCAC may need to seek to arrange for additional third-party financing to be able to deliver the Minimum Cash Condition at the Closing (or such lower cash amount designated by Quanergy if Quanergy waives the condition).
Although CCAC has obtained the Subscription Agreements in respect of the PIPE Investments, if too many public shareholders elect to redeem their shares, the PIPE Investments alone may be insufficient to complete the Business Combination, and additional third-party financing may not be available to CCAC. Even if such third-party financing is available, CCAC’s ability to obtain such financing is subject to restrictions set forth in the Merger Agreement, including the consent of Quanergy. For information regarding the parameters of such restrictions, please see the sections of this proxy statement / prospectus entitled “
The BCA Proposal – The Merger Agreement – Covenants and Agreements” and “The BCA Proposal – Merger Agreement – Closing Conditions
”.
For information on the consequences if the Business Combination is not completed or must be restructured, see the section entitled “
Risk Factors – Risks if the Domestication and the Business Combination are not Consummated
” in this proxy statement / prospectus.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put such shareholder in a better future economic position.
We can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the transaction or any alternative business combination. Certain events following the consummation of any initial business combination, including the transactions, may cause an increase in CCAC’s share price, and may result in a lower value realized now than a shareholder might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement / prospectus. A shareholder should consult the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.
If our shareholders fail to comply with the redemption requirements specified in this proxy statement / prospectus, they will not be entitled to redeem their shares of CCAC Class A ordinary shares for a pro rata portion of the Trust Account.
Holders of public shares are not required to affirmatively vote against the BCA Proposal in order to exercise their rights to redeem their shares for a pro rata portion of the Trust Account. In order to exercise their redemption rights, they are required to submit a request in writing and deliver their stock (either physically or electronically) to our transfer agent by 5:00 p.m., New York City time, on                 , 2021. Shareholders electing to redeem their shares will receive their pro rata portion of the funds held in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay our taxes, calculated as of two business days prior to the anticipated consummation of the Business Combination.
If a shareholder fails to receive notice of CCAC’s offer to redeem CCAC’s public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.
If, despite CCAC’s compliance with the proxy rules, a shareholder fails to receive CCAC’s proxy materials, such shareholder may not become aware of the opportunity to redeem its public shares. In addition, the proxy materials that we are furnishing to holders of our public shares in connection with the transaction describes the various procedures that must be complied with in order to validly redeem public shares. In the event that a shareholder fails to comply with these procedures, its shares may not be redeemed.
If the conditions to the Merger Agreement are not met, the Business Combination may not occur.
Even if the Merger Agreement is approved by the shareholders of CCAC and Quanergy, specified conditions must be satisfied or waived before the parties to the Merger Agreement are obligated to complete the Business Combination. For a list of the material closing conditions contained in the Merger Agreement, see the section entitled “
The BCA—Merger Agreement—Closing Conditions
” of this proxy statement / prospectus. CCAC and Quanergy may not satisfy all of the closing conditions in the Merger Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause CCAC and Quanergy to each lose some or all of the intended benefits of the Business Combination.
We have a specified Minimum Cash Condition. This Minimum Cash Condition may make it more difficult for us to complete the Business Combination as contemplated.
The Merger Agreement provides that Quanergy’s obligation to consummate the Business Combination is conditioned on, among other things, that as of the Closing, the Minimum Cash Condition is satisfied.
This condition is for the sole benefit of Quanergy. If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. The Merger Agreement also contains a mutual condition that CCAC as of the Closing, CCAC shall have net tangible assets of at least $5,000,001.
There can be no assurance that Quanergy could and would waive the Minimum Cash Condition. Furthermore, as provided in the Cayman Constitutional Documents, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. If such conditions are not met, and such conditions are not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated.
If such conditions are waived and the Business Combination is consummated with less than the Minimum Available Cash Amount in the trust account, the cash held by Quanergy PubCo and its subsidiaries (including Quanergy) in the aggregate, after the Closing may not be sufficient to allow us to operate and pay our bills as they become due. Furthermore, our affiliates are not obligated to make loans to us in the future (other than our Sponsor’s commitment to provide us loans in order to finance transaction costs in connection with a business combination). The additional exercise of redemption rights with respect to a large number of our public shareholders may make us unable to take such actions as may be desirable in order to optimize the capital structure of Quanergy PubCo after consummation of the Business Combination and we may not be able to raise additional financing from unaffiliated parties necessary to fund our expenses and liabilities after the Closing. Any such event in the future may negatively impact the analysis regarding our ability to continue as a going concern at such time.
During the pendency of the Business Combination, CCAC will not be able to enter into a business combination with another party because of restrictions in the Merger Agreement. Furthermore, certain provisions of the Merger Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.
Covenants in the Merger Agreement impede the ability of CCAC to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, CCAC may be at a disadvantage to its competitors during that period. In addition, while the Merger Agreement is in effect, neither CCAC nor Quanergy may solicit, assist, facilitate the making, submission or announcement of, or intentionally encourage any alternative acquisition proposal, such as a merger, material sale of assets or equity interests or other business combination, with any third party, even though any such alternative acquisition could be more favorable to CCAC’s shareholders than the Business Combination. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Merger Agreement due to the passage of time during which these provisions have remained in effect.
Certain insiders may elect to purchase shares from public shareholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our securities.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material non-public
information regarding us or CCAC’s securities, the Sponsor, Quanergy or our or their respective directors, officers, advisors or respective affiliates may purchase public shares or warrants from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares or warrants from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or warrants or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of CCAC’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Quanergy or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the quorate extraordinary general meeting, vote in favor of the BCA Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of a majority of at least two-thirds
of the ordinary shares, represented in person or by proxy and entitled to vote at the quorate extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) CCAC’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of
the Exchange Act) being at least $5,000,001. The purpose of such purchases of public warrants would be to reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with our initial business combination.
Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares or warrants at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares or warrants by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. In addition, if such purchases are made, the public “float” of our securities and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price per unit in CCAC’s initial public offering).
Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of the company under the circumstances. WithumSmith+Brown, PC, our independent registered public accounting firm, will not execute agreements with us waiving such claims to the monies held in the trust account.
Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we have not completed our business combination within the required time period, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per public share initially held in the trust account, due to claims of such creditors.
The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per public share, due to reductions in value of the trust assets, less taxes payable, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account (whether or not such waiver is enforceable) and except as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company. The Sponsor may not have sufficient funds available to satisfy those obligations. We have not asked the Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the trust account, the funds available for our business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our business combination, and you would receive such lesser amount per public share in connection with any redemption of your public shares. None of our directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Our directors may decide not to enforce the indemnification obligations of our Sponsors, resulting in a reduction in the amount of funds in the trust account available for distribution to our public stockholders.
In the event that the proceeds in the trust account are reduced below the lesser of  (i) $10.00 per public share and (ii) the actual amount per share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, CCAC’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that CCAC’s independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that CCAC’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance, if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If CCAC’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to our public stockholders may be reduced below $10.00 per share.
We may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.
We have agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors have agreed to waive (and any other persons who may become an officer or director prior to the initial business combination will also be required to waive) any right, title, interest or claim of any kind in or to any monies in the trust account and to not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by us only if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination. Our obligation to indemnify our officers and directors may discourage stockholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.
If, after we distribute the proceeds in the trust account to our public shareholders, CCAC files a winding-up or
bankruptcy petition or an
involuntary winding-up or
bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of our board of directors and us to claims of punitive damages.
If, after we distribute the proceeds in the trust account to our public shareholders, we file a winding-up or
bankruptcy petition or an
involuntary winding-up or
bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance”. As a result, a liquidator could, in certain circumstances, seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
If, before distributing the proceeds in the trust account to our public shareholders, we file a winding-up or
bankruptcy petition or an
involuntary winding-up or
bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the trust account to our public shareholders, we file a winding-up or
bankruptcy petition or an
involuntary winding-up or
bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in our liquidation estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any liquidation claims deplete the trust account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.
If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could, in certain circumastances, be viewed as an unlawful payment which a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. We and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of our share premium account while we were unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of $18,293.68 and to imprisonment for five years in the Cayman Islands.
The public stockholders will experience immediate dilution as a consequence of the issuance of Quanergy PubCo common stock as consideration in the Business Combination and the PIPE Investments and due to future issuances pursuant to the 2022 Plan. Having a minority share position may reduce the influence that our current stockholders have on the management of Quanergy PubCo.
It is anticipated that, following the Business Combination, (1) CCAC’s public shareholders are expected to own approximately 20.4% of the outstanding Quanergy PubCo common stock, (2) the stockholders of Quanergy

(without taking into account any public shares held by the stockholders of Quanergy prior to the consummation of the Business Combination or purchased in the PIPE Investments) are expected to own approximately 71.6% of the outstanding Quanergy PubCo common stock, (3) the Sponsor and related parties are expected to collectively own approximately 3.0% of the outstanding Quanergy PubCo common stock and (4) the PIPE Investors are expected to own approximately 5.1% of the outstanding Quanergy PubCo common stock. These percentages assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination, (ii) (a) the vesting of all shares of Quanergy PubCo common stock received in respect of the Quanergy PubCo Restricted Shares, (b) the vesting and exercise of all Quanergy PubCo Options for shares of Quanergy PubCo common stock (assuming that all Quanergy PubCo Options are net-settled),
(c) the exercise of all Quanergy PubCo Converted Warrants for shares of Quanergy Pubco common stock (assuming that all Quanergy PubCo Converted Warrants are net-settled),
(d) the vesting of all shares of Quanergy Restricted Stock Unit Awards and the settlement of all Adjusted Restricted Stock Unit Awards received in respect of the Quanergy Restricted Stock Unit Awards into shares of Quanergy PubCo common stock, and (e) the conversion of all of 2023 Quanergy Convertible Notes into Quanergy Common Stock (assuming the conversion date of December 31, 2021), (iii) that Quanergy PubCo issues shares of Quanergy PubCo common stock as the Aggregate Merger Consideration pursuant to the Merger Agreement, which in the aggregate equals 97,000,000 shares of Quanergy PubCo common stock (assuming that all Quanergy PubCo Options and Quanergy PubCo Converted Warrants are
net-settled),
(iv) Quanergy PubCo issues 4,000,000 shares of Quanergy PubCo common stock to the PIPE Investors pursuant to the PIPE Investments, (v) that no Quanergy PubCo common stock, no Quanergy PubCo warrant and no Quanergy PubCo common stock underlying the Quanergy PubCo warrants are issued pursuant to the GEM Agreement, and (vi) subject ot the foregoing assumptions, immediately prior to the Closing, Quanergy has the same capitalization as it had as of September 30, 2021. If the actual facts are different from these assumptions, the percentage ownership retained by CCAC’s existing shareholders in the combined company will be different.
In addition, if the 2022 Plan is approved, Quanergy employees and consultants hold, and after Business Combination, are expected to be granted, equity awards under the 2022 Plan. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for shares of Quanergy PubCo common stock.
Without limiting the other assumptions described under the section entitled “
Summary of the Proxy Statement / Prospectus – Ownership of Quanergy PubCo following Business Combination
” beginning on page 43 of this proxy statement / prospectus, these ownership percentages do not take into account (a) any warrants or options to purchase the Quanergy PubCo common stock that will be outstanding following the Business Combination, (b) any equity awards under the 2022 Plan and ESPP; and (c) any adjustments to the merger consideration pursuant to the Merger Agreement.
The issuance of additional common stock will significantly dilute the equity interests of existing holders of CCAC securities and may adversely affect prevailing market prices for our public shares or public warrants.
Warrants will become exercisable for Quanergy PubCo common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
Outstanding warrants to purchase an aggregate of 21,320,000 shares of Quanergy PubCo common stock will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. These warrants will become exercisable at any time commencing on the later of 30 days after the completion of the Business Combination and 12 months from the closing of CCAC’s initial public offering. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of Quanergy PubCo common stock will be issued, which will result in dilution to the holders of Quanergy PubCo common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Quanergy PubCo common stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “
—Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment.
”
Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment.
The warrants were issued in registered form under a Warrant Agreement between Continental, as warrant agent, and CCAC. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 65% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period, convert the warrants into cash or shares or decrease the number of shares of Quanergy PubCo common stock purchasable upon exercise of a warrant.
We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the shares of Quanergy PubCo common stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending
on the third trading day prior to the date on which we give proper notice of such redemption to the warrants holders and provided certain other conditions are met. We will not redeem the warrants unless an effective registration statement under the Securities Act covering the shares issuable upon exercise of the warrants is effective and a current prospectus relating to those shares is available throughout the 30-day redemption period,
except if we elect to require the warrants to be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us so long as they are held by the sponsor or any of its permitted transferees.
There can be no assurance that the shares of Quanergy PubCo common stock that will be issued in connection with the Business Combination will be approved for listing on the NYSE following the Closing, or that Quanergy PubCo will be able to comply with the continued listing rules of the NYSE.
CCAC’s units, public shares and public warrants are currently listed on the NYSE. The continued eligibility for listing of Quanergy PubCo’s securities may depend on, among other things, the number of our shares that are redeemed. If, after the Business Combination, the NYSE delists the shares of Quanergy PubCo common stock or public warrants from trading on its exchange for failure to meet its listing rules, Quanergy PubCo and its stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•
a determination that shares of Quanergy PubCo common stock is a “penny stock” which will require brokers trading in shares of Quanergy PubCo common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.
The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” The Quanergy PubCo common stock and public warrants are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state, other than the state of Idaho, having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if Quanergy PubCo’s securities were no longer listed on the NYSE, such securities would not qualify as covered securities and Quanergy PubCo would be subject to regulation in each state in which it offers its securities.
CCAC’s and Quanergy’s ability to consummate the Business Combination, and the operations of Quanergy PubCo following the Business Combination, may be materially adversely affected by the recent coronavirus (COVID-19) pandemic.
The COVID-19 pandemic
has resulted, and other infectious diseases could result, in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Business Combination, and the business of Quanergy or Quanergy PubCo following the Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted.
The parties will be required to consummate the Business Combination even if Quanergy, its business, financial condition and results of operations are materially affected by COVID-19. The
disruptions posed
by COVID-19 have
continued, and other matters of global concern may continue, for an extensive period of time, and if Quanergy is unable to recover from business disruptions due to COVID-19 or
other matters of global concern on a timely basis, Quanergy’s ability to consummate the Business Combination and Quanergy PubCo’s financial condition and results of operations following the Business Combination may be materially adversely affected. Each of Quanergy and Quanergy PubCo may also incur additional costs due to delays caused by COVID-19, which
could adversely affect Quanergy PubCo’s financial condition and results of operations.
The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through an initial public offering and may create risks for our unaffiliated investors.
An initial public offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of an initial public offering company’s business, financial condition and results of operations. Going public via a business combination with a special purpose acquisition company does not involve any underwriters and may therefore result in less careful vetting of information that is presented to the public.
In addition, going public via a business combination with a special purpose acquisition company does not involve a book-building process as is the case in an initial public offering. In any initial public offering, the initial value of a company is set by investors who indicate the price at which they are prepare to purchase shares from the underwriters. In the case of a special purpose acquisition company transaction, the value of the company is established by means of negotiations between the target company, the special purpose acquisition company and, in many cases, “PIPE” investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a company in a special purpose acquisition company business combination may be less effective than an initial public offering bookbuilding process and also does not reflect events that may have occurred between the date of the business combination agreement and the closing of the transaction. In addition, initial public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the initial public offering. There is no such book of demand built up in connection with special purpose acquisition company transaction which may result in the share price being harder to sustain after the transaction.
The Business Combination may be subject to U.S. foreign investment regulations, which could delay the transaction, require the parties to adopt mitigation measures to address perceived national security issues, or cause the government to block the transaction entirely.
Under the “Exon-Florio Amendment” to the U.S. Defense Production Act of 1950, as amended (the “DPA”), the U.S. President has the power to disrupt or block certain foreign investments in U.S. businesses if he determines that such a transaction threatens U.S. national security. The Committee on Foreign Investment in the United States (“CFIUS”) has been delegated the authority to conduct national security reviews of certain foreign investments (“Covered Transactions”). CFIUS may impose mitigation conditions to grant clearance of a transaction.
CFIUS has long exercised jurisdiction to review “Covered Control Transactions” where an investment affords a foreign person control over a U.S. business. The Foreign Investment Risk Review Modernization Act (“FIRRMA”), enacted in 2018, amended the DPA to, among other things, expand CFIUS’s jurisdiction beyond acquisitions of control of U.S. businesses. Under FIRRMA, CFIUS also has jurisdiction over certain foreign non-controlling,
non-passive
investments in U.S. businesses that: (i) produce, design, test, manufacture, fabricate, or develop one or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended; (ii) own, operate, maintain, supply, manufacture, or service covered investment critical infrastructure; or (iii) collect and maintain sensitive personal data of U.S. citizens (“TID U.S. Businesses”), if the foreign investor receives specified triggering rights in connection with its investment (“Covered Investments”).
The Parties have agreed to cooperate and coordinate to prepare and submit a joint voluntary declaration to CFIUS to obtain CFIUS clearance of the Business Combination. However, the Parties are including in the declaration an argument that the Business Combination is not subject to CFIUS review because it is neither a Covered Control Transaction nor a Covered Investment. The Parties’ argument is based on two general points. First, the Business Combination will result in CITIC Capital Acquisition LLC (“CITIC LLC”) indirectly acquiring a 8.41%
non-controlling
voting interest in the Company through its interest in CCAC (assuming no redemption of shares by CCAC’s public shareholders). CITIC LLC will have the right to vote its shares but will not have the right to board representation or any other express rights to govern or control the Company as a result of the Business Combination. A 8.41% voting interest with no other governance rights does not afford CITIC LLC the power—direct or indirect, and whether or not exercised—to determine, direct, or decide important matters affecting the Company. Therefore, the Parties believe that CITIC LLC will not “control” the Company as a result of the Proposed Transaction, and the Proposed Transaction is not a Covered Control Transaction.
Second, the Company is not TID U.S. Businesses because it does not develop or design critical technologies, collect or maintain sensitive personal data, or engage in specified activities with respect to critical investment technology. Therefore, the Business Combination is not a Covered Investment.
On July 13, 2021, CCAC and Quanergy submitted a joint voluntary declaration of the Business Combination to the Committee on Foreign Investment in the United States (“CFIUS”) under Section 721 of the

Defense Production Act of 1950, as amended. Approval of the Business Combination by CFIUS is a condition to each party’s obligations to complete the Business Combination, and the parties’ completion of the Business Combination is therefore contingent upon CFIUS Clearance as defined in the Merger Agreement. On August 18, 2021, CFIUS informed CCAC and Quanergy in writing that after reviewing the information provided regarding the Proposed Transaction, that CFIUS concluded that the Proposed Transaction is not a covered transaction and therefore not subject to review by CFIUS. This notification from CFIUS satisfies the CFIUS Clearance condition in the Merger Agreement.
If you or a “group” of shareholders are deemed to hold in excess of 20% of the CCAC’s Class A ordinary shares, you will lose the ability to redeem all such shares in excess of 20% of the CCAC’s Class A ordinary shares.
The Cayman Constitutional Documents provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 20% of the shares sold in the IPO, which is referred to as the “Excess Shares.” In order to determine whether a shareholder is acting in concert or as a group with another shareholder, CCAC will require each public shareholder seeking to exercise redemption rights to certify to CCAC whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to the CCAC at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which the CCAC makes the above-referenced determination. Your inability to redeem the Excess Shares will reduce your influence over CCAC’s ability to complete the Business Combination and you could suffer a material loss on your investment in CCAC if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if CCAC completes the Business Combination. As a result, you will continue to hold that number of CCAC Class A ordinary shares exceeding 20% and, in order to dispose of such shares, would be required to sell such shares in open market transactions, potentially at a loss. We cannot assure you that the value of suthe Excess Shares will appreciate over time following the initial business combination or that the market price of CCAC Class A ordinary shares will exceed the per-share
redemption price. Notwithstanding the foregoing, shareholders may challenge CCAC’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.
However, such shareholders may vote all their shares (including Excess Shares) for or against the Business Combination without this limitation on redemption.
Additional Risks Related to Ownership of Quanergy PubCo Common Stock Following the Business Combination and Quanergy PubCo Operating as a Public Company
Quanergy PubCo does not intend to pay cash dividends for the foreseeable future.
Following the Business Combination, Quanergy PubCo currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of Quanergy PubCo’s board of directors and will depend on its financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.
If analysts do not publish research about Quanergy PubCo’s business or if they publish inaccurate or unfavorable research, Quanergy PubCo’s stock price and trading volume could decline.
The trading market for the common stock of Quanergy PubCo will depend in part on the research and reports that analysts publish about its business. Quanergy does not have any control over these analysts. If one or more of the analysts who cover Quanergy PubCo downgrade its common stock or publish inaccurate or unfavorable research about its business, the price of its common stock would likely decline. If few analysts cover Quanergy PubCo, demand for its common stock could decrease and its common stock price and trading volume may decline. Similar results may occur if one or more of these analysts stop covering Quanergy PubCo in the future or fail to publish reports on it regularly.
Quanergy PubCo’s business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism, which could cause Quanergy PubCo to incur significant expense, hinder execution of business and growth strategy and impact its stock price.
In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of the Quanergy PubCo Class A ordinary shares or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and Quanergy PubCo Board’s attention and resources from the Quanergy PubCo’s business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to Quanergy PubCo’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, Quanergy PubCo may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters.
Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.
Future resales of Quanergy PubCo common stock after the consummation of the Business Combination may cause the market price of Quanergy PubCo’s securities to drop significantly, even if Quanergy PubCo’s business is doing well.
The Sponsor is subject to certain restrictions on transfer pursuant to that certain letter agreement, dated as of February 10, 2020, by and among the CCAC, the Sponsor, and the other parties signatory thereto with respect to: (i) the Founder Shares (as defined in such letter agreement); and (ii) private placement warrants (as defined in such letter agreement). Such restrictions on the Founder Shares end on the date that is one year after Closing, or are subject to an early price-based release if (a) the price of the shares equals or exceeds $12.00 per share for any twenty trading days within any thirty-day trading
period at least 150 days after the Business Combination, or (b) CCAC completes a transaction that results in public shareholders having the right to exchange the CCAC Class A ordinary Shares for cash, securities or other property. The restrictions on the private placement warrants end on 30 days after the completion of a business combination. Certain stockholders of Quanergy are also subject to restrictions on transfer with respect to the shares of Quanergy PubCo common stock pursuant to the
Lock-Up Agreement.
Such restrictions with respect to the shares of Quanergy PubCo common stock held by Quanergy stockholders begin at Closing and end on the date that is 6 months after Closing, or are subject to an early price-based release if (a) the price of the shares equals or exceeds $12.00 per share for any twenty trading days within any thirty-day trading
period, or (b) CCAC completes a transaction that results in public shareholders having the right to exchange their common stock for cash, securities or other property.
However, following the expiration of such lockup, the Sponsor and certain stockholders of Quanergy will not be restricted from selling shares of Quanergy PubCo’s common stock held by them, other than by applicable securities laws. Additionally, the PIPE Investors will not be restricted from selling any of their shares of our common stock following the closing of the Business Combination, other than by applicable securities laws. As such, sales of a substantial number of shares of Quanergy PubCo common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Quanergy PubCo common stock. Upon completion of the Business

Combination, the Sponsor and the stockholders of Quanergy (not including the shares of Quanergy PubCo common stock issued in the PIPE Investments pursuant to the terms of the Subscription Agreements and including the shares of Quanergy PubCo common stock reserved in respect of Quanergy Awards outstanding as of immediately prior to the Closing that will be converted into awards based on Quanergy PubCo common stock) will collectively own approximately 76.7% of the outstanding shares of Quanergy PubCo common stock, assuming that no additional public shareholders redeem their public shares in connection with the Business Combination. Assuming redemption of 14,186,659 public shares are redeemed in connection with the Business Combination, in the aggregate, the ownership of the Sponsor and the stockholders of Quanergy (not including the shares of Quanergy PubCo common stock issued in the PIPE Investments pursuant to the terms of the Subscription Agreements and including the shares of Quanergy PubCo common stock reserved in respect of Quanergy Awards outstanding as of immediately prior to the Closing that will be converted into awards based on Quanergy PubCo common stock) would rise to 85.6% of the outstanding shares of Quanergy PubCo common stock.
The shares held by Sponsor and certain stockholders of Quanergy may be sold after the expiration of the applicable lock-up period
under the said letter agreement and
Lock-Up Agreement.
As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in Quanergy PubCo’s share price or the market price of Quanergy PubCo common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
The issuances of additional shares of Quanergy common stock under the GEM Agreement may result in dilution of future Quanergy PubCo stockholders and have a negative impact on the market price of Quanergy PubCo common stock.
We believe that the proceeds from the Business Combination, PIPE Investments and our existing cash and cash equivalents are able to meet the working capital needs of Quanergy PubCo. Our estimates may prove to be inaccurate, and we could spend our capital resources faster than we currently expect. Further, changing circumstances, some of which may be beyond our control, could cause us to spend capital significantly faster than we currently anticipate, and we may need to seek additional funding sooner than planned, including draw downs under the GEM Agreement. To the extent this occurred, it could impose significant dilution on the shareholders of the combined entity.
Quanergy PubCo, as the post Business Combination company, is entitled to draw down up to $125 million of gross proceeds from GEM Investor in exchange for shares of Quanergy PubCo common stock at a price equal to 90% of the average closing bid price of the shares of Quanergy PubCo common stock on NYSE for a 30 day period, subject to meeting the terms and conditions of the GEM Agreement. This equity line facility is available for a period of 36 months from the closing date of the Business Combination. The limitations on the amount and frequency of the draws that Quanergy PubCo can make under the GEM Agreement, which include the requirement that (i) there be an effective registration statement covering the stock to be issued under the GEM Agreement and (ii) offering size restrictions relating to Quanergy PubCo’s trading volume, may affect the ability to draw under the GEM Agreement. Therefore, the proceeds under the GEM Agreement may be less than anticipated.
In addition, the closing of the Business Combination would entitle the GEM Investor to receive (i) payment of a commitment fee of $2.5 million payable in either Quanergy PubCo common stock or cash and (ii) a warrant granting the GEM Investor the right to purchase shares of Quanergy PubCo common stock in an amount equal to 2.5% of the total number of equity interest of CCAC outstanding as of the date of Closing of the Business Combination, calculated on a fully diluted basis, at a strike price per share equal $10.00 per share.
The issuances of common stock pursuant to the GEM Agreement would result in dilution of future Quanergy PubCo stockholders and could have a negative impact on the market price of Quanergy PubCo common stock and Quanergy PubCo’s ability to obtain additional financing.

A market for Quanergy PubCo’s securities may not continue, which would adversely affect the liquidity and price of Quanergy PubCo’s securities.
Following the completion of the Business Combination, the price of Quanergy PubCo’s securities may fluctuate significantly due to the market’s reaction to the transactions and general market and economic conditions. An active trading market for Quanergy PubCo’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of Quanergy PubCo’s securities after the Business Combination can vary due to general economic conditions and forecasts, Quanergy PubCo’s general business condition and the release of its financial reports. Additionally, if Quanergy PubCo’s securities are not listed on, or become delisted from, NYSE for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if Quanergy PubCo’s securities were quoted or listed on NYSE or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.
If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of Quanergy PubCo’s securities may decline.
If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of CCAC’s securities prior to the Closing may decline. The market values of CCAC securities at the time of the transaction may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement / prospectus, or the date on which our stockholders vote on the Business Combination.
In addition, following the Business Combination, fluctuations in the price of Quanergy PubCo’s securities could contribute to the loss of all or part of your investment. Immediately prior to the transaction, there has not been a public market for Quanergy PubCo’s stock and trading in the shares of CCAC Class A ordinary shars has not been active. Accordingly, the valuation ascribed to Quanergy PubCo’s and CCAC Class A ordinary shares in the transaction may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for Quanergy PubCo’s securities develops and continues, the trading price of Quanergy PubCo’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in Quanergy PubCo’s securities and Quanergy PubCo’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of Quanergy PubCo’s securities may not recover and may experience a further decline.
Factors affecting the trading price of Quanergy PubCo’s securities following the Business Combination may include:

•	actual or anticipated fluctuations in Quanergy PubCo’s quarterly financial results or the quarterly financial results of companies perceived to be similar to Quanergy PubCo;

•	changes in the market’s expectations about Quanergy PubCo’s operating results;

•	the public’s reaction to Quanergy PubCo’s press releases, Quanergy PubCo’s other public announcements and our filings with the SEC;

•	speculation in the press or investment community;

•	success of competitors;

•	Quanergy PubCo’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning Quanergy PubCo or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to Quanergy PubCo;

•	Quanergy PubCo’s ability to market new and enhanced products on a timely basis;

•	changes in laws and regulations affecting Quanergy PubCo’s business;

•	commencement of, or involvement in, litigation involving Quanergy PubCo;

•	changes in Quanergy PubCo’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of Quanergy PubCo’s common stock available for public sale;

•	any major change in Quanergy PubCo’s board or management;

•	the issuances of substantial number of Quanergy PubCo common stock pursuant to the GEM Agreement;

•	sales of substantial amounts of common stock by Quanergy PubCo’s directors, officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations, breakouts of pandemics and epidemics and acts of war or terrorism.
Broad market and industry factors may materially harm the market price of Quanergy PubCo’s securities irrespective of its operating performance. The stock market in general and NYSE have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of Quanergy PubCo’s securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to Quanergy PubCo could depress its stock price regardless of its business, prospects, financial conditions or results of operations. A decline in the market price of Quanergy PubCo’s securities also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future. In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert Quanergy PubCo’s management’s attention and resources, and could also require Quanergy PubCo to make substantial payments to satisfy judgments or to settle litigation.
Recent market volatility could impact the stock price and trading volume of Quanergy PubCo’s securities.
The trading market for Quanergy PubCo common stock could be impacted by recent market volatility. While Quanergy does not believe that it is more likely to be affected by market volatility than other public companies, recent stock run-ups,
divergences in valuation ratios relative to those seen during traditional markets, high short interest or short squeezes, and strong and atypical retail investor interest in the markets may impact the demand for Quanergy PubCo common stock.
A possible “short squeeze” due to a sudden increase in demand of Quanergy PubCo common stock that largely exceeds supply may lead to price volatility in Quanergy PubCo common stock. Investors may purchase Quanergy PubCo common stock to hedge existing exposure or to speculate on the price of the Quanergy PubCo common stock. Speculation on the price of Quanergy PubCo common stock may involve both long and short exposures. To the extent aggregate short exposure exceeds the number of Quanergy PubCo common stock available for purchase (for example, in the event that large redemption requests dramatically affect liquidity), investors with short exposure may have to pay a premium to repurchase Quanergy PubCo common stock for delivery to lenders. Those repurchases may in turn, dramatically increase the price of the Quanergy PubCo common stock. This is often referred to as a “short squeeze.” A short squeeze could lead to volatile price movements in the Quanergy PubCo common stock that are not directly correlated to the operating performance of Quanergy
.

The obligations associated with being a public company will involve significant expenses and will require significant resources and management attention, which may divert from Quanergy PubCo’s business operations.
As a public company, Quanergy PubCo will become subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a result, Quanergy PubCo will incur significant legal, accounting and other expenses that Quanergy did not previously incur. Quanergy PubCo’s entire management team and many of its other employees will need to devote substantial time to compliance, and may not effectively or efficiently manage its transition into a public company.
These rules and regulations will result in Quanergy PubCo incurring substantial legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations will likely make it more difficult and more expensive for Quanergy PubCo to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for Quanergy PubCo to attract and retain qualified people to serve on its board of directors, its board committees or as executive officers.
We may also be subject to more stringent state law requirements. For example, on September 30, 2018, the governor of California signed into law Senator Bill 826, which generally requires public companies with their principal executive office in California to have a minimum number of females on the company’s board of directors. By December 31, 2021, each public company with principal executive offices in California is required to have at least two females on its board of directors if the company has at least five directors, and at least three females on its board of directors if the company has at least six directors. Additionally, on September 30, 2020, California enacted AB 979, requiring public companies with their principal executive office in California to each have at least one director from an underrepresented community based on ethnicity and sexual orientation by December 31, 2021. By December 31, 2022, each of these companies will be required to have at least two directors from such underrepresented communities if such company has more than four but fewer than nine directors, or at least three directors from underrepresented communities if the company has nine or more directors. The new law does not provide a transition period for newly listed companies. The current anticipated composition of the board of directors of Quanergy PubCo includes one female director and one director from an underrepresented community. In order to meet the requirements of applicable California law, we expect to onboard the requisite number of female and diverse directors. If we fail to comply with these new laws, we could be fined by the California Secretary of State, with a $100,000 fine for the first violation and a $300,000 fine for each subsequent violation, and our reputation may be adversely affected. We cannot assure that we can recruit, attract and/or retain qualified members of the board and meet gender and diversity quotas as required by California law (provided that such laws are not repealed before the compliance deadlines), which may cause certain investors to divert their holdings in our securities and expose us to financial penalties and/or reputational harm.
We are currently an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and to the extent we have taken advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are currently an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding
advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth
companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.
Once we lose our “emerging growth company” status, we will no longer be able to take advantage of certain exemptions from reporting, and we will also be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We will incur additional expenses in connection with such compliance and our management will need to devote additional time and effort to implement and comply with such requirements.
Risks Related to the Consummation of the Domestication
The Domestication may result in adverse tax consequences for holders of CCAC Class A ordinary shares and warrants, including holders exercising their redemption rights with respect to the CCAC Class A ordinary shares.
As discussed more fully under “U.S. Federal Income Tax Considerations,” White & Case LLP has delivered an opinion that the Domestication will qualify as an F Reorganization. If the Domestication fails to qualify as an F Reorganization, a U.S. Holder (as defined in “
U.S. Federal Income Tax Considerations—I. U.S. Holders
”) of CCAC Class A ordinary shares or warrants generally would recognize gain or loss with respect to its CCAC Class A ordinary shares or warrants in an amount equal to the difference, if any, between the fair market value of the corresponding common stock or warrants of Quanergy PubCo received in the Domestication and the U.S. Holder’s adjusted tax basis in its CCAC Class A ordinary shares or warrants surrendered. Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to CCAC Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. Additionally,
Non-U.S.
Holders (as defined in “
U.S. Federal Income Tax Considerations—II.
Non-U.S.
Holders
”) may become subject to withholding tax on any amounts treated as dividends paid on Quanergy PubCo common stock after the Domestication.
Based on the expected treatment of the Domestication as an F Reorganization, subject to the PFIC rules discussed below, U.S. Holders generally will be subject to Section 367(b) of the Code, and, as a result:

•
A U.S. Holder who is a 10% U.S. Shareholder on the date of the Domestication must include in income as a dividend deemed paid by CCAC the “all earnings and profits amount” attributable to the CCAC Class A ordinary shares it directly owns within the meaning of Treasury Regulations under Section 367 of the Code;

•
A U.S. Holder whose CCAC Class A ordinary shares have a fair market value of $50,000 or more and who, on the date of the Domestication, is not a 10% U.S. Shareholder will recognize gain (but not loss) with respect to its CCAC Class A ordinary shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder’s CCAC Class A ordinary shares; and

•
A U.S. Holder whose CCAC Class A ordinary shares have a fair market value of less than $50,000 on the date of the Domestication and who, on the date of the Domestication, is not a 10% U.S. Shareholder, should not be required to recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Code in connection with the Domestication.

Additionally, even if the Domestication qualifies as an F Reorganization, proposed Treasury Regulations promulgated under Section 1291(f) of the Code (which may have a retroactive effective date) generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging CCAC warrants for newly issued Quanergy PubCo warrants in the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. CCAC believes that it is likely classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of CCAC Class A ordinary shares to recognize gain under the PFIC rules on the exchange of CCAC Class A ordinary shares for Quanergy PubCo common stock pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s CCAC Class A ordinary shares. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. These proposed Treasury Regulations, if finalized in their current form, would also apply to a U.S. Holder who exchanges CCAC warrants for newly issued Quanergy PubCo warrants; currently, however, the elections mentioned above do not apply to CCAC warrants (for discussion regarding the unclear application of the PFIC rules to CCAC warrants, see “
U.S. Federal Income Tax Considerations—I. U.S. Holders—A. Tax Effects of the Domestication to U.S. Holders —5. PFIC Considerations
”). Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of CCAC. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply.
Upon consummation of the Business Combination, the rights of holders of Quanergy PubCo common stock arising under the DGCL as well as Proposed Organizational Documents will differ from and may be less favorable to the rights of holders of CCAC Class A ordinary shares arising under the Cayman Islands Companies Law as well as our current memorandum and articles of association.
Upon consummation of the Business Combination, the rights of holders of Quanergy PubCo common stock will arise under the Proposed Organizational Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in our current memorandum and articles of association and the Cayman Islands Companies Law and, therefore, some rights of holders of Quanergy PubCo common stock could differ from the rights that holders of CCAC Class A ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands Companies Law, such actions are generally available under the DGCL. This change could increase the likelihood that Quanergy PubCo becomes involved in costly litigation, which could have a material adverse effect on Quanergy PubCo.
In addition, there are differences between the new organizational documents of Quanergy PubCo and the current constitutional documents of CCAC. For a more detailed description of the rights of holders of Quanergy

PubCo common stock and how they may differ from the rights of holders of CCAC Class A ordinary shares, please see “
Comparison of Corporate Governance and Shareholder Rights.
” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of Quanergy PubCo are attached as Annex K and Annex J, respectively, to this proxy statement / prospectus and we urge you to read them.
Delaware law and Quanergy PubCo’s Proposed Organizational Documents contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
The Proposed Organizational Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, and therefore depress the trading price of Quanergy PubCo’s common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of Quanergy PubCo’s board of directors or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Organizational Documents include provisions regarding:

•	providing for a classified board of directors with staggered, three-year terms which could delay the ability of stockholders to change the membership of a majority of the Quanergy PubCo’s Board;

•
the ability of Quanergy PubCo’s board of directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the Quanergy PubCo Proposed Certificate of Incorporation will prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	the limitation of the liability of, and the indemnification of, Quanergy PubCo’s directors and officers;

•
the right of the Quanergy PubCo Board to elect a director to fill a vacancy created by the expansion of the Quanergy PubCo Board or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on the Quanergy PubCo Board;

•
the ability of Quanergy PubCo’s board of directors to amend the bylaws, which may allow Quanergy PubCo’s board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

•
advance notice procedures with which stockholders must comply to nominate candidates to Quanergy PubCo’s board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in Quanergy PubCo’s board of directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Quanergy PubCo.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in Quanergy PubCo’s board of directors or management.
The provisions of the Proposed Certificate of Incorporation requiring exclusive forum in the Court of Chancery of the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.
Quanergy PubCo’s Proposed Certificate of Incorporation provides that, to the fullest extent permitted by law, and unless Quanergy PubCo consents in writing to the selection of an alternative forum, the Court of

Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on Quanergy PubCo’s behalf, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of Quanergy PubCo to Quanergy PubCo or Quanergy PubCo’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or Quanergy PubCo’s Bylaws or Quanergy PubCo’s Certificate of Incorporation (as each may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against Quanergy PubCo or any current or former director, officer or stockholder governed by the internal affairs doctrine.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Certificate of Incorporation will also provide that, unless Quanergy PubCo consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; however, there is uncertainty as to whether a court would enforce such provision, and investors cannot waive compliance with federal securities laws and the rules and regulations thereunder.
These provisions may have the effect of discouraging lawsuits against Quanergy PubCo’s directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against Quanergy PubCo, a court could find the choice of forum provisions contained in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in such action.
Risks if the Domestication and the Business Combination are not Consummated
If we are not able to complete the Business Combination with Quanergy by February 13, 2022 nor able to complete another business combination by such date, in each case, as such date may be further extended pursuant to the Cayman Constitutional Documents, we would cease all operations except for the purpose of winding up and we would redeem our Class A ordinary shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per public share and our warrants will expire worthless.
Our ability to complete our initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. For example, the outbreak of COVID-19 continues
to grow in the U.S. and, while the extent of the impact of the outbreak on CCAC will depend on future developments, it could limit our ability to complete our initial business combination, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable to us or at all. Additionally, the outbreak of the COVID-19 may
negatively impact Quanergy PubCo’s business following the Business Combination.
If CCAC is not able to complete the Business Combination with Quanergy by February 13, 2022, nor able to complete another business combination by such date, in each case, as such date may be extended pursuant to the Cayman Constitutional Documents CCAC will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price,
payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of CCAC’s remaining shareholders and its board of directors, liquidate and dissolve, subject, in each case, to our obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. In such case, our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.
You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares and/or public warrants, potentially at a loss.
Our public shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of (1) our completion of an initial business combination (including the Closing), and then only in connection with those public shares that such public shareholder properly elected to redeem, subject to certain limitations; (2) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents to (A) modify the substance and timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of the public shares if we do not complete a business combination by February 13, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business
combination activity; and (3) the redemption of the public shares if we have not completed an initial business combination by February 13, 2022, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of public warrants will not have any right to the proceeds held in the trust account with respect to the public warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares and/or public warrants, potentially at a loss.
If we have not completed our initial business combination, our public shareholders may be forced to wait until after February 13, 2022 before redemption from the trust account.
If we have not completed our initial business combination by February 13, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), we will distribute the aggregate amount then on deposit in the trust account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement / prospectus. Any redemption of public shareholders from the trust account shall be affected automatically by function of the Cayman Constitutional Documents prior to any voluntary winding up. If we are required to wind-up,
liquidate the trust account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Cayman Islands Companies Law. In that case, investors may be forced to wait beyond February 13, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), before the redemption proceeds of the trust account become available to them, and they receive the return of their pro rata portion of the proceeds from the trust account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Cayman Constitutional Documents and only then in cases where investors have properly sought to redeem their public shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we have not completed our initial business combination within the required time period and do not amend certain provisions of our Cayman Constitutional Documents prior thereto.

If the net proceeds of CCAC’s initial public offering not being held in the trust account are insufficient to allow us to operate through to February 13, 2022 and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may only receive $10.00 per share, and our warrants will expire worthless.
As of September 30, 2021, CCAC had cash of $61,344 held outside the trust account, available for working capital and including for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of September 30, 2021, CCAC had total liabilities of $30,141,696.
The funds available to us outside of the trust account may not be sufficient to allow us to operate until February 13, 2022, assuming that our initial business combination is not completed during that time. Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision
(a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.
If we are required to seek additional capital, we would need to borrow funds from Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Neither the members of our management team nor any of their affiliates is under any further obligation to advance funds to CCAC in such circumstances. Any such advances would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. Consequently, our public shareholders may only receive approximately $10.00 per public share on our redemption of the public shares and the public warrants will expire worthless.
Because CCAC is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.
Because CCAC is currently incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests and your ability to protect your rights through the U.S. federal courts may be limited prior to the Domestication. CCAC is currently an exempted company incorporated with limited liability under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon CCAC’s directors or officers, or enforce judgments obtained in the United States courts against CCAC’s directors or officers.
Until the Domestication is effected, CCAC’s corporate affairs are governed by the Cayman Constitutional Documents, the Companies Act of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to CCAC under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of CCAC’s shareholders and the fiduciary responsibilities of its directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the

Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.
CCAC has been advised by its Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (a) to recognize or enforce against CCAC judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (b) in original actions brought in the Cayman Islands, to impose liabilities against CCAC predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
The public shareholders of CCAC may have more difficulty in protecting their interests in the face of actions taken by management, members of the CCAC Board or controlling shareholders than they would as public shareholders of a U.S. company.
Our warrants are accounted for as liabilities in our financial statements and the changes in value of our warrants could have a material effect on our financial results.
On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing our warrants. As a result of the SEC Statement, we reevaluated the accounting treatment of our 13,800,000 public warrants and 7,520,000 private placement warrants, and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.
As a result, we have included on our balance sheet as of December 31, 2020 and September 30, 2021 contained elsewhere in this proxy statement / prospectus are derivative liabilities related to our warrants. Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash
gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly, based on factors, which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash
gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material. The impact of changes in fair value on earnings may have an adverse effect on the market price of our ordinary shares. In addition, potential targets may seek a special purpose acquisition company that does not have warrants that are accounted for as liability, which may make it more difficult for us to consummate an initial business combination with a target business.

The pro forma financial information included in this proxy statement / prospectus has been prepared on the assumption that the Private Warrants will continue to be treated as liabilities, but the Public Warrants will be treated as equity and an adjustment is made to reverse the remeasurement of warrant liabilities recorded in our historic balance sheet as of December 31, 2020 and September 30, 2021 as described in “
Selected Unaudited Pro forma Condensed Combined Financial Information
”. We cannot assure you that this assumption used in preparing the pro forma financial information may not prove to be accurate which could result in material differences between the preliminary estimates in the pro forma financial information and the final acquisition accounting.
We have identified a material weakness in our internal control over financial reporting as of December 31, 2020. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.
Following this issuance of the SEC Statement, after consultation with our independent registered public accounting firm, our management concluded that, in light of the SEC Statement, we identified a material weakness in our internal controls over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.
Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.
If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.
We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.
As a result of such material weakness, the change in accounting for the warrants, and other matters raised or that may in the future be raised by the SEC, we face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date of this proxy statement / prospectus, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition or our ability to complete a business combination transaction.

EXTRAORDINARY GENERAL MEETING OF CCAC
General
CCAC is furnishing this proxy statement / prospectus to its shareholders as part of the solicitation of proxies by its board of directors for use at the extraordinary general meeting of CCAC to be held on                 , 2022, and at any adjournment thereof. This proxy statement / prospectus is first being furnished to CCAC’s shareholders on or about                , 2022 in connection with the vote on the proposals described in this proxy statement / prospectus. This proxy statement / prospectus provides CCAC’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.
Date, Time and Place
The extraordinary general meeting will be held on                 , 2022, at 10:00 a.m., Eastern Time, at the offices of White & Case LLP, at 1221 Avenue of the Americas, New York, New York, 10020, or you or your proxyholder will be able to attend and vote at the extraordinary general meeting online by visiting
https://www.cstproxy.com/ccac/2021 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the extraordinary general meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the proxy statement.
Purpose of the CCAC General Meeting
At the extraordinary general meeting, CCAC is asking holders of its ordinary shares to consider and vote upon:

•	the BCA Proposal;

•	the Domestication Proposal;

•	the Organizational Documents Proposal;

•	the Advisory Organizational Documents Proposals;

•	the Stock Issuance Proposal;

•	the Equity Incentive Plan Proposal;

•
the ESPP Proposal (collectively with the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal and the Equity Incentive Plan Proposal the “Condition Precedent Proposals”); and

•	the Adjournment Proposal.
Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal and the Advisory Organizational Documents Proposals are not conditioned upon the approval of any other proposal set forth in this proxy statement / prospectus.
Recommendation of CCAC Board of Directors
CCAC’s board of directors believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of CCAC’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the BCA Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Equity Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of CCAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CCAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CCAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
BCA Proposal — Interests of CCAC’s Directors and Officers in the Business Combination
” beginning on page 170 of this proxy statement / prospectus for a further discussion of these considerations.
Record Date; Who is Entitled to Vote
CCAC shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on January 3, 2022, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. CCAC warrants do not have voting rights. As of the date of this proxy statement / prospectus, there were 34,500,000 ordinary shares issued, of which 27,600,000 were issued public shares.
The Sponsor and each director and each officer of CCAC have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in the case of the Sponsor, subject also to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share
redemption price. As of the date of this proxy statement / prospectus, the Sponsor (whose members include CCAC’s directors and officers) owns 20% of the issued ordinary shares.
Quorum
A quorum of CCAC shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the record date for the extraordinary general meeting, 17,250,001 ordinary shares would be required to achieve a quorum.
Abstentions and Broker
Non-Votes
Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to CCAC but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary
matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. CCAC believes all the proposals presented to the shareholders will be considered non-discretionary
and therefore your broker, bank, or nominee cannot vote your shares without your instruction.
Vote Required for Approval
The approval of the BCA Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting.

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds
of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting. The Domestication Proposal is conditioned on the approval of the BCA Proposal. Therefore, if the BCA Proposal is not approved, the Domestication Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds
of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting. The Organizational Documents Proposal is conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the BCA Proposal. Therefore, if the BCA Proposal and the Domestication Proposal are not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding
vote, requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds
of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting. The Advisory Organizational Documents Proposals and the Adjournment Proposal are not conditioned upon any other proposal.
The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting. The Stock Issuance Proposal is conditioned on approval of the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposal. Therefore, if the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposal are not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the Equity Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting. The Equity Incentive Plan Proposal is conditioned on the approval of the Stock Issuance Proposal, and, therefore, also conditioned on approval of the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposal. Therefore, if the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Stock Issuance Proposal are not approved, the Equity Incentive Plan Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting. The ESPP Proposal is conditioned on the approval of the Stock Issuance Proposal, and, therefore, also conditioned on approval of the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposal. Therefore, if the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Stock Issuance Proposal are not approved, the ESPP Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting. The Adjournment Proposal and the Advisory Organizational Documents Proposals are not conditioned upon any other proposal.

Voting Your Shares
Each CCAC ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
There are two ways to vote your ordinary shares at the extraordinary general meeting:

•
You Can Vote By Signing and Returning the Enclosed Proxy Card
. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by CCAC’s board “FOR” the approval of the BCA Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Equity Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

•	You Can Attend the General Meeting and Vote in Person .

•
If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the extraordinary general meeting, go to https://www.cstproxy.com/ccac/2021, enter the
12-digit control
number included on your proxy card or notice of the extraordinary general meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the extraordinary general meeting you will need to log back into the extraordinary general meeting site using your control number.
Pre-registration is
recommended but is not required in order to attend.

•
Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the extraordinary general meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and
e-mail
a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who
e-mail
a valid legal proxy will be issued a
12-digit
meeting control number that will allow them to register to attend and participate in the extraordinary general meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an
e-mail
prior to the extraordinary general meeting with a link and instructions for entering the extraordinary general meeting. Beneficial shareholders should contact Continental Stock Transfer & Trust Company at least five (5) business days prior to the extraordinary general meeting date in order to ensure access.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote in person or online and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way CCAC can be sure that the broker, bank or nominee has not already voted your shares.
Revoking Your Proxy
If you are a CCAC shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Fanglu Wang, Chief Executive Officer and Director of CCAC, in writing before the extraordinary general meeting that you have revoked your proxy; or

•	you may attend the extraordinary general meeting, revoke your proxy, and vote, as indicated above.
If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.
Who Can Answer Your Questions About Voting Your Shares
If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Morrow Sodali LLC, our proxy solicitor, by calling
(800) 662-5200, or
banks and brokers can call at
(203) 658-9400, or
by emailing CCAC.info@investor.morrowsodali.com.
Redemption Rights
Pursuant to the Cayman Constitutional Documents, a public shareholder may request of CCAC that Quanergy PubCo redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

•
(a) hold public shares, or (b) if you hold public shares through CCAC units, you elect to separate your CCAC units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

•	submit a written request to Continental, CCAC’s transfer agent, that Quanergy PubCo redeem all or a portion of your public shares for cash; and

•	deliver the certificates for your public shares (if any) along with the redemption forms to Continental, physically or electronically through DTC.
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                 , 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Therefore, the election to exercise redemption rights occurs prior to the Domestication and the redemption is with respect to the Quanergy PubCo public shares that an electing public shareholder holds after the Domestication. For the purposes of the Cayman Constitutional Documents, the exercise of redemption rights shall be treated as an election to have such public shares redeemed for cash and references in this proxy statement / prospectus to “redemption” or “redeeming” shall be interpreted accordingly. Immediately following the Domestication and the consummation of the Business Combination, Quanergy PubCo shall satisfy the exercise of redemption rights by redeeming the corresponding public shares issued to the public shareholders that validly exercised their redemption rights.
Holders of CCAC units must elect to separate the CCAC units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their CCAC units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the CCAC units into the underlying public shares and public warrants, or if a holder holds CCAC units registered in its own name, the holder must contact Continental, CCAC’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of the public shares held by them, regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank and the public shares will not be redeemed for cash, even if their holders have properly exercised redemption rights with respect to such public shares
. If the Business Combination is

consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms to Continental, Quanergy PubCo will redeem such public shares for a per-share
price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of September 30, 2021, this would have amounted to approximately $10.07 per issued public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Quanergy PubCo common stock that will be redeemed immediately after consummation of the Business Combination.
If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Quanergy PubCo public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC (deposit withdrawal at custodian) system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.
Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests and thereafter, with our consent, until the Closing (as defined below). If a holder of a public share delivers its shares in connection with an election to redeem and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that CCAC instruct the transfer agent to return the shares (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement / prospectus.
Any corrected or changed written exercise of redemption rights must be received by Continental prior to the vote taken on the BCA Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental at least two business days prior to the vote at the extraordinary general meeting.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.
The Sponsor and each director and each officer of CCAC have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in the case of the Sponsor, subject also to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share
redemption price. As of the date of this proxy statement / prospectus, the Sponsor (whose members include CCAC’s directors and officers) owns 20% of the issued ordinary shares.
Holders of the warrants will not have redemption rights with respect to the warrants.
The closing price of public shares on December 31, 2021, the most recent practicable date prior to the record date for the extraordinary general meeting, was $10.01 per share. As of September 30, 2021 there was $277,866,660 in investments and cash held in the Trust Account and $61,344 of cash held outside the Trust Account available for working capital purposes. As of September 30, 2021, funds in the trust account totaled

$277,866,660 and were comprised U.S. government treasury bills, notes or bonds with a maturity of 180 days or less or of money market funds meeting certain conditions under
Rule 2a-7
under the Investment Company Act, which invest only in direct U.S. government treasury obligations, or approximately $10.00 per issued public share.
Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per public share is higher than the redemption price. CCAC cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per public share is higher than the redemption price, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their public shares.
Appraisal Rights
Neither CCAC’s shareholders nor CCAC’s warrant holders have appraisal rights in connection with the Business Combination or the Domestication under Cayman Islands law or under the DGCL.
Proxy Solicitation
CCAC is soliciting proxies on behalf of the CCAC Board. This solicitation is being made by mail but also may be made by telephone or in person. CCAC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. CCAC will file with the SEC all scripts and other electronic communications as proxy soliciting materials. CCAC will bear the cost of the solicitation.
CCAC has engaged Morrow Sodali LLC to assist in the solicitation process and will pay Morrow Sodali LLC a fee of $35,000, plus disbursements.
CCAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. CCAC will reimburse them for their reasonable expenses.
CCAC Initial Shareholders
As of the date of this proxy statement / prospectus, there are 34,500,000 ordinary shares issued, which includes the 6,900,000 founder shares held by the Sponsor (whose members include CCAC directors and officers) and the 27,600,000 public shares. As of the date of this proxy statement / prospectus, there is outstanding an aggregate of 21,320,000 warrants, which includes the 7,520,000 private placement warrants held by the Sponsor and the 13,800,000 public warrants.
At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material non-public
information), the Sponsor, the existing stockholders of Quanergy or CCAC or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of CCAC’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of Quanergy or CCAC or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Stock Issuance Proposal, Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of a majority of at least two-thirds
of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal, the Organizational Documents Proposal and the Advisory Organizational Documents Proposal, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) CCAC’s net tangible assets being at least $5,000,001. Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination).
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.

BCA PROPOSAL
CCAC is asking its shareholders to approve by ordinary resolution and adopt the Merger Agreement. CCAC shareholders should read carefully this proxy statement / prospectus in its entirety for more detailed information concerning the Merger Agreement, a copy of which is attached as Annex A, Annex B, Annex C and Annex Q to this proxy statement / prospectus. Please see the subsection entitled “
The Merger Agreement
” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.
Because CCAC is holding a shareholder vote on the Merger, CCAC may consummate the Merger only if it is approved by the affirmative vote of the holders of a majority of ordinary shares that are voted at the extraordinary general meeting.
The Merger Agreement
This subsection of the proxy statement / prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement / prospectus. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Merger
.
The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the underlying disclosure letters (the “disclosure letters”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure letters contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement / prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement / prospectus as characterizations of the actual state of facts about CCAC, Quanergy or any other matter
.
Structure of the Merger
On June 21, 2021, CCAC entered into the Original Merger Agreement, as amended on June 28, 2021 and further amended on November 14, 2021 and December 26, 2021, with Merger Sub and Quanergy, pursuant to which, among other things, following the Domestication, (i) Merger Sub will merge with and into Quanergy, the separate corporate existence of Merger Sub will cease and Quanergy will be the surviving corporation and a wholly owned subsidiary of CCAC and (ii) CCAC will change its name to “Quanergy Systems, Inc.”
Prior to the Effective Time of the Merger, pursuant to the Domestication, CCAC will change its jurisdiction of incorporation by effecting a deregistration under the Cayman Companies Act (As Revised) of the Cayman Islands and a domestication under Section 388 of the DGCL, pursuant to which CCAC’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware.
In connection with the Domestication, (i) each then issued share of CCAC Class B common stock will convert automatically, on a one-for-one basis, into shares of Quanergy PubCo Class A common stock; (ii) immediately following the conversion described in clause (i), each then issued share of Quanergy PubCo

Class A common stock will convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001, per share of Quanergy PubCo (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Quanergy PubCo common stock”); (iii) each then issued and outstanding warrant of Quanergy PubCo (“Cayman Quanergy PubCo Warrant”) will convert automatically into a warrant to acquire one share of Domesticated Quanergy PubCo common stock (“Domesticated Quanergy PubCo Warrant”), pursuant to the Warrant Agreement; and (iv) each then issued and outstanding unit of Quanergy PubCo (the “Cayman Quanergy PubCo Units”) will convert automatically into a unit of Quanergy PubCo (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Quanergy PubCo Units”), with each Domesticated Quanergy PubCo Unit representing one share of Domesticated Quanergy PubCo common stock and one-half of one Domesticated Quanergy PubCo Warrant.
At the Effective Time, all shares of Quanergy capital stock, including, for the avoidance of doubt, any share of Quanergy Capital Stock issued pursuant to exercise or conversion of any Quanergy Warrant or 2023 Quanergy Convertible Note, as applicable, and Quanergy Awards will be converted into the right to receive (in the case of Quanergy Awards, if and to the extent earned and subject to their respective terms) the Aggregate Merger Consideration (as defined below).
Consideration
Aggregate Merger Consideration
The Aggregate Merger Consideration means a number of Domesticated Quanergy PubCo common stock equal to the quotient obtained by dividing (i) the base purchase price of $970,000,000, by (ii) $10.00 (the “Aggregate Merger Consideration”), which will be issued or issuable to holders of outstanding Quanergy Capital Stock, including any shares of Quanergy Capital Stock issued or issuable pursuant to exercise or conversion of any warrants or convertible notes, and Quanergy equity awards, calculated using the treasury stock method of accounting. An additional 3,700,000 to 4,000,000 shares of Quanergy PubCo common stock will be purchased (at a price of $10.00 per share) at the Closing by the PIPE Investors for a total aggregate purchase price of up to $40,000,000. The proceeds of the PIPE Investments, together with the amounts remaining in CITC’s trust account as of immediately following the Effective Time of the Merger, will be retained by Quanergy PubCo following the Closing.
Exchange Ratio
The Exchange Ratio means the quotient obtained by dividing (a) the number of shares constituting the Aggregate Merger Consideration less the number of shares constituting the Aggregate Series B and C Preferred Stock Merger Consideration (each as defined below), by (b)(A) the aggregate number of shares of Quanergy Capital Stock (other than Series B Preferred Stock and Series C Preferred Stock) (including Dissenting Shares) that are (i) issued and outstanding immediately prior to the Effective Time (after giving effect to any exercise of Quanergy Warrants prior to the Effective Time and the 2023 Quanergy Convertible Note Conversion) or (ii) issuable upon, or subject to, the exercise or settlement of Quanergy Options (whether or not then vested or exercisable), Quanergy Warrants, Quanergy Restricted Stock and Quanergy Restricted Stock Unit Awards, in each case, that are outstanding immediately prior to the Effective Time (and, for the avoidance of doubt, not exercised or terminated pursuant to its terms at or immediately prior to the Effective Time) calculated using the treasury stock method of accounting, minus (B) the Treasury Shares outstanding immediately prior to the Effective Time (the “Exchange Ratio”).
Treatment of Quanergy Capital Stock
At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Quanergy Capital Stock, each share of Quanergy Capital Stock, in each case, that is issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Quanergy Capital Stock subject to Quanergy Awards (the treatment of which is discussed below under the subsection titled “Treatment of Quanergy Awards”), (ii) any shares of Quanergy Capital Stock held in the treasury of Quanergy, which treasury shares will be canceled as part of the Merger and will not constitute “Quanergy Capital Stock” (each such share, a “Treasury Share”), and (iii) any shares of Quanergy Capital Stock held by stockholders of Quanergy who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL), will be canceled and converted into the right to receive the applicable portion of the Aggregate Merger Consideration as described below.
Each holder of shares of Quanergy Series B Preferred Stock outstanding as of immediately prior to the Effective Time (other than in respect of (i) Treasury Shares and (ii) Dissenting Shares) will be entitled to receive a portion of the Aggregate Merger Consideration equal to: (A) the quotient obtained by dividing (I) the number of shares constituting the product of (a) the aggregate number of shares of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time multiplied by (b) $115.4230 plus, if any, declared and unpaid dividends (the “Aggregate Series B Stock Preference Amount”), by (II) the number of aggregate number of shares of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time, multiplied by (B) the number of shares of Series B Preferred Stock held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share.
Each holder of shares of Series C Preferred Stock outstanding as of immediately prior to the Effective Time (other than in respect of (i) Treasury Shares and (ii) Dissenting Shares) will be entitled to receive a portion of the Aggregate Merger Consideration equal to (A) the quotient obtained by dividing (I) the number of shares constituting the product of (a) aggregate number of shares of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time multiplied by (ii) $143.1177 plus, if any, declared and unpaid dividends (the “Aggregate Series C Stock Preference Amount”), by (II) the number of aggregate number of shares of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time, multiplied by (B) the number of shares of Series C Preferred Stock held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share.
Each holder of shares of Quanergy Capital Stock (other than in respect of Series B Preferred Stock or Series C Preferred Stock) outstanding as of immediately prior to the Effective Time (other than in respect of (i) Treasury Shares, (ii) Dissenting Shares, and (iii) any shares of Quanergy common stock subject to Quanergy Awards (the treatment of which is discussed below under the subsection titled “Treatment of Quanergy Awards”), will be entitled to receive a portion of the Aggregate Merger Consideration equal to (A) the Exchange Ratio, multiplied by (B) the number of shares of Quanergy Capital Stock (other than in respect of any share of Series B Preferred Stock or Series C Preferred Stock) held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share.
Treatment of Quanergy Options
Each Quanergy Option that is outstanding as of immediately prior to the Effective Time will be cancelled as of the Effective Time and will be converted into the right to receive, an option to purchase shares of Domesticated Quanergy PubCo common stock upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, an “Quanergy PubCo Option”) except that (i) such Quanergy PubCo Option will provide the right to purchase that whole number of shares of Domesticated Quanergy PubCo common stock (rounded down to the nearest whole share) equal to the number of shares of Quanergy common stock subject to such Quanergy Option, multiplied by the Exchange Ratio, and (ii) the exercise price per share for each such Quanergy PubCo Option will be equal to the exercise price per share of such Quanergy Option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent).

Treatment of Quanergy Restricted Stock Unit Awards
Each Quanergy Restricted Stock Unit Award that is outstanding and held by an individual who constitutes an “employee” within the meaning of Form S-8 as of immediately prior to the Effective Time will be cancelled as of the Effective Time and will be converted into an award of restricted stock units covering shares of Domesticated Quanergy PubCo common stock (each, an “Adjusted Restricted Stock Unit Award”) with substantially the same terms and conditions as were applicable to such Quanergy Restricted Stock Unit Award immediately prior to the Effective Time (including with respect to vesting and termination-related provisions), except that such Adjusted Restricted Stock Unit Award will cover a number of shares of Domesticated Quanergy PubCo common stock equal to the product of (i) the number of shares of Quanergy common stock subject to the related Quanergy Restricted Stock Unit Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share.
Treatment of Quanergy Restricted Stock
Each share of Quanergy Restricted Stock that is outstanding immediately prior to the Effective Time will be cancelled as of the Effective Time and will be converted into the right to receive a number of shares of restricted Domesticated Quanergy PubCo common stock (each, “Adjusted Restricted Stock”) equal to the Exchange Ratio with substantially the same terms and conditions as were applicable to the related share of Quanergy Restricted Stock immediately prior to the Effective Time (including with respect to vesting and terminated related provisions), except that any per share repurchase price of such Adjusted Restricted Stock will be equal to the quotient obtained by dividing (i) the per share repurchase price applicable to Quanergy Restricted Stock by (ii) the Exchange Ratio, rounded up to the nearest cent.
Treatment of Quanergy Warrants
Each Quanergy Warrant that is outstanding as of immediately prior to the Effective Time (and, for the avoidance of doubt, not exercised or terminated pursuant to its terms at or immediately prior to the Effective Time), unless otherwise agreed to in writing between Quanergy and the applicable holder of any Quanergy Warrant, will be converted into a warrant to acquire Domesticated Quanergy PubCo Common Stock in accordance with the terms of the applicable agreement underlying such Quanergy Warrant. Prior to the Closing, Quanergy will satisfy all notification and consent requirements (or obtain waivers in lieu thereof), as applicable, under the terms of Quanergy Warrants.
Treatment of Quanergy Convertible Notes
Each 2022 Quanergy Convertible Note that is outstanding as of immediately prior to the Effective Time will be cancelled and all Liens and other security interests in the assets and properties of Quanergy and its Subsidiaries under the 2022 Quanergy Convertible Note will be released, and the holder of such 2022 Quanergy Convertible Notes will be paid in full all outstanding principals and accrued interest as of the Closing Date under the 2022 Quanergy Convertible Note, pursuant to the 2022 Quanergy Convertible Notes and the Consent and Payoff Agreement. Prior to the Closing, Quanergy will satisfy all notification and consent requirements (or obtain waivers in lieu thereof), as applicable, under the terms of the 2022 Quanergy Convertible Notes.
Each 2023 Quanergy Convertible Note that is outstanding as of immediately prior to the Effective Time will be converted pursuant to its terms immediately prior to the Effective Time. Prior to the Closing, Quanergy will satisfy all notification and consent requirements (or obtain waivers in lieu thereof), as applicable, under the terms of the 2023 Quanergy Convertible Notes.
Closing
In accordance with the terms and subject to the conditions of the Merger Agreement, the closing of the Merger (the “Closing”) will take place, electronically through the exchange of documents via e-mail or facsimile, at 10:00 a.m. (New York time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX of the Merger Agreement, have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as CCAC and Quanergy may mutually agree in writing.
Representations and Warranties
The Merger Agreement contains representations and warranties of CCAC, Merger Sub and Quanergy, certain of which are qualified by materiality and material adverse effect (as defined below) and may be further modified and limited by the disclosure letters. See “Material Adverse Effect” below. The representations and warranties of CCAC are also qualified by information included in CITC’s public filings, filed or submitted to the SEC on or prior to the date of the Merger Agreement (subject to certain exceptions contemplated by the Merger Agreement).
Representations and Warranties of Quanergy
Quanergy has made representations and warranties relating to, among other things, Quanergy organization, subsidiaries, due authorization, no conflict, governmental authorities and consents, capitalization of Quanergy and its subsidiaries, financial statements, undisclosed liabilities, litigation and proceedings, legal compliance, contracts and no defaults, Quanergy benefit plans, labor relations and employees, taxes, brokers’ fees, insurance, licenses and permits, equipment and other property, real property, intellectual property, privacy and cybersecurity, environmental matters, absence of changes, anti-corruption compliance, sanctions and international trade compliance, information supplied, customers and suppliers, government contracts and related party transactions.
The representations and warranties of Quanergy identified as fundamental under the terms of the Merger Agreement are the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Quanergy Organization), the first and second sentences of Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Capitalization of Quanergy) (other than Section 4.6(e)), Section 4.7 (Capitalization of Subsidiaries) and Section 4.16 (Brokers’ Fees).
Representations and Warranties of CCAC and Merger Sub
CCAC and Merger Sub have made representations and warranties relating to, among other things, Quanergy organization, due authorization, no conflict, litigation and proceedings, SEC filings, internal controls, listing, financial statements, governmental authorities and consents, trust account, Investment Quanergy Act and JOBS Act, absence of changes, no undisclosed liabilities, capitalization, brokers’ fees, indebtedness, taxes, business activities, the NYSE stock market quotation, registration statement and proxy statement and proxy statement / registration statement, and affiliate transactions.
Survival of Representations and Warranties
Except in the case of claims against a person in respect of such person’s actual fraud, the representations and warranties of the respective parties to the Merger Agreement generally will not survive the Closing.
Material Adverse Effect
Under the Merger Agreement, certain representations and warranties of Quanergy are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Under the Merger Agreement, certain representations and warranties of CCAC are qualified in whole or in part by a material adverse effect on the ability of CCAC to enter into and perform its obligations under the Merger Agreement standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Merger Agreement, a material adverse effect with respect to Quanergy (“Quanergy Material Adverse Effect”) means any event, state of facts, condition, change, development, circumstance, occurrence or effect (collectively, “Events”) that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of Quanergy and its subsidiaries, taken as a whole or (b) does or would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of Quanergy to consummate the Merger.
However, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “Quanergy Material Adverse Effect”:
(i) any change in applicable Laws, COVID-19 Measures or GAAP or any interpretation thereof following the date of the Merger Agreement,
(ii) any change in interest rates or economic, political, business or financial market conditions generally,
(iii) the taking of any action required by the Merger Agreement,
(iv) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), COVID-19 or any other epidemic or pandemic or change in climate,
(v) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions,
(vi) any failure of Quanergy to meet any projections or forecasts (provided, that clause (vi) will not prevent a determination that any Event not otherwise excluded from the definition of Quanergy Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Quanergy Material Adverse Effect),
(vii) any Events generally applicable to the industries or markets in which Quanergy and its Subsidiaries operate (including industry-wide increases in the cost of products, supplies, materials or other goods purchased from third-party suppliers),
(viii) the announcement of the Merger Agreement and consummation of the transactions contemplated thereby, including any termination of, reduction in or similar adverse impact (but, in each case, only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of Quanergy and its Subsidiaries,
(ix) any matter fairly and specifically disclosed in the Quanergy Disclosure Letter in such manner and such detail to enable the CCAC to make a reasonably informed assessment, or
(x) any action taken by, or at the request of, CCAC or Merger Sub as required by the Merger Agreement.
Any Event referred to in clauses (i), (ii), (iv), (v) or (vii) above may be taken into account in determining if a Quanergy Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of Quanergy and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which Quanergy and its subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on Quanergy and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which Quanergy and its subsidiaries conduct their respective operations.
Covenants and Agreements
Quanergy has made covenants relating to, among other things, conduct of business, inspection, preparation and delivery of additional Quanergy financial statements, affiliate agreements, acquisition proposals, stockholder litigation, employment agreements and registration rights agreement.

CCAC has made covenants relating to, among other things, employee matters, trust account proceeds and related available equity, the NYSE listing, no solicitation by CCAC, CCAC’s conduct of business, post-closing directors and officers, domestication, indemnification and insurance, CCAC public filings, PIPE subscriptions and stockholder litigation.
Conduct of Business by Quanergy
Quanergy has agreed that from the date of the Merger Agreement through the earlier of the Closing or the termination of the Merger Agreement (the “Interim Period”), it will, and will cause its subsidiaries to, except as (1) set forth on the Quanergy disclosure letter, (2) explicitly contemplated by (I) the Merger Agreement or the Ancillary Agreements (as defined below) or (II) any contract set forth in Section 4.12(a) of the Quanergy disclosure letter, (3) required (I) by law or (II) to comply with or implement COVID-19 measures or (4) as consented to by CCAC in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), (A) use commercially reasonable efforts to operate the business of Quanergy in the ordinary course consistent with past practices, (B) preserve intact the current business organization and ongoing businesses of Quanergy and its subsidiaries and (C) maintain the existing relations and goodwill of Quanergy and its subsidiaries with third parties, including customers, suppliers, partners, distributors and creditors.
During the Interim Period, Quanergy has also agreed not to, and to cause its subsidiaries not to, (provided, that, the foregoing exceptions in sub-clauses (2)(II) and (3)(II) will not apply to sub-clauses (i), (ii), (iii), (vi), (xii), (xiv) and (xxiii) in the following):
(i) change or amend the Governing Documents of Quanergy or any of Quanergy’s subsidiaries or form or cause to be formed any new subsidiary of Quanergy;
(ii) make or declare any dividend or distribution to the stockholders of Quanergy or make any other distributions in respect of any of Quanergy capital stock or equity interests;
(iii) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of Quanergy’s or any of its subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly-owned Subsidiary of Quanergy that remains a wholly-owned Subsidiary of Quanergy after consummation of such transaction;
(iv) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of Quanergy or its subsidiaries, except for (A) the acquisition by Quanergy or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests of Quanergy or of any Quanergy Options, Quanergy Restricted Stock and Quanergy Restricted Stock Unit Awards in connection with the forfeiture or cancellation of such interests, Quanergy Options, Quanergy Restricted Stock and Quanergy Restricted Stock Unit Awards, (B) the acquisition by Quanergy of shares of Quanergy common stock in connection with the surrender of shares of Quanergy common stock by holders of Quanergy Options in order to pay the exercise price of Quanergy Options and (C) the withholding of shares of Quanergy common stock to satisfy Tax obligations with respect to Quanergy Options, Quanergy Restricted Stock and Quanergy Restricted Stock Unit Awards, in each of clauses (B) and (C), solely to the extent in accordance with their terms as in effect as of the date of the Merger Agreement and previously disclosed to the CCAC;
(v) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.12(a) of Quanergy Disclosure Letter, or any Real Property Lease, in each case, other than entry into such agreements in the ordinary course of business consistent with past practice;
(vi) sell, assign, transfer, license, sublicense, convey, lease, covenant not to assert, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens), grant, or agree to grant, any Person rights in, abandon, cancel, let lapse, or otherwise dispose of any material tangible or intangible assets or properties of Quanergy or its Subsidiaries (including Quanergy Intellectual Property and any rights therein), except for

(i) disposition of obsolete or worthless equipment, (ii) transactions among Quanergy and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries and (iii) transactions in the ordinary course of business consistent with past practice; and (iv) the expiration of registered intellectual property in accordance with the applicable statutory term (or in the case of immaterial domain names, applicable registration period);
(vii) acquire any ownership interest in any real property;
(viii) except as otherwise required by Law, existing benefit plans or the Contracts listed on Section 4.12 of Quanergy Disclosure Letter, (i) grant any new severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any non-officer employee in the ordinary course of business consistent with past practice or with respect to Contracts in effect as of the date hereof, (ii) make any change in the key management structure of Quanergy or any of Quanergy’s Subsidiaries, including the hiring of additional officers or the termination of any Key Employee or employees at the level of vice president or above, other than terminations for cause or due to death or disability, (iii) except in connection with any matters permitted in Section 6.1(a)(viii), terminate, adopt, enter into or materially amend (or grant any new awards under) any Quanergy Benefit Plan, or any plan that would be a Quanergy Benefit Plan, if adopted, (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider earning in excess of $300,000, other than “directors” and below or otherwise in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by Quanergy or any of Quanergy’s Subsidiaries, (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by Quanergy or any of Quanergy’s Subsidiaries, or (vii) other than vice president and below or otherwise in the ordinary course of business, hire or engage any new employee or independent contractor if such new employee or independent contractor will receive annual base compensation in excess of $300,000;
(ix) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;
(x) incur or assume any Indebtedness for borrowed money, except in the ordinary course of business (which will not exceed an aggregate amount of $300,000 in any event);
(xi)(i) make or change any material election in respect of material Taxes, (ii) materially amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with any Governmental Authority in respect of material Taxes executed on or prior to the Closing Date or enter into any Tax sharing or similar agreement (other than any such agreement solely between Quanergy and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes), (v) settle any claim or assessment in respect of material Taxes, (vi) surrender or allow to expire any right to claim a refund of material Taxes, or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;
(xii) knowingly take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment;
(xiii) except in connection with any matter otherwise permitted in Section 6.1(a)(i) through Section 6.1(a)(xxix), authorize for issuance, issue, sell, transfer, encumber, dispose or deliver any additional shares of Quanergy Capital Stock or securities exercisable for or convertible into Quanergy Capital Stock or grant any additional equity or equity-based compensation other than (i) upon the exercise or settlement of Quanergy Convertible Notes or Quanergy Warrants, in each case, outstanding on the date of the Merger Agreement in accordance with their terms as in effect as of the date of the Merger Agreement, (ii) Quanergy

Options or Quanergy Restricted Stock Unit Awards under Quanergy Incentive Plan and applicable award agreement, in each case, outstanding on the date of the Merger Agreement in accordance with their terms as in effect as of the date of the Merger Agreement and (iii) as required to comply with any Quanergy Benefit Plan as in effect on the date of the Merger Agreement;
(xiv) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Quanergy or its Subsidiaries (other than the Merger);
(xv) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises are covered by insurance or involve only the payment of monetary damages in an amount less than $500,000 in the aggregate;
(xvi) disclose or agree to disclose to any Person (other than CCAC or any of its representatives) any Trade Secret of Quanergy or any of its Subsidiaries other than in the ordinary course of business consistent with past practice and pursuant to obligations to maintain the confidentiality thereof;
(xvii) make or commit to make any capital expenditures in excess of $250,000 (individually or in the aggregate) outside of the capital expenditure plan made available to CCAC on or prior to the date of the Merger Agreement;
(xviii) manage Quanergy’s and its Subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;
(xix) enter into or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, labor organization, or group of employees of Quanergy or its Subsidiaries as the bargaining representative for any employees of Quanergy or its Subsidiaries;
(xx) terminate without replacement or fail to use reasonable efforts to maintain any License material to the conduct of the business of Quanergy and its Subsidiaries, taken as a whole;
(xxi)(i) limit the right of Quanergy or any of Quanergy’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of Quanergy and its Subsidiaries, taken as a whole;
(xxii) terminate without replacement or amend in a manner detrimental to Quanergy and its Subsidiaries, taken as a whole, any material insurance policy insuring the business of Quanergy or any of Quanergy’s Subsidiaries;
(xxiii) cease conducting, or enter into any new line of business outside of the business currently conducted by Quanergy and its Subsidiaries as of the date of the Merger Agreement;
(xxiv) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law;
(xxv) discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceed $1,000,000, except as such obligations would become due;
(xxvi) waive the restrictive covenant obligations of any current or former officer of Quanergy or any of Quanergy’s Subsidiaries;

(xxvii) deliver, license or make available to any escrow agent or other Person source code for any Quanergy Software that is material to Quanergy and its Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice;
(xxviii) modify in any material respect any of the privacy policies or any administrative, technical or physical safeguards related to privacy or cybersecurity, except (i) to remediate any security issue, (ii) to enhance data security or integrity, (iii) to comply with applicable Law, or (iv) as otherwise directed or required by a Governmental Authority; or
(xxix) enter into any agreement to do any action prohibited under Section 6.1 of the Merger Agreement.
Conduct of Business of CCAC
CCAC has agreed that during the Interim Period, CCAC will, and will cause Merger Sub to, except as contemplated by the Merger Agreement (including as contemplated by the PIPE Investments), in connection with the Domestication or as consented to by Quanergy in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), comply with each of the agreements entered into in connection with the IPO, operate its business in the ordinary course and consistent with past practice.
During the Interim Period, except as consented to by Quanergy in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), CCAC will not, and CCAC will cause Merger Sub not to, except as otherwise contemplated by the Merger Agreement (including as contemplated by the PIPE Investments or in connection with the Domestication) or the Ancillary Agreements or as required by law:
(i) change, modify or amend the Trust Agreement or the Governing Documents of CCAC or Merger Sub, except as contemplated by the Transaction Proposals;
(ii)(A) make or declare any dividend or distribution to the shareholders of CCAC or make any other distributions in respect of any of CCAC’s share capital or equity interests or Merger Sub Capital Stock, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of CCAC’s share capital or equity interests or Merger Sub Capital Stock or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of CCAC or Merger Sub, other than a redemption of shares of CCAC Class A common stock made as part of the CCAC Share Redemptions;
(iii) make or change any material election in respect of taxes, (A) materially amend, modify or otherwise change any filed material Tax Return, (B) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (C) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with any Governmental Authority in respect of material Taxes, or enter into any Tax sharing or similar agreement (other than any customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes), (D) settle any claim or assessment in respect of material Taxes, (E) surrender or allow to expire any right to claim a refund of material Taxes; or (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;
(iv) knowingly take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment;
(v) other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of CCAC or Merger Sub (including, for the avoidance of doubt, (A) the Sponsor and (B) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of five percent (5%) or greater);
(vi) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Quanergy or any of the

Quanergy’s subsidiaries or guaranty any debt securities of another Person, other than any Indebtedness for borrowed money or guarantee (A) incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $250,000, (B) incurred between CCAC and Merger Sub;
(vii) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the transactions contemplated by the Merger Agreement and the Ancillary Agreements or in support of the ordinary course operations of CCAC (which the parties agree will include any Indebtedness in respect of any Working Capital Loan incurred in the ordinary course of business);
(viii)(A) issue any CCAC Securities or securities exercisable for or convertible into CCAC Securities, other than the issuance of the Aggregate Merger Consideration, (B) grant any options, warrants or other equity-based awards with respect to CCAC Securities not outstanding on the date thereof or (C) amend, modify or waive any of the material terms or rights set forth in any CCAC Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;
(ix) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;
(x) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the CCAC or its Subsidiaries (other than the Merger);
(xi) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law;
(xii) terminate without replacement or amend in a manner detrimental to CCAC and its Subsidiaries, taken as a whole, any material insurance policy insuring the business of CCAC and its Subsidiaries;
(xiii) subject to Section 6.6 of the Merger Agreement, waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises are covered by insurance or involve only the payment of monetary damages in an amount less than $250,000 in the aggregate; or
(xiv) enter into any agreement to do any action prohibited under Section 7.5 of the Merger Agreement.
Covenants of CCAC
Pursuant to the Merger Agreement, CCAC has agreed, among other things, to:

•
approve and adopt, subject to receipt of CCAC Shareholder Approval an equity incentive plan in substantially the form attached as Exhibit D to the Merger Agreement and an employee stock purchase plan in substantially the form attached hereto as Exhibit E to the Merger Agreement, in each case, to become effective as of the Closing Date;

•
(i) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) use its reasonable best efforts to cause the Trustee to, and the Trustee will thereupon be obligated to (A) pay as and when due all amounts payable to CCAC Shareholders pursuant to the CCAC Share Redemptions, and (B) pay all remaining amounts then available in the Trust Account to CCAC for immediate use, subject to the Merger Agreement and the Trust Agreement;

•	from the date of the Merger Agreement through the Effective Time, ensure CCAC remains listed as a public company on the NYSE, and prepare and submit to NYSE a listing application, if required under

NYSE rules, covering the shares of CCAC common stock issuable in the Merger and the Domestication, and will obtain approval for the listing of such shares of CCAC common stock and Quanergy will reasonably cooperate with CCAC with respect to such listing;

•
not to, (a) make any proposal or offer that constitutes a Business Combination Proposal, (b) initiate, solicit, propose, induce, facilitate any inquiries or requests for information with respect to, or the making of any inquiry regarding, an actual or potential Business Combination Proposal, (c) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to, its properties, business, assets, books, records or any confidential information or data to, any person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Business Combination Proposal, (d) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, (e) grant any waiver, amendment or release under any confidentiality agreement in connection with a Business Combination Proposal or the anti-takeover laws, (f) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a Business Combination Proposal, or (g) agree or otherwise commit to enter into or engage in any of the foregoing, in each case, other than to or with Quanergy and its respective representatives. CCAC also agrees that immediately following the execution of the Merger Agreement it will, and will cause its Subsidiaries and will instruct any of its or its Subsidiaries’ respective Affiliates, directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants) to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective representatives) conducted heretofore in connection with a Business Combination Proposal or any inquiry or request for information that would reasonably be expected to lead to, or result in, a Business Combination Proposal;

•
take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time to ensure the board of directors of Quanergy PubCo consists of up to seven (7) directors which will initially include: all seven (7) director nominees to be designated by the Quanergy pursuant to written notice to CCAC;

•	cause the Domestication to become effective;

•
after the effective time of the Merger, indemnify and hold harmless each present and former director and officer of Quanergy and CCAC and each of their respective subsidiaries against any costs, expenses, damages or liabilities incurred in connection with any legal proceeding, to the fullest extent that would have been permitted under applicable law and the applicable governing documents to indemnify such person;

•
maintain, and cause its subsidiaries to maintain for a period of not less than six years from the effective time of the Merger (i) provisions in its governing documents and those of its subsidiaries concerning the indemnification and exoneration of Quanergy PubCo and its subsidiaries’ former and current officers, directors and employees and agents, no less favorable than as contemplated by the applicable governing documents of Quanergy immediately prior to the effective time of the Merger and (ii) a directors’ and officers’ liability insurance policy covering those persons who are currently covered by CCAC’s, Quanergy’s or their respective subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage, except that in no event will CCAC be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by CCAC or Quanergy, as applicable, for such insurance policy for the year ended December 31, 2020;

•
on the Closing Date, enter into customary indemnification agreements reasonably satisfactory to each of Quanergy and CCAC with the post-Closing directors and officers of Quanergy PubCo, which indemnification agreements will continue to be effective following the Closing;

•
from the date of the Merger Agreement through the effective time of the Merger, keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable law;

•
unless otherwise approved in writing by Quanergy (which approval will not be unreasonably withheld, conditioned or delayed), CCAC will not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than as a result of any assignment or transfer contemplated therein or permitted thereby, and in each case in a manner as would reasonably likely result in the condition set forth in Section 9.3(d) to not be satisfied at the Effective Time;

•
comply with its applicable obligations to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions therein, including and subject to: (a) satisfy in all material respects covenants applicable to CCAC in the Subscription Agreements; (b) in the event that all conditions in the Subscription Agreements (other than conditions that CCAC or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing and (c) without limiting Quanergy’s rights to enforce certain of such Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that CCAC or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to use reasonable best efforts to cause the applicable PIPE Investors to pay to (or as directed by) CCAC the applicable portion of the PIPE Investment Amount, as applicable, set forth in the Subscription Agreements in accordance with their terms; provided that in no event will the reasonable best efforts of CCAC be deemed or construed to require CCAC to (i) guarantee, warrant, underwrite or indemnify Quanergy for any amount of the PIPE Investment Amount that any PIPE Investors ultimately fail to pay in any respect, or (ii) bring any enforcement action against any PIPE Investors to enforce its rights pursuant to the Subscription Agreement, provided that CCAC will seek to enforce, including by bringing suit for specific performance, the Subscription Agreement if and to the extent Quanergy seeks and is granted a decree of specific performance of the obligation to consummate the Merger in accordance with any relevant Subscription Agreement. Without limiting the generality of the foregoing, CCAC will give Quanergy, written notice (as promptly as practicable): (a) of any breach or default by any party to any Subscription Agreement known to CCAC; (b) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, threatened (to the knowledge of CCAC) or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by such party or any provisions of any Subscription Agreement; and (c) if CCAC does not expect to receive all or any portion of the Minimum PIPE Investment Amount pursuant to the Subscription Agreements; and

•
prior to the Closing Date, promptly notify and keep Quanergy reasonably informed of the status of any litigation brought or, to CCAC’s knowledge, threatened in writing against CCAC or its board of directors by any of CCAC’s stockholders in connection with the Merger Agreement, any Ancillary Agreement or the transactions contemplated therein, and will provide Quanergy with the opportunity to participate in the defense of such litigation and will not settle or agree to settle any such litigation without the prior written consent of Quanergy (such consent not to be unreasonably withheld, conditioned or delayed.

Covenants of Quanergy
Pursuant to the Merger Agreement, Quanergy has agreed, among other things, to:

•
deliver to CCAC (i) audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of Quanergy and its Subsidiaries as of and for the years ended

December 31, 2020 and December 31, 2019 and (ii) the unaudited consolidated balance sheets and statements of profit and loss and cash flows of Quanergy and its Subsidiaries as of and for the six-month period ended June 30, 2021, in each case, in accordance with the standards required by the Public Company Accounting Oversight Board, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant;

•
if the Effective Time has not occurred prior to August 15, 2021, and the Merger Agreement has not been earlier terminated pursuant to its terms, then as soon as reasonably practicable following August 15, 2021, Quanergy will deliver to CCAC the unaudited consolidated balance sheet and statements of profit and loss and cash flows of Quanergy and its Subsidiaries as of and for the six-month period ending June 30, 2021, which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant;

•	terminate all Affiliate Agreements set forth on Section 6.4 of Quanergy Disclosure Letter (to the extent such Affiliates Agreements do not terminate by its terms upon the Effective Time);

•
from the date of the Merger Agreement until the Closing Date or, if earlier, the termination of the Merger Agreement in accordance with Article X, not, and instruct its representatives, not to, directly or indirectly: (a) initiate, solicit or engage in any negotiations with any Person with respect to, or provide any non-public information or data concerning Quanergy or any of Quanergy’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of Quanergy or any of Quanergy’s Subsidiaries in connection with an Acquisition Proposal, (b) execute or enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other arrangement or agreement relating to an Acquisition Proposal, (c) grant any waiver, amendment or release under any confidentiality agreement in connection with an Acquisition Proposal or the anti-takeover laws of any state, (d) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal, or (e) agree or otherwise commit to enter into or engage in any of the foregoing. Quanergy also agrees that immediately following the execution of the Merger Agreement it will, and will cause each of its Subsidiaries and will instruct any of its or its Subsidiaries’ respective Affiliates, directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants) to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that would reasonably be expected to lead to, or result in, an Acquisition Proposal;

•	promptly notify CCAC of any litigation and keep CCAC reasonably informed with respect to the status thereof;

•
during the Interim Period, enter into employment agreements with such officers of Quanergy employed by Quanergy as of the date of the Merger Agreement, and on such terms as will not be in the aggregate, materially different from the terms of such officer’s employment (inclusive of rights of such officer under Plans and policies) as of the date of the Merger Agreement, as will be reasonably determined by Quanergy (provided, for the avoidance of doubt, that failure to enter into any such employment agreements will not be a breach of the Merger Agreement); and

•
during the Interim Period, cause the Persons listed on Section 6.8 of Quanergy Disclosure Letter to deliver to CCAC duly executed counterpart signature pages to the Registration Rights Agreement (provided, for the avoidance of doubt, that failure to so deliver will not be a breach of the Merger Agreement).

Joint Covenants of CCAC and Quanergy
In addition, each of CCAC and Quanergy has agreed, among other things, to take certain actions set forth below:

•
each of CCAC and Quanergy will (and, to the extent required, will cause its affiliates to) comply promptly, but in no event later than ten business days after the date of the Merger Agreement, with the notification and reporting requirements of the HSR Act;

•
diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by the Merger Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by the Merger Agreement and cooperate fully with each other in the defense of such matters;

•
cooperate and coordinate with the other in the preparing and submitting a joint declaration to CFIUS, supply the other with any information that may be required or reasonably requested in connection with the making of such filings, supply any additional information that may be required or reasonably requested in connection with such filings by U.S. Governmental Authorities, and use reasonable best efforts to take all action necessary to obtain the CFIUS Clearance as soon as practicable, including using reasonable best efforts to take all such action as reasonably may be necessary to resolve such objections (if any) as CFIUS or any other Governmental Authority or Person may assert under any applicable Laws with respect to the Merger;

•	substantially comply with any information or document requests with respect to antitrust matters as contemplated by the Merger Agreement;

•
as promptly as practicable after the execution of the Merger Agreement, jointly prepare and CCAC will file with the SEC the proxy statement / registration statement in connection with the registration under the Securities Act of (i) the shares of Quanergy PubCo common stock and warrants comprising such to be issued in connection with the Domestication and (ii) the shares of Quanergy PubCo common stock that constitute the Aggregate Merger Consideration;

•
use its reasonable best efforts to cause the Proxy Statement / Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated thereby and ensure that the information contained therein contains no untrue statement of material fact or material omission;

•
CCAC will (i) after the Registration is declared effective under the Securities Act: (A) cause the Proxy Statement to be disseminated to CCAC Shareholders in compliance with applicable Law, (B) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold a meeting of its shareholders (the “CCAC Shareholders’ Meeting”) in accordance with CCAC’s Governing Documents and Section 710 of the NYSE Listing Rules for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective and (C) solicit proxies from the holders of CCAC common stock to vote in favor of each of the Transaction Proposals, and (ii) provide its shareholders with the opportunity to elect to effect an CCAC Share Redemption. CCAC will, through its Board of Directors, unanimously recommend to its shareholders the approval of the Transaction Proposals;

•
Quanergy will (i) use its reasonable best efforts to solicit and obtain Quanergy Stockholder Approvals in the form of an irrevocable written consent (the “Written Consent”) of each of the requisite stockholders of Quanergy (pursuant to Quanergy Holders Support Agreement) promptly following the time at which the Registration Statement is declared effective under the Securities Act, or (ii) in the event Quanergy is not able to obtain the Written Consent, Quanergy will duly convene a meeting of the stockholders of Quanergy for the purpose of voting solely upon the adoption of the Merger Agreement, the other agreements contemplated hereby and the approval of the transactions contemplated hereby and thereby, including the Merger as soon as reasonably practicable after the Registration Statement is declared effective;

•
during the Interim Period, CCAC will use its reasonable best efforts to address the recent guidance of the SEC (and any subsequent guidance released during such period) with respect to the accounting of CCAC Warrants, including the effect of any such guidance on CCAC’s historical financial statements and CCAC SEC Filings;

•
each, and each will cause its Subsidiaries to (a) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of CCAC, or Quanergy or their respective Affiliates are required to obtain in order to consummate the Merger and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with the Merger Agreement and to consummate the transactions contemplated hereby as soon as practicable;

•
Quanergy will prepare and file, or cause to be prepared and filed, all Tax Returns for Quanergy and its Subsidiaries that are required to be filed prior to the Closing Date (collectively, the “Quanergy Prepared Returns”). Each Quanergy Prepared Returns will be prepared in a manner consistent with the past practices of Quanergy or the relevant Subsidiary. Quanergy will cause each Quanergy Prepared Return (i) to be provided to CCAC for review and comment as soon as reasonably practicable before the due date of each such Quanergy Prepared Return and (ii) to not be filed without the prior consent of CCAC (such consent not to be unreasonably withheld, conditioned or delayed);

•
following the Closing Date, CCAC will reasonably cooperate with the shareholders of CCAC prior to the Closing Date to make available to any such shareholder who so requests, information reasonably necessary to compute any income of any such shareholder regarding certain tax matters;

•
use any dispositions of shares of Quanergy Capital Stock or acquisitions of CCAC Common Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule B-3 promulgated under the Exchange Act; and

•
reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by the Merger Agreement (it being understood and agreed that the consummation of any such financing by Quanergy or CCAC will be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (i) by providing such information and assistance as the other party may reasonably request, (ii) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of Quanergy and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access will be granted during normal business hours and will be granted under conditions that will not unreasonably interfere with the business and operations of Quanergy, CCAC, or their respective auditors.

Closing Conditions
The consummation of the Merger is conditioned upon the satisfaction or waiver by the applicable parties to the Merger Agreement of the conditions set forth below. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, the Merger may not be consummated. There can be no assurance that the parties to the Merger Agreement would waive any such provisions of the Merger Agreement.

Conditions to obligations of CCAC, Merger Sub and Quanergy:
(a) CCAC Shareholder Approval will have been obtained;
(b) Quanergy Stockholder Approvals will have been obtained;
(c) The Registration Statement will have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;
(d) The waiting period or periods under the HSR Act applicable to the transactions contemplated by the Merger Agreement will have expired or been terminated, and the CFIUS Clearance will have been achieved;
(e) There will not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;
(f) CCAC will not have redeemed shares of CCAC Class A Common Shares in an amount that would cause CCAC’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001; and
(g) The shares of Domesticated Quanergy PubCo common stock to be issued in connection with the Merger will have been approved for listing on the NYSE.
Conditions to the Obligations of CCAC and Merger Sub
The obligations of CCAC and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by CCAC and Merger Sub:
(a)(i) The representations and warranties of Quanergy contained in the first sentence of Section 4.6(a) will be true and correct in all but de minimis respects as of the date of the Merger Agreement and as of the Closing Date as if made on the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct in all respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement (as modified by Quanergy Disclosure Letter) or the Ancillary Agreements; (ii) Quanergy Fundamental Representations (other than the first sentence of Section 4.6(a)) will be true and correct in all material respects, in each case as of the date of the Merger Agreement and as of the Closing Date as if made on the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement (as modified by Quanergy Disclosure Letter) or the Ancillary Agreements; and (iii) each of the representations and warranties of Quanergy contained in the Merger Agreement other than Quanergy Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Quanergy Material Adverse Effect or any similar qualification or exception) will be true and correct as of the date of the Merger Agreement and as of the Closing Date as if made on the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Quanergy Material Adverse Effect;
(b) Each of the covenants of Quanergy to be performed as of or prior to the Closing will have been performed in all material respects; and

(c) Since the date of the Merger Agreement, there will not have occurred a Quanergy Material Adverse Effect that is continuing.
Conditions to the Obligations of Quanergy
The obligation of Quanergy to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Quanergy:
(a)(i) The representations and warranties of CCAC contained in Section 5.12 will be true and correct in all but de minimis respects as of as of the date of the Merger Agreement and as of the Closing Date as if made on the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct in all but de minimis respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement and (ii) each of the representations and warranties of CCAC contained in the Merger Agreement (other than Section 5.12) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement or the Ancillary Agreements;
(b) Each of the covenants of CCAC or Merger Sub to be performed as of or prior to the Closing will have been performed in all material respects, provided, that, a covenant of CCAC or Merger Sub will only be deemed to have not been performed if CCAC or Merger Sub has materially breached such material covenant and failed to cure within twenty (20) days after notice (or if earlier, the Agreement End Date);
(c) The Domestication will have been completed as provided in Section 7.7 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto will have been delivered to Quanergy;
(d) The amount of cash available in the Trust Account following CCAC Shareholders’ Meeting (net of any redemptions); plus the PIPE Investment Amount actually received by CCAC substantially concurrently with the Closing will be equal to or greater than $175,000,000; and
(e) Since the date of the Merger Agreement, there will not have occurred an CCAC Material Adverse Effect that is continuing.
Termination; Effectiveness
The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Closing:
(a) by written consent of Quanergy and CCAC;
(b) by Quanergy or CCAC if any Governmental Authority will have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;
(c) by Quanergy if CCAC Shareholder Approval will not have been obtained by reason of the failure to obtain the required vote or if there has been a Modification in Recommendation;

(d) prior to the Closing by written notice to Quanergy from CCAC if there is any breach of any representation, warranty, covenant or agreement on the part of Quanergy set forth in the Merger Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Quanergy Breach”), except that, if such Terminating Quanergy Breach is curable by Quanergy through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Quanergy of notice from CCAC of such breach, but only as long as Quanergy continues to use its respective reasonable best efforts to cure such Terminating Quanergy Breach (the “Quanergy Cure Period”), such termination will not be effective, and such termination will become effective only if the Terminating Quanergy Breach is not cured within Quanergy Cure Period;
(e) prior to the Closing, by written notice to CCAC from Quanergy if there is any breach of any representation, warranty, covenant or agreement on the part of CCAC or Merger Sub set forth in the Merger Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating CCAC Breach”), except that, if any such Terminating CCAC Breach is curable by CCAC through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by CCAC of notice from Quanergy of such breach, but only as long as CCAC continues to exercise such reasonable best efforts to cure such Terminating CCAC Breach (the “CCAC Cure Period”), such termination will not be effective, and such termination will become effective only if the Terminating CCAC Breach is not cured within CCAC Cure Period; or
(f) by Quanergy or CCAC (by written notice to the other party), if the Effective Time has not occurred by 11:59 p.m., New York time on December 31, 2021 (the “Agreement End Date”); provided that, if by 11:59 p.m., New York time on December 31, 2021, all of the conditions set forth in Section 9.1 have been satisfied (other than those conditions set forth in Section 9.1(a), Section 9.1(g) and those other conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing) or, to the extent permitted by law, waived, then such date will be extended to February 13, 2022, which will then be deemed to be the Agreement End Date; provided, further, that, it being understood that the right to terminate the Merger Agreement pursuant to Section 10.1(f) will not be available to any Party that is in material breach hereof.
In the event of the termination of the Merger Agreement pursuant to Section 10.1, the Merger Agreement will forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of Quanergy, CCAC or Merger Sub, as the case may be, for any Willful Breach of the Merger Agreement occurring prior to such termination, except that the provisions of Section 10.2 and Article XI and the Confidentiality Agreement will survive any termination of the Merger Agreement.
Waiver; Amendments
Any party to the Merger Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, Board of Managers, Managing Member or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in the Merger Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in the Merger Agreement, but such extension or waiver will be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.
The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement.
Fees and Expenses
If the Closing does not occur, each party to the Merger Agreement will be responsible for and pay its own expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, provided, that if the Closing will occur, CCAC will (a) pay or cause to be paid, the Unpaid Transaction Expenses and (b) pay or cause to be paid, any transaction expenses of CCAC (including Deferred Underwriting Fee Amount and other transaction expenses incurred, accrued, paid or payable by CCAC’s or its Affiliates on CCAC’s behalf), in each of case (a) and (b), in accordance with Section 2.4(c). For the avoidance of doubt, any payments to be made (or to cause to be made) by CCAC pursuant to Section 11.6 will be paid upon consummation of the Merger and release of proceeds from the Trust Account.
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement / prospectus or as exhibits to the registration statement of which this proxy statement / prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting
.
First Amendment to Merger Agreement
On June 28, 2021, CCAC, Merger Sub and Quanergy entered into the First Amendment to Merger Agreement, pursuant to which the Original Merger Agreement was amended to provide that CCAC will not designate a director to the board of directors of Quanergy immediately following the Effective Time under Section 7.6(a) of the Original Merger Agreement.
Second Amendment to Merger Agreement
On November 14, 2021, CCAC, Merger Sub and Quanergy entered into the Second Amendment to Agreement and Plan of Merger (the “Second Amendment to Merger Agreement”), pursuant to which the Original Merger Agreement was amended to extend the Agreement End Date under Section 10.1(f) of the Original Merger Agreement to December 31, 2021, provided that if all closing conditions set forth in Section 9.1 have been satisfied (except for those conditions set form in Section 9.1(a), Section 9.1(g) and those other conditions that by their terms are to be satisfied by actions taken at the Closing) are met before December 31, 2021, then the termination date is further extended to February 13, 2022.
Third Amendment to Merger Agreement
On December 26, 2021, CCAC, Merger Sub and Quanergy entered into the Third Amendment to Agreement and Plan of Merger (the “Third Amendment to Merger Agreement”), pursuant to which the Original Merger Agreement was amended to extend the Agreement End Date under Section 10.1(f) of the Original Merger Agreement to February 13, 2021.
Sponsor Support Agreement
In connection with the execution of the Origianl Merger Agreement, CCAC, the Sponsor and Quanergy entered into the Sponsor Support Agreement, dated as of June 21, 2021, a copy of which is attached to the accompanying proxy statement / prospectus as Annex D. Pursuant to the Sponsor Support Agreement, the Sponsor agreed to, among other things, (i) vote in favor of the Merger Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of the Sponsor Support Agreement, and (ii) for a certain period of time as set out in the Sponsor Support Agreement, not elect to cause CCAC to redeem any securities beneficially owned or owned of record by the Sponsor, or submit any of its securities for redemption, in connection with the transactions contemplated by the Merger Agreement or otherwise. The Sponsor has entered into a letter agreement with CCAC, dated as of February 10, 2020, in connection with CCAC’s initial public offering, pursuant to which the Sponsor and other signatories (each of whom is a member of CCAC’s board of directors and/or management team) is subject to certain restrictions on transfer with respect to: (i) the Founder Shares (as defined in such letter agreement); and (ii) private placement warrants (as defined in such letter agreement). Such restrictions on the Founder Shares end on the date that is one year after Closing, or are subject to an early price-based release if: (a) the price of the shares equals or exceeds $12.00 per share for any twenty trading days within any thirty-day trading period at least 150 days after the Business Combination, or (b) CCAC completes a transaction that results in public shareholders having the right to exchange the CCAC Class A ordinary shares for cash, securities or other property. The restrictions on the private placement warrants end on 30 days after the completion of a business combination.
The Sponsor Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (a) the effective time of the Merger, (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.1 thereof, (c) the written agreement of CCAC, the Sponsor and Quanergy. Upon such termination of the Sponsor Support Agreement, all obligations of the parties under the Sponsor Support Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated hereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of the Sponsor Support Agreement will not relieve any party thereto from liability arising in respect of any breach of the Sponsor Support Agreement prior to such termination.
Quanergy Holders Support Agreement
In connection with the execution of the Merger Agreement, CCAC entered into a support agreement with Quanergy and certain stockholders of Quanergy, dated as of June 21, 2021, a copy of which is attached to the accompanying proxy statement / prospectus as Annex E (the “Quanergy Holders Support Agreement”). Pursuant to Quanergy Holders Support Agreement, such stockholders of Quanergy agreed to, among other things, on the fifth Business Day (as defined in the Merger Agreement) following the date at which the SEC declares effective the registration statement on Form S-4 of which this proxy statement / prospectus is a part, to execute and deliver a written consent with respect to the outstanding shares of Quanergy common stock and preferred stock held by the stockholders of Quanergy adopting the Merger Agreement and related transactions and approving the Business Combination.
Pursuant to Quanergy Holders Support Agreement, such stockholders of Quanergy also agreed to, among other things, (a) exercise the drag-along rights pursuant to and in accordance with that certain Amended and Restated Voting Agreement, dated as of October 17, 2018, by and among Quanergy and the Investors (as defined therein) and (b) terminate certain affiliate agreements effective as of the effective time of the Merger. Quanergy Holders Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (i) the effective time of the Merger, (ii) the termination of the Merger Agreement in accordance with its terms and (iii) the mutual written agreement of CCAC, Quanergy and such Quanergy Stockholder.
Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, Quanergy PubCo, the Sponsor, certain members of the Sponsor and certain stockholders of Quanergy PubCo, will enter into the Registration Rights Agreement, pursuant to which Quanergy PubCo will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Quanergy PubCo common stock and other equity securities of Quanergy PubCo that are held by the parties thereto from time to time.
The Registration Rights Agreement amends and restates the registration rights agreement that was entered into by CCAC, Sponsor and the other parties thereto in connection with CCAC’s initial public offering. The

Registration Rights Agreement will terminate on the earlier of (a) the tenth anniversary of the date of the Registration Rights Agreement or (b) with respect to any Holder (as defined therein), on the date that such Holder no longer holds any Registrable Securities (as defined therein).
Subscription Agreements
In connection with the execution of the Merger Agreement, CCAC entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 4,000,000 shares of Quanergy PubCo common stock at $10.00 per share for an aggregate commitment amount of $40,000,000. The closings under the Subscription Agreements will occur substantially concurrently with the Closing.
The Subscription Agreements provide that, solely with respect to subscriptions by third-party investors, CCAC is required to, as soon as practicable but no later than 30 calendar days following the Closing (the “Filing Deadline”), submit to or file with the SEC a registration statement registering the resale of such shares and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies the CCAC that it will “review” such registration statement) following the earlier of (A) the filing of the registration statement and (B) Filing Deadline and (ii) the 10th business day after the date CCAC is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review.
Additionally, pursuant to the Subscription Agreements, the PIPE Investors agreed to waive any claims that they may have at the Closing or in the future as a result of, or arising out of, the Subscription Agreements against CCAC, including with respect to the trust account. The Subscription Agreements will terminate, and be of no further force and effect, upon the earlier to occur of (i) such date and time as the Merger Agreement is terminated in accordance with its terms; (ii) upon the mutual written agreement of the parties to such Subscription Agreement and Quanergy to terminate the Subscription Agreement; and (iii) if any of the conditions to closing set forth in such Subscription Agreement are not satisfied on or prior to the Closing and, as a result thereof, the transactions contemplated by the Subscription Agreement fail to occur.
In connection with entering into the GEM Agreement, the Company sought a consent and waiver from the PIPE Investors. The consent and waiver was sought because the GEM Agreement may make certain of Company’s representations and warranties in the Subscription Agreements not true at the time of the closing under the Subscription Agreements. One PIPE Investor, which has agreed to purchase 300,000 shares of Quanergy PubCo common stock for an aggregate commitment of $3,000,000, has not yet agreed to this consent and waiver. If such PIPE Investor ultimately does not fund its commitment under the Subscription Agreement, such failure would reduce the aggregate PIPE Investment Amount by $3,000,000.
Lock-Up Agreement
The Merger Agreement contemplates that, at the Closing, CCAC and certain stockholders of Quanergy will enter into a Lock-Up pursuant to which certain stockholders of Quanergy are subject to restrictions on transfer with respect to the shares of Quanergy PubCo common stock held by such Quanergy stockholders begin at Closing and end on the date that is 6 months after Closing, or subject to an early price-based release if: (a) the price of the shares equals or exceeds $12.00 per share for any twenty trading days within any thirty-day trading period, or (b) CCAC completes a transaction that results in public shareholders having the right to exchange their common stock for cash, securities or other property.
GEM Agreement
Pursuant to the GEM Agreement, Quanergy PubCo is entitled to draw down up to $125 million of gross proceeds (“Aggregate Limit”) from GEM Investor in exchange for shares of Quanergy PubCo common stock,

subject to meeting the terms and conditions of the GEM Agreement. This equity line facility is available for a period of 36 months from the Closing of Business Combination.
Upon the valid exercise of a draw down, pursuant to delivery of a notice and in accordance with other conditions, GEM Investor is required to pay, in cash, a per-share amount equal to 90% of the average closing bid price of the shares of Quanergy common stock recorded by NYSE during the 30 consecutive trading days commencing on the first trading day that is designated on the draw down notice.
In no event may the draw down amount specified in a draw down notice exceeds 400% (“Draw Down Limit”) of the average daily trading volume for the 30 trading days immediately preceding the date of such draw down notice.
Further, upon the closing, GEM Investor will be entitled to a commitment fee in the form of cash or freely tradeable shares of Quanergy PubCo common stock in an amount equal to 2% of the Aggregate Limit or $2.5 million.
Additionally, Quanergy PubCo is required to issue a warrant with a 36-month term at the closing of the Business Combination granting GYBL the right to purchase shares of Quanergy PubCo common stock in an amount equal to 2.5% of the total number of common stock outstanding as of the closing of the Business Combination (subject to adjustments described below), calculated on a fully diluted basis, at a strike price per share equal to $10.00 per share. The warrant can be exercised on a cashless basis in part or in whole at any time during the term. Any failure by us to timely transfer the shares under the warrant pursuant to GYBL’s exercise will entitle GYBL to compensation in addition to other remedies. The number of shares underlying the warrant as well as the strike price is subject to adjustments for recapitalizations, reorganizations, change of control, stock split, stock dividend, and reverse stock splits.
The GEM Agreement and GEM RRA provide that, Quanergy PubCo is required to, as soon as practicable but no later than 30 calendar days following the Closing (the “Filing Deadline”), submit to or file with the SEC a registration statement registering the resale of such shares and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) the 45th calendar day following the earlier of (A) the filing of the registration statement and (B) Filing Deadline and (ii) the 10th business day after the date Quanergy PubCo is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review.
Background of the Business Combination
The terms of the Business Combination are the result of negotiations among the representatives of CCAC and Quanergy. The following is a brief description of the background of these negotiations and the resulting Business Combination.
CCAC was incorporated on September 9, 2019 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
On February 13, 2020, CCAC consummated its initial public offering.
Following the closing of CCAC’s initial public offering, a total of $276 million ($10.00 per unit) of the proceeds from its initial public offering and the sale of the private placement warrants was placed in CCAC’s trust account.
After completion of the initial public offering, CCAC’s officers and directors commenced an active search for prospective businesses or assets to acquire in its initial business combination. Representatives of CCAC discussed with numerous individuals, financial advisors, business owners and other entities who offered to present ideas for business combination opportunities. CCAC’s officers and directors and their affiliates actively searched for and brought business combination targets to CCAC Board’s attention. CCAC’s financial advisor, Credit Suisse, was consulted on many of the deals that CCAC considered in depth, other than those that CCAC immediately passed on after a preliminary review.
Between CCAC’s IPO in February 2020 through December 2020, CCAC reviewed more than 40 business combination opportunities across a wide range of industries including energy efficiency, renewable energy, electric vehicles, autonomous driving, data centers, and others. During this period, CCAC entered into confidentiality agreements with 20 of these potential business combination targets, including Quanergy. These confidentiality agreements were individually negotiated on customary terms. After signing the confidentiality agreements, CCAC had active discussions with these 20 potential business targets, including conducting management interviews, reviewing materials provided in a virtual data room, seeking sector expertise and advice from Credit Suisse, and in some instances, conducting live or virtual site visits and speaking with existing shareholders. During its review, CCAC took into account several important considerations when evaluating each of the 20 potential business targets, including, among others: (1) future business growth potential; (2) market size, opportunity and competitive landscape; (3) existing and future planned geographic expansion; (4) management quality and readiness to be a public company; (5) quality of R&D team and technological advancements; (6) existing shareholders; (7) complementarity with CCAC’s management team and network; and (8) valuation expectations. Credit Suisse shared their sector knowledge when CCAC had questions relating to potential target business’ market positioning or overall market size. CCAC eventually delivered formal letters of intent to four of these companies, including Quanergy, in consultation with Credit Suisse. These letters of intent were all negotiated on an individual basis and with advisement of CCAC’s legal counsel, White & Case LLP. CCAC ultimately determined not to proceed with each of the other potential business combination opportunities, either because: (i) CCAC did not prevail or could not pre-empt a competing proposal; (ii) CCAC could not come to an agreement with the counterparty on the economic terms for a potential transaction; or (iii) CCAC concluded that the target business or the terms of a potential business combination would not be suitable for CCAC based on further due diligence.
On February 28, 2020, Mr. Henri Arif, one of CCAC’s independent directors, had an initial telephonic meeting with Mr. Patrick Archambault, the chief financial officer of Quanergy, and Mr. Jim Disanto, one of Quanergy’s directors, to discuss the potential benefits of a business combination between CCAC and Quanergy. During this conversation, Mr. Arif inquired about the progress of the OPA technology platform, as well as the new strategy and execution plan laid out by Quanergy’s new management. It was agreed that further discussions were warranted between the management teams of CCAC and Quanergy.
Mr. Arif had been familiar with Quanergy since the Spring of 2017 when certain funds affiliated with Tharsis Capital, a private investment fund affiliated with Mr. Arif acquired an aggregate of 246,250 shares of common stock of Quanergy, representing approximately 1.79% of the fully diluted share capital of Quanergy as of May 5, 2017. CITIC was also familiar with Quanergy since February 2018 when CITIC Capital Silk Road Fund LP (“CCSRF”), a private investment fund affiliated with Mr. Fanglu Wang, CCAC’s Chief Executive Officer and Mr. Eric Chan, CCAC’s Chief Financial Officer, was initially introduced to Quanergy through Quanergy’s financial advisor at that time, as well as Mr. Arif, at about the same time.
On October 17, 2018, Quanergy completed its Series C preferred stock financing, pursuant to which (i) a wholly-owned investment vehicle of CCSRF, acquired equity securities representing approximately 0.58% of the fully diluted share capital of Quanergy and the right to designate one director to the board of directors of Quanergy, which in total consisted of eight authorized directors at that time, and (ii) certain funds affiliated with Tharsis Capital (“Tharsis Funds”) further acquired additional equity securities, which, taken in total with the previous acquisition of shares, represented approximately 1.86% of the fully diluted share capital of Quanergy at the time.

Between January 1, 2019 and July 1, 2020, in accordance with the transaction documents by and among the Series C investors, certain existing shareholders of Series C Preferred Stock of Quanergy transferred additional equity interest to CCSRF and Tharsis Funds, and CCSRF and Tharsis Funds exercised vested warrants which, taken in total with the previous acquisition of equity, represented approximately 0.82% and 1.96% of the fully diluted share capital of Quanergy, respectively, as of July 1, 2020.
Between February 28 and March 7, 2020, several phone conversations occurred between CCAC directors, namely Mr. Arif and Mr. Wang, and Quanergy’s management team, and in particular with Mr. Kevin Kennedy, the chief executive officer of Quanergy and Mr. Archambault, as well as Mr. Disanto. During such discussions, parties discussed preliminary aspects of a potential business combination and Quanergy’s business and operations, and an in-person meeting was agreed upon to take place between CCAC’s representatives and Quanergy’s management to discuss a potential transaction between the two companies. The Quanergy Board was regularly updated for these discussions with CCAC’s management, and CCSRF’s designee to the Quanergy Board did not participate in any such discussion regarding a potential transaction involving CCAC and recused herself from any meetings of the board or portion thereof at which such a potential transaction was discussed, as well as all matters requiring a vote thereon.
On March 12, 2020, Mr. Wang and Mr. Arif visited Quanergy’s headquarters in Sunnyvale, CA, where Quanergy’s management team had planned a half-day session to update CCAC’s management on the recent technology progress, as well as lay-out the new strategic direction and the execution plan the Quanergy management had embarked on. The meeting focused on several areas, among other things: (i) updated development roadmap for the Optical Phased Array LiDAR and path to its commercialization; (ii) company strategy on addressing the IoT markets in the near term and automotive market in the longer term; and (iii) financing options including potential strategic partnerships with first and second generation LiDAR players to bridge the gap to the Quanergy’s third generation technology, which both parties agreed would be the major value driver to any broader platform.
On April 2, 2020, CCAC and Quanergy executed a confidentiality agreement after negotiation. Prior to entering into the confidentiality agreement with Quanergy, each of the Quanergy Board and CCAC Board was made aware of the relationships among affiliates of each of CCAC and Quanergy described above.
Following the in-person meeting on March 12, 2020, and through the end of April 2020, both Quanergy’s management team and Mr. Arif, on behalf of CCAC, had several conversations with various potential strategic parties to explore potential synergies with Quanergy on the technical, commercial, and human resource levels.
In early May 2020, from such conversations with various potential strategic parties, one particular company was identified to CCAC and Quanergy as a potential suitable partner for Quanergy (the “Additional Target”), which could provide near term automotive solutions, with the OPA expected to take over as the next generation platform. CCAC analysed the Additional Target as a standalone business to understand its current market positioning and how it could benefit Quanergy from a sales and customer perspective, but it did not consider the Additional Target for acquisition on a standalone basis.
On May 25, 2020, Quanergy signed a confidentiality agreement with the Additional Target after negotiation.
On May 27, 2020, the Quanergy Board met, with management and representatives of Raymond James present, and discussed certain financial aspects of potential business combination opportunities, including with special purpose acquisition companies such as CCAC.
On June 4, 2020, the respective management teams of the Additional Target and CCAC had a telephonic meeting to understand where synergies could be found in a potential strategic combination among Quanergy, the Additional Target and CCAC. Following that telephonic meeting and over the next few weeks, the CCAC team started conducting due diligence on the Additional Target in parallel with its ongoing due diligence of Quanergy.

On July 24, 2020, CCAC management determined to submit two separate non-binding letters of intent (“LOIs”) to both Quanergy and the Additional Target, with the plan of agreeing on a merger between the two companies that would then combine with CCAC as a single platform.
On August 3, 2020, CCAC submitted the LOIs signed by CCAC to Quanergy and the Additional Target proposing a fully-diluted pre-money enterprise valuation of US$1 billion without specifying the relative value split between Quanergy and Additional Target. Following CCAC’s submission of such LOI, Quanergy introduced Raymond James, as Quanergy’s financial advisor, to Mr. Arif. Quanergy had engaged Raymond James in April 2019 as its financial advisor in connection with the Quanergy Board’s ongoing evaluation of financial and strategic opportunities as well as assessment of financing needs and technology road map in the ordinary course to enhance value for its stockholders.
From August 2020 until the execution of the non-binding letter of intent with CCAC in January 2021, the Quanergy Board and Quanergy’s management, with the assistance of Raymond James, considered and discussed potential business combination opportunities with strategic parties and special purpose acquisition companies. The factors that the Quanergy Board considered in identifying and evaluating a potential transaction with such third parties included, among others, the proposed timeline to execution of the transaction, complexity of the transaction that could pose execution risks, conditionality and deal certainty, cash available for Quanergy’s balance sheet, and the proposed valuation. Quanergy was able to obtain a proposal for a business combination from CCAC and two other special purpose acquisition companies, each of which is referred to as SPAC Prospect A and SPAC Prospect B.
On August 31, 2020, the Quanergy Board met, with Quanergy’s management and representatives of Raymond James present, to discuss the status of various strategic discussions. The Quanergy Board instructed the Quanergy’s management and Raymond James to continue to explore business combination opportunities including with special purpose acquisition companies.
On September 1, 2020, Mr. Kennedy provided Mr. Arif with an update on the technology advancement and recent progress of the OPA platform. Mr. Kennedy’s assessment was that testing and characterization process had yielded significant improvements in performance which were expected to continue. Mr. Kennedy also informed Mr. Arif that the Additional Target had decided to no longer engage with Quanergy in merger discussions at that time.
On September 4, 2020, the Quanergy management team presented to CCAC and their advisors, an updated investment case for Quanergy as a standalone opportunity based on the recent technological progress, particularly in the OPA platform as well as commercial progress in the IoT market, which would provide near term visibility and a “bridge” to the automotive market.
On September 22, 2020, Mr. Arif sent an updated draft LOI to Mr. Kennedy. The LOI valued Quanergy on a standalone basis at a fully-diluted pre-money enterprise valuation of US$550 million. The LOI also proposed that in connection with the potential transaction, CCAC would raise a PIPE of US$120 million, which was expected to include US$50 million from Quanergy’s existing shareholders. Subject to the ultimate size of the PIPE, as proposed in the LOI, Quanergy and its existing stockholders would own approximately 54.18% of the pro forma company after consummation of a transaction.
On September 25, 2020, the Quanergy Board met, with Quanergy’s management, Raymond James and Cooley LLP, Quanergy’s outside legal counsel (“Cooley”) present, and discussed the September 22 LOI and related considerations.
On September 30, 2020, consistent with Quanergy Board’s instructions, Raymond James sent a revised LOI to Credit Suisse with an enterprise value of US$600 million, a PIPE amount of US$100 million, and existing shareholders’ commitment of US$30 million in the PIPE.

On October 3, 2020, Mr. Wang updated the CCAC Board on the status of the LOI and discussed the key terms of the LOI with the CCAC Board. Over the following few weeks, Quanergy gave regular updates to CCAC’s management on Quanergy’s business and technology which included accelerated performance improvements for the OPA technology.
On October 12, 2020, Quanergy received a non-binding letter of intent for a business combination from SPAC Prospect A, with a proposed enterprise value of US$676 million; however, SPAC Prospect A subsequently withdrew from discussions to pursue an alternative business combination opportunity.
On October 21, 2020, the Quanergy Board met with Quanergy’s management, Raymond James and Cooley present and discussed the status of discussions regarding a potential business combination with various parties.
On November 1, 2020, following discussions with Quanergy’s management, Raymond James reached out to SPAC Prospect B to gauge its interest in pursuing a potential business combination with Quanergy.
On December 13, 2020, CCAC submitted a new draft LOI to Quanergy. The draft LOI contemplated a concurrent acquisition of Quanergy and another strategic party, with a combined pro forma enterprise value of approximately $1.3 billion (implying a pre-money enterprise value of approximately $1.2 billion) and a $100 million PIPE, without specifying the valuation split between Quanergy and the strategic party. However, discussions with such strategic party were abandoned due to disagreement on valuation, and CCAC and Quanergy focused on discussing a potential business combination on a standalone basis.
On December 17, 2020, Quanergy received a non-binding proposal from SPAC Prospect B. The proposal contemplated a concurrent acquisition of Quanergy and an additional strategic party, with a combined pre-money enterprise value of $1.2 billion without specifying the valuation split between Quanergy and the other strategic party.
On December 18, 2020, the Quanergy Board met with Quanergy’s management, Raymond James and Cooley present, and discussed the December 13 LOI by CCAC and December 17 LOI by SPAC Prospect B, including an overview of the structure of the proposed business combinations, the PIPE, the steps involved in the process of such transaction and related considerations. The Quanergy Board discussed, among others, concerns for pursuing a concurrent business combination with a special purpose acquisition company and another strategic party, including risk of leak, complexity of execution and uncertainty regarding valuation, pro forma ownership and synergies.
In December 2020 and January 2021, CCAC’s management team and the Quanergy management, undertook additional in-depth due diligence to further assess the Quanergy recent advancement in its technology platform as well as extensive and detailed market analysis. During such meetings, Mr. Kennedy communicated to Mr. Arif that Quanergy had received non-binding proposals from other special purpose acquisition companies regarding a business combination.
On January 8, 2021, Mr. Arif expressed to Mr. Kennedy CCAC’s renewed interest in pursuing a business combination with Quanergy on a standalone basis based on CCAC’s recent market studies and updated assessment of Quanergy’s advancement in technology platform based on its ongoing due diligence and CCAC’s views of the PIPE market in general.
On January 14, 2021, the Quanergy Board met, with Quanergy’s management and Raymond James present. Quanergy’s management presented an updated long term financial forecast to the Quanergy Board. Upon discussions with the Quanergy Board and finalization, such financial forecast was also made available to CCAC in April 2021. Such financial forecast is referred to as the "Initial Projections" as further described in the section entitled
"BCA Proposal — Certain Company Projected Financial Information"
beginning on page 173 of this proxy statement / prospectus. The update was driven by advancements with its OPA module (and resulting stronger prospects in the automotive sector), new work completed on the company’s TAM model in particular in the industrial and Smart City and Smart Spaces segments. A representative of Raymond James updated the Quanergy Board on recent strategic discussions including CCAC’s renewed interest to pursue a potential business combination with Quanergy on a standalone basis and continued interest from SPAC Prospect B.
On January 20, 2021, Mr. Arif sent a further updated LOI to Mr. Kennedy. The updated LOI valued Quanergy at a fully-diluted pre-money enterprise value of $985 million. The increase in valuation was mainly due to the following factors, among others: (i) the conclusions from the analysis undertaken by CCAC management in respect of the market, (ii) the rapid progress and evolution of the performance metrics of the OPA platform having occurred between the times of the two LOIs, leading to significant de-risking of the technology, (iii) the introduction by Quanergy of 10 new products for the IoT market in 2020 and (iv) growing interest in Quanergy from other SPAC prospects. The LOI also proposed that in connection with the potential transaction, CCAC would raise a PIPE Investments of US$100 million. Subject to the ultimate size of the PIPE Investments, as proposed in the LOI, Quanergy and its existing stockholders would own approximately 68% of the pro forma combined company after consummation of a transaction. The LOI also contemplated a 30-day mutual exclusivity period, which could be subsequently extended.
On January 27, 2021, SPAC Prospect B submitted a further revised non-binding proposal for a business combination with a pre-money enterprise value of $1.0 billion on a standalone basis and no other strategic party involved.
On January 27, 2021, CCAC’s management and representatives of Credit Suisse discussed with certain Quanergy Board members and Quanergy’s management various aspects of the proposed business combination as described in CCAC’s January 2021 LOI.
On January 27, 2021 and January 28, 2021, the Quanergy Board met, with Quanergy’s management present, to discuss various aspects of the current proposals by each of CCAC and SPAC Prospect B. During such discussions, the Quanergy Board noted that, while the SPAC Prospect B’s proposal implied a slightly higher valuation for Quanergy, CCAC’s proposal would allow more cash runway through current cash in the trust account. The Quanergy Board also noted the substantial work that had been done by CCAC to date compared to SPAC Prospect B. Following those discussions, on January 28, 2021, the Quanergy Board authorized the Quanergy management to enter into the LOI and exclusivity and proceed with next steps, as appropriate.
Subsequently, parties executed a final non-binding LOI, dated as of January 26, 2021, contemplating a transaction with a fully-diluted pre-money enterprise valuation of $985 million and a target PIPE Investments of US$100 million. The LOI also provided for an initial mutual exclusivity period of thirty days, with an automatic extension of an additional forty-five days if definitive documents had not been executed by the relevant parties by such time. Mr. Wang updated the CCAC Board with respect to the terms of the LOI. Promptly upon execution of the LOI, CCSRF’s designee to the Quanergy Board, who had recused herself from discussions regarding a business combination between CCAC and Quanergy, resigned from the Quanergy Board on account of a potential conflict.
On January 29, 2021, Quanergy provided CCAC with a counter-signed LOI, signed by Mr. Kennedy. Mr. Wang of CCAC sent a copy of the fully executed LOI to CCAC’s legal counsel, White & Case. Promptly thereafter, CCSRF’s designee to the Quanergy Board resigned from the Quanergy Board.
On February 1, 2021, White & Case, as CCAC’s legal advisor, started working on the de-SPAC transaction and provided their working group list and kicked off the legal due diligence process. On February 19, 2021, CCAC engaged KPMG Advisory (Hong Kong) Limited (“KPMG”) for the financial and tax due diligence.
On February 2, 2021, White & Case and Cooley had preliminary discussions on various aspects of the transaction, including the documentation therefor, and on the same day, representatives of Quanergy, CCAC,

Cooley, White & Case, Credit Suisse, Raymond James, and others held an organizational kick-off call with respect to the transaction.
Starting in early February 2021, CCAC and the White & Case team commenced review of the documents provided in a virtual data room opened by Quanergy. In addition, White & Case and Cooley exchanged multiple due diligence request lists and responses between February 2021 and April 2021.
During this period, Quanergy management held multiple due diligence calls with representatives of White & Case, Cooley and/or Raymond James.
On February 1, 2021, the CCAC Board, following discussions with its legal counsel, directed Mr. Arif to contact several advisors regarding obtaining a fairness opinion in connection with the potential business combination with Quanergy. Although the CCAC Board did not believe they were affiliated with Quanergy or an independent fairness opinion would be required pursuant to the terms of an underwriting agreement entered into in connection with CCAC’s initial public offering, upon advice of its legal counsel, CCAC determined that procuring such an opinion would be helpful in its evaluation of the transaction terms.
During the period from February 1 to February 11, 2021, Mr. Arif reached out to a consulting firm and Duff & Phelps LLC (“Duff & Phelps”) for a potential engagement. Mr. Arif, assisted by Ms. Terskin, had several telephonic meetings with both advisors to discuss a potential engagement. Having reviewed each firm’s relevant sector expertise and engagement terms, the CCAC Board ultimately determined to engage Duff & Phelps to render an opinion from a financial point of view in connection with the proposed business combination. The formal engagement letter was signed on February 19, 2021.
From the week of February 8, 2021 through March 24, 2021, White & Case, Cooley, Credit Suisse and the management team of CCAC engaged in discussions regarding certain regulatory aspects of the proposed transaction. During the course of these discussions, Quanergy and CCAC agreed to cooperate on the preparation and submission to CFIUS of a joint voluntary declaration so that it could be submitted promptly after the announcement of the transaction.
On February 12, 2021, the Quanergy Board met, with Quanergy’s management, Raymond James and Cooley present, and discussed the timing considerations of the proposed business combination.The Quanergy Board noted that representatives of Credit Suisse, on behalf of CCAC, required as a condition to the transaction, engaging a “big six” accounting firm. Following discussions, the Quanergy Board appointed Grant Thornton LLP as Quanergy’s new independent registered public accounting firm to perform the audit of Quanergy’s consolidated financial statements for the years ending December 31, 2019 and December 31, 2020.
In late February 2021, Mr. Wang spoke with representatives of Credit Suisse to discuss engaging Credit Suisse as CCAC’s financial adviser, capital markets advisor and PIPE placement agent. The engagement letter was formally signed on April 22, 2021.
On February 18, 2021 and February 23, 2021, as instructed by CCAC, representatives of White & Case sent initial drafts of the Subscription Agreement for the PIPE and the Merger Agreement to representatives of Cooley. On February 18, 2021, the draft Subscription Agreement was also sent to Davis Polk & Wardwell LLP, legal counsel to the placement agent.
On February 19, 2021, CCAC engaged KPMG for the financial and tax due diligence. On February 24, CCAC engaged Marsh for the insurance due diligence.
In late February 2021, Mr. Wang spoke with representatives of Credit Suisse to discuss engaging Credit Suisse as CCAC’s financial advisor, capital markets advisor and PIPE placement agent. The engagement letter was formally signed on April 22, 2021.

From February 2021 through June 2021, representatives of White & Case and Cooley exchanged drafts of the Merger Agreement, Quanergy Support Agreement, Sponsor Support Agreement, Lock-Up Agreement and Subscription Agreement.
On March 1, 2021, the Quanergy Board met, with Quanergy’s management and a representative of Cooley present, to discuss the status of negotiations of the proposed business combination, the potential timeline of the business combination and other general business matters including the advancement of its technology platform and financing needs until the Business Combination is consummated.
On March 11, 2021, representatives of Maples and Calder (Singapore) LLP and White & Case held a telephonic meeting with the CCAC Board to review with them the board’s fiduciary duties and rules regarding conflicts of interest principles generally under the law of the Cayman Islands and any potential conflicts of interest arising in the transaction. At such meeting, Mr. Wang, Mr. Arif and Mr. Chan reminded the CCAC Board of their potential interests in the Business Combination as a result of their respective affiliates’ prior investment in Quanergy.
From March 9, 2021 through April 14, 2021, White & Case and Cooley engaged in discussions on the Merger Agreement and ancillary agreements, including with respect to Quanergy stockholder support for the proposed transaction, covenants regarding support of the PIPE Investments, the minimum cash condition, representations and warranties, certain diligence matters, and other terms and conditions of the transaction.
On March 9, 2021, representatives of CCAC began soliciting fee quotes from possible proxy solicitation agents, including Morrow Sodali LLC and one other agent.
On March 16, 2021, pursuant to conversations with Quanergy’s management and Raymond James, CCAC agreed to increase the pre-money equity valuation to US$970 million, from US$950 million, to partially take into account the fact that Quanergy had closed a private round of convertible debt financing, with a mandatory conversion into equity upon a SPAC merger, in the amount of US$48.7 million just prior to this date, which financing was done to support the cash runway required for Quanergy’s product and technology roadmap.
On March 17, 2021, representatives of White & Case sent initial drafts of the Quanergy Support Agreement, Sponsor Support Agreement and Lock-Up Agreement (together with the Subscription Agreement and Merger Agreement, the “Transaction Agreements”) to representatives of Cooley.
On April 6, 2021, representatives of White & Case sent an initial draft of the CFIUS declaration to representatives of Cooley. From April 6, 2021 until June 21, 2021, representatives of White & Case and Cooley, with input from members of management of CCAC and Quanergy, respectively, traded multiple drafts of the CFIUS declaration.
From February 2021 through the signing of the Original Merger Agreement on June 21, 2021, CCAC and its advisers conducted extensive due diligence including multiple calls with the Quanergy management team. In particular, on April 8, 2021, Quanergy held a due diligence call during which members of management of Quanergy and representatives of White & Case, Cooley and Raymond James actively participated.
On March 27, 2021, the Quanergy Board met, with Quanergy’s management and Cooley present, to discuss the status of negotiations of the proposed business combination and other general business matters.
On April 21, 2021, CCAC finalized the terms of its engagement with Credit Suisse as placement agent with respect to the PIPE Investments.
From the week of April 12, 2021 to May 10, 2021, representatives from Quanergy and Raymond James held investor meeting focused on obtaining interest in the PIPE Investments from the existing Quanergy investors, as well as some new investors closely affiliated with the current shareholder base. This was referred to as the “friends and family” part of the outreach. During the week of May 10, 2021, representatives of CCAC, Quanergy, Credit Suisse and Raymond James held meetings with new institutional investors which were largely set up by Credit Suisse. These meetings progressed through the week of May 24, 2021 and culminated in the decision to move forward with finalizing of the Merger Agreement with $40 million in the PIPE Investments.
On June 11, 2021, the Quanergy Board met, with Quanergy’s management, Raymond James and Cooley present. The Quanergy Board and Quanergy management reviewed and discussed with the advisors the status of negotiations and the terms of the definitive business combination agreement and the PIPE.
On June 16, 2021, representatives of CCAC, Quanergy, White & Case and Cooley finalized the form of Subscription Agreement to be provided to the PIPE Investors in connection with the PIPE Investments, and on June 17, 2021, the form of Subscription Agreement was made available for review by potential PIPE Investors.
From June 13, 2021 until June 20, 2021, representatives of White & Case and Cooley negotiated the terms of the Subscription Agreement with the various PIPE Investors. Throughout the day on June 21, 2021, an agreement was reached with each of the PIPE Investors to execute a Subscription Agreement simultaneously with the execution of the Merger Agreement and the related Transaction Agreements. On the same day, representatives of Cooley informed representatives White & Case that the PIPE Investors in aggregate agreed to subscribe up to 4,000,000 shares of the common stock.
On June 18, 2021, the Quanergy Board met, with Quanergy’s management, Raymond James and Cooley present. A representative of Cooley discussed and reviewed with the Quanergy Board the terms of the proposed business combination with CCAC and the board’s fiduciary duties in the context of such proposed business combination. The Quanergy Board also reviewed with Raymond James the status of the PIPE and general timeline for announcing the proposed business combination with CCAC.
During the morning on June 21, 2021, the CCAC Board, with representatives of KPMG, Duff & Phelps and White & Case present, met telephonically to discuss the Business Combination. Proposed drafts of the definitive agreements were made available to the board members ahead of the meeting. At the meeting, Mr. Arif, Mr. Wang and Mr. Chan each again acknowledged and declared potential conflicts of interests regarding the proposed Business Combination. At the meeting, representatives of White & Case presented to the CCAC Board its legal due diligence findings and its a detailed discussion of the final forms of Transaction Agreements. Mr. Wang confirmed at the meeting that pursuant to discussions with representatives of Quanergy, the CCAC Board had discussed and agreed to waive its right to nominate a director to the post-closing board of directors of Quanergy PubCo. Thereafter, representatives of Duff & Phelps presented their fairness analysis and their oral opinion (which was confirmed in writing by delivery of Duff & Phelps’ written opinion dated the same date), as to, as of June 21, 2021, the fairness, from a financial point of view, to CCAC of the merger consideration to be issued and paid by CCAC and Merger Sub in the Business Combination. The CCAC Board reviewed the proposed terms of the Transaction Agreements that had been negotiated with Quanergy and its representatives and other factors, including those described below under the caption “
—CCAC Board’s Reasons for the Approval of the Business Combination.
” Following the meeting, the Transaction Agreements were unanimously approved by the CCAC Board pursuant to a unanimous written resolution of the CCAC Board.
On June 21, 2021, the Quanergy Board met, with Quanergy’s management, Raymond James and Cooley present. The Quanergy management team updated the Quanergy Board on recent business developments. Cooley discussed with the Quanergy Board the fact that Quanergy stockholders holding the requisite voting power to approve the Business Combination and entering into the Sponsor Support Agreement and Quanergy Holders Support Agreement agreeing to vote in favor of the transactions. Cooley also reviewed in detail the terms of the Merger Agreement and the PIPE Investments. The Quanergy Board discussed the pre-money valuation of Quanergy, the potential net proceeds from the Business Combination and the PIPE Investments, and the potential cash runway for the combined company. The Quanergy Board also considered the proposed governance of the combined company, and considered Quanergy’s strategic alternatives, including pursuit of an initial public offering. Following an extensive discussion, the Quanergy Board unanimously determined that the Business Combination, including the transactions contemplated under the Merger Agreement and related transactions are in the best interest of Quanergy and its stockholders, approved the adoption of the Merger Agreement and the execution and delivery of the Merger Agreement and other documents contemplated by the Merger Agreement and resolved to recommend that the Quanergy stockholders approve the Business Combination.
Later in the evening on June 21, 2021, the Original Merger Agreement and certain Transaction Agreements were executed.
Prior to the market open on June 22, 2021, CCAC and Quanergy issued a joint press release announcing the execution of the Merger Agreement and certain Transaction Agreements. Shortly thereafter, CCAC filed with the SEC a Current Report on Form 8-K announcing the execution of the Merger Agreement.
On June 28, CCAC and Quanergy entered into an amendment to the Original Merger Agreement to provide that CCAC will not designate a director to the board of directors of Quanergy immediately following the Effective Time under Section 7.6(a) of the Original Merger Agreement.
On September 9, 2021, Quanergy prepared and shared the Current Projections with representatives of CCAC management, and from September 9 to 17, 2021, representatives of CCAC management discussed the updated financial forecast, including the Current Projections, with representatives of the Quanergy management team, together with their respective financial advisers. For additional information about the Current Projections see the sections entitled “
Certain Company Projected Financial Information
” and “
Risk Factors - Our financial projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond our control
.”
On November 14, 2021, CCAC and Quanergy entered into an amendment to the Original Merger Agreement to extend the Agreement End Date under Section 10.1(f) of the Original Merger Agreement to December 31, 2021, with further option to extend the Agreement End Date to February 13, 2022, subject to the fulfillment of certain conditions.
On December 26, 2021, CCAC, Merger Sub and Quanergy entered into the Third Amendment to Merger Agreement, pursuant to which the Original Merger Agreement was amended to extend the Agreement End Date under Section 10.1(f) of the Original Merger Agreement to February 13, 2021.
Opinion of Duff & Phelps, the CCAC Board’s Financial Advisor
On February 18, 2021, CCAC retained Duff & Phelps to serve as an independent financial advisor to the CCAC Board to provide to the CCAC Board a fairness opinion in connection with the Business Combination.

On June 21, 2021, Duff & Phelps verbally rendered its opinion to CCAC Board, which was subsequently confirmed in writing by delivery of its opinion, dated June 21, 2021 (the “Opinion”), to the CCAC Board that, as of the date of the Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Opinion, the consideration to be paid by CCAC in the Business Combination was fair, from a financial point of view, to CCAC.
In selecting Duff & Phelps, the CCAC Board considered, among other things, the fact that Duff & Phelps is a reputable investment banking firm with experience in the mobility sector and a global leader in providing fairness opinions to boards of directors. Duff & Phelps is continuously engaged in the valuation of businesses and their securities and the provision of fairness opinions in connection with various transactions.
The full text of the Opinion is attached hereto as Annex L and is incorporated into this document by reference. The summary of the Opinion set forth herein is qualified in its entirety by reference to the full text of the Opinion. CCAC’s stockholders are urged to read the Opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, other matters considered and limits of the review undertaken by Duff & Phelps in connection with such Opinion
.

Duff & Phelps’ Opinion was approved by its fairness committee. The Opinion was provided for the information of, and directed to, the CCAC Board for its information and assistance in connection with its consideration of the financial terms of the Business Combination.
In connection with its Opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances to enable it to render its Opinion. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation in general, and with respect to similar transactions in particular. Duff & Phelps’ procedures, investigations and financial analyses with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:

a.	CCAC’s audited financial statements for the fiscal years ended December 31, 2019 and 2020 included in the CCAC’s Form 10-K filed with the SEC;

b.	CCAC’s unaudited interim financial statements for period ended September 30, 2021 included in the CCAC’s Form 10-Q filed with the SEC;

c.
Quanergy’s audited consolidated balance sheets and related consolidated statements of operations and comprehensive loss, change in convertible preferred stock and stockholders’ deficit, and cash flows for the years ended December 31, 2018 and December 31, 2019, together with the auditor’s reports therein;

d.
Unaudited consolidated balance sheets and statements of profit and loss and cash flows for Quanergy for the year ended December 31, 2020, which at such time of the review, Quanergy’s management identified as being the most current financial statements available;

e.	Other internal documents relating to the history, current operations, and probable future outlook of Quanergy, including the Initial Projections;

f.	Quanergy’s investor presentations dated January 2021;

g.	The PIPE investor presentation dated May 5, 2021;

h.	The Diligence presentation materials dated March 3, 2021; and

i.
Documents related to, as of the date of the Opinion as to the fairness, from a financial point of view, the consideration to be paid by CCAC in the contemplated Business Combination (the “Proposed Transaction”), including the Non-Binding Letter of Intent signed by CCAC dated January 26, 2021 and the draft of the Agreement and Plan of Merger by and among CCAC, Merger Sub, and Quanergy, dated as of June 10, 2021;

2.	Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of CCAC and Quanergy;

3.	Reviewed the historical trading price and trading volume of the publicly traded securities of certain companies that Duff & Phelps deemed relevant;

4.
Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

5.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

In performing its analyses and rendering its Opinion with respect to the Business Combination, Duff & Phelps, with CCAC’s consent:

•
Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including CCAC and Quanergy management, and did not independently verify such information;

•
Relied upon the fact that the CCAC Board and CCAC have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

•
Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps were reasonably prepared and based upon assumptions which, in light of the circumstances under which they were made, were reasonable, and Duff & Phelps expressed no opinion with respect to such projections or the underlying assumptions;

•	Assumed that information supplied and representations made by CCAC and Quanergy management are substantially accurate regarding Quanergy and the Business Combination

•	Assumed that the representations and warranties made in the Merger Agreement are substantially accurate;

•	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

•
Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of CCAC or Quanergy since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

•
Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed substantially in accordance with the Merger Agreement, as amended June 28, 2021, without any further amendments thereto or any waivers of any terms or conditions thereof; and

•
Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or Quanergy.

To the extent that any of the foregoing assumptions or any of the facts on which the Opinion is based prove to be untrue in any material respect to Duff & Phelps’ analysis, Duff & Phelps’ Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of its Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Business Combination.
Duff & Phelps prepared its Opinion effective as of the date thereof. Its Opinion was necessarily based upon market, economic, financial and other conditions as they existed and can be evaluated as of the date thereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its Opinion which may come or be brought to the attention of Duff & Phelps after the date thereof. The credit, financial and stock markets have been experiencing unusual volatility and Duff & Phelps expressed no opinion or view as to any potential effects of such volatility on CCAC, Quanergy or the Business Combination.
Duff & Phelps did not evaluate CCAC or Quanergy’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent, derivative, off-balance sheet or otherwise). Duff & Phelps was not requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Business Combination, the assets, businesses or operations of Quanergy, or any alternatives to the Business Combination, (ii) negotiate the terms of the Business Combination, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from CCAC’s perspective, that could, under the circumstances, be negotiated among the parties to the Agreements and the Business Combination, or (iii) advise the CCAC Board or any other party with respect to alternatives to the Business Combination.
Duff & Phelps was not expressing any opinion as to the market price or value of CCAC’s common stock (or anything else) after the announcement or the consummation of the Business Combination. Duff & Phelps’ Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of CCAC or Quanergy’s credit worthiness, as legal, tax or accounting advice. Duff & Phelps did not make, and assumed no responsibility to make, any representation, or render any opinion, as to any legal, tax or regulatory matter.
In rendering its Opinion, Duff & Phelps was not expressing any opinion with respect to the amount or nature of any compensation to any of CCAC’s officers, directors, or employees, or any class of such persons, relative to the consideration to be paid by CCAC in the Business Combination, or with respect to the fairness of any such compensation. Duff & Phelps was also not expressing any opinion with respect to the fairness of the consideration paid by the Sponsor in connection with the shares of CCAC’s common stock granted to the Sponsor.
Duff & Phelps’ Opinion was furnished solely for the use and benefit of the CCAC Board in connection with its consideration of the Business Combination and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. Duff & Phelps has consented to the inclusion of the Opinion in its entirety and the description hereof in this registration statement and any other filing CCAC is required to make with the SEC in connection with the Business Combination if such inclusion is required by the applicable law. The Opinion (i) did not address the merits of the underlying business decision to enter into the Business Combination versus any alternative strategy or transaction; (ii) did not address any transaction related to the Business Combination; (iii) was not a recommendation as to how the CCAC Board or any stockholder should vote or act with respect to any matters relating to the Business Combination, or whether to proceed with the Business Combination or any related transaction, and (iv) did not indicate that the consideration paid is the best possibly attainable under any circumstances; instead, it merely states whether the consideration in the Business Combination is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Business Combination or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Opinion is based. Duff & Phelps’ Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.
Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of its Opinion to the CCAC Board. This summary is qualified in its entirety by reference to the full text of the Opinion, attached hereto as. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the CCAC Board, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its Opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the Opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its Opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.

The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.
Valuation Methodologies
Income Approach (Discounted Cash Flow Analysis)
The Income Approach (“Income Approach”) is a valuation technique that provides an estimation of the fair market value of an asset (or business) based on the cash flows that an asset (or business) can be expected to generate over its remaining useful life. The Income Approach begins with an estimation of the annual cash flows a market participant would expect the subject asset (or business) to generate over a discrete projection period. The estimated cash flows for each of the years in the discrete projection period are then converted to their present value equivalents using a rate of return appropriate for the risk of achieving the projected cash flows. The present value of the estimated cash flows are then added to the present value equivalent of the residual/terminal value of the asset (if any) or the business at the end of the discrete projection period to arrive at an estimate of fair market value.
For business valuations, the Income Approach is typically applied through a Discounted Cash Flow (“DCF”) analysis. Under the DCF analysis, the valuation is based on the present value of estimated future cash flows for the expected life of the asset (or business) discounted at a rate of return that considers the relative risk of achieving those cash flows and the time value of money.
Market Approach (Selected Public Companies / SPAC Transactions Analysis)
The Market Approach is a valuation technique that provides an estimation of fair market value based on market prices in actual transactions and on asking prices for assets (or businesses). The valuation process is a comparison and correlation between the subject asset (or business) and other similar assets (or businesses). Considerations such as time and condition of sale and terms of agreements are analyzed for comparable assets and are adjusted to arrive at an estimation of the fair market value of the subject asset.
Due to limited recent relevant non-SPAC / traditional M&A transactions, Duff & Phelps relied on the selected public companies and SPAC transactions in the Market Approach.
Valuation Methodologies Utilized
In applying the Income Approach, Duff & Phelps relied on the Initial Projections, as prepared by Quanergy’s management and reviewed and provided by CCAC’s management, as a basis for the DCF analysis.
Duff & Phelps utilized the Market Approach (Selected Public Companies / SPAC Transactions Analysis) to select multiples to Quanergy’s estimated 2024 and 2025 revenue figures, and to select a terminal multiple for the DCF analysis. Duff & Phelps reviewed the selected public companies’ valuation multiples and certain SPAC transactions when selecting its multiples. In making this selection, Duff & Phelps considered Quanergy’s size, growth outlook, capital requirements, profit margins, and other characteristics relative to the selected public companies and certain SPAC transactions.
Income Approach (Discounted Cash Flow Analysis) Summary
Duff & Phelps performed a discounted cash flow analysis of the estimated future unlevered free cash flows attributable to Quanergy for the fiscal years ending December 31, 2021 through December 31, 2025, with unlevered “free cash flow” defined as cash that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows utilizing a venture rate of return for a company in the “start-up” or “early-stage” phase as the applicable discount rate. For the purposes of its discounted cash flow analysis, per discussions with CCAC’s management, Duff & Phelps utilized and relied upon the Initial Projections, which are described in this registration statement in the section of this proxy statement / prospectus entitled “
Projected Financial Information
.”
For the DCF analysis, Duff & Phelps used the following unlevered free cash flows, which included adjustments to the Initial
Projections, which are described in the section of this proxy statement / prospectus entitled “
Projected Financial Information”,
for stock-based compensation and other de minimis items including depreciation and working capital
.

($ in millions)

2021	2022	2023	2024	2025
($33)	($40)	($28)	($1)	$69
Duff & Phelps estimated the net present value of all cash flows attributable to Quanergy after fiscal year 2025 (the “Terminal Value”) using a terminal earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiple range of 22.5x to 27.5x. Duff & Phelps reviewed selected public companies and SPAC transactions that it deemed relevant to its analysis to select the terminal EBITDA multiple range (as described in further detail in the Market Approach section below). Duff & Phelps used discount rates ranging from 30.0% to 35.0%, reflecting Duff & Phelps’ estimate of the expected return required for an investment in Quanergy, to discount the projected free cash flows and the Terminal Value. Duff & Phelps considered a number of factors in determining the discount rate range. Duff & Phelps considered Quanergy to be a “start-up” / “early-stage” venture as Quanergy has significant operational / technological risks. Determination of an appropriate discount rate requires a certain degree of judgment. Duff & Phelps considered a number of factors in determining the discount rate, including: (1) Quanergy’s stage in the cycle of management’s business plan, (2) Quanergy’s projected financial performance and growth, and (3) the risks facing Quanergy in order to achieve the projected results, including technology risk, execution risk, and competitive risks, among others. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.
Based on these assumptions, Duff & Phelps’ discounted cash flow analysis resulted in an estimated enterprise value range for Quanergy of $1.013 billion to $1.491 billion.
Market Approach (Selected Public Companies / SPAC Transactions Analyses) Summary
Duff & Phelps analyzed selected public companies and selected SPAC transactions for purposes of estimating valuation multiples with which to select (i) multiples to apply to Quanergy’s estimated 2024 and 2025 revenue figures and (ii) a terminal EBITDA multiple range for Quanergy to utilize in the DCF analysis. Due to limited recent relevant non-SPAC / traditional merger and acquisition transactions, Duff & Phelps relied on the selected public companies and SPAC transactions in the Market Approach. This collective analysis was based on publicly available information and is described in more detail in the sections that follow.
The companies utilized for comparative purposes in the following analysis were not directly comparable to Quanergy, and the SPAC transactions utilized for comparative purposes in the following analysis were not directly comparable to the Business Combination. Duff & Phelps does not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of Quanergy and the Business Combination cannot rely solely upon a quantitative review of the selected public companies and selected transactions, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of Quanergy. Therefore, the selected public companies and selected SPAC transactions analysis is subject to certain limitations.

Selected Public Companies Analysis
. Duff & Phelps compared certain financial information of Quanergy to corresponding data and ratios from publicly traded companies that were deemed relevant to its analysis, including (i) LiDAR technology focused companies, (ii) silicon photonics, disruptive auto technology, vision-based, computing platform, and tier-1 auto supplier companies, and (iii) other mobility technology companies. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. The 24 companies included in the selected public company analysis were:

Selected Companies	Advanced Micro Devices, Inc.

Ambarella, Inc.

Amphenol Corporation

Aptiv PLC

Autoliv, Inc.

Ballard Power Systems Inc.

Cerence Inc.

Cognex Corporation

Cree, Inc.

II-VI Incorporated

Intel Corporation

Melexis NV

Methode Electronics, Inc.

NVIDIA Corporation

NXP Semiconductors N.V.

ON Semiconductor Corporation

Plug Power Inc.

Sensata Technologies Holding plc

Stoneridge, Inc.

TE Connectivity Ltd.

Tesla, Inc.

Veoneer, Inc.

Visteon Corporation
Xilinx, Inc.
Duff & Phelps selected these companies for its analysis based on their relative similarity, primarily in terms of product, end market, or business model, to that of Quanergy.

The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies. The estimates for 2021, 2022, 2023, 2024 and 2025 in the tables below with respect to the selected public companies were derived based on information for the 12-month periods ending closest to Quanergy’s fiscal year ends for which information was available. Data related to Quanergy’s EBITDA were adjusted for purposes of this analysis to eliminate non-recurring income (expenses).

COMPANY INFORMATION	REVENUE GROWTH					EBITDA GROWTH
Company Name	2021	2022	2023	2024	2025	2021	2022	2023	2024	2025
Silicon Photonics
II-VI Incorporated	10.7%	10.4%	9.9%	NA	NA	37.9%	24.0%	1.0%	NA	NA

Disruptive Auto Technology
Ballard Power Systems Inc.	-1.2%	40.6%	55.9%	38.6%	NA	NM	NM	NM	NA	282.5%
Cerence Inc.	14.8	14.3	10.7	NA	NA	90.5	25.1	16.4	22.2	NA
Cree, Inc.	-34.1	42.2	50.9	NA	NA	NM	NM	95.3	NA	NA
Melexis NV	24.1	11.1	10.9	16.5	11.5	50.1	15.3	12.5	17.4	13.7
Plug Power Inc.	NA	59.2	49.0	40.3	NA	NM	321.8	134.8	97.6	43.3
Tesla, Inc.	56.8	33.3	12.4	14.7	9.9	110.2	39.5	23.6	14.4	13.4

Vision-Based
Ambarella, Inc.	35.0%	14.6%	26.1%	21.8%	14.3%	NM	33.6%	57.7%	28.4%	26.7%
Cognex Corporation	24.0	11.5	14.7	16.8	NA	52.3	14.5	8.9	12.4	30.8
ON Semiconductor Corporation	20.0	4.3	5.1	-4.1	5.0	48.1	15.4	19.2	NA	NA
Computing Platforms
Advanced Micro Devices, Inc.	50.3%	15.4%	12.4%	3.9%	5.3%	102.9%	19.1%	12.0%	3.1%	3.2%
Intel Corporation	-6.7	0.6	3.7	-11.5	-2.9	-10.1	2.9	3.9	NM	NM
NVIDIA Corporation	48.9	9.2	9.5	25.5	17.5	113.6	3.2	9.2	NM	NM
NXP Semiconductors N.V.	22.4	6.6	7.0	NA	NA	64.0	9.5	5.3	NM	NM
Xilinx, Inc.	13.2	8.6	12.2	NA	NA	7.6	9.6	33.3	NM	NM

Tier-1 Auto Suppliers
Amphenol Corporation	16.5%	6.2%	4.5%	NA	NA	19.8%	9.7%	5.7%	NM	NM
Aptiv PLC	20.0	12.5	8.3	7.3	6.8	55.5	18.1	10.3	11.6	7.8
Autoliv, Inc.	22.1	12.2	4.2	5.6	2.6	59.0	16.1	7.7	11.0	2.9
Methode Electronics, Inc.	18.1	11.0	NA	NA	NA	8.2	NM	NM	NM	NM
Sensata Technologies Holding plc	23.9	7.8	5.8	4.1	4.9	43.1	11.8	6.2	NM	NM
Stoneridge, Inc.	19.4	9.2	NA	NA	NA	69.0	42.9	NM	NM	NM
TE Connectivity Ltd.	16.9	6.5	NA	NA	NA	29.2	9.7	NM	NM	NM
Veoneer, Inc.	28.3	19.8	16.3	15.5	15.6	NM	NM	NM	406.4	41.5
Visteon Corporation	17.2	17.0	11.9	8.6	6.3	64.1	39.0	27.0	10.2	10.9
	2025	2026	2027	2029	2030	2025	2026	2027	2029	2030

Quanergy Systems, Inc.	115.4%	NA	NA	NA	NA	258.7%	NA	NA	NA	NA

COMPANY INFORMATION	EBITDA MARGIN					GROSS MARGIN
Company Name	2021	2022	2023	2024	2025	2021	2022	2023	2024	2025
Silicon Photonics
II-VI Incorporated	26.4%	29.6%	27.2%	NA	NA	NA	NA	NA	NA	NA

Disruptive Auto Technology
Ballard Power Systems Inc.	-52.6%	-26.6%	-12.4%	4.0%	NA	25.0%	23.6%	24.9%	27.8%	NA
Cerence Inc.	37.1	40.6	42.7	40.8	NA	NA	NA	NA	NA	NA
Cree, Inc.	-0.1	16.2	20.9	NA	NA	NA	NA	NA	NA	NA
Melexis NV	29.1	30.2	30.7	30.9	31.5	41.1	42.0	43.0	43.0	44.0
Plug Power Inc.	3.7	9.8	15.4	19.9	20.3	16.7	19.8	21.7	26.0	29.3
Tesla, Inc.	18.2	19.0	20.9	20.9	21.5	22.0	23.0	24.3	25.1	25.4

Vision-Based
Ambarella, Inc.	15.8%	18.4%	23.0%	24.2%	NA	61.4%	61.0%	61.4%	60.8%	60.9%
Cognex Corporation	35.2	36.2	34.3	33.0	0.4	75.4	75.2	75.5	75.4	75.4
ON Semiconductor Corporation	24.5	27.1	30.8	NA	NA	36.8	38.9	41.6	43.3	44.9

Computing Platforms
Advanced Micro Devices, Inc.	23.8%	24.6%	24.5%	24.3%	23.8%	47.0%	48.5%	50.2%	NA	NA
Intel Corporation	44.7	45.8	45.8	NA	NA	56.5	56.8	57.0	NA	NA
NVIDIA Corporation	50.0	47.3	47.1	NA	NA	66.3	66.6	66.7	68.1	67.4
NXP Semiconductors N.V.	37.0	38.0	37.3	NA	NA	55.2	55.8	55.6	NA	NA
Xilinx, Inc.	29.8	30.0	35.7	NA	NA	NA	NA	NA	NA	NA

Tier-1 Auto Suppliers
Amphenol Corporation	23.3%	24.1%	24.4%	NA	NA	31.0%	31.7%	32.1%	NA	NA
Aptiv PLC	15.5	16.3	16.6	17.2	17.4	18.1	19.0	19.3	19.2	19.5
Autoliv, Inc.	14.7	15.2	15.7	16.5	16.6	19.5	20.2	20.6	20.6	20.8
Methode Electronics, Inc.	18.0	NA	NA	NA	NA	NA	NA	NA	NA	NA
Sensata Technologies Holding plc	24.2	25.1	25.2	NA	25.8	33.2	34.2	34.1	34.1	33.9
Stoneridge, Inc.	7.6	9.9	NA	NA	NA	25.6	26.6	NA	NA	NA
TE Connectivity Ltd.	22.7	23.4	NA	NA	NA	NA	NA	NA	NA	NA
Veoneer, Inc.	-18.9	-12.6	-4.3	1.7	7.7	13.5	17.5	19.6	20.5	23.1
Visteon Corporation	7.1	8.6	10.2	11.5	11.7	10.1	10.6	13.0	13.8	13.8
	2025	2026	2027	2029	2030	2025	2026	2027	2029	2030

Quanergy Systems, Inc.	34.7%	NA	NA	NA	NA	59.1%	NA	NA	NA	NA

(US$ in millions, except per share data)
COMPANY INFORMATION	ENTERPRISE VALUE AS MULTIPLE OF
Company Name	LTM EBITDA	2021 EBITDA	2022 EBITDA	LTM Revenue	2021 Revenue	2022 Revenue
Silicon Photonics
II-VI Incorporated	13.5x	9.8x	7.9x	2.7x	2.58x	2.34x

Disruptive Auto Technology
Ballard Power Systems Inc.	NM	NM	NM	38.3x	36.43x	25.91x
Cerence Inc.	55.34	29.0	23.2	12.0x	10.78	9.44
Cree, Inc.	NM	NM	73.9	10.9x	16.98	11.94
Melexis NV	27.92	18.6	16.1	6.5x	5.42	4.88
Tesla, Inc.	139.78	66.5	47.7	16.6x	12.08	9.07
Plug Power Inc.	NM	914.9	216.9	NM	33.68	21.15

Vision-Based
Ambarella, Inc.	NM	65.9x	49.3x	13.1x	10.39x	9.07x
Cognex Corporation	57.44	37.7	32.9	15.13	13.28	11.91
ON Semiconductor Corporation	17.00	11.5	9.9	3.25	2.81	2.70

Computing Platforms
Advanced Micro Devices, Inc.	58.2x	28.7x	24.1x	10.27x	6.83x	5.92x
Intel Corporation	6.6	7.3	7.1	3.06	3.28	3.26
NVIDIA Corporation	79.0	37.0	35.8	27.56	18.50	16.94
NXP Semiconductors N.V.	24.9	15.2	13.9	6.88	5.62	5.27
Xilinx, Inc.	32.3	30.1	27.4	10.12	8.95	8.23

Tier-1 Auto Suppliers
Amphenol Corporation	21.5x	17.9x	16.4x	4.88x	4.19x	3.94x
Aptiv PLC	25.3	16.3	13.8	3.02	2.52	2.24
Autoliv, Inc.	11.5	7.2	6.2	1.29	1.06	0.94
Methode Electronics, Inc.	9.4	8.7	NA	1.84	1.56	1.41
Sensata Technologies Holding plc	17.3	12.1	10.8	3.62	2.92	2.71
Stoneridge, Inc.	26.2	15.5	10.8	1.40	1.17	1.07
TE Connectivity Ltd.	17.6	13.6	12.4	3.61	3.09	2.90
Veoneer, Inc.	NM	NM	NM	1.52	1.19	0.99
Visteon Corporation	21.1	12.9	9.3	1.29	1.10	0.94

Implied Quanergy Systems, Inc. Multiples	NM	NM	NM	413.66x	185.92x	45.69x

LTM = Latest Twelve Months
NM = Not meaningful; NA = Not available
Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports, Investor Presentations
Selected SPAC Transactions Analysis
. Duff & Phelps researched selected SPAC transactions involving companies with businesses involved in comparable aspects of the electric vehicle infrastructure value chain that Duff & Phelps deemed relevant to its analysis. Duff & Phelps compared Quanergy to the selected SPAC transactions listed in the tables below. Multiples of 2021 and 2022 EBITDA and revenues were not meaningful for the SPAC transactions given the start-up nature of the target companies. The selection of these transactions was based on, among other things, the target company’s industry, the relative size of the transaction compared to the Business Combination and the availability of public information related to the transaction.

(US$ in millions, except per share data)
COMPANY INFORMATION	ENTERPRISE VALUE AS MULTIPLE OF
Company Name	2023 EBITDA	2024 EBITDA	2025 EBITDA	2023 Revenue	2024 Revenue	2025 Revenue
SPAC Current Value
Aeva, Inc.	NM	91.3x	5.5x	25.55x	6.70x	2.18x
AEye, Inc.	NM	NM	18.2	48.24	10.31	5.66
Innoviz Technologies Ltd.	NM	87.5	5.9	13.29	4.43	1.81
Luminar Technologies, Inc.	NM	58.8	20.3	59.77	17.73	8.86
Ouster, Inc.	53.6	6.8	3.0	5.31	2.10	1.08
Velodyne Lidar, Inc.	29.8	11.4	NA	4.11	2.48	NA

Mean	41.7x	51.1x	10.6x	26.04x	7.29x	3.92x
Median	41.7x	58.8x	5.9x	19.42x	5.57x	2.18x

SPAC Transaction Value
Aeva, Inc.	NM	85.9x	5.2x	24.04x	6.30x	2.05x
AEye, Inc.	NM	NM	18.2	48.18	10.30	5.65
Innoviz Technologies Ltd.	NM	86.1	5.8	13.08	4.36	1.78
Luminar Technologies, Inc.	NM	23.0	7.9	23.39	6.94	3.46
Ouster, Inc.	49.1	6.2	2.8	4.86	1.92	0.99
Velodyne Lidar, Inc.	27.6	10.5	NA	3.80	2.29	NA

Mean	38.3x	42.3x	8.0x	19.56x	5.35x	2.79x
Median	38.3x	23.0x	5.8x	18.23x	5.33x	2.05x

Implied Quanergy Systems, Inc. Multiples	NM	23.5x	6.5x	13.89x	4.89x	2.27x

EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization
NM = Not meaningful; NA = Not available
Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports, Investor Presentations
Summary of Selected Public Companies / SPAC Transactions Analyses
In order to estimate a multiple range for Quanergy, Duff & Phelps took into consideration projected financial performance metrics of Quanergy relative to such metrics of the selected public companies and selected SPAC transactions. Duff & Phelps then analyzed the selected public companies’ trading multiples of enterprise value to their projected revenue and EBITDA.
Rather than applying the average or median multiple from these analyses, Duff & Phelps selected multiples that, in its judgement, reflected Quanergy’s size, growth outlook, capital requirements, profit margins, revenue mix, and other characteristics relative to the selected public companies and SPAC transactions. Based on these analyses, Duff & Phelps’ selected (i) a revenue multiple range of 3.50x to 5.50x to apply to Quanergy’s 2024 estimated revenue and 2.00x to 3.00x to apply to Quanergy’s 2025 estimated revenue, and (ii) a terminal EBITDA multiple range of 22.5x to 27.5x which was utilized in the DCF analysis to estimate the enterprise value range of Quanergy.
Based on these assumptions, Duff & Phelps’ selected public companies and SPAC transactions analyses resulted in an estimated enterprise value range for Quanergy of $995.200 million to $1.525 billion.
Summary of Financial Analysis
Duff & Phelps noted that the consideration to be paid by CCAC in the Business Combination was within the concluded enterprise value range of Quanergy of $1.004 billion to $1.508 billion, which is based on the average of the indications from the Income Approach and the Market Approach. Duff & Phelps reviewed the Current

Projections and confirmed they would not have a material impact on its analysis vis-à-vis the Initial Projections or change its Opinion.
Duff & Phelps’ Opinion was only one of the many factors considered by the CCAC Board in its evaluation of the Business Combination and should not be viewed as determinative of the views of the CCAC Board.
Fees and Expenses
As compensation for Duff & Phelps’ services in connection with the rendering of its Opinion to the CCAC Board, CCAC agreed to pay Duff & Phelps a fee of $550,000, earned upon the delivery by Duff & Phelps of the Opinion to the CCAC Board and payable upon consummation of CCAC’s Business Combination.
No portion of Duff & Phelps’ fee is refundable or contingent upon the conclusion reached in the Opinion.
Furthermore, Duff & Phelps is entitled to be paid additional fees at Duff & Phelps’ standard hourly rates for any time incurred should Duff & Phelps be called upon to support its findings subsequent to the delivery of its opinion, which additional fees will only become payable upon consummation of the Business Combination. CCAC has also agreed to reimburse Duff & Phelps for its reasonable and documented out-of-pocket expenses and reasonable and documented fees and expenses of counsel retained by Duff & Phelps in connection with the engagement. CCAC has also agreed to indemnify Duff & Phelps for certain liabilities arising out of its engagement.
The terms of the fee arrangements with Duff & Phelps, which CCAC believes are customary in transactions of this nature, were negotiated at arm’s length, and the CCAC Board are aware of these fee arrangements.
Disclosure of Prior Relationships
During the two years preceding the date of Duff & Phelps’ Opinion, Duff & Phelps has not had any material relationship with any party to the Business Combination for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.
CCAC Board’s Reasons for the Approval of the Business Combination
Before reaching its decision on June 21, 2021, the CCAC Board consulted with its management team, legal counsel and other advisors. The CCAC Board considered a number and wide variety of factors in connection with its evaluation of the Business Combination in reaching its determination and supporting its decision. Among those factors, the CCAC Board reviewed the results of due diligence conducted by CCAC’s management, which included:

•
public research on the LiDAR industry and its prospects, a review of Quanergy’s historical financial performance and forecasts including revenues, cost of goods sold, operating costs, EBITDA, capital expenditures, cash flow and other relevant financial and operating metrics;

•
extensive conference call meetings with Quanergy’s management team and representatives regarding operations, company products and services, intellectual property, key customers, suppliers, end market industries, strategic partners, total available market for each industry and growth prospects, among other customary due diligence matters;

•
review of Quanergy’s material business contracts, corporate books and records, government regulations and filings, intellectual property and information technology and certain other legal and environmental due diligence;

•	calls with select Quanergy customers;

•	financial and accounting due diligence; and

•	creation of an independent financial model, which was generally consistent with the financial model prepared by Quanergy.
The CCAC Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the CCAC Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Different individual members of the CCAC Board may have given different weight to different factors in their evaluation of the Business Combination.
In the prospectus for CCAC’s initial public offering, CCAC identified the following general criteria and guidelines that it believed would be important in evaluating prospective target businesses, although CCAC also indicated it may enter into a business combination with a target business that does not meet these criteria and guidelines. The CCAC Board considered these factors in its evaluation of Quanergy.
Focus on targets with operations or prospects in the energy efficiency, clean technology and sustainability sectors.
CCAC intended to pursue companies in the energy efficiency, clean technology and sustainability sectors, as it believes it will have increased access to investment opportunities and a competitive advantage in its ability to negotiate an initial business combination with potential targets in such sectors.
CCAC has conducted extensive due diligence in evaluating prospective target businesses. Based on its review of Quanergy and its understanding of the automotive-technology industry, in particular, the LiDAR industry, which is at the cutting edge of innovation in mobility sector, CCAC believes that Quanergy meets CCAC’s stringent investment criteria, which focuses on New Mobility, Energy Efficiency and other Sustainability themed investments. Quanergy brings advanced technological capabilities, mass market scalability and a potentially transformative impact to the U.S., Asia and global markets. Advancements in LiDAR technology and mobility are aimed at improving efficiency in the automotive and industrial sectors, which may ultimately lead to a reduction in the carbon footprint of such sectors, as well as increased safety.
Established targets with strong existing trade links with Asian markets.
CCAC intended to target one or more businesses that have significant synergies with Asian markets. Quanergy has established international sales offices in Asia through subsidiaries located in the Hong Kong Special Administrative Region of the People’s Republic of China, Shanghai, Japan and Dubai.
Targets with unique and disruptive technologies and products.
CCAC intended to target companies with revolutionary technologies and products originated outside of, but which have the potential to generate primary revenues within, its core markets. CCAC believes that Quanergy has satisfied this criteria with its competitive advantage in OPA technology.
CCAC believes Quanergy is the most valuable company in the LiDAR market as a leading provider of next-generation optical phased array (“OPA”) technology focused on the automotive and Internet of Things (“IoT”) markets. Quanergy developed a disruptive solid-state LiDAR technology which utilises OPA, a platform crucial for high volume economics, reliability and performance. CCAC believes OPA technology would be a potential game-changer for the automotive industry as it is the solid-state technology best suited to scale for the automotive market. Quanergy is the only major LiDAR provider to harness the potential of OPA, and with existing commercial products available today. In addition, IoT markets present significant and immediate revenue growth opportunities. Furthermore, Quanergy’s products have already been successfully applied to markets in Asia, and with meaningful future growth prospects given the size of Asia’s automotive and industrial sectors.
Fundamentally sound companies with the potential to further improve under CCAC’s ownership.
CCAC believes its management team’s experience in its target sectors and network of industry contacts provides the potential to generate opportunities to enhance the financial and operational efficiencies of the target business, and potentially offer an attractive return for its shareholders.
Quanergy is an established technology leader in LiDAR sensors and 3D perception software that enable automation and insights into mission-critical IoT applications, with a network of over 350 customers and 40 strategic relationships. CCAC believes that Quanergy can benefit from the extensive international business network of CCAC’s management, particularly in Asian markets, to be a market leader in the LiDAR sector.
Experienced and visionary management team.
CCAC intended to seek targets with an established management team that it can complement by selectively supplementing the business’s existing management team (including senior management) with members of its management team or with proven leaders from its network to enhance shareholder value.
Quanergy satisfies this criteria in that Quanergy has an experienced mangament team with proven public company credentials, who are committed to developing a truly solid-state LiDAR sensor and pioneering smart awareness based on OPA technology. The mangament team brings years of combined experience in the development, commercialization and mass production on a global scale of products requiring specialized skills in photonics, optics, optoelectronics, energy mechatronics, robotics, advanced learning, mico/nanofabrication, automation, artificial intelligence, machine learning and controls.
Benefit from capital markets access.
CCAC intended to seek a target that would benefit from being a public company with an increased public profile, enhanced governance and increased access to a more diversified pool of capital.
Quanergy satisfies this criteria in that Quanergy will not only be able to take advantage of the estimated cash to balance sheet of up to approximately $316 million post-Business Combination, which assumes that no CCAC Class A ordinary shares are redeemed in connection with the Business Combination, but Quanergy will have increased access to capital to pursue revenue growth opportunities sooner than contemplated and/or merger and acquisition related activities.
Aside from the alignment of the Quanergy opportunity with CCAC’s desired investment criteria noted in the prospectus to its initial public offering, CCAC identified several other positive factors of this transaction, including:
PIPE commitment.
The PIPE Investors committed to purchase $40 million in Quanergy PubCo common stock at $10.00 per share. This shows support for the Business Combination and reduces the minimum required cash from the trust account.
Seller’s retained interest.
Quanergy’s existing shareholders are rolling 100% of their equity and will own approximately 72% stake in the pro forma company which shows an ongoing equity commitment.
Growth opportunities.
The expected proceeds raised in the proposed Business Combination and related transactions are expected to be used to further advance Quanergy’s growth strategy, including accelerating research and development, funding working capital, paying down all debt and establishing a currency for potential future acquisitions. CCAC believes that Quanergy would benefit from the capital infusion to recapitalize existing financial obligations, provide growth capital and provide necessary working capital in case of short-term financial distress.
Fairness opinion.
The CCAC Board believes that the consideration to be paid by CCAC to the stockholders of Quanergy in the Business Combination, from a financial point of view, is fair. Such belief is based on the factors discussed under the section entitled “
BCA Proposal—Opinion of Duff & Phelps, the CCAC Board’s Financial Advisor
” beginning on page 157 of this proxy statement / prospectus.

The CCAC Board also gave consideration to certain negative factors (which are described in the section entitled “
Risk Factors
” of this proxy statement / prospectus, although not weighted or in any order of significance) and unanimously approved the Business Combination.
Interests of CCAC’s Directors and Officers in the Business Combination
In considering the recommendation of the CCAC Board in favor of approval of the Business Combination, it should be noted that CCAC’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. These interests include, among other things:

•
Prior to CCAC’s initial public offering, the Sponsor purchased 5,750,000 CCAC Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.004 per founder shares. Effective December 10, 2019, the Sponsor transferred 718,750 founder shares to Henri Arif for a purchase price of $3,125 (the same per-share price initially paid by the Sponsor), resulting in our sponsor holding 5,031,250 founder shares. On February 10, 2020, CCAC effected a share capitalization of 1,150,000 shares and as a result the Sponsor held 6,037,500 founder shares and Mr. Henri Arif held 862,500 founder shares. On May 7, 2020, the Sponsor transferred 22,000 founder shares to Mr. Ross Haghighat for no consideration and on February 10, 2021, the Sponsor transferred 13,000 founder shares to Mr. Mark B. Segall for no consideration. As a result of the significantly lower price per CCAC Class B ordinary share paid by our Sponsor as compared with the price per public share paid by CCAC’s public shareholders, it is possible that a transaction may result in an increase in the value of the Sponsor’s investment, while at the same time resulting in a decrease in the value of the investment of our public shareholders.

•
Based on the average of the high and low prices of the Class A ordinary shares and public warrants of CCAC on the NYSE on September 20, 2021, the Sponsor and its affiliates held 6,002,500 founder shares and 7,520,000 Private Warrants, which has an approximate value of US$63,981,263; Mr. Arif held 862,500 founder shares and 940,000 Private Warrants, which has an approximate value of US$9,113,363; Mr. Haghighat held 22,000 Private Warrants, which has an approximate value of US$12,540; and Mr. Segall held 13,000 Private Warrants, which has an approximate value of US$7,410. As of September 30, 2021 and December 31, 2020, the Company had no borrowings under the Working Capital Loans. Except as described the preceding sentence, there are no outstanding loans or material fee or reimbursement arrangements among CCAC, the Sponsor, its affiliates, or the CCAC directors or officers.

•
Although the Sponsor and its affiliates have committed considerable capital to CCAC, including through its participation in the CCAC IPO and its contribution of a portion of the promote for no consideration, if the Business Combination is consummated, taking into account the investments described above, including the promote, it is possible that the Sponsor and its affiliates could realize a positive rate of return on such investments even if other CCAC shareholders experience a negative rate of return following the Business Combination.

•
If CCAC does not consummate a business combination by February 13, 2022 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, liquidating and dissolving, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 6,900,000 CCAC Class B ordinary shares owned by the Sponsor, its affiliates and the directors of CCAC would be worthless because following the redemption of the public shares, CCAC would likely have few, if any, net assets. Additionally, in such event, the 7,520,000 private placement warrants purchased by the Sponsor simultaneously with the consummation of CCAC’s initial public offering for an aggregate purchase price of $7,520,000 will expire worthless.

•
The Sponsor will benefit economically from the completion of a Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate. That said, the Sponsor, an Affiliate of CITIC Capital Holdings Limited, by pursuing a business combination with a less favorable target company or on terms less favorable to shareholders than what it would normally negotiate, may cause irreparable reputational damage to CITIC Capital Holdings Limited, which far exceeds to the dollar value of the initial Sponsor Promote, and this risk similarly serves as a disincentive from pursuing an unattractive business combination.

•
CCAC’s directors, Mr. Arif, Mr. Ross Haghighat and Mr. Mark Segall, also have a direct or indirect economic interest in such private placement warrants and/or in the 6,900,000 CCAC Class B ordinary shares owned by the Sponsor or its affiliates. The 6,900,000 shares of Quanergy PubCo common stock into which the 6,900,000 CCAC Class B ordinary shares held by the Sponsor will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $69.1 million based upon the closing price of $10.01 per public share on the NYSE on December 31, 2021, the most recent practicable date prior to the record date for the extraordinary general meeting. However, given that such shares of Quanergy PubCo common stock will be subject to certain restrictions, including those described elsewhere in this proxy statement / prospectus, CCAC believes such shares have less value. The 7,520,000 Quanergy PubCo warrants into which the 7,520,000 private placement warrants held by the Sponsor will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $4.9 million based upon the closing price of $0.65 per public warrant on the NYSE on December 31, 2021, the most recent practicable date prior to the record date for the extraordinary general meeting.

•
Accordingly, CCAC’s Sponsor, officers and directors will lose their entire investment of $7,545,000, consisting of the Sponsor’s $25,000 initial investment and the Sponsor’s $7,520,000 private placement warrant purchase price, if CCAC does not complete a business combination by February 13, 2022.

•
Pursuant to that certain letter agreement, dated as of February 10, 2020, by and among the CCAC and the Sponsor, in connection with CCAC’s initial public offering, the Sponsor and other signatories (each of whom is a member of the CCAC Board and/or management team) is subject to certain restrictions on transfer with respect to: (i) the Founder Shares (as defined in such letter agreement); and (ii) private placement warrants (as defined in such letter agreement). Such restrictions on the Founder Shares end on the date that is one year after Closing, or are subject to an early price-based release if: (a) the price of the shares equals or exceeds $12.00 per share for any twenty trading days within any thirty-day trading period at least 150 days after the Business Combination, or (b) CCAC completes a transaction that results in public shareholders having the right to exchange the CCAC Class A ordinary shares for cash, securities or other property. The restrictions on the private placement warrants end on 30 days after the completion of a business combination.

•
The Sponsor irrevocably and unconditionally agreed that during the period commencing on June 21, 2021 and ending on the earliest of (a) the effective time of the Merger, and (b) such date and time of the termination of the Merger Agreement (as amended on June 28, 2021 and further amended on November 14, 2021 and December 26, 2021) in accordance with its terms, such Sponsor shall not elect to cause CCAC to redeem any of the 6,900,000 CCAC Class B ordinary shares and 7,520,000 private placement warrants beneficially owned or owned of record by such Sponsor, or submit any of such securities for redemption, in connection with the transactions contemplated by the Merger Agreement or otherwise.

•
Affiliates of our Sponsor and our directors own equity interests in Quanergy as of the date of this proxy statement / prospectus. On April 5, 2017 and May 5, 2017, Tharsis Funds, affiliates of Mr. Arif, Tharsis Capital, acquired an aggregate of 246,250 common shares from certain shareholders in Quanergy, representing approximately 1.79% of the fully diluted share capital of Quanergy as of May 5, 2017. On October 17, 2018, (i) CCSRF, an affiliate of Mr. Fanglu Wang and Mr. Eric Chan,

CCSRF Vision (Cayman) Investment Limited, acquired 82,372 shares of Quanergy on an as-converted and as-exercised basis, representing approximately 0.58% of the fully diluted share capital of Quanergy, and (ii) affiliates of Mr. Arif, Tharsis Capital, acquired 16,968 additional shares of Quanergy on an as-converted and as-exercised basis, which, taken in total with the previous acquisition of shares, represented approximately 1.86% of the fully diluted share capital of Quanergy Between January 1, 2019 and July 1, 2020, CCSRF acquired additional equity securities from certain existing holders of shares of Series C preferred stock, which, taken in total with the previous acquisition of equity, represented approximately 0.94% of the fully diluted share capital of Quanergy, and Tharsis Funds acquired additional equity securities from certain existing holders of shares of Series C preferred stock, which, taken in total with the previous acquisition of equity, represented approximately 1.91% of the fully diluted share capital of Quanergy, in each case, as of July 1, 2020. Immediately following the Closing, CCSRF and Tharsis Funds are expected to receive approximately 1,957,086 and 1,345,689 Quanergy PubCo shares, respectively, on an as-converted and as-exercised basis based on Quanergy’s capitalization on September 30, 2021.

•
None of Mr. Arif, Mr. Wang and Mr. Chan, nor any other affiliate of CCAC were involved in the management or guarantee of Quanergy in relation to its consideration of the Business Combination and alternative transactions. The potential interests of Mr. Henri, Mr. Wang and Mr. Chan were properly disclosed to the CCAC Board, and the CCAC Board considered these interests, among other matters, in evaluating and negotiating the business combination and transaction agreements and in recommending to CCAC’s stockholders that they vote in favor of the proposals presented at the CCAC special meeting, including the Business Combination Proposal. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the CCAC special meeting, including the Business Combination Proposal.

•
CCAC’s Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if CCAC fails to complete a business combination by February 13, 2022.

•
CCAC’s existing directors and officers will be eligible for continued indemnification and continued coverage under CCAC’s directors’ and officers’ liability insurance policy after the Merger and pursuant to the Merger Agreement.

•
Following the Closing, CCAC’s Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to CCAC and remain outstanding. If CCAC does not complete an initial business combination within the required period, CCAC may use a portion of its working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used for this purpose.

•
CCAC’s Sponsor, officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them related to identifying, investigating, negotiating and completing an initial business combination, including repayment of any other loans and advances made. However, if CCAC fails to consummate a business combination by February 13, 2022, they will not have any claim against the trust account for reimbursement. Accordingly, CCAC may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by such date.

•
Pursuant to the Registration Rights Agreement, the Sponsor, certain of its respective affiliates and certain stockholders of Quanergy will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Quanergy PubCo common stock and warrants held by such parties following the consummation of the Business Combination.

•
The Proposed Certificate of Incorporation will contain a provision expressly electing that Quanergy PubCo will not to be governed by Section 203 (Delaware’s “interested stockholder” statute) of the DGCL, although it will provide other restrictions regarding takeovers by interested stockholders.

Certain Company Projected Financial Information
Quanergy does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with its consideration of the potential business combination, the prospective financial information for fiscal years 2021 through 2025, each ended December 31, prepared by Quanergy’s management team (the “Initial Projections”), was provided to the CCAC Board and approved for use and reliance by Duff & Phelps for purposes of its financial analyses in connection with its opinion as described elsewhere in this proxy statement / prospectus. Quanergy’s management team prepared the Initial Projections as of April 6, 2021.
Updated projections (the “Current Projections” and, together with the Initial Projections, the “Projections”) are included in this proxy statement / prospectus and the CCAC Board has reviewed and discussed the Projections. The Projections should not be viewed as public guidance. Furthermore, the Projections do not take into account any circumstances or events occurring after the date on which the Current Projections were prepared, which was September 17, 2021.
The Projections were prepared solely for internal use and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Projections included in this document have been prepared by, and are the responsibility of, Quanergy’s management team. The Projections were prepared in good faith by Quanergy’s management team based on its reasonable best estimates and assumptions with respect to the expected future financial performance of Quanergy at the time the Projections were prepared and speak only as of that time.
Neither the independent registered public accounting firms of Quanergy, nor CCAC or any other independent accountants, have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, nor have they expressed an opinion on such information or their achievability or any other form of assurance with respect thereto, and the independent accounting firms of Quanergy and CCAC assume no responsibility for, and disclaim any association with, the Projections. The audit report in respect of Quanergy’s historic financial statements does not extend to the Projections and should not be read to do so. Furthermore, the Projections do not take into account any circumstances or events occurring after the date they were prepared. Nonetheless, a summary of the Projections is provided in this proxy statement / prospectus because the Projections were made available to CCAC. The inclusion of the Projections in this proxy statement / prospectus should not be regarded as an indication that Quanergy, the Quanergy Board, CCAC, the CCAC Board, or their respective affiliates, advisors or other representatives considered, or now considers, such Projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the BCA Proposal. No person has made or makes any representation or warranty to CCAC or any CCAC shareholder regarding the information included in these Projections. The Projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement / prospectus are cautioned not to place undue reliance on this information. The Projections should not be viewed as public guidance.
Quanergy’s management team prepared the Initial Projections as of April 6, 2021 and prepared the Current Projections as of September 17, 2021. In connection with the preparation of the Projections, Quanergy’s management team considered various material assumptions, including, but not limited to, the following:

•
a closing date of the Business Combination of October 1, 2021 for the Initial Projections, and October 31, 2021 for the Current Projections, and related funding for the execution of Quanergy’s growth strategy;

•	anticipated market penetration in two distinct target markets: IoT, which Quanergy defines as including mapping, security, smart spaces and industrial automation, and automotive;

•	timing of the acquisition of new key customers and unit demand;

•	anticipated market growth opportunities for LiDAR in the IoT and automotive markets over the next 10 years;

•	anticipated software attach rates for Quanergy’s flow management solutions;

•	anticipated benefits of OPA technology compared to other LiDAR technologies, including cost, reliability, performance and adaptive zoom capability;

•	projected ability to produce at scale for the automotive market by 2025;

•	expected declining cost of goods sold with volume production for the automotive LiDAR market;

•	increasing gross profit margin percentage despite projected declines in average selling prices;

•	projected customer conversion rates among various stages of evaluation and commercial production; and

•	expected hiring plans across the company and expected operating expenses.
The Projections also assume the consummation of the Business Combination. Quanergy’s ability to achieve the targets set out below will depend upon a number of factors outside its control. Such factors are difficult to predict and many of which are beyond the preparing parties’ control, including, among other things, the matters described in the sections entitled “
Cautionary Statement Regarding Forward-Looking Statements
” and “
Risk Factors
”. These include significant business, economic and competitive uncertainties and contingencies, as well as actions taken by counterparties. While presented with numerical specificity, the Projections are forward- looking and reflect numerous estimates and assumptions with respect to future business decisions and conditions that are subject to change, including, but not limited to, future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the business of Quanergy, including Quanergy’s execution of its strategies and product development, as well as growth in the markets in which it operates.
The Company’s revenue projections are based on a blend of two methodologies. The first methodology is a bottoms-up,
pipeline driven analysis based on individual opportunities identified by the Quanergy sales force and assessed by management to help estimate near- and medium-term revenue trends. For the Current Projections, the Company calculated gross pipeline opportunities of $25 million, $95 million and $122 million for 2021, 2022 and 2023, respectively. The second methodology is a top-down market driven analysis based on estimates of the total addressable market for LiDAR solutions, adoption rates of LiDAR technology in both established and emerging market segments and Quanergy market share, to help estimate medium- and long-term revenue trends. The Company’s 2025 revenue forecast based on the Current Projections represents less than 5% penetration of the estimated 2025 total addressable market for LiDAR solutions. The Company’s market driven analysis is based on a combination of third-party research and Company analysis.
The gross margin expansion included in the Company’s Current Projections assumes that variable product costs reduce more rapidly than average selling prices given greater purchasing power of components, advancements in product design optimization and greater utilization of low-cost
contract manufacturers. In addition, the Current Projections assume increasing leverage over more fixed manufacturing overhead costs, including labor, as revenue scales.
The Company’s operating expense projections reflect planned investments to support Quanergy’s revenue growth and transition to becoming a publicly listed company. Growth in research and development expenses are based largely on planned headcount additions and increases in ASIC and wafer development costs related primarily to the Company’s solid-state LiDAR development plans. Sales and marketing expenditures are expected to grow with revenue while also reflecting enhancements in sales force productivity. Increases in general and administrative expenses reflect both additional headcount and costs associated with becoming a public company, including director and officer liability insurance, additional legal and accounting expenses and information technology enhancements. Projected operating expenses also include assumed growth in the depreciation of capital expenditures required to support the Company’s expansion plans.
Update to the Projections between the date of the Initial Projections and the Current Projections:
Quanergy management regularly assesses its business outlook and financial forecasts based on the most accurate and current information available. Since the Initial Projections were finalized on April 6, 2021, the Company has identified several factors that are likely to impact the Company’s near- to mid-term
outlook. The Company’s Current Projections, dated September 17, 2021, reflect the following primary factors:

•
Prolonged impact of
COVID-19
. The Company previously expected the effects of the
COVID-19
pandemic to abate by the middle of 2021. With the emergence of the Delta variant, it now seems likely that pandemic effects will persist into 2022. The effects of
COVID-19
most acutely impact the timing of sales of the Company’s flow management solutions that are deployed in airports and other public spaces, where in-person
proof of concepts and deployments have been more difficult to facilitate given pandemic-driven protocols.

•
Supply chain constraints
. Our business has begun feeling the effects of supply challenges that are now common across the technology industry. These supply chain issues have extended lead times for parts procurement, created the need for redesign work for new product introductions where parts are no longer available and created production challenges for our solid state people counting device. However, these issues do not impact the technical progress being made on advancing the range and capability of our OPA-based sensor in general or the multi-beam units that will be demonstrated for industrial and automotive markets.

•
Adjustments to operating expenses
. The Company has modestly decreased its operating expense assumptions for 2021 while modestly increasing its operating expense assumptions for 2022 and 2023. The changes to 2021 reflect slower than expected headcount additions in engineering given constraints in the hiring market. The changes to 2022 and 2023 reflect higher public company cost assumptions and additional planned hires of sales personnel.

Quanergy believes the revenue-related factors described above are exogenous to the Company. Management has identified the deals impacted by COVID-19 that are now expected to shift from 2021 and instead be recognized as revenue in 2022. Management expects the Company’s supply chain challenges to be resolved through deliberate Company actions, with gradual improvements through 2021 and into 2022. There has been no change to the Company’s long-term outlook, and the Company’s OPA development plans remain on track. For example, in early August, Quanergy announced the industry’s first demonstration of an OPA-based solid state LiDAR with 100-meter range achieved in full daylight.
A comparison of the Initial Projections and the Current Projections is included below:

	Initial Projections					Current Projections
($ in millions)	2021E	2022E	2023E	2024E	2025E	2021E	2022E	2023E	2024E	2025E
Revenue	$7	$27	$90	$255	$549	$4	$18	$83	$254	$549
Gross Profit (1)	1	10	46	143	324	0	6	42	143	324
Gross Margin (1)	19%	35%	51%	56%	59%	6%	32%	50%	56%	59%
Operating Expenses (1)	34	46	57	93	140	33	47	59	93	140
Adjusted EBITDA (2)	(32)	(35)	(10)	53	191	(32)	(40)	(15)	53	191
Adjusted EBITDA Margin (3)	N.M.	N.M.	N.M.	20.9%	34.7%	N.M.	N.M.	N.M.	21%	35%
Free Cash Flow (4)	(32)	(34)	(24)	12	100	(32)	(37)	(28)	9	103

(1)	Gross profit, gross margin and operating expenses have been adjusted to exclude stock-based compensation expense and are therefore non-GAAP financial measures.

(2)
Adjusted EBITDA is a
non-GAAP
financial measure and is defined as net loss before depreciation and amortization, provision for income taxes, interest expense (net), non-cash
gain or loss on debt transactions, restructuring costs, stock-based compensation and change in fair value of derivative liabilities.

(3)	Adjusted EBITDA margin is a non-GAAP financial measure and is defined as adjusted EBITDA divided by revenue.

(4)	Free Cash Flow is a non-GAAP financial measure and is defined as cash flow from operations minus capital expenditures.
Quanergy estimates that its revenues will grow from 2021 to 2025 at a compound annual growth rate of 251%. Quanergy also forecasts that positive adjusted EBITDA and free cash flow will be achieved for the full year of 2024 (unchanged from the Initial Projections).
The Company’s revenue forecasts are based on management’s assessment of the likelihood of future design wins and revenue after engagement with existing and potential customers, taking into account the expected mix, volume and average selling price of product sales in future years. Quanergy’s management projects that revenue growth in 2022 and 2023 will be driven primarily by mapping, security and smart spaces applications, with industrial automation revenue expected to scale in 2023, driven by new sensors tailored for this market. Quanergy management expects the automotive market to drive longer-term growth as the market develops and the Company’s
S3-X
sensor is further refined and its production cost is reduced. Management incorporated these assumptions about the expected mix, volume, and average selling price of product sales in developing the Company’s forecast of adjusted EBITDA and free cash flow. Quanergy’s forecasts also reflects anticipated reductions in production costs based on scale and leverage over more fixed overhead costs, resulting in expected gross margin expansion over the forecast period. Based on forecasted revenue growth, gross margin expansion and leverage over operating expenses, Quanergy expects to generate positive adjusted EBITDA for the full years of 2024 and 2025.
Quanergy’s actual results may vary from the Projections set out above, and those variations may be material. Since the projections cover multiple years, such information by its nature becomes less predictive with each successive year. These financial projections are subjective in many respects, and present one outcome of the combined company’s projected revenues based on the specific set of assumptions and estimates, including those identified herein, and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments, including and taking into account that Quanergy has not warranted the accuracy, reliability, appropriateness or completeness of the Projections to anyone, including CCAC. Neither Quanergy’s management nor any of its respective representatives has made or makes any representations to any person regarding the ultimate performance of Quanergy relative to the Projections. The Projections are not fact nor a guarantee of actual future performance. The future financial results of Quanergy may differ materially from those reflected in the Projections due to factors beyond Quanergy’s or CCAC’s ability to control or predict. Inclusion of the Projections in this proxy statement / prospectus should not be regarded as a representation by any person that the results contained in the Projections will be achieved.
The Projections are not included in this proxy statement / prospectus in order to induce any CCAC shareholders to vote in favor of any of the proposals at the special meeting.
CCAC encourages you to review the financial statements of Quanergy included in this proxy statement / prospectus, as well as the financial information in the section entitled
“Selected Unaudited Pro Forma Condensed Combined Financial Information
” in this proxy statement / prospectus and to not rely on any single financial measure.
Quanergy uses certain financial measures in the Projections that are not prepared in accordance with GAAP as supplemental measures to evaluate operational performance. While Quanergy believes that non-GAAP
financial measures provide useful supplemental information, there are limitations associated with the use of non-GAAP
financial measures.
Non-GAAP
financial measures are not prepared in accordance with GAAP, are not reported by all of Quanergy’s competitors and may not be comparable to similarly titled measures of its competitors.
Non-GAAP
financial measures should not be considered in isolation from, or as a substitute for,

financial information presented in accordance with GAAP. Financial measures included in the Projections provided to a board of directors or financial advisor in connection with a business combination transaction are excluded from the definition of
“non-GAAP
financial measures” under the rules of the SEC, and therefore the Projections are not subject to SEC rules regarding disclosures of non-GAAP
financial measures, which would otherwise require a reconciliation of a non-GAAP
financial measure to a GAAP financial measure. Reconciliations of non-GAAP
financial measures were not relied upon by Duff & Phelps for purposes of its financial analyses and opinions or by the CCAC Board in connection with its consideration of the transaction. Accordingly, no reconciliation of the financial measures included in the Projections were prepared, and therefore none have been provided in this proxy statement / prospectus.
STATEMENT / PROSPECTUS
EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT / PROSPECTUS A SUMMARY OF INTERNAL FINANCIAL PROJECTIONS, NONE OF CCAC, QUANERGY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR AFFILIATES UNDERTAKES ANY OBLIGATION TO, AND EACH EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO, UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS AND THEIR PRESENTATION TO THE CCAC BOARD, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.
Satisfaction of 80% Test
NYSE rules require that CCAC must consummate an initial business combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the trust account (excluding the amount of any deferred underwriting discount held in trust) at the time of CCAC’s signing a definitive agreement in connection with its initial business combination. Based on the fully-diluted pre-money equity valuation of $970 million for Quanergy compared to the approximately $278 million in the trust account, the fact that the purchase price for Quanergy was the result of an arm’s length negotiation and all of the factors described in this section and the section of this proxy statement / prospectus entitled “
BCA Proposal—The Merger Agreement
”, the CCAC Board determined that this requirement was met.
Expected Accounting Treatment of the Business Combination
The Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of the Company as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Quanergy PubCo immediately following the Domestication will be the same as those of CCAC immediately prior to the Domestication.
The Business Combination
We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under the guidance in ASC 805, CCAC is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination is expected to be reflected as the equivalent of Quanergy issuing stock for the net assets of CCAC, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded.
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the two filings of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On July 6, 2021, CCAC and Quanergy filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC. On July 8, 2021, the Premerger Notification Office of the FTC and the Antitrust Division confirmed receipt of completed Notification and Report Forms from all parties with respect to the Proposed Transaction. The waiting period has expired on August 5, 2021 at 11:59pm.
At any time before or after consummation of the Business Combination, notwithstanding termination of the respective waiting periods under the HSR Act, the Antitrust Division or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. CCAC cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, CCAC cannot assure you as to its result.
Neither CCAC nor Quanergy are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
On July 13, 2021, CCAC and Quanergy submitted a joint voluntary declaration of the Business Combination to CFIUS under Section 721 of the Defense Production Act of 1950, as amended. Approval of the Business Combination by CFIUS is a condition to each party’s obligations to complete the Business Combination, and the parties’ completion of the Business Combination is therefore contingent upon CFIUS Clearance as defined in the Merger Agreement. On August 18, 2021, CFIUS informed CCAC and Quanergy in writing that after reviewing the information provided regarding the Proposed Transaction, that CFIUS concluded that the Proposed Transaction is not a covered transaction and therefore not subject to review by CFIUS. This notification from CFIUS satisfies the CFIUS Clearance condition in the Merger Agreement.
Vote Required for Approval
The approval of the BCA Proposal requires an ordinary resolution under the Cayman Islands Companies Law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The BCA Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the BCA Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“
RESOLVED
, as an ordinary resolution, that the Company’s entry into the Original Merger Agreement, dated as of June 21, 2021, as amended on June 28, 2021 and further amended on November 14, 2021 and

December 26, 2021 (collectively, the “Merger Agreement”), by and among CCAC, CITIC Capital Merger Sub Inc. (“Merger Sub”), a Delaware corporation and subsidiary of CCAC, and Quanergy Systems, Inc. (“Quanergy”), a Delaware corporation, (a copy of which is attached to the proxy statement / prospectus as Annex A, Annex B, Annex C and Annex Q), pursuant to which, among other things, following the Domestication of CCAC to Delaware as described below, the merger of Merger Sub with and into Quanergy (the “Merger”), with Quanergy surviving the Merger as a wholly owned subsidiary of Quanergy PubCo, in accordance with the terms and subject to the conditions of the Merger Agreement, be approved, ratified and confirmed in all respects.”
Recommendation of the CCAC Board
THE CCAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CCAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BCA PROPOSAL.
The existence of financial and personal interests of one or more of CCAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CCAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CCAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “—
Interests of CCAC’s Directors and Officers in the Business Combination
” for a further discussion.

DOMESTICATION PROPOSAL
Overview
As discussed in this proxy statement / prospectus, if the BCA Proposal is approved, then CCAC is asking its shareholders to approve the Domestication Proposal. Under the Merger Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Merger. If, however, the Domestication Proposal is approved, but the BCA Proposal is not approved, then neither the Domestication nor the Merger will be consummated.
As a condition to Closing the Merger, the CCAC Board has unanimously approved a change of CCAC’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and registering by way of continuation and domesticating as a corporation incorporated under the laws of the State of Delaware. In accordance with CCAC’s Plan of Domestication (included as an exhibit to the registration statement of which this proxy statement / prospectus is a part), to effect the Domestication, CCAC will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which CCAC will be domesticated and continue as a Delaware corporation. In connection with the Domestication and simultaneously with the Business Combination, the corporate name of CCAC will change to “Quanergy Systems, Inc.”.
As a result of and upon the effective time of the Domestication, (1) each of the then issued 6,900,000 CCAC Class B ordinary shares will convert automatically, on a one-for-one
basis, into a CCAC Class A ordinary share, (2) immediately following the conversion described in clause (1), each of the then issued 27,600,000 CCAC Class A ordinary shares will convert automatically, on a one-for-one
basis, into a share of Quanergy PubCo common stock, (3) each of the then issued and outstanding 21,320,000 CCAC warrants will convert automatically into a Quanergy PubCo warrant, pursuant to the Warrant Agreement, and (4) each CCAC unit will be cancelled and will entitle the holder thereof to one share of Quanergy PubCo common stock and one-half
of one Quanergy PubCo warrant. No fractional Quanergy PubCo warrants will be issued upon separation of the CCAC units.
The Domestication Proposal, if approved, will approve a change of CCAC’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while CCAC is currently governed by the Cayman Islands Companies Law, upon the Domestication, Quanergy PubCo will be governed by the DGCL. CCAC encourages shareholders to carefully consult the information set out below under “
Comparison of Corporate Governance and Shareholder Rights
.” Additionally, CCAC notes that if the Domestication Proposal is approved, then CCAC will also ask its shareholders to approve the Organizational Documents Proposal (discussed below), which, if approved, will replace CCAC’s current memorandum and articles of association under the Cayman Islands Companies Law with a new certificate of incorporation and bylaws of Quanergy PubCo under the DGCL. The Proposed Organizational Documents differ in certain material respects from the Cayman Constitutional Documents and CCAC encourages shareholders to carefully consult the information set out below under “
Organizational Documents Proposal
,” the Cayman Constitutional Documents of CCAC, attached hereto as Annex I and the Proposed Organizational Documents of Quanergy PubCo, attached hereto as Annex K and Annex J.
Reasons for the Domestication
Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The primary reason for the Domestication is to enable Quanergy PubCo to avoid certain taxes that would be imposed on Quanergy PubCo if Quanergy PubCo were to conduct an operating business in the United States as a foreign corporation following the Business Combination. In addition, because Quanergy PubCo will operate within the United States following the Business Combination, it was the view of the CCAC Board that Quanergy PubCo should be structured as a corporation organized in the United States.

The CCAC Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of CCAC and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

•
Prominence, Predictability, and Flexibility of Delaware Law
. For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

•
Well-Established Principles of Corporate Governance
. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to Quanergy PubCo, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for Quanergy PubCo’s stockholders from possible abuses by directors and officers.

•
Increased Ability to Attract and Retain Qualified Directors
. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. Quanergy PubCo’s incorporation in Delaware may make Quanergy PubCo more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws - especially those relating to director indemnification (as discussed below) - draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable Quanergy PubCo to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, CCAC believes that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a company’s ability to limit director liability. As a result, CCAC believes that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.

Reasons for the Name Change
The CCAC Board believes it would be in the best interests of CCAC to, in connection with the Domestication and simultaneously with the Business Combination, change the corporate name to “Quanergy Systems, Inc.” in order to more accurately reflect the business purpose and activities of Quanergy PubCo.
Proposed Certificate of Incorporation and Proposed Bylaws
Commencing with the effective time of the Domestication which will be the effective time of the Business Combination, the Proposed Certificate of Incorporation and the Proposed Bylaws will govern the rights of stockholders in Quanergy PubCo.
A chart comparing your rights as a holder of CCAC Shares as a Cayman Islands exempted company with your rights as a holder of the CCAC Class A ordinary shares can be found in the section entitled “
Domestication Proposal – Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Domestication
” beginning on page 182 of this proxy statement / prospectus.
Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Domestication
When the Domestication is completed, the rights of stockholders of Quanergy PubCo will be governed by Delaware law, including the DGCL, rather than by the laws of Cayman Islands. Certain differences exist between the DGCL and the Companies Act that will alter certain of the rights of shareholders of CCAC and affect the powers of the Quanergy PubCo board and management following the Domestication.
Shareholders should consider the following summary comparison of the laws of the Cayman Islands, on the one hand, and the DGCL, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the DGCL and the Companies Act.
The owners of a Delaware corporation’s shares are referred to as “stockholders”. For purposes of language consistency, in certain sections of this proxy statement / prospectus, we may continue to refer to the share owners of Quanergy PubCo as “shareholders.”

Provisions	Delaware	Cayman Islands
Applicable legislation	General Corporation Law of the State of Delaware	The Companies Act (As Revised) of the Cayman Islands

General Vote Required for Combinations with Interested Stockholders/Shareholders	Generally, a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder, unless the corporation opts out of the statutory provision.	No similar provision

Appraisal Rights	Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger. Stockholders of a publicly traded corporation do, however, generally have appraisal rights in connection with a merger if they are required by the terms of a	Under the Companies Act, minority shareholders that dissent to a merger are entitled to be paid the fair market value of their shares, which, if necessary, may ultimately be determined by the courts of the Cayman Islands.

Provisions	Delaware	Cayman Islands
merger agreement to accept for their shares anything except: (a) shares or depository receipts of the corporation surviving or resulting from such merger; (b) shares of stock or depository receipts that will be either listed on a national securities exchange or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in (a), (b) and (c) above.

Requirements for Stockholder/Shareholder Approval	Subject to the certificate of incorporation, stockholder approval of mergers, a sale of all or substantially all the assets of the corporation, dissolution and amendments of constitutional documents require a majority of outstanding shares; most other stockholder approvals require a majority of those present and voting, provided a quorum is present.	Subject to the articles of association, matters which require shareholder approval, whether under Cayman Islands statute or the company’s articles of association, are determined (subject to quorum requirements, the Companies Act, applicable law and the relevant articles of association) by ordinary resolution, being the approval of the holders of a majority of the shares, who, being present in person or proxy and entitled to vote, vote at the quorate meeting of shareholders or by special resolution (such as the amendment of the company’s constitutional documents), being the approval of the holders of a majority of not less than two-thirds
of the shares, who, being present in person or by proxy and entitled to vote, vote at the quorate meeting of shareholders.

Requirement for Quorum	Quorum is a majority of shares entitled to vote at the meeting unless otherwise set in the constitutional documents, but cannot be less than one-third of shares entitled to vote at the meeting.	Quorum is set in the company’s memorandum and articles of association.

Provisions	Delaware	Cayman Islands
Stockholder/Shareholder Consent to Action Without Meeting	Unless otherwise provided in the certificate of incorporation, stockholders may act by written consent.	Shareholder action by written resolutions (whether unanimous or otherwise) may be permitted by the articles of association. The articles of association may provide that shareholders may not act by written resolutions.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of members or other corporate records of a company.

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per the Advisory Organizational Documents Proposal 4B).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company only in certain limited circumstances.

Removal of Directors;	Any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as follows: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation with a classified board, stockholders may effect such removal only for cause; or (2) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board. However, because the Company Board will be classified after the Closing, pursuant to the Proposed Certificate of Incorporation, a director may be removed from office only for cause and only by the affirmative vote of at least 66	A company’s memorandum and articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, boards may be granted the power to remove a director.

Provisions	Delaware	Cayman Islands
2/3% of the total voting power of the outstanding shares of capital stock of the corporation entitled to vote in any annual election of directors or class of directors, voting together as a single class.

Number of Directors	The number of directors is fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation. The bylaws may provide that the board may increase the size of the board and fill any vacancies.	Subject to the memorandum and articles of association, the board may increase the size of the board and fill any vacancies.

Classified or Staggered Boards	Classified boards are permitted.	Classified boards are permitted.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.	A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify any person who was or is a party to any proceeding because such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable	A Cayman Islands exempted company generally may indemnify its directors or officers, except with regard to fraud or willful default.

Provisions	Delaware	Cayman Islands
cause to believe their conduct was unlawful. If the action was brought by or on behalf of the corporation, no indemnification is made when a person is adjudged liable to the corporation unless a court determines such person is fairly and reasonably entitled to indemnity for expenses the court deems proper.

Limited Liability of Directors	Permits the limiting or eliminating of the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful stock repurchases or dividends, or improper personal benefit.	Liability of directors may be limited, except with regard to their own fraud or willful default.
Expected Accounting Treatment of the Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of the Company as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Quanergy PubCo immediately following the Domestication will be the same as those of CCAC immediately prior to the Domestication.
Vote Required for Approval
The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies law, being the affirmative vote of holders of a majority of at least two-thirds
of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting. Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Domestication Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Domestication Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“
RESOLVED
, as a special resolution, that (a) the Company be
de-registered
in the Cayman Islands pursuant to Article 49 of the current Amended and Restated Articles of Association of the Company and be registered by way of continuation as a corporation in the state of Delaware; (b) conditional upon, and with effect from, the registration of the Company in the State of Delaware as a corporation with the laws of the State of Delaware, the registered office of the Company be changed to VCorp Services, LLC, 1013 Centre Road Suite
403-B
Wilmington, County of New Castle, Delaware 19805; (c) Corporation Service Company (CSC) be instructed to undertake all necessary steps in order to continue the legal existence of the Company in the State of Delaware as a corporation incorporated under the laws of the State of Delaware; and (e) Maples Corporate Services Limited be instructed to file notice of the resolutions relating to the de-registration
with the Registrar of Companies in and for the Cayman Islands.”

Recommendation of the CCAC Board
THE CCAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CCAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.
The existence of financial and personal interests of one or more of CCAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CCAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CCAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
BCA Proposal—Interests of CCAC’s Directors and Officers in the Business Combination
” for a further discussion.

ORGANIZATIONAL DOCUMENTS PROPOSAL
Overview
If the Domestication Proposal is approved and the Business Combination is to be consummated, CCAC will replace the current amended and restated memorandum of association of CCAC (the “Existing Memorandum”) and the current amended and restated articles of association of CCAC (the “Existing Articles” and, together with the Existing Memorandum, the “Cayman Constitutional Documents”), in each case, adopted pursuant to the Companies Act (As Revised) of the Cayman Islands (the “Cayman Islands Companies Law”), with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) of Quanergy Systems, Inc., in each case, under the DGCL.
CCAC’s shareholders are asked to consider and vote upon and to adopt the Proposed Organizational Documents (collectively, the “Organizational Documents Proposal”) in connection with the replacement of the Cayman Constitutional Documents. The Organizational Documents Proposal is conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the BCA Proposal. Therefore, if the BCA Proposal and the Domestication Proposal are not approved, the Organizational Documents Proposal will have no effect, even if approved by the requisite number of CCAC shareholders.
Reasons for the Amendments
The CCAC Board’s reasons for proposing the Proposed Organizational Documents are set forth below. The following is a summary of the key changes effected by the Proposed Organizational Documents, but this summary is qualified in its entirety by reference to the full text of the Proposed Certificate of Incorporation, a copy of which is included as Annex K, and by reference to the full text of the Proposed Bylaws, a copy of which is included as Annex J:

•	change the corporate name from “CITIC Capital Acquisition Corp.” to “Quanergy Systems, Inc.”;

•
increase the total number of shares of our authorized share capital from (i) 200,000,000 CCAC Class A ordinary shares, 20,000,000 CCAC Class B ordinary shares and 1,000,000 preference shares, par value $0.0001 per preference share, of CCAC (the “CCAC Preference Shares”) to (ii) 300,000,000 shares of Quanergy PubCo common stock and 10,000,000 shares of Quanergy PubCo preferred stock; and

•
to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement / prospectus as Annex K and Annex J, respectively).

Resolution
The full text of the resolution to be passed is as follows:
“
RESOLVED
, as a special resolution, that conditional upon, and with effect from, the registration of the Company in Delaware as a Delaware corporation under the laws of Delaware:

(a)	the name of the Company be changed to “Quanergy Systems, Inc.”; and

(b)
the Memorandum and Articles of Association of the Company currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed Bylaws (copies of which are attached to the proxy statement / prospectus as Annex K and Annex J, respectively), with such principal changes as described in Advisory Organizational Documents Proposals
A-G
set out in the resolutions below.”

Vote Required for Approval
The approval of the Organizational Documents Proposal requires a special resolution under the Cayman Islands Companies Law, being the affirmative vote of the holders of a majority of at least two-thirds
of the ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the quorate extraordinary general meeting. Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting.
The Organizational Documents Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Organizational Documents Proposal will have no effect, even if approved by the requisite number of CCAC shareholders.
Recommendation of the CCAC Board
The CCAC BOARD UNANIMOUSLY RECOMMENDS THAT CCAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL.
The existence of financial and personal interests of one or more of CCAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CCAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CCAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
BCA Proposal

—

Interests of CCAC’s Directors and Officers in the Business Combination
” for a further discussion of these considerations.

ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS
If the Domestication Proposal is approved and the Business Combination is to be consummated, CCAC will replace the Cayman Constitutional Documents, under the Cayman Islands CompaniesLaw, with the Proposed Organizational Documents of Quanergy PubCo, under the DGCL.
CCAC’s shareholders are asked to consider and vote upon and to approve on a non-binding
advisory basis by special resolution seven separate proposals (collectively, the “Advisory Organizational Documents Proposals”) in connection with the replacement of the Cayman Constitutional Documents with the Proposed Organizational Documents. The Advisory Organizational Documents Proposals are conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the BCA Proposal. Therefore, if the BCA Proposal and the Domestication Proposal are not approved, the Advisory Organizational Documents Proposals will have no effect, even if approved by the requisite number of CCAC shareholders.
The Proposed Organizational Documents differ materially from the Cayman Constitutional Documents. The following table sets forth a summary of the principal changes proposed between the Cayman Constitutional Documents and the Proposed Organizational Documents. This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of CCAC, attached to this proxy statement / prospectus as Annex I, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement / prospectus as Annex K and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement / prospectus as Annex J. All shareholders are encouraged to read each of the Proposed Organizational Documents in its entirety for a more complete description of its terms. Additionally, as the Cayman Constitutional Documents are governed by the Cayman Islands Companies Law and the Proposed Organizational Documents will be governed by the DGCL, CCAC encourages shareholders to carefully consult the information set out under the section entitled “
Comparison of Corporate Governance and Shareholder Rights
” of this proxy statement / prospectus.

	Cayman Constitutional Documents	Proposed Organizational Documents

Authorized Shares (Advisory Organizational Documents Proposal 4A)	The Cayman Constitutional Documents authorize 221,000,000 shares, divided into 200,000,000 CCAC Class A ordinary shares, 20,000,000 CCAC Class B ordinary shares and 1,000,000 CCAC Preference Shares.	The Proposed Organizational Documents authorize 310,000,000 shares, consisting of Quanergy PubCo shares of 300,000,000 common stock and 10,000,000 shares of Quanergy PubCo preferred stock.

	See paragraph 5 of the Existing Memorandum.	See Article IV of the Proposed Certificate of Incorporation.

Exclusive Forum Provision (Advisory Organizational Documents Proposal 4B)	The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.
The Proposed Organizational Documents adopt (i) Delaware as the exclusive forum for certain stockholder litigation and (ii) the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

These provisions are inapplicable to suits brought to enforce any liability or duty created by the Exchange Act and any stockholder

	Cayman Constitutional Documents	Proposed Organizational Documents
litigation for which the federal courts of the United States of America have exclusive jurisdiction.

See Article XII of the Proposed Certificate of Incorporation.

Takeovers by Interested Stockholders (Advisory Organizational Documents Proposal 4C)	The Cayman Constitutional Documents do not provide restrictions on takeovers of CCAC by a related shareholder following a business combination.	The Proposed Organizational Documents will have Quanergy PubCo elect not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders but will provide other similar restrictions regarding takeovers by interested stockholders.

See Article X of the Proposed Certificate of Incorporation.

Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents (Advisory Organizational Documents Proposal 4D)	The Cayman Constitutional Documents provide that amendments to change CCAC’s name, alter or add to the Articles or certain sections of the Memorandum or to reduce its share capital or any capital redemption reserve fund may be made by a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds
of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting.	The Proposed Organizational Documents require the affirmative vote of at least two-thirds
of the voting power of the outstanding shares to (i) adopt, amend or repeal the Proposed Bylaws, and to (ii) amend, alter, repeal or rescind Articles V(B), VII, VIII, IX, X, XI, XII and XIII of the Certificate of Incorporation.

	See Article 18.3 of the Cayman Constitutional Documents.	See Article XIII of the Proposed Certificate of Incorporation.

Removal of Directors (Advisory Organizational Documents Proposal 4E)	The Cayman Constitutional Documents provide that before a Business Combination, holders of Class B Shares may remove any director, and that after a Business Combination, shareholders may by an Ordinary Resolution remove any director.	The Proposed Organizational Documents permit the removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote at an election of directors.

	See Article 31 of the Cayman Constitutional Documents.	Article VII, subsection (C) of the Proposed Certificate of Incorporation.

	Cayman Constitutional Documents	Proposed Organizational Documents

Action by Written Consent of Stockholders (Advisory Organizational Documents Proposal 4F)
The Cayman Constitutional Documents permit shareholders to approve matters by unanimous written resolution.

See Article 1 definition of Ordinary Resolution and Article 31.4 of the Cayman Constitutional Documents.

The Proposed Organizational Documents require stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting.

Article VIII, subsection (A) of the Proposed Certificate of Incorporation.

Other Changes In Connection With Adoption of the Proposed Organizational Documents (Advisory Organizational Documents Proposal 4G)	The Cayman Constitutional Documents include provisions related to CCAC’s status as a blank check company prior to the consummation of a business combination.	The Proposed Organizational Documents do not include such provisions related to CCAC’s status as a blank check company, which no longer will apply upon consummation of the Merger, as CCAC will cease to be a blank check company at such time.
See Article 51 of the Cayman Constitutional Documents.
Overview
Advisory Organizational Documents Proposal 4A—Authorized Shares
CCAC’s stockholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to authorize the change in the authorized capital stock of CCAC from (i) 221,000,000 shares, divided into 200,000,000 CCAC Class A ordinary shares, 20,000,000 CCAC Class B ordinary shares and 1,000,000 CCAC Preference Shares to (ii) 310,000,000 shares, consisting of Quanergy PubCo shares of 300,000,000 common stock and 10,000,000 shares of Quanergy PubCo preferred stock.
As of the date of this proxy statement / prospectus, there are (i) 27,600,000 CCAC Class A ordinary shares issued, (ii) 6,900,000 CCAC Class B ordinary shares issued and (iii) no CCAC Preference Shares issued. In addition, as of the date of this proxy statement / prospectus, there is an aggregate of (x) 13,800,000 public warrants and 7,520,000 private placement warrants of CCAC, in each case, issued and outstanding. Subject to the terms and conditions of the Warrant Agreement, the CCAC warrants will be exercisable after giving effect to the Merger for one share of Quanergy PubCo common stock at an exercise price of $11.50 per share. No CCAC warrants are exercisable until 30 days after the Closing.
Pursuant to the Merger Agreement, Quanergy PubCo will issue or, as applicable, reserve for issuance in respect of Quanergy Awards outstanding as of immediately prior to the Closing that will be converted into awards based on Quanergy PubCo common stock, an aggregate of 14,291,963 shares of Quanergy PubCo common stock to the stockholders of Quanergy, and pursuant to the PIPE Investments, Quanergy PubCo will issue 4,000,000 shares of Quanergy PubCo common stock to the PIPE Investors.
In order to ensure that Quanergy PubCo has sufficient authorized capital for future issuances, the CCAC Board has approved, subject to stockholder approval, that the Proposed Organizational Documents of Quanergy PubCo change the authorized capital stock from (i) 221,000,000 shares, divided into 200,000,000 CCAC Class A ordinary shares, 20,000,000 CCAC Class B ordinary shares and 1,000,000 CCAC Preference Shares to (ii) 310,000,000 shares, consisting of Quanergy PubCo shares of 300,000,000 common stock and 10,000,000 shares of Quanergy PubCo preferred stock.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Quanergy PubCo, copies of which are attached to this proxy statement / prospectus as Annex K and Annex J. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Advisory Organizational Documents Proposal 4B—Exclusive Forum Provision
CCAC’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to authorize adopting Delaware as the exclusive forum for certain stockholder litigation.
The Proposed Organizational Documents stipulate that the Court of Chancery for the State of Delaware (the “Court of Chancery”) be the sole and exclusive forum (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) for any stockholder (including a beneficial owner) to bring (i) any derivative action, suit or proceeding brought on Quanergy PubCo’s behalf, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of Quanergy PubCo to Quanergy PubCo or to Quanergy PubCo’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws (as each may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery, or (v) any action, suit or proceeding asserting a claim against Quanergy PubCo or any current or former director, officer or stockholder governed by the internal affairs doctrine. The Proposed Certificate of Incorporation will further provide that unless Quanergy PubCo consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for the resolutions of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the Proposed Certificate of Incorporation will provide that the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Quanergy PubCo, copies of which are attached to this proxy statement / prospectus as Annex K and Annex J. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Advisory Organizational Documents Proposal 4C—Takeovers by Interested Stockholders
CCAC’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to authorize electing not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders and, instead, be governed by a provision substantially similar to Section 203 of the DGCL.
The Proposed Organizational Documents will cause Quanergy PubCo to not to be governed by Section 203 of the DGCL and, instead, include a provision in the Proposed Certificate of Incorporation that is substantially similar to Section 203 of the DGCL.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Quanergy PubCo, copies of which are attached to this proxy statement / prospectus as Annex K and Annex J. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Advisory Organizational Documents Proposal 4D—Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents
CCAC’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to approve provisions providing that the affirmative vote of at least two-thirds
of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors will be required for stockholders to (i) adopt, amend or repeal the Proposed Bylaws and (ii) amend, alter, repeal or rescind Articles V(B), VII, VIII, IX, X, XI, XII and XIII of the Proposed Certificate of Incorporation.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Quanergy PubCo, copies of which are attached to this proxy statement / prospectus as Annex K and Annex J. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Advisory Organizational Documents Proposal 4E—Removal of Directors
CCAC’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote at an election of directors.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Quanergy PubCo, copies of which are attached to this proxy statement / prospectus as Annex K and Annex J. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Advisory Organizational Documents Proposal 4F—Action by Written Consent of Stockholders
CCAC’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to approve provisions requiring stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Quanergy PubCo, copies of which are attached to this proxy statement / prospectus as Annex K and Annex J. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Advisory Organizational Documents Proposal 4G—Other Changes In Connection With Adoption of the Proposed Organizational Documents
CCAC’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to authorize (1) changing the corporate name from “Citic Capital Acquisition Corp.” to “Quanergy, Inc.”, (2) making Quanergy PubCo’s corporate existence perpetual, and (3) removing certain provisions related to CCAC’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.
The Proposed Organizational Documents will not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of CCAC’s operations should CCAC not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Cayman Constitutional Documents) because following the consummation of the Merger, Quanergy, Inc., will not be a blank check company.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Quanergy PubCo, copies of which are attached to this proxy statement / prospectus as Annex K and Annex J. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Implementation of each of the Advisory Organizational Documents Proposals, will result, upon the Domestication, in the wholesale replacement of the Cayman Constitutional Documents with Quanergy PubCo’s Proposed Organizational Documents. While certain material changes between the Cayman Constitutional Documents and the Proposed Organizational Documents have been unbundled into distinct organizational documents proposals or otherwise identified in this Advisory Organizational Documents Proposal, there are other differences between the Cayman Constitutional Documents and Proposed Organizational Documents (arising from, among other things, differences between the Cayman Islands Companies Law and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval of the aforementioned related proposals and consummation of the Business Combination) if our shareholders approve the Organizational Documents Proposal.
Reasons for Amendments
Advisory Organizational Documents Proposal 4A—Authorized Shares
The principal purpose of this proposal is to provide for an authorized capital structure of Quanergy PubCo that will enable it to continue as an operating company governed by the DGCL. Our board of directors believes that it is important for CCAC to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs.
Advisory Organizational Documents Proposal 4B—Exclusive Forum Provision
Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist Quanergy PubCo in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Our board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, Quanergy PubCo will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In addition, this amendment could avoid conflicting results with respect to any such claims, as well as make Quanergy PubCo’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions; provided, that these exclusive forum provisions will not apply to suits brought to enforce any cause of action arising under the Securities Act, any liability or duty created by the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction.

Advisory Organizational Documents Proposal 4C—Takeovers by Interested Stockholders
Quanergy PubCo will not be subject to Section 203 of the DGCL, an anti-takeover law. Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning 15% or more of the corporation’s voting stock) for three years following the date that a person becomes an interested stockholder, unless: (i) before such stockholder becomes an “interested stockholder,” the board of directors approves the Business Combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the board of directors and at least two-thirds
of the disinterested outstanding voting stock of the corporation approves the transaction. While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL.
The CCAC Board has elected to opt out of Section 203, but the board of directors believes that it is in the best interests of stockholders to have protections similar to those afforded by Section 203. These provisions will encourage any potential acquiror to negotiate with the board of directors and therefore provides an opportunity to possibly obtain a higher purchase price than would otherwise be offered in connection with a proposed acquisition of Quanergy PubCo. Such provisions may make it more difficult for an acquiror to consummate certain types of unfriendly or hostile corporate takeovers or other transactions involving Quanergy PubCo that have not been approved by the board of directors. The CCAC Board believes that while such provisions will provide some measure of protection against an interested stockholder that is proposing a two-tiered
transaction structure that is unduly coercive, they would not ultimately prevent a potential takeover that enjoys the support of stockholders and that they will also help to prevent a third party from acquiring “creeping control” of Quanergy PubCo without paying a fair premium to all stockholders.
Advisory Organizational Documents Proposal 4D—Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents
The Cayman Constitutional Documents provide that amendments may be made by a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds
of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting. The Proposed Organizational Documents require the affirmative vote of at least two-thirds
of the voting power of the outstanding shares to (i) adopt, amend or repeal the Proposed Bylaws, and to (ii) amend, alter, repeal or rescind Articles V(B), VII, VIII, IX, X, XI, XII and XIII of the Certificate of Incorporation. The amendments are intended to protect the Proposed Bylaws and certain key provisions of the Proposed Certificate of Incorporation from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.
Advisory Organizational Documents Proposal 4E—Removal of Directors
The Cayman Constitutional Documents provide that before a Business Combination, holders of Class B Shares may remove any director, and that after a Business Combination, shareholders may by an ordinary resolution remove any director. Under the DGCL, unless a company’s certificate of incorporation provides otherwise, removal of a director only for cause is automatic with a classified board. The Proposed Organizational Documents permit the removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote at an election of directors. The CCAC Board believes that such a standard will (i) increase board continuity and the likelihood that experienced board members with familiarity of Quanergy PubCo’s business operations would serve on the board at any given time and (ii) make it more difficult for a potential acquiror or other person, group or entity to gain control of Quanergy PubCo’s board of directors.

Advisory Organizational Documents Proposal 4F—Action by Written Consent of Stockholders
Under the Proposed Organizational Documents, Quanergy PubCo’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend Quanergy PubCo’s organizational documents outside of a duly called special or annual meeting of the stockholders of Quanergy PubCo. Further, our board of directors believes continuing to limit stockholders’ ability to act by written consent will reduce the time and effort our board of directors and management would need to devote to stockholder proposals, which time and effort could distract our directors and management from other important company business.
In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the board of directors only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which CCAC is aware to obtain control of Quanergy PubCo or CCAC, and the board of directors does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of Quanergy PubCo. Inclusion of this provision in the Proposed Organizational Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the board of directors and thereby help protect stockholders from the use of abusive and coercive takeover tactics.
Advisory Organizational Documents Proposal 4G—Provisions Related to Status as Blank Check Company
The CCAC Board believes that changing Quanergy PubCo’s corporate name from “Citic Acquisition Corp.” to “Quanergy, Inc.” and making corporate existence perpetual is desirable to reflect the Business Combination and to clearly identify Quanergy PubCo as the publicly traded entity.
The elimination of certain provisions related to CCAC’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Organizational Documents do not include the requirement to dissolve Quanergy PubCo and instead allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and the CCAC Board believes it is the most appropriate period for Quanergy PubCo following the Business Combination. In addition, certain other provisions in CCAC’s current organizational documents require that proceeds from CCAC’s initial public offering be held in the trust account until a business combination or liquidation of CCAC has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Organizational Documents.
Resolution
The full text of the resolution to be passed is as follows:
“
RESOLVED
, as a special resolution, that each of the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents be approved on an advisory non-binding
basis:

(a)
to authorize the change in the authorized share capital of CCAC from (i) 200,000,000 CCAC Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 CCAC Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 CCAC Preference Shares of a par value of US$0.0001 each to (ii) 300,000,000 shares of Quanergy PubCo common stock and 10,000,000 shares of Quanergy PubCo preferred stock;

(b)
to approve an exclusive forum provision, pursuant to which the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, shall be the exclusive forum for certain actions under Delaware law, and the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act;

(c)
to authorize electing not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders but to provide other similar restrictions regarding takeovers by interested stockholders;

(d)
to approve provisions providing that the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class, will be required to amend, alter, repeal or rescind all or any portion of Article V(B), Article VII, Article VIII, Article IX, Article X, Article XI, Article XII and Article XIII of the Proposed Certificate of Incorporation;

(e)
to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors;

(f)
to approve provisions providing that any action required or permitted to be taken by the stockholders of the Company must be effected at an annual or special meeting of the stockholders of the Company, and shall not be taken by written consent in lieu of a meeting; and

(g)
to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination, including (1) changing the company name from “CITIC Capital Acquisition Corp.” to “Quanergy Systems, Inc.,” (2) making Quanergy PubCo’s corporate existence perpetual, and (3) removing certain provisions related to CCAC’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the CCAC Board believes is necessary to adequately address the needs of Quanergy PubCo after the Business Combination.”

Vote Required for Approval
The approval of the Advisory Organizational Documents Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds
of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Advisory Organizational Documents Proposals are not conditioned upon any other proposal.
Recommendation of the CCAC Board
THE CCAC BOARD UNANIMOUSLY RECOMMENDS THAT CCAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS.
The existence of financial and personal interests of one or more of CCAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CCAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CCAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
BCA Proposal

—

Interests of CCAC’s Directors and Officers in the Business Combination
” for a further discussion of these considerations.

STOCK ISSUANCE PROPOSAL
Overview
Assuming the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Equity Incentive Plan Proposal are approved, CCAC’s shareholders are also being asked to approve, by ordinary resolution, the Stock Issuance Proposal.
Reasons for the Approval for Purposes of NYSE Listing Rule 312.03
Pursuant to Section 312.03(c) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock; or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20 percent of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. Additionally, under Section 312.03(d) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Upon the consummation of the Merger, CCAC expects to issue an estimated 97,000,000 shares of Quanergy PubCo common stock in connection with the Business Combination and up to 4,000,000 shares of Quanergy PubCo common stock in connection with the PIPE Investments. CCAC expects to issue a warrant to purchase up to 3,387,500 shares of Quanergy PubCo common stock, assuming public shareholders redeem nil CCAC Class A ordinary shares in connection with the Business Combination, and an estimated 13,888,889 shares of Quanergy PubCo common stock in connection with the GEM Agreement, assuming the Quanergy PubCo common stock of trades at $10.00 and the Company draws down fully the GEM Agreement. For further details, see “
BCA Proposal—The Merger Agreement—Consideration—Aggregate Merger Consideration.
”
Accordingly, the aggregate number of shares of Quanergy PubCo common stock that CCAC will issue in connection with the Business Combination, the PIPE Investments and the GEM Agreement will exceed 20% of both the voting power and the shares of Quanergy PubCo common stock outstanding before such issuance and may result in a change of control of the registrant under Section 312.03(d) of the NYSE’s Listed Company Manual, and for these reasons, CCAC is seeking the approval of CCAC shareholders for the issuance of shares of Quanergy PubCo common stock pursuant in connection with the Business Combination, the PIPE Investments and the GEM Agreement.
Additionally, pursuant to Section 312.03(b) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions, to (i) a director, officer or substantial security holder of the company (each a “Related Party”), (ii) a subsidiary, affiliate or other closely related person of a Related Party or (iii) any company or entity in which a Related Party has a substantial direct or indirect interest, in each case, if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either one percent of the number of shares of common stock or one percent of the voting power outstanding before the issuance.
Effect of the Proposal on Current Shareholders
In the event that this proposal is not approved by CCAC shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by CCAC shareholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of Quanergy PubCo common stock pursuant to the Merger Agreement, the PIPE Investments or the GEM Agreement, such shares of Quanergy PubCo common stock will not be issued.

Vote Required for Approval
The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting. Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Stock Issuance Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“
RESOLVED
, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, the issuance of shares of Quanergy PubCo common stock pursuant to the Merger Agreement, the PIPE Investments and the GEM Agreement, including to the stockholders of Quanergy, the PIPE Investors and the GEM Investor, plus any additional shares pursuant to subscription agreements we may enter into prior to Closing, be approved in all respects.”
Recommendation of the CCAC Board
THE CCAC BOARD UNANIMOUSLY RECOMMENDS THAT CCAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.
The existence of financial and personal interests of one or more of CCAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CCAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CCAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled
 “BCA Proposal—Interests of CCAC’s Directors and Officers in the Business Combination”
 for a further discussion of these considerations.

EQUITY INCENTIVE PLAN PROPOSAL
Overview
In this proposal, we are asking our shareholders to approve the 2022 Plan. The CCAC Board approved the 2022 Plan on June 21, 2021, subject to shareholder approval at the extraordinary general meeting of shareholders. If shareholders approve this proposal, the 2022 Plan will become effective on the consummation of the Business Combination. However, this proposal is cross-conditioned on the other Condition Precedent Proposals. If the 2022 Plan is not approved by the shareholders, it will not become effective and no awards will be granted thereunder and the board of directors of Quanergy PubCo will be able to grant awards under the Quanergy’s 2013 Equity Incentive Plan, which we refer to herein as the “
2013 Plan
.” If the 2022 Plan is adopted, no awards will be granted under the 2013 Plan following the Closing. The 2022 Plan is described in more detail below.
General Information
The purpose of the 2022 Plan is to provide a means whereby Quanergy PubCo can secure and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for the success of Quanergy PubCo and its affiliates and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the common stock through the granting of awards under the 2022 Plan.
Approval of the 2022 Plan by our shareholders is required, among other things, in order to comply with stock exchange rules requiring shareholder approval of equity compensation plans and allow the grant of incentive stock options and restricted stock units under the 2022 Plan. If this Equity Incentive Plan Proposal is approved by our shareholders, the 2022 Plan will become effective as of the date of the closing of the Business Combination. In the event that our shareholders do not approve this proposal, the 2022 Plan will not become effective.
Quanergy PubCo’s equity compensation program, as implemented under the 2022 Plan, will allow Quanergy PubCo to be competitive with comparable companies in its industry by giving it the resources to attract and retain talented individuals to achieve its business objectives and build stockholder value. It is critical to Quanergy PubCo’s long-term success that the interests of employees and other service providers be tied to their success as “owners” of the business. Approval of the 2022 Plan will allow Quanergy PubCo to grant stock options and other equity awards at levels it determines to be appropriate in order to attract new employees and other service providers, retain existing employees and service providers and to provide incentives for such persons to exert maximum efforts for Quanergy PubCo’s success and ultimately increase stockholder value. The 2022 Plan allows Quanergy PubCo to utilize a broad array of equity incentives with flexibility in designing equity incentives, including traditional stock option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards and performance awards to offer competitive equity compensation packages in order to retain and motivate the talent necessary for Quanergy PubCo.
If the request to approve the 2022 Plan is approved by our shareholders, there will be a number of shares of Quanergy PubCo common stock equal to ten percent (10%) of the fully-diluted Quanergy PubCo common stock immediately following consummation of the Business Combination, subject to adjustment for specified changes in Quanergy PubCo’s capitalization, available for grant under the 2022 Plan as of the effective time of the Business Combination. In addition, as further described below under the section titled “
— Description of the 2022 Plan

—

Authorized Shares
,” the share reserve is subject to annual increases each January 1 of up to five percent (5%) of the fully-diluted Quanergy PubCo common stock (or a lesser number determined by the board of directors of Quanergy PubCo). The CCAC Board believes this pool size is necessary to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other participants.
Description of the 2022 Plan
A summary description of the material features of the 2022 Plan is set forth below. The following summary does not purport to be a complete description of all the provisions of the 2022 Plan and is qualified by reference to the 2022 Plan, the form of which is attached to this proxy statement / prospectus as Annex H and incorporated by reference in its entirety. CCAC’s shareholders should refer to the 2022 Plan for more complete and detailed information about the terms and conditions of the 2022 Plan.
Eligibility
. Any individual who is an employee of Quanergy PubCo or any of its affiliates, or any person who provides services to Quanergy PubCo or its affiliates, including consultants and members of the board of directors of Quanergy PubCo, is eligible to receive awards under the 2022 Plan at the discretion of the plan administrator (defined below). If this proposal is approved by the stockholders, all of Quanergy PubCo’s employees, directors and consultants will be eligible to receive awards following the closing of the Business Combination.
Awards
. The 2022 Plan provides for the grant of incentive stock options (“
ISOs
”), within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“
NSOs
”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of Quanergy PubCo’s affiliates.
Authorized Shares
. Initially, the maximum number of shares of Quanergy PubCo common stock that may be issued under the 2022 Plan after it becomes effective will not exceed a number of shares of Quanergy PubCo common stock equal to ten percent (10%) of the fully-diluted Quanergy PubCo common stock immediately following consummation of the Business Combination. In addition, the number of shares of Quanergy PubCo common stock reserved for issuance under the 2022 Plan will automatically increase on January 1 of each year, starting on January 1, 2023 and ending on (and including) January 1, 2032, in an amount equal to the lesser of (1) five percent (5%) of the fully-diluted shares of Quanergy PubCo common stock on December 31 of the preceding year, or (2) a lesser number of shares of Quanergy PubCo common stock determined by the board of directors of Quanergy PubCo prior to the date of the increase. The maximum number of shares of Quanergy PubCo common stock that may be issued on the exercise of ISOs under the 2022 Plan is a number of shares equal to three hundred percent (300%) of the number of shares initially reserved for issuance under the 2022 Plan. As of December 31, 2021, the most recent practicable date prior to the date of this proxy statement / prospectus, the closing price of CCAC’s common stock as reported on NYSE was $10.01 per share.
The unused shares subject to stock awards granted under the 2022 Plan that expire, lapse or are terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in Quanergy PubCo acquiring shares covered by the stock award at a price not greater than the price (as adjusted pursuant to the 2022 Plan) paid by the participant for such shares or not issuing any shares covered by the stock award, will, as applicable, become or again be available for stock award grants under the 2022 Plan. The following shares of Quanergy PubCo common stock will not be added to the shares authorized for grant and will not be available for future grants of stock awards: (i) shares of Quanergy PubCo common stock subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right on exercise thereof; and (ii) shares purchased on the open market with the cash proceeds from the exercise of options; and (iii) shares delivered to Quanergy PubCo by a participant to satisfy the exercise or purchase price of a stock award or to satisfy any applicable tax withholding obligation with respect to a stock award (including shares of common stock retained by the Company from the Award being exercised or purchased and/or creating the tax obligation).
Non-Employee
Director Compensation Limit
. The aggregate value of all compensation granted or paid to any non-employee
director with respect to any fiscal year, including awards granted and cash fees paid to such non-employee
director, will not exceed (1) $750,000 in total value or (2) if such non-employee
director is first appointed or elected to the board of directors of Quanergy PubCo during such fiscal year, $1,000,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes and excluding distributions from a deferred compensation program.
Plan
 Administration
. The board of directors of Quanergy PubCo, or a duly authorized committee thereof, will administer the 2022 Plan and is referred to as the “
plan administrator
” herein. The board of directors of Quanergy PubCo may also delegate to one or more of Quanergy PubCo’s officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2022 Plan, the board of directors of Quanergy PubCo has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.
Stock Options
. ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2022 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of Quanergy PubCo common stock on the date of grant. Options granted under the 2022 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.
The plan administrator determines the term of stock options granted under the 2022 Plan, up to a maximum of ten years. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with Quanergy PubCo or any of Quanergy PubCo’s affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with Quanergy PubCo or any of Quanergy PubCo’s affiliates ceases due to death or disability, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months following the date of death or disability. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.
Acceptable consideration for the purchase of Quanergy PubCo common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of Quanergy PubCo common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.
Unless the plan administrator provides otherwise, options and stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order.
Tax Limitations on ISOs
. The aggregate fair market value, determined at the time of grant, of Quanergy PubCo common stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of Quanergy PubCo’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of Quanergy PubCo’s total combined voting power or that of any of Quanergy PubCo’s parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.
Restricted Stock Unit Awards
. Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards will be granted in consideration for the participant’s services or for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of shares of Quanergy PubCo common stock, a combination of cash and shares of Quanergy PubCo common stock as determined by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement or by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards
. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, services to us, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with Quanergy PubCo ends for any reason, Quanergy PubCo may receive any or all of the shares of Quanergy PubCo common stock held by the participant that have not vested as of the date the participant terminates service with Quanergy PubCo through a forfeiture condition or a repurchase right.
Stock Appreciation Rights
. Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of Quanergy PubCo common stock on the date of grant. A stock appreciation right granted under the 2022 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of Quanergy PubCo common stock or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation right agreement.
The plan administrator determines the term of stock appreciation rights granted under the 2022 Plan, up to a maximum of ten years. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with Quanergy PubCo or any of its affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with Quanergy PubCo or any of its affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.
Performance Awards
. The 2022 Plan permits the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established
performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, Quanergy PubCo common stock.
Other Stock Awards
. The plan administrator may grant other awards based in whole or in part by reference to Quanergy PubCo common stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.
Changes to Capital Structure
. In the event there is a specified type of change in the capital structure of Quanergy PubCo, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2022 Plan, (2) the class of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs and (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.
Corporate Transactions
. The following applies to stock awards under the 2022 Plan in the event of a corporate transaction (as defined in the 2022 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with Quanergy PubCo or one of its affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.

In the event of a corporate transaction, any stock awards outstanding under the 2022 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by Quanergy PubCo with respect to the stock award may be assigned to Quanergy PubCo’s successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by Quanergy PubCo with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by Quanergy PubCo with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.
In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of Quanergy PubCo common stock in connection with the corporate transaction, over (ii) any per share exercise price payable by such holder, if applicable.
Plan
 Amendment or Termination
. The board of directors of Quanergy PubCo has the authority to amend, suspend, or terminate the 2022 Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of Quanergy PubCo’s stockholders. No ISOs may be granted after the tenth anniversary of the date that the CCAC Board adopts the 2022 Plan. No stock awards may be granted under the 2022 Plan while it is suspended or after it is terminated.
U.S. Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences to participants and Quanergy PubCo with respect to participation in the 2022 Plan, which will not become effective until the date of the closing of the Business Combination. No awards will be issued under the 2022 Plan prior to the date of the closing of the Business Combination. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired under the 2022 Plan. The 2022 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. Quanergy PubCo’s ability to realize the benefit of any tax deductions described below depends on Quanergy PubCo’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of Quanergy PubCo’s tax reporting obligations.
Nonstatutory Stock Options.
 Generally, there is no taxation upon the grant of an NSO. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by Quanergy PubCo or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, Quanergy PubCo will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.
Incentive Stock Options.
 The 2022 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised. Quanergy PubCo is not allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, Quanergy PubCo will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and provided that either the employee includes that amount in income or Quanergy PubCo timely satisfies its reporting requirements with respect to that amount.
Restricted Stock Awards.
 Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the employee is required to work for a period of time in order to have the right to transfer or sell the stock), the recipient generally will not recognize income until the restrictions constituting a substantial risk of forfeiture lapse, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, Quanergy PubCo will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.
Restricted Stock Unit Awards.
 Generally, the recipient of a restricted stock unit award will generally recognize ordinary income at the time the stock is delivered equal to the excess, if any, of (i) the fair market value of the stock received over any amount paid by the recipient in exchange for the stock or (ii) the amount of cash paid to the participant. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, Quanergy PubCo will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.
Stock Appreciation Rights.
 Generally, the recipient of a stock appreciation right will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, Quanergy PubCo will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.
Tax Consequences to Quanergy PubCo
Compensation of Covered Employees.
The ability of Quanergy PubCo to obtain a deduction for amounts paid under the 2022 Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits Quanergy PubCo’s ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1 million.
Golden Parachute Payments
. The ability of Quanergy PubCo (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the 2022 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of an employer-corporation.
New Plan Benefits
Following the Closing, Quanergy PubCo is expected to have approximately 110 employees, five non-employee
directors and 20 consultants who may be eligible to receive awards under the 2022 Plan. However, the awards, if any, that will be made to eligible persons under the 2022 Plan are subject to the discretion of the compensation committee of the board of directors of Quanergy PubCo. Therefore, CCAC cannot currently determine the benefits or number of shares subject to awards that may be granted in the future and a new plan benefits table is thus not provided.
Vote Required for Approval
The Equity Incentive Plan Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting. Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Resolution
The full text of the resolution to be passed is as follows:
“
RESOLVED
, as an ordinary resolution, that the Company’s adoption of Quanergy Systems, Inc. 2022 Equity Incentive Plan and any form award agreements thereunder, be approved, ratified and confirmed in all respects.”

Recommendation of CCAC Board
THE CCAC BOARD UNANIMOUSLY RECOMMENDS THAT THE CCAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.
The existence of financial and personal interests of one or more of CCAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CCAC and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CCAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “
BCA Proposal—Interests of CCAC’s Directors and Officers in the Business Combination
” for a further discussion of these considerations.

ESPP PROPOSAL
Overview
In this proposal, CCAC is asking its shareholders to approve the ESPP. The CCAC Board approved the ESPP on June 21, 2021, subject to shareholders approval at the special meeting of shareholders. If shareholders approve this proposal, the ESPP will become effective on the consummation of the Business Combination. However, this proposal is cross-conditioned on the other Condition Precedent Proposals. If the ESPP is not approved by the shareholders, it will not become effective. The ESPP is described in more detail below.
The purpose of the ESPP is to provide a means whereby Quanergy PubCo can align the long-term financial interests of its employees with the financial interests of its stockholders. In addition, the board of directors believes that the ability to allow its employees to purchase shares of Quanergy PubCo common stock will help Quanergy PubCo to attract, retain, and motivate employees and encourage them to devote their best efforts to Quanergy PubCo’s business and financial success. Approval of the ESPP by CCAC’s shareholders will allow Quanergy PubCo to provide its employees with the opportunity to acquire an ownership interest in Quanergy PubCo through their participation in the ESPP, thereby encouraging them to remain in service and more closely aligning their interests with those of Quanergy PubCo’s stockholders. While approval of the ESPP will make the ESPP effective, participation in the ESPP will not commence until a later date as determined by Quanergy PubCo’s board of directors.
Description of the ESPP
The material features of the ESPP are described below. The following description of the ESPP is a summary only. This summary is not a complete statement of the ESPP and is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached hereto as Annex G. CCAC’s shareholders should refer to the ESPP for more complete and detailed information about the terms and conditions of the ESPP.
Purpose
. The purpose of the ESPP is to provide a means by which eligible employees of Quanergy PubCo and certain designated companies may be given an opportunity to purchase shares of Quanergy PubCo common stock following the closing of the Business Combination, to assist Quanergy PubCo in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for Quanergy PubCo’s success.
The Plan includes two components: a “
423 Component
” and a “
Non-423
Component
.” Quanergy PubCo intends that the 423 Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. Except as otherwise provided in the ESPP or determined by the board of directors of Quanergy PubCo, the
Non-423
Component will operate and be administered in the same manner as the 423 Component. However, if a participant transfers from an offering under the 423 Component to an offering under the
Non-423
Component after the participant transfers employment by or between Quanergy PubCo and a company designated by the board of directors of Quanergy PubCo or between such designated companies, the exercise of the participant’s purchase rights will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an offering under the
Non-423
Component to an offering under the 423 Component, the exercise of the purchase right will remain non-qualified
under the
Non-423
Component.
Share Reserve
. The maximum number of shares of Quanergy PubCo common stock that may be issued under the ESPP is a number of shares equal to one percent (1%) of the shares of Quanergy PubCo common stock outstanding immediately following consummation of the Business Combination. Additionally, the number of shares of Quanergy PubCo common stock reserved for issuance under the ESPP will automatically increase on January 1st of each year, beginning on January 1, 2023 and continuing through and including January 1, 2032, by the lesser of (1) one percent (1%) of fully diluted Quanergy PubCo common stock on December 31st of the preceding calendar year, (2) shares of Quanergy PubCo common stock equal to 200% of the initial share reserve, or (3) such lesser number of shares of Quanergy PubCo as determined by the board of directors of Quanergy PubCo. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the ESPP. As of December 31, 2021, the most recent practicable date prior to the record date for the extraordinary general meeting, the closing price of CCAC’s public shares as reported on NYSE was $10.01 per public share.
Administration
. The board of directors of Quanergy PubCo, or a duly authorized committee thereof, will administer the ESPP and will have the right to establish offerings under the ESPP, provided that such offerings are not inconsistent with the terms of the ESPP.
Limitations
. Quanergy PubCo employees and the employees of any of its designated affiliates, as designated by the board of directors of Quanergy PubCo, will be eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with Quanergy PubCo or one of its affiliates for more than 20 hours per week and five or more months per calendar year or (2) continuous employment with Quanergy PubCo or one of its affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. In addition, the board of directors of Quanergy PubCo may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. Further, the board of directors of Quanergy PubCo may also impose holding restrictions on the shares purchased under one or more offerings under the ESPP. If this proposal is approved by the stockholders, all the employees of Quanergy PubCo and its related corporations will be eligible to participate in the ESPP following the closing of the Business Combination. An employee may not be granted rights to purchase stock under the ESPP (a) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of Quanergy PubCo stock or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of Quanergy PubCo stock for each calendar year that the rights remain outstanding.
The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of Quanergy PubCo common stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of Quanergy PubCo stock on any purchase date during the offering period is less than or equal to the fair market value of a share of Quanergy PubCo stock on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such purchase date.
A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.
Payroll Deductions
. The ESPP permits participants to purchase shares of Quanergy PubCo common stock through payroll deductions. The administrator will determine the purchase price of the shares under each offering; provided that, in no case will such purchase price be lesser than 85% of the lower of the fair market value of Quanergy PubCo common stock on the first day of an offering or on the date of purchase. Participants may end their participation at any time during an offering and will be paid their accrued contributions that have not yet been used to purchase shares, without interest. Participation ends automatically upon termination of employment with Quanergy PubCo and its related corporations.
Withdrawal.
 Participants may withdraw from an offering by delivering a withdrawal form to Quanergy PubCo and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the plan administrator. Upon such withdrawal, Quanergy PubCo will distribute to the employee his or her accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.

Termination of Employment.
 A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by Quanergy PubCo or any of its parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, Quanergy PubCo will distribute to the participant his or her accumulated but unused contributions, without interest. Unless otherwise determined by the board of directors of Quanergy PubCo, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between Quanergy PubCo and a company designated by the board of directors of Quanergy PubCo or between such designated companies will not be treated as having terminated employment for purposes of participating in and offering or the ESPP.
Corporate Transactions
. In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened, and a new purchase date will be set and within ten business days prior to the corporate transaction. The participants’ purchase rights will be exercised on the new purchase date and such purchase rights will terminate immediately thereafter.
Amendment and Termination
. The board of directors of Quanergy PubCo has the authority to amend, suspend, or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of Quanergy PubCo stockholders. Any benefits, privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the ESPP will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by the board of directors of Quanergy PubCo in accordance with the terms of the ESPP.
U.S. Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences to participants and Quanergy PubCo with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of Quanergy PubCo common stock acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.
423 Component of the ESPP
Rights granted under the 423 Component of the ESPP are intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code.
A participant will be taxed on amounts withheld for the purchase of shares of Quanergy PubCo common stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or other disposition will depend upon the holding period of the acquired shares.
If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss.
If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or other disposition. The balance of any gain will be treated as capital gain. Even if the shares are later sold or otherwise disposed of for less than their fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.
Non-423
Component
A participant will be taxed on amounts withheld for the purchase of shares of Quanergy PubCo common stock as if such amounts were actually received. Under the
Non-423
Component, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the purchase right over the purchase price. If the participant is employed by Quanergy PubCo or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the purchase right, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.
There are no U.S. federal income tax consequences to Quanergy PubCo by reason of the grant or exercise of rights under the ESPP. Quanergy PubCo is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant for shares sold or otherwise disposed of before the expiration of the holding periods described above (subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of tax reporting obligations).
New Plan Benefits
Following the Closing, Quanergy PubCo is expected to have approximately 110 employees who would be eligible participate in the ESPP if the board of directors of Quanergy PubCo determined to initiate an offering at such time. However, participation in the ESPP is voluntary and each eligible employee will make his or her own decision regarding whether and to what extent to participate in the ESPP. Therefore, CCAC cannot currently determine the benefits or number of shares subject to purchase rights and a new plan benefits table is thus not provided.
Interests of CCAC’s Directors and Officers in the Employee Stock Purchase Plan Proposal
When you consider the recommendation of the CCAC Board in favor of approval of the ESPP, you should keep in mind that certain of CCAC’s directors and officers have interests in the ESPP that are different from, in addition to, or in conflict with your interests as a stockholder or warrantholder, including, among other things, the existence of financial and personal interests. See the section titled “
BCA Proposal—Interests of CCAC’s Directors and Officers in the Business Combination
” for a further discussion.
Vote Required for Approval
The ESPP Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting. Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Resolution
The full text of the resolution to be passed is as follows:
“
RESOLVED
, as an ordinary resolution, that the Company’s adoption of the Quanergy Systems, Inc. 2022 Employee Stock Purchase Plan and any form award agreements thereunder, be approved, ratified and confirmed in all respects.”
Recommendation of CCAC Board
THE CCAC BOARD UNANIMOUSLY RECOMMENDS THAT THE CCAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

ADJOURNMENT PROPOSAL
The Adjournment Proposal allows the CCAC Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the Sponsor and Quanergy PubCo and their respective stockholders to make purchases of ordinary shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the extraordinary general meeting. See “
BCA Proposal—Interests of CCAC’s Directors and Officers in the Business Combination
.”
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the CCAC Board may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.
Vote Required for Approval
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the quorate extraordinary general meeting. Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Adjournment Proposal is not conditioned upon any other proposal.
Resolution
The full text of the resolution to be passed is as follows:
“
RESOLVED
, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting be approved.”
Recommendation of the CCAC Board
THE CCAC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
THE EXISTENCE OF FINANCIAL AND PERSONAL INTERESTS OF CCAC’S DIRECTORS MAY RESULT IN A CONFLICT OF INTEREST ON THE PART OF ONE OR MORE OF THE DIRECTORS BETWEEN WHAT HE, SHE OR THEY MAY BELIEVE IS IN THE BEST INTERESTS OF CCAC AND ITS SHAREHOLDERS AND WHAT HE, SHE OR THEY MAY BELIEVE IS BEST FOR HIMSELF, HERSELF OR THEMSELVES IN DETERMINING TO RECOMMEND THAT SHAREHOLDERS VOTE FOR THE PROPOSALS. SEE THE SECTION ENTITLED “
BCA PROPOSAL—INTERESTS OF CCAC’S DIRECTORS AND OFFICERS IN THE BUSINESS COMBINATION
” FOR A FURTHER DISCUSSION.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of certain U.S. federal income tax considerations (i) for U.S. Holders and
Non-U.S.
Holders (each as defined below, and together, “Holders”) of CCAC Class A ordinary shares and CCAC warrants (each, a “CCAC Security”) of the Domestication and (ii) for Holders of CCAC Class A ordinary shares that elect to have the Quanergy PubCo common stock they receive in connection with the Domestication redeemed for cash if the Business Combination is completed. This section applies only to Holders that hold their CCAC Securities as “capital assets” for U.S. federal income tax purposes (generally, property held for investment). For purposes of this discussion, because the components of a CCAC unit are generally separable at the option of the Holder, the Holder of a CCAC unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying CCAC Class A ordinary share and CCAC warrant components of the CCAC unit. Accordingly, the separation of a CCAC unit into the CCAC Class A ordinary share and the one-half
of one CCAC warrant underlying the CCAC unit generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders of CCAC Securities are urged to consult their tax advisors concerning the U.S. federal, state, local and any
non-U.S.
tax consequences of the transactions contemplated by the Domestication and the Business Combination (including any redemption of the Quanergy PubCo common stock) with respect to any CCAC Class A ordinary shares and CCAC warrants held through CCAC units (including alternative characterizations of CCAC units).
This discussion is limited to U.S. federal income tax considerations and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or
non-U.S.
jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income, the consequences of special tax accounting rules under Section 451(b) of the Code and the different consequences that may apply if you are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules with respect to the CCAC Securities;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	U.S. expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more (by vote or value) of CCAC Class A ordinary shares (except as specifically provided below);

•	the Sponsor or its affiliates, officers or directors, or holders of private placement warrants;

•	persons that acquired their CCAC Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold their CCAC Securities as part of a straddle, constructive sale, hedging, wash sale, conversion or other integrated or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or

•	“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds CCAC Securities, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any CCAC Securities and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Domestication and the exercise of redemption rights with respect to their CCAC Class A ordinary shares.
This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein.
We have not sought, and do not intend to, seek any rulings from the IRS as to any U.S. federal income tax considerations described herein. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.
THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE DOMESTICATION AND EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO THE CLASS A ORDINARY SHARES. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION AND THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL
NON-INCOME,
STATE AND LOCAL AND
NON-U.S.
TAX LAWS.

I.	U.S. HOLDERS
As used herein, a “U.S. Holder” is a beneficial owner of a CCAC Security who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•
a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

A .	Tax Effects of the Domestication to U.S. Holders
1.     Generally
The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.
Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected.” Pursuant to the Domestication, CCAC will change its jurisdiction of incorporation from the Cayman Islands to Delaware, and, in connection with the Closing, will change its name to “Quanergy Inc.”
White & Case LLP has delivered an opinion that the Domestication will qualify as an F Reorganization. Such opinion is filed by amendment as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus forms part and is based on customary assumptions, representations and covenants. If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected. An opinion of counsel is not binding on the IRS or any court. CCAC has not requested, and does not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Domestication. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each U.S. Holder of CCAC Securities is urged to consult its tax advisor with respect to the particular tax consequence of the Domestication to such U.S. Holder.
Based on the expected treatment of the Domestication as an F Reorganization, U.S. Holders of CCAC Securities generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided below under the sections entitled “
—3. Effects of Section
 367 to U.S. Holders of CCAC Class
 A Ordinary Shares
” and “
—5. PFIC Considerations,
” and the Domestication should be treated for U.S. federal income tax purposes as if CCAC (i) transferred all of its assets and liabilities to Quanergy PubCo in exchange for all of the outstanding common stock and warrants of Quanergy PubCo; and (ii) then distributed the common stock and warrants of Quanergy PubCo to the holders of securities of CCAC in liquidation of CCAC. The taxable year of CCAC will be deemed to end on the date of the Domestication.
Subject to the discussion below under the section entitled “
—5. PFIC Considerations,
” if the Domestication fails to qualify as an F Reorganization, a U.S. Holder of CCAC Securities generally would recognize gain or loss with respect to its CCAC Securities in an amount equal to the difference, if any, between the fair market value of the corresponding common stock and warrants of Quanergy PubCo received in the Domestication and the U.S. Holder’s adjusted tax basis in its CCAC Securities surrendered.
Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to CCAC Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising redemption rights with respect to CCAC Class A ordinary shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.
Following the Domestication, a U.S. Holder generally would be required to include in gross income as U.S. source dividend income the amount of any distribution of cash or other property paid on the Quanergy PubCo common stock to the extent the distribution is paid out of Quanergy PubCo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). U.S. Holders are urged to consult with their tax advisors regarding this and any other tax considerations of owning stock and warrants of a U.S. corporation, i.e., Quanergy PubCo, rather than a
non-U.S.
corporation following the Domestication.
2.     Basis and Holding Period Considerations
Based on the expected treatment of the Domestication as an F Reorganization, subject to the discussion below under the section entitled “
—5. PFIC Considerations
”: (i) the tax basis of a share of Quanergy PubCo common stock or Quanergy PubCo warrant received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the CCAC Class A ordinary share or CCAC warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below) and (ii) the holding period for a share of Quanergy PubCo common stock or a Quanergy PubCo warrant received by a U.S. Holder will include such U.S. Holder’s holding period for the CCAC Class A ordinary share or CCAC warrant surrendered in exchange therefor.
If the Domestication fails to qualify as an F Reorganization, the U.S. Holder’s basis in the common stock and warrants of Quanergy PubCo would be equal to the fair market value of such common stock and warrants of Quanergy PubCo on the date of the Domestication, and such U.S. Holder’s holding period for the such common stock and warrants of Quanergy PubCo would begin on the day following the date of the Domestication. Shareholders who hold different blocks of CCAC Securities (generally, shares of CCAC Securities purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of CCAC Securities.
3.     Effects of Section 367 to U.S. Holders of CCAC Class A Ordinary Shares
Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as an F Reorganization. Subject to the discussion below under the section entitled “
—E. PFIC Considerations
,” Section 367 of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise be tax-deferred.
Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to their CCAC Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367 of the Code and the PFIC rules, as discussed below under the section entitled “
—5. PFIC Considerations,
” as a result of the Domestication. Because of the inherently factual nature of the tests under the applicable Treasury Regulations to determine the applicability of Section 367(b) of the Code to any particular U.S. Holder, and the fact that these tests are generally applied based on the relevant facts at the time of the completion of the Domestication, White & Case LLP is unable to opine on the application of Section 367(b) of the Code to a U.S. Holder on the receipt of Quanergy PubCo common stock in exchange for CCAC Class A ordinary shares in the Domestication.

a.	U.S. Holders Whose CCAC Class A Ordinary Shares Have a Fair Market Value of $50,000 or More and Who Own 10 Percent or More (By Vote or Value) of CCAC Stock
Subject to the discussion below under the section entitled “
—5. PFIC Considerations,
” a U.S. Holder whose CCAC Class A ordinary shares have a fair market value of $50,000 or more on the date of the Domestication and who is a 10% U.S. Shareholder must include in income as a dividend deemed paid by CCAC the “all earnings and profits amount” attributable to the CCAC Class A ordinary shares it directly owns within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of CCAC warrants will be taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a 10% U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.
A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its CCAC Class A ordinary shares is the net positive earnings and profits of CCAC (as determined under Treasury Regulations under Section 367 of the Code) attributable to such CCAC Class A ordinary shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such CCAC Class A ordinary shares. Treasury Regulations under Section 367 of the Code provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.
CCAC does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If CCAC’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a 10% U.S. Shareholder should not be required to include in gross income an “all earnings and profits amount” with respect to its CCAC Class A ordinary shares. However, the determination of earnings and profits is a complex determination and may be impacted by numerous factors. It is possible that the amount of CCAC’s cumulative net earnings and profits could be positive through the date of the Domestication, in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend deemed paid by CCAC under Treasury Regulations under Section 367 of the Code as a result of the Domestication.

b.	U.S. Holders Whose CCAC Class A Ordinary Shares Have a Fair Market Value of $50,000 or More But Who Own Less Than 10% (By Vote or Value) of CCAC Stock
Subject to the discussion below under the section entitled “
—5. PFIC Considerations
,” a U.S. Holder whose CCAC Class A ordinary shares have a fair market value of $50,000 or more and who, on the date of the Domestication, is not a 10% U.S. Shareholder will recognize gain (but not loss) with respect to its CCAC Class A ordinary shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder’s CCAC Class A ordinary shares as described below.
Subject to the discussion below under the section entitled “—
5. PFIC Considerations,
” unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to Quanergy PubCo common stock received in the Domestication in an amount equal to the excess of the fair market value of such Quanergy PubCo common stock over the U.S. Holder’s adjusted tax basis in the CCAC Class A ordinary shares deemed surrendered in exchange therefor. U.S. Holders who hold different blocks of CCAC Class A ordinary shares (generally, CCAC Class A ordinary shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.
In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income as a deemed dividend paid by CCAC the “all earnings and profits amount” attributable to its CCAC Class A ordinary shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)	a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)	a complete description of the Domestication;

(iii)	a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)
a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from CCAC establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s CCAC Class A ordinary shares and (B) a representation that the U.S. Holder has notified CCAC (or Quanergy PubCo) that the U.S. Holder is making the election; and

(vi)	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.
In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to CCAC or Quanergy PubCo no later than the date such tax return is filed. In connection with this election, CCAC may in its discretion provide each U.S. Holder eligible to make such an election with information regarding CCAC’s earnings and profits upon written request.
CCAC does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that CCAC had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its CCAC Class A ordinary shares, and thus could be required to include that amount in income as a deemed dividend deemed paid by CCAC under applicable Treasury Regulations as a result of the Domestication.
EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING AN ELECTION TO INCLUDE IN INCOME THE “ALL EARNINGS AND PROFITS AMOUNT” ATTRIBUTABLE TO ITS CCAC CLASS A ORDINARY SHARES UNDER SECTION 367(b) OF THE CODE AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH AN ELECTION.

c.	U.S. Holders that Own CCAC Class A Ordinary Shares with a Fair Market Value of Less Than $50,000 and Who Own Less Than 10% (By Vote or Value) of CCAC Stock
A U.S. Holder who is not a 10% U.S. Shareholder and whose CCAC Class A ordinary shares have a fair market value of less than $50,000 on the date of the Domestication should not be required to recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Code in connection with the Domestication. However, such U.S. Holder may be subject to taxation under the PFIC rules as discussed below under the section entitled “
—5. PFIC Considerations
.”
4.     Tax Consequences for U.S. Holders of CCAC Warrants
Based on the expected treatment of the Domestication as an F Reorganization, subject to the considerations described under the section entitled “—
3. Effects of Section
 367 to U.S. Holders of CCAC Class
 A Ordinary Shares
—
a. U.S. Holders Whose CCAC Class
 A Ordinary Shares Have a Fair Market Value of $50,000 or More and Who Own 10 Percent or More (By Vote or Value) of CCAC Stock
” above relating to a U.S. Holder’s ownership of CCAC warrants being taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below under the section entitled “—
5. PFIC Considerations
” relating to the PFIC rules, a U.S. Holder of CCAC warrants should not be subject to U.S. federal income tax with respect to the exchange of their CCAC warrants for Quanergy PubCo warrants in the Domestication.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.
5.     PFIC Considerations
Regardless of whether the Domestication qualifies as an F Reorganization (and, if the Domestication qualifies as an F Reorganization, in addition to the discussion under the section entitled “
—3. Effects of Section
 367 to U.S. Holders of CCAC Class
 A Ordinary Shares
” above), the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code if CCAC is considered a PFIC.
a.
Definition of a PFIC
A foreign (i.e.,
non-U.S.)
corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business received from unrelated persons) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually. Pursuant to a “startup exception,” a foreign corporation will not be a PFIC for the first taxable year the foreign corporation has gross income (the “startup year”) if (1) no predecessor of the foreign corporation was a PFIC; (2) the foreign corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the startup year; and (3) the foreign corporation is not in fact a PFIC for either of those years.
b.
PFIC Status of CCAC
Based upon the composition of its income and assets, and upon a review of its financial statements, CCAC believes that it likely will not be eligible for the startup exception and therefore likely has been a PFIC since its first taxable year and will likely be considered a PFIC for the taxable year which ends as a result of the Domestication. However, because of the inherently factual nature of the determination, and because the determination is an annual one based on income and assets of CCAC in each year, White & Case LLP is unable to opine on CCAC’s PFIC status for any taxable year.
c.
Effects of PFIC Rules on the Domestication
Even if the Domestication qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging warrants of a PFIC for newly issued warrants in connection with a domestication transaction) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations would require gain recognition to U.S. Holders of CCAC Class A ordinary shares and CCAC warrants as a result of the Domestication if:

(i)	CCAC were classified as a PFIC at any time during such U.S. Holder’s holding period in such CCAC Class A ordinary shares or CCAC warrants; and

(ii)
the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such CCAC Class A ordinary shares or in which CCAC was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) an MTM Election (as defined below) with respect to such CCAC Class A ordinary shares. Currently, applicable Treasury Regulations provide that neither a QEF Election nor an MTM Election can be made with respect to warrants.

The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of CCAC. Under these rules:

•	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s CCAC Class A ordinary shares or CCAC warrants;

•
the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which CCAC was a PFIC, will be taxed as ordinary income;

•
the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year (described in the third bullet above) of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations applied to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) requires the U.S. Holder to recognize gain or include an amount in income as a deemed dividend deemed paid by CCAC, the gain realized on the transfer is taxable as an excess distribution under these rules, and the excess, if any, of the amount to be included in income under Section 367(b) over the gain realized under these rules is taxable as provided under Section 367(b). See the discussion above under the section entitled “
—3. Effects of Section
 367 to U.S. Holders of CCAC Class
 A Ordinary Shares.
”
It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such final Treasury Regulations would apply. Therefore, U.S. Holders of CCAC Class A ordinary shares that have not made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their CCAC Class A ordinary shares and CCAC warrants under the PFIC rules in the manner set forth above. A U.S. Holder that made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election with respect to its CCAC Class A ordinary shares is referred to herein as an “Electing Shareholder” and a U.S. Holder that is not an Electing Shareholder is referred to herein as a
“Non-Electing
Shareholder.” Due to the uncertainty regarding the application of Section 1291(f) of the Code, White & Case LLP is unable to opine on the application of the PFIC rules to a U.S. Holder on the receipt of Quanergy PubCo common stock in exchange for CCAC Class A ordinary shares in the Domestication.
The application of the PFIC rules to U.S. Holders of CCAC warrants is unclear. Proposed Treasury Regulations issued under the PFIC rules generally treats an “option” (which would include a CCAC warrant) to acquire the stock of a PFIC as stock of the PFIC, while final Treasury Regulations issued under the PFIC rules provides that the QEF Election does not apply to options and no MTM Election (as defined below) is currently available with respect to options. Therefore, it is possible that the proposed Treasury Regulations if finalized in their current form would apply to cause gain recognition on the exchange of CCAC warrants for Quanergy PubCo warrants pursuant to the Domestication.
Any gain recognized by a
Non-Electing
Shareholder of CCAC Class A ordinary shares or a U.S. Holder of CCAC warrants as a result of the Domestication pursuant to PFIC rules would be taxable income to such U.S. Holder and taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.
As noted above, the Domestication could be a taxable event under the PFIC rules regardless of whether the Domestication qualifies as an F Reorganization if CCAC is considered a PFIC. If the Domestication fails to qualify as an F Reorganization, absent a QEF Election (or a QEF Election along with a purging election) or an MTM Election, a U.S. Holder would be taxed under the PFIC rules in the manner set forth above.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.
d.
QEF Election and
Mark-to-Market
Election
The impact of the PFIC rules on a U.S. Holder of CCAC Class A ordinary shares will depend on whether the U.S. Holder has made a timely and effective election to treat CCAC as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of CCAC Class A ordinary shares during which CCAC qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the U.S. Holder’s CCAC Class A ordinary shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. Holder would increase the adjusted tax basis in its CCAC Class A ordinary shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its CCAC Class A ordinary shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.
A U.S. Holder’s ability to make a timely and effective QEF Election (or a QEF Election along with a purging election) with respect to CCAC is contingent upon, among other things, the provision by CCAC of a “PFIC Annual Information Statement” to such U.S. Holder. CCAC will endeavor to provide PFIC Annual Information Statements, upon written request, to U.S. Holders of CCAC Class A ordinary shares with respect to each taxable year for which CCAC determines it is a PFIC. There is no assurance, however, that CCAC will timely provide such information. As discussed further above, a U.S. Holder is not able to make a QEF Election with respect to CCAC warrants under applicable final Treasury Regulations. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to their CCAC Class A ordinary shares. As a result, such an Electing Shareholder generally should not recognize gain or loss as a result of the Domestication except to the extent described under “
—C. Effects of Section
 367 to U.S. Holders of CCAC Class
 A Ordinary shares—1. Generally
” and subject to the discussion above under “
—Tax A. Tax Effects of the Domestication to U.S. Holders,
” but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of CCAC, whether or not such amounts are actually distributed.
The impact of the PFIC rules on a U.S. Holder of CCAC Class A ordinary shares may also depend on whether the U.S. Holder has made a mark-to-market
election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including the NYSE (an “MTM Election”). No assurance can be given that the CCAC Class A ordinary shares are considered to be marketable stock for purposes of the MTM Election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the adverse PFIC rules discussed herein with respect their CCAC Class A ordinary shares in connection with the Domestication. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its CCAC Class A ordinary shares at the end of its taxable year over its adjusted basis in its CCAC Class A ordinary shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis in its CCAC Class A ordinary shares over the fair market value of its CCAC Class A ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM Election). The U.S. Holder’s basis in its CCAC Class A ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its CCAC Class A ordinary shares will be treated as ordinary income. However, if the MTM Election is not made by a U.S. Holder with respect to the first taxable year of its holding period for the PFIC stock, then the Section 1291 rules discussed above will apply to certain dispositions of, distributions on and other amounts taxable with respect to CCAC Class A ordinary shares, including in connection with the Domestication. An MTM Election is not available with respect to warrants, including the CCAC warrants.
THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, INCLUDING THE APPLICATION OF THE RULES ADDRESSING OVERLAPS IN THE PFIC RULES AND THE SECTION 367(b) RULES AND THE RULES RELATING TO CONTROLLED FOREIGN CORPORATIONS. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), AN MTM ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND WHETHER AND HOW ANY OVERLAP RULES APPLY, AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION OR OVERLAP RULE AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Tax Effects to U.S. Holders of Exercising Redemption Rights
1.     Generally
The U.S. federal income tax consequences to a U.S. Holder of CCAC Class A ordinary shares (which will be exchanged for Quanergy PubCo common stock in the Domestication) that exercises its redemption rights with respect to its CCAC Class A ordinary shares to receive cash in exchange for all or a portion of its Quanergy PubCo common stock received in the Domestication will depend on whether the redemption qualifies as a sale of shares of Quanergy PubCo common stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of Quanergy PubCo common stock by a U.S. Holder, the tax consequences to such U.S. Holder are as described below under the section entitled “
—3. Taxation of Redemption Treated as a Sale of Quanergy PubCo
common stock.”
If the redemption does not qualify as a sale of shares of Quanergy PubCo common stock, a U.S. Holder will be treated as receiving a corporate distribution with the tax consequences to such U.S. Holder as described below under the section entitled
“—2. Taxation of Redemption Treated as a Distribution.”
Whether a redemption of shares of Quanergy PubCo common stock qualifies for sale treatment will depend largely on the total number of shares of Quanergy PubCo stock treated as held by the redeemed U.S. Holder before and after the redemption (including any Quanergy PubCo stock constructively owned by the U.S. Holder as a result of owning Quanergy PubCo warrants and any Quanergy PubCo stock that a U.S. Holder would directly or indirectly acquire pursuant to the Business Combination or the PIPE Investments) relative to all of the Quanergy PubCo stock outstanding both before and after the redemption. The redemption of Quanergy PubCo common stock generally will be treated as a sale of Quanergy PubCo common stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the U.S. Holder, (2) results in a “complete termination” of the U.S. Holder’s interest in Quanergy PubCo or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.
In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a U.S. Holder takes into account not only shares of Quanergy PubCo stock actually owned by the U.S. Holder, but also shares of Quanergy PubCo stock that are constructively owned by it under certain attribution rules set forth in the Code. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include Quanergy PubCo common stock which could be acquired pursuant to the exercise of Quanergy PubCo warrants. Moreover, any Quanergy PubCo stock that a U.S. Holder directly or constructively acquires pursuant to the Business Combination or the PIPE Investments generally should be included in determining the U.S. federal income tax treatment of the redemption.
In order to meet the substantially disproportionate test, the percentage of Quanergy PubCo’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of shares of Quanergy PubCo common stock must, among other requirements, be less than eighty percent (80%) of the percentage of Quanergy PubCo’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption (taking into account both redemptions by other holders of Quanergy PubCo common stock and the Quanergy PubCo common stock to be issued pursuant to the Business Combination or the PIPE Investments). There will be a complete termination of a U.S. Holder’s interest if either (1) all of the shares of Quanergy PubCo stock actually and constructively owned by the U.S. Holder are redeemed or (2) all of the shares of Quanergy PubCo stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other shares of Quanergy PubCo stock (including any stock constructively owned by the U.S. Holder as a result of owning Quanergy PubCo warrants). The redemption of Quanergy PubCo common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Quanergy PubCo. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Quanergy PubCo will depend on the particular facts and circumstances. However, the

IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the foregoing tests is satisfied, then the redemption of shares of Quanergy PubCo common stock will be treated as a corporate distribution to the redeemed U.S. Holder and the tax effects to such a U.S. Holder will be as described below under the section entitled “
—2. Taxation of Redemption Treated as a Distribution.
” After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Quanergy PubCo common stock will be added to the U.S. Holder’s adjusted tax basis in its remaining Quanergy PubCo stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Quanergy PubCo warrants or possibly in other Quanergy PubCo stock constructively owned by it.
2.
Taxation of Redemption Treated as a Distribution
If the redemption of a U.S. Holder’s shares of Quanergy PubCo common stock is treated as a corporate distribution, as discussed above under the section entitled “
—1. Generally
,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from Quanergy PubCo’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Quanergy PubCo’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of Quanergy PubCo common stock. Any remaining excess will be treated as gain realized on the sale of Quanergy PubCo common stock and will be treated as described below under the section entitled “
—3. Taxation of Redemption Treated as a Sale of Quanergy PubCo common stock.
”
3.
Taxation of Redemption Treated as a Sale of Quanergy PubCo common stock
If the redemption of a U.S. Holder’s shares of Quanergy PubCo common stock is treated as a sale, as discussed above under the section entitled “
—1. Generally
,” a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. Holder’s adjusted tax basis in the shares of Quanergy PubCo common stock redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Quanergy PubCo common stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
U.S. Holders who hold different blocks of Quanergy PubCo common stock (including as a result of holding different blocks of CCAC Class A ordinary shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.
Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code and the PFIC rules as a result of the Domestication (discussed further above).
U.S. Holders who actually or constructively own at least five percent (5%) (or, if Quanergy PubCo common stock is not then publicly traded, at least one percent (1%)) or more of Quanergy PubCo common stock may be subject to special reporting requirements with respect to a redemption of Quanergy PubCo common stock, and such holders should consult with their tax advisors with respect to their reporting requirements.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR QUANERGY PUBCO COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

4.     Information Reporting and Backup Withholding
Payments of cash to a U.S. Holder as a result of the redemption of Quanergy PubCo common stock may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and the U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.
II.
    NON-U.S.
HOLDERS
As used herein, a
“Non-U.S.
Holder” is a beneficial owner of a CCAC Security who or that is, for U.S. federal income tax purposes:

•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•	a foreign corporation; or

•	an estate or trust that is not a U.S. Holder.
A.     Effects of the Domestication to
Non-U.S.
Holders
The Domestication is not expected to result in any U.S. federal income tax consequences to
Non-U.S.
Holders of CCAC Securities.
The following describes U.S. federal income tax considerations relating to the ownership and disposition of Quanergy PubCo common stock and Quanergy PubCo warrants by a
Non-U.S.
Holder after the Domestication.
B.     Distributions
In general, any distributions (including constructive distributions, but not including certain distributions of Quanergy PubCo stock or rights to acquire Quanergy PubCo stock) made to a
Non-U.S.
Holder of shares of Quanergy PubCo common stock, to the extent paid out of Quanergy PubCo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the
Non-U.S.
Holder’s conduct of a trade or business within the United States, Quanergy PubCo will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such
Non-U.S.
Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form
W-8BEN
or
W-8BEN-E).
In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a
Non-U.S.
Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such
Non-U.S.
Holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the
Non-U.S.
Holder’s adjusted tax basis in its shares of Quanergy PubCo common stock and, to the extent such distribution exceeds the
Non-U.S.
Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Quanergy PubCo common stock, which will be treated as described under “
—C. Sale, Taxable Exchange or Other Taxable Disposition of Quanergy PubCo common stock and Warrants
” below.
The withholding tax generally does not apply to dividends paid to a
Non-U.S.
Holder who provides a Form
W-8ECI,
certifying that the dividends are effectively connected with the
Non-U.S.
Holder’s conduct of a

trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the
Non-U.S.
Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate
Non-U.S.
Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

C.	Sale, Taxable Exchange or Other Taxable Disposition of Quanergy PubCo common stock and Warrants
A
Non-U.S.
Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of its Quanergy PubCo common stock or Quanergy PubCo warrants (including an expiration or redemption of the Quanergy PubCo warrants as described under “
—D. Exercise, Lapse or Redemption of a Quanergy PubCo Warrant
”, or a redemption of Quanergy PubCo common stock that is treated as a sale or exchange as described under “
—E. Effects to
Non-U.S.
Holders of Exercising Redemption Rights
”), unless:

(i)
the gain is effectively connected with the conduct by the
Non-U.S.
Holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the
Non-U.S.
Holder);

(ii)
such
Non-U.S.
Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition (as such days are calculated pursuant to Section 7701(b)(3) of the Code) and certain other requirements are met; or

(iii)
Quanergy PubCo is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the
Non-U.S.
Holder held Quanergy PubCo common stock and, in the case where shares of Quanergy PubCo common stock are “regularly traded” on an “established securities market,” as such terms are defined under applicable Treasury Regulations, the
Non-U.S.
Holder has owned, directly or constructively, more than five percent (5%) of Quanergy PubCo common stock or more than five percent (5%) of the total fair market value of Quanergy PubCo warrants (provided such warrants are considered to be “regularly traded) at any time within the shorter of the five-year period preceding the redemption or such
Non-U.S.
Holder’s holding period for the shares of Quanergy PubCo common stock. There can be no assurance that Quanergy PubCo common stock or Quanergy PubCo warrants are or have been treated as regularly traded on an established securities market for this purpose. It is unclear how the rules for determining the 5% threshold for this purpose would be applied with respect to Quanergy PubCo common stock or Quanergy PubCo warrants, including how a
Non-U.S.
Holder’s ownership of Quanergy PubCo warrants impacts the 5% threshold determination with respect to Quanergy PubCo common stock and whether the 5% threshold determination with respect to Quanergy PubCo warrants must be made with or without reference to the private placement warrants. In addition, special rules may apply in the case of a disposition of Quanergy PubCo warrants if Quanergy PubCo common stock is considered to be regularly traded, but Quanergy PubCo warrants are not considered to be regularly traded. While we do not believe that Quanergy is a United States real property holding corporation, and we do not expect Quanergy PubCo to become a United States real property holding corporation for the foreseeable future, there can be no assurance regarding Quanergy PubCo’s future status as a United States real property holding corporation.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the
Non-U.S.
Holder were a U.S. resident. Any gains described in the first bullet point above of a corporate
Non-U.S.
Holder may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or a lower applicable income tax treaty rate). If the second bullet point applies to a
Non-U.S.
Holder, such
Non-U.S.
Holder will be subject to U.S. tax on such
Non-U.S.
Holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of thirty percent (30%).

If the third bullet point above applies to a
Non-U.S.
Holder, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. In addition, Quanergy PubCo may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such redemption. It is not expected that Quanergy PubCo would be a United States real property holding corporation after the Domestication or immediately after the Business Combination is completed. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether Quanergy PubCo would be treated as a United States real property holding corporation in any future year.
D.     Exercise, Lapse or Redemption of a Quanergy PubCo Warrant
A
Non-U.S.
Holder generally will not recognize taxable gain or loss on the acquisition of Quanergy PubCo common stock upon exercise of a Quanergy PubCo warrant for cash. The
Non-U.S.
Holder’s tax basis in the share of Quanergy PubCo common stock received upon exercise of the Quanergy PubCo warrant generally will be an amount equal to the sum of the
Non-U.S.
Holder’s initial investment in the Quanergy PubCo warrant and the exercise price. It is unclear whether the
Non-U.S.
Holder’s holding period for the Quanergy PubCo common stock received upon exercise of the Quanergy PubCo warrants will begin on the date following the date of exercise or on the date of exercise of the Quanergy PubCo warrants; in either case, the holding period will not include the period during which the
Non-U.S.
Holder held the Quanergy PubCo warrants. If a Quanergy PubCo warrant is allowed to lapse unexercised, a
Non-U.S.
Holder generally will recognize a capital loss equal to such holder’s tax basis in the Quanergy PubCo warrant and generally will be taxed as described above under “—
C. Sale, Taxable Exchange or Other Taxable Disposition of Quanergy PubCo
common stock and Warrants
.”
The tax consequences of a cashless exercise of a Quanergy PubCo warrant are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a
Non-U.S.
Holder’s basis in the Quanergy PubCo common stock received would equal the holder’s basis in the Quanergy PubCo warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a
Non-U.S.
Holder’s holding period in the Quanergy PubCo common stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the Quanergy PubCo warrant; in either case, the holding period would not include the period during which the
Non-U.S.
Holder held the Quanergy PubCo warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Quanergy PubCo common stock would include the holding period of the Quanergy PubCo warrants exercised therefor.
It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a
Non-U.S.
Holder could be deemed to have surrendered a number of warrants equal to the number of shares of Quanergy PubCo common stock having a value equal to the exercise price for the total number of warrants to be exercised. In such case, the consequences would be similar to those described above in “—
C. Sale, Taxable Exchange or Other Taxable Disposition of Quanergy PubCo
common stock and Warrants
.” It is unclear whether a
Non-U.S.
Holder’s holding period for the Class A common stock would commence on the date following the date of exercise or on the date of exercise of the warrant; in either case, the holding period would not include the period during which the
Non-U.S.
Holder held the warrant.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a
Non-U.S.
Holder’s holding period would commence with respect to the Quanergy PubCo common stock received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly,
Non-U.S.
Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.
If we redeem Quanergy PubCo warrants for cash or if we purchase Quanergy PubCo warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the
Non-U.S.
Holder, taxed as described above under “—
C. Sale, Taxable Exchange or Other Taxable Disposition of Quanergy PubCo
common stock and Warrants
.”

Non-U.S.
Holders should consult their tax advisors regarding the tax consequences of the exercise, lapse, or redemption of a Quanergy PubCo warrant.
E.     Tax Effects to
Non-U.S.
Holders of Exercising Redemption Rights
The U.S. federal income tax consequences to a
Non-U.S.
Holder of CCAC Class A ordinary shares that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its Quanergy PubCo common stock received in the Domestication will depend on whether the redemption qualifies as a sale of the Quanergy PubCo common stock redeemed, as described above under “
I. U.S. Holders—B. Tax Effects to U.S. Holders of Exercising Redemption Rights—1. Generally
.” If such a redemption qualifies as a sale of Quanergy PubCo common stock, the U.S. federal income tax consequences to the
Non-U.S.
Holder will be as described above under “
—C. Sale, Taxable Exchange or Other Taxable Disposition of Quanergy PubCo common stock and Warrants.
” If such a redemption does not qualify as a sale of Quanergy PubCo common stock, the
Non-U.S.
Holder will be treated as receiving a corporate distribution, the U.S. federal income tax consequences of which are described above under “
—B. Distributions
.”
Because it may not be certain at the time a
Non-U.S.
Holder is redeemed whether such
Non-U.S.
Holder’s redemption will be treated as a sale of shares or a corporate distribution, and because such determination will depend in part on a
Non-U.S.
Holder’s particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) a
Non-U.S.
Holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a
Non-U.S.
Holder in redemption of such
Non-U.S.
Holder’s Quanergy PubCo common stock, unless (i) the applicable withholding agent has established special procedures allowing
Non-U.S.
Holders to certify that they are exempt from such withholding tax and (ii) such
Non-U.S.
Holders are able to certify that they meet the requirements of such exemption (e.g., because such
Non-U.S.
Holders are not treated as receiving a dividend under the Section 302 tests described above under the section entitled “
I. U.S. Holders—B. Tax Effects to U.S. Holders of Exercising Redemption Rights—1. Generally
”). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to a
Non-U.S.
Holder, such
Non-U.S.
Holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS.
Non-U.S.
Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.
F.     Possible Constructive Distributions
The terms of each Quanergy PubCo warrant provide for an adjustment to the number of shares of Quanergy PubCo common stock for which the Quanergy PubCo warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. A
Non-U.S.
Holder of the Quanergy PubCo warrants would, however, be treated as receiving a constructive distribution from Quanergy PubCo if, for example, the adjustment increases the warrant holders’ proportionate interest in Quanergy PubCo’s assets or earnings and profits (for example, through an increase in the number of shares of Quanergy PubCo common stock that would be obtained upon exercise or through a decrease in the exercise price of the Quanergy PubCo warrant), which adjustment may be made as a result of a distribution of cash or other property, such as other securities, to the holders of shares of Quanergy PubCo common stock, or as a result of the issuance of a stock dividend to holders of shares of Quanergy PubCo common stock, in each case, which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to tax as described under “
B. Distributions
” in the same manner as if the
Non-U.S.
Holders of the warrants received a cash distribution from Quanergy PubCo equal to the fair market value of such increased interest.

G.     Information Reporting Requirements and Backup Withholding
Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of Quanergy PubCo common stock and Quanergy PubCo warrants. A
Non-U.S.
Holder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a
Non-U.S.
Holder will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such
Non-U.S.
Holder to a refund, provided that the required information is timely furnished to the IRS.
H.     Foreign Account Tax Compliance Act
Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on Quanergy PubCo common stock and Quanergy PubCo warrants to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other
non-U.S.
entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form
W-8BEN-E).
Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a
Non-U.S.
Holder might be eligible for refunds or credits of such withholding taxes, and a
Non-U.S.
Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued.
Non-U.S.
Holders should consult their tax advisors regarding the effects of FATCA on their ownership and disposition of Quanergy PubCo common stock and warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation
S-X
as amended by the final rule, Release
No. 33-10786
“Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release
No. 33-10786
requires pro forma adjustments that depict the accounting for the transaction (“Transaction Accounting Adjustments”) and allows optional pro forma adjustments that present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”).
CCAC and Quanergy are collectively referred to herein as the “Companies,” and the Companies, subsequent to the Business Combination and the PIPE Investment, are referred to herein as “Quanergy PubCo.”
The unaudited pro forma condensed combined balance sheet as of September 30, 2021 combines the historical balance sheet of CCAC and the historical balance sheet of Quanergy on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on September 30, 2021. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 combines the historical statements of operations of CCAC and Quanergy for such periods on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented:

•	The merger of Merger Sub, the wholly owned subsidiary of CCAC, with and into Quanergy, with Quanergy as the surviving company;

•	The PIPE Investment and related adjustments;

•
The execution of the Share Purchase Agreement between CCAC, GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (“GEMS”), which provides for the potential future issuance of up to $125 million of fully paid and non-assessable common shares of Quanergy Pubco, subject to draw down notices as requested by Quanergy Pubco as provided in Article VI of the Share Purchase Agreement, and the related obligation to pay a commitment fee; and issuance of common stock warrants to GEMS for Quanergy PubCo shares;

•
All outstanding shares of Quanergy convertible preferred stock will be cancelled and converted into shares of common stock of Quanergy PubCo (all preferred stock except for Series B and Series C will be cancelled and converted using ratio of 3.9501; Series B and Series C will be converted using ratios determined in accordance with terms of the Merger Agreement);

•
All outstanding shares of Quanergy common stock will be cancelled and converted into shares of Quanergy PubCo using a conversion ratio of 3.9501 calculated in accordance with the terms of the Merger Agreement;

•
The conversion of Quanergy’s outstanding stock options, Restricted Stock (“RSAs”) and Restricted Stock Unit Awards (“RSUs”) and warrants, into stock options, Restricted Stock, Restricted Stock Unit Awards and warrants of Quanergy PubCo;

•	The repayment of Quanergy’s indebtedness under the Note Financing Agreement issued in 2018 (the “2022 Secured Notes”);

•
The conversion of the Note Financing Agreement issued in 2020 (the “2023 Notes) and 2021 (the “Extension Notes”, and together with 2023 Notes, referred to as the “Unsecured Notes”) into Quanergy common stock that will be converted into shares of common stock of Quanergy PubCo;

•	All outstanding CCAC Class A and Class B ordinary shares will be cancelled and converted into shares of common stock of Quanergy PubCo;

•	Issuance of common stock warrant to Sensata Technology Inc. in accordance with collaborative arrangement for consulting services for four years.

The historical financial information of CCAC was derived from the audited financial statements of CCAC as of and for the year ended December 31, 2020 and from the unaudited financial statements of CCAC as of and for the nine months ended September 30, 2021, included elsewhere in this proxy statement/prospectus. The historical financial information of Quanergy was derived from the audited financial statements of Quanergy as of and for the year ended December 31, 2020 and from the unaudited financial statements of Quanergy as of and for the nine months ended September 30, 2021, included elsewhere in this proxy statement / prospectus. This information should be read together with CCAC’s and Quanergy’s unaudited and audited financial statements and related notes, the sections titled “CCAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quanergy’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement / prospectus.
The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what Quanergy PubCo’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. The pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of Quanergy PubCo. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.
The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, CCAC will be treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Quanergy issuing shares for the net assets of CCAC, accompanied by a recapitalization. The net assets of CCAC will be recognized at historical cost, with no goodwill or other intangible assets recorded.
The unaudited pro forma condensed combined financial statements contained herein assumes that CCAC’s stockholders approve the Business Combination. CCAC’s public stockholders may elect to redeem their shares of Class A ordinary shares for cash even if they approve the Business Combination. CCAC cannot predict how many of its public stockholders will exercise their right to have their Class A ordinary shares redeemed for cash. As a result, Quanergy PubCo has elected to provide the unaudited pro forma condensed combined financial information under three different redemption scenarios below, which produce different allocations of total Quanergy PubCo equity between holders of the CCAC ordinary shares. As described in greater detail below in Basis of Presentation, the first scenario, or “no redemption scenario,” assumes that none of CCAC’s public stockholders will exercise their right to have their shares of CCAC Class A ordinary shares redeemed for cash, the second, or ‘Interim redemption scenario’ assumes that 50% of holders of maximum number of public shares that could be redeemed for cash while still leaving sufficient cash available to consummate the Business Combination, will exercise their right to have their public shares redeemed for cash and lastly the third scenario, or “maximum redemption scenario,” assumes that holders of the maximum number of public shares that could be redeemed for cash while still leaving sufficient cash available to consummate the Business Combination, will exercise their right to have their public shares redeemed for cash.
The actual results will be within the parameters described by the three scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2021
(in thousands, except share and per share amounts)

	As of September 30, 2021					As of September 30, 2021				As of September 30, 2021				As of September 30, 2021
	CCAC (Historical)	Quanergy (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)			Pro Forma Combined (Assuming No Redemptions)	Additional Pro Forma Adjustments (Assuming Interim- Range Redemptions)			Pro Forma Combined (Assuming Interim- Range Redemptions)	Additional Pro Forma Adjustments (Assuming Maximum Redemptions)			Pro Forma Combined (Assuming Maximum Redemptions)
ASSETS
Current Assets:
Cash and cash equivalents	$61	$34,199	$277,867	(A	)	$288,661	$(71,433)	(O	)	$217,228	$(71,433)	(P	)	$145,795
			(18,670)	(B	)
			(9,660)	(C	)
			40,000	(D	)
			(35,136)	(E	)
Restricted cash	—	70	—			70				70				70
Accounts receivable	—	805	—			805				805				805
Inventory	—	3,927	—			3,927				3,927				3,927
Deferred transaction costs	—	—	—			—				—				—
Prepaid expenses and other current assets	144	207	6,248	(F	)	22,733				22,733				22,733
			2,500	(Q	)
			13,634	(R	)

Total current assets	205	39,208	276,783			316,196	(71,433)			244,763	(71,433)			173,330
Property and equipment, net	—	2,107	—			2,107				2,107				2,107
Investments held in Trust account	277,867	—	(277,867)	(A	)	—				—				—
Other long-term assets	—	2,898	(2,756)	(B	)	18,887				18,887				18,887
			18,745	(F	)					—

Total Assets	$278,072	$44,213	$14,905			$337,190	$(71,433)			$265,757	$(71,433)			$194,324

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:										—
Accounts payable and other current liabilities	$2,791	$6,658	$(4,172)	(B	)	$7,679				$7,679				$7,679
			(98)	(E	)
			2,500	(Q	)
Accrued expenses due to related parties	841	—	—			841				841				841
Short-term debt	—	33,416	(33,416)	(E	)	—				—				—

Total current liabilities	3,632	40,074	(35,186)			8,520				8,520				8,520
Long-term debt	—	13,021	(27,204)	(G	)	(14,183)				(14,183)				(14,183)
Long-term debt - related party	—	14,183	—			14,183				14,183				14,183
Derivative liability	—	33,379	(33,379)	(G	)	—				—				—
Other long-term liabilities	16,850	876	(10,902)	(H	)	6,824				6,824				6,824
Deferred underwriting fees	9,660	—	(9,660)	(C	)	—				—				—

Total liabilities	30,142	101,533	(116,331)			15,344				15,344	—			15,344

Redeemable convertible preferred stock	—	152,978	(152,978)	(I	)	—				—				—
Common shares subject to possible redemption	276,000	—	(276,000)	(J	)	—				—				—
										—				—

	As of September 30, 2021					As of September 30, 2021		As of September 30, 2021		As of September 30, 2021
	CCAC (Historical)	Quanergy (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)			Pro Forma Combined (Assuming No Redemptions)	Additional Pro Forma Adjustments (Assuming Interim- Range Redemptions)	Pro Forma Combined (Assuming Interim- Range Redemptions)	Additional Pro Forma Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
CCAC Class A Ordinary Shares	$—	$—	$3	(J	)	$—		$—		$—
			(4)	(K	)
			1	(L	)			—		—
CCAC Class B Ordinary Shares	1	—	(1)	(L	)	—		—		—
Quanergy PubCo Common Stock	—	—	—	(D	)	11	(0)	11	(1)	10
			11	(K	)
Quanergy Common Stock	—	—	—			—		—		—
Additional paid-in capital	—	88,008	(17,254)	(B	)	741,482	(71,433)	670,049	(71,432)	598,617
			40,000	(D	)
			24,993	(F	)
			139,998	(G	)
			10,902	(H	)
			152,978	(I	)
			275,997	(J	)
			(7)	(K	)
			(28,071)	(M	)
			40,304	(N	)
			13,634	(R	)
Accumulated other comprehensive income (loss)	—	(73)	—			(73)		(73)		(73)
Retained earnings (accumulated deficit)	(28,071)	(298,233)	(1,622)	(E	)	(419,574)		(419,574)		(419,574)
			—	—
			(79,415)	(G	)
			28,071	(M	)
			(40,304)	(N	)

Total stockholders’ equity (deficit)	(28,070)	(210,298)	560,214			321,846	(71,433)	250,413	(71,433)	178,980

Total liabilities and stockholders’ equity (deficit)	$278,072	$44,213	$14,905			$337,190	$(71,433)	$265,757	$(71,433)	$194,324

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine months Ended September 30, 2021
(in thousands, except share and per share amounts)

	For the nine months ended September 30, 2021				For the nine months ended September 30, 2021				For the nine months ended September 30, 2021
	CCAC (Historical)	Quanergy (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Pro Forma Adjustments (Assuming Interim- Range Redemptions)	Pro Forma Combined (Assuming Interim-Range Redemptions)	Additional Pro Forma Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Revenue	$—	$2,425	$—		$2,425	—	$2,425	—	$2,425
Cost of goods sold	—	2,245	466	(DD)	2,711	—	2,711	—	2,711

Gross profit	—	180	(667)		(286)	—	(286)	—	(286)
Operating expenses
Research and development	—	12,050	2,936	(DD)	18,242	—	18,242	—	18,242
			913	(EE)
			2,343	(FF)
Sales and marketing	—	5,881	1,369	(DD)	9,839	—	9,839	—	9,839
			246	(EE)
			2,343	(FF)
General and administrative	4,340	13,142	30,229	(DD)	48,379		48,379	—	48,379
			668	(EE)

Total operating expenses	4,340	31,073	41,047		76,460	—	76,460	—	76,460

Loss from operations	(4,340)	(30,893)	(41,513)		(76,746)	—	(76,746)	—	(76,746)

Interest expense	—	(14,877)	2,876	(BB)	—	—	—	—	—
			12,001	(CC)
Interest income and realized gain from sale of treasury securities	—	4	—		4	—	4	—	4
Other income (expense)	19,791	(8,399)	(12,558)	(GG)	9,750	—	9,750	—	9,750
			(451)	(HH)
			11,367	(II)

Loss before income taxes	15,451	(54,165)	(28,278)		(66,992)	—	(66,992)	—	(66,992)

Provision for income taxes	—	(15)	—		(15)	—	(15)	—	(15)

Net income (loss)	$15,451	$(54,180)	$(28,278)		$(67,007)	—	$(67,007)	—	$(67,007)

Other comprehensive income	—	—	—		—	—	—	—	—

Total comprehensive income (loss)	$15,451	$(54,180)	$(28,278)		$(67,007)	—	$(67,007)	—	$(67,007)

Basic and diluted net income per common share, Class A Ordinary Shares	$0.45
Weighted average shares outstanding, basic and diluted, Class A Ordinary Shares	27,600,000
Basic and diluted net income per common share, Class B Ordinary Shares	$0.45
Weighted average shares outstanding, basic and diluted, Class B Ordinary Shares	6,900,000
Basic and diluted net loss per share		$(7.52)			$(0.54)		$(0.58)		$(0.61)
Weighted average shares outstanding, basic and diluted		7,205,492			123,160,127		116,067,142		108,974,156

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2020
(in thousands, except share and per share amounts)

	For year ended on December 31, 2020				For year ended on December 31, 2020		For year ended on December 31, 2020		For year ended on December 31, 2020
	CCAC (Historical)	Quanergy (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Pro Forma Adjustments (Assuming Interim- Range Redemptions)	Pro Forma Combined (Assuming Interim- Range Redemptions)	Additional Pro Forma Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Revenue	$—	$3,015	$—		$3,015	$—	3,015	$—	$3,015
Cost of goods sold	—	2,586	301	(DD)	2,887	—	2,887	—	2,887

Gross profit	—	429	(301)		128	—	128	—	128
Operating expenses
Research and development	—	15,373	1,485	(DD)	21,199	—	21,199	—	21,199
			1,217	(EE)
			3,124	(FF)
Sales and marketing	—	6,486	621	(DD)	10,619	—	10,619	—	10,619
			388	(EE)
			3,124	(FF)
General and administrative	562	9,472	2,896	(DD)	13,683		13,683		13,683
			753	(EE)

Total operating expenses	562	31,331	13,608		45,501	—	45,501	—	45,501

Loss from operations	(562)	(30,902)	(13,909)		(45,373)	—	(45,373)	—	(45,373)

Interest expense	—	(6,346)	3,571	(BB)	(0)	—	(0)	—	(0)
			2,775	(CC)
Interest income and realized gain from sale of treasury securities	1,846	—	(1,846)	(AA)	—	—	—	—	—
Other income (expense)	(11,791)	1,420	(1,171)	(BB)	(96,459)	—	(96,459)	—	(96,459)
			(90,023)	(JJ)
			5,106	(GG)

Loss before income taxes	(10,507)	(35,828)	(95,497)		(141,832)	—	(141,832)	—	(141,832)

Provision for income taxes	—	(7)	—		(7)	—	(7)	—	(7)

Net loss	$(10,507)	$(35,835)	$(95,497)		$(141,839)	$—	(141,839)	$—	$(141,839)

Other comprehensive income	—	12	—		12	—	12	—	12

Total comprehensive loss	$(10,507)	$(35,823)	$(95,497)		$(141,827)	$—	(141,827)	$—	$(141,827)

Basic and diluted net income per common share, Class A Ordinary Shares	$(0.34)

	For year ended on December 31, 2020			For year ended on December 31, 2020		For year ended on December 31, 2020		For year ended on December 31, 2020
	CCAC (Historical)	Quanergy (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)	Pro Forma Combined (Assuming No Redemptions)	Additional Pro Forma Adjustments (Assuming Interim- Range Redemptions)	Pro Forma Combined (Assuming Interim- Range Redemptions)	Additional Pro Forma Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Weighted average shares outstanding, basic and diluted, Class A Ordinary Shares	24,348,493
Basic and diluted net income per common share, Class B Ordinary Shares	$(0.34)
Weighted average shares outstanding, basic and diluted, Class B Ordinary Shares	6,900,000
Basic and diluted net loss per share		$(7.06)		$(1.15)		(1.22)		$(1.30)
Weighted average shares outstanding, basic and diluted		5,077,336		123,160,127		116,067,142		108,974,156

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of the Business Combination
In June 2021, CCAC and Merger Sub, the wholly owned subsidiary of CCAC, entered into the Merger Agreement with Quanergy. CCAC will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which CCAC will change its name to “Quanergy Systems, Inc.” Immediately after the Domestication, Merger Sub will merge with and into Quanergy, the separate corporate existence of Merger Sub will cease, and Quanergy will be the surviving company in the Merger, and a wholly owned subsidiary of CCAC (the “Merger”). Following the closing, CCAC will change its name to “Quanergy Systems, Inc.” (referred to herein, together with its subsidiaries, as “Quanergy PubCo”), with Quanergy Stockholders holding the majority of the common stock of Quanergy PubCo.
Pursuant to the Merger Agreement, the aggregate stock consideration issued by Quanergy PubCo in the Business Combination will be $1.3 billion, $1.3 billion and $1.2 billion, consisting of 135,500,000, 128,406,323 and 121,312,645 newly issued shares, under the no redemptions, interim redemption and maximum redemption scenarios, respectively, of Quanergy PubCo valued at $10.00 per share. Under all three scenarios, Quanergy Stockholders will receive $970.0 million in the form of 97,000,000 newly issued shares of Quanergy PubCo (including certain convertible equity securities calculated on a treasury stock method basis). CCAC stockholders will continue to hold 34,500,000 of existing shares assuming no redemptions, and the PIPE Investors will purchase 4,000,000 newly issued shares at $10.00 per share. The following summarizes consideration to Quanergy at closing of the Business Combination.

Shares transferred at Closing (1)(2)(3)	97,000,000
Value per share	10.00

Total Share Consideration (4)	$970.0

(1)
The number of shares presently expected to be issued to Quanergy Stockholders upon consummation of the Business Combination include (i) 57,833,653 shares of common stock of Quanergy PubCo, issued for the outstanding shares of Quanergy (ii) 14,326,506 shares of common stock of Quanergy PubCo issued for the conversion of the Unsecured Notes, at the Effective Time; (iii) 12,499,968 shares of common stock of Quanergy PubCo issued for shares of Quanergy common stock underlying the warrants, at the Effective Time; (iv) 12,339,873 shares of common stock of Quanergy PubCo reserved to be issued as vested and unvested options and RSUs for Quanergy options and RSUs, in each case, calculated on a treasury stock method.

(2)	12,499,968 shares of common stock of Quanergy PubCo represent potential shares of common stock exercisable for nominal consideration, therefore, deemed to be issued and outstanding.
(3)	The number of shares presently expected to be issued to Quanergy Stockholders (calculated on a treasury stock method basis) upon consummation of the Business Combination.
(4)
Share consideration is calculated using a $10.00 reference price. The actual total value of share consideration will be dependent on the value of the common stock at Closing; however, no change is expected from any change in CCAC Class A common stock’s trading price on the pro forma financial statements as the Business Combination will be accounted for as a reverse recapitalization.

The value of share consideration issuable at the Closing is determined by application of the Exchange Ratio of 3.9501 (except for Series B and Series C preferred stock, which will be exchanged at the ratio in accordance with terms of the Merger Agreement), which is based on the implied $10.00 per share prior to the Business Combination. The Business Combination is accounted for as a reverse recapitalization, therefore any change in the Exchange Ratio will not impact the pro forma financial statements because Quanergy will account for the acquisition of CCAC based on the amount of net assets acquired upon consummation.

2.	Basis of Presentation
The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, CCAC will be treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Quanergy issuing shares for the net assets of CCAC, accompanied by a recapitalization. The net assets of CCAC will be recognized at historical cost , with no goodwill or other intangible assets recorded.
Quanergy has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Quanergy’s stockholders will have majority of the voting power under both the no redemption and maximum redemption scenarios;

•	Quanergy appoints the majority of the board of directors of Quanergy PubCo;

•	Quanergy’s existing management will comprise the management of Quanergy PubCo;

•	Quanergy will comprise the ongoing operations of Quanergy PubCo;

•	Quanergy is the larger entity based on historical revenues and business operations;

•	Quanergy PubCo will assume Quanergy’s name.
The unaudited pro forma condensed combined balance sheet as of September 30, 2021 assumes that the Business Combination occurred on September 30, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and nine months ended September 30, 2021 presents the pro forma effect of the Business Combination as if it had been completed on January 1, 2020. These periods are presented on the basis of Quanergy being the accounting acquirer.
The unaudited pro forma condensed combined balance sheet as of September 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•	CCAC’s unaudited balance sheet as of September 30, 2021 and the related notes for the nine months ended September 30, 2021, included elsewhere in this proxy statement / prospectus; and

•	Quanergy’s unaudited consolidated balance sheet as of September 30, 2021 and the related notes for the nine months ended September 30, 2021, included elsewhere in this proxy statement / prospectus.
The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 has been prepared using, and should be read in conjunction, with the following:

•
CCAC’s unaudited statement of operations for the nine months ended September 30, 2021 and audited statement of operations for the year ended December 31, 2020 and the related notes, included elsewhere in this proxy statement / prospectus; and

•
Quanergy’s unaudited statement of operations for the nine months ended September 30, 2021 and audited statement of operations for the year ended December 31, 2020 and the related notes, included elsewhere in this proxy statement / prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments (“Transaction Accounting Adjustments”). As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.
The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of Quanergy PubCo. They should be read in conjunction with the unaudited and audited financial statements and notes thereto of each of CCAC and Quanergy included elsewhere in this proxy statement / prospectus.
The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments. Quanergy PubCo’ management believes this unaudited pro forma condensed combined financial information to not be meaningful given Quanergy PubCo incurred significant losses during the historical periods presented.
Pursuant to CCAC’s amended and restated certificate of incorporation, CCAC’s public stockholders may demand that CCAC redeem their shares of Class A ordinary shares for cash if the Business Combination is consummated, irrespective of whether they vote for or against the Business Combination. If a public stockholder properly demands redemption of their shares, CCAC will redeem each share for cash equal to the public stockholder’s pro rata portion of the Trust Account.
The unaudited pro forma condensed combined financial information has been prepared assuming three alternative levels of cash redemptions of CCAC’s common stock:

•	Assuming No Redemptions : This scenario assumes that no CCAC’s public stockholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in the Trust Account.

•
Assuming Interim Redemptions
: This scenario assumes that CCAC’s public stockholders holding 7,093,677 of CCAC’s public shares exercise their redemption rights and that such shares are redeemed for their pro rata share ($10.07 per share) of the funds in the Trust Account for aggregate redemption proceeds of $71.4 million.

•
Assuming Maximum Redemptions
: This scenario assumes that CCAC’s public stockholders holding 14,187,355 of CCAC’s public shares exercise their redemption rights and that such shares are redeemed for their pro rata share ($10.07 per share) of the funds in the Trust Account for aggregate redemption proceeds of $142.9 million.

The following summarizes the pro forma common stock ownership on September 30, 2021 under each of these scenarios:

	Assuming No Redemptions (Shares)	% Ownership	Assuming Interim Redemptions (Shares)	% Ownership	Assuming Maximum Redemptions (Shares)	% Ownership
Quanergy stockholders	97,000,000	71.6%	97,000,000	75.5%	97,000,000	80.0%
PIPE Investors	4,000,000	3.0%	4,000,000	3.1%	4,000,000	3.3%
CCAC Class A ordinary shares (1)	27,600,000	20.4%	20,506,323	16.0%	13,412,645	11.1%
CCAC Class B ordinary shares	6,900,000	5.1%	6,900,000	5.4%	6,900,000	5.7%

Pro Forma common stock outstanding at September 30, 2021	135,500,000		128,406,323		121,312,645

(1)	Reflects no, interim and maximum redemptions of nil, 7,093,677 and 14,187,355 shares, respectively. The maximum redemption amount is derived considering the minimum cash requirement of $175.0 million.

Accounting Policies
Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of Quanergy PubCo.

3.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 are as follows:

(A)
Reflects the reclassification of cash and cash equivalents held in CCAC’s Trust Account that becomes available and to reflect that the cash equivalents are available to effectuate the transaction in connection with the Business Combination.

(B)
Reflects the payment of transaction costs incurred by CCAC and Quanergy in 2021 including, but not limited to, preliminary estimated advisory, legal, accounting fees and other professional fees that will be paid in connection with the consummation of the Business Combination. The acquisition-related transaction costs are accounted for as equity issuance costs and the unaudited pro forma condensed balance sheet reflects these costs as a reduction of cash with a corresponding decrease to additional paid in capital. As of September 30, 2021, CCAC and Quanergy had accrued approximately $2.9 million and $1.3 million, respectively, with such amounts reflected in accounts payable and other current liabilities, and Quanergy had capitalized $2.8 million deferred transaction costs reflected in other long-term assets.

(C)	Reflects the settlement of deferred underwriting fees incurred during CCAC’s IPO due upon completion of the Business Combination.

(D)
Reflects the proceeds of $40.0 million from the issuance and sale of 4.0 million shares of common stock at $10.00 per share pursuant to the PIPE Investment. The unaudited pro forma condensed balance sheet reflects the conversion with a corresponding increase of $40.0 million to additional paid in-capital
and an increase of less than $0.1 million to Quanergy PubCo common stock.

(E)
Reflects cash settlement of the outstanding principal amount of $25.5 million for the 2022 Secured Notes and $8.5 million of accrued interest. The adjustment of $1.6million to accumulated deficit reflects the loss upon extinguishment of the 2022 Secured Notes based on the payoff amount of $35.1 million, compared to the book value of the debt which totaled $33.4 million, net of debt discount, and the settlement of derivative liability totaling $0.1 million.

(F)
Reflects a charge of $24.9 million to additional
paid-in
capital for warrants issued to an external advisor for future services to be provided under a collaboration agreement, with a corresponding increase of $6.2 million in prepaid expenses and other current assets and $18.7 million in other long-term assets. The deferred cost is expected to be amortized over the four-year service period.

(G)
Reflects the conversion of the outstanding debt balance totaling $60.6 million (net of debt discount totaling $42.6 million) including accrued interest of $5.2 million of Quanergy’s Unsecured Notes, and related debt derivative liability of $33.4 million, immediately prior to the consummation of the Business Combination into shares of Quanergy common stock (and subsequently to Quanergy PubCo common stock) at two times the value of the face value of notes plus accrued interest, in accordance with terms of settlement provisions included in the convertible note agreement. Due to these settlement terms, Quanergy remeasured the associated derivative liability, resulting in the recognition of an expense of $79.4 million which is recorded as an adjustment to accumulated deficit. The unaudited pro forma condensed balance sheet reflects the conversion with a corresponding increase of $140.0 million to additional paid in-capital.

(H)
Reflects the reclassification of $10.9 million of warrant liabilities associated with CCAC’s public warrants to additional paid-in
capital. Upon the consummation of the merger, Quanergy PubCo will have a single class equity structure, and the public warrants are expected to qualify as equity instruments under ASC 815, Derivatives and Hedging. The final determination of the accounting for the public warrants will be determined by the accounting acquirer after the consummation of the merger.

(I)
Reflects the conversion of Quanergy’s convertible preferred stock immediately prior to the consummation of the Business Combination into Quanergy PubCo’s common stock. The unaudited pro forma condensed balance sheet reflects the conversion with a corresponding increase of $153.0 million to additional paid in-capital.

(J)
Reflects the reclassification of historical CCAC’s Class A ordinary stock subject to possible redemption from temporary equity into permanent equity immediately prior to the consummation of the Business Combination. The unaudited pro forma condensed balance sheet reflects the conversion with a corresponding increase of $276.0 million to additional paid in-capital and
an increase of less than $0.1 million to Quanergy PubCo common stock.

(K)	Reflects recapitalization of shares of Quanergy common stock and CCAC Class A ordinary shares to Quanergy PubCo common stock.

(L)	Reflects the conversion of CCAC Class B ordinary shares to CCAC Class A ordinary shares pursuant to terms of the Merger Agreement.

(M)	Reflects the reclassification of CCAC’s historical retained earnings to additional paid-in-capital in connection with the consummation of the Business Combination.

(N)
Reflects stock-based compensation expense of approximately $40.3 million associated with performance RSUs granted to employees and non-employees.
The performance condition is deemed to be probable of being met upon consummation of the Business Combination, resulting in Quanergy PubCo recognizing a one-time
catch-up
expense.

(O)
Reflects the payment that could be made to redeeming CCAC public stockholders, that would leave sufficient cash to satisfy the minimum cash requirement. The interim- amount of redemptions assumed is 7,093,677 shares of Class A ordinary shares redeemed for $71.4 million allocated to Quanergy PubCo Common Stock and additional paid-in
capital, using a par value of $0.0001 per share at a redemption price of $10.07 per share (based on the fair value of marketable securities held in the Trust Account as of September 30, 2021 of $277.9 million).

(P)
Reflects the payment that could be made to redeeming CCAC public stockholders, that would leave sufficient cash to satisfy the minimum cash requirement. The maximum amount of redemptions assumed is 14,187,355 shares of Class A ordinary shares redeemed for $142.9 million allocated to Quanergy PubCo Common Stock and additional paid-in
capital, using a par value of $0.0001 per share at a redemption price of $10.07 per share (based on the fair value of marketable securities held in the Trust Account as of September 30, 2021 of $277.9 million).

(Q)	Reflects the commitment fee of 2% of the PIPE investment of $125 million, payable to GEMS, which would need to be paid within a year of the first trading day of Quanergy PubCo.

(R)
Reflects issuance of common stock warrants to GEMS of 2.5% of the total equity interests of CCAC on a fully diluted basis as of the Closing Date, at an exercise price of $10.0 per share, exercisable into shares of Quanergy PubCo after the Merger.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and the nine months ended September 30, 2021 are as follows:

(AA)	Reflects the elimination of historical interest income earned on CCAC’s Trust Account.

(BB)
Reflects the reversal of the historical interest expense recorded of $3,571, and the elimination of the impact of the historical remeasurement of derivative liabilities of $(1,171) included in other income (expense), related to Quanergy’s 2022 Secured Notes, which have been settled and converted upon consummation of the Business Combination.

(CC)
Reflects the reversal of the historical interest expense related to Quanergy’s 2023 Notes, which shall automatically convert into shares of Quanergy PubCo at the rate of 50% of the share price, upon consummation of the Business Combination.

(DD)
Reflects the stock-based compensation associated with performance RSUs, post achievement of the performance condition in accordance with the vesting conditions of the awards. The performance condition is deemed to be probable of being met upon consummation of the Business Combination.

(EE)	Reflects incremental expense pertaining to retention plan bonus payout for certain employees that was triggered by the consummation of the Business Combination.

(FF)
Reflects the expense recognized related to vesting of warrants issued to an external advisor in exchange for a collaboration agreement through which the advisor will support Quanergy’s product and market development activities for both the IoT and automotive markets.

(GG)
Reflects the elimination of the change in valuation of warrant liabilities associated with CCAC’s public warrants, upon the reclassification of such warrants from liability to equity classified instruments.

(HH)	Reflects elimination of impact of the historical remeasurement of derivative liabilities for 2022 Notes for the nine months ended September 30 ,2021.

(II)	Reflects elimination of impact of the historical remeasurement of derivative liabilities for 2023 Notes, which have been settled and converted upon consummation of the Business Combination.

(JJ)
Reflects the remeasurement gains and losses of Quanergy’s 2023 Notes and related derivative liabilities upon the automatic conversion of Quanergy’s 2023 Notes into shares of Quanergy PubCo at the rate of 50% of the share price, simultaneously with the consummation of the Business Combination.

5.	Loss per share
Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. When assuming the redemption scenarios described above, this calculation is adjusted to eliminate such shares for the entire periods. The unaudited pro forma condensed combined financial information has been prepared assuming no redemption, interim redemption, and maximum redemption scenario for the year ended December 31, 2020 and nine months ended September 30, 2021 (
amounts in thousands, except share data)
:

	Nine months ended September 30, 2021			Year ended December 31, 2020
	Pro forma combined (Assuming No Redemptions)	Pro forma combined (Assuming Interim Redemptions)	Pro forma combined (Assuming Maximum Redemptions)	Pro forma combined (Assuming No Redemptions)	Pro forma combined (Assuming Interim Redemptions)	Pro forma combined (Assuming Maximum Redemptions)
Pro forma net loss	$(67,007)	$(67,007)	$(67,007)	$(141,839)	(141,839)	$(141,839)
Basic weighted average shares outstanding	123,160,127	116,067,142	108,974,156	123,160,127	116,067,142	108,974,156
Net loss per share – Basic and Diluted	$(0.54)	$(0.58)	$(0.61)	$(1.15)	(1.22)	$(1.30)

	Nine months ended September 30, 2021			Year ended December 31, 2020
	Pro forma combined (Assuming No Redemptions)	Pro forma combined (Assuming Interim Redemptions)	Pro forma combined (Assuming Maximum Redemptions)	Pro forma combined (Assuming No Redemptions)	Pro forma combined (Assuming Interim Redemptions)	Pro forma combined (Assuming Maximum Redemptions)
Basic weighted average shares outstanding
Quanergy Equity holders (1)	84,660,127	84,660,127	84,660,127	84,660,127	84,660,127	84,660,127
PIPE Investors	4,000,000	4,000,000	4,000,000	4,000,000	4,000,000	4,000,000
CCAC Class A Ordinary Shares	27,600,000	20,507,015	13,414,029	27,600,000	20,507,015	13,414,029
CCAC Class B Ordinary Shares	6,900,000	6,900,000	6,900,000	6,900,000	6,900,000	6,900,000

(1)
The number of outstanding shares held by Quanergy Equity holders excludes 12,339,873 shares of common stock of the Quanergy PubCo reserved to be issued in exchange for Quanergy Inc. vested and unvested options, RSAs and RSUs.

The following potential outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period:

Quanergy Inc. stock options and RSUs	12,339,873
CCAC - public and private placement warrants	21,320,000
GEMS PIPE shares	12,500,000

INFORMATION ABOUT CCAC
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to CCAC prior to the consummation of the Business Combination
.
General
CITIC Capital Acquisition Corp. is a blank check company incorporated on September 9, 2019 as a Cayman Islands exempted company with limited liability and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. CCAC has neither engaged in any operations nor generated any revenue to date. Based on CCAC’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.
Significant Activities Since Inception
On November 14, 2019, the Sponsor paid $25,000, or approximately $0.004 per CCAC Class B ordinary share, to cover certain offering costs in consideration for 5,750,000 CACC Class B ordinary shares, par value $0.0001. The CCAC Class B ordinary shares included an aggregate of up to 900,000 CCAC Class B ordinary shares that were subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of CCAC Class B ordinary shares would collectively represent 20% of CCAC’s issued shares upon the completion of the initial public offering.
On February 13, 2020, the Company sold 27,600,000 Units at a price of $10.00 per Unit, including 3,600,000 Units issued pursuant to the exercise in full of the underwriters’ over-allotment option. Each Unit consists of one CCAC Class A ordinary share, par value $0.0001 per CCAC Class A ordinary share and one-half
of one redeemable warrant. Each warrant entitles the holder to purchase one Class A ordinary share at a price of$11.50 per CCAC Class A ordinary share, subject to adjustment. Concurrently with the closing of the initial public offering, the Sponsor purchased an aggregate of 7,520,000 warrants at a price of $1.00 per warrant.
Following the closing of CCAC’s initial public offering, a total of $276 million ($10.00 per unit) of the net proceeds from its initial public offering and the sale of the private placement warrants was placed in the trust account. The proceeds held in the trust account may be invested by the trustee only in U.S. government treasury bills, notes or bonds with a maturity of 180 days or less or in money market funds meeting certain conditions under
Rule 2a-7
under the Investment Company Act, which invest only in direct U.S. government treasury obligations. As of September 30, 2021 there was $277,866,600 in investments and cash held in the Trust Account and $61,344 of cash held outside the Trust Account available for working capital purposes. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the closing of the Business Combination), (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend CCAC’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”) to modify the substance or timing of CCAC’s obligation to redeem 100% of the public shares if it does not complete a business combination by February 13, 2022, and (3) the redemption of all of the public shares if CCAC is unable to complete a business combination by February 13, 2022, subject to applicable law.
As of September 30, 2021, the underwriter had exercised its over-allotment option in full, hence, there were no CCAC Class B ordinary shares subject to forfeiture. Accordingly, as of the date of this proxy statement / prospectus, there are 6,900,000 CCAC Class B ordinary shares issued.
On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued the SEC Statement. Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing our warrants. As a result of the SEC Statement, CCAC reevaluated the accounting treatment of CCAC’s 13,800,000 public warrants and 7,520,000 private placement warrants, and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings. As a result, CCAC have included on CCAC’s balance sheet as of September 30, 2021 contained elsewhere in this proxy statement / prospectus are derivative liabilities related to our warrants. See “
Risk Factors—Our warrants are accounted for as liabilities in our financial statements and the changes in value of our warrants could have a material effect on our financial results.
”
The CCAC units, CCAC Class A ordinary shares and CCAC warrants are currently listed on the NYSE under the symbols “CCAC,” “CCAC.U” and “CCAC WS,” respectively.
Effecting CCAC’s Initial Business Combination
General
CCAC is not presently engaged in and CCAC will not engage in, any substantive commercial business until it completes the Business Combination with Quanergy or another target business.
Fair Market Value of Target Business
The rules of the NYSE require that CCAC must consummate an initial business combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the trust account (excluding the amount of any deferred underwriting discount held in trust) at the time of CCAC’s signing a definitive agreement in connection with its initial business combination. The CCAC Board determined that this test was met in connection with the proposed Business Combination.
Shareholder Approval of Business Combination
CCAC is seeking shareholders approval of the Business Combination at the extraordinary general meeting, at which shareholders may elect to redeem their shares, regardless of if or how they vote in respect of the BCA Proposal, into their pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). CCAC will consummate the Business Combination only if we have net tangible assets of at least $5,000,001 upon such consummation and the Condition Precedent Proposals are approved. Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.
The Sponsor and each director and each officer of CCAC have
agreed
to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in the case of the Sponsor, subject also to the terms and conditions contemplated by the Sponsor Support Agreement, and waive its redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share
redemption price. As of the date of this proxy statement / prospectus, the Sponsor owns 20% of the issued ordinary shares.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material non-public
information regarding us or CCAC’s securities, the Sponsor, Quanergy PubCo or our or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of CCAC’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Quanergy PubCo or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of a majority of at least two-thirds
of the ordinary shares, represented in person or by proxy and entitled to vote at the quorate extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposal, (3) satisfaction of the requirement that the Minimum Available Cash Amount condition is satisfied, (4) otherwise limiting the number of public shares electing to redeem and (5) CCAC’s net tangible assets (as determined in accordance with
Rule 3a51-1(g)(1)
of the Exchange Act) being at least $5,000,001.
Liquidation if No Business Combination
If CCAC has not completed the Business Combination with Quanergy PubCo by February 13, 2022 and has not completed another business combination by such date, in each case, as such date may be extended pursuant to the Cayman Constitutional Documents, CCAC will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the 27,600,000 public shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then issued public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of CCAC’s remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
Sponsor has entered into a letter agreement with CCAC, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to their CCAC Class B ordinary shares if CCAC fails to complete its business combination within the required time period. However, if Sponsor owns any public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if CCAC fails to complete its business combination within the allotted time period.
The Sponsor and CCAC’s directors and officers have agreed, pursuant to a written agreement with CCAC, that they will not propose any amendment to the Cayman Constitutional Documents (A) to modify the substance or timing of CCAC’s obligation to allow for redemption in connection with CCAC’s initial business combination or to redeem 100% of its public shares if it does not complete its business combination by February 13, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial
business combination activity, unless CCAC provides its public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest will be net of taxes payable), divided by the number of then outstanding public shares. However, CCAC may not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 following such redemptions.

CCAC expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the trust account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing CCAC’s plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes, CCAC may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
The proceeds deposited in the trust account could, however, become subject to the claims of CCAC’s creditors which would have higher priority than the claims of CCAC’s public shareholders. CCAC cannot assure you that the actual per-share
redemption amount received by public shareholders will not be substantially less than $10.00. See “
Risk Factors—Risks Related to the Business Combination—If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in CCAC’s initial public offering)
” and other risk factors contained herein. While CCAC intend to pay such amounts, if any, CCAC cannot assure you that CCAC will have funds sufficient to pay or provide for all creditors’ claims.
Although CCAC will seek to have all vendors, service providers (other than CCAC’s independent auditors), prospective target businesses and other entities with which CCAC does business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of CCAC’s public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against CCAC’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, CCAC’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where CCAC may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where CCAC is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of CCAC’s public shares, if CCAC has not completed CCAC’s initial business combination within the required time period, or upon the exercise of a redemption right in connection with CCAC’s initial business combination, CCAC will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. In order to protect the amounts held in the trust account, Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than CCAC’s independent auditors) for services rendered or products sold to us, or a prospective target business with which CCAC has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under CCAC’s indemnity of the underwriters of CCAC’s initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. CCAC has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and CCAC believes that the Sponsor’s only assets are securities of CCAC and, therefore, the Sponsor may not be able to satisfy those obligations. None of CCAC’s other directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, CCAC’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While CCAC currently expects that CCAC’s independent directors would take legal action on CCAC’s behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that CCAC’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, CCAC cannot assure you that due to claims of creditors the actual value of the per-share
redemption price will not be substantially less than $10.00 per public share. See “
Risk Factors—Risks Related to the Business Combination—If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in CCAC’s initial public offering)
” and other risk factors contained herein.
CCAC will seek to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (other than CCAC’s independent auditors), prospective target businesses and other entities with which CCAC does business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under CCAC’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act.
If CCAC files a
winding-up
or bankruptcy petition or an involuntary
winding-up
or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in CCAC’s insolvency estate and subject to the claims of third parties with priority over the claims of CCAC’s shareholders. To the extent any insolvency claims deplete the trust account, CCAC cannot assure you CCAC will be able to return $10.00 per public share to CCAC’s public shareholders. Additionally, if CCAC files a winding-up
or bankruptcy petition or an involuntary
winding-up
or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a bankruptcy court could seek to recover some or all amounts received by CCAC’s shareholders. Furthermore, the CCAC Director may be viewed as having breached its fiduciary duty to CCAC’s creditors or may have acted in bad faith, and thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. CCAC cannot assure you that claims will not be brought against us for these reasons. See “
Risk Factors—Risks Related to the Business Combination and CCAC—If, after we distribute the proceeds in the trust account to our public shareholders, CCAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages
.”
CCAC’s public shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of: (1) CCAC’s completion of an initial business combination, and then only in connection with those CCAC Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein; (2) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of CCAC’s obligation to allow redemption in connection with CCAC’s initial business combination or to redeem 100% of the public shares if CCAC does not complete CCAC’s initial business combination by February 13, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial
business combination activity; and (3) the redemption of the public shares if CCAC has not completed an initial business combination by February 13, 2022, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of CCAC warrants will not have any right to the proceeds held in the trust account with respect to the CCAC warrants.

Facilities
CCAC currently maintains its executive offices at 28/F CITIC Tower, 1 Tim Mei Avenue, Central, the Hong Kong Special Administrative Region of the People’s Republic of China. The cost for this space is included in the $10,000 per month fee that CCAC pays the Sponsor for office space, administrative and support services. CCAC considers its current office space, adequate for CCAC’s current operations.
Employees
CCAC currently has two officers: Mr. Fanglu Wang and Mr. Eric Chan. Members of CCAC’s management team are not obligated to devote any specific number of hours to CCAC’s matters but they intend to devote as much of their time as they deem necessary to CCAC’s affairs until CCAC has completed CCAC’s initial business combination. The amount of time that any members of CCAC’s management team will devote in any time period will vary based on whether a target business has been selected for CCAC’s business combination and the current stage of the Business Combination process. CCAC does not intend to have any full time employees prior to the completion of our initial business combination.
Competition
If CCAC succeeds in effecting the Business Combination, there will be, in all likelihood, significant competition from Quanergy’s competitors. CCAC cannot assure you that, subsequent to the Business Combination, Quanergy PubCo will have the resources or ability to compete effectively. Information regarding Quanergy PubCo’s competition is set forth in the sections entitled “
Information about Quanergy—Competition
.”
Directors and Executive Officers
Our directors and executive officers are as follows:

Name	Age	Position
Fanglu Wang	57	Chief Executive Officer, Director
Eric Chan	51	Chief Financial Officer, Director
Henri Arif	55	Director
Ross Haghighat.	57	Director
Mark Segall	58	Director
Fanglu Wang
has been our founder, Chief Executive Officer and a member of our board of directors since November 2019. Mr. Wang is senior managing director of CITIC Capital, which he joined in 2004, a managing partner of CITIC Capital Silk Road Fund and the chief investment officer of CITIC Kazyna Investment Fund I. Mr. Wang has led 15 deals across these two funds with an aggregate investment of over $200 million and serves on the boards of directors of seven companies in which these funds have invested. Mr. Wang has over 28 years of experience in capital markets, corporate finance, financial engineering and risk management. Mr. Wang formerly was the head of product marketing and sales for China at HSBC, a director in investment banking and debt capital markets at Merrill Lynch Asia, a vice president at Citibank Hong Kong and an executive director at Sakura Global Capital. He led several significant capital raising transactions for the China Ministry of Finance and other major companies such as CITIC Pacific. Mr. Wang received an M.A. in Statistics from the University of Chicago, a B.Sc. in Mathematics and a B.A. in Journalism from Fudan University in Shanghai.
Eric Chan
has been serving as our Chief Financial Officer and a member of our board of directors since November 2019. Mr. Chan is the chief financial officer and a senior managing director of CITIC Capital, which he joined in 2005. Previously, Mr. Chan was an investment professional at the Government of Singapore Investment Corporation from 2001 to 2005 and International Finance Corporation from 1997 to 2000, where he was involved in both direct investments and fund investments. Mr. Chan has corporate finance experience with a number of listed companies and experience working at Deloitte. Mr. Chan earned a M.S. in Finance from the London Business School and a B.B.A. from the Chinese University of Hong Kong.

Henri Arif
has been serving on our board of directors following the completion of our initial public offering. Mr. Arif is the founder and managing director of Tharsis Capital, an emerging investment and advisory platform dedicated to impact investing, with a particular focus on the sustainability and environmental sectors, which he joined in 2014. Mr. Arif has also served as the Managing Partner of Succession Energy LC since June 2013. Mr. Arif has been advising institutional investors and large family offices since 2014 on deploying capital, tapping into a network of companies’ chief executive officers, private equity firms and large corporate players within the sustainability sector. Prior to the formation of Tharsis Capital, Mr. Arif co-headed
the private equity and venture capital team at Credit Suisse Group from 2006 to 2014 for investments related to renewable energy and sustainability.
Ross Haghighat
has been serving on our board of directors since May 2020. Mr. Ross Haghighat has been the chairman and chief executive officer of Triton Systems, Inc. since 2004. Mr. Ross Haghighat has 24 years of operating experience with private and public entities and seven years of experience in strategic investment and capital markets. Mr. Ross Haghighat has been a founder, co-founder
and board member of more than a dozen private and public technology companies in the U.S., Europe, Middle East, and Australia. Mr. Ross Haghighat currently serves on the board of directors for Electriq-Global, Angel Medical Systems, Inc., Chinook Therapeutics, Inc. (Nasdaq: KDNY formerly Aduro Biotech Inc and Fluence Corporation Ltd and has served on the audit committee of the board of directors for Aduro Biotech Inc. since 2015 and served on the audit committee of Fluence Corporation Ltd from 2016 to 2019.
Mark B. Segall
has been serving on our board of directors since February 2021. Mr. Mark B. Segall is the owner and Managing Director of Kidron Corporate Advisors LLC, a New York based investment bank advisory boutique founded in 2003, and has been the CEO of Kidron Capital Securities LLC, an SEC registered broker dealer (member FINRA and SIPC), since 2009. Mr. Mark B. Segall was the
Co-Chief
Executive Officer of Investec, Inc., the U.S. investment banking operations of the Investec Group from 2001 to 2003. He served as head of investment banking and general counsel at Investec Inc. from 1999 to 2001. From 1996 to 1999, Mr. Mark B. Segall was a partner at the law firm of Kramer, Levin, Naftalis & Frankel LLP, specializing in cross-border mergers and acquisitions and capital markets activities, and between 1991 and 1995 he was an associate at the same firm. Mr. Mark B. Segall serves as chairman of the board of National CineMedia, Inc. since 2019, where he sits on the audit committee, compensation committee and nominating committee. He also serves as director of Bel Fuse, Inc., where he sits on the compensation committee and nominating committee, since 2011. Mr. Mark B. Segall received an AB in History from Columbia College, Columbia University and a JD from New York University School of Law.
Number, Terms of Office and Appointment of Directors and Officers
The CCAC Board consists of five members and is divided into three classes with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting of shareholders) serving a three-year term. In accordance with NYSE corporate governance requirements, we are not required to hold annual meeting until one year after our first fiscal year end following our listing on NYSE. The term of office of the first class of directors, consisting of Mr. Fanglu Wang, will expire at our first annual meeting of shareholders. The term of office of the second class of directors, consisting of Mr. Eric Chan and Mr. Mark B. Segall, will expire at the second annual meeting of shareholders. The term of office of the third class of directors, consisting of Mr. Henri Arif, and Mr. Ross Haghighat, will expire at the third annual meeting of shareholders.
Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint officers as it deems appropriate pursuant to our amended and restated memorandum and articles of association.

Director Independence
The rules of the NYSE require that a majority of the CCAC’s Board be independent. An “independent director” is defined generally as a person that, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).
Audit committee members must also satisfy the independence criteria set forth in Rule
10A-3
under the Exchange Act, and the listing standards of the NYSE and applicable SEC rules. In addition, members of CCAC’s compensation committee and nominating and corporate governance committee must also satisfy the independence criteria set forth under the listing standards of the NYSE and applicable SEC rules.
The CCAC Board has determined that each of Mr. Henri Arif, Mr. Ross Haghighat and Mr. Mark B. Segall is an “independent director” under applicable SEC and the NYSE rules.
CCAC’s independent directors have regularly scheduled meetings at which only independent directors are present.
Executive Officer and Director Compensation
None of CCAC’s directors or executive officers have received any cash compensation for services rendered to CCAC. Commencing on February 10, 2020 through the earlier of the consummation of CCAC’s initial business combination and CCAC’s liquidation, CCAC accrues an obligation to an affiliate of the Sponsor a total of $10,000 per month for office space, administrative and support services. The Sponsor, directors and executive officers, or any of their respective affiliates are reimbursed for any out-of-pocket
expenses related to identifying, investigating, negotiating and completing an initial business combination. CCAC’s audit committee reviews on a quarterly basis all payments that were made by CCAC to the Sponsor, directors, executive officers or CCAC or any of their affiliates.
CCAC is not party to any agreements with its directors or officers that provide for benefits upon termination of employment. The existence or terms of any such employment or consulting arrangements may influence CCAC’s management’s motivation in identifying or selecting a target business and CCAC does not believe that the ability of its management to remain with it after the consummation of its initial business combination should be a determining factor in its decision to proceed with any business combination.
Legal Proceedings
As of the date of this proxy statement / prospectus, there is no material litigation, arbitration or governmental proceeding currently pending or to CCAC’s knowledge, threatened against us or any members of CCAC’s management team in their capacity as such.
Periodic Reporting and Audited Financial Statements
CCAC has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, CCAC’s annual reports contain financial statements audited and reported on by CCAC’s independent registered public accounting firm. CCAC has filed with the SEC its amended Annual Report on Form
10-K/A
covering the year ended December 31, 2020 and its Quarterly Report on Form
10-Q
covering the nine months ended September 30, 2021.

CCAC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this proxy statement / prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “
Risk Factors
” and “
Forward-Looking Statements
” appearing elsewhere in this proxy statement / prospectus.
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to CCAC prior to the consummation of the Business Combination.
Overview
We are a blank check company incorporated on September 9, 2019 as a Cayman Islands exempted company incorporated with limited liability and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We intend to effectuate our initial business combination using cash from the proceeds of our initial public offering and the private placement of warrants to purchase our CCAC Class A ordinary shares that also occurred on the closing date of our initial public offering, our shares, debt or a combination of these as the consideration to be paid in our initial business combination.
Results of Operations
We have neither engaged in any operations nor generated any revenues to date. Our only activities from September 9, 2019 (inception) through September 30, 2021 were organizational activities, those necessary to prepare for our initial public offering, described below, and the Company’s search for a target business with which to complete a Business Combination. We do not expect to generate any operating revenues until after the completion of our initial business combination. We generate small amounts of non-operating
income in the form of interest income on cash and investments. We are incurring expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing a business combination. We expect our expenses to increase substantially after this period.
We recognize
non-cash
gains and losses within other income (expense) related to changes in recurring fair value measurement of our warrant liabilities at each reporting period. For the year ended December 31, 2020, we had a net loss of $10,506,796, which was comprised of operating costs of $562,220, warrant issuance costs of $1,044,453, unrealized loss on changes in fair value of warrant liabilities of $7,813,200, excess of the fair value of the private placement warrants over the cash received of 2,932,800, interest and dividend income of $488,766 from investments in our trust account, and realized gain from sale of treasury securities of $1,357,111. The operating expenses were primarily due to fees to professionals such as the auditors, legal counsel and consultants, and insurance expense.
For the three months ended September 30, 2021, we had a net income of $5,555,043, which was comprised of interest income of $7,004 from investments in our Trust Account and $6,124,880 of unrealized gain on fair value changes of warrants, and partially offset by operating expenses of $576,841. The operating expenses were primarily due to fees to professionals such as the auditors, legal counsel and consultants, and insurance expenses.
For the nine months ended September 30, 2021, we had a net income of $15,450,188, which was comprised of interest income of $20,784 from investments in our Trust Account and $19,769,680 of unrealized gain on fair value changes of warrants, and partially offset by operating expenses of $4,340,276. The operating expenses were primarily due to fees to professionals such as the auditors, legal counsel and consultants, insurance expenses and merger related expense.

For the three months ended September 30, 2020, we had a net loss of $11,247,689, which was comprised of operating costs of $168,293, interest income of $7,004 from investments in our Trust Account and $11,086,400 of unrealized loss on fair value changes of warrants. The operating expenses were primarily due to fees to professionals such as the auditors, legal counsel and consultants, and insurance expense.
For the nine months ended September 30, 2020, we had a net loss of $814,819, which was comprised of operating costs of $382,038, interest income of $481,761 from investments in our Trust Account, and realized gain from sale of treasury securities of $1,357,111, excess of the fair value of private placement warrants over the cash received of $2,932,800, $1,705,600 of unrealized gain on fair value changes of warrants and warrants issuance costs of $1,044,453. The operating expenses were primarily due to fees to professionals such as the auditors, legal counsel and consultants, and insurance expense.
We will pay our Sponsor $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of our management team. Upon completion of the Business Combination or our liquidation, we will cease paying these monthly fees. For the year ended December 31, 2020, CCAC incurred $105,862 and paid $75,862 under such arrangement. For the three and nine months ended September 30, 2021, the Company incurred $30,000 and $90,000 of administrative services under this arrangement, respectively.
Liquidity and Capital Resources
Until the consummation of our initial public offering, the Company’s only source of liquidity was an initial purchase of ordinary shares by the Sponsor and loans from the Sponsor.
On February 13, 2020, we consummated our initial public offering of 27,600,000 units, at a price of $10.00 per unit, generating gross proceeds of $276,000,000. Concurrently with the closing of the initial public offering, the Sponsor purchased an aggregate of 7,520,000 warrants at a price of $1.00 per warrant, generating gross proceeds of $7,520,000.
Following our initial public offering, and the sale of the private placement warrants, a total of $276,000,000 was placed in the trust account. We paid $5,520,000 in underwriting discounts and recorded approximately $521,000 for other costs and expenses related to the initial public offering.
For the year ended December 31, 2020, we disbursed an aggregate of $513,000 out of the proceeds of the initial public offering not held in the Trust Account for legal and accounting fees and filing fees relating to our SEC reporting obligations and general corporate matters, and miscellaneous operating expenses.
As of September 30, 2021, we had cash and marketable securities held in the trust account of $277,866,660. As of September 30, 2021, we had cash outside the Trust Account of $61,344 available for working capital needs. All cash and securities held in the Trust Account are generally unavailable for our use, prior to an initial business combination, and is restricted for use either in a business combination or to redeem ordinary shares. As of September 30, 2021, none of the amount in the trust account was available to be withdrawn.
We believe that we have sufficient available funds outside of the Trust Account, to operate through February 13, 2022, assuming that an initial business combination is not consummated during that time. Until consummation of the initial business combination, we will be using the funds not held in the Trust Account, and any additional working capital loans from the initial shareholders, our officers and directors, or their respective affiliates, for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination.
We do not believe we will need to raise additional funds in order to meet the expenditures required for operating its business. However, if our estimates of the costs of undertaking in-depth
due diligence and negotiating business combination is less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to the Business Combination. Moreover, we will need to raise additional capital through loans from our Sponsor, officers, directors, or third parties. None of the Sponsor, officers or directors are under any obligation to advance funds to, or to invest in us. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and reducing overhead expenses. Moreover, we may need to obtain additional financing either to complete our initial business combination or because we become obligated to redeem a significant number of our public shares upon consummation of our initial business combination, in which case we may issue additional securities or incur debt in connection with such initial business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our initial business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.
Off-Balance
Sheet Financing Arrangements
We have no obligations, assets or liabilities, which would be considered off-balance
sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance
sheet arrangements.
We have not entered into any
off-balance
sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial
agreements involving assets.
Contractual Obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than an administrative agreement to pay our Sponsor $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of our management team, from the date of closing of our initial public offering. Upon completion of a business combination or CCAC’s liquidation, CCAC will cease paying these monthly fees.
Registration Rights
The holders of Founder Shares, Private Placement Warrants, and securities that may be issued upon conversion of working capital loans, if any, will be entitled to registration rights pursuant to a registration rights agreement dated as of February 10, 2020. These holders are entitled to certain demand and “piggyback” registration rights. We will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were paid a cash underwriting discount of $5,520,000, or $0.20 per unit of the gross proceeds of the initial 27,600,000 Units (inclusive of 3,600,000 unit over-allotment option) sold in the initial public offering, in the aggregate. In addition, the underwriters are entitled to a deferred fee of (i) $0.35 per unit of the gross proceeds of the initial 24,000,000 units sold in the initial public offering, or $8,400,000, and (ii) $0.35 per unit of the gross proceeds from the 3,600,000 units sold pursuant to the over-allotment option, or $1,260,000, aggregating to a deferred fee of $9,660,000. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies and Estimates
Management’s discussion and analysis of our results of operations and liquidity and capital resources are based on our unaudited financial information. We describe our significant accounting policies in Note 3-Summary of Significant Accounting Policies, of the Notes to Financial Statements included in this form. Our unaudited financial statements have been prepared in accordance with U.S. GAAP. Certain of our accounting policies require that management apply significant judgments in defining the appropriate assumptions integral to financial estimates. On an ongoing basis, management reviews the accounting policies, assumptions, estimates and judgments to ensure that our financial statements are presented fairly and in accordance with U.S. GAAP. Judgments are based on historical experience, terms of existing contracts, industry trends and information available from outside sources, as appropriate. However, by their nature, judgments are subject to an inherent degree of uncertainty, and, therefore, actual results could differ from our estimates.
Class A Ordinary Shares Subject to Possible Redemption
We account for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “
Distinguishing Liabilities from Equity
.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. Our Class A ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, as of September 30, 2021 and December 31, 2020, 27,600,000 Class A ordinary shares subject to possible redemption were presented as temporary equity, outside of the shareholders’ deficit section of our unaudited condensed balance sheets respectively.
Immediately upon the closing of the Initial Public Offering, we recognized the accretion from initial book value to redemption value, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.
Net Income (loss) per Ordinary Share
We have two classes of shares, which are referred to as Class A ordinary share and Class B ordinary share. Earnings and losses are shared pro rata between the two classes of shares. The 14,891,667 potential ordinary shares for outstanding warrants to purchase our shares were excluded from diluted earnings per share for the three and nine months ended September 30, 2021 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net loss per common share is the same as basic net loss per common share for the periods.
Warrant Liabilities
We account for the warrants issued in connection with our initial public offering in accordance with
ASC 815-40,
“Derivatives and Hedging-Contracts in Entity’s Own Equity” (“ASC 815”), under which the warrants do not meet the criteria for equity classification and must be recorded as liabilities. As the warrants meet the definition of a derivative as contemplated in ASC 815, the warrants are measured at fair value at inception and at each reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the Statement of Operations in the period of change.
Recent Accounting Pronouncements
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted
method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.
Our Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

INFORMATION ABOUT QUANERGY
Our Mission
Our mission is to design and deliver innovative 3D sensing solutions for automotive and Internet of Things applications to enable increased levels of automation and intelligence to ultimately save lives, energy, time, money and space.
Company Overview
We are a leading provider of LiDAR and three dimensional, or 3D, perception software solutions. LiDAR, which is an acronym for Light Detection and Ranging, is a real-time sensing technology that determines the shape and contour of physical objects in the environment using a technique known as time of flight, which measures the time a laser beam travels to and from a specific object. 3D perception software interprets measurement data from LiDAR sensors, known as a point cloud, and translates that information into a rich data set, such as the type of objects detected (e.g., people, vehicles), location in space, direction and speed of movement. Our LiDAR and 3D perception software solutions are designed to provide visualization and automation of applications in a wide range of industries, leading to greater efficiency, safety and improved operational outcomes. We believe LiDAR and 3D perception technologies have the potential to fundamentally transform how machines interact with humans, unleashing new levels of productivity, and in the process, creating significant revenue potential for LiDAR solution suppliers like us. According to third-party estimates aligned with our own, the global LiDAR market is forecasted to reach $27.3 billion by 2030.
We currently focus on two broad market categories—automotive and Internet of Things, or IoT. IoT refers to a network of physical objects that are embedded with sensors, software and communications capabilities for the purpose of connecting and exchanging data with other devices and systems over the Internet. Our current
IoT-related
markets of focus include mapping, security, smart cities and industrial automation. These applications generally operate in real-time and have high-value, mission-critical characteristics. Within the automotive market, we focus primarily on the opportunity to automate high volume passenger vehicles, but we also include within this category the automation of robo-taxis, shuttles, trucks and off-road
vehicles. We have a balanced business strategy focused on both the IoT market, which exists at scale today, and the automotive market, which is more nascent and is expected to scale over time. We see LiDAR and 3D perception as platform capabilities that are applicable broadly, and for that reason, we expect to enter additional market verticals in the future.
Our foundational LiDAR platform is based on optical phased array, or OPA, technology. This approach is referred to as solid state, because it has no moving parts and is built on a semiconductor technology and manufacturing process known as complementary metal oxide semiconductor, or CMOS. The operating principal of an
OPA-based
LiDAR is to use an array of miniature antennae to create spatial interference which is electronically controlled to form and steer beams of light. Because our
OPA-based
sensors have no moving parts, the design is extremely reliable and highly immune to vibrations. Our OPA operates in a manner that is analogous to phased array radar systems that have become the standard in the automotive industry. Our OPA employs a combination of semiconductor and optical technologies, known as silicon photonics, packaged onto a small, photonic integrated circuit. By leveraging a mature CMOS semiconductor production approach, we expect that the cost of our OPA can be significantly reduced over time. We believe that our
OPA-based
LiDAR can be the winning solid state architecture for the automotive industry because it is designed to deliver electronic beam steering, ultra-high reliability and can take advantage of the scalability of the semiconductor supply chain to achieve a low price point required by the automotive sector. Our OPA technology forms the basis for our S Series of solid state LiDAR sensors.
We also offer a portfolio of solutions designed to address the needs of IoT applications, including our M Series LiDAR sensors and our QORTEX 3D perception software platform. Our M Series of sensors utilize a traditional mechanical scanning design to deliver a 360 degree field of view required for many IoT applications. We believe our M Series offers industry leading range, accuracy, resolution and field of view compared to competitive offerings. Our QORTEX platform is designed to enable highly accurate 3D object detection, tracking and classification, fusing of LiDAR data with other sensing technologies and simple integrations with third-party systems and business applications. Moreover, we offer QORTEX Aware, an embedded software application that enables collision avoidance and object detection. We also plan to offer QORTEX Insights, a suite of complementary software analytics and dashboards. We believe our ability to mix and match the optimal hardware-software combination to meet our customers’ perception and automation needs is unique in the industry.
We have sold our products to nearly 400 customers to date. Our IoT solutions are sold globally through a network of channel partners, including value added resellers, or VARs, systems integrators, or SIs, distributors and strategic partners. In the smart cities sector, we partner with Cisco Systems, Inc., among others. In the security sector, we partner with Genetec Inc. and Milestone Systems A/S, among others. Our engagement with automotive OEMs and tier one suppliers is done directly and through our partnership with Sensata Technologies Holdings plc (“Sensata”), one of our investors. We have also received investments from other automotive and IoT industry leaders, including Aptiv PLC, Daimler AG, Enterprise Holdings, Inc. and Samsung Electronics Co., Ltd.
Industry Outlook
Our market opportunity is fueled by two major industry trends—autonomous vehicles and the Internet of Things. We believe these trends are driving a global LiDAR market that could reach $27.3 billion by 2030, based on third-party estimates aligned with ours. The automotive segment is expected to be the largest market for LiDAR products over the long-term, although we do not expect the market to begin scaling until at least 2025, because autonomous vehicle timelines have been delayed and the price-performance of LiDAR sensors needs to improve to meet auto OEM requirements. The IoT LiDAR market is expected to be larger than the automotive LiDAR market at least through 2030, because IoT markets are already well established. We focus on the following segments of the global LiDAR market:

•
Automotive
. With nine out of ten serious roadway crashes resulting from human error (according to a national survey of police-reported crashes) advanced driver-assistance systems, or ADAS, and autonomous vehicle, or AV, technologies have the potential to save thousands of lives and increase consumer convenience. AV technologies are applicable to a range of vehicles, including passenger cars, ride sharing vehicles, shuttles and commercial trucks. Regulators, governmental agencies and other public entities are focused on reaching an era of crash-free roadways to reduce deaths and injuries related to vehicle accidents, as well as improving access to transportation, reducing traffic congestion, minimizing vehicle emissions and potentially increasing productivity and improving quality of life for millions of people through the deployment of ADAS and AV technologies. Industry experts have suggested that LiDAR technology is well positioned to provide a vehicle’s primary sensory input given its long range, high accuracy and ability to operate in almost all weather conditions. Consequently, the development of a cost-effective and reliable LiDAR sensor is seen as a critical element for achieving highly automated levels of driving. We believe the primary success factors for LiDAR sensors in the automotive market are cost (priced less than $500 per sensor to support high volume vehicle production), performance (greater than 200 meter range at 10% reflectivity, with zoom-in
and
zoom-out
capabilities) and a highly robust design that can withstand harsh roadway conditions (greater than 100,000 hours of mean time between failure, or MTBF). We expect the automotive market will become the largest market for LiDAR sensors over the long-term. Based on third-party estimates aligned with ours, we believe the LiDAR market for automotive applications could reach $10.6 billion by 2030. In addition, the market for off-highway
applications (e.g., vehicles for agriculture, construction, mining) could reach $2.2 billion by 2030—a market we categorize within our IoT segment.

•
Mapping
. LiDAR sensors are used to efficiently collect 3D mapping data using both aerial and terrestrial collection methods. Aerial mapping is enabled by mounting LiDAR sensors on drones and aircraft, while terrestrial mapping is based on sensor data collected by land-based vehicles. LiDAR based mapping is used in a variety of applications, including urban planning, maintenance of critical infrastructure, land surveying, building and power line inspection and archeology. In the mapping sector, LiDAR sensors must operate effectively at long range, while delivering a high degree of range accuracy and point cloud density. These attributes allow mapping customers to improve productivity by operating drones at their maximum altitude and rapidly collecting data using the shortest flight time. Based on third-party estimates aligned with ours, we believe the LiDAR market for aerial mapping alone could reach $1.3 billion by 2030.

•
Security
. LiDAR-based sensing and perception products play an important role in enabling physical security in a range of applications. Unlike camera-based systems, LiDAR sensors collect 3D images, function in day or night and are less susceptible to adverse weather conditions. Key applications for LiDAR in physical security include securing critical infrastructure (including datacenters, oil and gas facilities, power plants and public buildings), intrusion detection and access control. In the security sector, LiDAR sensors must operate continuously on a 24x7 basis, perform reliably in harsh environmental conditions and generate highly accurate sensor data. In addition, LiDAR-based security solutions must be intelligent enough to accurately track and classify people and objects, while minimizing costly false alarms. Based on third-party estimates aligned with ours, we believe the LiDAR market for security applications could reach $472 million by 2030.

•
Smart Cities
. Many communities are increasingly embracing the capabilities of LiDAR to improve the efficiency and safety of active spaces such as airports, public venues, retail outlets and intersections. Smart cities LiDAR applications share a common function—tracking the flow of objects (generally people or vehicles). This critical flow management function can be applied to alleviate traffic congestion, manage lines at airports, automate parking facilities, improve urban planning and enhance the energy efficiency of buildings. For LiDAR solutions to succeed in smart cities applications, they must have a high degree of classification accuracy, scale cost effectively, operate reliably in harsh conditions and collect no personally identifiable information, such as facial recognition. Based on third-party estimates aligned with ours, we believe the LiDAR market for smart cities application could reach $3.9 billion by 2030.

•
Industrial Automation
. Traditional industrial sectors, such as mining, agriculture and logistics, are being increasingly transformed by the automation and intelligence enabled by LiDAR and 3D perception technologies. Many processes in these sectors can be automated using robots and LiDAR-enabled machine vision and perception, but safety and reliability are essential requirements. LiDAR technology is increasingly used in applications such as navigation and collision avoidance of automated guided vehicles, automated mobile robots and unmanned ground vehicles, port automation, guidance of mobile robots, warehouse automation and making precision measurements in the agriculture, construction and mining sectors. To meet the demands of industrial automation customers, LiDAR sensors need to deliver high point cloud density, a high degree of accuracy, long detection range and robust outdoor performance. We believe industrial automation is currently the largest market for LiDAR sensors. Based on third-party estimates aligned with ours, we believe the LiDAR market for industrial automation could reach $8.8 billion by 2030.

Limitations of Existing Sensing Technologies
A number of sensing technologies have developed to detect objects at various distances in a variety of lighting and weather conditions. Major existing sensing technologies include the following:

•
Radar Sensors
. A radar-based sensor uses electromagnetic waves to determine an object’s range, velocity and angle in its field of view. Radar has several advantages, including long range and performance in inclement weather and various lighting conditions. Despite recent advances, radar is limited in its perception of shape, height and width. Radar cannot read signs or detect color and has limited ability to sense stationary objects, a critical requirement for automotive and industrial applications.

•
Cameras
. Cameras can classify objects, measure distances and read signs and detect color, but are only able to capture images in two dimensions, or 2D, and suffer from poor performance in inclement weather and low light conditions. Due to these limitations, camera-based sensors have to be integrated with other sensing technologies in the automotive market to automate a full range of driving scenarios. In IoT markets, camera-based systems are disadvantaged due to 2D limitations, total system cost (due to complex networking), large data sets and privacy concerns given facial recognition.

•
Ultrasonic Sensors
. Ultrasonic sensors measure the distance to an object by comparing emitted and received sound waves at specific frequencies. Ultrasonic sensors can measure distances in close proximity and can work in most weather and lighting conditions. However, these sensors exhibit a drop in performance at high speeds, over long ranges and when significant background noise is present. In addition, ultrasonic sensors cannot classify objects. These factors effectively limit their application to simple automotive features, such as parking assist.

•
Legacy Mechanical LiDAR
. While mechanical sensors have been used by the automotive markets for some time, we don’t believe this architecture is suitable long term for the cost and reliability requirements of high volume automotive which has a high degree of cost sensitivity and long duty cycles. Within IoT we also see a significant opportunity for industrial use cases to “trade up” from traditional 2D sensors to 3D which bring added range, accuracy and point cloud density.

•
MEMS LiDAR
. MEMS-based sensors, which use micro mirrors to intercept and steer beams of light, have shown some potential as an interim solution for automotive LiDAR. However, the vibrations of moving vehicles can impede the precise motion of the mirrors, introducing uncertainty in the beam direction, and therefore object location. Some implementations of MEMS-based sensors have constraints in detecting objects at close ranges, a necessity for collision avoidance. Moving mirrors are also susceptible to damage in rugged conditions, which can negatively impact reliability and product lifespan. Some industry participants have also expressed concerns about the manufacturing yields and costs of MEMS-based devices.

•
Flash LiDAR
. Flash systems, which illuminate a field of view with a laser pulse, require high-powered lasers to extend range, but work well at close ranges and at a fast frame rate. These high-powered lasers tend to be expensive. Another flash technology, called multi-beam flash, uses an array of laser diodes to form an emitter. Such emitters are based on vertical cavity surface emitting lasers, or VCSELs, which require high power to pump an array, necessitating an efficient heat sink that can adversely impact LiDAR form factor and cost.

We believe automotive and IoT markets will create opportunities for various sensing technologies, and that many existing sensing technologies can be complementary to ours. In the automotive industry, this concept is known as sensor fusion. In IoT markets, our solutions are often paired with camera-based systems to provide redundancy and full situational awareness of an environment. However, given the drawbacks of existing sensing technologies, we see a significant opportunity for our
OPA-based
solid state sensor, next-generation mechanical sensor and 3D perception software technologies.
Our Technology Platform
LiDAR is a
time-of-flight
sensing technology that pulses
low-power,
eye-safe
lasers and measures the time it takes for the laser to complete a round trip between the sensor and a target. The resulting aggregate data are used to generate a 3D point cloud image, providing both spatial location and depth information to identify, classify and track moving objects. Our solution is based on the following primary technologies:

•	Solid State LiDAR Based on Optical Phased Array Technology . Our solid state LiDAR comprises emitters and detectors that are highly scalable, fully solid-state and can be mass produced at a low cost,

leveraging mature CMOS semiconductor process technologies. Our solid state LiDAR includes a silicon-based OPA and control chip for the emitter, a single photon avalanche diode, or SPAD, array and a custom readout integrated circuit for the detector. All of our semiconductor devices have been custom designed by our in-house
development team. Our OPA is used for beam forming and beam steering and has no mechanical or moving parts. A unique feature of our OPA is the ability to seamlessly scan and collect any pattern of points in the field of view. This can be used to zoom in on objects of interest, providing greater resolution to improve situational awareness and confidence in detection. Our OPA is an optical version of a phased array that is often used in radar systems. The phased array in our OPA has an array of antenna elements that emit near infrared electromagnetic waves. By controlling the phase of the electromagnetic waves from each antenna element, specific interference patterns, or beam forms, can be generated. To achieve the many characteristics required for solid state LiDAR, our OPA is designed using silicon photonics. With this technology, the miniature antenna array, phase controllers and other structures are integrated in a single silicon chip. Mature silicon industry technology offers performance, reliability and cost attributes that scales well with volume manufacturing. Our solid state technology is designed to offer performance, reliability and cost advantages compared to MEMS- and flash-based LiDAR sensors.

•
Mechanical LiDAR Technology
. We designed our mechanical LiDAR sensor to address shortcomings commonly seen in traditional mechanical LiDAR sensors, including high cost, poor performance and low reliability. Our mechanical sensor employs a high speed transceiver module coupled with a high efficiency data and power transfer design and a robust rotary mechanism for 360 degree horizontal coverage, enabling a high density 3D point cloud to support a wide range of smart sensing applications. Unlike many legacy mechanical LiDARs, our solution is airtight and IP69k rated. To attain the international IP69k rating, our mechanical sensors must withstand high temperatures, high pressure wash and dusty environments. This robustness, combined with long range and high resolution, has made our mechanical LiDAR sensor an ideal solution for mapping, security and smart cities applications that require large detection areas both indoors and outdoors.

•
QORTEX 3D Perception Software
. QORTEX is our core proprietary perception software platform compatible with our suite of LiDAR sensors and a product of more than seven years of development. The flexible, scalable platform uses computer vision technology and 3D perception algorithms to enable smart awareness of the 3D world to identify, track and classify people and vehicles in real-time in security and smart cities applications. The latest release of our QORTEX DTC (detect, track and classify) platform provides for the ability to simultaneously track up to 300 objects. The latest release of our QORTEX People Counting application, when paired with our
S3-2
solid-state sensor, enables 98% counting accuracy. Our QORTEX Aware software, when integrated with our sensors, enables precise object detection and collision avoidance for industrial applications. We believe our 3D perception software capability is unique in the industry and further differentiates our solutions from existing sensing technologies.

Our Solutions
We offer a portfolio of solutions that includes both LiDAR sensors and a 3D perception software platform. Our LiDAR product lines include the S Series of solid state sensors that leverage our patented OPA architecture and the M Series of mechanical sensors. Our solid state sensors are designed to deliver flexible performance with electronic beam steering, with ultra-high reliability given the absence of moving parts and a pathway to ultra-low
cost given its 100% CMOS-based design. The S Series is currently available in a two-beam
configuration (the
S3-2,
for security and smart cities applications) and a multi-beam version (the
S3-X,
designed for the automotive and industrial markets, currently under development). Our mechanical sensors offer the price, performance and 360 degree field of view that are required for IoT markets, such as mapping, security, smart cities and industrial automation. Our QORTEX 3D perception software platform operates in concert with our LiDAR sensors, enabling real-time analysis for people counting, object detection classification and tracking and collision avoidance, leveraging advanced 3D algorithms. QORTEX has been designed in a modular fashion, with a core set of common capabilities as a foundation, along with application specific modules, including an analytics suite called QORTEX Insights and a zoning and collision avoidance application called QORTEX Aware. Taken together, our LiDAR sensors function as “the eyes” of our portfolio, while QORTEX functions as “the brains,” creating an environmental model that allows our customers to interpret the visual world, generate mission-critical insights and determine the most appropriate next action to take in an automated and real-time manner.
Our S Series of LiDAR sensors, based on our 100% CMOS OPA technology, includes the following products:

•
S3-2
. The
S3-2
is a two beam solid state LiDAR designed for people counting and access control applications in the security and smart cities markets. The
S3-2
embeds our QORTEX People Counter software onboard the sensor to enable powerful and efficient edge processing. Up to eight
S2-2
sensors can be aggregated leveraging our SensorFusion technology. Together with our software, the
S3-2
delivers 98% detection accuracy, a compact design and ultra-high reliability. The
S3-2
is available in two narrow field of view (50 degrees) models—one for indoor and one for outdoor—and a wide field of view (100 degree) model for both indoor and outdoor use.

•
S3-X
.
S3-X
refers to a series of multi-beam, solid state sensors currently under development, tailored for the automotive and industrial automation markets. We expect releases of outdoor compatible versions operating at various ranges and fields of view for automotive applications, as we believe there are opportunities to equip vehicles with multiple LiDAR sensors with different price points and capabilities, including longer range, front facing sensors fused with shorter range, rear and corner facing sensors. Like all of our solid state sensors, our
S3-X
sensors will be capable of electronic beam steering, with no moving parts at either the macro or micro scale. We believe our
S3-X
sensor can ultimately provide the automotive industry with LiDAR sensing capabilities featuring ultra-high performance, ultra-high reliability and ultra-low
price points.

Our M Series of LiDAR sensors includes the following products:

•
M8
. The M8 is our flagship mechanical sensor, offering a 360 degree field of view, long measurement range, high accuracy and fine resolution to reliably address challenging sensing requirements. The M8 is available in four versions—M8-Core,
M8-Plus
and
M8-Ultra,
offering 35 meters, 50 meters and 70 meters of detection range, respectively, and
M8-PoE+,
offering 50 meters of range and power over Ethernet capabilities.

•
M1
. The M1 is a 2D LiDAR sensor designed for
mid-
to long-range, high precision measurement applications in the industrial automation market. The M1 is designed to automate critical industrial processes such as logistics in warehouses, factories and other industrial facilities. The M1 is available in three versions—M1-Core,
M1-Plus
and
M1-Ultra,
offering 35 meters, 50 meters and 70 meters of detection range, respectively.

•
MQ-8
. The
MQ-8
is designed specifically to support flow management applications that require accurate, high-volume people and vehicle tracking. The
MQ-8
delivers industry leading range, capable of tracking and classifying over 300 people and vehicles with 95% accuracy at up to 70 meters of range. The
MQ-8
is available in two
versions—MQ-8PoE
Plus and
MQ-8PoE
Ultra, offering 50 meters and 70 meters of detection range, respectively, with support for power over Ethernet.

•
M8-Prime
. Designed for industrial automation and mapping applications, the
M8-Prime
provides leading angular resolution of
0.033-0.132
degrees, captures 432,000 points per second of data and offers rugged performance and reliability. The
M8-Prime
is available in three
versions—M8-Prime
Core,
M8-Prime
Plus and
M8-Prime
Ultra, offering 35 meters, 50 meters and 70 meters of detection range, respectively.

Our QORTEX 3D perception platform includes the following products:

•
QORTEX DTC
. QORTEX DTC is a central element of our Flow Management Platform, enabling reliable and real-time tracking of people and vehicles for security and smart cities applications. The platform uses 3D perception algorithms to scan the visual field of view, analyze point cloud data and provide anonymized information on detected objects. QORTEX DTC generates a rich data set that includes location, direction, speed and type of objects detected. By leveraging a flexible application programming interface, or API, our customers, channel partners and application developers can build powerful analytics and business intelligence tools on top of QORTEX DTC.

•
QORTEX MXP
. QORTEX MXP is a software
plug-in
that enables the interoperability of QORTEX DTC with Milestone’s video management software system. The plug-in
triggers events and alerts for perimeter security applications and also provides occupancy statistics for security and smart cities applications.

•
QORTEX People Counter
. Our QORTEX People Counter solution combines our QORTEX perception software with our
S3-2
solid state LiDAR sensor. This integrated solution incorporates 3D perception algorithms to scan the sensor’s field of view, analyze the LiDAR point cloud and provide anonymized data on detected persons in real-time. Our QORTEX People Counter application is designed to achieve 98% detection accuracy under a broad range of traffic patterns and lighting conditions. We believe we are the only solid state LiDAR manufacturer to produce an integrated software-hardware solution of this type.

•
QORTEX Insights
. Quanergy Insights, scheduled for commercial release in the 2022, is an analytics dashboard that provides real-time and historical occupancy analytics based on data gathered by our QORTEX People Counter solution. By combining our
S3-2
LiDAR sensors with QORTEX People Counter and QORTEX Insights, users have a complete end to end occupancy analytics solution that can be used in smart cities applications to determine occupancy in offices, conference rooms and retail stores. QORTEX Insights uses widgets in a web browser to visually represent this data, and supports data exports to support additional external analysis.

•
QORTEX Aware
. Our QORTEX Aware software solution enables the creation of zoned areas of interest using our LiDAR sensors. In a stationary situation, when a defined zone has been breached, QORTEX Aware is capable of sending a signal to the end-user
system to enable the next best action to be taken. On a mobile platform, such as an automated guided vehicle, these defined zones can be used for object detection and as part of a reliable collision prevention system as the automated guided vehicle navigates within its environment.

Our Customers and Partners
Within our IoT markets, we have sold over 6,000 sensors
to-date
to nearly 400 customers. Our channel and strategic partners in our IoT market include:

•	Mapping: Fagerman Technologies Inc. (dba LiDARUSA) and GeoCue Corporation;

•	Security: QuantumIT and Securitas AB;

•	Smart Cities: Cisco Systems, Inc., Skyfii and PARIFEX; and

•	Industrial Automation: Advantech Co., Ltd.
In the automotive market, we maintain direct relationships with prospective OEM and tier one supplier customers. As we further refine our
S3-X
suite of sensors, we plan to engage with these and other prospective customers to provide our latest
S3-X
versions for evaluation. Successful evaluations could lead to requests for quotation, or RFQs, which could, in turn, lead to design wins. We would then expect a two to three year product development and validation process before our products would be included in the mass production of a vehicle.

We believe our timing corresponds well with the timing of selected targeted OEM programs, however there can be no assurances that we will be successful in completing our technology development plans and securing RFQs and design wins in the automotive sector.
In June 2021, we announced a new strategic collaboration with Sensata focused on helping us bring affordable LiDAR and 3D perception technologies to market. The collaboration will include Sensata providing insights to us on manufacturability, cost reduction, sourcing and go-to-market
strategies. Sensata is also an investor in Quanergy.
We have received historical equity investments from other leading automotive participants, including Aptiv PLC, Daimler AG, Enterprise Holdings, Inc. and Samsung Electronics Co., Ltd.
Our Competitive Strengths
We believe the following competitive strengths distinguish us from our competitors and position us for continued leadership in enabling smart 3D perception:

•
Disruptive Solid State LiDAR Architecture
. We have developed an
OPA-based,
solid state technology that has the potential to set a new price-performance standard for the LiDAR industry. We believe our solid state LiDAR is the industry’s first and only solution based on OPA technology utilizing 100% CMOS silicon elements. We believe our technical achievements to date, coupled with our planned technology roadmap execution, will allow us to develop and deliver a solid state LiDAR for the automotive market with unparalleled reliability, software-enabled beam steering and ultra-low
price points required to support high volume vehicle production. Our OPA architecture and related firmware and software is based on nine years of development, over $100 million of investment and deep technical expertise and know-how,
protected by a robust patent portfolio, consisting of approximately 80% of our 30 issued and pending patents as of September 30, 2021.

•
First to Commercialize an OPA Architecture
. We believe we are the only major LiDAR provider to have completed development of a commercially viable OPA LiDAR architecture. Other advanced LiDAR providers generally utilize either MEMS- or flash-based approaches, which face challenges with either reliability, performance or price. Once a LiDAR supplier commits to an architectural platform, it is extremely challenging and costly to make a transition to another platform. For this reason, we believe that our choice to invest in OPA—which we believe will ultimately be the winning LiDAR architecture for the automotive industry—will create substantial competitive advantages for us over the long-term.

•
Industry Leading IoT Solution Performance
. We believe our portfolio of LiDAR sensors and QORTEX 3D perception software offers our customers best-in-class
performance and intelligence compared to incumbent vendors. For example, our M Series LiDAR offers up to three times the range, seven times the angular resolution and three times the accuracy of our top IoT LiDAR competitors, based on our analysis of publicly-available information. In addition, our QORTEX platform is an essential element of our IoT solution, turning high volumes of 3D spatial information into actionable, business-critical insights. These performance attributes are vitally important in mission-critical applications such as perimeter security at datacenters, oil and gas facilities, managing incoming and outgoing freight at the world’s busiest ports and optimizing passenger flows and experiences at some of the largest airports in the world.

•
Accelerating Innovation Engine
. During the past 18 months, we have embarked on a significant investment to accelerate our OPA development roadmap and expand our IoT solution portfolio, and these investments are yielding substantial returns. With regard to our OPA platform, we have delivered an eight times improvement in outdoor range using a single emitter prototype since June of 2020. This step function increase gives our in-house
semiconductor design team visibility into advancing our OPA outdoor range performance to a threshold required for the automotive industry by the end of 2021.

With respect to our IoT portfolio, we introduced 10 new products in 2020—including new sensor versions, new software applications and new integrations with third-party systems—a substantial increase over the four new products we introduced in 2019. We believe our accelerating pace of innovation serves as an important foundation to our future revenue growth.

•
Balanced Business Model
. Since our inception, we have been focused on democratizing the benefits of LiDAR and 3D perception across a diverse range of end-markets.
Automotive is viewed by industry analysts to be the largest long-term market opportunity for LiDAR, but we believe it will take time for this market to develop, as product price-performance align with customer requirements. In the meantime, there are a wide array of large, established markets that are ideal targets for the automation and intelligence that LiDAR and 3D perception technologies enable, including mapping, security, smart cities and industrial automation. While many of our LiDAR competitors are focused largely or solely on the automotive market, we are pursuing a balanced growth strategy that allows for execution of IoT opportunities in the near- to mid-term,
while unlocking opportunities for automotive in the
mid-
to long-term. We believe this balanced approach will allow us to build a more diversified base of customers and revenue, reduce our cash requirements and provide greater certainty of execution.

•
World-Class Partners
. We have partnered with over 50 enterprises, including with industry leaders in each of our target markets. In the automotive market, we have received investments from some of the biggest automotive brands, including Aptiv PLC, Daimler AG, Enterprise Holdings, Inc., Samsung Electronics Co., Ltd. and Sensata Technologies Holdings plc. With respect to Sensata, we recently formed a new collaboration focused on accelerating time-to-market
of our solid state LiDAR technology by leveraging Sensata’s portfolio, resources and global platform. In the smart cities segment, we have formed partnerships with industry leaders such as Cisco Systems, Inc. Within the security sector, we have partnered with leaders such as Genetec Inc. and Milestone Systems A/S. We believe these strategic relationships, who have recognized the strength and potential of our solutions open up potential avenues to market for our products and also serve as valuable sources of market insights.

•
Experienced Management Team
. Our senior management team averages over 25 years of industry experience, with proven success scaling high growth technology companies. Our CEO, Dr. Kevin Kennedy, has over 40 years of experience, including leading large, publicly-traded companies. During the course of his career, Mr. Kennedy has completed over 100 mergers, acquisitions and divestitures. Our Chief Development Officer and
Co-Founder,
Dr. Tianyue Yu, has two decades of experience developing and commercializing imaging, photonic and 3D sensing technologies. Our CFO, Patrick Archambault, has extensive capital markets experience, having previously served as an equity research analyst for 17 years, including 13 years covering the automotive sector. We believe the tenure and expertise of our management team, including their experience operating publicly-traded companies, is a key advantage.

Our Growth Strategy
The following are key pillars of our growth strategy that we believe will enable us to establish a market leading position in the LiDAR and 3D perception market:

•
Leverage and Expand Channels
. We have established a network of approximately 50 channel and strategic partners with expertise and presence in each of our target end-markets.
Our customers bundle our sensor and software solutions with various third-party products to deliver an integrated solution to our end customers. We plan to invest in leveraging and expanding our channel and strategic partner network to maximize our sales reach across industry verticals and geographic markets.

•
Disrupt Existing Markets
. We believe legacy LiDAR products and camera-based systems are both ripe for disruption by our LiDAR sensing and perception solutions. Legacy LiDAR products generally operate in 2D and are challenged with respect to range, outdoor performance and object classification.

Camera-based systems are limited to 2D perception, capture personally identifiable information, such as facial recognition, have lower accuracy and often have a high total cost of ownership given their shorter range, requiring a large number of sensors to cover an area, driving the need for extensive and costly networking and installation. We plan to market the price-performance benefits of our advanced 3D LiDAR solutions to capture market share from legacy 2D approaches.

•
Enter New Verticals
. We have initially focused our product development and sales efforts on five vertical markets, including, mapping, security, smart cities, industrial automation and automotive. However, we see 3D perception and automation as common platform capabilities that can benefit a wide range of industry sectors, and we therefore see an attractive opportunity to expand our focus to include new vertical markets in the future, including consumer, medical and retail. We plan to selectively enter new vertical markets—both organically, with partners and through acquisitions—to expand our addressable market and grow our revenues.

•
Capture IoT Market Share
. We have established a strong foothold in our IoT markets, building a base of nearly 400 customers and shipping over 6,000 sensors to date. We believe IoT applications are particularly well suited for our solutions, given the real-time, mission-critical nature of these workflows. Our M Series and S Series sensors, combined with our QORTEX perception software suite, offer our customers an industry-leading solution to add automation and intelligence capabilities to their IoT applications. We plan to invest sales and marketing resources in our IoT market to capitalize on our time-to-market
and technology advantages and further expand our market presence.

•
Pursue Automotive Design Wins
. We have invested over $100 million during the past nine years to develop our proprietary
OPA-based
solid state LiDAR technology. Our OPA technology is designed to offer automotive OEMs ultra-high reliability, ultra-high performance with electronic beam steering at a price point suitable for high volume vehicle production. With the achievement of recent technical milestones, we expect to begin engaging with potential automotive and tier one supplier customers by the end of 2021 to evaluate our solid state LiDAR technology. Based on our discussions with automotive OEMs, including our current investors and partners, we believe there is a robust audience ready to evaluate our S Series sensors. Our strategy is to leverage these potential evaluations to secure design wins and co-development
opportunities in the automotive sector to support our long-term growth objectives.

•
Selectively Pursue Strategic Acquisitions
. We plan to selectively evaluate opportunities for strategic acquisitions to bolster our organic growth strategy. Acquisitions have been an important element of our evolution to date, as our QORTEX software platform is based on an acquisition from Raytheon Company, completed in 2016. In addition, our management team has significant experience identifying, evaluating and completing strategic acquisitions. Upon the completion of our pending merger with CITIC Capital Acquisition Corp., we expect to have more resources to capitalize on synergistic and accretive acquisition opportunities as they are identified. We may pursue acquisitions to augment and expand our product portfolio, expand our market presence in specific markets and add additional talent to our organization.

Sales and Marketing
We sell our solutions globally through multiple channels to maximize our access to prospective customers. We have a sales force of 19 employees as of September 30, 2021. Our sales force is responsible for managing our sales pipeline, engaging with our channel partners and strategic partners and providing technical consultation throughout the customer sales cycle. Our channel partners include VARs, distributors and SIs. VARs resell our products to end users and also provide product support. Distributors supply VARs and SIs with our products. SIs typically build broader and more sophisticated systems for end users by integrating products from multiple vendors. As of September 30, 2021, we had a network of over 50 authorized channel and strategic partners. Our strategic partners provide us with market access and often bundle our products with their own to deliver integrated solutions to end users.

We are an active participant in industry conferences, including the Consumer Electronics Show and the Global Security Exchange, for example. We also sponsor periodic webinars to further educate partners and end users on the benefits of our solutions.
Research and Development
We believe that our success depends on our ability to provide the market with high quality LiDAR solutions that have a cost, performance and reliability advantage relative to other comparable solutions. In order to achieve this objective, we have made a considerable investment in research and development, amounting to $20.7 million in 2019 and $15.4 million in 2020, representing 53% and 49% of our operating expenses, respectively. Personnel related costs are the largest driver of our research and development investment. As of September 30, 2021, our research and development team consisted of 45 employees. These employees are located in Sunnyvale, California and Ottawa, Ontario. Other key areas of our research and development investment include silicon development costs, research and development materials, consulting costs and expenses related to custom tools and supplies, including software.
We believe that research and development will remain our largest area of operating expenses for the foreseeable future, with a primary focus on the following activities:

•
OPA Development
. Over the past year, we have achieved substantial improvements in the detection range of our OPA module in outdoor, sunlit conditions using a single-emitter sensor, improving from 20 meters in June 2020 to 100 meters in January 2021 and 160 meters in October 2021. These achievements were the result of new generations of our emitter and detector semiconductors and enhancement to our signal processing, optics and alignment processes. We plan to invest continued research and development resources, which when combined with our latest generation of emitter and detector hardware, is expected to extend the outdoor range of our OPA module to 200 meters by the end of 2021—a key threshold for the automotive industry. In parallel, we plan to advance our techniques for packaging multiple OPA modules into a multi-beam LiDAR system, while staying in conformance with power and heat requirements, to support product sampling to prospective automotive customers.

•
Sensor Cost Reductions
. We recognize that our targeted automotive customers will require LiDAR sensors that are priced affordably for mass market vehicle production. Based on our discussions with automotive OEMs and tier one suppliers, we believe automotive LiDAR pricing will eventually need to be below $500 to meet industry expectations over the long-term. We believe our 100% CMOS solid state design based on our proprietary OPA architecture gives us an advantage in being able to achieve these targeted price points. We will invest research and development resources to further cost reduce our S Series sensor in future versions by striving for greater levels of integration, benefiting from economies of scale and leveraging the cost efficiencies of mature semiconductor process technologies.

•
Continued IoT Innovation
. During 2020, we introduced 10 new products for the IoT market, ranging from new sensors, to new software capabilities, including for automated object tracking and support for social distancing compliance, to integrations with third-party video management systems. We plan to continue our investments to expand our IoT portfolio in order to capitalize on our time-to-market
advantage, capture share in large, established markets and deliver continued value to our channel partners and end users. Much of our new sensor product development efforts for the IoT segment will be focused on the industrial automation market, which is the largest LiDAR market today and where we see a significant opportunity to expand our presence.

•
QORTEX Enhancements
. We will continue to expand the capabilities and performance of our QORTEX 3D perception software platform by adding feature-specific modules to future version releases. Our software development will focus on enhancing our object detection, tracking and classification capabilities. For example, our software research and development team will continue to improve detection accuracy for people counting applications and to reduce the number of false positive alerts. For traffic flow analysis of both pedestrians and vehicles, we will continue to improve clustering and merging algorithms to allow the detection and tracking of large and small objects. Additionally, for classification, our development team will continue to collect large amounts of data to train perception and machine learning algorithms.

•
Quality Assurance
. We plan to invest research and development resources to strengthen quality assurance systems and accelerate new required certifications. We expect to design and build state-of-the-art
automation test frameworks in order to meet stringent customer requirements. The development of automation processes and tests to reduce time-to-market
and increase capacity and production yields requires research and development resources with unique skill sets and domain knowledge.

Manufacturing
We operate a fabless semiconductor business model. For semiconductor wafer production, we utilize leading third-party providers. For manufacturing our LiDAR sensors, we utilize a hybrid manufacturing strategy that combines the best elements of in-house,
precision manufacturing for new product introduction, with
low-cost
and scalable outsourced manufacturing for high volume production. This hybrid approach gives us the flexibility to respond to new market opportunities, simplifies our operations, balances scalability and quality control and reduces our capital expenditures.
For production of our M Series sensors, we have partnered with a leading global contract manufacturer. Our contract manufacturer partner is well equipped to meet our M Series capacity needs given its global scale and resources and expertise in high volume manufacturing. For S Series production, we leverage our internal production lines at our facilities in Sunnyvale, California. We believe we have adequate capacity to meet our S Series volume requirements through at least the end of 2022 with some additional investments in automation. We will evaluate external manufacturing options for our S Series sensors as our volumes increase.
We believe our
in-house
manufacturing capabilities and expertise are key competitive differentiators. Our manufacturing team has deep expertise in microelectronics fabrication and automation. Our Sunnyvale facility features a high-capacity, fully-automated production line in a clean room environment. Our S Series production line features state-of-the-art
semiconductor equipment for
pick-and-place,
wire bonding and alignment functions and high-precision photonic IC processing tools. Our manufacturing flow is implemented and controlled electronically using our proprietary Product Test Electronic Traveler software to help ensure defect free products. Our facility also includes calibration and final testing, enabling us to oversee the entire production process and provide high quality and reliable solutions.
We strive to meet the highest industry quality standards. For example, we have achieved ISO 9001:2015 certification with regard to our quality management system and EN 61010 certification with respect to product safety compliance. We have also achieved IATF 16949 automotive production process conformance for our solid state sensor production. We use proven stringent standards to qualify our third-party manufacturing and component suppliers that must meet the high quality and reliability standards required of our LiDAR sensors. We carefully qualify each of our partners and their processes before applying the technology practices to our products, including onsite training of their personnel. Our design and quality engineers work closely with our semiconductor fabrication and manufacturing partners in order to reduce our product costs and optimize our product quality.
Our Competition
The market for LiDAR and 3D perception solutions is highly competitive, rapidly evolving and at an early stage of development. Within this market, we face competition from focused providers of advanced LiDAR solutions, including Aeva Technologies, Inc., AEye, Inc., Innoviz Technologies Ltd., LeddarTech Inc., Luminar Technologies, Inc., Ouster, Inc., Sense Photonics, Inc. and Velodyne Lidar, Inc. We also face competition from established providers of LiDAR products designed for industrial markets, including SICK AG and Hokuyo Automatic Co., Ltd. In addition, we face competition from providers of alternative technologies to LiDAR-based sensing, including camera- and radar-based systems.
We believe that our
OPA-based
solid state approach is unique in the industry, as other advanced LiDAR sensor providers generally employ either MEMS or flash technologies. We also believe that our IoT sensor portfolio offers performance and total cost of ownership advantages over both established LiDAR providers and camera suppliers. However, many of our competitors have significant market share, diversified product lines, well-established supply and distribution systems, strong worldwide brand recognition, loyal customer bases and significant financial, marketing, research, development and other resources. In addition, several advanced LiDAR suppliers have introduced MEMS- or flash-based solutions that are promoted as having superior performance metrics in certain respects as compared to our
OPA-based
solution currently. If we are unable to continue enhancing the performance of our
OPA-based
solution, our prospective customers may choose to purchase competing technologies. In addition, several of our competitors have completed mergers and financings that have provided them with significant amounts of capital, and several of our competitors are publicly traded with access to the public capital markets. If we are unable to complete our merger with CITIC Capital Acquisition Corp., or the merger results in lower cash proceeds than we anticipate, we may have a weaker balance sheet than our competitors.
We believe the principal competitive factors in the LiDAR and 3D perception market include the following:

•	the range, field of view and detection accuracy of LiDAR sensors;

•	the reliability of LiDAR sensors measured by MTBF;

•	the price of LiDAR sensors;

•	the accuracy, scale and intelligence of 3D perception software;

•	the ability to integrate sensors and software with third-party products;

•	market presence and breadth of channels;

•	customer design wins;

•	strategic partnerships;

•	access to capital; and

•	brand awareness and reputation.
We believe that we compete favorably with respect to most of these factors, including the technical attributes of our solutions. In particular, we believe that our
OPA-based
architecture, IoT sensor performance, 3D perception software intelligence and balanced focus on the automotive and IoT markets distinguishes us from our competitors. However, we must make investments in order to further develop our market presence, customer base and brand.
Intellectual Property
Our success and ability to compete effectively depends in part on our ability to protect our proprietary technology and to establish and adequately protect our intellectual property rights. To establish and protect our proprietary rights, we rely upon a combination of patent, copyright, trade secret and trademark laws and contractual restrictions such as confidentiality agreements, licenses and intellectual property assignment agreements. We maintain a policy requiring our employees, contractors, consultants and other third parties to enter into confidentiality and proprietary rights agreements to control access to our proprietary information. These laws, procedures and restrictions provide only limited protection, and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. Furthermore, the laws of certain countries do not protect proprietary rights to the same extent as the laws of the United States, and we therefore may be unable to protect our proprietary technology in certain jurisdictions.
As of September 30, 2021, we had 23 issued patents and seven pending patent applications. Our issued patents begin expiring in 2034. Approximately 80% of our issued and pending patents relate to our proprietary OPA architecture and related firmware and software. We continue to review our product development and R&D efforts to assess the existence and patentability of new intellectual property.
Government Regulation
We adhere to, support and comply with all government regulatory and applicable laws that impact the way we do business and design, manufacture, sell and service of our products.
As a LiDAR technology company, we are subject to the Electronic Product Radiation Control Provisions of the Federal Food, Drug, and Cosmetic Act. These requirements are enforced by the U.S. Food and Drug Administration (“FDA”). Electronic product radiation includes laser technology. Regulations governing these products are intended to protect the public from hazardous or unnecessary exposure. Manufacturers are required to certify in product labeling and reports to the FDA that their products comply with applicable performance standards and requirements, and maintain manufacturing, testing and distribution records for their products. Furthermore, we are also subject to similar internationally harmonized standards and regulations governing the safe use of laser products. Based upon successful evaluations of the applicable laser products, followed by written attestation by international third-party certification agencies, manufacturers are required to create Self Declarations of Compliance (“SDOC”) of their products to such regulations, and label their products accordingly.
Our products are also subject to U.S. and foreign trade and customs product classifications, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls. U.S. export control laws and regulations and economic sanctions prohibit the shipment of certain products and services to countries, governments and persons targeted by U.S. sanctions. Similarly, we are also subject to sourcing regulations, such as the requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the EU Conflict Minerals Regulation 2017/821, that will require us to carefully monitor our supply chain. The implementation of these requirements could adversely affect the sourcing, availability and pricing of the materials that may be used in the manufacture of components used in our products.
We protect people, property and the environment through our product regulatory practices. We are committed to the safety of our employees, customers, partners and anyone else who encounters our product. Our product design, engineering and quality control teams incorporate regulatory and safety compliance into the product regulatory lifecycle to ensure that we deliver the highest quality products to our customers.
Our customers may use our products in applications that are regulated and/or subject to industry standards. Such applications require that our products comply with applicable regulations and standards, including, but not limited to, functional safety, cybersecurity, product safety and product performance standards. Certain foreign markets also continue to develop their own respective standards to define deployment requirements for higher levels of autonomy in jurisdictions relevant to us.
Like all companies operating in similar industries, we are subject to environmental regulation, including water use; air emissions; use of recycled materials; energy sources; the storage, handling, treatment, transportation and disposal of hazardous materials; and the remediation of environmental contamination. Compliance with these laws, rules and regulations may include permits, licenses and inspections of our facilities and products.
Finally, our operations are subject to various federal, state and local laws and regulations governing the occupational health and safety of our employees and wage regulations. We are subject to the requirements of the federal Occupational Safety and Health Act, as amended, and comparable state laws that protect and regulate employee health and safety.
Legal Proceedings
From time to time, we are involved in legal proceedings arising in the ordinary course of our business, including assertions by third parties relating to intellectual property infringement, breaches of contract or warranties or employment-related matters.
In September 2016, we filed suit in the United States District Court for Northern District of California, San Jose Division (Case No.
3:16-cv-05251),
against Velodyne Lidar, Inc. (“Velodyne”) following receipt of an August 2016 letter from Velodyne that we infringe Velodyne’s U.S. Patent No. 7,969,558, directed to a mechanically rotating LiDAR device (the “‘558 patent”). We sought a declaratory judgment that we do not infringe the ‘558 patent. On December 5, 2016, Velodyne filed an Answer and Counterclaim, alleging our
M8-1 sensor
infringes the ‘558 patent, and seeking a preliminary and permanent injunctions prohibiting future infringement of the patent, and damages in an unspecified amount sufficient to compensate Velodyne for our alleged patent infringement along with interest, enhanced damages for alleged willful patent infringement, plus attorneys’ fees. On January 17, 2017, we answered the counterclaims, asserting that the patent claims are invalid and that we do not infringe. On October 4, 2017, the Court issued a Claim Construction Order construing eight terms in the mechanical ‘558 patent.
On November 29, 2017, we filed two petitions for inter partes review (“IPR”) before the Patent Trial and Appeal Board at the U.S. Patent and Trademark Office (“PTAB”), asserting that all asserted claims of the ‘558 patent are invalid over prior art (I.P.R. Nos. 2018-00255 and 2018- 00256). On January 10, 2018, the Court granted a stipulation filed by us and Velodyne, staying the district court litigation until the patent office decides whether to grant or deny our pending petitions. The parties engaged in mediated settlement negotiations on November 17, 2017. No settlement has been achieved to date. On March 7, 2018, Velodyne filed its responses to both of our petitions. On May 25, 2018, the PTAB instituted both IPRs on all petitioned claims. On June 11, 2018, the Court granted a stipulation filed by us and Velodyne, extending the stay of the district court litigation until the issuance of non-appealable
decisions in both instituted IPRs. On May 23, 2019, the PTAB issued a Final Written Decision (“FWD”) in each IPR, upholding the validity of all challenged claims. On June 24, 2019, we filed a Petition for Rehearing of the PTAB’s FWDs. On May 21, 2020, the PTAB denied our Petitions.
We filed an appeal to the Court of Appeals for the Federal Circuit (“CAFC”) for each IPR (consolidated as docket no.
CAFC-20-2070).
Oral argument was held on July 7, 2021. We are currently awaiting a decision from the CAFC.
Our Employees
We are focused on hiring, training, and retaining exceptional talent. As of September 30, 2021, we had a total of 105 full-time employees, including 45 engaged in research and development, and 88 of our employees were based at our headquarters in Sunnyvale, CA. We have not experienced any work stoppages, and we consider our relationship with our employees to be good.
Our Facilities
Our corporate headquarters is located in Sunnyvale, CA, where we lease approximately 28,000 square feet pursuant to a lease that expires in August 2022. We have other office locations outside the United States, including Canada, China and Dubai. These offices are leased, and we do not own any real property. We believe that our current facilities are adequate to meet our current needs.

QUANERGY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis provide information which Quanergy management believes is relevant to an assessment and understanding of Quanergy consolidated results of operations and financial condition. The discussion should be read together with the consolidated financial statements and related notes that are included elsewhere in this proxy statement / prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this proxy statement / prospectus. Unless the context otherwise requires, references in this “Quanergy Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “us”, “our”, and “the Company” are intended to mean the business and operations of Quanergy and its consolidated subsidiaries.
Overview
Quanergy Systems, Inc. designs, develops, and produces Light Detection and Ranging (“LiDAR”) sensors and is a leader in 3D sensing that delivers robust and intelligent real-time 3D object detection and classification solutions.
Currently, our applications and products are targeted towards five key market groups: 1) the Security market where we build applications leveraging the mechanical M Series LiDAR combined with proprietary software for perimeter security and intrusion detection applications; 2) the Smart Cities / Spaces market, where our flow management tools are used in cities and municipalities to improve the movement and safety of their citizens in dense urban settings; 3) the Mapping market, where customers are currently utilizing the M8 mechanical LiDAR for terrestrial and aerial mapping; 4) the Industrial market, where we are launching our solid state and mechanical LiDAR solutions for material handling, logistics, and measurement; and 5) the Transportation market which consists of passenger vehicles as well as heavy vehicles and off highway applications such as agricultural and mining equipment, where we are primarily looking to service this market through our solid state S Series LiDAR for use in Advanced Driver Assist Systems as well as in highly automated vehicle applications.
We generate revenue primarily by entering into supply arrangements with systems integrators, value added resellers, distributors, and end customers. We have also, in the past, received funds from evaluation agreements, where a customer obtains early access to technology through evaluation samples of products and related software.
To date, we have financed our operations primarily through private placements of convertible preferred stock and issuance of convertible notes. From the date of our incorporation through September 30, 2021, we have raised aggregate net proceeds of approximately $153 million from the issuance of convertible preferred stock. We incurred a net loss of $54.2 million and used $22.0 million in cash to fund our operations during the nine months ended September 30, 2021. We incurred a net loss of $35.8 million and used $21.8 million in cash to fund our operations during the year ended December 31, 2020.
Over the last 21 months key changes to the R&D and product development organization have accelerated the pace of product releases. In 2020, we released 10 new solutions (four sensors, four software products, and two VMS integrations). In 2021, we have released nine new solutions year to date (two sensors and seven software products) and have an additional new sensor product scheduled for release in December 2021. We expect to continue investing in R&D and product development to further support sales growth going forward.
Fiscal 2020 was also a critical year for the development of the S3 platform. After receiving new hardware at the end of 2019, we devoted much of 2020 to a testing and optimization program that increased the outdoor range of our sensors from 20 meters in January 2020 to 100 meters by January 2021 and 160 meters in October 2021. As we continue to fine tune a new silicon detector, we expect to improve our sensor performance and increase its technical relevance for automotive applications.
Impact of
COVID-19
The extensive impact of the pandemic caused by the novel coronavirus
(“COVID-19”)
has resulted and will likely continue to result in significant disruptions to the global economy, as well as businesses and capital markets around the world. In an effort to halt the outbreak of
COVID-19,
a number of countries, states, counties, and other jurisdictions have imposed, and may impose in the future, various measures, including but not limited to, voluntary and mandatory quarantines, stay-at-home
orders, travel restrictions, limitations on gatherings of people, reduced operations, and extended closures of businesses.
With respect to our results, fiscal 2020 and first nine months of fiscal 2021 sales were heavily impacted by COVID primarily due to the delay of projects and slowing overall business activity, as well as in certain cases, the inability to physically access customer sites. Despite these setbacks, in fiscal 2020, we reacted quickly to help offset the negative cash flow impacts of these factors with key elements of our cash preservation plan including furloughs for nearly 50% of our employees, negotiating extended payment terms with vendors, wage cuts across the entire workforce, and reduced overall external contractor spending. When combined with a $2.5 million PPP loan from the SBA we were able to keep our monthly operating cash burn at $1.8 million in 2020.
While business conditions improved sequentially from 1Q21 to 2Q21 and again from 2Q21 to 3Q21, the broader and long-term implications of the
COVID-19
pandemic on our workforce, operations and supply chain, customer demand, results of operations and overall financial performance remain uncertain, and we believe that we will continue to experience disruptions to our business due to the
COVID-19
pandemic throughout 2021.
See “
Risk Factors
” for further discussion of the possible impact of
COVID-19
on our business.
Comparability of financial information
Quanergy results of operations and statements of assets and liabilities may not be comparable between periods as a result of the Business Combination.
Business Combination and Public Company Costs
On January 26, 2021, the Company signed a term sheet with CITIC Capital Acquisition Corporation (“CCAC”). On June 22, 2021, the Company entered into the Merger Agreement, pursuant to which a subsidiary of CCAC, Merger Sub, a Delaware corporation, shall be merged with and into the Company, with the Company continuing as the surviving entity. CCAC will issue common shares on a converted basis to shareholders of the Company to affect the transaction (the “Merger”).
The Business Combination is anticipated to be accounted for as a reverse recapitalization. Under this method of accounting, CCAC will be treated as the acquired company for financial statement reporting purposes. Upon consummation of the Merger and the PIPE Investment, the most significant change in the Company’s future reported financial position and results are expected to be an estimated cash balance (as compared to Quanergy’s consolidated balance sheet at September 30, 2021) of $156.4 million, assuming maximum stockholder redemptions of 14,186,659 shares of common stock of CCAC, or $227.8 million, assuming interim stockholder redemption of 7,093,329 shares of common stock, or $299.3 million, assuming no redemptions, including up to $40.0 million in gross proceeds from the PIPE Investment by the PIPE Investors and after deducting $35.3 million of indebtedness to be repaid and approximately $26.7 million in total direct and incremental transaction costs and settlement of CCAC deferred underwriting commission. See the section titled “
Unaudited Pro Forma Condensed Combined Financial Information
” for additional information.

As a consequence of the Merger, Quanergy will become the successor to an
SEC-registered
and listed company with New York Stock Exchange (NYSE), which will require Quanergy to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices.
Factors affecting our performance
Pricing, product costs and margins
Our pricing and margins will depend on the volumes and the features as well as specific market applications of the solutions we provide to our customers. To date, most of our revenue has been generated from flow management solutions which entail M Series sensors paired with our Qortex software for Smart City, Smart Spaces and Security applications. As we expand further into the industrial market, we expect prices to generally decrease as these products are adopted into higher volume programs with higher price sensitivity and in many cases less complex performance requirements. This downward trend in Average Selling Prices (“ASPs”) is expected to continue through the end of the forecast period as we incorporate orders from the transportation market where cost pressures are significant. As an offset to these pressures, we expected to benefit from improved fixed cost absorption as revenues scale and we are able to amortize fixed costs among more units, and improved variable costs from scale and redesign opportunities. Through both of these we expect to be able keep cost downs ahead of price downs which is accretive to margins. Our ability to compete in key markets will depend on the success of our efforts to efficiently and reliably produce cost-effective smart vision solutions for our commercial-stage customers. We anticipate that our process will vary by market and application due to market-specific product and commercial requirements, supply and demand dynamics and product lifecycles.
Commercialization of LiDAR based applications
We believe the LiDAR market today represents a sizable opportunity, and we see significant growth in the TAM across multiple end markets. We also believe we are well-positioned to take advantage of this opportunity, with strong customer relationships and differentiated products that give us opportunities across many different use cases. With that said, we expect that our results of operations, including revenue and gross margins, will fluctuate on a quarterly basis for the foreseeable future as our results are significantly impacted by the timing of individual projects, customer adoption, and overall sales cycles within each vertical. As more customers reach the commercialization phase and as the market for LiDAR solutions matures, these fluctuations in our operating results may become less pronounced. However, in the near term, our revenue may not grow as we expect until more customers commercialize their products.
End market concentration
Until now, the majority of our revenue has come from flow management applications which made up 73% of our revenue in the first nine months of 2021, with the balance of revenues being from various other sources. This is because we have had these solutions in market for some time and have been able to digest customer feedback and improve the products to optimize their performance for these use cases. We believe our entry into new markets will continue to facilitate revenue growth and customer diversification. While we will continue to expand the end markets we serve, we anticipate that sales to a limited number of end markets will continue to account for a significant portion of our total revenue for the foreseeable future. Our end market concentration may cause our financial performance to fluctuate significantly from period to period based on the success or failure of the markets in which we compete. Success in an end market, or commercialization, is uncertain and may develop differently in each case, with unique pricing, volume, and cost dynamics. Additionally, as production scales in order to meet the demands of commercialization, pricing pressure typically increases, and the amount of that pressure is expected to vary by market.

Sales volume
Sales volumes for our solutions can vary significantly by customer. This can depend on several factors, including the reputation of the end customer, market penetration, product capabilities, size of the end market that the product addresses and our end customers’ ability to sell their products. In addition to end market demand, sales volumes can also depend on the stage of development, with significantly higher volumes being typically associated with the production phase vs development phase. Our business can be significantly impacted by our ability to estimate these customer commitments and select projects that will successfully transition from development to production.
Continued investment and innovation
Our financial performance is significantly dependent on our ability to build on our position in the LiDAR market. This is dependent on the investments we make in research and development. It is essential that we continually identify and respond to rapidly evolving customer requirements, develop, and introduce innovative new products, enhance and service existing products and generate active market demand for our products. If we fail to do this, our leading market position and revenue may be adversely affected, and our investments in that area may not be recovered.
Market trends and uncertainties
We believe our business prospects are supported by favorable market trends that are likely to support growth in the LiDAR market over the next several years. We see the largest near-term growth opportunities coming from the IoT markets which encompass flow management, the industrial market, and mapping. In the shorter term we see the largest pipeline of opportunities at Quanergy coming from flow management solutions driven by increased demand from smart city, smart spaces, and security applications for managing human and vehicle movements in densely populated environments. We also see expect a rapidly increasing opportunity from the industrial market driven by increasing levels of automation for manufacturing, material handling and logistics. We believe that the transportation market represents a significant opportunity as auto OEMs shift from driver assist systems to increasing levels of automation, responding to consumer demands for increased safety and convenience. While the technology for significant automation at low volumes exists today, we believe high volume production of highly automated vehicles with LiDAR sensors is several years away as systems still need to see improvements in cost and performance. Our expectation is that some large volume LiDAR based programs will see deployment mid-decade
with significant industry growth thereafter.
Although increasing adoption of LiDAR technology may generate higher demand, we may not be able to take advantage of demand if we are unable to anticipate customer needs quickly enough. The LiDAR industry is competitive with many well-funded new entrants, so we will need to build on our positioning with robust investment in new product to increase market acceptance of our LiDAR technology.
Margin Improvements
Our product costs and gross margins will depend largely on the volumes of the solutions we provide to our customers. Our ability to compete in our target markets will depend on the success of our digital LiDAR solutions and the ultimate volume of our sensors sold. We anticipate that our selling process will vary by target end market and application due to market-specific supply and demand dynamics. We expect these customer-specific selling price fluctuations combined with our volume-driven product costs may drive fluctuations in revenue and gross margins on a quarterly basis. However, we expect that volume-driven product cost improvements will lead to a gross margin improvement as our sales volume increases over time.

Non-GAAP
Financial Measures
We consider adjusted EBITDA to be an important
non-GAAP
financial measure because it helps illustrate underlying trends in our business and our historical operating performance on a more consistent basis. We believe that the use of adjusted EBITDA is helpful to our investors as it is a metric used by management in assessing the health of our business and our operating performance.
However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation is provided below for the non-GAAP
financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measure and the reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure, and not to rely on any single financial measure to evaluate our business.
Adjusted EBITDA
Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes. We define adjusted EBITDA as net loss before depreciation and amortization, provision for income taxes, interest expense (net), non-cash
gain or loss on debt transactions, certain
non-recurring
gains and losses and any extraordinary, unusual or
non-recurring
charges, expenses or losses, restructuring costs, stock-based compensation and change in fair value of derivative liabilities.
Our adjusted EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate adjusted EBITDA in the same manner as we calculate the measure, limiting its usefulness as a comparative measure. Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-recurring
items. When evaluating our performance, you should consider adjusted EBITDA alongside other financial performance measures, including our net loss and other GAAP results.
The following table reconciles net loss to adjusted EBITDA for the nine months ended September 30, 2021, and 2020, respectively:

	Nine months ended September 30,		Years ended December 31,
	2021	2020	2020	2019
	($ in thousands)
Adjusted EBITDA
Net loss	$(54,180)	$(23,996)	$(35,835)	$(42,419)
Stock-based compensation expense	10,653	4,323	5,443	7,229
Depreciation and amortization	720	917	1,192	1,360
Interest expense	14,877	4,046	6,380	3,367
Interest income	(4)	(44)	(34)	(555)
Change in fair value of derivative liability	10,916	(507)	(1,402)	397
Gain on forgiveness of debt	(2,515)	—	—	—
Restructuring costs	—	—	—	1,397
Other income	—	—	(18)	(60)
Income tax provision (benefit)	15	5	7	(40)

Adjusted EBITDA	$(19,518)	$(15,257)	$(24,267)	$(29,324)

Some of the limitations of adjusted EBITDA include (i) adjusted EBITDA does not properly reflect capital commitments to be paid in the future, and (ii) although depreciation and amortization are non-cash
charges, the underlying assets may need to be replaced and adjusted EBITDA does not reflect these capital expenditures. In evaluating adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation.
Basis of presentation
Quanergy currently conducts its business through a single operating segment. Substantially, all our long-lived assets are maintained in, and our losses are attributable to, the United States of America. See Note 1 and Note 15 in the accompanying audited consolidated financial statements for more information on basis of presentation and operating segments, respectively.
Components of results of operations
Net sales
We generate revenue primarily by entering into standard supply arrangements with systems integrators, value added resellers, distributors, and end users. These end-customers
and channel partners typically bundle Qortex perception software with a perpetual or term license, and/or services related to the support of the software and hardware and/or installation services. We also have limited instances of standalone sales of sensors and hardware equipment to customers.
Standard Supply Arrangements
:
We recognize revenue from sales of products and services upon delivery. Delivery occurs upon transfer of title and all risks and rewards of ownership to the customer, which is generally upon shipment. Maintenance and support revenue is recognized ratably over the term of the support period. Certain of our arrangements are multiple-element arrangements with a combination of product and service.
We mostly use Distributors and System Integrators (SIs) to complement our direct sales and marketing efforts. The Distributors and SIs receive business terms of sale similar to those received by our direct customers, and payment to us is not contingent on the receipt of payment from the end customer. The Distributors and SIs negotiate pricing with the customer and are responsible for certain support levels directly with the customer.
See “
—Critical Accounting Policies and Estimates—Revenue Recognition
” below for a more detailed discussion of our revenue recognition policy.
Cost of Goods Sold
Cost of goods sold includes actual cost of material, labor, and manufacturing overhead, including depreciation and amortization, incurred for revenue-producing units shipped and includes associated warranty costs and other costs. Cost of goods sold also includes employee-related costs, including salaries, bonuses, stock-based compensation expense and employee benefit costs associated with the manufacturing of our LiDAR sensors. We expect cost of goods sold to increase in absolute dollars in future periods along with our revenue levels.
Gross Profit and Gross Margin
Our gross profit represents net sales less our total costs of goods sold, and our gross margin is our gross profit expressed as a percentage of our total revenues. We expect that gross profit and gross margin will continue to be affected by various factors including our pricing, volumes, and amount of investment to maintain or expand our sensors and sensing solutions, excess and obsolete inventories, cost structure for manufacturing operations, product support obligations, share-based compensation expenses, as well as allocated overhead. We expect our gross profit and gross margins to improve over the long term, although it varies by product and could fluctuate from period to period depending on the factors described above.
Operating Expenses
Research and Development
Research and development expenses consist primarily of personnel-related costs directly associated with our research and development organization. These expenses also include non-personnel
costs such as professional fees payable to third parties, license and subscription fees for development tools, pre-production
product related costs including wafer fabrication costs, and other expenses related to collaborative arrangements. Our research and development efforts are focused on enhancing and developing additional functionality for our existing products and on new product development, including new releases and upgrades to our LiDAR sensors. We expense research and development costs as incurred. We expect our research and development expenses to increase in absolute dollars as we increase our investment in new mechanical sensors, in engineering development for our
S-Series
program as well as in hardware and software development to broaden the capabilities of our solutions and introduce new products and features.
Sales and Marketing
Our sales and marketing expenses consist primarily of personnel-related costs directly associated with our sales and marketing activities. These include the cost of sales commissions, marketing programs, trade shows, consulting services, promotional materials, demonstration equipment, an allocated portion of facility and IT costs and depreciation. We intend to continue to make significant investments in our sales and marketing organization to drive additional revenue, further penetrate the market and expand our global customer base. As a result, we expect our sales and marketing expenses to increase in absolute dollars as we expect to invest in growing and training our sales force and broadening our brand awareness.
General and Administrative
General and administrative expenses primarily consist of personnel-related expenses associated with our general and administrative organization, professional fees for legal, accounting, other consulting services, as well as an allocated portion of facility and IT costs and depreciation. We expect to incur additional general and administrative expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and stock exchange listing standards, additional insurance expenses (including directors’ and officers’ insurance), investor relations activities and other administrative and professional services. We also expect to increase the size of our general and administrative function to support the growth of our business. However, we anticipate selling, general, and administrative expenses to decrease as a percentage of revenue over the long term.
Other income (expense), net
Other income/(expense) consists mainly of interest income, interest expense and other expenses. Interest expense relates to interest on issuance of convertible notes and amortization of debt issuance costs. We receive interest income from our cash equivalents and investments in marketable securities. Other expense includes periodic adjustments to derivative liability at each balance sheet date and expenses realized due to debt discount provided to convertible promissory note holders and gain on forgiveness of the PPP loan.

Provision for income taxes
Our provision for income taxes consists of federal, state, and foreign current and deferred income taxes. As we expand the scale and scope of our international business activities, any changes in the United States and foreign taxation of such activities may increase our overall provision for income taxes in the future.
We have a full valuation allowance for net deferred tax assets, including federal and state net operating loss carryforwards and research and development credit carryforwards. We expect to maintain this valuation allowance until it becomes more likely than not that the benefit of our federal and state deferred tax assets will be realized by way of expected future taxable income.
We believe that we have adequately reserved for our uncertain tax positions, although we can provide no assurance that the final outcome of these matters will not be materially different. To the extent that the final outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made and could have a material impact on our financial condition and results of operations.
Results of Operations
Comparison of nine months ended September 30, 2021, and 2020
We have derived this data from our unaudited consolidated financial statements included elsewhere in this prospectus. This information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results of operations for any future period. The following tables set forth our unaudited consolidated statement of operations for the nine months ending September 30, 2021, and 2020:

	Nine months ended September 30,		$ Change	% Change
	2021	2020
	($ in thousands)
Net sales	$2,425	$2,311	$114	5%
Cost of goods sold (1)	2,245	1,966	279	14%

Gross profit (loss)	180	345	(165)	-48%
Research and development (1)	12,050	10,689	1,361	13%
Sales and marketing (1)	5,881	4,926	955	19%
General and administrative (1)	13,142	5,228	7,914	151%

Operating expenses	31,073	20,843	10,230	49%

Operating loss	(30,893)	(20,498)	(10,395)	-51%
Other income (expense):
Interest expense, net	(14,873)	(4,002)	(10,871)	272%
Other income (expense), net	(8,399)	509	(8,908)	-1750%

Loss before income taxes	(54,165)	(23,991)	(30,174)	126%
Income tax provision	(15)	(5)	(10)	200%

Net loss	$(54,180)	$(23,996)	$(30,184)	126%

(1)	Includes stock-based compensation expense (unaudited) as follows:

	Nine months ended September 30,
	2021	2020
Cost of goods sold	$57	$79
Research and development	1,310	1,746
Sales and marketing	653	1,040
General and administrative	8,633	1,458

	$10,653	$4,323

Our stock-based compensation expense is primarily related to our stock options, restricted stock units, and restricted stock awards for all periods presented. For the period ending September 30, 2021, $7.6 million of stock-based compensation was related to the vesting of restricted stock awards (“RSAs”). As of September 30, 2021, no compensation expense related to restricted stock units (“RSUs”) has been recognized as the performance vesting condition, which is (i) an initial public offering, or (ii) the closing of a merger of the Company with a special purpose acquisition company, or (iii) a Change in Control, has not occurred. The expense on such liquidation events would be recorded only on occurrence of such events. Total unrecognized stock-based compensation cost of $67.4 million related to unvested restricted stock units is expected to be recognized upon vesting, including meeting the above performance condition.
Considering that our operating expenses are significantly higher than reported revenue for the periods presented, presenting the unaudited consolidated statement of operations data as a percentage of revenue would not be meaningful, and hence it has been omitted.
Net Sales

	Nine months ended September 30,		$ Change	% Change
	2021	2020
	($ in thousands)
Net Sales	$2,425	$2,311	$114	5%
Net sales by geographic location:

	Nine months ended September 30,		$ Change	% Change
	2021	2020
	($ in thousands)
Americas	$604	$1,044	$(440)	-42%
Asia	1,475	604	871	144%
Europe, Middle East and Africa	346	663	(317)	-48%

Total net sales	$2,425	$2,311	$114	5%

Net Sales increased by $0.1 million to $2.4 million for the nine months ended September 30, 2021, from $2.3 million for the nine months ended September 30, 2020. This increase is the result of increased customer orders along-side of general economic activity and increasing levels of customer engagement. Security and Smart Spaces customers have been the largest drivers of this improvement.

Cost of Goods Sold and Gross Margin

	Nine months ended September 30,		$ Change	% Change
	2021	2020
	($ in thousands)
Cost of goods sold	$2,245	$1,966	$279	14%
Gross margin	180	345	(165)	-48%
Gross margin %	7%	15%
Cost of goods sold increased by $0.3 million to $2.2 million for the nine months ended September 30, 2021, from $1.9 million for the nine months ended September 30, 2020. Gross profit decreased by $0.1 million to $0.2 million for the nine months ended September 30, 2021, from $0.3 million for the nine months ended September 30, 2020. The increase in cost of goods sold and resultant decrease in gross profit/margin was mainly attributable to an increase in salaries and wages driven by head count additions as well as the non-recurrence
of furloughs and salary reductions implemented in 2020 to combat the financial impacts of
COVID-19.
Operating Expenses

	Nine months ended September 30,		$ Change	% Change
	2021	2020
	($ in thousands)
Research and development	$12,050	10,689	1,361	13%
Sales and marketing	5,881	4,926	955	19%
General and administrative	13,142	5,228	7,914	151%

	$31,073	20,843	10,230	49%

Research and Development
Research and development expenses increased by $1.4 million, to $12.0 million for the nine months ended September 30, 2021, from $10.7 million for the nine months ended September 30, 2020. The increase was primarily attributable to an $0.5 million increase in engineering materials and development costs and $1.3 million related to increase in personnel and related fringe costs, offset by a decrease of $0.4 million in stock-based compensation expense.
Sales and Marketing
Sales and marketing expenses increased by $1 million, to $5.9 million for the nine months ended September 30, 2021, from $4.9 million for the nine months ended September 30, 2020. The increase was primarily attributable to a $1.2 million increase in personnel and related fringe costs, $0.2 million related to overhead and infrastructure related costs, offset by a decrease of $0.3 million in stock-based compensation expense and decrease of $0.1 million in other sales and marketing expenses.
General and Administrative
General and administrative expenses increased by $7.9 million, to $13.1 million for the nine months ended September 30, 2021, from $5.2 million for the nine months ended September 30, 2020. The increase was primarily attributable to increase in $7.2 million in stock-based compensation costs for RSAs, $1.0 million increase in accounting fees and legal/ professional expenses, offset by a decrease of $0.3 million in personnel related expenses.

Interest Expense, Net and Other Income (Expense), Net

	Nine months ended September 30,		$ Change	% Change
	2021	2020
	($ in thousands)
Interest expense, net	$(14,873)	$(4,002)	$(10,871)	272%
Other income (expense), net	(8,399)	509	(8,908)	-1750%
Interest expense, net was $14.9 million in the nine months ended September 30, 2021, compared to $4.0 million in the nine months ended September 30, 2020. The increase was primarily attributable to interest expense of $10.9 million related to contractual interest expense and discount amortization related to convertible promissory notes issued in 2020 and 2021. Refer Note 10—Borrowing Arrangements of the Notes to Consolidated Financial Statements for details regarding the convertible promissory notes issued.
Other expense, net was $8.4 million in the nine months ended September 30, 2021, compared to other income, net of $0.5 million in the nine months ended September 30, 2020. The increase in other expense, net, primarily consisted of remeasurement in fair value of derivative liability expense of $11.4 million related to promissory notes issued in 2020 and 2021, offset by a gain of $2.5 million on the forgiveness of the PPP loan during the nine months ended September 30, 2021. Refer Note 10—Borrowing Arrangements of the Notes to Consolidated Financial Statements for details regarding the convertible promissory notes issued.
Income Taxes

	Nine months ended September 30,		$ Change	% Change
	2021	2020
	($ in thousands)
Loss before income taxes	$(54,165)	$(23,991)	$(30,174)	126%
Provision for income taxes	(15)	(5)	(10)	200%
We are subject to income taxes in the United States, China, Japan, UK, Germany, and Canada. The change in our provision for income taxes during the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020, was immaterial.
Comparison of Years Ended December 31, 2020, and 2019
We have derived this data from our consolidated financial statements included elsewhere in this prospectus. This information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results of operations for any future period. The following tables set forth our consolidated statement of operations as well as other financial data management considers meaningful for 2020 and 2019:

	For the year ended December 31,
	2020	2019	$ Change	% Change
	($ in thousands)
Net sales	$3,015	$6,361	(3,346)	(53)
Cost of goods sold	2,586	6,657	(4,071)	(61)
Gross margin	429	(296)	725	245
Operating expenses: (1)
Research and development	15,373	20,650	(5,277)	(26)

	For the year ended December 31,
	2020	2019	$ Change	% Change
	($ in thousands)
Sales and marketing	$6,486	$7,419	(933)	(13)
General and administrative	9,472	9,548	(76)	(1)
Restructuring costs	—	1,397	(1,397)	(100)

Operating expenses	31,331	39,014	(7,683)	(20)

Loss from operations	(30,902)	(39,310)	8,408	21
Other income (expense):
Interest expense, net	(6,346)	(2,812)	(3,534)	(126)
Other income (expense), net	1,420	(337)	1,757	521

Loss before income taxes	(35,828)	(42,459)	6,631	16
Provision for income taxes	(7)	40	(47)	(118)

Net loss	$(35,835)	$(42,419)	6,584	16

(1)	Includes stock-based compensation expense as follows:

	For the year ended December 31st
	2020	2019
	($ in thousands)
Cost of goods sold	$100	$460
Research and development	2,225	2,776
Sales and marketing	1,294	1,079
General and administrative	1,824	2,914

	$5,443	$7,229

Our stock-based compensation expense is primarily related to our stock options for all periods presented. As of December 31, 2020, no compensation expense related to restricted stock units (“RSUs”) had been recognized as the performance vesting condition, which is (i) an initial public offering, or (ii) the closing of a merger of the company with a special purpose acquisition company, or (iii) a Change in Control, was not probable of being met. Total unrecognized stock-based compensation cost of $25.3 million related to unvested RSUs is expected to be recognized upon vesting.
Considering the fact that our operating expenses are much higher than our revenue for the periods presented, presenting the consolidated statement of operations data as a percentage of revenue would not be meaningful, and hence it has been omitted.
Net Sales

	Year Ended December 31,
	2020	2019	$ Change	% Change
	($ in thousands)
Net Sales	$3,015	$6,361	$(3,346)	(53)

Net sales by geographic location:

	Year ended December 31,
	2020	2019	$ Change	% Change
	($ in thousands)
Americas	$1,372	$3,116	$(1,744)	(56)
Asia	842	1,269	(427)	(34)
EMEA	801	1,976	(1,175)	(59)

Total net sales	$3,015	$6,361	$(3,346)	(53)

Net sales decreased by $3.3 million to $3 million for the year ended December 31, 2020, from $6.4 million for the year ended December 31, 2019. The $3.3 million decrease is related to a reduction in units sold, including as a result of the extensive impact of the pandemic cause by
COVID-19.
Timing of customer orders and our ability to fulfill orders we received was impacted by various
COVID-19
related governmental mandates across the United States and EMEA regions.
Net sales in Americas decreased by $1.7 million to $1.4 million for the year ended December 31, 2020, from $3.1 million for the year ended December 31, 2019. Net sales in Asia decreased by $0.4 million to $0.8 million for the year ended December 31, 2020, from $1.3 million for the year ended December 31, 2019. Net sales in EMEA decreased by $1.2 million to $0.8 million for the year ended December 31, 2020, from $2 million for the year ended December 31, 2019.
Cost of Goods Sold and Gross Margin

	Year Ended December 31,
	2020	2019	$ Change	% Change
Cost of goods sold	$2,586	$6,657	$(4,071)	-61
Gross profit (loss)	429	(296)	725	245
Gross margin	14%	-5%
Cost of goods sold decreased by $4 million to $2.6 million for the year ended December 31, 2020, from $6.7 million for the year ended December 31, 2019, in line with the reduction in revenues earned during the same comparative periods. Gross profit increased by 0.7 million to $0.4 million for the year ended December 31, 2020, from ($0.3) million for the year ended December 31, 2019. This decrease in cost of goods sold and increase in gross profits/ margins comprised mainly of a reduction in material costs totaling $2.1 million, reduction in personnel costs by $1.7 million and a reduction in factory overhead expenses by $0.7 million. The decrease in these costs was mainly attributable to reduction in number of units sold during the year, the benefit of a full year of the shift of volume manufacturing to a contract manufacturer in Thailand which was completed in the third quarter of fiscal 2019, and reductions in personnel costs incurred during the year ended December 31, 2020, due to a company-wide furlough and overall wage reductions and outsourcing of production. This reduction was partially offset by an increase of $0.5 million attributable to depreciation, write offs for inventory obsolescence and other costs.

Operating Expenses

	Year Ended December 31,
	2020	2019	$ Change	% Change
	($ in thousands)
Research and development	$15,373	$20,650	$(5,277)	(26)
Sales and marketing	6,486	7,419	(933)	(13)
General and administrative	9,472	9,548	(76)	(1)

	$31,331	$37,617	$(6,286)	(17)

Research and Development
Research and development expenses decreased by $5.3 million to $15.4 million for the year ended December 31, 2020, from $20.7 million for the year ended December 31, 2019. The decrease was primarily attributable to reduction of $2.2 million in personnel related costs due to company-wide furloughs and wage reductions, a decrease of $1.6 million in non-recurring
engineering services and software tools contractual costs, and a decrease of $1.3 million of costs allocated to R&D in accordance with reduced overall R&D activity noted above.
Sales and Marketing
Sales and marketing expenses decreased by $0.9 million to $6.5 million for the year ended December 31, 2020, from $7.4 million for the year ended December 31, 2019. The decrease was primarily attributable to a decrease of $0.4 million in travel, trade show and promotion-related expenses, a decrease of $0.3 million in commission expenses, and a decrease of $0.2 million in facilities costs.
General and Administrative
General and administrative expenses decreased by $0.1 million to $9.5 million for 2020 from $9.6 million for December 31, 2019. The decrease was primarily attributable to decreases in stock-based compensation of $1.1 million, decreases in legal expense of $0.9 million, decreased accounting fees of $0.4 million and reduced facilities costs of $0.2 million, partially offset by an increase in a legal contingency accrual of $2.5 million, as discussed in further detail in Note 15—Commitments and Contingencies of the Notes to Consolidated Financial Statements below.
Restructuring Costs
In 2019, we initiated a restructuring plan to consolidate some of our facilities and dispose of certain property and equipment. The plan included a reduction in our workforce and has been substantially completed as of December 31, 2019. As a result of the restructuring program, we incurred restructuring charges totaling $1.4 million for 2019, primarily related to lease termination costs and some employee severance related costs. See Note 9—Restructuring of the Notes to Consolidated Financial Statements for more details regarding our restructuring plan.

Interest Expense, Net and Other Expense, Net

	Year Ended December 31,
	2020	2019	$ Change	% Change
	($ in thousands)
Interest income (expense), net	$(6,346)	$(2,812)	$(3,534)	126
Other income (expense), net	1,420	(337)	1,757	(521)
Interest expense, net was $6.3 million in the year ended December 31, 2020, compared to $2.8 million in the year ended December 31, 2019. The increase was primarily attributable to interest expense of $2.8 million of interest expense on new debt issued in 2020, consisting of interest expense paid as well as accreted based on amortization of debt discounts, $0.2 million additional interest expense recognized on pre-existing
debt and deferred interest, and $0.5 million of reduced interest income from reductions in cash investment balances. Refer Note 12—Borrowing Arrangements of the Notes to Consolidated Financial Statements for details regarding the convertible promissory notes issued.
Other income (expense), net was $1.4 million in the year ended December 31, 2020, compared to $(0.3) million in the year ended December 31, 2019. The increase was primarily attributable to income of $1.4 million recognized in 2020 to reflect the change in fair value of derivative liabilities related to derivatives embedded in the convertible promissory notes issued in 2020, and $0.4 million expenses recognized in 2019 related to the change in fair values attributable to the derivative liability embedded in the 2020 Notes and the Series C warrants exercised in 2019. Refer Note 12—Borrowing Arrangements of the Notes to Consolidated Financial Statements for details regarding the convertible promissory notes issued.
Income Taxes

	Year Ended December 31,
	2020	2019	$ Change	% Change
	($ in thousands)
Loss before income taxes	$(35,828)	$(42,459)	$6,631	(16)%
Provision for income taxes	(7)	40	(47)	118%
We are subject to income taxes in the United States, Canada, China, Germany, Japan and the U.K. Our effective tax rate increased from 0.09% in 2019 to 0.02% in 2020. The increase in our provision for income taxes was primarily due to the impact of release of a tax liability in fiscal 2019 related to uncertain tax positions that lapsed in 2019, with no corresponding favorable impact in fiscal 2020.
Liquidity and Capital Resources
Sources of Liquidity
As of September 30, 2021, we had cash and cash equivalents totaling $34.2 million, which were held for working capital purposes. Our cash equivalents are comprised primarily of money market funds. To date, our principal sources of liquidity have been payments received from sales to customers, net proceeds we received through issuance of convertible preferred stock and issuance of convertible notes. In November 2013, we received $3.4 million and $1 million in net proceeds from the sale of our Seed and Seed 2 Series preferred stock, respectively. In October and November 2014, we received $29.9 million in net proceeds from the sale of our Series A preferred stock. In April 2015, we received $9.8 million in net proceeds from the sale of our Series A+ preferred stock. In March 2016, we received $89.5 million in net proceeds from the sale of our Series B preferred stock. In October 2018, we received $19.3 million in net proceeds from the sale of our Series C preferred stock.

In March 2018 and June 2018, we received $24.8 million and $0.7 million, respectively, through issuance of convertible promissory notes (the “2022 Notes”) to various investors. The 2022 Notes are secured by a security agreement and mature in March 2022, unless earlier converted at the option of the investors. The principal amount shall accrue interest at 1.5% per annum, payable biannually, and additional interest at 8.0% per annum, which will be added to the principal and compounded on each payment date.
In March 2020, August 2020, and October 2020, we received $8.1 million, $7.5 million, and $0.5 million, respectively, through issuance of convertible promissory notes (the “2023 Notes”) to various investors. The principal amount of the outstanding balance shall accrue interest at 10.0% per annum, payable at maturity in March 2023.
In May 2020, we received loan proceeds of $2.5 million under the CARES Act’s Paycheck Protection Program (“PPP”). The principal and accrued interest are forgivable after 24 weeks as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels, and that approval is received from the relevant government entity. The outstanding portion of the PPP loan is payable over two years at an interest rate of 1% per annum, with a deferral of payments for the first six months. However, the PPP loan was subsequently forgiven on June 14, 2021.
In March 2021, we received $48.7 million through issuance of additional 2023 Notes. The principal amount of the outstanding balance shall accrue interest at 10.0% per annum, payable at maturity in March 2023.
We have incurred negative cash flows from operating activities and significant losses from operations in the past as reflected in our accumulated deficit of $298.2 million as of the September 30, 2021. We expect to continue to incur operating losses at least for the next 12 months following the issuance of these financial statements due to the investments that we intend to make in our business and, as a result, we may require additional capital resources to grow our business.
We believe that with the assets anticipated to be received from the Trust Account, the proceeds from the PIPE Financing, and the current cash and cash equivalents, we will be able to sufficiently fund our operations for at least the next 12 months following the issuance of these financial statements. Our future capital requirements, however, will depend on many factors, including our LiDAR sales volume, the timing and extent of spending to support our R&D efforts in smart vision technology, the expansion of sales and marketing activities, and market adoption of new and enhanced products and features. We may in the future enter into arrangements to acquire or invest in complementary businesses, services, and technologies, including intellectual property rights. From time to time, we may seek to raise additional funds through equity and debt. If we are unable to raise additional capital when desired and on reasonable terms, our business, results of operations, and financial condition could be adversely affected.
Cash Flow Summary
The following table summarizes our cash flows for the periods presented:

	Year Ended December 31,		Nine months ended September 30,
	($ in thousands)		($ in thousands)
	2020	2019	2021	2020
Net cash provided by (used in)
Operating activities	$(21,815)	$(32,431)	$(22,048)	$(15,389)
Investing activities	226	5,696	(18)	—
Financing activities	18,299	118	48,679	17,979

	$(3,290)	$(26,617)	$26,613	$2,590

Operating Activities
For the nine months ended September 30, 2021, operating activities used $22.0 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $54.2 million, offset by our non-cash
charges of $34.3 million primarily consisting of stock-based compensation of $10.7 million, non-cash
interest expense of $14.6 million, change in fair value of debt derivative liabilities of $10.9 million, gain on extinguishment of debt of $2.5 million and depreciation and amortization of $0.7 million. The net cash used from changes in our operating assets and liabilities was $2.2 million. This amount consists of $1.3 million of cash provided from changes in our operating assets and liabilities, primarily due to a $0.2 million increase in accounts payable, a decrease of $1.0 million in inventory, and a $0.1 million decrease in prepaids and other current assets, offset by cash used from changes in our operating assets and liabilities of $3.5 million which primarily consists of a $2.7 million increase in other long-term assets, a $0.7 million decrease in accrued expenses and other liabilities, and a $80 thousand increase in accounts receivable, net.
For the nine months ended September 30, 2020, operating activities used $15.4 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $24.0 million, offset by our non-cash
charges of $8.2 million and $0.4 million of net cash provided from changes in our operating assets and liabilities.
Non-cash
charges consist of stock-based compensation of $4.3 million, non-cash
interest expense of $3.7 million, and depreciation and amortization of $0.9 million, offset by change in fair value of debt derivative liabilities and other of $0.7 million. The cash provided from changes in our operating assets and liabilities was $1.6 million, which was primarily due to decreases of $1.3 million in inventory and $0.3 million in prepaids and other current assets. These amounts were partially offset by cash used in changes in our operating assets and liabilities of $1.2 million which primarily consists of a $0.4 million decrease in accounts payable, a $0.3 million decrease in accrued expenses, and a $0.5 million decrease in other current and long-term liabilities.
During the year ended December 31, 2020, operating activities used $21.8 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $36 million, offset by our non-cash
charges of $11.4 million primarily consisting of stock-based compensation of $5.4 million, non-cash
interest expense of $5.9 million, depreciation and amortization of $1.2 million, and decrease in fair value of derivative liabilities of $1.4 million. The cash provided from changes in our operating assets and liabilities of $3.8 million, which was primarily due to decrease of $0.9 million in inventories and $0.2 million decrease in prepaid expenses and other current assets, increase in accrued settlement liability of $2.5 million, and increase in accrued expenses of $0.2 million. These amounts were partially offset by cash used in changes in our operating assets and liabilities of $1.2 million, primarily due to a decrease of $0.4 million in accounts payable and a decrease of $0.7 million of other current and non-current
liabilities and an increase in accounts receivable of $0.1 million.
During the year ended December 31, 2019, operating activities used $32.4 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $42.4 million, offset by our non-cash
charges of $12 million primarily consisting of stock-based compensation of $7.2 million, non-cash
interest expense of $2.9 million, depreciation and amortization of $1.4 million, and change in fair value of derivative liabilities and preferred stock warrants of $0.4 million. The cash provided from changes in our operating assets and liabilities of $3.1 million, which was primarily due to a decrease of $1.9 million in accounts receivable, net, a $1 million increase in other current liabilities, and $0.2 million decrease in the prepaid expenses and other current assets. These amounts were offset by cash used in changes in our operating assets and liabilities of $5.1 million, primarily due to a decrease of $2.3 million in accounts payable and a decrease of $2.5 million in accrued expenses, an increase of $0.2 million in inventory, and a decrease of $0.05 million in other long-term liabilities.

Investing Activities
During the nine months ended September 30, 2021, and 2020, cash used in/ provided by investing activities was immaterial.
During the year ended December 31, 2020, cash provided by investing activities was $0.2 million, which was primarily from net sale of property, plant, and equipment.
During the year ended December 31, 2019, cash provided by investing activities was $5.7 million, which was primarily due to sales of short-term investments of $8.4 million, partially offset by purchases of short-term investments of $2.2 million and purchases of property, plant, and equipment of $0.4 million.
Financing Activities
During the nine months ended September 30, 2021, cash provided by financing activities was $48.7 million, consisting of net proceeds from the issuance of convertible notes of $48.6 million and proceeds of $74 thousand from exercises of stock options.
During the nine months ended September 30, 2020, cash provided by financing activities was $18.0 million, consisting of net proceeds from the issuance of convertible notes of $15.5 million and proceeds from the Paycheck Protection Program (“PPP”) loan of $2.5 million.
During the year ended December 31, 2020, cash provided by financing activities was $18.3 million, primarily from net proceeds from the issuance of convertible notes of $15.8 million, and proceeds from a PPP loan of $2.5 million.
During the year ended December 31, 2019, cash provided by financing activities was $0.1 million consisting of net proceeds from exercises of stock options.
Off-
Balance Sheet Arrangements
As of September 30, 2021, we have not engaged in any
off-balance
sheet arrangements, as defined in the rules and regulations of the SEC.
Quantitative and Qualitative Disclosures About Market Risk
We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates and foreign currency exchange rates.
We do not believe that inflation has had a material effect on our business, results of operations or financial condition. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs. Our inability or failure to do so could harm our business, results of operations or financial condition.
Interest Rate Risk
As of September 30, 2021, we had cash and cash equivalents of approximately $34.2 million, which consisted primarily of institutional money market funds, which carries a degree of interest rate risk. A hypothetical 10% change in interest rates would not have a material impact on our financial condition or results of operations due to the short-term nature of our investment portfolio.

Foreign Currency Exchange Risk
Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. All our revenue is generated in U.S. dollars. Our expenses are generally denominated in the currencies of the jurisdictions in which we conduct our operations, which are primarily in the U.S. and to a lesser extent in Europe and Asia. Our results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. The effect of a hypothetical 10% change in foreign currency exchange rates applicable to our business would not have a material impact on our historical consolidated financial statements. To date, we have not engaged in any hedging strategies. As our international operations grow, we will continue to reassess our approach to manage our risk relating to fluctuations in currency rates.
Critical Accounting Policies and Estimates
We prepare our consolidated financial statements in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires us to make estimates, assumptions and judgments that can significantly impact the amounts we report as assets, liabilities, revenue, costs and expenses and the related disclosures. We base our estimates on historical experience and other assumptions that we believe are reasonable under the circumstances. Our actual results could differ significantly from these estimates under different assumptions and conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance as these policies involve a greater degree of judgment and complexity.
Revenue Recognition
We adopted the requirements of the new revenue recognition standard, known as ASC 606, effective January 1, 2019, utilizing the modified retrospective method of transition. Revenue is recognized upon transfer of control of promised products and to a small extent service to customers in an amount that reflects the consideration that we expect to receive in exchange for those products and services. For service projects, revenue is recognized as services are performed and amounts are earned in accordance with the terms of a contract at estimated collectible amounts.
We enter into contracts that can include various combinations of products and services, which are generally capable of being distinct and accounted for as separate performance obligations; however, determining whether products or services are considered distinct performance obligations that should be accounted for separately versus together may sometimes require significant judgment. Transaction price is allocated to each performance obligation on a relative standalone selling price (SSP) basis. Judgment is required to determine SSP for each distinct performance obligation. We use a range of amounts to estimate SSP when products and services are sold separately. In instances where SSP is not directly observable, we determine SSP using information that may include other observable inputs available to us.
For over-time revenue recognition, we will recognize revenue using the input method based on efforts expended or labor hours incurred as a measure of progress, which we believe to be a faithful depiction of our performance in fulfilling the promised services or of our progress in the development and delivery of the customized products. Significant judgment is required when estimating total contract costs and progress to completion on the arrangements, as well as whether a loss is expected to be incurred on the contract. If circumstances arise that change the original estimates of revenues, costs, or extent of progress toward completion, revisions to the estimates are made. These revisions may result in increases or decreases in estimated revenues or costs, and such revisions are reflected in income in the period in which the circumstances that gave rise to the revision become known to us. We will perform ongoing profitability analysis of our contracts accounted for under this method in order to determine whether the latest estimates of revenues, costs, and profits require updating. If at any time these estimates indicate that the contract will be unprofitable, the entire estimated loss for the remainder of the contract is recorded immediately.

Changes in judgments with respect to these assumptions and estimates could impact the timing or amount of revenue recognition.
Inventory Valuation
Inventory is stated at the lower of cost or net realizable value. Costs are computed under the standard cost method, which approximates actual costs determined on a first-in,
first-out
basis, and include freight and overhead expenses incurred to bring the inventory to its location and condition. We provide for reserves against this inventory which is considered obsolete or in excess of anticipated demand or net realizable value based on a consideration of marketability and product life cycle stage, product development plans, component cost trends, demand forecasts, historical net sales, and assumptions about future demand and market conditions. If the actual component usage and product demand are significantly lower than forecast, which may be caused by factors within and outside of our control, or if there were a higher incidence of inventory obsolescence because of rapidly changing technology and our customer requirements, we may be required to increase our inventory write-downs. A change in our estimates could have a significant impact on the value of our inventory and our results of operations.
Income Taxes
Significant management judgment is required in developing our provision for income taxes, including the determination of deferred tax assets and liabilities and any valuation allowances that might be required against the deferred tax assets. We have considered projected future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for valuation allowances. If we determine that a valuation allowance is required, such adjustment to the deferred tax assets would increase our tax expense in the period in which such determination is made. Conversely, if we determine that a valuation allowance exceeds our requirement, such adjustment to the deferred tax assets would decrease tax expense in the period in which such determination is made. In evaluating the exposure associated with various tax filing positions, we accrue an income tax liability when such positions do not meet the more-likely-than-not
threshold for recognition.
The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax law and regulations in a multitude of jurisdictions. We recognize potential liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether, and the extent to which, additional taxes, interest and penalties will be due. If our estimate of income tax liabilities proves to be less than the actual amount ultimately assessed, a further charge to tax expense would be required. If the payment of these amounts ultimately proves to be unnecessary, the reversal of the accrued liabilities would result in tax benefits being recognized in the period when we determine the liabilities no longer exist.
Stock-Based Compensation
Stock-based compensation consists of expense for stock options, stock awards and RSUs granted to employees and nonemployees. We estimate the fair value of RSUs based on the fair market value of our common stock on the date of grant, subject to remeasurement upon a modification of terms. We grant RSUs which vest upon the satisfaction of both service-based and performance-based vesting conditions. The service-based vesting condition for these RSUs range from nine months to four years, while the performance-based vesting condition is satisfied on the earlier of consummating an initial public offering (“IPO”), the closing of a merger with a SPAC, a change in control event or our equity securities become publicly traded on a nationally recognized exchange other than pursuant to an IPO, SPAC transaction or a change in control event. Upon satisfaction of the performance-based vesting condition, RSUs for which the service-based condition has been satisfied will vest immediately, and any remaining unvested RSUs will vest over the remaining service period. The fair value of RSUs is recognized as compensation expense over the requisite service period, using the accelerated attribution method once the performance-based condition becomes probable of being achieved. As of September 30, 2021, no compensation expense had been recognized for the RSUs because the performance-based vesting condition was not probable of being satisfied.

We estimate the fair value of stock options and stock awards granted to employees and directors using the Black-Scholes option pricing model. The fair value of stock options that are expected to vest is recognized as compensation expense on a straight-line basis over the requisite service period. We recognize forfeitures as they occur. Stock-based compensation expense from stock options and stock awards was $5.4 million and $4.3 million, respectively, for the years ended December 31, 2020, and 2019, and $10.7 million and $4.3 million, respectively, for the nine months ended September 30, 2021, and 2020.
The fair value of our common stock has historically been determined by our board of directors, with the help of independent third-party valuation companies, as there was no public market for the common stock. The fair value of our common stock is determined by considering a number of objective and subjective factors, including: the valuation of comparable companies, sales of convertible preferred stock to unrelated third parties, our operating and financial performance, the lack of liquidity of common stock and general and industry specific economic outlook, amongst other factors. The valuation of our common stock involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between these assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock and, in turn, on the valuation of our share-based compensation awards whose values are based in part on the value of our common stock.
Recent Accounting Pronouncements
See Note 2 to our consolidated financial statements included elsewhere in this prospectus for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this prospectus.

MANAGEMENT OF QUANERGY PUBCO FOLLOWING THE BUSINESS COMBINATION
Upon the consummation of the Business Combination, the business and affairs of Quanergy PubCo will be managed by or under the direction of its board of directors. It is expected that the directors and executive officers of Quanergy PubCo upon the consummation of the Business Combination will include the following:

Name	Age	Position
Executive Officers:
Kevin J. Kennedy	66	Director & Chairman of the Board Nominee and Chief Executive Officer
Tianyue Yu	47	Director Nominee, Chief Development Officer and Co-Founder
Patrick Archambault	49	Chief Financial Officer
Enzo Signore	59	Chief Marketing Officer
Brad Sherrard	55	Chief Revenue Officer
Non-Employee Directors:
Jim DiSanto	59	Director Nominee
Karen C. Francis	59	Director Nominee
Matthew Hammond	46	Director Nominee
Tamer Hassanein	36	Director Nominee
Thomas M. Rohrs	69	Director Nominee
Executive Officers
Kevin J. Kennedy
. Kevin Kennedy has served as Quanergy’s Chief Executive Officer and Chairman since March 2020. From July 2018 through March 2020, Mr. Kennedy was a senior managing director at Blue Ridge Partners, a revenue growth consulting firm. From January 2009 to October 2017, Mr. Kennedy served as President, Chief Executive Officer and member of the board of directors of Avaya Inc., a cloud communications company. In January 2017, Avaya Inc. filed a Chapter 11 restructuring plan with the U.S. Bankruptcy Court for the Southern District of New York. Avaya Inc. successfully restructured its debt and emerged as a public company. Prior to Avaya Inc., Mr. Kennedy was Chief Executive Officer of JDS Uniphase Corporation, an optical and communications equipment manufacturer, from 2003 to 2008, also serving as JDS Uniphase Corporation’s President from 2004 to 2008. Previously, Mr. Kennedy spent nearly eight years at Cisco Systems, Inc. and 17 years at Bell Laboratories Inc. Kennedy also currently serves on the board of directors of KLA Corporation, Maxeon Solar Technologies Ltd. and Digital Realty Trust, Inc. In 1987, Mr. Kennedy was a Congressional Fellow to the U.S. House of Representatives on Science, Space and Technology. In January 2011, Mr. Kennedy was appointed to the President’s National Security Telecommunications Advisory Committee by former President Obama. Mr. Kennedy holds a B.S. in engineering from Lehigh University in Pennsylvania, as well as M.S. and Ph.D. degrees in engineering from Rutgers University. We believe Mr. Kennedy is qualified to serve as a member of the Quanergy PubCo board of directors as a result of his experience on the boards of directors of several public companies and that Mr. Kennedy offers the Quanergy PubCo board of directors a deep understanding of corporate governance matters.
Tianyue Yu.
Tianyue Yu
co-founded
Quanergy in 2012 and served as Quanergy’s Vice President of Products from February 2014 to May 2018, and Chief Technology Officer from May 2018 to February 2020 and since February 2020 has served as Chief Development Officer. Dr. Yu is responsible for Quanergy’s technology architecture, product design and engineering execution to advance technology innovation and ensure successful implementation of the product roadmaps. From 2009 to 2010, Dr. Yu served as Senior Scientist of Nanosolar, Inc., a developer of solar power technology. Prior to that, Dr. Yu spent six years at Affymetrix, Inc. as Manager, System Integration from July 2006 to December 2008 and as a staff scientist from January 2003 to July 2006. Dr. Yu holds a B.S. in Chemical Physics from the University of Science and Technology of China and a Ph.D. with concentration in nanotechnology from Cornell University. We believe that Dr. Yu is qualified to serve as a member of the Quanergy PubCo board of directors due to the perspective and experience she brings as Quanergy’s co-founder.

Patrick Archambault
. Patrick Archambault has served as Quanergy’s Chief Financial Officer since July 2019, having previously served as Quanergy’s Vice President of Finance from November 2017 to July 2019 and Director of Strategic Financial Planning from October 2016 to October 2017. Before joining Quanergy he was vice president in the global investment research division at Goldman Sachs where he spent 17 years with roles in Latin America equity strategy and covering the US auto industry. He also spent time at Credit Lyonnais in Brazil and at Development Aid from People to People doing social development work in Angola. Mr Archambault holds a Master’s degree in International Finance and Business from Columbia University’s School of International and Public Affairs as well as a Bachelor of Arts in political science and philosophy from the University of Western Ontario.
Enzo Signore
. Enzo Signore has served as Quanergy’s Chief Marketing Officer since July 2019. From April 2017 to July 2019, Mr. Signore served as Chief Marketing Officer of FixStream Network, Inc., an AI software company. From 2014 to February 2017, Mr. Signore served as Chief Marketing Officer of 8x8, Inc., a provider of Voice over IP products; from 2010 to 2014 he served as Vice President, Worldwide Enterprise Solutions & Field Marketing of Avaya Inc.; and from 2004 to 2010 he held several roles at JDS Uniphase Corporation. Prior to joining JDS Uniphase Corporation, Mr. Signore held roles at Cisco Systems Inc., ISOCOR Inc. and Retix Inc. Mr. Signore holds a M.S. in electronic engineering from Politecnico di Torino, Italy.
Brad Sherrard.
Brad Sherrard has served as Quanergy’s Chief Revenue Officer since October 2020. From December 2019 to October 2020, Mr. Sherrard was Executive Vice President, General Manager IoT Solutions of Sensera, Inc., a sensor and modules manufacture company, having previously served as Sensera’s Executive Vice President Sales from July 2018 to December 2019. From 2004 to April 2018, Mr. Sherrard held numerous roles at u-blox Americas, a semiconductor and module manufacturer, most recently serving as Senior Vice President Sales from 2014 to April 2018. Mr. Sherrard also previously held roles with Roadpost USA Inc., Stratos, Inc., Magellan Navigation, Inc., Sabritec Incorporation and ITT Inc. in varying business development roles. Mr. Sherrard holds a B.S. in Electrical Engineering from the University of California-Irvine and a M.B.A. from Pepperdine University.
Non-Employee
Directors
Jim DiSanto.
Jim DiSanto has served on the Quanergy Board from 2013 to 2015 and from November 2018 to the present. Mr. Disanto is the co-founder
and Managing Partner of Motus Ventures, an early stage venture capital firm funding businesses focusing on AI, Robotics and IoT, where he has served since July 2012. Prior to Motus, Mr. Disanto formed extensive executive and technical level relationships with auto OEMs, T1 suppliers, logistics firms, global industrials, fleet management providers, telecommunications operators and suppliers, university and government research organizations, and more as an entrepreneur in residence at Asset Management Ventures from 2011 to 2012 and as Chairman and CEO of KonaWare, Inc. from 2004 to 2008. Prior to KonaWare Mr. Disanto served as VP Business and Corporate Development and as a Director of Simplexity Wireless from 1999 to 2003. Mr. Disanto previously served as Board Director and General Manager of Digisec/Yamei Electronics (Beijing PRC) from 2008 to 2012. Mr. Disanto holds B.S. degrees in Aerospace Engineering and Computer Engineering from the University of Michigan as well as an M.B.A. from Stanford University. We believe that Mr. Disanto is qualified to serve as a member of the Quanergy PubCo’s board of directors due to his extensive experience managing companies and his years of deep industry relationships.
Karen C. Francis.
Karen Francis has served on the Quanergy Board from September 2018 to December 2019 and from September 2021 to the present. Ms. Francis has served as a member of the board of directors of TuSimple Holdings Inc. since February 2021 and as the Chair of the board of directors of Vontier Corporation, a spinoff from Fortive Corporation focused on mobility and transportation businesses, since its spin-off in 2020. Ms. Francis also serves as Chair of the Compensation & Management Development Committee for Vontier. From December 2016 to November 2019, Ms. Francis served on the board of directors of Telenav, Inc., where she served as lead independent director, chair of the Compensation Committee and a member of the Nominating and Governance Committee of Telenav, Inc. Prior to that, she served as a director of The Hanover Insurance

Group, Inc. from May 2014 to May 2017 and AutoNation, Inc. from February 2016 to April 2018. In addition, Ms. Francis serves as Senior Advisor to TPG Capital and is an independent director for private equity and venture capital funded companies in Silicon Valley, including Metawave, Nauto and Wind River. Ms. Francis served as Chief Executive Officer of AcademixDirect, Inc., a technology innovator in education, from 2009 to 2014 and as its Executive Chairman from 2009 to 2017. From 2004 to 2007, Ms. Francis was Chairman and Chief Executive Officer of Publicis & Hal Riney, based in San Francisco and part of the Publicis global advertising and marketing network. From 2001 to 2002, she served as Vice President of Ford Motor Company, where she was responsible for the corporate venture capital group, as well as global e-business strategies, customer relationship management and worldwide export operations. From 1996 to 2000, Ms. Francis held several positions with General Motors, including serving as General Manager of the Oldsmobile Division. Ms. Francis was selected to serve on our board of directors due to her experience as a Chief Executive Officer, director, strategic advisor and investor with a deep knowledge of corporate governance and a strong track record of successfully building companies and businesses across multiple industries and sizes.
Matthew Hammond.
Matthew Hammond has served on the Quanergy Board since September 2020. Mr. Hammond is Group Managing Director and Chief Financial Officer of Mail.ru, an internet communication and entertainment services group listed on the London Stock Exchange. He joined Mail.Ru in April 2011. Mr. Hammond also serves on the board of directors of Strike Resources Ltd., an Australian-listed resources company. Prior joining Mail.Ru, Mr. Hammond served as Group Strategist for Metalloinvest Holdings from 2008-2011. Mr. Hammond began his career at Credit Suisse in 1997 and was Sector Head in Equity Research. Mr. Hammond holds a B.A. from Bristol University. We believe that Mr. Hammond is qualified to serve as a member of the Quanergy PubCo’s board of directors due to his extensive business experience and his prior international director roles.
Tamer Hassanein.
Tamer Hassanein has served on the Quanergy Board since 2014 to September 2018 and from March 2020 to the present. Mr. Hassanein has served as a General Partner of Rising Tide, an early-stage Silicon Valley-based venture capital firm, since November 2011. Mr. Hassanein also currently serves as President and Chief Executive Officer of Timeline.com, Inc., a media company, a role he has held since November 2013. Mr. Hassanein previously served as President of Fuel Powered, Inc. from 2011 to 2012 and as Monetization Guru and founding team member of Zong, Inc, from 2007 through its acquisition by PayPal in 2011. Mr. Hassenein was also the co-founder
of Foghorn Games LLC which was acquired by Playsino in 2012. Mr Hassanein is an advisor and seed investor in AxiomZen, the venture studio that launched Dapper Labs, ZenHub, Toby, and Routific. He has invested in 75+ early stage companies in the Deep Tech, Fin Tech, Healthcare, Gaming, and Blockchain industries. Mr. Hassanein holds a B.S. in Business Administration from the University of San Diego. We believe that Mr. Hassanein is qualified to serve as a member of the Quanergy PubCo’s board of directors due to his extensive management experience across several industries and his past service on boards of directors.
Thomas M. Rohrs.
Thomas Rohrs has served on the Quanergy Board since January 2020. Mr. Rohrs has served as Executive Chairman and director of Ichor Systems, Inc., a semiconductor component manufacturing company, since February 2012 and previously served as Chief Executive Officer from September 2014 through January 2020. Prior to Ichor, Mr. Rohrs served as Chief Executive Officer and Chairman of Skyline Solar Inc. from 2010 to 2012 and Electroglas, Inc. from 2006 to 2009. Mr. Rohrs also served as Senior Vice President of Global Operations and a member of the Executive Committee for Applied Materials, Inc. from 1997 to 2002 and as Vice President of Worldwide Operations for Silicon Graphics, Inc. from 1992 to 1997. Mr. Rohrs currently serves on the board of directors of Advanced Energy Industries, Inc. and Intevac, Inc. Mr. Rohrs previously served on the board of directors of Magma Design Automation, Inc., Ultra Clean Technologies Corp. and Vignani Technologies PvT Ltd. Mr. Rohrs holds a B.S. in mechanical engineering from the University of Notre Dame and an M.B.A. from the Harvard Business School. We believe that Mr. Rohrs is qualified to serve as a member of the Quanergy PubCo’s board of directors due to his extensive experience managing companies and his past service on boards of directors.

Family Relationships
There are no family relationships among any of Quanergy PubCo’s directors or executive officers.
Board Composition
Quanergy PubCo’s business and affairs will be organized under the direction of its board of directors. The board of directors of Quanergy PubCo will meet on a regular basis and additionally as required.
In accordance with the terms of the Proposed Bylaws, which will be effective upon the consummation of the Business Combination, Quanergy PubCo’s board of directors may establish the authorized number of directors from time to time by resolution. Quanergy PubCo’s board of directors will consist of seven members upon the consummation of the Business Combination. In accordance with the Business Combination Charter, which will be effective upon the consummation of the Business Combination, Quanergy PubCo’s board of directors will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Quanergy PubCo’s directors will be divided among the three classes as follows:

•	the Class I directors will be Kevin Kennedy, Tianyue Yu and Jim DiSanto, and their terms will expire at the annual meeting of stockholders to be held in 2023;

•	the Class II directors will be Tamer Hassanein and Tom Rohrs, and their terms will expire at the annual meeting of stockholders to be held in 2024; and

•	the Class III directors will be Matthew Hammond and Karen Francis, and their terms will expire at the annual meeting of stockholders to be held in 2025.
As nearly as possible, each class will consist of
one-third
of the directors.
The division of Quanergy PubCo’s board of directors into three classes with staggered three-year terms may delay or prevent a change of Quanergy PubCo’s management or a change in control.
Director Independence
Prior to the consummation of the Business Combination, the CCAC board of directors will undertake a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, it is expected that the board of directors of CCAC will determine that none of the directors, other than Mr. Kennedy, Ms. Yu and Mr. Hassanein, has any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of Mr. DiSanto, Mr. Rohrs, Mr. Hammond and Ms. Francis is “independent” as that term is defined under the NYSE listing standards. In making these determinations, the CCAC board of directors will consider the current and prior relationships that each non-employee
director has with Quanergy PubCo and all other facts and circumstances the CCAC board of directors deems relevant in determining their independence, including the beneficial ownership of securities of Quanergy PubCo by each non-employee
director and the transactions described in the section titled “
Certain Relationships and Related Party Transactions
.”
Board Leadership Structure
Quanergy’s current board of directors is, and the Quanergy PubCo is expected to be, chaired by Mr. Kennedy, the Chief Executive Officer. In such role, Mr. Kennedy will have authority, among other things, to call and preside over board of directors meetings, to set meeting agendas and to determine materials to be distributed to the board of directors. Quanergy PubCo’s board of directors believes that combining the positions of Chief Executive Officer and Chairman of Board helps to ensure that Quanergy PubCo’s board of directors and management act with a common purpose and that separating the positions of Chief Executive Officer and Chairman of the Board has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken the ability to develop and implement strategy. Instead, Quanergy PubCo’s board of directors believes that combining the positions of Chief Executive Officer and Chairman of the Board provides a single, clear chain of command to execute its strategic initiatives and business plans. In addition, Quanergy PubCo’s board of directors believes that a combined Chief Executive Officer/Chairman of the Board is better positioned to act as a bridge between management and Quanergy PubCo’s board of directors, facilitating the regular flow of information.
Quanergy Pubco will not have a lead independent director. Messrs. DiSanto, Hammond, Hassanein and Rhors and Ms. Francis will serve as independent directors who provide active and effective oversight of Quanergy Pubco’s strategic decisions. As of the date of this filing, the CCAC board of directors has determined that the leadership structure of the Quanergy Pubco board of directors will permit the Quanergy Pubco board of directors to fulfill its duties effectively and efficiently and is appropriate given the size and scope of Quanergy Pubco and its financial condition.
Role of Quanergy PubCo Board of Directors in Risk Oversight/Risk Committee
Upon the consummation of Business Combination, one of the key functions of Quanergy PubCo’s board of directors will be informed oversight of Quanergy PubCo’s risk management process. Quanergy PubCo’s board of directors does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through Quanergy PubCo’s board of directors as a whole, as well as through various standing committees of the board of directors that address risks inherent in their respective areas of oversight. In particular, the board of directors will be responsible for monitoring and assessing strategic risk exposure and Quanergy PubCo’s audit committee will have the responsibility to consider and discuss Quanergy PubCo’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. Quanergy PubCo’s compensation committee will also assess and monitor whether Quanergy PubCo’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.
Committees of the Board of Directors
Upon the consummation of the Business Combination, Quanergy PubCo’s board of directors will reconstitute its audit committee, compensation committee and nominating and corporate governance committee. The board of directors will adopt a new charter for each of these committees, which will comply with the applicable requirements of current SEC and NYSE rules. Following the consummation of the Business Combination, copies of the charters for each committee will be available on the investor relations portion of Quanergy PubCo’s website.
Audit Committee
The audit committee will consist of Mr. DiSanto, Mr. Hammond and Mr. Rohrs, each of whom the CCAC Board has determined satisfies the independence requirements under NYSE listing standards and
Rule 10A- 3(b)(1)
of the Exchange Act. The chair of the audit committee will be Mr. Hammond. The CCAC Board has determined that each of Mr. Hammond and Mr. Rohrs is an “audit committee financial expert” within the meaning of SEC regulations. Each member of Quanergy PubCo’s audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the CCAC Board has examined each audit committee member’s scope of experience and the nature of their employment.
The primary purpose of the audit committee will be to discharge the responsibilities of Quanergy PubCo’s board of directors with respect to the corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee the independent registered public accounting firm. Specific responsibilities of the audit committee will include:

•	helping the board of directors oversee corporate accounting and financial reporting processes;

•	managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit the financial statements;

•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, the interim and year-end
operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing related person transactions;

•
obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

•	approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.
Compensation Committee
The compensation committee will consist of Mr. DiSanto, Ms. Francis and Mr. Rohrs. The chair of the compensation committee will be Mr. Rohrs. The CCAC Board has determined that each member of the compensation committee is independent under the NYSE listing standards and a
“non-employee
director” as defined in
Rule 16b-3
promulgated under the Exchange Act.
The primary purpose of the compensation committee will be to discharge the responsibilities of the board of directors in overseeing the compensation policies, plans and programs and to review and determine the compensation to be paid to executive officers, directors and other senior management, as appropriate. Specific responsibilities of the compensation committee will include:

•	reviewing and approving the compensation of the chief executive officer, other executive officers and senior management;

•	administering the equity incentive plans and other benefit programs;

•
reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control
protections and any other compensatory arrangements for the executive officers and other senior management; and

•	reviewing and establishing general policies relating to compensation and benefits of the employees, including the overall compensation philosophy.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee will consist of Ms. Francis and Mr. Rohrs. The chair of the nominating and corporate governance committee will be Ms. Francis. The CCAC Board has determined that each member of the nominating and corporate governance committee is independent under the NYSE listing standards.
Specific responsibilities of the nominating and corporate governance committee will include:

•	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on the board of directors;

•	considering and making recommendations to the board of directors regarding the composition and chairmanship of the committees of the board of directors;

•	developing and making recommendations to the board of directors regarding corporate governance guidelines and matters; and

•	overseeing periodic evaluations of the performance of the board of directors, including its individual directors and committees.
Compensation Committee Interlocks and Insider Participation
None of the intended members of Quanergy PubCo’s compensation committee has ever been an executive officer or employee of Quanergy PubCo. None of Quanergy PubCo’s executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of Quanergy PubCo’s board of directors or compensation committee.
Code of Ethics
Following the consummation of the Business Combination, the board of directors will adopt a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of Quanergy PubCo’s employees, executive officers and directors. The Code of Conduct will be available at the investors section of Quanergy PubCo’s website at
https://quanergy.com/about/investors/
.
Any amendments to the Code of Conduct, or any waivers of its requirements, are expected to be disclosed on its website to the extent required by applicable rules and exchange requirements. The reference to Quanergy PubCo’s website address does not constitute incorporation by reference of the information contained at or available through Quanergy PubCo’s website, and you should not consider it to be a part of this proxy statement / prospectus.
Limitation on Liability and Indemnification of Directors and Officers
The Business Combination Charter, which will be effective upon consummation of the Business Combination, will limit a directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Delaware law and the Proposed Bylaws provide that Quanergy PubCo will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
In addition, Quanergy PubCo will enter into separate indemnification agreements with its directors and officers. These agreements, among other things, require Quanergy PubCo to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at its request.
Quanergy PubCo plans to maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Business Combination Charter and Proposed Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION OF QUANERGY
The following is a discussion and analysis of compensation arrangements of Quanergy’s named executive officers for the years ended December 31, 2021, including those executive officers who are expected to be executive officers of Quanergy PubCo. This discussion contains forward-looking statements that are based on Quanergy PubCo’s current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that Quanergy PubCo adopts may differ materially from the currently planned programs that are summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, Quanergy PubCo is not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.
Quanergy’s named executive officers for the year ended December 31, 2021, that are expected to be executive officers of Quanergy PubCo, consisting of Quanergy’s principal executive officer and the next two most highly compensated executive officers, were:

•	Kevin Kennedy, Quanergy’s Chief Executive Officer.

•	Bradley Sherrard, Chief Revenue Officer.

•	Enzo Signore, Chief Marketing Officer.

•	Tianyue Yu, Chief Development Officer.
For the year ended December 31, 2021, each of Mr. Signore and Ms. Yu were compensated equally. Therefore, we have included both of them as the next highly compensated individual.
Summary Compensation Table
The following table presents all of the compensation awarded to or earned by or paid to Quanergy’s named executive officers who are expected to be executive officers of Quanergy PubCo, during the year ended December 31, 2021.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)		Total ($)
Kevin Kennedy	2020	198,125	(2)	214,000	(3)	5,659,341	209,871	150,000	(4)	6,281,338
Chief Executive Officer	2021	300,000				7,143,402				7,743,402
Bradley Sherrard	2020	48,257	(5)			1,254,330		4,207	(6)	1,306,795
Chief Revenue Officer	2021	284,324				2,475		17,824	(7)(8)	304,623
Enzo Signore	2020	201,500				2,108,415	169,390	15,754	(7)	2,495,059
Chief Marketing Officer	2021	237,500							(8)	237,500
Tianyue Yu	2020	197,269				704,005				901,724
Chief Development Officer	2021	237,500								237,500

(1)
Amounts reported represent the aggregate grant date fair value of stock options and stock awards granted to such named executive officers and have been computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of stock options issued during the fiscal year ended December 31, 2021, are set forth in Note 14, Stock Based Compensation, to Quanergy’s consolidated financial statements included elsewhere in this proxy statement / prospectus. This amount does not reflect the actual economic value that may be realized by the named executive officer. The incremental fair value of the repriced options as further discussed below under “—April 2020 Option Repricing” are as follows: Kevin Kennedy ($209,871), and Enzo Signore ($169,390).

(2)	Mr. Kennedy joined Quanergy in March 2020 and his salary reflects pro rata amount earned in 2020.

(3)	Reflects one-time $64,000 sign on bonus, and $150,000 discretionary bonus with respect to 2020 services.
(4)	Paid pursuant to the achievement of corporate and individual goals as set forth in Mr. Kennedy’s offer letter, as described further below under “—Agreements with Named Executive Officers.”
(5)	Mr. Sherrard joined Quanergy in October 2020 and his salary reflects pro rata amount earned in 2020.
(6)
Represents a payment settled fifty percent in cash and fifty-percent in restricted stock units, that was paid based on the achievement of certain Company billings, total contract revenue, Company revenue, and regional revenue goals, as provided in the Sales Incentive Plan, which is described further below under “—Agreements with Named Executive Officers.”

(7)
Paid based on the achievement of certain Company billings, Company revenue, and regional revenue goals, as provided in the Sales Incentive Plan, which is described further below under “—Agreements with Named Executive Officers.”

(8)
The final amount to be paid under the Sales Incentive Plan for fiscal year ended December 31, 2021 has not yet been determined. Such amount is expected to be determined three to six weeks following fiscal year ended December 31, 2021 and will be based on the achievement of certain goals, as provided in the Sales Incentive Plan, which is described further below under “—Agreements with Named Executive Officers.”

April 2020 Option Repricing
In April 2020, we amended certain outstanding options, including options held by Messrs. Kennedy and Signore, which were “underwater”, meaning the exercise price per share of these options was greater than the current fair market value of our common stock. The amendment reduced the exercise price per share of such options to $49.43, the fair market value of our common stock as determined by our board of directors on the date of the repricing. We believe that repricing these options was in the best interest of Quanergy, in order motivate the optionholders to continue to provide services to Quanergy and to work towards its success. Messrs. Kennedy’s and Signore’s repricings are further discussed below under “
—Agreements with Quanergy’s Named Executive Officers
.”
April 2021 Restricted Stock Unit Amendment
In April 2021, we amended all our outstanding and unvested restricted stock units, including restricted stock units held by our named executive officers. The amendment revised the time-based vesting schedule of the restricted stock units from monthly vesting to quarterly vesting on February 15, May 15, August 15, and November 15 of the applicable year. The amendment did not make any changes to any liquidity vesting requirements or other terms of the restricted stock units.
Agreements with Quanergy’s Named Executive Officers
Salary Increases and De-SPAC Bonuses
In June 2021, we notified each of Messrs. Sherrard and Signore, and Ms. Yu that effective July 1, 2021, their compensation would increase, and upon the completion of this business combination, they would be paid a one-time
cash bonus in recognition of their efforts.
The compensation increase for Mr. Sherrard was to $273,000 base salary annually, and the compensation increase for each of Mr. Signore and Ms. Yu was to $245,000 base salary annually. The one-time bonus amount for Mr. Sherrard is $10,000, and the one-time bonus amount for each of Mr. Signore and Ms. Yu is $20,000.
Sales Incentive Plan
Quanergy maintains an annual Sales Incentive Plan, pursuant to which certain employees, including Messrs. Sherrard and Signore, may become eligible to receive certain additional commission payments and bonus payments. The criteria to earn such payments is individualized for each employee. For year ended December 31, 2021 Mr. Sherrard will be eligible to receive the additional commission and bonus payments upon the achievement of Company billings, Company revenue, and regional revenue goals. The additional commission payments will be made in cash, and the value of any bonus payment will be made in fifty-percent restricted stock units and fifty-percent cash. For year ended December 31, 2021 Mr. Signore may be entitled to a cash payment based upon all billings exceeding a pre-determined dollar threshold, as well as a cash payment from billings resulting from flow management and industrial channels.
Offer Letters
The terms* of the existing offer letters with each of Quanergy’s named executive officers for the year ended December 31, 2021, that are expected to be executive officers of Quanergy PubCo are described below. Following the closing of the Merger, Quanergy PubCo expects to enter into revised employment offer letters with each of Quanergy’s executive officers.
Kevin Kennedy
In March 2020, Quanergy entered into an employment offer letter with Kevin Kennedy when he commenced employment as Chief Executive Officer. Mr. Kennedy’s employment is at will and may be terminated at any time, with or without cause
(1)
. The offer letter provided for an initial annual base salary of $300,000; a $64,000 one-time
sign-on
bonus; an annual bonus up to a maximum of 100% of then-current annual base salary, payable based on the achievement of certain performance goals; a retention bonus of up to $1,000,000, payable pursuant to Quanergy’s Retention Plan; a new hire grant of stock options to acquire 848,386 shares (which was equal to 6.0% of Quanergy’s then outstanding common stock), which had
12-month
cliff vesting as to 33.3% of the options, with the remainder vesting monthly such that the options vested in full on the three-year anniversary of the vesting commencement date; and an additional grant of fully-vested stock options to acquire either 141,398 shares (which was equal to 1.0% of Quanergy’s then outstanding common stock) or 282,795 shares (which was equal to 2.0% of Quanergy’s then outstanding common stock), contingent upon securing financings above certain threshold amounts. Mr. Kennedy’s salary and other compensation is subject to review and adjustment by the board in its sole discretion and he is eligible to participate in benefit plans and arrangements made available to all full-time employees. In April 2020, Quanergy reduced the exercise price of 50,000 shares of Mr. Kennedy’s previously granted options from $86.06 to $49.43.
Mr. Kennedy’s offer letter also provides for severance and other benefits in the event his employment is terminated without cause (other than as a result of death or disability) or he resigns for good reason
(2)
(each, as defined below). In these circumstances, Mr. Kennedy is entitled to severance equal to three months of his base salary then in effect if his separation from service occurs within the first 12 months of his employment, and six months of his base salary then in effect if the separation from service occurs after his initial 12 months of employment. In each case Mr. Kennedy is also entitled to Company payment for up to 12 months of health care continuation coverage under COBRA and accelerated vesting of any options outstanding as of the date of his separation from service, such that he will be deemed vested in those shares that would have vested in the 24 month period following his termination had he remained employed. Additionally, if Mr. Kennedy is terminated without cause or resigns for good reason on or within 90 days prior to, or during the 12 months following, a change in control (each, as defined in his offer letter), Mr. Kennedy is entitled to severance equal to 12 months of his base salary then in effect, Company payment for up to 12 months of COBRA if he so elects, accelerated vesting of 100% of his unvested options outstanding as of his termination date, and the exercise period for his vested options will be extended through the full term of each option. Payment of all severance and receipt other benefits is contingent upon signing a release and other customary provisions.
Following the closing of the Merger, Quanergy PubCo intends to enter into a new offer letter with Mr. Kennedy reflecting his position as Chief Executive Officer of a public company.
Enzo Signore
In June 2019, we entered into an employment offer letter with Enzo Signore as Chief Marketing Officer. Mr. Signore’s employment is at-will and may be terminated at any time, with or without cause. The offer letter provided for an initial annual base salary of $220,000, and a new hire option grant to acquire 40,000 shares of Quanergy’s common stock, which had 12-month cliff vesting as to 25%, with the remainder vesting in equal monthly installments such that the option vested in full on the four-year anniversary of Mr. Signore’s start date. Mr. Signore’s salary and other compensation is subject to review and adjustment by the board in its sole discretion and he is also eligible to participate in benefit plans and arrangements made available to all full-time employees. Mr. Signore’s employment offer letter does not provide for any severance payments. In April 2020, Quanergy reduced the exercise price of 40,000 shares of Mr. Signore’s previously granted options from $86.06 to $49.43.
Following the closing of the Merger, Quanergy PubCo intends to enter into a new offer letter with Mr. Signore reflecting his position as Chief Marketing Officer of a public Company.
Tianyue Yu
In January 2013, we entered into an employment offer letter with Tianyue Yu. Ms. Yu’s employment is at-will
and may be terminated at any time, with or without cause. The offer letter provided for an initial base salary of $180,000. Ms. Yu’s offer letter was subsequently amended in September 2018 to provide certain severance benefits. Pursuant to the terms of the amendment, if Ms. Yu is terminated by the Company without “cause” (as defined in the 2013 Plan), or she resigns for “good reason” (as defined in the amendment) she will be entitled to receive an amount equal to twelve months of her then current base salary paid over a twelve month period, Company payment for up to twelve months of health care continuation coverage under COBRA, and accelerated vesting of any options outstanding as of the date of her separation from service such that she will be deemed vested in those shares that would have vested in the twelve-month period following her termination had she remained employed during such period. Additionally, if Ms. Yu is terminated without cause or resigns for good reason during the twelve month period following a change in control (each, as defined in the amendment), she will be entitled to receive an amount equal to eighteen months of her then current base salary paid over an eighteen-month period, Company payment for up to eighteen months of health care continuation coverage under COBRA, and accelerated vesting of 100% of her unvested options outstanding as of her termination date. Payment of all severance and receipt of other benefits is contingent upon Ms. Yu signing a release and other customary provisions.
Following the closing of the Merger, Quanergy PubCo intends to enter into a new offer letter with Ms. Yu reflecting her position as Chief Development Officer of a public Company.
Bradley Sherrard
In October 2020, Quanergy entered into an employment offer letter with Bradley Sherrard when he commenced employment as Chief Revenue Officer. Mr. Sherrard’s employment is at will and may be terminated at any time, with or without cause
(1)
. The offer letter provided for an initial annual base salary of $260,000; a retention bonus equal to $260,000, payable pursuant to Quanergy’s Retention Plan; a new hire grant of restricted stock units to acquire 77,000 shares, which are subject to both time-based vesting and liquidity event vesting. The time-based vesting will be met based on the following schedule, subject to Mr. Sherrard’s continuous service with the Company: 12-month cliff vesting as to 25% of the restricted stock units, with the remainder vesting in equal monthly installments such that the restricted vested in full on the four-year anniversary of the vesting commencement date. The liquidity event condition is expected to be met following the completion of the Business Combination. Mr. Sherrard’s salary and other compensation is subject to review and adjustment by the Board in its sole discretion and he is eligible to participate in benefit plans and arrangements made available to all full-time employees.
Following the closing of the Merger, Quanergy PubCo intends to enter into a new offer letter with Mr. Sherrard reflecting his position as Chief Revenue Officer of a public company.

(*)	Agreements with the named executives contain the same definition of “cause”, “good reason”, and “change of control” (as defined in the 2013 Plan below).

(1)
“Cause” is defined as (i) a conviction for a felony crime or the failure to contest prosecution for a felony crime, or (ii) a participant’s misconduct, fraud, disloyalty or dishonesty (as such terms may be defined by the committee in its sole discretion), or (iii) any unauthorized use or disclosure of confidential information or trade secrets, or (iv) negligence, malfeasance, breach of fiduciary duties, or neglect of duties, or (v) any material violation by a participant of a written policy of Quanergy or its affiliates or any material breach by a participant of a written agreement with Quanergy or its affiliates, or (vi) any other act or omission that could reasonably be expected to adversely affect Quanergy or its affiliates’ business, financial condition, prospects and/or reputation.

(2)
“Good reason” is defined as any of the following actions being taken by Quanergy without an employee’s prior written consent: (i) a material diminution in the employee’s duties, authority, or responsibilities; (ii) a material reduction in the employee’s annual base salary rate or annual target bonus; (iii) a relocation of the employee’s principal place of employment such that the employee’s commute increases by 35 miles or more; or (iv) a material breach by Quanergy of any obligation to the employee under any written agreement; provided that good reason shall not exist unless written notice was first given to Quanergy of the alleged basis for good reason within 30 days after its occurrence, and Quanergy fails to cure the same within 30 days after the conclusion of such cure period.

Outstanding Equity Awards at Fiscal
Year-End
The following table presents the outstanding equity incentive plan awards, as of December 31, 2021, held by each of Quanergy’s named executive officers that are expected to be executive officers of Quanergy PubCo as of the closing of the Merger, for the year ended December 31, 2021.

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price Per Share ($) (1)		Option Expiration Date	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested* ($)
Kevin Kennedy	5/23/2019	33,333	16,667	(2)	$49.43	(3)	5/23/2029
	7/28/2020							3,683	(4), (5)	93,033
	7/28/2020							343,729	(4), (5)	8,682,595
	3/21/2021							282,795	(6)	7,143,402
Bradley Sherrard	11/13/2020							77,000	(4)	1,945,020
	3/31/2021							98	(6)	2,475
Enzo Signore	8/22/2019	23,333	16,667	(8)	$49.43	(3)	8/22/2029
	7/28/2020							2,701	(4)	68,227
	7/28/2020							40,516	(4)	1,023,434
	11/13/2020							86,213	(4)	2,177,740
Tianyue Yu	3/13/2015	50,625			$3.16		3/13/2025
	7/28/2020							2,701	(4), (7)	68,227
	7/28/2020							40,516	(4) ,(7)	1,023,434

(*)	As there was no public market for Quanergy’s common stock on December 31, 2021, Quanergy has assumed that the fair value on such date was $25.26.
(1)
All of the option awards were granted with a per share exercise price equal to the fair market value of one share of Quanergy’s common stock on the date of grant, as determined in good faith by the Quanergy Board or compensation committee.

(2)
These options vest in 48 successive and equal monthly installments over four years such that they are vested in full on the four-year anniversary of vesting commencement date, provided such options become fully vested upon a “change in control” (as defined in the 2013 Plan).

(3)	The original exercise price of $86.06 was reduced to $49.43 per share in April 2020.

(4)
Represents an award of RSUs, which is subject to both a time-based and a liquidity-event vesting requirement, with the time-based vesting requirement satisfied in connection with grantee’s continuous service over three years, with the shares vesting quarterly on February 15, May 15, August 15, and November 15 of each year. It is anticipated that the liquidity-event based requirement will be deemed to have occurred by the board of directors of the post-combination company following the completion of the Business Combination.

(5)
If the grantee’s employment with the Company is terminated by the Company without “cause” (as defined in the 2013 Plan), and other than as a result of the grantee’s death or disability, or if the grantee resigns for “good reason” (as defined in the 2013 Plan), the vesting of the time-based requirement will accelerate as of the date of termination such that the grantee will be deemed vested with respect to the time-based requirement in those RSUs that would have vested in the 24 month period following the grantee’s termination, had the grantee remained employed. If within 90 days prior to, or during the 12 months following a “change in control”, grantee’s employment with the Company is terminated either by the Company without “cause” or grantee resigns for “good reason”, the vesting with respect to the time-based requirement of the RSUs will accelerate in full as of the date of termination, and the exercise period for each RSU will be extended through the full term of the RSU.

(6)
Represents an award of RSUs, which is subject to both a time-based and a liquidity-event vesting requirement. The time-based vesting requirement was satisfied on the date of grant. It is anticipated that the liquidity-event based requirement will be deemed to have occurred by the board of directors of the post-combination company following the completion of the Business Combination.

(7)
If grantee’s employment with the Company is terminated by the Company without “cause” (as defined in the 2013 Plan) and other than as a result of the grantee’s death or disability, or grantee resigns for “good reason” (as defined in the amended offer letter, dated September 27, 2018, by the Company and the grantee), the vesting with respect to the time-based requirement of the RSUs will accelerate as of the date of the termination such that the grantee will be deemed vested with respect to the time-based requirement in those RSUs that would have vested in the twelve (12) month period following the grantee’s termination, had the grantee remained employed. If, within twelve (12) months following a Change in Control (as defined in the 2103 Plan), grantee’s employment with the Company is terminated either by the Company without “cause” or grantee resigns for “good reason”, the vesting with respect to the time-based requirement of the RSUs will accelerate in full as of the date of the termination.

(8)
These options vest as to 25% on the one-year anniversary of the vesting commencement date, with the remaining vesting in equal monthly installments over three years such that they are vested in full on the four-year anniversary of the vesting commencement date.

Other Compensation and Benefits
Quanergy provides benefits to its named executive officers on the same basis as provided to all of its employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; disability insurance; and a tax-qualified
Section 401(k) plan for which no match by Quanergy is provided. Quanergy does not maintain any executive-specific benefit or executive perquisite programs.
Quanergy provides a
tax-qualified
Section 401(k) plan for all employees, including the named executive officers. Quanergy does not provide a match for participants’ elective contributions to the 401(k) plan, nor does Quanergy provide to employees, including its named executive officers, any other retirement benefits, including but not limited to tax-qualified
defined benefit plans, supplemental executive retirement plans and nonqualified defined contribution plans.
Amended and Restated 2013 Equity Incentive Plan
Quanergy’s 2013 Equity Incentive Plan (the “2013 Plan”) was originally adopted by its board of directors and approved by its stockholders on January 9, 2013, and was last amended by the board of directors on December 2, 2021. The 2013 Plan provides for the discretionary grant of incentive stock options, nonstatutory stock options, restricted stock and restricted stock unit awards to Quanergy’s employees, consultants and directors, or employees and consultants of Quanergy’s parent or subsidiaries. Incentive stock options may be granted only to Quanergy employees or employees of Quanergy’s parent or subsidiaries. Immediately prior to the

Merger, the 2013 Plan will be terminated and no further grants will be made under the 2013 Plan. Any awards granted under the 2013 Plan will remain subject to the terms of the 2013 Plan and the applicable award agreement.
Authorized Shares. The maximum number of shares of Quanergy common stock that may be issued under the 2013 Plan is 4,604,101 shares.
Plan Administration.
 The Quanergy Board or a duly authorized committee thereof, is granted the authority to administer the 2013 Plan. The 2013 Plan authorizes the plan administrator to (i) determine which eligible persons are to receive awards, (ii) determine the number, type, vesting requirements, performance conditions and other features of awards, (iii) amend awards, (iv) correct any defect or reconcile inconsistency in the 2013 Plan or awards granted thereunder, (v) accelerate the vesting of or extend the post termination exercise term, or waive restrictions of awards,
(vi) re-price
options, (vii) interpret the 2013 Plan and award agreements thereunder; (viii) make all other decisions relating to the operation of the 2013 Plan, and (ix) grant awards to certain individuals who are foreign nationals as specified in the 2013 Plan.
Stock Options.
 ISOs and NSOs are granted pursuant to award agreements adopted by the plan administrator. ISOs may only be granted to employees of Quanergy and its parent or subsidiaries. Anyone eligible to participate in the 2013 Plan may receive an award of NSOs. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders). The term of a stock option may not be longer than 10 years (or five years in the case of ISOs granted to certain significant stockholders). Subject to certain exceptions, an option granted under the 2013 Plan generally may only be exercised while an optionholder is employed by, or providing service to, Quanergy, unless provided otherwise in the optionholder’s award agreement. If an optionholder’s service relationship terminates other than for cause or other than due to death or disability, the optionholder may exercise any vested options for a period of three months thereafter. If an optionholder’s service relationship with Quanergy ceases due to disability or death, the optionholder or a beneficiary may generally exercise any vested options for a period of six months thereafter, unless provided otherwise in the optionholder’s award agreement. If an optionholder’s service relationship is terminated by Quanergy for cause (as defined in the 2013 Plan), his or her options terminate immediately upon such termination. An optionholder may exercise an option by delivering notice of exercise to Quanergy and paying the exercise price. Acceptable consideration for the purchase of stock issued upon the exercise of an option include (i) cash; (ii) check; (iii) shares of Quanergy common stock; (iv) cashless exercise; (v) net exercise; or (vi) other consideration as permitted by applicable laws. In no event may an option be exercised beyond the expiration of its term. The plan administrator will have the authority to effect the cancellation or surrender of any or all outstanding options under the 2013 Plan and to exchange for new awards of the same or different type, cash or other consideration.
Restricted Stock Units (RSUs).
RSUs represent the right to receive shares of Quanergy’s common stock at a specified date in the future. RSUs may be awarded in consideration for any form of legal consideration acceptable to the plan administrator and permissible under applicable law. RSUs may be settled in shares of Quanergy’s common stock, their cash equivalent, or a combination thereof or in any other form of consideration as determined by the plan administrator. The plan administrator determines the vesting conditions of RSUs.
Certain Transactions.
 The plan administrator has the authority to make adjustments to the share limits, the number and kind of securities available for future awards and subject to outstanding awards, the exercise price for outstanding options, and the number and kind of outstanding securities issued under the 2013 Plan in the event of certain transactions and events, such as a consolidation or combination of outstanding shares, recapitalization, stock split, reverse stock split, reclassification, spin-off,
combination, or other similar occurrence. In the event of a change in control, awards outstanding under the 2013 Plan may be assumed or substituted by the surviving corporation, continue, accelerate and vest, or cancelled with or without consideration. In the event the awards are not assumed, substituted or continued, the board or its designated committee may provide that the awards will fully vest and become exercisable immediately prior to the change in control. Change of control is defined in the 2013 Plan as either (i) the consummation of an acquisition, a merger or consolidation of Quanergy with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such acquisition, merger, consolidation or other reorganization is owned by persons who in the aggregate owned less than 20% of Quanergy’s combined voting power represented by Quanergy’s outstanding securities immediately prior to such acquisition, merger, consolidation or other reorganization; or (ii) The sale, transfer or other disposition of all or substantially all of Quanergy’s assets, in the 2013 Plan. In addition, an initial public offering by Quanergy of its shares of common stock shall not constitute a change in control in the 2013 Plan.
Transferability.
Unless determined otherwise by the plan administrator, awards granted under the 2013 Plan may not be transferred other than by will, the laws of descent and distribution or as otherwise provided under the 2013 Plan and, options are exercisable during the optionholder’s lifetime only by the optionholder or its guardian or legal representative.
Retention Plan
In October 2019, Quanergy adopted a retention plan (the “Retention Plan”) to reinforce and encourage the continued dedication of certain executive officers and other service providers of the Company to their assigned duties without distraction in connection with certain covered transactions. In April 2021 Quanergy amended and restated the Retention Plan to clarify that the Merger constitutes a Covered Transaction as defined therein such that certain bonuses will be payable to the participants in connection with the Merger. The following table summarizes the aggregate amount of compensation each named executive officer participant will receive. The compensation will be paid in two equal installments, within ten (10) days of the first and second anniversaries of the Closing; provided that the named executive officer remains an active employee of or service provider to Quanergy on such anniversary dates; provided that, in the event of such executive officer is involuntarily terminated by the Company without Cause (as defined below) and provided that such executive executes and allows to become effective a release of claims in favor of the Company, then he will be entitled to receive the entire unpaid amount in a lump sum by the thirtieth (30th) day following the later of his date of termination and the effective date of such release. For these purposes, the term “Cause” generally means: (i) commission of any felony or any crime involving fraud, dishonesty or moral turpitude; (ii) commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) intentional, material violation of any contract or agreement with, or statutory duty to, the Company; (iv) unauthorized use or disclosure of the Company’s confidential information or trade secrets; (v) gross misconduct; or (vi) failure to adequately perform his work function.

Name	Compensation Amount
Kevin Kennedy	$1,000,000
Bradley Sherrard	$260,000
Enzo Signore	$220,000
Limitations of Liability and Indemnification Matters
The Business Combination Charter that will be effective upon consummation of the Merger eliminates Quanergy PubCo’s directors’ liability for monetary damages to the fullest extent permitted by applicable law. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of Quanergy PubCo’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
The Business Combination Charter requires Quanergy PubCo to indemnify and advance expenses to, to the fullest extent permitted by applicable law, its directors, officers and agents. Quanergy PubCo plans to maintain a directors’ and officers’ insurance policy pursuant to which Quanergy PubCo’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, the Business Combination Charter prohibits any retroactive changes to the rights or protections or increase the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.
In addition, Quanergy PubCo will enter into separate indemnification agreements with Quanergy PubCo’s directors and officers. These agreements, among other things, require Quanergy PubCo to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of Quanergy PubCo’s directors or officers or any other company or enterprise to which the person provides services at Quanergy PubCo’s request. We believe these provisions in the Business Combination Charter are necessary to attract and retain qualified persons as directors and officers.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding (i) the beneficial ownership of CCAC ordinary shares as of September 30, 2021 and (ii) the expected beneficial ownership of shares of Quanergy PubCo common stock immediately following consummation of the Business Combination (assuming a “no redemption” scenario, assuming a “50% redemption” scenario and assuming a “maximum redemption” scenario as described below) by:

•
each person who is known to be the beneficial owner of more than 5% of CCAC ordinary shares and is expected to be the beneficial owner of more than 5% of shares of Quanergy PubCo common stock post-Business Combination;

•	each of CCAC’s current executive officers and directors;

•	each person who will become an executive officer or director of Quanergy PubCo post-Business Combination; and

•	all executive officers and directors of CCAC as a group pre-Business Combination, and all executive officers and directors of Quanergy PubCo as a group post-Business Combination.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of CCAC ordinary shares
pre-Business
Combination is based on 27,600,000 CCAC ordinary shares issued as of September 30, 2021, which includes an aggregate of 6,900,000 CCAC Class B ordinary shares outstanding as of such date.
The expected beneficial ownership of shares of Quanergy PubCo common stock post-Business Combination assumes two scenarios:

•	a “no redemption” scenario where no CCAC Class A ordinary shares are redeemed in connection with the Business Combination;

•	a “50% redemption” scenario where 13,800,000 CCAC Class A ordinary shares are redeemed in connection with the Business Combination; and

•	a “maximum redemption” scenario where 27,600,000 CCAC Class A ordinary shares are redeemed in connection with the Business Combination.
Based on the foregoing assumptions, and including the 4,000,000 shares of Quanergy PubCo common stock to be issued in connection with the PIPE Investments, we estimate that there would be 110,660,025 shares of Quanergy PubCo common stock issued and outstanding immediately following the consummation of the Business Combination in the “no redemption” scenario, and 83,060,025 shares of Quanergy PubCo common stock issued and outstanding immediately following the consummation of the Business Combination in the “maximum redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post-Business Combination in the table that follows will be different.
The following table does not reflect record of beneficial ownership of any shares of Quanergy PubCo common stock issuable upon exercise of public warrants or private placement warrants, as such securities are not exercisable or convertible within 60 days of September 30, 2021.

Unless otherwise indicated, CCAC believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Pre-Business Combination and PIPE Investments				Post-Business Combination and PIPE Investments
	No. of CCAC Ordinary Shares (2)	% of CCAC Class A Ordinary Shares	% of CCAC Class B Ordinary Shares	% of CCAC Ordinary Shares (3)	Assuming No Redemption		Assuming 50% Redemption		Assuming Redemption
Name and Address of Beneficial Owner (1)					No. of Shares of Quanergy Common Stock	%	No. of Shares of Quanergy Common Stock	%	No. of Shares of Quanergy Common Stock	%
5% Holders
CITIC Capital Acquisition LLC (3)	6,002,500	—	87.0%	10.8%	7,959,586	7.2%	7,959,586	8.2%	7,959,586	9.6%
Glazer Capital, LLC and Paul J. Glazer (4)	1,573,539	5.7%	—	2.8%	1,573,539	1.4%	786,770	*	—	—
Hudson Bay Capital Management LP and Sander Gerber (5)	2,031,555	7.4%	—	3.6%	2,031,555	1.8%	1,015,778	1.0%	—	—
Millennium Management LLC, Millennium Group Management LLC, and Israel A. Englander (6)	1,477,813	5.4%	—	2.6%	1,477,813	1.3%	738,907	*	—	—
Periscope Capital Inc. (7)	1,687,604	6.1%	—	3.0%	1,687,604	1.5%	843,802	*	—	—
Directors and Executive Officers Pre-Business Combination
Fanglu Wang (8)	—	—	—	—	7,959,586	7.2%	7,959,586	8.2%	7,959,586	9.6%
Eric Chan (9)	—	—	—	—	7,959,586	7.2%	7,959,586	8.2%	7,959,586	9.6%
Henri Arif (10)	862,500	—	*	*	2,832,617	2.6%	2,832,617	2.9%	2,832,617	3.4%
Ross Haghighat	22,000	—	*	*	22,000	*	22,000	*	22,000	*
Mark B. Segall	13,000	—	*	*	13,000	*	13,000	*	13,000	*
All CCAC directors and executive officers as a group (5 individuals named above)	897,500	—	13.0%	1.6%	8,870,117	8.0%	8,870,117	9.2%	8,870,117	10.7%
Directors and Named Executive Officers Post-Business Combination
Kevin Kennedy (11)	—	—	—	—	2,164,325	1.9%	2,164,325	2.2%	2,164,325	2.5%
Brad Sherrard (12)	—	—	—	—	76,426	*	76,426	*	76,426	*
Enzo Signore (13)	—	—	—	—	321,460	*	321,460	*	321,460	*
Tianyue Yu (14)	—	—	—	—	3,802,791	3.4%	3,802,791	3.9%	3,802,791	4.6%
Jim DiSanto (15)	—	—	—	—	2,002,363	1.8%	2,002,363	2.1%	2,002,363	2.4%
Karen Francis (16)	—	—	—	—	66,859	*	66,859	*	66,859	*
Matthew Hammond (17)	—	—	—	—	24,435	*	24,435	*	24,435	*
Tamer Hassanein (18)	—	—	—	—	31,576,307	26.9%	31,576,307	30.4%	31,576,307	35.1%
Tom Rohrs (19)	—	—	—	—	110,843	*	110,843	*	110,843	*
All Quanergy PubCo directors and executive officers as a group (10 individuals) (20)	—	—	—	—	40,668,239	33.6%	40,668,239	37.9%	40,668,239	43.5%
5% Holders Post-Business Combination (other than as set forth above)
Rising Tide (21)	—	—	—	—	29,382,546	25.4%	29,382,546	28.9%	29,382,546	33.4%
Sensata Technologies, Inc. (22)	—	—	—	—	8,249,997	7.3%	8,249,997	8.3%	8,249,997	9.6%
Zola Ventures (23)	—	—	—	—	7,289,511	6.4%	7,289,511	7.3%	7,289,511	8.5%
Louay Eldada (24)	—	—	—	—	5,215,929	4.7%	5,215,929	5.3%	5,215,929	6.2%

*	Less than one percent.
(1)
Unless otherwise noted, the business address of each of those listed in the table above pre-Business
Combination is 28/F CITIC Tower, 1 Tim Mei Avenue, Central, the Hong Kong Special Administrative Region of the People’s Republic of China. Unless otherwise noted, the business address of each of those listed in the table above post-Business Combination is 433 Lakeside Drive, Sunnyvale, California 94085.

(2)
Prior to the Closing, holders of record of CCAC Class A ordinary shares and CCAC Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by CCAC shareholders and vote together as a single class, except as required by law; provided, that holders of CCAC Class B ordinary shares have the right to elect all of CCAC’s directors prior to the Closing, and holders of CCAC’s Class A ordinary shares are not entitled to vote on the election of directors during such time.

(3)
CITIC Capital Acquisition LLC is the record holder of such shares. CITIC Capital MB Investment Limited, a Cayman Islands exempted company, is the sole member and the manager of CITIC Capital Acquisition LLC. CITIC Capital MB Investment Limited is managed by a board of directors comprised of four directors who may act unanimously in writing or by majority consent during a meeting, assuming a quorum of at least two directors is present. Eric Chan, Zhang Yichen, Pan Hongyan and Liu Mo are the directors of CITIC Capital MB Investment Limited. Each of the foregoing individuals disclaims any beneficial ownership of the securities held by CITIC Capital Acquisition LLC other than to the extent of any pecuniary interest he may have therein, directly or indirectly. Post-Business Combination, also includes 1,925,925 shares of Quanergy common stock that will be held following the Business Combination and 29,036 shares of Quanergy common stock that would be issuable upon exercise of warrants exercisable as of or within 60 days of June 30, 2021, in each case, by CCSRF Vision (Cayman) Investment Limited.

(4)
Pursuant to a Schedule 13G filed with the SEC on February 16, 2021, represents shares held by certain funds and managed accounts to which Glazer Capital, LLC serves as investment manager. Mr. Paul J. Glazer serves as the managing member of Glazer Capital, LLC. The business address for each of these shareholders is 250 West 55th Street, Suite 30A, New York, New York 10019.

(5)
Pursuant to a Schedule 13G filed with the SEC on February 8, 2021, represents shares held by certain funds and managed accounts to which Hudson Bay Capital Management LP serves as investment manager. Mr. Gerber serves as the managing member of Hudson Bay Capital Management LP. The business address for each of these shareholders is 777 Third Avenue, 30th Floor, New York, NY 10017.

(6)
Pursuant to a Schedule 13G/A filed with the SEC on February 4, 2021, the managing member of Millennium Management LLC is Millennium Group Management LLC whose general partner is Israel A. Englander. Millennium Group Management LLC and Israel A. Englander disclaim any beneficial ownership of such shares held by Millennium Management LLC except to the extent of their direct or indirect pecuniary interest therein. The business address for each of these shareholders is 666 Fifth Avenue, New York, New York 10103.

(7)
Pursuant to a Schedule 13G filed with the SEC on February 16, 2021, Periscope Capital Inc. may be deemed the beneficial owner of 1,687,604 CCAC Class A ordinary shares, as a result of holding directly or indirectly, 1,687,604 CCAC Class A ordinary shares. The business address for this shareholder is 333 Bay Street, Suite 1240, Toronto, Ontario, Canada M5H 2R2.

(8)
Post-Business Combination, also includes 1,928,445 shares of Quanergy common stock that will be held following the Business Combination and 28,641 shares of Quanergy common stock that would be issuable upon exercise of warrants exercisable as of or within 60 days of September 30, 2021, in each case, by CCSRF Vision (Cayman) Investment Limited.

(9)
Post-Business Combination, also includes 1,928,445 shares of Quanergy common stock that will be held following the Business Combination and 28,641 shares of Quanergy common stock that would be issuable upon exercise of warrants exercisable as of or within 60 days of September 30, 2021, in each case, by CCSRF Vision (Cayman) Investment Limited.

(10)
Post-Business Combination, also includes (i) 13,031 restricted stock units that will be held following the Business Combination and vested as of or within 60 days of September 30, 2021 by the holder and (ii) 1,928,445 shares of Quanergy common stock that will be held following the Business Combination and 28,641 shares of Quanergy common stock that would be issuable upon exercise of warrants exercisable as of or within 60 days of September 30, 2021, in each case, by CCSRF Vision (Cayman) Investment Limited.
(11)
Consists of 2,036,774 restricted stock units that will be held following the Business Combination and vested as of or within 60 days of September 30, 2021 and 127,551 shares of Quanergy common stock that would be issuable upon exercise of options exercisable as of or within 60 days of September 30, 2021.

(12)	Consists of 76,426 restricted stock units that will be held following the Business Combination and vested as of or within 60 days of September 30, 2021.
(13)
Consists of 232,584 restricted stock units that will be held following the Business Combination and vested as of or within 60 days of September 30, 2021 and 88,876 shares of Quanergy common stock that would be issuable upon exercise of options exercisable as of or within 60 days of September 30, 2021.

(14)
Consists of (i) 2,524,614 shares of Quanergy common stock that will be held following the Business Combination by Tianyue Yu, Trustee of the Yang Yu Trust, a trust for the benefit of the holder’s family, (ii) 493,758 shares of Quanergy common stock that will be held following the Business Combination by Weilai Yang and Yu Cheung Ho, Trustee of the YYAD10 Trust, a trust for the benefit of the holder’s family, (iii) 493,758 shares of Quanergy common stock that will be held following the Business Combination by Weilai Yang and Yu Cheung Ho, Trustee of the YYJK28 Trust, a trust for the benefit of the holder’s family, (iv) 90,689 restricted stock units that will be held following the Business Combination and vested as of or within 60 days of September 30, 2021 and (v) 199,972 shares of Quanergy common stock that would be issuable upon exercise of options exercisable as of or within 60 days of September 30, 2021.

(15)
Consists of (i) 24,435 restricted stock units that will be held following the Business Combination and vested as of or within 60 days of September 30, 2021 by the holder, (ii) 384,829 shares of Quanergy common stock that will be held following the Business Combination by Motus-VGO Autonomous IOT Fund, L.P., (iii) 709,451 shares of Quanergy common stock that will be held following the Business Combination by Transportation Technology Ventures II, L.P., (iv) 342,885 shares of Quanergy common stock that will be held following the Business Combination by Transportation Technology Ventures LLC, and (v) 540,763 shares of Quanergy common stock that will be held following the Business Combination by Transportation Technology Ventures V L.P. Transportation Technology Ventures LLC is a general partner of Transportation Technology Ventures II, L.P. and Transportation Technology Ventures V L.P., Motus-VGO GP LLC is a general partner of Motus-VGO Autonomous IOT Fund, L.P., and Jim DiSanto is a managing member of Transportation Technology Ventures LLC and Motus-VGO GP LLC.

(16)
Consists of 5,143 restricted stock units that will be held following the Business Combination and vested as of or within 60 days of September 30, 2021 and 61,716 shares of Quanergy common stock that would be issuable upon exercise of options exercisable as of or within 60 days of September 30, 2021.

(17)
Consists of 24,435 restricted stock units that will be held following the Business Combination and vested as of or within 60 days of September 30, 2021. The business address for the holder is 44 Tehama Street, San Francisco, California 94105.

(18)
Consists of (i) 159,970 shares of Quanergy common stock that will be held following the Business Combination by the holder, (ii) 2,033,791 restricted stock units that will be held following the Business Combination and vested as of or within 60 days of September 30, 2021 by the holder, (iii) 108,712 shares of Quanergy common stock that will be held following the Business Combination and 65,832 shares of Quanergy common stock that would be issuable upon exercise of warrants exercisable as of or within 60 days of September 30, 2021, in each case, by Rising Tide II, L.P., (iv) 503,641 shares of Quanergy common stock that will be held following the Business Combination by Rising Tide II, LLC, (v) 861,907 shares of Quanergy common stock that will be held following the Business Combination by Rising Tide III, LLC, (vi) 2,113,989 shares of Quanergy common stock that will be held following the Business Combination by Rising Tide IV, LLC, (vii) 316,005 shares of Quanergy common stock that will be held following the Business Combination by Rising Tide IVA, LLC, (viii) 399,932 shares of Quanergy common stock that will be held following the Business Combination by Rising Tide Management, Ltd., and (ix) 20,195,954 shares of Quanergy common stock, including 2,500,000 shares to be purchased in the PIPE Financing, that will be held following the Business Combination and 4,816,574 shares of Quanergy common stock that would be issuable upon exercise of warrants exercisable as of or within 60 days of September 30, 2021, in each case, by Rising Tide V, LLC. All of the foregoing entities, except for Rising Tide Management, Ltd., is managed by Rising Tide Fund Managers, LLC. Rising Tide Management, Ltd. is wholly-owned by Ossama Hassanein, who is also a managing member of Rising Tide Fund Managers, LLC. The holder is a managing member of Rising Tide Fund Managers, LLC. The business address for the holder and its affiliates is 44 Tehama Street, San Francisco, California 94105.
(19)
Consists of 24,435 restricted stock units that will be held following the Business Combination and vested as of or within 60 days of September 30, 2021 and 86,408 shares of Quanergy common stock that would be issuable upon exercise of options exercisable as of or within 60 days of September 30, 2021.

(20)
Includes 76,426 restricted stock units that will be held following the Business Combination and vested as of or within 60 days of September 30, 2021 by Brad Sherrard, Chief Revenue Officer of Quanergy.

(21)
Consists of (i) 108,712 shares of Quanergy common stock that will be held following the Business Combination and 65,832 shares of Quanergy common stock that would be issuable upon exercise of warrants exercisable as of or within 60 days of September 30, 2021, in each case, by Rising Tide II, L.P., (ii) 503,641 shares of Quanergy common stock that will be held following the Business Combination by Rising Tide II, LLC, (iii) 861,907 shares of Quanergy common stock that will be held following the Business Combination by Rising Tide III, LLC, (iv) 2,113,989 shares of Quanergy common stock that will be held following the Business Combination by Rising Tide IV, LLC, (v) 316,005 shares of Quanergy common stock that will be held following the Business Combination by Rising Tide IVA, LLC, (vi) 399,932 shares of Quanergy common stock that will be held following the Business Combination by Rising Tide Management, Ltd., and (vii) 20,195,954 shares of Quanergy common stock, including 2,500,000 shares to be purchased in the PIPE Investments, that will be held following the Business Combination and 4,816,574 shares of Quanergy common stock that would be issuable upon exercise of warrants exercisable as of or within 60 days of September 30, 2021, in each case, by Rising Tide V, LLC. All of the foregoing entities, except for Rising Tide Management, Ltd., is managed by Rising Tide Fund Managers, LLC. Rising Tide is wholly-owned by Ossama Hassanein, who is also a managing member of Rising Tide Fund Managers, LLC. The business address for the holder and its affiliates is 44 Tehama Street, San Francisco, California 94105.

(22)
Consists of 5,749,997 shares of Quanergy common stock, including 750,000 shares to be purchased by the holder in the PIPE Financing, that will be held following the Business Combination and 2,500,000 shares of Quanergy common stock that would be issuable upon exercise of a warrant exercisable as of or within 60 days of September 30, 2021. The business address of the holder is 529 Pleasant Street, Attleboro, Massachusetts 02703.

(23)
Consists of 4,656,164 shares of Quanergy common stock, including 300,000 shares to be purchased by the holder in the PIPE Investments, that will be held following the Business Combination and 2,633,347 shares of Quanergy common stock that would be issuable upon exercise of warrants exercisable as of or within 60 days of September 30, 2021. The business address for the holder is 3076 Sir Francis Drake’s Highway, Road Town, Tortola, British Virgin Islands.

(24)
Consists of 4,416,041 shares of Quanergy common stock that will be held following the Business Combination and 799,887 shares of Quanergy common stock that would be issuable upon exercise of options exercisable as of or within 60 days of September 30, 2021. The business address for the holder is 13100 Zen Gardens Way, Austin, Texas 78732.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
CITIC Capital Acquisition Corp.
Founder Shares
On November 14, 2019, the Sponsor paid $25,000, or approximately $0.004 per CCAC Class B Ordinary share, to cover certain offering costs in consideration for 5,750,000 CCAC Class B Ordinary Shares, par value $0.0001. Effective December 10, 2019, the Sponsor transferred 718,750 founder shares to Henri Arif for a purchase price of $3,125 (the same per-share
price initially paid by the Sponsor), resulting in the Sponsor holding 5,031,250 founder shares. On February 10, 2020, CCAC effected a share capitalization of 1,150,000 shares and as a result the Sponsor held 6,037,500 founder shares and Mr. Henri Arif held 862,500 founder shares. On May 7, 2020, the Sponsor transferred 22,000 founder shares to Ross Haghighat for no consideration. On February 10, 2021, the Sponsor appointed Mr. Mark B. Segall as an independent director and transferred 13,000 Founder Shares to Mr. Mark B.Segall, resulting in the Sponsor holding 6,002,500 Founder Shares.
As of September 30, 2021, the Sponsor holds 6,002,500 CCAC Class B Ordinary Shares. On February 10, 2021, the Sponsor transferred 13,000 founder shares to Mr. Mark B. Segall for no consideration. The initial shareholders had agreed to forfeit up to 900,000 founder shares to the extent that the over-allotment option was not exercised in full by the underwriters. As of September 30, 2021, the underwriter had exercised its over-allotment option in full, hence, these founder shares were no longer subject to forfeiture.
In connection with the Business Combination, each of the 6,900,000 founder shares will convert on a one-for-one
basis into one share of Quanergy PubCo common stock.
Private Placement Warrants
On February 13, 2020, the Company sold 27,600,000 Units at a price of $10.00 per Unit, including 3,600,000 Units issued pursuant to the exercise in full of the underwriters’ over-allotment option. Each Unit consists of one CCAC Class A ordinary share, par value $0.0001 per CCAC Class A ordinary share and one-half
of one redeemable warrant. Each warrant entitles the holder to purchase one CCAC Class A ordinary share at a price of$11.50 per CCAC Class A ordinary share, subject to adjustment. Concurrently with the closing of the initial public offering, the Sponsor purchased an aggregate of 7,520,000 warrants at a price of $1.00 per warrant.
The Sponsor purchased an aggregate of 7,520,000 private placement warrants, each exercisable to purchase one CCAC Class A ordinary share at $11.50 per CCAC Class A ordinary share, at a price of $1.00 per warrant, or $7,520,000 in the aggregate, in connection with the initial public offering. The private placement warrants are identical to the warrants sold in the initial public offering except that the private placement warrants, so long as they are held by the Sponsor or its permitted transferees, (i) are not be redeemable by CCAC, (ii) may not (including the CCAC Class A ordinary shares issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of CCAC’s initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) are entitled to registration rights.
In connection with the Business Combination, each of the 7,520,000 private placement warrants will convert automatically into one warrant to purchase one share of Quanergy PubCo common stock pursuant to the Warrant Agreement.
Subscription Agreements
Concurrently with the execution of the Merger Agreement, we entered into Subscription Agreements, pursuant to which the PIPE Investor has subscribed for shares of Quanergy PubCo common stock in connection with the PIPE Investments.

The PIPE Investments will be consummated substantially concurrently with the closing of the Business Combination. For additional information, see “
BCA Proposal—Related Agreements—Subscription Agreements.
”
Administrative Services Agreement
CCAC currently utilizes office space at 9/F, East Tower, Genesis Beijing No. 8 Xinyuan South Road Chaoyang District, Beijing 100027 People’s Republic of China from the Sponsor as CCAC’s executive offices. Commencing upon consummation of the initial public offering, CCAC pays the Sponsor $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of CCAC’s management team. Upon completion of CCAC’s initial Business Combination or CCAC’s liquidation, it will cease paying these monthly fees. For the year ended December 31, 2020, CCAC incurred $105,862 in such administrative services under this arrangement. For the nine months ended September 30, 2021, the Company incurred $90,000 of administrative services under this arrangement.
Related Party, Notes Loans and Advances
On December 9, 2019, the Sponsor agreed to loan CCAC up to an aggregate amount of $300,000 to be used, in part, for transaction costs incurred in connection with the initial public offering pursuant to an unsecured promissory note. The promissory note was non-interest
bearing and payable on the earlier of December 31, 2020 and the completion of the initial public offering. The outstanding balance of $300,000 under the promissory note was paid in full on February 13, 2020.
As of September 30, 2021, the amount due to related parties was $840,938. The amounts were unpaid reimbursements for the operating expenses, administrative support expenses (as described above – Administrative Services Agreement), and deferred offering costs paid by the related parties on behalf of CCAC.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the CCAC’s officers and directors may, but are not obligated to, loan the CCAC funds as may be required. If CCAC completes a Business Combination, it would repay such loaned amounts. In the event that the Business Combination does not close, CCAC may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from CCAC’s trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into private placement warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. As of September 30, 2021, CCAC had no such loan outstanding.
Registration Rights
The Merger Agreement contemplates that, at the Closing, Quanergy PubCo, the Sponsor, certain members of the Sponsor and the stockholders of Quanergy, will enter into the Registration Rights Agreement, pursuant to which Quanergy PubCo will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Quanergy PubCo common stock and other equity securities of Quanergy PubCo that are held by the parties thereto from time to time.
The Registration Rights Agreement amends and restates the registration rights agreement that was entered into by CCAC, Sponsor and the other parties thereto in connection with CCAC’s initial public offering. The Registration Rights Agreement will terminate on the earlier of (a) the tenth anniversary of the date of the Registration Rights Agreement or (b) with respect to any Holder (as defined therein), on the date that such Holder no longer holds any Registrable Securities (as defined therein).
In connection with the Business Combination, the registration rights agreement will be amended and restated. For additional information, see “
BCA Proposal—Related Agreements—Registration Rights Agreement.
”

Quanergy
Other than compensation arrangements for Quanergy’s directors and executive officers, which are described elsewhere in this proxy statement / prospectus, below we describe transactions since January 1, 2018 and each currently proposed transaction in which:

•	Quanergy has been or is to be a participant;

•	the amounts involved exceeded or will exceed $120,000; and

•
any of Quanergy’s directors, executive officers or holders of more than 5% of Quanergy’s outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Equity and other compensation, termination, change in control and other arrangements are described in the section titled “Executive Compensation of Quanergy.” We also describe below certain other transactions of Quanergy with its directors, executive officers and stockholders.
2020 Note Financing and Warrants
From March 2020 to February 2021, Quanergy issued to certain investors convertible promissory notes in an aggregate principal amount of approximately $64.8 million (the “2020 Notes”) and warrants (the “2020 Warrants”) to purchase an aggregate of approximately 2.5 million shares of common stock of Quanergy at a purchase price of $0.01 per share (the “2020 Note Financing”). The 2020 Notes accrue interest at a rate of 10% per annum. Immediately prior to the Closing, the 2020 Notes will be converted into that number of shares of common stock of Quanergy equal to the applicable balance of the 2020 Note divided by 50% of the fair market value of each share of such common stock. Upon the Closing, any 2020 Warrant then outstanding will be converted into a Quanergy PubCo Warrants.
The following table summarizes the aggregate principal amount of the 2020 Notes and the aggregate number of shares underlying the 2020 Warrants purchased by Quanergy related persons.

Name	Purchase Amount	Warrant Shares
Rising Tide V, LLC and entities affiliated therewith (1)	$26,475,000	1,236,033
CCSRF Vision (Cayman) Investment Limited (2)	$500,000.00	7,251
Tianning Yu (3)	$200,000.00	19,860

(1)	This entity beneficially owns more than 5% of Quanergy’s capital stock. Tamer Hassanein, a member of the Quanergy Board, is an affiliate of Rising Tide V, LLC.
(2)
This entity beneficially owns more than 5% of Quanergy’s capital stock. Ekaterina Terskin, a member of the Quanergy Board until January 2021, is an affiliate of CCSRF Vision (Cayman) Investment Limited.

(3)	Tianning Yu is the sister of Tianyue Yu, Quanergy’s Chief Development Officer, Co-Founder and Director.
Series C Preferred Stock Financing and Warrants
From October 2018 to November 2018, Quanergy issued and sold an aggregate of 140,162 shares of Quanergy Series C preferred stock (the “Series C Preferred Stock”) at a purchase price of $143.12 per share, for an aggregate purchase price of $20.1 million, to certain investors. In connection with such issuances of shares of Quanergy Series C preferred stock, Quanergy also issued warrants to purchase an aggregate of 25,075 shares of Quanergy Series C preferred stock at an exercise price of $0.01 per share, subject to vesting (the “Series C Warrants”).

The following table summarizes the aggregate principal amount of Series C Preferred Stock and Series C Warrants purchased by Quanergy related parties:

Name	Purchase Amount	Shares of Series C Preferred Stock	Series C Warrant Shares
CCSRF Vision (Cayman) Investment Limited (1)	$9,999,919.94	69,872	12,500
Louay Eldada (2)	$3,999,996.60	27,949	5,000
Tianyue Yu	$2,999,890.11	20,961	3,750

(1)
This entity beneficially owns more than 5% of Quanergy’s capital stock. Ekaterina Terskin, a member of the Quanergy Board until January 2021, is an affiliate of CCSRF Vision (Cayman) Investment Limited.

(2)	Louay Eldada beneficially owns more than 5% of Quanergy’s capital stock and was Chief Executive Officer and a member of the Quanergy Board until January 2020.
In October 2018, in connection with the purchase the Series C Preferred Stock, certain investors entered into a preferred stock and warrant transfer agreement, pursuant to which Mr. Eldada and Ms. Yu agreed to transfer their shares of Series C Preferred Stock and Series C Warrants to the other holders of Series C Preferred Stock, subject to certain milestone conditions. In 2019 and 2020, all shares of Series C Preferred Stock and Series C Warrants held by Mr. Eldada and Ms. Yu were transferred to the other holders of Quanergy Series C preferred stock pursuant to the terms of the preferred stock and warrant transfer agreement. All the Series C warrants have vested and exercised in full. Each share of Series C Preferred Stock, including those shares issued upon the exercise of the Series C Warrants, will be canceled and converted into the right to receive the number of shares of Quanergy PubCo common stock equal to the applicable Exchange Ratio (as defined in the Merger Agreement) upon the consummation of the Business Combination.
Advisor Agreement and Performance RSU Grant
Tamer Hassanein
In March 2021, Quanergy entered into an advisor agreement with Tamer Hassanein, a director of Quanergy and General Partner of Rising Tide, pursuant to which Mr. Hassanein agreed to provide certain advisory services in connection with Quanergy’s 2020 Note Financing. In consideration of such services, Quanergy granted 481,066 restricted stock units (the “Hassanein RSUs”) to Mr. Hassanein, subject to vesting. If Mr. Hassanein continues to provide service to Quanergy on the date of the Closing and the Closing occurs on or after August 15, 2021, the Hassanein RSUs will vest in full and be exchanged upon the Closing of the Merger for an equivalent number of Quanergy PubCo restricted stock units based on the applicable Exchange Ratio. If Mr. Hassanein continues to provide service to Quanergy on the date of the Closing and the Closing occurs before August 15, 2021, the Hassanein RSUs will be exchanged upon the Closing for an equivalent number of Quanergy PubCo restricted stock units based on the applicable Exchange Ratio and 4/5th of the Hassanein RSUs will vest at the Closing and the remaining 1/5th of the Hassanein RSUs will vest on August 15, 2021 subject to Mr. Hassanein’s continuous service as of such date. If Mr. Hassanein terminates service prior to the date of the Closing, the Hassanein RSUs will terminate immediately in their entirety.
Brent MacDonald
In December 2020, Quanergy entered into an advisor agreement with Brent MacDonald, who had served as a director of Quanergy until September 2020 and is affiliated with Rising Tide, pursuant to which Mr. MacDonald agreed to provide certain advisory services. In consideration of such services, Quanergy granted 7,423 restricted stock units (the “MacDonald RSUs”) to Mr. MacDonald. The MacDonald RSUs will be exchanged upon the Closing of the Merger for an equivalent number of Quanergy PubCo restricted stock units based on the applicable Exchange Ratio and will be subject to service-based vesting on a quarterly basis over a period of three (3) years from the original grant date. If Mr. MacDonald terminates service prior to the date of the Closing, the portion of the MacDonald RSUs that is time-vested based on his service at the time of this termination will vest upon the Closing, subject to the other terms of the MacDonald RSUs.
Sensata Collaboration Agreements and Warrant
In February 2016, in connection with Sensata’s participation in Quanergy’s Series B preferred stock financing, Quanergy and Sensata entered into a Strategic Partnership Agreement relating to the development and commercialization of the Company’s automotive grade solid state LiDAR sensors. In March 2020, Quanergy and Sensata entered into an amendment to the agreement which eliminated exclusivity for the transportation sector and reduced specific development and commercialization obligations. The amendment also changed the manufacturing model.
In June 2021, Quanergy and Sensata entered into a collaboration agreement, pursuant to which Sensata will provide Quanergy with certain consulting services in the areas of manufacturability, cost reduction, sourcing, and go to market strategies. In consideration of such services, concurrently with the execution of such collaboration agreement, Quanergy issued Sensata a warrant to purchase that number of shares of Quanergy common stock at $0.01 per share which will be exchanged for 2,500,000 shares of Quanergy PubCo common stock pursuant to the Merger Agreement upon the Closing. Such warrant will be exercisable for a five (5) year period commencing on the Closing, unless sooner terminated pursuant to the terms of such warrant.
Quanergy Holders Support Agreement
On June 21, 2021, CCAC, Quanergy and certain stockholders of Quanergy entered into the Quanergy Holders Support Agreement, whereby each of the parties thereto agreed to, among other things, vote to adopt and approve, following the effectiveness of this Registration Statement, the Merger, the Merger Agreement and all other documents and transactions contemplated thereby. Additionally, certain stockholders of Quanergy agreed, among other things, not to transfer any of their shares of Quanergy Capital Stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions, or enter into any voting arrangement that is inconsistent with the Quanergy Holders Support Agreement. The Quanergy Holders Support Agreement will terminate at the earliest of the Closing, the termination of the Merger Agreement and the time the parties agree to terminate the Quanergy Holders Support Agreement.
Separation Agreements
Louay Eldada
In January 2020, Quanergy entered into a separation agreement with Louay Eldada, its former director, former Chief Executive Officer and a holder of 5% or more of Quanergy capital stock. Pursuant to this agreement, Mr. Eldada agreed to resign from his positions with Quanergy and released claims against Quanergy, and Quanergy agreed to provide certain severance benefits, including (i) a salary continuation for a period of 12 months, and (ii) continued benefits eligibility for a period of up to 12 months. Additionally, in exchange for Mr. Eldada’s agreement to provide certain advisory services, Quanergy agreed to extend the exercise period of his vested options through the term of such options and permitted such options to be net-exercised.
Mike Healy
In March 2019, Quanergy entered into a separation agreement with Mike Healy, its former Chief Financial Officer. Pursuant to this agreement, Mr. Healy agreed to resign from his positions with Quanergy in August 2019, provide certain transition services and release claims against Quanergy, and Quanergy agreed to provide certain severance benefits, including (i) continued benefits eligibility for a period of up to three months (ii) accelerated vesting of a previously granted option by three (3) months following the separation date, (iii) extension of the exercise period of his vested options through the term of such options and (iv) permission of such options to be net-exercised.

Option Repricing
In April 2020, the Quanergy Board approved a repricing of certain stock options with an exercise price at or above $49.43 per share, the then current fair market value of Quanergy common stock, which included the stock options held by certain of Quanergy’s executive officers and directors listed in the table below. The exercise price of the repriced options was amended so that it is now $49.43 per share.

Name	Shares Underlying Repriced Options	Original Grant Date	Original Exercise Per Share
Patrick Archambault	8,000	12/13/2018	$101.37
Kevin Kennedy	50,000	5/23/2019	$86.06
Gary Saunders (1)	40,000	5/23/2019	$86.06
Enzo Signore	40,000	8/22/2019	$86.06
Karen Francis (2)	6,250	9/27/2018	$96.59
	1,562	10/10/2018	$96.59
	7,812	5/23/2019	$86.06

(1)	Gary Saunders served as Chief Revenue Officer of Quanergy until May 2020.
(2)	Karen Francis served as member of the Quanergy Board until December 2019.
Investor Rights Agreement
Quanergy is party to an Amended and Restated Investor Rights Agreement, dated as of October 17, 2018 (the “Rights Agreement”), which grants registration rights and information rights, among other things, to certain holders of its capital stock, including certain holders of 5% of its capital stock and entities affiliated with certain of its directors, as well as certain of its directors and executive officers. The Rights Agreement will terminate upon the Closing.
Right of First Refusal
and Co-Sale Agreement
Quanergy is party to an Amended and Restated Right of First Refusal and Co-Sale Agreement,
dated as of October 17, 2018 (the “ROFR Agreement”), whereby Quanergy has the right to purchase shares of Quanergy capital stock which certain stockholders propose to sell to other parties. Certain holders of Quanergy capital stock, including certain holders of 5% of its capital stock and entities affiliated with certain of its directors, as well as certain of its directors and executive officers, have rights of first refusal and co-sale under
the ROFR Agreement. The ROFR Agreement will terminate upon the Closing.
Voting Agreement
Quanergy is party to an Amended and Restated Voting Agreement, dated as of March 25, 2020 (the “Voting Agreement”), pursuant to which certain holders of its capital stock, including certain holders of 5% of its capital stock and entities affiliated with certain of its directors, as well as certain of its directors and executive officers, have agreed to vote their shares of Quanergy capital stock on certain matters, including with respect to the election of directors. The Voting Agreement will terminate upon the Closing.
Director and Officer Indemnification
Quanergy’s charter and bylaws provide for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. Quanergy has entered into indemnification agreements with each of its directors and officers. Following the Business Combination, Quanergy expects that these agreements will be replaced with new indemnification agreements for each post-Closing director and officer of Quanergy PubCo.

Subscription Agreements
Concurrently with the execution of the Merger Agreement, certain holders of Quanergy capital stock, including certain holders of 5% of its capital stock and entities affiliated with certain of its directors, entered into Subscription Agreements with CCAC, pursuant to which they have subscribed for shares of Quanergy PubCo common stock in connection with the PIPE Investments as set forth below:

Name	Purchase Amount	Quanergy PubCo Shares Subscribed for
Rising Tide V, LLC	$25,000,000	2,500,000
Sensata Technologies, Inc. (“Sensata”) (1)	$7,500,000	750,000

(1)	5% or greater stockholder
The PIPE Investments will be consummated substantially concurrently with the closing of the Business Combination.
See “—CITIC Capital Acquisition Corp.—Registration Rights.”
Related Person Transactions Policy following the Business Combination
Upon the consummation of the Business Combination, the Quanergy PubCo board of directors will adopt a written related person transactions policy that sets forth the Quanergy PubCo’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the Quanergy PubCo’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Quanergy PubCo or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.
Transactions involving compensation for services provided to Quanergy PubCo as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of Quanergy PubCo’s voting securities (including Quanergy PubCo’s common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.
Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of Quanergy PubCo’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to Quanergy PubCo’s audit committee (or, where review by Quanergy PubCo’s audit committee would be inappropriate, to another independent body of Quanergy PubCo’s board of directors) for review. To identify related person transactions in advance, Quanergy PubCo will rely on information supplied by Quanergy PubCo’s executive officers, directors and certain significant stockholders. In considering related person transactions, Quanergy PubCo’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	the risks, costs, and benefits to Quanergy PubCo;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties.

Quanergy PubCo’s audit committee will approve only those transactions that it determines are fair to us and in Quanergy PubCo’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.
Policies and Procedures for Related Persons Transactions
Effective upon the consummation of the Business Combination, the board of directors of Quanergy PubCo will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which the post-combination company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•	any person who is, or at any time during the applicable period was, one of Quanergy PubCo’s executive officers or directors;

•	any person who is known by the post-combination company to be the beneficial owner of more than 5% of Quanergy PubCo voting stock;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law,
father-in-law,
son-in-law,
daughter-in-law,
brother-in-law
or
sister-in-law
of a director, executive officer or a beneficial owner of more than 5% of Quanergy PubCo’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of Quanergy PubCo’s voting stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

Quanergy PubCo will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related party transactions.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS
CCAC is an exempted company incorporated with limited liability under the Cayman Islands Companies Law. The Cayman Islands Companies Law and the Cayman Constitutional Documents govern the rights of its shareholders. The Cayman Islands Companies Law differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Cayman Constitutional Documents will differ in certain material respects from the Proposed Organizational Documents. As a result, when you become a stockholder of Quanergy PubCo, your rights will differ in some regards as compared to when you were a shareholder of CCAC.
Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of CCAC and Quanergy PubCo according to applicable law or the organizational documents of CCAC and Quanergy PubCo.
This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of CCAC, attached to this proxy statement / prospectus as Annex I, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement / prospectus as Annex K and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement / prospectus as Annex J. You should review each of the Proposed Organizational Documents, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Law, to understand how these laws apply to Quanergy PubCo and CCAC, respectively.

	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations
Mergers generally require approval of a majority of all outstanding shares.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval—there is no exception for smaller mergers.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

	Delaware	Cayman Islands
Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.
Under the Cayman Islands Companies Law and Cayman Constitutional Documents, routine corporate matters may be approved by an ordinary resolution (being a resolution passed (a) by a simple majority of the shareholders as being entitled to do so vote at a meeting in person or by proxy where the articles of association permit proxies or (b) by unanimous written resolution).

Appraisal Rights	Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.
Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Organizational Documents Proposal 4B).
In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.
A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors of CCAC owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.

	Delaware	Cayman Islands
Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be unlimited, except with regard to their own fraud or willful default.

DESCRIPTION OF QUANERGY PUBCO SECURITIES
The following summary of certain provisions of Quanergy PubCo securities does not purport to be complete and is subject to the Proposed Certificate of Incorporation, the Proposed Bylaws and the provisions of applicable law. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement / prospectus as Annex J and Annex I, respectively.
Authorized Capitalization
General
The total amount of Quanergy PubCo’s authorized share capital consists of 300,000,000 shares of Quanergy PubCo common stock, par value $0.0001 per share, and 10,000,000 shares of Quanergy PubCo preferred stock, par value $0.0001 per share. Quanergy PubCo expects to have approximately 110,239,004 shares of Quanergy PubCo common stock outstanding immediately after the consummation of the Business Combination, excluding contingent shares and assuming no public shareholders exercise their redemption rights in connection with the Business Combination.
The following summary describes all material provisions of Quanergy PubCo’s capital stock. Quanergy PubCo urges you to read the Proposed Certificate of Incorporation and the Proposed Bylaws (copies of which are attached to this proxy statement / prospectus as Annex K and Annex J, respectively).
Preferred Stock
The board of directors of Quanergy PubCo has authority to issue shares of Quanergy PubCo’s preferred stock in one or more series, to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease the number of shares for the issue of such series all to the fullest extent permitted by the DGCL. The issuance of Quanergy PubCo’s preferred stock could have the effect of decreasing the trading price of Quanergy PubCo’s common stock, restricting dividends on Quanergy PubCo’s capital stock, diluting the voting power of Quanergy PubCo’s common stock, impairing the liquidation rights of Quanergy PubCo’s capital stock, or delaying or preventing a change in control of Quanergy PubCo.
Common Stock
Quanergy PubCo common stock is not entitled to preemptive or other similar subscription rights to purchase any of Quanergy PubCo’s securities. Quanergy PubCo common stock is neither convertible nor redeemable. Unless Quanergy PubCo’s board of directors determines otherwise, Quanergy PubCo will issue all of Quanergy PubCo’s capital stock in uncertificated form.
Voting Rights
Each holder of Quanergy PubCo common stock is entitled to one vote per share on each matter submitted to a vote of stockholders, as provided by the Proposed Certificate of Incorporation. The Proposed Bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person, or by remote communication, if applicable, or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the Proposed Bylaws or the Proposed Certificate of Incorporation, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.

Dividend Rights
Each holder of shares of Quanergy PubCo’s capital stock is entitled to the payment of dividends and other distributions as may be declared by the board of directors of Quanergy PubCo from time to time out of Quanergy PubCo’s assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of Quanergy PubCo’s preferred stock, if any, and any contractual limitations on Quanergy PubCo’s ability to declare and pay dividends.
Other Rights
Each holder of Quanergy PubCo common stock is subject to, and may be adversely affected by, the rights of the holders of any series of Quanergy PubCo preferred stock that Quanergy PubCo may designate and issue in the future.
Liquidation Rights
If Quanergy PubCo is involved in voluntary or involuntary liquidation, dissolution or winding up of Quanergy PubCo’s affairs, or a similar event, each holder of Quanergy PubCo common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of Quanergy PubCo preferred stock, if any, then outstanding.
Anti-takeover Effects of the Proposed Certificate of Incorporation and the Proposed Bylaws
The Proposed Certificate of Incorporation and the Proposed Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of Quanergy PubCo. Quanergy PubCo expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Quanergy PubCo to first negotiate with the board of directors of Quanergy PubCo, which Quanergy PubCo believes may result in an improvement of the terms of any such acquisition in favor of Quanergy PubCo’s stockholders. However, they also give the Board the power to discourage mergers that some stockholders may favor.
Special Meetings of Stockholders
The Proposed Certificate of Incorporation provides that a special meeting of stockholders may be called by the (a) the Chairperson of the board of directors of Quanergy PubCo, (b) the board of directors of Quanergy PubCo, (c) the Chief Executive Officer of Quanergy PubCo or (d) the President of Quanergy PubCo, provided that such special meeting may be postponed, rescheduled or cancelled by the board of directors of Quanergy PubCo or other person calling the meeting.
Action by Written Consent
The Proposed Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders, and may not be taken by written consent in lieu of a meeting.
Removal of Directors
The board of directors of Quanergy PubCo or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of Quanergy PubCo entitled to vote at an election of directors.

Delaware Anti-Takeover Statute
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (1) the board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. Under the Proposed Certificate of Incorporation, Quanergy PubCo opted out of Section 203 of the DGCL, but will provide other similar restrictions regarding takeovers by interested stockholders.
Limitations on Liability and Indemnification of Officers and Directors
The Proposed Certificate of Incorporation provides that Quanergy PubCo will indemnify Quanergy PubCo’s directors to the fullest extent authorized or permitted by applicable law. Quanergy PubCo expects to enter into agreements to indemnify Quanergy PubCo’s directors, executive officers and other employees as determined by the board of directors of Quanergy PubCo. Under the Proposed Bylaws, Quanergy PubCo is required to indemnify each of Quanergy PubCo’s directors and officers if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of Quanergy PubCo or was serving at Quanergy PubCo’s request as a director, officer, employee or agent for another entity. Quanergy PubCo must indemnify Quanergy PubCo’s officers and directors against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of Quanergy PubCo, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. The Proposed Bylaws also require Quanergy PubCo to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding, provided that such person will repay any such advance if it is ultimately determined that such person is not entitled to indemnification by Quanergy PubCo. Any claims for indemnification by Quanergy PubCo’s directors and officers may reduce Quanergy PubCo’s available funds to satisfy successful third-party claims against Quanergy PubCo and may reduce the amount of money available to Quanergy PubCo.
Exclusive Jurisdiction of Certain Actions
The Proposed Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in the name of Quanergy PubCo, actions against directors, officers and employees for breach of fiduciary duty, any provision of the DGCL, the Proposed Certificate of Incorporation, the Proposed Bylaws and other similar actions may be brought only in the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the exclusive jurisdiction provisions of the Proposed Certificate of Incorporation and (b) service of process on such stockholder’s counsel. Notwithstanding the foregoing, the Proposed Certificate of Incorporation will provide that the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Although Quanergy PubCo believes this provision benefits Quanergy PubCo by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Quanergy PubCo’s directors and officers.

SECURITIES ACT RESTRICTIONS ON RESALE OF QUANERGY PUBCO SECURITIES
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Quanergy PubCo common stock or Quanergy PubCo warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Quanergy PubCo at the time of, or at any time during the three months preceding, a sale and (ii) Quanergy PubCo is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Quanergy PubCo was required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of Quanergy PubCo common stock or Quanergy PubCo warrants for at least six months but who are affiliates of Quanergy PubCo at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of Quanergy PubCo common stock then outstanding; or

•	the average weekly reported trading volume of Quanergy PubCo’s common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by affiliates of Quanergy PubCo under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Quanergy PubCo.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
As a result, the Sponsor will be able to sell their founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after CCAC has completed CCAC’s initial business combination.
CCAC anticipates that following the consummation of the Business Combination, Quanergy PubCo will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

STOCKHOLDER PROPOSALS AND NOMINATIONS
Stockholder Proposals
Quanergy PubCo’s Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. Quanergy PubCo’s Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of Quanergy PubCo’s board of directors, (ii) otherwise properly brought before such meeting by or at the direction of Quanergy PubCo’s board of directors or the chairperson of the board, or (iii) otherwise properly brought before such meeting by a stockholder present in person who (A) (1) was a record owner of shares of Quanergy PubCo both at the time of giving the notice and at the time of such meeting, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in Quanergy PubCo’s Proposed Bylaws in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for Quanergy PubCo’s annual meeting of stockholders, Quanergy PubCo’s secretary must receive the written notice at Quanergy PubCo’s principal executive offices:

•	not earlier than the 90th day; and

•	not later than the 120th day,

•	before the one-year anniversary of the preceding year’s annual meeting.
In the event that no annual meeting was held in the previous year or Quanergy PubCo holds its annual meeting of stockholders more than more than 30 days before or more than 60 days after the one-year anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.
For purposes of notice of a nomination or proposal for the 2023 annual meeting of stockholders of Quanergy PubCo, the date of the preceding year’s annual meeting shall be deemed to be , 2022. Nominations and proposals also must satisfy other requirements set forth in the bylaws.
Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the 2021 annual general meeting pursuant to Rule 14a-8 must be received at Quanergy PubCo’s principal office a reasonable time before Quanergy PubCo begins to print and send its proxy materials and must comply with Rule 14a-8.
A stockholder shall update and supplement (iii) its notice to Quanergy’s secretary, if necessary, so that the information provided or required to be provided in such notice as described above shall be true and correct as of the record date for notice of the annual meeting and as of the date that is ten business days prior to the annual meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, Quanergy’s secretary not later than five business days after the record date for notice of the extraordinary general meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the extraordinary general meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the extraordinary general meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten business days prior to the extraordinary general meeting or any adjournment or postponement thereof).
Stockholder Director Nominees
Quanergy PubCo’s Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) of stockholders, subject to the provisions of Quanergy PubCo’s Certificate of Incorporation. To nominate a director, the stockholder must provide the information required by Quanergy PubCo’s Proposed Bylaws. In addition, the stockholder must give timely notice to Quanergy PubCo’s secretary in accordance with Quanergy PubCo’s Proposed Bylaws, which, in general, require that the notice be received by Quanergy PubCo’s secretary within the time periods described above under “—Stockholder Proposals” for stockholder proposals.

SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with the CCAC Board, any committee chairperson or the non-management directors as a group by writing to the CCAC Board or committee chairperson in care of CITIC Capital Acquisition Corp., 28/F CITIC Tower, 1 Tim Mei Avenue, Central, the Hong Kong Special Administrative Region of the People’s Republic of China. Following the Business Combination, such communications should be sent to Quanergy Systems, Inc., 433 Lakeside Drive, Sunnyvale, California 94085. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS
White & Case LLP has passed upon the validity of the securities of Quanergy PubCo offered by this proxy statement / prospectus and certain other legal matters related to this proxy statement / prospectus, and, as tax counsel for CCAC, has passed upon certain U.S. federal income tax consequences of the business combination and the domestication for CCAC.

EXPERTS
The financial statements of CITIC Capital Acquisition Corp. as of December 31, 2020 and 2019 appearing in this proxy statement / prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this proxy statement / prospectus, and are included in reliance on such report given on the authority of such firm as experts in accounting and auditing.
The audited financial statements of Quanergy Systems, Inc. as of December 31, 2020 and 2019 included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

OUR TRANSFER AGENT AND WARRANT AGENT
The transfer agent for our ordinary shares and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity. Continental Stock Transfer & Trust Company has agreed that it has no right of set-off or any right, title, interest or claim of any kind to, or to any monies in, the trust account, and has irrevocably waived any right, title, interest or claim of any kind to, or to any monies in, the trust account that it may have now or in the future. Accordingly, any indemnification provided will only be able to be satisfied, or a claim will only be able to be pursued, solely against us and our assets outside the trust account and not against the any monies in the trust account or interest earned thereon.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Pursuant to the rules of the SEC, CCAC and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of CCAC’s annual report to shareholders and CCAC’s proxy statement. Upon written or oral request, CCAC will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that CCAC deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that CCAC deliver single copies of such documents in the future. Shareholders may notify CCAC of their requests by calling or writing CCAC at its principal executive offices at 28/F CITIC Tower, 1 Tim Mei Avenue, Central, the Hong Kong Special Administrative Region of the People’s Republic of China or at
+852-3710-6888.

ENFORCEABILITY OF CIVIL LIABILITY
CCAC is a Cayman Islands exempted company incorporated with limited liability. If CCAC does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the domestication, you may have difficulty serving legal process within the United States upon CCAC. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against CCAC in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, CCAC may be served with process in the United States with respect to actions against CCAC arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of CCAC’s securities by serving CCAC’s U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
CCAC has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement / prospectus. This proxy statement / prospectus is a part of that registration statement.
CCAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on CCAC at the SEC web site containing reports, proxy statements and other information at:
http://www.sec.gov.
Information and statements contained in this proxy statement / prospectus or any annex to this proxy statement / prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement / prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.
All information contained in this proxy statement / prospectus relating to CCAC has been supplied by CCAC, and all such information relating to Quanergy has been supplied by Quanergy, respectively. Information provided by one another does not constitute any representation, estimate or projection of the other.
If you would like additional copies of this proxy statement / prospectus, or if you have questions about the business combination, you should contact via phone or in writing:
CITIC Capital Acquisition Corp.
28/F CITIC Tower, 1 Tim Mei Avenue, Central
the Hong Kong Special Administrative Region of the People’s Republic of China
Telephone: +852 3710 6888
Banks and brokers can call: +852 3710 6888
Email: fangluwang@citiccapital.com

INDEX TO FINANCIAL STATEMENTS
CITIC Capital Acquisition Corp.

QUANERGY SYSTEMS, INC.

CITIC CAPITAL ACQUISITION CORP.
CONDENSED BALANCE SHEETS

	September 30, 2021	December 31, 2020
Assets:	(Unaudited)
Cash	$61,344	$981,606
Prepaid expenses	143,511	16,589

Total current assets	204,855	998,195
Investments held in Trust Account	277,866,660	277,845,876

Total assets	$278,071,515	$278,844,071

Liabilities, Class A Ordinary Shares Subject To Possible Redemption And Shareholders’ Deficit
Liabilities:
Accounts payable and accrued expenses	$2,790,438	$28,509
Due to related parties	840,938	55,931

Total current liabilities	3,631,376	84,440
Deferred underwriting commissions	9,660,000	9,660,000
Warrant liability	16,850,320	36,620,000

Total liabilities	30,141,696	46,364,440

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, $0.0001 par value; 27,600,000 shares (at redemption value of $10.00 per share) at September 30, 2021 and December 31, 2020	276,000,000	276,000,000
Shareholders’ deficit:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value, 200,000,000 shares authorized, 0 shares (excluding 27,600,000 shares subject to possible redemption) issued and outstanding at September 30, 2021 and December 31, 2020	—	—
Class B ordinary shares, $0.0001 par value, 20,000,000 shares authorized, 6,900,000 shares issued and outstanding at September 30, 2021 and December 31, 2020	690	690
Additional paid-in capital	—	—
Accumulated deficit	(28,070,871)	(43,521,059)

Total shareholders’ deficit	(28,070,181)	(43,520,369)

Total liabilities, Class A ordinary shares subject to possible redemption and shareholders’ deficit	$278,071,515	$278,844,071

The accompanying notes are an integral part of the Unaudited condensed financial statements.

CITIC CAPITAL ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
General and administrative expenses	$576,841	$168,293	$4,340,276	$382,038

Loss from operations	(576,841)	(168,293)	(4,340,276)	(382,038)
Other income (expenses):
Interest income and realized gain from sale from investments held in Trust Account	7,004	7,004	20,784	1,838,872
Warrants issuance costs	—	—	—	(1,044,453)
Excess of the fair value of private placement warrants over the cash received	—	—	—	(2,932,800)
Unrealized gain on fair value changes of warrant s	6,124,880	(11,086,400)	19,769,680	1,705,600

Net income (loss)	$5,555,043	$(11,247,689)	$15,450,188	$(814,819)

Weighted average shares outstanding of Class A ordinary shares, basic and diluted	27,600,000	27,600,000	27,600,000	23,252,747

Basic and diluted net income (loss) per ordinary share, Class A	$0.16	$(0.33)	$0.45	$(0.03)

Weighted average shares outstanding of Class B ordinary shares, basic and diluted	6,900,000	6,900,000	6,900,000	6,900,000

Basic and diluted net income (loss) per ordinary share, Class B	$0.16	$(0.33)	$0.45	$(0.03)

The accompanying notes are an integral part of the Unaudited condensed financial statements.

CITIC CAPITAL ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2021
(UNAUDITED)

	Ordinary Shares		Additional Paid-In Capital	Accumulated Deficit	Shareholders’ Equity (Deficit)
	Class B
	Shares	Amount
Balance as of December 31, 2019	6,900,000	$690	$24,310	$(22,966)	$2,034
Accretion for Class A ordinary shares to redemption amount	—	—	(24,310)	(32,991,297)	(33,015,607)
Net income	—	—	—	8,986,375	8,986,375

Balance as of March 31, 2020 (Unaudited)	6,900,000	$690	$—	$(24,027,888)	$(24,027,198)

Net income	—	—	—	1,446,495	1,446,495

Balance as of June 30, 2020 (Unaudited)	6,900,000	$690	$—	$(22,581,393)	$(22,580,703)

Net loss	—	—	—	(11,247,689)	(11,247,689)

Balance as of September 30, 2020 (Unaudited)	6,900,000	$690	$—	$(33,829,082)	$(33,828,392)

	Ordinary Shares		Additional Paid-In Capital	Accumulated Deficit	Shareholders’ Deficit
	Class B
	Shares	Amount
Balance as of December 31, 2020	6,900,000	$690	$—	$(43,521,059)	$(43,520,369)
Net income	—	—	—	11,771,204	11,771,204

Balance as of March 31, 2021 (Unaudited ) (as restated)	6,900,000	$690	$—	$(31,749,855)	$(31,749,165)

Net loss	—	—	—	(1,876,059)	(1,876,059)

Balance as of June 30, 2021 (Unaudited ) (as restated)	6,900,000	$690	$—	$(33,625,914)	$(33,625,224)

Net income	—	—	—	5,555,043	5,555,043

Balance as of September 30, 2021 (Unaudited)	6,900,000	$690	$—	$(28,070,871)	$(28,070,181)

The accompanying notes are an int
e
gral part of th
e
 Unaudited condensed financial statements.

CITIC CAPITAL ACQUISITION CORP.
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Nine Months Ended September 30,
	2021	2020
Cash flows from Operating Activities:
Net income (loss)	$15,450,188	$(814,819)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on investment held in Trust Account	(20,784)	—
Excess of the fair value of private placement warrants over the cash received	—	2,932,800
Warrant issuance costs	—	1,044,453
Realized gain and interest earned on investment held in Trust Account	—	(1,838,872)
Unrealized gain/loss on fair value changes of warrants	(19,769,680)	(1,705,600)
Changes in current assets and current liabilities:
Prepaid expenses and other expenses	(126,922)	(51,462)
Accrued offering costs and expenses	2,761,929	75,897
Due to related party	785,007	(19,920)

Net cash used in operating activities	(920,262)	(377,523)

Cash Flows from Investing Activities:
Cash deposited into Trust Account	—	(276,000,000)

Net cash used in investing activities	—	(276,000,000)

Cash flows from Financing Activities:
Proceeds from Initial Public Offering, net of underwriters’ fees	—	276,000,000
Proceeds from private placement	—	7,520,000
Repayment of Sponsor loan	—	(300,000)
Proceeds from promissory note to related party	—	—
Repayment of promissory note to related party	—	—
Payments of offering costs	—	(5,998,175)

Net cash provided by financing activities	—	277,221,825

Net Change in Cash	(920,262)	844,302
Cash – Beginning	981,606	300,000

Cash – Ending	$61,344	$1,144,302

Supplemental Disclosure of Non-cash Financing Activities:
Deferred underwriting commissions charged to additional paid in capital	$—	$9,660,000

The accompanying notes are an integral part of the Unaudited condensed financial statements.

CITIC CAPITAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(UNAUDITED)
Note 1—Description of Organization and Business Operations
Organization and General
CITIC Capital Acquisition Corp. (the “Company”) was incorporated as a Cayman Islands exempted company on September 9, 2019. The Company was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search on the energy efficiency, clean technology and sustainability sectors. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.
As of September 30, 2021, the Company had not commenced any operations. All activity through September 30, 2021 relates to the Company’s formation, the initial public offering described below, and, since the completion of the Initial Public Offering (“IPO”) as defined below, searching for a target to consummate a Business Combination and merger related expenses. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating
income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO and will recognize changes in the fair value of warrant liability as other income (expense).
The Company’s sponsor is CITIC Capital Acquisition LLC, a Cayman Islands limited liability company (the “Sponsor”).
Financing
The registration statement for the Company’s Initial Public Offering (as defined below) was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 10, 2020. On February 13, 2020, the Company consummated its Initial Public Offering (the “Initial Public Offering”) of 27,600,000 units (each, a “Unit” and collectively, the “Units”), including 3,600,000 Units issued pursuant to the exercise in full of the underwriters’ over-allotment option, at $10.00 per Unit, generating gross proceeds of $276 million, and incurring offering costs of approximately $15.70 million, inclusive of $9.66 million in deferred underwriting commissions (Note 4). The Company intends to finance its initial Business Combination with the proceeds from the Initial Public Offering and a $7.52 million private placement of warrants (the “Private Placement Warrants”) (Note 5). Upon the closing of the Initial Public Offering and the Private Placement, $276 million was held in a trust account (discussed below). As of September 30, 2021, the Company had approximately $61,344 in cash held outside of the trust account (discussed below).
Trust Account
Upon the closing of the Initial Public Offering, $276 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering, including the proceeds of the Private Placement Warrants, was held in a trust account (the “Trust Account”), located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, of 1940, as amended (the “Investment Company Act”) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule
2a-7
promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account as described below.

Initial Business Combination
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete an initial Business Combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide its holders (the “Public Shareholders”) of its Class A ordinary shares, par value $0.0001, sold in the Initial Public Offering (the “Public Shares”), with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro-rata
portion of the amount in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share
amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 and the approval of an ordinary resolution. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.
Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, officers and directors (the “initial shareholders”) have agreed, pursuant to a written agreement with the Company, that they will not propose any amendment to the Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering (the “Combination Period”), which is February 13, 2022, or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial
Business Combination activity, unless the Company

provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares upon approval of any such amendment at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding public shares.
The Company will have 24 months from the closing of the Initial Public Offering to complete its initial Business Combination. If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject, in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.
On June 21, 2021, the Company entered into an Agreement and Plan of Merger (the “Original Merger Agreement”), by and among the Company, CITIC Capital Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), and Quanergy Systems, Inc., a Delaware corporation (“Quanergy”).
At the closing of the transactions contemplated by the Merger Agreement (the “Closing”), upon the terms and subject to the conditions of the Merger Agreement, in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), Merger Sub will merge with and into Quanergy, the separate corporate existence of Merger Sub will cease and Quanergy will be the surviving corporation and a wholly owned subsidiary of the Company (the “Merger”); as a result of the Merger, among other things, in the aggregate, a number of the Company’s ordinary shares (or a number of the Company’s ordinary share after its Domestication (as defined below), the “Quanergy PubCo ordinary share”) equal to the quotient obtained by dividing (x) $970,000,000 by (y) $10.00 will be issued or issuable to holders of outstanding Quanergy capital stock, including any shares of Quanergy capital stock issued or issuable pursuant to exercise or conversion of any warrants or convertible notes, and Quanergy equity awards, calculated using the treasury stock method of accounting; and upon the effective time of the Merger (the “Effective Time”), the Company will immediately be renamed “Quanergy Systems, Inc.”
The Agreement contains customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the initial Business Combination and the other transactions contemplated thereby.
The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of the Company and Quanergy, (ii) effectiveness of the proxy / registration statement on Form
S-4
to be filed by the Company in connection with the Business Combination, (iii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and the achievement of CFIUS clearance (as contemplated by the Merger Agreement), (iv) receipt of approval for listing on the NYSE of the Quanergy PubCo ordinary shares to be issued in connection with the Merger, (v) that after redemption, the Company’s net tangible assets shall be no less than $5,000,001 upon Closing and (vi) the absence of certain injunctions.
Other conditions to Quanergy’s obligations to consummate the Merger include, among others, that as of the Closing, (i) the Company’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of

Delaware (the “Domestication”), and (ii) the amount of cash available in (x) the Trust Account, following the extraordinary general meeting, into which substantially all of the proceeds of the Company’s initial public offering and private placements of its warrants have been deposited for the benefit of the Company, certain of its public shareholders and the underwriters of the Company’s initial public offering, after deducting the amount required to satisfy the Company’s obligations to its shareholders (if any) that exercise their rights to redeem their Class A Ordinary Shares pursuant to the Companies Act (as revised) of the Cayman Islands the Company’s Amended and Restated Memorandum and Articles of Association ( the “Cayman Constitutional Documents”) (the “Trust Amount”) plus (y) the PIPE Investment (as defined below), is at least equal to $175,000,000.
The Company has entered into subscription agreements (the “Subscription Agreements”) with certain institutional and accredited investors, including, among others, certain existing equityholders of Quanergy (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 4,000,000 shares of Quanergy PubCo ordinary shares at $10.00 per share for an aggregate commitment amount of $40 million.
Liquidity
As of September 30, 2021, the Company had cash outside the Trust Account of $61,344 available for working capital needs. All cash and securities held in the Trust Account are generally unavailable for the Company’s use, prior to an initial Business Combination, and are restricted for use either in a Business Combination or to redeem ordinary shares. As of September 30, 2021, none of the amount in the Trust Account was available to be withdrawn as described above.
Through September 30, 2021, the Company’s liquidity needs were satisfied through receipt of $25,000 from the sale of the Founder Shares, advances from the Sponsor in an aggregate amount of $300,000 which were repaid upon the Initial Public Offering (as described in Note 4) and the remaining net proceeds from the Initial Public Offering and Private Placement (as described in Note 4 and 5).
The Company anticipates that the $61,344 outside of the Trust Account as of September 30, 2021, as well as the Working Capital Loans (as defined in Note 5), will be sufficient to allow the Company to operate for at least as of February 13, 2022, assuming that a Business Combination is not consummated before February 13, 2022. In addition, on June 21, 2021, the Company has entered into the Subscription Agreements with PIPE Investors, pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 4,000,000 shares of Quanergy PubCo ordinary shares at $10.00 per share for an aggregate commitment amount of $40 million. The PIPE Investment Amounts will be used to pay the expenses related to the Business Combination with Quanergy.
The Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if the Company’s estimates of the costs of undertaking in-depth
due diligence and negotiating Business Combination is less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the Business Combination. Moreover, the Company will need to raise additional capital through loans from its Sponsor, officers, directors, or third parties. None of the Sponsor, officers or directors are under any obligation to advance funds to, or to invest in, the Company. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.
Going Concern
In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”)
2014-15,
“Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to complete a

Business Combination by February 13, 2022, then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after September 30, 2021.
Note 2—Restatement of Previously Issued Financial Statements
In the Company’s previously issued financial statements, a portion of the public shares were classified as permanent equity to maintain shareholders’ equity of at least $5,000,001 on the basis that the Company can only consummate its initial business combination if the Company has net tangible assets of at least
$
5,000,001
. The Company revisited its application of ASC
480-10-S99
on the Company’s financial statements. Subsequent to the
re-evaluation,
the Company’s management concluded that all of its Class A ordinary shares should be classified as temporary equity. The identified errors impacted and Quarterly Report on Form
10-Q
filed on May 25, 2021 containing financial statements as of March 31, 2021 and Quarterly Report on Form
10-Q
filed on August 13, 2021 containing financial statements as of June 30, 2021.
In connection with the change in presentation for the Class A ordinary shares subject to possible redemption, the Company has revised its earnings per ordinary share calculation to allocate income and losses pro rata between the two classes of ordinary shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of ordinary shares share pro rata in the income and losses of the Company.
Impact of the Restatement
The impact of the restatement on the Company’s previously presented financial information contained in this report is presented below:

	As Reported	Adjustment	As Restated
Unaudited Balance Sheet as of March 31, 2021

Class A ordinary shares subject to possible redemption	$239,250,830	$36,749,170	$276,000,000
Ordinary shares Class A, $0.0001 par value	$367	$(367)	$—
Additional Paid in Capital	$3,757,506	$(3,757,506)	$—
Retained Earnings (Accumulated Deficit)	$1,241,442	$(32,991,297)	$(31,749,855)
Total Shareholders’ Equity (Deficit)	$5,000,005	$(36,749,170)	$(31,749,165)
Number of shares subject to redemption	23,925,083	3,674,917	27,600,000

	As Reported	Adjustment	As Restated
Unaudited Statement of Operations For the three months ended March 31, 2021
Weighted average shares outstanding of Class A ordinary shares, basic and diluted	27,600,000	—	27,600,000
Weighted average shares outstanding of Class B ordinary shares, basic and diluted	6,900,000	—	6,900,000
Basic and diluted net income per ordinary share, Class A	$—	$0.27	$0.34
Basic and diluted net income (loss) per ordinary share, Class B	$1.70	$(1.36)	$0.34

	As Reported	Adjustment	As Restated
Unaudited Balance Sheet as of June 30, 2021
Class A ordinary share s subject to possible redemption	$237,374,770	$38,625,230	$276,000,000
Ordinary shares Class A, $0.0001 par value	$386	$(386)	$—
Additional Paid in Capital	$5,633,547	$(5,633,547)	$—
Accumulated Deficit	$(634,617)	$(32,991,297)	$(33,625,914)
Total Shareholders’ Equity (Deficit)	$5,000,006	$(38,625,230)	$(33,625,224)
Number of shares subject to redemption	23,737,477	3,862,523	27,600,000

	As Reported	Adjustment	As Restated
Unaudited Statement of Operations For the three months ended June 30, 2021
Weighted average shares outstanding of Class A ordinary shares, basic and diluted	27,600,000	—	27,600,000
Weighted average shares outstanding of Class B ordinary shares, basic and diluted	6,900,000	—	6,900,000
Basic and diluted net income (loss) per ordinary share, Class A	$—	$(0.05)	$(0.05)
Basic and diluted net loss per ordinary share, Class B	$(0.02)	$(0.03)	$(0.05)

	As Reported	Adjustment	As Restated
Unaudited Statement of Operations For the six months ended June 30, 2021
Weighted average shares outstanding of Class A ordinary shares, basic and diluted	27,600,000	—	27,600,000
Weighted average shares outstanding of Class B ordinary shares, basic and diluted	6,900,000	—	6,900,000
Basic and diluted net income per ordinary share, Class A	$—	$0.29	$0.29
Basic and diluted net income (loss) per ordinary share, Class B	$1.43	$(1.14)	$0.29
Note 3—Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC, and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for the fair presentation of the financial position as of September 30, 2021 and the results of operations and cash flows for the period presented and should be read in conjunction with the Company’s prospectus for its Initial Public Offering as filed with the SEC on February 12, 2020, the Company’s Current Reports on Form
8-K,
as filed with the SEC on February 13, 2020, February 20, 2020, and March 30, 2020, as well as the Company’s Current Reports on Form
10-K/A,
as filed with the SEC on May 25, 2021. The interim results for the nine months ended September 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future periods.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt-out
of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such an election to
opt-out
is irrevocable. The Company has elected not to
opt-out
of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company,

as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make the comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of these financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company
considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2021.
Investments Held in Trust Account
At September 30, 2021 and December 31, 2021, the assets held in the Trust Account were held in money market funds. The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, investments in money market funds that invest in U.S. government securities, cash, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on Investments Held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Offering Costs
The Company complies with the requirements of FASB ASC
340-10-S99-1
and SEC Staff Accounting Bulletin (SAB) Topic
5A-“Expenses
of Offering”. Offering costs consist of legal, accounting, underwriting fees and other costs that are directly related to the Initial Public Offering. Offering costs amounting to $1,044,453 were allocated to public warrants and expensed, offering costs amounting to $14,661,607 were charged to temporary equity upon the completion of the Initial Public Offering. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption value, which resulted in charges against additional paid-in
capital (to the extent available) and accumulated deficit.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “
Distinguishing Liabilities from Equity
.” Class A ordinary shares subject
to

mandatory
redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of September 30, 2021 and December 31, 2020, 27,600,000 Class A ordinary shares subject to possible redemption were presented as temporary equity, outside of the shareholders’ deficit section of the Company’s unaudited condensed balance sheets respectively.
Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption value, which resulted in charges against additional paid-in
capital (to the extent available) and accumulated deficit.
Net Income (Loss) per Ordinary Share
The Company has two classes of shares, which are referred to as Class A ordinary share and Class B ordinary share. Earnings and losses are shared pro rata between the two classes of shares. The 14,891,667 potential ordinary shares for outstanding warrants to purchase the Company’s shares were excluded from diluted earnings per share for the three and nine months ended September 30, 2021 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income per share for each class of ordinary share:

	Three Months Ended September 30, 2021		Nine Months Ended September 30, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per ordinary share:
Numerator:
Allocation of net income	$4,444,034	$1,111,009	$12,360,150	$3,090,038

Denominator:
Weighted average shares outstanding	27,600,000	6,900,000	27,600,000	6,900,000

Basic and diluted net income per ordinary share	$0.16	$0.16	$0.45	$0.45

	Three Months Ended September 30, 2020		Nine Months Ended September 30, 2020
	Class A	Class B	Class A	Class B
Basic and diluted net income per ordinary share:
Numerator:
Allocation of net loss	$(8,998,151)	$(2,249,538)	$(628,360)	$(186,459)

Denominator:
Weighted average shares outstanding	27,600,000	6,900,000	27,600,000	6,900,000

Basic and diluted net (loss) per ordinary share	$(0.33)	$(0.33)	$(0.03)	$(0.03)

Income Taxes
The Company accounts for income taxes in accordance with FASB ASC 740, “Income Taxes” (“ASC 740”). ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2021 and December 31, 2020. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of September 30, 2021 and December 31, 2020. The Company is currently not aware of any issues that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed balance sheets, other than the derivative warrant liability.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

F-1
5

The Company’s private warrants liability is based on a valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value. See Note 7 for additional information on assets and liabilities measured at fair value.
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are recorded at fair value on the grant date and re-valued
at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified on the balance sheet as current or non-current
based on whether or not
net-cash
settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The Company has determined the warrants are a derivative instrument. FASB ASC
470-20,
Debt with Conversion and Other Options addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate IPO proceeds from the Units between Class A ordinary share and warrants, using the residual method by allocating IPO proceeds first to fair value of the warrants and then the Class A ordinary share.
Recent Accounting Pronouncements
In August 2020, FASB issued Accounting Standards Update (“ASU”)
2020-06,
Debt—Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40)
(“ASU
2020-06”)
to simplify accounting for certain financial instruments. ASU
2020-06
eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU
2020-06
amends the diluted earnings per share guidance, including the requirement to use the if-converted
method for all convertible instruments. ASU
2020-06
is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU
2020-06
would have on its financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
Note 4—Initial Public Offering
On February 13, 2020, the Company sold 27,600,000 Units at a price of $10.00 per Unit, including 3,600,000 Units issued pursuant to the exercise in full of the underwriters’ over-allotment option. Each Unit consists of one Class A ordinary share, par value $0.0001 per share and one-half
of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment.
The Company paid an underwriting discount at the closing of the Initial Public Offering of $5.52 million. An additional fee of $9.66 million was deferred and will become payable upon the Company’s completion of an initial Business Combination. The deferred portion of the discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial Business Combination.
All of the 34,500,000 Class A ordinary share sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if

F-1
6

there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s certificate of incorporation. In accordance with SEC guidance on redeemable equity instruments, which has been codified in ASC
480-10-S99,
redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity.
The Class A ordinary shares are accounted for in accordance to codified in ASC
480-10-S99.
If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company recognizes changes in redemption value immediately as they occur. Immediately upon the closing of the IPO, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable ordinary share resulted in charges against additional paid-in
capital and accumulated deficit.
As of September 30, 2021, the Class A ordinary shares subject to possible redemption reflected on the balance sheet are reconciled in the following table:

Gross proceeds from IPO	$276,000,000
Less:
Proceeds allocated to Public Warrants	(18,354,000)
Ordinary share issuance costs	(14,661,607)

Plus:
Accretion of carrying value to redemption value	33,015,607

Class A ordinary shares subject to possible redemption	$276,000,000

Warrants
The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement). If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. The Company is not registering the Class A ordinary shares issuable upon exercise of the warrants at this time. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. If (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any Founder Shares held by the initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination, and (z) the volume weighted average trading price of the Class A ordinary shares during the 10 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market
Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price of the Warrants will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that, so long as they are held by the Sponsor or its permitted transferees, the Private Placement Warrants (i) will not be redeemable by the Company, (ii) may not (including the Class A ordinary shares issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.
The Company may call the Public Warrants for redemption (except with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last reported closing price of the Class A ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a
30-trading
day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. Additionally, in no event will the Company be required to net cash settle any Warrants. If the Company is unable to complete the initial Business Combination within the combination period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 5—Related Party Transactions
Founder Shares
On November 14, 2019, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain offering costs in consideration for 5,750,000 Class B ordinary shares, par value $0.0001 (the “Founder Shares”). Effective December 10, 2019, the Sponsor transferred 718,750 Founder Shares to Henri Arif, the Company’s independent director, for a purchase price of $3,125 (the same per-share
price initially paid by the Sponsor), resulting in the Sponsor holding 5,031,250 Founder Shares. On February 10, 2020, the Company effected a share capitalization of 1,150,000 Class B ordinary shares and as a result, Mr. Arif now holds 862,500 Founder Shares. On February 10, 2021, the Sponsor appointed Mark B. Segall as an independent director and transferred 13,000 Founder Shares to Mr. Segall, resulting in the Sponsor holding 6,002,500 Founder Shares.
As of September 30, 2021 and December 31, 2020, the Sponsor holds 6,002,500 Founder Shares. The initial shareholders had agreed to forfeit up to 900,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. As of September 30, 2021, the underwriter had exercised its over-allotment option in full, hence, these Founder Shares were no longer subject to forfeiture.
The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares and any Class A ordinary share issuable upon conversion thereof until the earlier to occur of: (i)
one year after the completion of the initial Business Combination, or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property; except to certain permitted transferees and under certain circumstances (the
“lock-up”).
Notwithstanding the foregoing, if (1) the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the Company’s shareholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the lock-up.
Private Placement Warrants
Concurrently with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 7,520,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant. Each warrant is exercisable to purchase one Class A ordinary share at $11.50 per share. The proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. On March 30, 2020, the Sponsor transferred 940,000 Private Placement Warrants to Mr. Arif. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.
The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.
Related Party Advances
As of September 30, 2021 and December 31, 2020, the amount due to related parties was $840,218 and $55,931, respectively. The amounts were unpaid reimbursements for the operating expenses, administrative support expenses (as described below—Administrative Support Agreement), merger related expenses and deferred offering costs paid by the related parties on behalf of the Company.

Sponsor Loan
On December 9, 2019, the Sponsor loaned the Company $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest
bearing and payable on the earlier of December 31, 2020 or the completion of the Initial Public Offering. The full $300,000 was repaid on February 13, 2020 and borrowings on the Note are no longer available to the Company.
Working Capital Loans
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.
Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into private placement warrants at a price of $1.00 per warrant. As of September 30, 2021 and December 31, 2020, the Company had no borrowings under the Working Capital Loans.
Administrative Support Agreement
Commencing on the date of the final prospectus, the Company has agreed to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial and administrative support services. For the three and nine months ended September 30, 2021, the Company incurred $30,000 and $90,000 of administrative services under this arrangement, respectively. For the three months ended September 30, 2020, the Company incurred $30,000 of administrative services under this arrangement. For the period from February 13, 2020 to September 30, 2020, the Company $75,862 in such administrative services under this arrangement for the three and nine months ended September 30, 2020. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.
Note 6—Commitments & Contingencies
Risks and Uncertainties
Management continues to evaluate the impact of the
COVID-19
pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration Rights
The holders of Founder Shares, Private Placement Warrants, and securities that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights pursuant to a registration rights agreement dated as of February 10, 2020. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up
period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement
The underwriters were paid a cash underwriting discount of $5,520,000, or $0.20 per Unit of the gross proceeds of the initial 27,600,000 Units (inclusive of 3,600,000 unit over-allotment option) sold in the Initial Public Offering, in the aggregate. In addition, the underwriters are entitled to a deferred fee of (i) $0.35 per Unit of the gross proceeds of the initial 24,000,000 Units sold in the Initial Public Offering, or $8,400,000, and (ii) $0.35 per Unit of the gross proceeds from the 3,600,000 Units sold pursuant to the over-allotment option, or $1,260,000, aggregating to a deferred fee of $9,660,000. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Note 7—Recurring Fair Value Measurements
As of September 30, 2021, investment securities in the Company’s Trust Account consisted of a treasury securities fund in the amount of $277,866,660 which was held as money market funds. The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of September 30, 2021, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	Total	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account—Money Market Fund	$277,866,660	$277,866,660	$—	$—

	$277,866,660	$277,866,660	$—	$—

Liabilities:
Warrant Liabilities-Public Warrants	$10,902,000	$10,902,000	$—	—
Warrant Liabilities-Private Warrants	5,948,320	—	—	$5,948,320

	$16,850,320	$10,902,000	$—	$5,948,320
The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2020, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	Total	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account—Money Market Fund	$277,845,876	$277,845,876	$—	$—
Liabilities:
Warrant Liabilities-Public Warrants	$23,460,000	$23,460,000	$—	$—
Warrant Liabilities-Private Warrants	13,160,000	—	—	13,160,000

	$36,620,000	$23,460,000	$—	$13,160,000

F-2
1

The Warrants were accounted for as liabilities in accordance with ASC
815-40
and are presented within warrant liabilities on the balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statement of operations. The Private Warrants were initially valued and continue to be valued using a Black Scholes Option Pricing Model.
The Private Warrants are considered to be a Level 3 fair value measurements due to the use of unobservable inputs. The Black Scholes Option Pricing Model’s primary unobservable input utilized in determining the fair value of the Private Warrants is the expected volatility of the ordinary shares. The expected volatility as of the IPO date was derived from the post-merger announced publicly traded warrants for comparable SPAC companies as of the valuation date. A Monte Carlo Simulation Method was used in estimating the fair value of the public warrants for periods where no observable traded price was available, using the same expected volatility as was used in measuring the fair value of the Private Warrants. For periods subsequent to the detachment of the warrants from the Units, including September 30, 2021 and December 31, 2020, the closing price of the public warrants was used as the fair value as of each relevant date.
The key inputs into the Black Scholes Option Pricing Model for the Private Warrants were as follows at each of the following balance sheet dates:

Input	December 31, 2020	September 30, 2021
Risk-free interest rate	0.47%	1.04%
Expected term (years)	5.00	5.00
Expected volatility	22.0%	13.0%
Dividend yield	0.0%	0.0%
Exercise price	$11.50	$11.50
Asset Price	$10.48	$9.97
The following table presents the changes in the fair value of warrant liabilities:

	Private Warrants	Public Warrants	Warrant Liabilities
Fair value as of December 31, 2020	$13,160,000	$23,460,000	$36,620,000
Change in valuation	(7,211,680)	(12,558,000)	(19,769,680)
Fair value as of September 30, 2021	$5,948,320	$10,902,000	$16,850,320
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. There were no transfers between levels for the nine months ended September 30, 2021.
Note 8—Shareholders’ Equity (Deficit)
Preferred Shares
-The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2021 and December 31, 2020, there were no preferred shares issued or outstanding.
Class
 A Ordinary Shares-
The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of September 30, 2021 and December 31, 2020, there were no Class A ordinary shares outstanding, excluding 27,600,000 Class A ordinary shares subject to possible redemption.
Class
 B Ordinary Shares
-The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B ordinary shares. As of September 30, 2021 and December 31, 2020, there were 6,900,000 Class B ordinary shares issued and outstanding.

F-2
2

Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law or stock exchange rule; provided that only holders of the Class B ordinary shares have the right to vote on the election of the Company’s directors prior to the initial Business Combination.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination on a one-for-one
basis (as adjusted). In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any private placement warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one
basis.
Note 9—Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the condensed balance sheet date up to the date that the condensed financial statements, including the restatement discussed in Note 2, were available to be issued and has concluded that all such events that would require adjustment or disclosure have been recognized or disclosed.

F-2
3

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of
CITIC Capital Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of CITIC Capital Acquisition Corp. (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2020 and the period from September 9, 2019 (inception) through December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020 and the period from September 9, 2019 (inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.
Restatement of Financial Statements
As discussed in Note 2 to the financial statements, the 2020 financial statements have been restated to correct certain misstatements.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by February 13, 2022 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, audits of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2019.
New York, New York
May 24, 2021, except for the effects of the restatement disclosed in Note 2, as to which the date is January 3, 2022

CITIC Capital Acquisition Corp.
Balance Sheets

	December 31,
	2020 (As Restated)	2019
Assets:
Cash	$981,606	$300,000
Prepaid expenses	16,589	—

Total current assets	998,195	300,000
Deferred offering costs	—	87,885
Investments held in Trust Account	277,845,876	—

Total assets	$278,844,071	$387,885

Liabilities , Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit:
Liabilities:
Accounts payable and accrued expenses	$28,509	$—
Due to related parties	55,931	85,851
Advance from Sponsor	—	300,000

Total current liabilities	84,440	385,851
Deferred underwriting commissions	9,660,000	—
Warrant liabilities	36,620,000	—

Total liabilities	46,364,440	385,851

Commitments and Contingencies
Class A ordinary shares subject to possible redemption; 27,600,000 shares and 0 shares at December 31, 2020 and 2019, respectively (at redemption value of $10.00 per share)	276,000,000	—
Shareholders’ deficit:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value, 0 shares (excluding 27,600,000 shares subject to possible redemption) issued and outstanding at December 31, 2020 and 0 shares issued and outstanding at December 31, 2019	—	—
Class B ordinary shares, $0.0001 par value, 20,000,000 shares authorized, 6,900,000 shares issued and outstanding at December 31, 2020 and 2019	690	690
Additional paid-in capital	—	24,310
Retained earnings (accumulated deficit)	(43,521,059)	(22,966)
Total shareholders’ (deficit) equity	(43,520,369)	2,034

Total liabilities, Class A ordinary shares subject to possible redemption and shareholders’ deficit	$278,844,071	$387,885

The accompanying notes are an integral part of the financial statements.

F-2
5

CITIC Capital Acquisition Corp.
Statements of Operations

	For the Year Ended December 31, 2020 (As Restated)	For the period from September 9, 2019 (inception) through December 31, 2019
General and administrative expenses	$562,220	$22,966

Loss from operations	(562,220)	(22,966)
Other Income (expense):
Excess of the fair value of the private placement warrants over the cash received	(2,932,800)	—
Warrant issuance costs	(1,044,453)	—
Change in fair value or warrant liabilities	(7,813,200)	—
Interest income and realized gain from sale of treasury securities	1,845,877	—

Net loss	$(10,506,796)	$(22,966)

Weighted average shares outstanding of Class A ordinary shares	24,348,493	—

Basic and diluted net loss per share, Class A ordinary share s	$(0.34)	$—

Weighted average shares outstanding of Class B ordinary shares	6,900,000	6,000,000

Basic and diluted net loss per share, Class B ordinary share s	$(0.34)	$(0.00)

The accompanying notes are an integral part of the financial statements.

F-2
6

CITIC Capital Acquisition Corp.
Statements of Changes in Shareholders’ Deficit

	Ordinary Shares				Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance as of September 9, 2019 (inception)	—	$—		$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor at approximately $0.004 per share	—	—	6,900,000	690	24,310	—	25,000
Net loss	—	—	—	—	—	(22,966)	(22,966)
Balance as of December 31, 2019	—	$—	6,900,000	$690	$24,310	$(22,966)	$2,034
Accretion of Class A ordinary shares subject to redemption	—	—	—	—	(24,310)	(32,991,297)	(33,015,607)
Net loss	—	—	—	—	—	(10,506,796)	(10,506,796)

Balance as of December 31, 2020 (As Restated)	—	$—	6,900,000	$690	$—	$(43,521,059)	(43,520,369)

The accompanying notes are an integral part of the financial statements

CITIC Capital Acquisition Corp.
Statements of Cash Flows

	For the Year Ended December 31, 2020 (As Restated)	For the period from September 9, 2019 (inception) through December 31, 2019
Cash Flows from Operating Activities:
Net (loss)	$(10,506,796)	$(22,966)
Adjustments to reconcile net loss to net cash used in operating activities:
Realized gain and interest earned on investment held in Trust Account	(1,845,876)	—
Excess of the fair value of the private placement warrants over the cash received	2,932,800	—
Warrant issuance costs	1,044,453	—
Change in fair value of warrant liabilities	7,813,200	—
Changes in operating assets and liabilities:
Prepaid expenses	(16,589)	—
Accounts payable and accrued expenses	28,509	—
Due to related parties	10,080	22,966

Net cash used in operating activities	(540,219)	—
Cash Flows from Investing Activities:
Purchase of investments held in Trust Account	(276,000,000)	—

Net cash used in investing activities	(276,000,000)	—
Cash Flows from Financing Activities:
Proceeds from Initial Public Offering	276,000,000	—
Proceeds from private placement	7,520,000	—
Repayment of Sponsor loan	(300,000)	300,000
Payments of offering costs	(5,998,175)	—

Net cash provided by financing activities	277,221,825	300,000

Net Change in Cash	681,606	300,000
Cash—Beginning	300,000	—

Cash—Ending	$981,606	$300,000

Supplemental Disclosure of Non-cash Financing Activities:
Deferred underwriting commissions charged to additional paid in capital	$9,660,000	$—

Deferred offering costs paid by sponsor in exchange for founder shares	$—	$25,000

Increase in due to related party for deferred offering costs	$—	$62,885

The accompanying notes are an integral part of the financial statements.

F-
2
8

CITIC Capital Acquisition Corp.
Notes To Financial Statements
December 31, 2020
Note 1—Description of Organization and Business Operations
Organization and General
CITIC Capital Acquisition Corp. (the “Company”) was incorporated as a Cayman Islands exempted company on September 9, 2019. The Company was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search on the energy efficiency, clean technology and sustainability sectors. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.
As of December 31, 2020, the Company had not commenced any operations. All activity through December 31, 2020 relates to the Company’s formation, the initial public offering described below, and, since the completion of the initial public offering, searching for a target to consummate a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income
in the form of interest income on investments held in Trust Account from the proceeds derived from the Initial Public Offering (as defined below) and will recognize changes in the fair value of warrant liability as other income (expense). The Company has selected December 31 as its fiscal year end.
The Company’s sponsor is CITIC Capital Acquisition LLC, a Cayman Islands limited liability company (the “Sponsor”).
Financing
The registration statement for the Company’s Initial Public Offering (as defined below) was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 10, 2020. On February 13, 2020, the Company consummated its Initial Public Offering (the “Initial Public Offering”) of 27,600,000 units (each, a “Unit” and collectively, the “Units”), including 3,600,000 Units issued pursuant to the exercise in full of the underwriters’ over-allotment option, at $10.00 per Unit, generating gross proceeds of $276 million, and incurring offering costs of approximately $15.7 million, inclusive of $9.66 million in deferred underwriting commissions (Note 4). Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 7.52 million warrants (the “Private Placement Warrants”), at a price of $1.00 per warrant (Note 5), generating gross proceeds of $7.52 million. The Company intends to finance its initial Business Combination with the proceeds from the Initial Public Offering and private placement. Upon the closing of the Initial Public Offering and the private placement, $276 million was held in a trust account (discussed below). As of December 31, 2020, the Company had approximately $0.98 million in cash held outside of the trust account (discussed below).
Trust Account
Upon the closing of the Initial Public Offering, $276 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering, including the proceeds of the Private Placement Warrants, was held in a trust account (the “Trust Account”), located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under
Rule 2a-7 promulgated
under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account as described below.

F-
29

Initial Business Combination
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete an initial Business Combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”).
The Company will provide its holders of its Class A ordinary shares (the “Public Shareholders”), par value $0.0001, sold in the Initial Public Offering (the “Public Shares”), with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro-rata
portion of the amount in the Trust Account (initially anticipated to be $10.00 per Public Share).
The per-share amount
to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares will be classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 and the approval of an ordinary resolution. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.
Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, officers and directors (the “initial shareholders”) have agreed, pursuant to a written agreement with the Company, that they will not propose any amendment to the Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering (the “Combination Period”), which is February 13, 2022, or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business
Combination activity, unless the Company

F-3
0

provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares upon approval of any such amendment at a per-share price,
payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding public shares.
The Company will have 24 months from the closing of the Initial Public Offering to complete its initial Business Combination. If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price,
payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject, in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.
Liquidation
The initial shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders or members of the Company’s management team acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to its deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Going Concern
As of December 31, 2020, the Company had $913,755 in working capital and $981,606 of cash outside the Trust Account available for working capital needs. All cash and securities held in the Trust Account are generally

F-
31

unavailable for the Company’s use, prior to an initial Business Combination, and are restricted for use either in a Business Combination or to redeem ordinary shares. As of December 31, 2020, none of the amount in the Trust Account was available to be withdrawn as described above.
Through December 31, 2020, the Company’s liquidity needs were satisfied through receipt of $25,000 from the sale of the Founder Shares, advances from the Sponsor in an aggregate amount of $300,000 which were repaid upon the Initial Public Offering (as described in Note 5) and the funds held outside the Trust Account and private placement (as described in Note 4 and 5).
The Company anticipates that the $981,606 outside of the Trust Account as of December 31, 2020, will be sufficient to allow the Company to operate for at least the next 12 months, assuming that a Business Combination is not consummated during that time. Until consummation of its Business Combination, the Company will be using the funds not held in the Trust Account, and any additional Working Capital Loans (as defined below) from the Initial Shareholders, the Company’s officers and directors, or their respective affiliates (which is described in Note 5), for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the Business Combination.
The Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if the Company’s estimates of the costs of undertaking in-depth due
diligence and negotiating Business Combination is less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the Business Combination. Moreover, the Company will need to raise additional capital through loans from its Sponsor, officers, directors, or third parties. None of the Sponsor, officers or directors are under any obligation to advance funds to, or to invest in, the Company. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. In addition, if the Company is not able to consummate a Business Combination before February 13, 2022, the Company will commence an automatic winding up, dissolution and liquidation. Management has determined that the automatic liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 13,
2022
. Management plans to continue efforts to close a Business Combination within the prescribed time frame.
Note 2—Restatement of Previously Issued Financial Statements
The Company concluded it should restate its previously issued financial statements by amending Amendment No. 1 to its Annual Report on Form
10-K/A,
filed with the SEC on May 25, 2021, to classify all Class A ordinary shares subject to possible redemption in temporary equity. In accordance with ASC
480-10-S99,
redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. In the Company’s previously issued financial statements, a portion of the Class A ordinary shares issued in the IPO (“Public Shares”) was classified as permanent equity to maintain shareholders’ equity of at least
$5,000,001
on the basis that the Company can only consummate its initial business combination if the Company has net tangible assets of at least $5,000,001. The Company re-evaluated
ASC
480-10-S99,
and concluded that it would change its accounting and reflect the full amount of all redeemable Public Shares in tempor
a
ry equity. As a result of the change in presentation for the Class A ordinary shares subject to possible redemption, the Company also has restated its earnings per ordinary share calculation to allocate income and losses pro rata between the two classes of ordinary shares. This presentation shows both classes of ordinary shares share pro rata in the income and losses of the Company.
The change impacted the Company’s Annual report on Form

10-K/A

filed on May 25, 2021 containing restatement of previously issued financial statements as of February 13, 2020, March 31, 2020, June 30, 2020,

F-3
2

September 30, 2020, and December 31, 2020 (as described in Note 4), and Quarterly Report on Form 10-Q as of March 31, 2021 filed on May 25, 2021 and Quarterly Report on Form 10-Q as of June 30, 2021 filed on August 13, 2021.
The Company’s management and the audit committee of the Company’s Board of Directors concluded that it is to restate the Company’s previously issued financial statements in Annual report on Form 10-K/A filed on May 25, 2021, and Quart
e
rly Report on Form 10-Q as of March 31, 2021 filed on May 25, 2021 and Quarterly Report on Form 10-Q as of June 30, 2021 filed on August 13, 2021. The restated reported values of the Class A ordinary shares subject to possible redemption as accounted for under
ASC 480-10-S99
are included in the financial statements herein. The Company’s Initial Public Offering is restated in Note 4.
The following tables summarize the effect of the restatement on each financial statement in Annual report on Form 10-K/A filed on May 25, 2021 as of February 13, 2020, March 31, 2020, June 30, 2020, September 30, 2020, and December 31, 2020 line item as of the dates, and for the period, indicated:

	As Previously Restated in the First Amended Filing	Adjustment	As Restated
Balance Sheet as of February 13, 2020
Class A Ordinary shares subject to possible redemption	$234,052,236	$41,947,764	$276,000,000

Class A Ordinary shares , $0.0001 par value	$419	$(419)	$—
Additional Paid in Capital	$8,998,141	$(8,998,141)	$—
Accumulated Deficit	$(3,999,245)	$(32,949,204)	$(36,948,449)

Total Shareholders’ Equity (Deficit)	$5,000,005	$(41,947,764)	$(36,947,759)

Number of shares subject to redemption	23,405,224	4,194,776	27,600,000

	As Previously Restated in the First Amended Filing	Adjustment	As Restated
Balance Sheet as of March 31, 2020 (unaudited)

Class A Ordinary shares subject to possible redemption	$246,977,618	$29,022,382	$276,000,000

Class A Ordinary shares , $0.0001 par value	$290	$(290)	$—
Additional Paid in Capital	$(3,964,388)	$3,964,388	$—
Retained Earnings (Accumulated Deficit)	$8,963,409	$(32,986,480)	$(24,023,071)

Total Shareholders’ Equity (Deficit)	$5,000,001	$(29,022,382)	$(24,022,381)

Number of shares subject to redemption	24,697,762	2,902,238	27,600,000

	As Previously Restated in the First Amended Filing	Adjustment	As Restated
Statement of Operations For the three months ended March 31, 2020 (unaudited)
Weighted average shares outstanding of Class A ordinary shares, basic and diluted	27,600,000	(13,186,667)	14,413,333
Weighted average shares outstanding of Class B ordinary shares, basic and diluted	6,474,725	425,275	6,900,000
Basic and diluted net income per ordinary share, Class A	$0.06	$0.36	$0.42
Basic and diluted net income per ordinary share, Class B	$1.12	$(0.70)	$0.42

	As Previously Restated in the First Amended Filing	Adjustment	As Restated
Statement of Cash Flows for the three months ended March 31, 2020 (unaudited)
Supplemental disclosure of cash flow information:
Initial value of Class A ordinary shares subject to possible redemption	$264,535,214	$(264,535,214)	$—

	As Previously Restated in the First Amended Filing	Adjustment	As Restated
Balance Sheet as of June 30, 2020 (unaudited)
Class A Ordinary shares subject to possible redemption	$248,419,296	$27,580,704	$276,000,000
Class A Ordinary shares , $0.0001 par value	$276	$(276)	$—
Additional Paid in Capital	$(5,410,869)	$5,410,869	$—
Retained Earnings (Accumulated Deficit)	$10,409,904	$(32,991,297)	$(22,581,393)
Total Shareholders’ Equity (Deficit)	$5,000,001	$(27,580,704)	$(22,580,703)
Number of shares subject to redemption	24,841,930	2,758,070	27,600,000

	As Previously Restated in the First Amended Filing	Adjustment	As Restated
Statement of Operations For the three months ended June 30, 2020 (unaudited)
Basic and diluted net income per ordinary share, Class A	$—	$0.04	$0.04
Basic and diluted net loss per ordinary share, Class B	$(0.20)	$0.24	$0.04

	As Previously Restated in the First Amended Filing	Adjustment	As Restated
Statement of Operations For the six months ended June 30, 2020 (unaudited)
Weighted average shares outstanding of Class A ordinary shares, basic and diluted	27,600,000	(6,556,906)	21,043,094
Weighted average shares outstanding of Class B ordinary shares, basic and diluted	6,687,363	212,637	6,900,000
Basic and diluted net income per ordinary share, Class A	$0.07	$0.30	$0.37
Basic and diluted net (loss) income per ordinary share, Class B	$1.29	$(0.92)	$0.37

	As Previously Restated in the First Amended Filing	Adjustment	As Restated
Statement of Cash Flows for the six months ended June 30, 2020 (unaudited)
Supplemental disclosure of cash flow information:
Initial value of Class A ordinary shares subject to possible redemption	$264,434,096	$(264,434,096)	$—

	As Previously Restated in the First Amended Filing	Adjustment	As Restated
Balance Sheet as of September 30, 2020 (unaudited)
Class A O rdinary shares subject to possible redemption	$237,171,607	$38,828,393	$276,000,000

Ordinary shares Class A, $0.0001 par value	$388	$(388)	$—
Additional Paid in Capital	$5,836,708	$(5,836,708)	$—
Accumulated Deficit	$(837,785)	$(32,991,297)	$(33,829,082)

Total Shareholders’ Equity (Deficit)	$5,000,001	$(38,828,393)	$(33,828,392)

Number of shares subject to redemption	23,717,161	3,882,839	27,600,000

	As Previously Restated in the First Amended Filing	Adjustment	As Restated
Statement of Operations F or the three months ended September 30, 2020 (unaudited)
Basic and diluted net income (loss) per ordinary share, Class A	$—	$(0.33)	$(0.33)
Basic and diluted net income (loss) per ordinary share, Class B	$(1.63)	$1.30	$(0.33)

	As Previously Restated in the First Amended Filing	Adjustment	As Restated
Statement of Operations For the nine months ended September 30, 2020 (unaudited)
Weighted average shares outstanding of Class A ordinary shares, basic and diluted	27,600,000	(4,347,253)	23,252,747
Weighted average shares outstanding of Class B ordinary shares, basic and diluted	6,758,759	141,241	6,900,000
Basic and diluted net income (loss) per ordinary share, Class A	$0.07	$(0.10)	$(0.03)
Basic and diluted net loss per ordinary share, Class B	$(0.39)	$0.36	$(0.03)

	As Previously Restated in the First Amended Filing	Adjustment	As Restated
Statement of Cash Flows for the nine months ended September 30, 2020 (unaudited)
Supplemental disclosure of cash flow information:
Initial value of Class A ordinary shares subject to possible redemption	$264,272,806	$(264,272,806)	$—

	As Previously Restated in the First Amended Filing	Adjustment	As Restated
Balance Sheet as of December 31, 2020
Class A Ordinary shares subject to possible redemption	$227,479,630	$48,520,370	$276,000,000

Ordinary shares Class A, $0.0001 par value	$485	$(485)	$—
Additional Paid in Capital	$15,528,588	$(15,528,588)	$—
Accumulated Deficit	$(10,529,762)	$(32,991,297)	$(43,521,059)

Total Shareholders’ Equity (Deficit)	$5,000,001	$(48,520,370)	$(43,520,369)

Number of shares subject to redemption	22,747,963	4,852,037	27,600,000

	As Previously Restated in the First Amended Filing	Adjustment	As Restated
Statement of Operations for the year ended December 31, 2020
Weighted average shares outstanding of Class A ordinary shares, basic and diluted	27,600,000	(3,251,507)	24,348,493
Weighted average shares outstanding of Class B ordinary shares, basic and diluted	6,794,262	105,738	6,900,000
Basic and diluted net income (loss) per ordinary share, Class A	$0.07	$(0.41)	$(0.34)
Basic and diluted net loss per ordinary share, Class B	$(1.82)	$1.48	$(0.34)

	As Previously Restated in the First Amended Filing	Adjustment	As Restated
Statement of Cash Flows for the year ended December 31, 2020
Supplemental disclosure of cash flow information:
Initial value of Class A ordinary shares subject to possible redemption	$234,052,236	$(234,052,236)	$—
Change in value of shares subject to possible redemption	$6,572,606	$(6,572,606)	—
Note 3—Summary of Significant Accounting Policies
Basis of Presentation
The accompanying financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt-out of
the extended transition period and comply with the requirements that apply to non-emerging growth
companies but any such an election
to opt-out is
irrevocable. The Company has elected not
to opt-out of
such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make the comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of these financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020 and 2019.
Investments Held in Trust Account
At December 31, 2020, the assets held in the Trust Account were held in money market funds. The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, investments in money market funds that invest in U.S. government securities, cash, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on Investments Held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Offering Costs, restated
The Company complies with the requirements of FASB
ASC 340-10-S99-1 and
SEC Staff Accounting Bulletin (SAB) Topic 5A—“Expenses of Offering”. Offering costs consist of legal, accounting, underwriting fees and other costs that were directly related to the Initial Public Offering. Offering costs amounting to $1,044,453 were allocated to public warrants and expensed, offering costs amounting to $14,661,607 were charged to temporary equity upon the completion of the Initial Public Offering.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordi
n
ary shares subject to possible r
e
demption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable

Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2020, 22,747,963 Class A ordinary shares subject to possible redemption were presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet. Under ASC 480-10-
S99
, the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security.
Net Income (loss) per Ordinary Share
The Company has two classes of shares, which are referred to as Class A ordinary share and Class B ordinary share. Earnings and losses are shared pro rata between the two classes of shares. The
 21,320,000
potential ordinary shares for outstanding warrants to purchase the Company’s shares were excluded from diluted earnings per share for the twelve months ended December 31, 2020 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.
The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income per share for each class of ordinary share:

	For the year ended December 31, 2020		For the period from September 9, 2019 (inception) through December 31, 2019
	Class A	Class B	Class A	Class B
Basic and diluted net loss per share:
Numerator:
Allocation of net loss	$(8,186,784)	$(2,320,012)	$—	$(22,966)
Denominator:
Weighted-average shares outstanding	24,348,493	6,900,000	—	6,000,000

Basic and diluted net loss per share	$(0.34)	$(0.34)	$—	$(0.00)

Income Taxes
The Company accounts for income taxes in accordance with FASB ASC 740, “Income Taxes” (“ASC 740”). ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2020 and 2019. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. Th
e
 Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2020 and 2019. The Company is currently not aware of any issues that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limits of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement. The fair value of investments held in the Trust Account is determined using quoted prices in active markets.
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets, primarily due to their short-term nature.
The Company’s warrant liability is based on a valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than acti
v
e markets. Significant deviations from thes
e
 estimates and inputs could result in a material change in fair value. The fair value of the warrant liability is classified as level 1 for the public warrants and level 3 for the private warrants. See Note 7 for additional information on assets and liabilities measured at fair value.

Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are recorded at fair value on the grant date and re-valued at
each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified on the balance sheet as current or non-current based
on whether or
not net-cash settlement
or conversion of the instrument could be required within 12 months of the balance sheet date. The Company has determined the warrants are a derivative instrument.
FASB
ASC 470-20, Debt
with Conversion and Other Options addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate IPO proceeds from the Units between Class A common stock and warrants, using the residual method by allocating IPO proceeds first to fair value of the warrants and then the Class A common stock.

Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material impact on the Company’s financial statements.
Risks and Uncertainties
Management continues to evaluate the impact of
the COVID-19 pandemic
on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 4—Initial Public Offering, restated
On February 13, 2020, the Company sold 27,600,000 Units at a price of $10.00 per Unit, including 3,600,000 Units issued pursuant to the exercise in full of the underwriters’ over-allotment option. Each Unit consists of one Class A ordinary share, par value $0.0001 per share and one-half of
one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment.
The Company paid an underwriting discount at the closing of the Initial Public Offering of $5.52 million. An additional fee of $9.66 million was deferred and will become payable upon the Company’s completion of an initial Business Combination. The deferred portion of the discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial Business
Combination.
All of

the
27,600,000
Class A ordinary share sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s certificate of incorporation. In accordance with SEC guidance on redeemable equity instruments, which has been codified in ASC
480-10-S99,
redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity.

The Class A ordinary shares are accounted for in accordance to codified in ASC
480-10-S99.
If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company recognizes changes in redemption value immediately as they occur. Immediately upon the closing of the IPO, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable ordinary share resulted in charges against additional paid-in
capital and accumulated deficit.

As of December 30, 2020, the Class A ordinary shares subject to possible redemption reflected on the balance sheet are reconciled in the following table:

Gross proceeds from IPO	$276,000,000
Less:
Proceeds allocated to Public Warrants	(18,354,000)
Ordinary share issuance costs	(14,661,607)
Plus:
Accretion of carrying value to redemption value	33,015,607

Class A ordinary shares subject to possible redemption	$276,000,000

Warrants
As of December 31, 2020, there were 21,320,000 warrants outstanding, including 13,800,000 public warrants and 7,520,000 private warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b)12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement). If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. The Company is not registering the Class A ordinary shares issuable upon exercise of the warrants at this time. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. If (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any Founder Shares held by the initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination, and (z) the volume weighted average trading price of the Class A ordinary shares during the 10 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “
Market
Value
”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price of the Warrants will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that, so long as they are held by the Sponsor or its permitted transferees, the Private Placement Warrants (i) will not be redeemable by the Company, (ii) may not (including the Class A ordinary shares issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.
The Company may call the Public Warrants for redemption (except with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last reported closing price of the Class A ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day
period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company
calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. Additionally, in no event will the Company be required to net cash settle any Warrants. If the Company is unable to complete the initial Business Combination within the combination period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Comp
a
ny’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
Note 5—Related Party Transactions
Founder Shares
On November 14, 2019, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain offering costs in consideration for 5,750,000 Class B ordinary shares, par value $0.0001 (the “Founder Shares”). Effective December 10, 2019, the Sponsor transferred 718,750 Founder Shares to Henri Arif, the Company’s independent director, for a purchase price of $3,125 (the same per-share price
initially paid by the Sponsor),

r
esulting in the Sponsor holding
5,031,250
Founder Shares. On February 10, 2020, the Company effected a share capitalization of
1,150,000
Class B ordinary shares and as a result, Mr. Arif holds
862,500
Founder Shares. On May 7, 2020, the Sponsor transferred
22,000
Founder Shares to Ross Haghighat, the Company’s independent director, for no
consideration.
As of December 31, 2020, the Sponsor holds 6,015,500 Founder Shares. The initial shareholders had agreed to forfeit up to 900,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. As of December 31, 2020, the underwriter had exercised its over-allotment option in full, hence, these Founder Shares are no longer subject to forfeiture.

The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares and any Class A ordinary share issuable upon conversion thereof until the earlier to occur of: (i) one year after the completion of the initial Business Combination, or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property; except to certain permitted transferees and under certain circumstances

(the “lock-up”). Notwithstanding

the foregoing, if (1) the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day
period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the Company’s shareholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the lock-up.
Private Placement Warrants
Concurrently with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 7,520,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant. Each warrant is

exercisable to
purchase one Class A ordinary share at $11.50 per share. The proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. On March 30, 2020, the Sponsor transferred 940,000 Private Placement Warrants to Mr. Arif. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.
The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.
Related Party Advances
As of December 31, 2020 and 2019, the amount due to related parties was $55,931 and $85,851, respectively. The amounts were unpaid reimbursements for the operating expenses, administrative support expenses (as described below—Administrative Services Agreement), and deferred offering costs paid by the related parties on behalf of the Company.
Sponsor Loan
On December 9, 2019, the Sponsor loaned the Company $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing
and payable on the earlier of December 31, 2020 or the completion of the Initial Public Offering. The full $300,000 was repaid on February 13, 2020.

Working Capital Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.
Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into Private Placement Warrants at a price of $1.00 per warrant. As of December 31, 2020 and 2019, the Company had no Working Capital Loans outstanding.
Administrative Services Agreement
Commencing on February 13, 2020, the Company has agreed to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial and administrative support services. For the year ended December 31, 2020, the Company incurred $105,862 in such administrative services under this arrangement. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.

Note 6—Commitments & Contingencies
Registration Rights
The holders of Founder Shares, Private Placement Warrants, and securities that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights pursuant to a registration rights agreement dated as of February 10, 2020. These holders are entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were paid a cash underwriting discount of $5,520,000, or $0.20 per Unit of the gross proceeds of the initial 27,600,000 Units (inclusive of 3,600,000 Unit over-allotment option) sold in the Initial Public Offering, in the aggregate. In addition, the underwriters are entitled to a deferred fee of (i) $0.35 per Unit of the gross proceeds of the initial 24,000,000 Units sold in the Initial Public Offering, or $8,400,000, and (ii) $0.35 per Unit of the gross proceeds from the 3,600,000 Units sold pursuant to the over-allotment option, or $1,260,000, aggregating to a deferred fee of $9,660,000. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Note 7—Recurring Fair Value Measurements
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
L
evel 3: Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

At December
31
,
2020
, assets held in the Trust Account were comprised of $
277,845,876
in money market funds. Through December
31
,
2020
, the Company did
no
t withdraw any interest earned on the Trust Account.

	Carrying Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account—Money Market Fund	$277,845,876	$277,845,876	$—	$—

Liabilities:
Warrant Liabilities—Public Warrants	$23,460,000	$23,460,000	—	—
Warrant Liabilities—Private Warrants	$13,160,000	—	—	$13,160,000

Total Warrant Liabilities	$36,620,000	$23,460,000	—	$13,160,000

The Warrants were accounted for as liabilities in accordance with
ASC 815-40 and
are presented within warrant liabilities on the balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statement of operations.
The Private Warrants were initially valued using a Bl
a
ck Scholes Option Pricing Model. The Private Warrants are considered to be a Level 3 fair value measurements due to the use of unobservable inputs. The Black Scholes Option Pricing Model’s primary unobservable input utilized in determining the fair value of the Private Warrants is the expected volatility of the ordinary shares. The expected volatility as of the IPO date was derived from the post-merger announced publicly traded warrants for comparable SPAC companies as of the valuation date. A Monte Carlo Simulation Method was used in estimating the fair value of the public warrants for periods where no observable traded price was available, using the same expected volatility as was used in measuring the fair value of the Private Warrants. For periods subsequent to the detachment of the warrants from the Units, including December 31, 2020, the closing price of the public warrants was used as the fair value as of each relevant date.

The key inputs into the Black Scholes Option Pricing Model for the Private Warrants were as follows at initial measurement and each of the following balance sheet date:

Input	February 13, 2020 (Initial Measurement)	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020
Risk-free interest rate	1.48%	0.5%	0.37%	0.35%	0.47%
Expected term (years)	5.00	5.00	5.00	5.00	5.00
Expected volatility	22.0%	17%	15.0%	21.0%	22%
Dividend yield	0.0%	0.0%	0.0%	0.0%	0.0%
Exercise price	$11.5	$11.5	$11.50	$11.50	$11.50
Asset Price	$9.48	$9.46	$9.82	$9.83	$10.48
The key inputs into the Monte Carlo Simulation Method for the Public Warrants were as follows at initial measurement and March 31, 2021:

Input	February 13, 2020 (Initial Measurement)	March 31, 2020
Risk-free interest rate	1.48%	0.5%
Expected term (years)	5.00	5.00
Expected volatility	22.0%	17.0%
Dividend yield	0.0%	0.0%
Exercise price	$11.5	$11.5
Asset Price	$9.48	$9.46
The following table presents the changes in the fair value of warrant liabilities:

	Private Warrants	Public Warrants	Warrant Liabilities
Initial measurement on February 13, 2020	$10,452,800	$18,354,000	$28,806,800
Change in valuation inputs or other assumptions	2,707,200	5,106,000	7,813,200

Fair value as of December 31, 2020	$13,160,000	$23,460,000	$36,620,000

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. There were no transfers between levels for the period from September 9, 2019 (inception) through December 31, 2020 other than the transfer of the Public Warrants from Level 3 to Level 1.
Note 8—Shareholders’ Equity
Class
 A Ordinary Shares—
The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2019, there were no Class A ordinary shares issued or outstanding. As of December 31, 2020, there were 4,852,037 Class A ordinary shares issued and outstanding, excluding 22,747,963 Class A ordinary shares subject to possible redemption.
Class
 B Ordinary Shares
—The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B ordinary shares. As of December 31, 2020 and 2019, there were 6,900,000 Class B ordinary shares issued and outstanding.
Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law or stock exchange rule; provided that only holders of the Class B ordinary shares have the right to appoint directors in any election held prior to or in connection with the completion of the initial Business Combination.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination on a one-for-one basis
(as adjusted). In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
Preferred Shares
—The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020 and 2019, there were no preferred shares issued or outstanding.
Note 9—Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were available to be issued and has concluded that other than the events disclosed below and restatement discussed in Note 2, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
On February 10, 2021, the Company appointed Mark B. Segall as an independent director and CITIC Capital Acquisition LLC, the Company’s Sponsor, transferred 13,000 Founder Shares to Mr. Segall.

F-
48

Quanergy Systems, Inc
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)
(unaudited)

	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$34,199	$7,598
Restricted cash	70	70
Accounts receivable, net of allowance for doubtful accounts of $224 and $224 at September 30, 2021 and December 31, 2020	805	725
Inventory	3,927	4,817
Prepaid expenses and other current assets	207	329

Total current assets	39,208	13,539
Property and equipment, net	2,107	2,809
Other long-term assets	2,898	181

Total assets	$44,213	$16,529

Liabilities, mezzanine equity and stockholders’ deficit
Current liabilities
Accounts payable	$1,742	$1,550
Accrued expenses	1,799	2,088
Accrued settlement liability	2,500	2,500
Other current liabilities	617	560
Short-term debt	33,416	—

Total current liabilities	40,074	6,698
Long-term debt	13,021	33,443
Long-term debt—related party	14,183	5,957
Derivative liability	33,379	5,021
Other long-term liabilities	876	1,236

Total liabilities	101,533	52,355

Commitments and contingencies (Note 12)
Mezzanine equity:
Series Seed convertible preferred stock, $0.0001 par value. Authorized 2,231,248 shares; issued and outstanding 2,231,248 shares as of September 30, 2021 and December 31, 2020; liquidation preference of $3,500 as of September 30, 2021 and December 31, 2020	3,421	3,421
Series Seed-2 convertible preferred stock, $0.0001 par value. Authorized 495,417 shares; issued and outstanding 495,417 shares as of September 30, 2021 and December 31, 2020; liquidation preference of $1,000 as of September 30, 2021 and December 31, 2020	965	965
Series A convertible preferred stock, $0.0001 par value. Authorized 3,233,871 shares; issued and outstanding 3,233,871 shares as of September 30, 2021 and December 31, 2020; liquidation preference of $30,000 as of September 30, 2021 and December 31, 2020	29,921	29,921
Series A+ convertible preferred stock, $0.0001 par value. Authorized 790,500 shares; issued and outstanding 790,500 shares as of September 30, 2021 and December 31, 2020; liquidation preference of $10,000 as of September 30, 2021 and December 31, 2020	9,883	9,883

	September 30, 2021	December 31, 2020
Series B convertible preferred stock, $0.0001 par value. Authorized 778,839 shares; issued and outstanding 778,839 shares as on September 30, 2021 and December 31, 2020; liquidation preference of $89,896 as of September 30, 2021 and December 31, 2020	89,470	89,470
Series C convertible preferred stock, $0.0001 par value. Authorized 165,237 shares; issued and outstanding 165,237 shares as of September 30, 2021 and December 31, 2020; liquidation preference of $23,648 as of September 30, 2021 and December 31, 2020	19,318	19,318

Total mezzanine equity	152,978	152,978
Stockholders’ deficit:
Common stock, $0.0001 par value. Authorized 20,637,620 shares as of September 30, 2021 and 18,000,000 shares as of December 31, 2020; issued and outstanding 5,015,676 shares as of September 30, 2021 and 4,696,352 shares as of December 31, 2020	—	—
Additional paid-in capital	88,008	55,310
Accumulated other comprehensive loss	(73)	(61)
Accumulated deficit	(298,233)	(244,053)

Total stockholders’ deficit	(210,298)	(188,804)

Total liabilities, mezzanine equity and stockholders’ deficit	$44,213	$16,529

The accompanying notes are an integral part of these condensed consolidated financial statements.

Quanergy Systems, Inc
Condensed Consolidated Statements of Operations
(
in thousands, except share and per share data
)
(unaudited)

	Nine Months Ended September 30,
	2021	2020
Net sales	$2,425	$2,311
Cost of goods sold	2,245	1,966

Gross profit	180	345
Operating expenses:
Research and development	12,050	10,689
Sales and marketing	5,881	4,926
General and administrative	13,142	5,228

Operating expenses	31,073	20,843

Loss from operations	(30,893)	(20,498)
Other income (expense):
Interest expense, net	(14,872)	(4,002)
Other income (expense), net	(8,400)	509

Loss before income taxes	(54,165)	(23,991)
Income tax provision	(15)	(5)

Net loss	$(54,180)	$(23,996)

Net loss attributable per share to common stockholders, basic and diluted	$(7.52)	$(4.89)
Weighted-average shares used to compute net loss attributable per share to common stockholders, basic and diluted	7,205,492	4,903,070
The accompanying notes are an integral part of these condensed consolidated financial statements.

Quanergy Systems, Inc
Condensed Consolidated Statements of Comprehensive Loss
(
in thousands
) (unaudited)

	Nine Months Ended September 30,
	2021	2020
Net loss	$(54,180)	$(23,996
Other comprehensive loss (net of tax):
Foreign currency translation loss	(12)	(5)

Comprehensive loss	$(54,192)	$(24,001)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Quanergy Systems, Inc
Condensed Consolidated Statements of Mezzanine Equity and Stockholders’ Deficit
(
in thousands, except number of shares
)
(unaudited)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2020	7,695,112	$152,978	4,696,352	$—	$55,310	$(244,053)	$(61)	$(188,804)
Shares issued upon exercise of options	—	—	17,000	—	74	—	—	74
Issuance of common stock warrants			—	—	21,970	—	—	21,970
Exercise of common stock warrants	—	—	2,324	—	—	—	—	—
Issuance of Restricted Stock Awards (“RSAs”)	—	—	300,000	—	7,578	—	—	7,578
Stock-based compensation	—	—	—	—	3,076	—	—	3,076
Foreign currency translation loss	—	—	—	—	—	—	(12)	(12)
Net loss	—	—	—	—	—	(54,180)	—	(54,180)

Balance at September 30, 2021	7,695,112	$152,978	5,015,676	$—	$88,008	$(298,233)	$(73)	$(210,298)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2019	7,695,112	$152,978	4,688,352	$—	$42,621	$(208,218)	$(73)	$(165,670)
Issuance of common stock warrants	—	—	—	—	7,005	—	—	7,005
Stock-based compensation	—	—	—	—	4,323	—	—	4,323
Foreign currency translation loss	—	—	—	—	—	—	(5)	(5)
Net loss	—	—	—	—	—	(23,996)	—	(23,996)

Balance at September 30, 2020	7,695,112	$152,978	4,688,352	$—	$53,949	$(232,214)	$(78)	$(178,343)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Quanergy Systems, Inc
Condensed Consolidated Statements of Cash Flows
(
in thousands
) (unaudited)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities
Net loss	$(54,180)	$(23,996)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	10,654	4,323
Non-cash interest expense	14,641	3,709
Change in fair value of debt derivative liabilities	10,916	(507)
Depreciation and amortization	720	917
Gain on extinguishment of debt	(2,515)	—
Other	(69)	(229)
Changes in operating assets and liabilities:
Accounts receivable, net	(80)	(27)
Inventory	958	1,345
Prepaid expenses and other current assets	123	290
Other long-term assets	(2,717)	13
Accounts payable	192	(368)
Accrued expenses	(290)	(334)
Other current liabilities	(41)	(156)
Other long-term liabilities	(360)	(369)

Net cash used in operating activities	(22,048)	(15,389)

Cash flows from investing activities
Purchase of property and equipment	(18)	—

Net cash used in investing activities	(18)	—

Cash flows from financing activities
Proceeds from issuance of convertible notes	37,130	205
Proceeds from issuance of convertible notes to related parties	11,475	15,259
Proceeds from PPP Loan	—	2,515
Proceeds from exercises of stock options	74	—

Net cash provided by financing activities	48,679	17,979

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(12)	(5)
Net increase in cash, cash equivalents and restricted cash	26,601	2,585
Cash, cash equivalents and restricted cash at beginning of period	7,668	10,946

Cash, cash equivalents and restricted cash at end of period	$34,269	$13,532

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$289	$221
Supplemental schedule of noncash investing and financing activities:
Issuance of common stock warrants	$21,970	$7,005
Fair value of debt derivative liabilities related to issuance of convertible notes	$17,540	$5,080
Unpaid debt issuance costs	$—	$—
The accompanying notes are an integral part of these condensed consolidated financial statements.

QUANERGY SYSTEMS, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

(1)	Organization

(a)	Description of Business
Quanergy Systems, Inc. (the “Company”) designs, develops and produces Light Detection and Ranging (“LiDAR”) sensors that delivers robust and intelligent real-time 3D object detection and classification solutions. Currently, the Company’s applications and products are targeted towards five key market groups: 1) the Security market where the company builds applications leveraging the mechanical M Series LiDAR combined with proprietary software for perimeter security and intrusion detection applications; 2) the Smart Cities / Spaces market, where the company’s flow management tools are used in cities and municipalities to improve the movement and safety of their citizens in dense urban settings; 3) the Mapping market, where customers are currently utilizing the M8 mechanical LiDAR for terrestrial and aerial mapping; 4) the Industrial market, where the Company is launching its solid state and mechanical LiDAR solutions for material handling, logistics, and measurement; and 5) the Transportation market which consists of passenger vehicles as well as heavy vehicles and off highway applications such as agricultural and mining equipment, where the Company is primarily looking to service this market through its solid state S Series LiDAR for use in Advanced Driver Assist Systems as well as in highly automated vehicle applications.
The Company was founded in 2012 and is currently headquartered in Sunnyvale, California, with subsidiaries in Canada, the United Kingdom, Germany, United Arab Emirates, China, Hong Kong and Japan.

(b)	Going Concern
The Company has prepared its consolidated financial statements assuming that the Company will continue as a going concern. As of September 30, 2021, the Company had $34.2 million of cash and cash equivalents. In June 2021, the Company entered into an agreement and plan to merge (“the Merger”) with a subsidiary of CITIC Capital Acquisition Corp. (“CCAC”), a publicly traded special purpose acquisition company (“SPAC”), subject to the approval of the Company and CCAC’s stockholders, as discussed more fully in “Note 16 – Subsequent Events”.
The Company will be required to repay a $34.9 million obligation due March 2022 (the “2022 secured Notes”) consisting of the principal amount and deferred interest. Given that the Company has historically generated recurring net losses and negative cash flows from operations it may be unable to make such specified debt repayments when the balance is due. These conditions raise substantial doubt about the Company’s ability to continue as a going concern, for a period of twelve months following the date of issuance of the financial statements as of and for the nine months ended September 30, 2021. These condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(c)	Basis of Presentation
The condensed consolidated financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).
The condensed consolidated financial statements as of September 30, 2021 are unaudited. The condensed consolidated balance sheet as of December 31, 2020, included herein was derived from the audited consolidated financial statements as of that date. Certain information and note disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. As such, the information included herein should be read in conjunction with the consolidated financial statements and accompanying notes as of and for the year ended December 31, 2020. In the opinion of management, the condensed consolidated financial statements reflect all adjustments which are normal and recurring in nature, and necessary for fair financial statement presentation.
The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

(d)	Proposed Business Combination
On June 21, 2021, the Company entered into an agreement and plan of merger (the “Original Merger Agreement”) with CCAC and CITIC Capital Merger Sub Inc., a wholly owned subsidiary of CCAC (“Merger Sub”), for a proposed business combination. Pursuant to the terms of the Merger Agreement and subject to the conditions thereof, at the closing of the transactions contemplated by the Merger Agreement, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a wholly owned subsidiary of CCAC (the “Merger”). The Merger is subject to approval by stockholders of the Company and CCAC, and requires regulatory approvals and the fulfillment of other conditions. On November 14, 2021, CCAC, Merger Sub and the Company entered into the Second Amendment to the Merger Agreement to extend the Agreement End Date to December 31, 2021, to be further extended to February 13, 2022, upon conditions specified in the agreement. On December 26, 2021, CCAC, Merger Sub and Quanergy entered into the Third Amendment to Merger Agreement, pursuant to which the Original Merger Agreement was amended to extend the Agreement End Date under Section 10.1(f) of the Original Merger Agreement to February 13, 2021.

(2)	Summary of Significant Accounting Policies
There have been no changes to the Company’s significant accounting policies described in the annual consolidated financial statements for the year ended December 31, 2020, that have had a material impact on the Company’s condensed consolidated financial statements and related notes.

(a)	Use of Estimates
The preparation of the Company’s condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, as well as related disclosure of contingent assets and liabilities. Estimates are used for the fair value of common stock and convertible preferred stock, embedded derivative valuation, stock-based awards and other issuances, revenue recognition, useful lives of long-lived assets, warranty reserves, allowance for doubtful accounts, contingencies, deferred tax assets and uncertain tax positions. Actual results could differ materially from the Company’s estimates. To the extent that there are material differences between these estimates and actual results, the Company’s financial condition or operating results will be affected. The Company bases its estimates on past experience and other assumptions that the Company believes are reasonable under the circumstances, and the Company evaluates these estimates on an ongoing basis.

(b)	Revenue Recognition
The Company recognizes revenue in accordance with Accounting Standards Codification Topic 606,
Revenue from Contracts with Customers
(“ASC 606”). The Company primarily enters into standard supply arrangements. Standard supply arrangements include the customer option to purchase LiDAR sensors, accessories, Quanergy Processing Units, servers, Qortex software (the Company’s proprietary software platform), post-contract support services (“PCS”) and extended warranties either on a standalone basis or in a bundled arrangement over specified periods. The Qortex software is offered either as a perpetual or term-based license.
To the extent a contract includes multiple promised products and services, the Company must apply judgment to determine whether promised products and services are capable of being distinct and are distinct in the context of the contract. If these criteria are not met the promised products and services are accounted for as a combined performance obligation. The Company has determined that all of its promised products and services are distinct, with the exception of certain software, training, certification, and professional services which are considered immaterial in the context of customer contracts and for which the Company has elected the practical expedient for immaterial goods and services.
Hardware
Based on the Company’s general terms of sale, legal title and physical possession of the Company’s hardware products, which include LiDAR sensors, accessories, Quanergy Processing Units, and servers, are transferred to the customer at shipment. Revenue on hardware is recognized at a point in time once the contractual shipping terms have been met and control is transferred.
Software
The Company primarily sells Qortex software licenses. Qortex software license arrangements provide a term-based or perpetual license bundled with related PCS. License revenue is primarily derived from the software that is embedded with the hardware or is deployed on the customers’ own servers. Licenses were determined to have significant standalone functionality and revenue is recognized upon transfer of control to the customer. The control for software is transferred at the later of delivery to the customer or the software license start date, however, there is ultimately minimal difference as the license keys are typically activated shortly after sale.
The term-based license arrangements generally have terms ranging from one to two years and are invoiced to customers in advance upon execution of the contract. Amounts that have been invoiced are recorded in accounts receivable and in either deferred revenue or revenue in the accompanying condensed consolidated financial statements, depending on whether the underlying performance obligation has been satisfied.
Post-contract support services
Typically, the Company provides PCS, including unspecified updates, upgrades, and minor bug-fixes,
for the term of a contract, which ranges from 12 to 24 months. PCS meets the criteria for over-time revenue recognition as the customer simultaneously receives and consumes the benefit of the services as the Company performs. As such, revenue is recognized ratably over the life of the agreement.
Extended warranties
The Company typically provides a
two-year
standard limited warranty on its hardware offerings that covers manufacturing defects in material or workmanship.
In certain contracts, the Company provides the customer the option to purchase extended warranties, in addition to the warranty provided as part of the Company’s customary business practice. The extended warranty is a separate performance obligation and meets the criteria for over-time revenue recognition as the customer simultaneously receives and consumes the benefit of the services as the Company performs them. Similar to PCS, the extended warranty is representative of a stand-ready obligation, provided on a when-and-as
needed basis, which does not follow a specific pattern of delivery. This performance obligation is satisfied over-time and hence, revenue is recognized ratably over the extended warranty term.
Contracts with multiple performance obligations
For contracts which contain multiple performance obligations, the Company allocates revenue to each distinct performance obligation based on the standalone selling price (“SSP”). As prices vary from customer to customer based on customer relationship, volume discount, and contract type, the Company has determined that the estimated sales price of its product is not directly observable. Accordingly, the Company estimates SSP using the expected cost plus a margin approach. The Company considers all reasonably available information in making these estimates including forecasted costs of developing and supplying each performance obligation, historical margins for products previously sold and adjustments for factors, such as current business priorities, class of customer, and market conditions.

Disaggregation of revenues
The Company disaggregates its revenue from contracts with customers by timing of transfer of goods or services to customers (point in time or over-time) and geographic region based on the customer’s location, as it believes it best depicts how the nature, amount, timing and uncertainty of its revenue and cash flows are affected by economic factors.
Total revenue based on the disaggregation criteria described above is as follows (in thousands):

	Nine Months Ended September 30,
	2021	2020
Point in time	$2,371	$2,068
Over-time	54	243

Total net sales	$2,425	$2,311

Revenue by geographic region is as follows (in thousands):

	Nine Months Ended September 30,
	2021	2020
Americas	$604	$1,044
Asia	1,475	604
Europe, Middle East and Africa	346	663

Total net sales	$2,425	$2,311

Shipping and handling costs and certain taxes
Taxes collected from customers and remitted to governmental authorities are not included in net sales. Shipping and handling costs associated with outbound freight are accounted for as a fulfillment cost and are included in both net sales (for amounts invoiced to customers) and cost of goods sold in the accompanying condensed consolidated statements of operations.
Deferred revenue
Revenue is deferred when the Company has the right to invoice in advance of services being provided. The upfront payment pattern relative to the delivery of software licenses and its related support and maintenance and associated revenue recognition generates deferred revenue. Current and non-current
portion of deferred revenue is recorded in other current liabilities and other long-term liabilities, respectively, in the accompanying condensed consolidated balance sheets.
The following provides information about deferred revenue from contracts with customers as of September 30, 2021 and December 31, 2020 (in thousands):

	September 30, 2021	December 31, 2020
Deferred revenue, current	$26	$67
Deferred revenue, non-current	4	3

Total deferred revenue	$30	$70

Transaction price allocated to remaining performance obligations
As of September 30, 2021, the aggregate amount of the transaction price allocated to remaining performance obligations was immaterial.
Contract assets
Under Topic 606, contract assets include amounts related to the contractual right to consideration for both completed and partially completed performance obligations that may not have been invoiced. The contract assets are transferred to receivables when the rights become unconditional. Contract assets are expected to be included in prepaid expenses and other current assets in the accompanying condensed consolidated balance sheets. The total value of the Company’s contract assets as of September 30, 2021 and December 31, 2020 were immaterial.
Deferred costs
The Company applies the practical expedient to expense contract related costs as incurred if the expected benefit period is one year or less. This applies to all the sales commissions paid as the majority of the Company’s contracts have a benefit period of not more than one year.

(c)	Fair Value Measurement
The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market.
When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•
Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•
Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The following table sets forth the Company’s financial assets and liabilities that were measured at fair value, on a recurring basis (in thousands):

	September 30, 2021
	Level 1	Level 2	Level 3	Total
Financial Assets
Cash and cash equivalents:
Money market funds	$34,199	$—	$—	$34,199
Total assets	$34,199	$—	$—	$34,199
Financial Liabilities
Debt derivative liabilities	$—	$—	$33,379	$33,379

Total liabilities	$—	$—	$33,379	$33,379

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Financial Assets
Cash and cash equivalents:
Money market funds	$7,515	$—	$—	$7,515

Total assets	$7,515	$—	$—	$7,515
Financial Liabilities
Debt derivative liabilities	$—	$—	$5,021	$5,021

Total liabilities	$—	$—	$5,021	$5,021

The fair value of accounts receivable, accounts payable, and accrued expenses approximated their carrying values as of September 30, 2021 and December 31, 2020, due to their short-term nature. The Company records long-term debt and long-term debt due to related parties on an amortized cost basis.
The fair value of the Convertible Notes was $96.6 million as of September 30, 2021. The carrying value of the Convertible Notes of $103.4 million, net of $42.8 million of unamortized debt discount and issuance costs, was recorded as long-term debt totaling $27.2 million, and short-term debt totaling $33.4 million as of September 30, 2021.
The fair value of the Convertible Notes was $42.6 million as of December 31, 2020. The carrying value of the Convertible Notes of $51.3 million, net of $11.9 million of unamortized debt discount and issuance costs, was recorded as long-term debt totaling $33.4 million and long-term debt—related party totaling $6.0 million as of December 31, 2020.
Level 3 instruments consist solely of the Company’s embedded derivative in the Company’s notes payable. The Company classifies its financial instruments within Level 3 of the fair value hierarchy due to lack of market data. See “Note 10 – Borrowing Arrangements” for details on the valuation of the embedded derivative in the convertible notes.
There were no transfers between Level 1, Level 2 or Level 3 fair value hierarchy categories of financial instruments for the nine-month periods ended September 30, 2021 and 2020.

(d)	Net Loss Per Share of Common Stock
Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class
method required for participating securities. The Company considers all series of its convertible preferred stock to be participating securities. Net loss is attributed to common stockholders and participating securities based on their participation rights. Net loss attributable to common stockholders is not allocated to the convertible preferred stock as the holders of the convertible preferred stock do not have a contractual obligation to share in any losses.
Under the
two-class
method, basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period.
Diluted earnings per share attributable to common stockholders adjusts basic earnings per share for the potentially dilutive impact of convertible preferred stock, stock options, restricted stock units, common stock warrants and convertible notes. As the Company has reported losses for all periods presented, all potentially dilutive securities including convertible preferred stock, stock options, restricted stock units and convertible notes, are antidilutive and accordingly, basic net loss per share equals diluted net loss per share.

(e)	Derivative Liabilities
The Company evaluates the embedded conversion feature within its convertible debt instruments under ASC
815-15 and ASC
815-40 to
determine if the conversion feature meets the definition of a liability and, if so, whether to bifurcate the conversion feature and account for it as a separate derivative liability. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued
at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current
based on whether
net-cash
settlement of the derivative instrument could be required within twelve months after the balance sheet date. The derivative is subject to re-measurement
at the end of each reporting period, with changes in fair value recognized as a component of other income (expense), net, in the condensed consolidated statements of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the conversion or maturity of the debt instruments.

(f)	Income Taxes
Income taxes are accounted for under the
asset-and-liability
method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company recognizes accrued interest and penalties, if any, related to unrecognized tax benefits in tax expense.

(g)	Deferred Transaction Costs
Deferred transaction costs, which consist of direct incremental legal, consulting, and accounting fees relating to the anticipated merger transaction, are capitalized and will be offset against proceeds upon the consummation of the transaction. In the event the anticipated transaction is terminated, deferred transaction costs will be expensed. As of December 31, 2020, the Company had not incurred such costs. As of September 30, 2021, the Company capitalized $2.8 million of deferred transaction costs, which are included in other long-term assets in the condensed consolidated balance sheet.

(h)	Recently Adopted Accounting Pronouncements
In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”)
2018-15,
Intangibles—Goodwill and Other—Internal Use Software (Subtopic
350-40):
Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That
Is a Service Contract
. The intent of this pronouncement is to align the requirements for capitalizing implementation costs incurred in a cloud computing arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal use software as defined in ASC
350-40.
Under ASU
2018-15,
the capitalized implementation costs related to a cloud computing arrangement will be amortized over the term of the arrangement and all capitalized implementation amounts will be required to be presented in the same line items of the consolidated financial statements as the related hosting fees. The Company adopted the standard beginning January 1, 2021 on a prospective basis and this did not have a material impact on the Company’s condensed consolidated financial statements.

(i)	Accounting Pronouncements Not Yet Adopted
In February 2016, the FASB issued ASU
2016-02,
Leases (Topic 842).
ASU
2016-02
requires a lessee to recognize in the consolidated balance sheet a liability to make lease payments (the lease liability) and a right-to-use
asset representing its right to use the underlying asset for the lease term. This ASU is effective for public and private companies’ fiscal years beginning after December 15, 2018, and December 15, 2021, respectively, with early adoption permitted. The Company expects to adopt ASU
2016-02
under the private company transition guidance beginning January 1, 2022 and is currently evaluating the impact on the Company’s condensed consolidated financial statements.
In June 2016, the FASB issued ASU
2016-13,
Financial instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments
, and subsequent related ASUs, which amends the guidance on the impairment of financial instruments by requiring measurement and recognition of expected credit losses for financial assets held. ASU
2016-13
is effective for public and private companies’ fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019, and December 15, 2022, respectively. The Company expects to adopt ASU
2016-13
under the private company transition guidance beginning January 1, 2023 and is currently evaluating the impact on the Company’s condensed consolidated financial statements.
In December 2019, the FASB issued ASU
2019-12,
Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes
. ASU
2019-12
removes certain exceptions to the general principles in Topic 740 and clarifies and amends existing guidance to improve consistent application. ASU
2019-12
will be effective for public entities for interim and annual periods beginning after December 15, 2020, with early adoption permitted. ASU
2019-12
will be effective for private entities for annual periods beginning after December 15, 2021, and interim periods beginning after December 15, 2022, with early adoption permitted. The Company expects to adopt ASU
2019-12
under the private company transition guidance beginning January 1, 2022 and is currently assessing the impact the guidance will have on the Company’s condensed consolidated financial statements.
In August 2020, the FASB issued ASU
2020-06,
Debt—Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity
, which simplifies the accounting for convertible instruments by reducing the number of accounting models available for convertible debt instruments. This guidance also eliminates the treasury stock method to calculate diluted earnings per share for convertible instruments and requires the use of the if-converted
method. ASU
2020-06
is effective for public and private companies’ fiscal years beginning after December 15, 2021, and December 15, 2023, respectively, and interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the timing of adoption and the impact on the Company’s condensed consolidated financial statements.

In May 2021, the FASB issued ASU
2021-04,
Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic
470-50),
Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40):
Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (a consensus of the FASB Emerging Issues Task Force)
. This guidance clarifies certain aspects of the current guidance to promote consistency among reporting of an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted for all entities, including adoption in an interim period. The Company is evaluating the potential impact of this adoption on its condensed consolidated financial statements.

(3)	Inventory
Inventory consists of the following (in thousands):

	September 30, 2021	December 31, 2020
Raw materials	$2,603	$2,993
Work in progress	635	647
Finished goods	689	1,177

Total inventory	$3,927	$4,817

(4)	Property and Equipment, net
Property and equipment, net consists of the following (in thousands):

	September 30, 2021	December 31, 2020
Machinery and equipment	$5,555	$5,555
Furniture and fixtures	182	182
Computer equipment	991	973
Computer software	35	36
Leasehold improvements	349	349

Total property and equipment	7,112	7,095
Less accumulated depreciation and amortization	(5,005)	(4,286)

Total property and equipment, net	$2,107	$2,809

Depreciation and amortization expense was $0.7 million and $0.9 million for the nine months ended September 30, 2021 and 2020, respectively.

(5)	Accrued Expenses
Accrued expenses consist of the following (in thousands):

	September 30, 2021	December 31, 2020
Accrued payroll	$1,008	$1,325
Accrued expenses	598	577
Warranty reserve	181	181
Other accrued expenses	12	5

Total accrued expenses	$1,799	$2,088

(6)	Other Current Liabilities
Other current liabilities consist of the following (in thousands):

	September 30, 2021	December 31, 2020
Debt derivative	$98	$—
Restructuring liability	293	293
Customer deposits	200	200
Deferred revenue	26	67

Total other current liabilities	$617	$560

(7)	Other Long-term Liabilities
Other long-term liabilities consist of the following (in thousands):

	September 30, 2021	December 31, 2020
Customer deposits	$750	$850
Restructuring liability	122	342
Other long-term liabilities	4	44

Total other long-term liabilities	$876	$1,236

(8)	Common Stock
As of September 30, 2021, the Company has authorized the issuance of 20,637,620 shares of common stock.
The Company has reserved shares of common stock for issuance related to the following convertible preferred stock, stock options, warrants, restricted stock units (“RSUs”) and future grants:

	September 30, 2021	December 31, 2020
Series Seed convertible preferred stock	2,231,248	2,231,248
Series Seed-2 convertible preferred stock	495,417	495,417
Series A convertible preferred stock	3,233,871	3,233,871
Series A+ convertible preferred stock	790,500	790,500
Series B convertible preferred stock	778,839	778,839
Series C convertible preferred stock	165,237	165,237
Common stock warrants	3,156,705	911,421
Stock options and RSUs, issued and outstanding	3,693,201	2,620,688
Common stock authorized for future issuance	194,330	225,298

	14,739,348	11,452,519

Common Stock Warrants
As of September 30, 2021, the Company had the following common stock warrants outstanding to purchase shares of the Company’s common stock (in thousands, except for share and per share amounts):

Date of issue	Shares	Exercise Price	Fair Value at Issuance, Net	Expiration
June 2021	624,305	$0.01	$15,770	June 21, 2026
February 2021	1,623,303	0.01	21,970	March 24, 2025
March, August and October 2020	909,097	0.01	7,211	March 24, 2025

	3,156,705		$44,951

In November 2019, the Company issued warrants to purchase 2,324 shares of the Company’s common stock with an exercise price of $0.01 per share in connection with early termination of a lease facility. These warrants were exercised in September 2021.
During fiscal year 2020, the Company issued warrants to purchase 909,097 shares of the Company’s common stock with an exercise price of $0.01 per share in conjunction with the issuance of $16.1 million convertible promissory notes (the “2023 Initial Notes”). These warrants expire in March 2025.
The common stock warrants are valued using the Black-Scholes model at $16.28 at issuance. The Company allocated the proceeds from the issuance of the 2023 Initial Notes between the convertible notes and the common stock warrants on a relative fair value basis. The Company allocated approximately $7.2 million to the common stock warrants, included within additional paid-in
capital on the condensed consolidated balance sheets. The warrants are not remeasured in future periods as they meet the conditions for equity classification. See “Note 10 – Borrowing Arrangements” for additional details on the 2023 Initial Notes.
In February 2021, the Company issued warrants to purchase 1,623,303 shares of common stock in conjunction with the issuance of $48.7 million in convertible promissory notes (the “Extension Notes”). These Extension Notes have similar terms to the $16.1 million convertible promissory notes issued in 2020 (the “2023 Initial Notes”, together with the “Extension Notes”, referred to as the “2023 Notes”).
These warrants are exercisable for shares of common stock at $0.01 per share and expire in March 2025. The common stock warrants are valued using the Black-Scholes model at $25.26 at issuance. The Company allocated the proceeds from the issuance of the Extension Notes between the convertible notes and the common stock warrants on a relative fair value basis. The Company allocated approximately $22.0 million to the common stock warrants, included within additional paid-in
capital on the condensed consolidated balance sheets. The warrants are not remeasured in future periods as they meet the conditions for equity classification. See “Note 10 – Borrowing Arrangements” for additional details on the Extension Notes.
In June 2021, the Company issued warrants to purchase 624,305 shares of common stock of the Company, subject to adjustment, in conjunction with the Sensata Collaboration Agreement.
These warrants are exercisable for shares of common stock at $0.01 per share and expire in June 2026. These warrants become exercisable into shares of the new Company after the Close of the Merger Agreement. Refer to “Note 1. (d) Proposed Business Combination” and “Note 15 – Related Party Transactions” for additional details.
The following assumptions were used to calculate the fair value of the common stock warrants issued:

Expected term	3.0 years
Expected volatility	42.9%
Risk-free interest rate	0.18%-0.41%
Expected dividends	0.0%

(9)	Convertible Preferred Stock
As of September 30, 2021 and December 31, 2020, the Company’s convertible preferred stock consisted of the following (in thousands, except share data):

	As of September 30, 2021 and December 31, 2020
	Authorized shares	Shares issued and outstanding	Proceeds, net of issuance costs	Aggregate liquidation preference
Shares designated as:
Series Seed convertible preferred stock	2,231,248	2,231,248	$3,421	$3,500
Series Seed-2 convertible preferred stock	495,417	495,417	965	1,000
Series A convertible preferred stock	3,233,871	3,233,871	29,921	30,000
Series A+ convertible preferred stock	790,500	790,500	9,883	10,000
Series B convertible preferred stock	778,839	778,839	89,470	89,896
Series C convertible preferred stock	165,237	165,237	16,260	23,648

	7,695,112	7,695,112	$149,920	$158,044

A complete description of the rights, preferences, privileges and restrictions of the convertible preferred stock are in the amended and restated articles of incorporation. Significant rights and preferences of the outstanding convertible preferred stock are as follows:
Conversion
– All of the convertible preferred stock instruments are convertible at the option of the holder at any time, or immediately upon the closing of a firm commitment underwritten public offering in which the gross cash proceeds to the Company are at least $50 million with a per share price in excess of the Series C original issue price. Given that the conversion price is currently fixed, the Company would issue a fixed number of shares of common stock to settle the convertible preferred stock, unless a down round of common stock is issued, in which case the conversion price would be adjusted to maintain the value of preferred stock converted to common stock. The conversion price for each outstanding share of Series Seed, Series
Seed-2,
Series A, Series A+, Series B and Series C convertible preferred stock is $1.57, $2.02, $9.28, $12.65, $115.42 and $143.12, respectively.
Redemption
– The convertible preferred stock does not contain any mandatory redemption features; however, they may be redeemed upon an event that is not solely within the control of the Company. As such, the convertible preferred stock is classified as temporary equity (mezzanine equity) in the accompanying condensed consolidated financial statements.
Dividends
– Holders of the convertible preferred stock are entitled to receive noncumulative cash dividends in preference to any dividend on the common stock, at the rate of 8% per annum of the original issue price, when and as declared by the Board of Directors. To date, no dividends have been declared.
Liquidation Preference –
Upon a liquidation event, the Company’s assets will be distributed to holders of convertible preferred stock, in preference to the holders of common stock, in the following order: (i) first, to the holders of Series C convertible preferred stock at a per share amount equal to the greater of (y) the original issue price plus any declared but unpaid dividends, or (z) the amount such holders would have received had they converted their convertible preferred stock into common stock immediately prior to such event, (ii) then, to holders of Series B convertible preferred stock at a per share amount equal to the greater of (y) the original issue price plus any declared but unpaid dividends, or (z) the amount such holders would have received had they converted their convertible preferred stock into common stock immediately prior to such event, and (iii) then, on a pari passu basis, among the holders of Series A convertible preferred stock, Series A+ convertible preferred stock, Series Seed convertible preferred stock and Series
Seed-2
convertible preferred stock at a per share amount equal to the greater of (y) the applicable original issue price plus any declared but unpaid dividends, or (z) the amount such holders would have received had they converted their convertible preferred stock into common stock immediately prior to such event. Any remaining assets shall be distributed among the holders of common stock pro rata, based on the number of shares of common stock held by each.
Voting
– Each share of convertible preferred stock is entitled to one vote for each share of common stock into which such share of convertible preferred stock is convertible.

(10)	Borrowing Arrangements
Convertible Notes
2022 Notes
In March 2018, the Company issued convertible promissory notes of $24.8 million in March 2018 and $0.7 million in June 2018 (the “2022 Notes”) to various investors. The 2022 Notes are secured by a security agreement and mature in March 2022, unless earlier converted at the option of the investors.
The principal amount shall accrue interest at 1.5% per annum, payable biannually, and additional interest at 8.0% per annum, which will be added to the principal and compounded on each payment date. Prior to maturity, the investors may elect to convert all or a portion of the outstanding principal and accrued and unpaid interest on the 2022 Notes to equity based on various conversion events.
The 2022 Notes contain an embedded derivative representing the debt conversion features and the fair value of the derivative was recorded as a liability with an offsetting amount recorded as a debt discount against the carrying value of the 2022 Notes. The debt discount is amortized to interest expense using the effective interest method over the term of the 2022 Notes. The derivative liability is re-valued
at the end of each reporting period using a probability-weighted discounted cash flow model. The model used in valuing this derivative liability requires the use of significant estimates and assumptions including but not limited to: 1) expected cash flows the Company expects to go to the noteholders; 2) the Company’s risk adjusted discount rates; and 3) the probability of a change in control occurring during the term of the 2022 Note, and when it would occur. Changes in the estimated fair value of the debt derivative are recorded in other income (expense), net, on the accompanying condensed consolidated statements of operations. As of September 30, 2021, the fair value of the derivative liability was $0.1 million, recorded in other current liabilities on the condensed consolidated balance sheet.
The estimated fair value of the embedded derivative is as follows (in thousands):

Embedded Derivative Liability
Fair value as of December 31, 2019	$1,192
Change in fair value	(507)

Fair value as of September 30, 2020	$685

Fair value as of December 31, 2020	$549
Change in fair value	(451)

Fair value as of September 30, 2021	$98

The Company incurred approximately $0.9 million of fees related to issuance of the 2022 Notes in the form of advisor fees, legal fees and other related expenses. These costs were recorded as debt discount and are being amortized to interest expense using the effective interest method over the term of the 2022 Notes.

The following table represents the total amount of interest expense recognized in interest expense, net on the condensed consolidated statements of operations (in thousands):

	Nine Months Ended September 30,
	2021	2020
Contractual interest expense	$2,284	$2,120
Accretion of debt discount	416	386
Accretion of debt issuance costs	175	175

Total interest expense recognized	$2,876	$2,681

2023 Notes
In 2020, the Company issued convertible promissory notes of approximately $8.1 million in March 2020, $7.5 million in August 2020 and $0.5 million in October 2020 to various investors, which mature in March 2023 (the “2023 Initial Notes”). In conjunction with the 2023 Initial Notes, the Company issued 909,097 common stock warrants. The Company issued additional convertible promissory notes of approximately $48.7 million in February 2021 to various investors, which also mature in March 2023 (the “Extension Notes”). In conjunction with the Extension Notes, the Company issued 1,623,303 common stock warrants. See “Note 8 – Common Stock” for additional details.
The principal amount of the outstanding balance on the 2023 Initial Notes and the Extension Notes (together, the “2023 Notes”) shall accrue interest at 10.0% per annum, payable at maturity in March 2023. Prior to maturity, the 2023 Notes may be redeemed for an amount equal to 200% of the principal amount of the outstanding balance and the unpaid accrued interest in the event of a change in control, or converted, either voluntarily at the option of the investor or automatically to equity based on various conversion events.
In accounting for the issuance of the 2023 Notes, the Company separated the 2023 Notes into liability and equity components, consisting of embedded derivatives representing the redemption and conversion features, and common stock warrants, respectively. The fair value of the derivatives were calculated using the “with and without” method. The key valuation assumptions used consist of the discount rate and the probability of the occurrence of various conversion events. The fair value of the liability and equity components exceeded the 2023 Initial Notes gross proceeds therefore, the fair value of the components were allocated on a relative fair value basis. At issuance of the 2023 Initial Notes, the derivative liability and common stock warrants received relative fair value allocations of $5.2 million and $7.2 million, respectively, with the offset to debt discount, and the remaining immaterial balance was recorded as a loss in other income (expense), net on the consolidated statements of operations. At issuance of the Extension Notes, the fair value of the liability and equity components were $17.5 million and $22.0 million respectively.
The derivative liabilities are
re-valued
at the end of each reporting period. Changes in the estimated fair value of the derivatives are recorded in other income (expense), net, on the accompanying condensed consolidated statements of operations. As of September 30, 2021, the fair value of the derivative liability related to the 2023 Notes was $33.4 million, recorded in derivative liability on the condensed consolidated balance sheets.
The equity component is included in additional
paid-in
capital on the condensed consolidated balance sheets. The equity component is not remeasured.
The 2023 Notes debt issuance costs were approximately $0.4 million, consisting of advisor fees, legal fees and other related expenses. The Company allocated the total amount incurred to the liability and equity components on a relative fair value basis, resulting in $0.3 million allocated to the liability component and recorded as debt discount and approximately $0.1 million to the equity component. The residual amount was immaterial and was allocated to loss on issuance of the 2023 Notes. As such, the total loss recorded on the 2023 Notes was immaterial.

For the nine months ended September 30, 2021, the Company recorded amortization on the debt discount of $7.7 million, as additional interest expense, and recorded $11.4 million in other income (expense), net, to reflect the change in the fair value of the derivative liabilities.
The estimated fair value of the embedded derivative is as follows (in thousands):

Embedded Derivative Liability
Fair value as of December 31, 2019	$—
Additions	5,080
Change in fair value	—

Fair value as of September 30, 2020	$5,080

Fair value as of December 31, 2020	$4,472
Additions	17,540
Change in fair value	11,367

Fair value as of September 30, 2021	$33,379

The following table represents the total amount of interest cost recognized relating to the 2023 Notes for the nine months ended September 30, 2021 and 2020 (in thousands):

	Nine Months Ended September 30,
	2021	2020
Contractual interest expense	$4,261	$518
Accretion of debt discount	7,677	809
Accretion of debt issuance costs	63	22
Total interest expense recognized	$12,001	$1,349

Paycheck Protection Program Loan
In May 2020, the Company was granted a loan under the Paycheck Protection Program offered by the Small Business Administration (“SBA”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), section 7(a)(36) of the Small Business consolidated Act for approximately $2.5 million. The loan is evidenced by a promissory note and bore interest at 1% with no payments for the first 6 months. Monthly payments of principal and interest of approximately $0.1 million were slated to begin in December 2020, subject to deferral as the Company has applied for debt forgiveness, and continue through maturity in April 2022, if required. The loan was subject to partial or full forgiveness if the Company used all proceeds for eligible purposes; maintains certain employment levels; and maintains certain compensation levels in accordance with and subject to the CARES Act and the rules, regulations and guidance. The Company initially applied for the PPP loan to be forgiven in December 2020, with responses to SBA inquiries and final application submitted in January 2021. On June 14, 2021, the PPP Loan was forgiven in full, for the principal amount of $2.5 million and interest of approximately $28 thousand that had accrued from the funding date of April 30, 2020 through the forgiveness date. For the nine-month period ending September 30, 2021, the Company recognized a gain from extinguishment of the full amount of the PPP Loan, included in other income (expense), net in the consolidated statements of operations.

The following table summarizes the Company’s outstanding borrowing arrangements:

	September 30, 2021	December 31, 2020
2022 Notes	$33,519	$31,741
2023 Notes	69,999	17,037
PPP Loan	—	2,515

	103,518	51,293
Less: Unamortized debt issuance costs and discounts	(42,898)	(11,893)

	$60,620	$39,400

(11)	Stock-Based Compensation
Option Activity
The following tables summarize the stock option activity under the Company’s 2013 Stock Incentive Plan (“the Plan”) for the periods from December 31, 2019 through September 30, 2020, and December 31, 2020 through September 30, 2021:

	Options outstanding
	Number of shares	Weighted average exercise price per share	Weighted average contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding – December 31, 2019	1,143,755	$39.80	6.99	$55,114
Options granted	496,135	49.43
Options exercised	—	—		—
Options cancelled	(484,903)	77.59		963
Options expired	(9,456)	41.53		145

Outstanding—September 30, 2020	1,145,531	$27.96	6.22	$6,333

Vested and exercisable—September 30, 2020	839,531	$20.36	5.56	$6,333

Vested and expected to vest—September 30, 2020	1,145,531	$27.96	6.22	$6,333

	Options outstanding
	Number of shares	Weighted average exercise price per share	Weighted average contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding – December 31, 2020	1,099,325	$27.40	6.44	$6,237
Options granted	—	—		—
Options exercised	(17,000)	4.29		204
Options cancelled	(37,811)	42.98		—
Options expired	(20,149)	49.43		—

Outstanding—September 30, 2021	1,024,365	26.78	5.38	11,455

Vested and exercisable—September 30, 2021	878,474	$23.02	4.96	$11,455

Vested and expected to vest—September 30, 2021	1,024,365	$26.78	5.38	$11,455

As of September 30, 2021, there was $5.2 million of unrecognized compensation costs related to non-vested
stock option awards, which is expected to be recognized over a weighted-average period of approximately 1.9 years.
Restricted Stock Activity
The Company began issuing restricted stock units in July 2020. The following table summarizes the restricted stock activity under the Plan for the period from December 31, 2020 through September 30, 2021:

	Restricted Stock Units (“RSU”)		Restricted Stock Awards (“RSA”)
	Number of RSUs	Weighted- average grant date fair value	Number of RSAs	Weighted- average grant date fair value
Outstanding as of December 31, 2020	1,521,363	$16.29	—	$—
Granted	1,236,266	25.75	300,000	25.26
Vested	—	—	(300,000)	25.26
Forfeited or cancelled	(73,169)	25.26	—	—

Outstanding as of September 30, 2021	2,684,460	$25.48	—	$25.26

During the nine months ended September 30, 2021, the Company issued 1,236,266 restricted stock units (“RSUs”) and 300,000 restricted stock awards (“RSAs”) to employees and non-employees.
Unlike RSUs, the RSAs are entitled to voting rights and dividend rights prior to satisfaction of vesting conditions. Therefore, the RSAs are considered issued and outstanding at issuance. 665,431 RSUs and 300,000 RSAs were issued to non-employees
in exchange for advisory services, with an aggregate fair value of $24.4 million.
For the period ending September 30, 2021, $7.6 million of stock-based compensation related to RSA’s vested was recorded in general and administrative expenses on the condensed consolidated statement of operations. The remaining 570,835 RSUs issued to employees have a fair value of $14.4 million. The RSUs granted are subject to service-based and performance-based vesting conditions. The service-based vesting condition for these RSUs range from nine months to four years, while the performance-based vesting condition is satisfied on the earlier of consummating an initial public offering (“IPO”), the closing of a merger with a SPAC, a change in control event or the Company’s equity securities become publicly traded on a nationally recognized exchange other than pursuant to an IPO, SPAC transaction or a change in control event. The RSAs granted are subject to service-based vesting condition to be satisfied over six months.
As of September 30, 2021, the Company determined that the performance-based vesting conditions were not probable. As of September 30, 2021, there was $68.4 million unrecognized compensation costs related to unvested restricted stock to be recognized upon vesting.
The Company amended all outstanding RSUs issued prior to March 2021 such that each share scheduled to vest on a monthly vest date will now accelerate and vest on February 15, May 15, August 15 and November 15, preceding the applicable monthly vesting date. This amendment resulted in a modification, the effect of which is to change the grant date fair value to $25.26 for all outstanding RSUs on the modification date, reflecting the fair value on the date of modification.

The following table summarizes the restricted stock activity under the Plan for the period from December 31, 2019 through September 30, 2020:

	Restricted Stock Units (“RSU”)		Restricted Stock Awards (“RSA”)
	Number of RSUs	Weighted- average grant date fair value	Number of RSAs	Weighted- average grant date fair value
Outstanding as of December 31, 2019	—	$—	—	$—
Granted	776,821	16.29	—	—
Vested	—	—	—	—
Forfeited or cancelled	(1,330)	16.29	—	—

Outstanding as of September 30, 2020	775,491	$16.29	—	$—

During the nine months ended September 30, 2020, the Company issued 776,821 restricted stock units (“RSUs”) to employees and non-employees.
44,005 RSUs were issued to
non-employees
in exchange for advisory services, with an aggregate fair value of $0.7 million. The remaining 732,816 RSUs issued to employees have a fair value of $11.9 million. The RSUs granted are subject to service-based and performance-based vesting conditions and have a grant date fair value of $16.29. The service-based vesting condition for these RSUs range from nine months to four years, while the performance-based vesting condition is satisfied on the earlier of consummating an initial public offering (“IPO”), the closing of a merger with a SPAC, a change in control event or the Company’s equity securities become publicly traded on a nationally recognized exchange other than pursuant to an IPO, SPAC transaction or a change in control event.
Stock-based compensation expense
The following table summarizes stock-based compensation expense and its allocation within the accompanying condensed consolidated statements of operations (in thousands):

	Nine months ended September 30,
	2021	2020
Cost of goods sold	$57	$79
Research and development	1,311	1,746
Sales and marketing	653	1,040
General and administrative	8,633	1,458

Total stock-based compensation expense	$10,654	$4,323

(12)	Commitments and Contingencies
Operating Leases
The Company leases its facilities under
non-cancelable
operating lease agreements. The Company recognizes rent expense on a straight-line basis over the lease period and has accrued for rent expense incurred but not paid. The rent expense for the nine months ended September 30, 2021 and 2020 was $0.4 million and $0.6 million, respectively.
In November 2019, the Company entered into a Lease Termination Agreement in order to terminate the remaining obligation under one of its facility leases. The Lease Termination Agreement calls for future monthly payments in varying amounts into 2023.

Future minimum lease payments under
non-cancelable
operating leases, and future payments under the Lease Termination Agreement, as of September 30, 2021 are as follows (in thousands):

	Operating Leases	Lease Termination Agreement
2021	$167	$73
2022	452	293
2023	4	49

Total minimum payments	$623	$415

Vendor Contract Liability
In October 2017, the Company entered into an agreement with a contract manufacturer for production of various sub-assemblies
and final assemblies of the Company’s M8 and S3 product lines. The contract manufacturer procures parts to fulfill the forecasted demand of the Company, holding title and risk of loss to the inventory.
The terms of the agreement specify that the Company may be liable for this inventory should it not place orders for units sufficient to consume this inventory, or in varying amounts based on the termination of the agreement at any time by either party. The contract manufacturer holds $1.8 million of inventory at cost subject to this agreement as of September 30, 2021. From the total inventory, the Company and the contract manufacturer identified $1.2 million worth of inventory as “excess inventory” in 2018, essentially related to parts that are deemed obsolete or not in current demand forecasts in accordance with the agreement. From the total excess inventory identified, $0.9 million was purchased by the Company during 2019. For the balance of excess inventory, the Company has recorded a liability totaling $0.3 million within accrued expenses on the condensed consolidated balance sheet as of September 30, 2021 and December 31, 2020.
Legal Matters
The Company is a party to various legal proceedings and claims which arise in the ordinary course of business. The Company records a liability when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. If the Company determines that a loss is reasonably possible and the loss or range of loss can be reasonably estimated, the Company discloses the reasonably possible loss.
In response to allegations of patent infringement and threats of litigation by one of its competitor (“Complainant”), the Company filed a complaint in the Northern District of California seeking a declaratory judgment of non-infringement
of the complainant’s patent (patent # 7969558). The Complainant filed an answer and counterclaim seeking injunctions and damages for an unspecified amount. The Company answered the counterclaims asserting that the patent claims are not valid and also filed two petitions for inter parties review (“IPR”) before the Patent Trial and Appeal Board (“PTAB”), which were instituted in May 2018. All briefing and the oral hearing in the PTAB proceedings have concluded. On May 23, 2019, the PTAB issued Final Written Decisions finding all petitioned claims are not invalid. On June 24, 2019, the Company filed a Request for Rehearing in response to the Final Written Decision. On May 23, 2020, the Board denied the Request for Rehearing.
Quanergy filed an appeal to the Court of Appeals for the Federal Circuit (“CAFC”) for each IPR (consolidated as docket no.
CAFC-20-2070).
Oral argument was held on July 7, 2021. We are currently awaiting a decision from the CAFC. Nevertheless, this litigation, as with any other litigation, is subject to uncertainty and an unfavorable outcome may result in a material adverse impact on our business, results of operations, financial position, and overall trends.
In the fourth quarter of 2020, the Company started engaging in discussions with the Complainant for a potential out of court settlement related to the ongoing legal proceeding discussed above, in order to avoid future significant legal expenses. The Company determined that it had incurred a liability as of December 31, 2020 and recorded an estimated potential loss for this case in the amount of $2.5 million including accrued interest, recorded in general and administrative expenses on the condensed consolidated statement of operations. As of the current date, negotiations have ceased and no settlement has been reached. The Company will continue to monitor developments on this case and record any necessary adjustments to reflect the effect of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case in the period they become known.
Employee Retention Plan
In November 2019, the Company adopted an employee retention plan (“Retention Plan”). Key employees as determined by the Board of Directors are eligible to participate in the Retention Plan, and have the right to payment of a retention bonus upon the occurrence of a covered transaction as defined in the Retention Plan, which includes a change in control or IPO. The Retention Plan is an unfunded plan and the participants must be employed at the time of the covered transaction to be eligible to receive payment. The Company recognizes the retention plan related expense based on the best estimate of occurrence of a covered transaction. This estimate is revised periodically based on continuation of employment and other factors such as likelihood of occurrence of a covered transaction etc. The amount of retention bonus available to active participants in the Retention Plan upon the occurrence of a covered transaction was $4.9 million as of September 30, 2021.

(13)	Basic and Diluted Net Loss Per Share
The Company uses the
two-class
method to calculate net loss per share. No dividends were declared or paid for the nine months ended September 30, 2021 and 2020. Undistributed earnings for each period are allocated to participating securities, including the convertible preferred stock, based on the contractual participation rights of the security to share in the current earnings as if all current period earnings had been distributed. As there is no contractual obligation for the convertible preferred stock to share in losses, the Company’s basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average shares of common stock outstanding during periods with undistributed losses.
The following table sets forth the computation of the Company’s basic and diluted net loss per share attributable to common stockholders for the nine months ended September 30, 2021 and 2020 (in thousands, except share and per share amounts):

	Nine Months Ended September 30,
	2021	2020
Numerator:
Net loss attributable to common stockholder, basic and diluted	$(54,180)	$(23,996)
Denominator:
Weighted average common shares outstanding, basic and diluted	7,205,492	4,903,070
Net loss per share attributable to common stockholder, basic and diluted	$(7.52)	$(4.89)
Basic and diluted net loss per share attributable to common stockholders is the same for the nine months ended September 30, 2021 and 2020 because the inclusion of potential shares of common stock would have been anti-dilutive for the periods presented.

The following table presents the potential common shares outstanding that were excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been antidilutive:

	As of September 30,
	2021	2020
Convertible preferred stock	7,695,112	7,695,112
Stock options and RSUs issued and outstanding	3,708,825	1,921,022
Convertible notes	1,014,103	338,967

Potential common shares excluded from diluted net loss per share	12,418,040	9,955,101

The above tables exclude Sensata warrants totaling 624,305 which are exercisable upon a contingent event which is the Closing as defined in the Merger Agreement (per Note 1) into the new Quanergy shares.

(14)	Income Taxes
For the nine months ended September 30, 2021, we recorded an income tax provision of $15 thousand compared to a $5 thousand tax provision for the nine months ended September 30, 2020, all of which are primarily related to income taxes of our
non-U.S.
operations as our U.S. operations were in a loss position and we maintain a full valuation allowance against our U.S. deferred tax assets.

(15)	Related Party Transactions
Related Party Collaboration Agreement
To support the Company’s path towards automotive grade solid state LiDAR sensors, help de-risk
the ramp towards high volume manufacturing, and improve the company’s marketing and distribution capabilities, the Company entered into a Strategic Partnership Agreement (“Collaborative Agreement”) with Sensata Technology, Inc (“Sensata”) on February 8, 2016. As part of the Collaborative Agreement, Sensata made a $50 million investment in the initial closing of the Company’s offering of Series B convertible preferred stock. The agreement committed both companies to engage in joint development and commercialization of the solid-state product for the transportation segment. The Company was expected to retain ultimate discretion relating to product roadmap and development, with Sensata retaining ultimate control over the manufacturing, sales and marketing decisions subject to certain terms and conditions.
On March 29, 2020, Quanergy and Sensata signed an amendment to the agreement which eliminated exclusivity for the transportation sector, reduced specific development and commercialization obligations and added flexibility to the manufacturing model.
On June 21, 2021, the Company entered into another collaborative arrangement with Sensata, wherein Sensata will provide consulting services with respect to areas of manufacturing, cost reduction, sourcing, and go to market strategies. In consideration for such services, the Company issued a warrant to Sensata to purchase that number of shares of the Company’s common stock which will be exchanged for 2.5 million shares of the combined entity contemplated in the Merger discussed above in “Note 1(d)—Proposed Business Combination”. No revenues nor expenses have been recognized under this collaborative arrangement for the nine months ended September 30, 2021 and 2020.
No revenues on the February 2016 Collaborative Agreement have been recognized for the nine months ended September 30, 2021 and 2020. In accordance with the Collaborative Agreement, the Company purchased equipment from Sensata totaling $1 million which is included in the accompanying consolidated balance sheets as of September 30, 2021, and December 31, 2020. Depreciation expense on this equipment was $0.1 million and $0.1 million for the nine months ended September 30, 2021 and 2020, respectively.

Related Party Convertible Notes
In 2020, the Company issued convertible promissory notes of approximately $16.1 million to various investors, out of which $15.7 million was issued to three related parties. The related party debt is presented as “Long-term debt- related party” in the consolidated balance sheet, adjusted for deferred interest, allocated debt financing costs and derivative liability recorded as debt discount on the 2023 Initial Notes. The principal amount of the outstanding balance shall accrue interest at 10.0% per annum, payable at maturity in March 2023. For the year ended December 31, 2020, the Company accrued interest of $0.9 million related to the 2023 Initial Notes issued to the related parties. In conjunction with the 2023 Initial Notes, the Company also issued common stock warrants, of which 880,649 were issued to the three related parties. See “Note 10 – Borrowing Arrangements” for additional details.
In February 2021, the Company issued convertible promissory notes of approximately $48.7 million to various investors (the “Extension Notes”, and together with the 2023 Initial Notes, referred to as “2023 Notes”), out of which $11.5 million was issued to a related party. In conjunction with the Extension Notes, the Company also issued common stock warrants, of which 382,495 were issued to the related party. The related party debt is presented as “Long-term debt – related party” in the condensed consolidated balance sheet, adjusted for deferred interest, allocated debt issuance costs and derivative liability recorded as debt discount on the Extension Notes. The principal amount of the outstanding balance shall accrue interest at 10.0% per annum, payable at maturity in March 2023.
For the nine months ended September 30, 2021, the Company accrued additional interest of $6.1 million related to the 2023 Notes issued to related parties. Total accrued interest payable to related parties was $2.8 million at September 30, 2021. For the nine months ended September 30, 2020, accrued interest related to the 2023 Notes issued to related parties was $ 0.5 million. See “Note 10 – Borrowing Arrangements” for additional details.
Related Party Restricted Stock Units
In March 2021, the Company granted 763,861 restricted stock units to two related parties with an aggregate fair value of $19.3 million. These grants have performance-based and service-based conditions. As of September 30, 2021, the performance-based condition is not deemed to be probable, therefore, no expense has been recognized on these awards in the nine months ended September 30, 2021.
There were no other material related party transactions during the nine months ended September 30, 2021 and 2020.

(16)	Subsequent Events
In preparing the condensed consolidated financial statements as of and for the nine months ended September 30, 2021, the Company evaluated subsequent events for recognition and measurement purposes through                 , 2021, which is the date the condensed consolidated financial statements were available to be issued. The Company noted no subsequent events to date that would materially impact the condensed consolidated financial statement disclosures, except for the following:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders Quanergy Systems, Inc.
Opinion on the financial statements
We have audited the accompanying consolidated balance sheets of Quanergy Systems, Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, mezzanine equity and stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Emphasis of matter regarding going concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company incurred a net loss of $35,835 during the year ended December 31, 2020, and as of that date, the Company’s current assets exceeded its current liabilities by $6,841 and its total liabilities exceeded its total assets by $35,826. These conditions, along with other matters as set forth in Note 1, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ GRANT THORNTON LLP
We have served as the Company’s auditor since 2021.
Phoenix, Arizona
July 16, 2021

Quanergy Systems, Inc Consolidated Balance Sheets
(
in thousands, except share and per share data
)

	As of December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$7,598	$10,876
Restricted cash	70	70
Accounts receivable, net of allowance for doubtful accounts of $224 and $75 at December 31, 2020 and 2019, respectively	725	765
Inventory	4,817	5,669
Prepaid expenses and other current assets	329	669

Total current assets	13,539	18,049
Property and equipment, net	2,809	4,169
Other long-term assets	181	185

Total assets	$16,529	$22,403

Liabilities, mezzanine equity and stockholders’ deficit
Current liabilities
Accounts payable	$1,550	$1,970
Accrued expenses	2,088	1,838
Accrued settlement liability	2,500	—
Other current liabilities	560	1,402

Total current liabilities	6,698	5,210
Long-term debt	33,443	27,625
Long-term debt—related party	5,957	—
Derivative liability	5,021	1,192
Other long-term liabilities	1,236	1,068

Total liabilities	52,355	35,095

Commitments and contingencies (Note 15)
Mezzanine equity:
Series Seed convertible preferred stock, $0.0001 par value. Authorized 2,231,248 shares; issued and outstanding 2,231,248 shares as of December 31, 2020 and 2019; liquidation preference of $3,500 as of December 31, 2020 and 2019	3,421	3,421
Series Seed-2 convertible preferred stock, $0.0001 par value. Authorized 495,417 shares; issued and outstanding 495,417 shares as of December 31, 2020 and 2019; liquidation preference of $1,000 as of December 31, 2020 and 2019	965	965
Series A convertible preferred stock, $0.0001 par value. Authorized 3,233,871 shares; issued and outstanding 3,233,871 shares as of December 31, 2020 and 2019; liquidation preference of $30,000 as of December 31, 2020 and 2019	29,921	29,921
Series A+ convertible preferred stock, $0.0001 par value. Authorized 790,500 shares; issued and outstanding 790,500 shares as of December 31, 2020 and 2019; liquidation preference of $10,000 as of December 31, 2020 and 2019	9,883	9,883
Series B convertible preferred stock, $0.0001 par value. Authorized 778,839 shares; issued and outstanding 778,839 shares as on December 31, 2020 and 2019; liquidation preference of $89,896 as of December 31, 2020 and 2019	89,470	89,470

	As of December 31,
	2020	2019
Series C convertible preferred stock, $0.0001 par value. Authorized 165,237 shares as of December 31, 2020 and 1,235,586 shares as of December 31, 2019; issued and outstanding 165,237 shares as on December 31, 2020 and 2019; liquidation preference of $23,648 as of December 31, 2020 and 2019	19,318	19,318

Total mezzanine equity	152,978	152,978
Stockholders’ deficit:
Common stock, $0.0001 par value. Authorized 18,000,000 shares as of December 31, 2020 and 16,000,000 shares as of December 31, 2019; issued and outstanding 4,696,352 shares as of December 31, 2020 and 4,688,352 shares as of December 31, 2019	—	—
Additional paid-in capital	55,310	42,621
Accumulated other comprehensive loss	(61)	(73)
Accumulated deficit	(244,053)	(208,218)

Total stockholders’ deficit	(188,804)	(165,670)

Total liabilities, mezzanine equity and stockholders’ deficit	$16,529	$22,403

The accompanying notes are an integral part of these consolidated financial statements.

Quanergy Systems, Inc Consolidated Statements of Operations
(
in thousands, except share and per share data
)

	For the year ended December 31,
	2020	2019
Net sales	$3,015	$6,361
Cost of goods sold	2,586	6,657
Gross profit	429	(296)
Operating expenses:
Research and development	15,373	20,650
Sales and marketing	6,486	7,419
General and administrative	9,472	9,548
Restructuring costs	—	1,397

Operating expenses	31,331	39,014

Loss from operations	(30,902)	(39,310)
Other income (expense):
Interest expense, net	(6,346)	(2,812)
Other income (expense), net	1,420	(337)

Loss before income taxes	(35,828)	(42,459)
Income tax benefit (provision), net	(7)	40

Net loss	$(35,835)	$(42,419)

Net loss attributable per share to common stockholders, basic and diluted	$(7.06)	$(9.11)
Weighted-average shares used to compute net loss attributable per share to common stockholders, basic and diluted	5,077,336	4,656,668
The accompanying notes are an integral part of these consolidated financial statements.

Quanergy Systems, Inc Consolidated Statements of Comprehensive Loss
(
in thousands
)

	For the year ended December 31,
	2020	2019
Net loss	$(35,835)	$(42,419)
Other comprehensive loss (net of tax):
Foreign currency translation gain (loss)	12	(73)

Comprehensive loss	$(35,823)	$(42,492)

The accompanying notes are an integral part of these consolidated financial statements.

Quanergy Systems, Inc Consolidated Statements of Mezzanine Equity and Stockholders’ Deficit
(
in thousands except number of shares
)

	Convertible Preferred Stock		common stock		Additional Paid-in-Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2018	7,670,037	$149,920	4,578,839	$—	$35,074	$(166,223)	$—	$(131,149)
Exercise of Series C convertible preferred stock warrants for $0.01 per share	25,075	3,058	—	—	—	—	—	—
Cumulative effect to accumulated deficit related to adoption of ASU 2014-09	—	—	—	—	—	424	—	424
Shares issued upon exercise of options, net	—	—	109,513	—	118	—	—	118
Issuance of common stock warrants	—	—	—	—	200	—	—	200
Stock-based compensation	—	—	—	—	7,229	—	—	7,229
Other comprehensive loss	—	—	—	—	—	—	(73)	(73)
Net loss	—	—	—	—	—	(42,419)	—	(42,419)

Balance at December 31, 2019	7,695,112	152,978	4,688,352	—	42,621	(208,218)	(73)	(165,670)
Shares issued upon exercise of options	—	—	8,000	—	34	—	—	34
Issuance of common stock warrants	—	—	—	—	7,212	—	—	7,212
Stock-based compensation	—	—	—	—	5,443	—	—	5,443
Other comprehensive income	—	—	—	—	—	—	12	12
Net loss	—	—	—	—	—	(35,835)	—	(35,835)

Balance at December 31, 2020	7,695,112	$152,978	$4,696,352	$—	$55,310	$(244,053)	$(61)	$(188,804)

The accompanying notes are an integral part of these consolidated financial statements.

Quanergy Systems, Inc Consolidated Statements of Cash Flows
(
in thousands
)

	For the year ended December 31,
	2020	2019
Cash flows from operating activities
Net loss	$(35,835)	$(42,419)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	5,443	7,229
Non-cash interest expense	5,927	2,926
Depreciation and amortization	1,192	1,360
Non-cash loss on issuance of convertible notes	26	—
Change in fair value of debt derivative liabilities	(1,402)	251
Change in fair value of convertible preferred stock warrants	—	146
Bad debt expense	149	—
Non-cash restructuring charges	—	53
Other	63	45
Changes in operating assets and liabilities:
Accounts receivable	(109)	1,881
Inventory	852	(244)
Prepaid expenses and other current assets	219	164
Other long-term assets	4	16
Accounts payable	(420)	(2,327)
Accrued expenses	245	(2,466)
Accrued settlement liability	2,500	—
Other current liabilities	(251)	995
Other long-term liabilities	(418)	(41)

Net cash used in operating activities	(21,815)	(32,431)

Cash flows from investing activities
Proceeds from sale of property and equipment	226	—
Purchase of property and equipment	—	(440)
Purchase of short-term investments	—	(2,214)
Proceeds from sale of short-term investments	—	8,350

Net cash provided by investing activities	226	5,696

Cash flows from financing activities
Proceeds from issuance of convertible notes	415	—
Proceeds from issuance of convertible notes to related parties	15,700	—
Payments for issuance costs of convertible notes	(365)	—
Proceeds from PPP loan	2,515	—
Proceeds from exercises of stock options	34	118

Net cash provided by financing activities	18,299	118

Effect of exchange rate changes on cash, cash equivalents and restricted cash	12	(73)
Net decrease in cash, cash equivalents and restricted cash	(3,278)	(26,690)
Cash, cash equivalents and restricted cash at beginning of period	10,946	37,636

Cash, cash equivalents and restricted cash at end of period	$7,668	$10,946

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$452	$443
Cash paid during the year for income taxes	—	15
Supplemental schedule of noncash investing and financing activities
Issuance of common stock warrants	$7,212	$200
Exercise of Series C convertible preferred stock warrants	$—	$3,058
Fair value of debt derivative liabilities related to issuance of convertible notes	$5,231	$—
Receivable from sale of property and equipment	$—	$220
The accompanying notes are an integral part of these consolidated financial statements.

QUANERGY SYSTEMS, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

(1)	Organization

(a)	Description of Business
Quanergy Systems, Inc. (the “Company”) designs, develops and produces Light Detection and Ranging (“LiDAR”) sensors and is a leader in 3D sensing that delivers robust and intelligent real-time 3D object detection and classification solutions. Currently, the Company’s applications and products are targeted towards five key market groups: 1) the Security market where the company builds applications leveraging the mechanical M Series LiDAR combined with proprietary software for perimeter security and intrusion detection applications; 2) the Smart Cities / Spaces market, where the company’s flow management tools are used in cities and municipalities to improve the movement and safety of their citizens in dense urban settings; 3) the Mapping market, where customers are currently utilizing the M8 mechanical LiDAR for terrestrial and aerial mapping; 4) the Industrial market, where the Company is launching its solid state and mechanical LiDAR solutions for material handling, logistics, and measurement; and 5) the Transportation market which consists of passenger vehicles as well as heavy vehicles and off highway applications such as agricultural and mining equipment, where the Company is primarily looking to service this market through its solid state S Series LiDAR for use in Advanced Driver Assist Systems as well as in highly automated vehicle applications.
The Company was founded in 2012 and is currently headquartered in Sunnyvale, California, with subsidiaries in Canada, the United Kingdom, Germany, United Arab Emirates, Mainland China, the Hong Kong Special Administrative Region of the People’s Republic of China and Japan.

(b)	Going Concern
The Company has prepared its consolidated financial statements assuming that the Company will continue as a going concern. As of December 31, 2020, the Company had $7.6 million of cash and cash equivalents. Further, as discussed in “Note 20 – Subsequent Events”, the Company issued convertible promissory notes with gross proceeds of $48.7 million in February 2021. However, the Company will be required to repay a $34.9 million obligation due March 2022 (the “2022 secured Notes”) consisting of the principal amount and deferred interest. Given that the Company has historically generated recurring net losses and negative cash flows from operations it may be unable to make such specified debt repayments when the balance is due. These conditions raise substantial doubt about the Company’s ability to continue as a going concern, for a period of twelve months following the date of issuance of financial statements for the year ending December 31, 2020. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
In June 2021, the Company entered into an agreement and plan to merge (“the Merger”) with a subsidiary of CITIC Capital Acquisition Corp. (“CCAC”), a publicly traded special purpose acquisition company, as discussed more fully in “Note 20 – Subsequent Events” below.

(c)	Basis of Presentation
The consolidated financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

(2)	Summary of Significant Accounting Policies

(a)	Use of Estimates
The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, as well as related disclosure of contingent assets and liabilities. Estimates are used for the fair value of common stock and convertible preferred stock, embedded derivative valuation, stock-based awards and other issuances, revenue recognition, useful lives of long-lived assets, warranty reserves, allowance for doubtful accounts, contingencies, deferred tax assets and uncertain tax positions. Actual results could differ materially from the Company’s estimates. To the extent that there are material differences between these estimates and actual results, the Company’s financial condition or operating results will be affected. The Company bases its estimates on past experience and other assumptions that the Company believes are reasonable under the circumstances, and the Company evaluates these estimates on an ongoing basis.

(b)	Significant Risks and Uncertainties
The Company is subject to those risks common in the technology industry and also those risks common to early stage companies including, but not limited to, the possibility of not being able to successfully develop or market its products as forecasted, technological obsolescence, competition, dependence on key personnel and key external alliances, the successful protection of its proprietary technologies, compliance with government regulations, and the possibility of not being able to obtain additional financing when needed.
In the year ended December 31, 2020, the Company’s revenues were impacted by the
COVID-19,
pandemic. In particular, the Company experienced some negative impact to its revenue and gross profits throughout 2020 due to several industry-wide dynamics related to
COVID-19
including delayed customer projects and difficulty securing new commercial wins with limited ability to access customer facilities. The heightened volatility and uncertainty in customer demand and the worldwide economy in general has continued, and the Company may experience increased volatility in its sales and revenues in the near future. However, the magnitude of such volatility on the Company’s business and its duration is uncertain and cannot be reasonably estimated at this time.

(c)	Concentration of Risks
Concentration of credit risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash and accounts receivable. The Company’s cash and cash equivalents and restricted cash are on deposit with major financial institutions. Such deposits may be in excess of insured limits. The Company believes that the financial institutions that hold the Company’s cash are financially sound, and accordingly, minimum credit risk exists with respect to these balances. The Company has not experienced any losses due to institutional failure or bankruptcy. The Company performs credit evaluations of its customers and generally does not require collateral for sales on credit. The Company reviews accounts receivable balances to determine if any receivables will potentially be uncollectible and includes any amounts that are determined to be uncollectible in the allowance for doubtful accounts. As of December 31, 2020, there were three customers who had outstanding balances accounting for 16%, 16% and 10% of the total accounts receivable balance, respectively. As of December 31, 2019, there were two customers who had outstanding balances accounting for 16% and 15% of the total accounts receivable balance, respectively.
Concentration of customers
For the year ended December 31, 2020, no customer represented 10% or more of net sales. For the year ended December 31, 2019, two customers represented 13% and 12% of net sales, respectively.

Concentration of suppliers
For the year ended December 31, 2020, two suppliers represented 63% and 11% of the Company’s inventory purchases, accounting for $0.8 million and $0.1 million in purchases, respectively. For the year ended December 31, 2019, one supplier represented 61% of the Company’s inventory purchases, accounting for $4.0 million in purchases.

(d)	Foreign Currency
The functional currencies of the Company’s subsidiaries, which are located in Canada, the United Kingdom, Germany, United Arab Emirates, Mainland China, the Hong Kong Special Administrative Region of the People’s Republic of China, and Japan, are their local currencies. Assets and liabilities are translated into U.S. dollars at end-of-period
exchange rates. Revenue and expense transactions are translated at average exchange rates in effect during each reporting period. The effects of foreign currency translations are recorded as a component of other comprehensive income (loss) and the Company recognized $12 thousand in other comprehensive income and $73 thousand in other comprehensive loss for the years ended December 31, 2020 and 2019, respectively.

(e)	Cash and Cash Equivalents and Restricted Cash
The Company considers all highly liquid securities that mature within three months or less from the original date of purchase to be cash equivalents. The Company maintains the majority of its cash balances with commercial banks in interest bearing accounts. Cash and cash equivalents include cash held in checking and savings accounts and highly liquid securities with original maturity dates of three months or less from the original date of purchase.
The restricted cash balance as of December 31, 2020 and 2019 represents $70 thousand related to collateral to offset certain short-term, unsecured lending commitments associated with the Company’s corporate credit card program.

(f)	Accounts Receivable
Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and customers’ financial condition, the amount of receivables in dispute, the current receivables aging and customer payment patterns. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. In addition, the Company provides an allowance for sales discounts for invoiced amounts which do not meet the Company’s policies for recognition as either revenue or deferred revenue. This includes items such as invoices on loaner inventory that has not been returned. As of December 31, 2020, and 2019, the Company provided for an allowance for doubtful accounts totaling $224 thousand and $75 thousand, respectively.
The Company does not have any
off-balance
sheet credit exposure related to its customers.

(g)	Inventory
Inventory consists of raw materials,
work-in-progress
and finished goods representing the sensors and related components that the Company produces. Costs are computed under the standard cost method, which approximates actual costs determined on a first-in,
first-out
basis, and include freight and overhead expenses incurred to bring the inventory to its location and condition. The Company identifies inventory which is considered obsolete or in excess of anticipated demand based on a consideration of marketability and product life cycle stage, product development plans, component cost trends, demand forecasts, historical net sales, and assumptions about future demand and market conditions to state inventory at the lower of cost or net realizable value.

(h)	Revenue Recognition
Revenue is recognized when a customer obtains control of promised products and services and the Company has satisfied its performance obligations. The amount of revenue recognized reflects the consideration which the Company expects to be entitled to receive in exchange for the products and services. To achieve this core principle, the Company applies the following five steps:
Step 1. Identification of the contract(s) with a customer;
Step 2. Identification of the performance obligations in the contracts(s);
Step 3. Determination of the transaction price;
Step 4. Allocation of the transaction price to the performance obligations;
Step 5. Recognition of the revenue when, or as, the Company satisfies a performance obligation.
Nature of goods and services
The Company determines it has a contract with a customer when (i) it is enforceable and defines each party’s rights regarding the products and services to be transferred and identifies the payment terms related to the products and services, (ii) it has commercial substance and, (iii) collection of substantially all consideration for products and services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration. The Company applies judgment in determining the customer’s ability and intention to pay, which is based on a variety of factors including the customer’s historical payment experience or, in the case of a new customer, published credit and financial information pertaining to the customer.
The Company primarily enters into standard supply arrangements. Standard supply arrangements include the customer option to purchase LiDAR sensors, accessories, Quanergy Processing Units, servers, Qortex software, post-contract support services (“PCS”) and extended warranties either on a standalone basis or in a bundled arrangement over specified periods. The Qortex software is offered either as a perpetual or term-based license.
To the extent a contract includes multiple promised products and services, the Company must apply judgment to determine whether promised products and services are capable of being distinct and are distinct in the context of the contract. If these criteria are not met the promised products and services are accounted for as a combined performance obligation. The Company has determined that all of its promises are distinct, with the exception of certain software, training, certification, and professional services which are considered immaterial in the context of customer contracts and for which the Company has elected the practical expedient for immaterial goods and services.
Hardware
Based on the Company’s general terms of sale, legal title and physical possession of the Company’s hardware products, which include LiDAR sensors, accessories, Quanergy Processing Units, and servers, are transferred to the customer at shipment. Revenue on hardware is recognized at a point in time once the contractual shipping terms have been met and control is transferred.
Software
The Company primarily sells Qortex software licenses. Qortex software license arrangements provide a term-based or perpetual license bundled with related PCS. License revenue is primarily derived from the software that is embedded with the hardware or is deployed on the customers’ own servers. Licenses were determined to have significant standalone functionality and revenue is recognized upon transfer of control to the customer. The control for software is transferred at the later of delivery to the customer or the software license start date, however, there is ultimately minimal difference as the license keys are typically activated shortly after sale.

The term-based license arrangements generally have terms ranging from one to two years and are invoiced to customers in advance upon execution of the contract. Amounts that have been invoiced are recorded in accounts receivable and in either deferred revenue or revenue in the accompanying consolidated financial statements, depending on whether the underlying performance obligation has been satisfied.
Post-contract support services
Typically, the Company provides PCS, including unspecified updates, upgrades, and minor bug-fixes,
for the term of a contract, which ranges from 12 to 24 months. PCS meets the criteria for over-time revenue recognition as the customer simultaneously receives and consumes the benefit of the services as the Company performs. As such, revenue is recognized ratably over the life of the agreement.
Extended warranties
The Company typically provides a
two-year
standard limited warranty on its hardware offerings that covers manufacturing defects in material or workmanship.
In certain contracts, the Company provides the customer the option to purchase extended warranties, in addition to the warranty provided as part of the Company’s customary business practice. The extended warranty is a separate performance obligation and meets the criteria for over-time revenue recognition as the customer simultaneously receives and consumes the benefit of the services as the Company performs. Similar to PCS, the extended warranty is representative of a stand-ready obligation, provided on a when-and-as
needed basis, which does not follow a specific pattern of delivery. This performance obligation is satisfied over-time and hence, revenue is recognized ratably over the extended warranty term.
Contracts with multiple performance obligations
For contracts which contain multiple performance obligations, the Company allocates revenue to each distinct performance obligation based on the standalone selling price (“SSP”). As prices vary from customer to customer based on customer relationship, volume discount, and contract type, the Company has determined that the estimated sales price of its product is not directly observable. Accordingly, the Company estimates SSP using the expected cost plus a margin approach. The Company considers all reasonably available information in making these estimate including forecasted costs of developing and supplying each performance obligation, historical margins for products previously sold and adjustments for factors, such as current business priorities, class of customer, and market conditions.
Disaggregation of revenues
The Company disaggregates its revenue from contracts with customers by timing of transfer of goods or services to customers (point in time or over-time) and geographic region based on the customer’s location, as it believes it best depicts how the nature, amount, timing and uncertainty of its revenue and cash flows are affected by economic factors.
Total revenue based on the disaggregation criteria described above is as follows (in thousands):

	Year ended December 31,
	2020	2019
Point in time	$2,747	$6,028
Over-time	268	333

Total net sales	$3,015	$6,361

Revenue by geographic region can be found in “Note 16 – Segment Reporting and Geographic Information.”

Shipping and handling costs and certain taxes
Taxes collected from customers and remitted to governmental authorities are not included in net sales. Shipping and handling costs associated with outbound freight are accounted for as a fulfillment cost and are included in both net sales (for amounts invoiced to customers) and cost of goods sold in the accompanying consolidated statements of operations.
Deferred revenue
Revenue is deferred when the Company has the right to invoice in advance of services being provided. The upfront payment pattern relative to the delivery of software licenses and its related support and maintenance and associated revenue recognition generates deferred revenue. Current and non-current
portion of deferred revenue is recorded in other current liabilities and other long-term liabilities respectively, in the accompanying consolidated balance sheets.
The deferred revenue balance, as shown below, excludes customer deposits of $1.1 million and $1.2 million as of December 31, 2020 and 2019, respectively, primarily related to products and services which were billed in advance. Standard payment terms to customers range from 30 to 60 days; however, payment terms and conditions in the Company’s customer contracts may vary. In most cases, customers prepay for services in advance of delivery of the related services.
The following provides information about deferred revenue from contracts with customers as of December 31, 2020 and 2019 (in thousands):

	As of December 31,
	2020	2019
Deferred revenue, current	$67	$226
Deferred revenue, non-current	3	—

Total deferred revenue	$70	$226

Transaction price allocated to remaining performance obligations
As of December 31, 2020 and 2019, the aggregate amount of the transaction price allocated to remaining performance obligations was immaterial.
Contract assets
Under Topic 606, contract assets include amounts related to the contractual right to consideration for both completed and partially completed performance obligations that may not have been invoiced. The contract assets are transferred to receivables when the rights become unconditional. Contract assets are expected to be included in prepaid expenses and other current assets in the accompanying consolidated balance sheets. The total value of the Company’s contract assets as of December 31, 2020 and 2019 was $0.
Deferred costs
The Company applies the practical expedient to expense contract related costs as incurred if the expected benefit period is one year or less. This applies to all the sales commissions paid as the majority of the Company’s contracts have a benefit period of not more than one year.

(i)	Property and Equipment
Property and equipment are stated at cost less accumulated depreciation and amortization. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in the current period. Repair and maintenance costs are expensed as incurred. Depreciation and amortization are calculated using the straight-line
method over the following estimated useful lives of the assets:

Useful Lives
Machinery and equipment	5-10 years
Furniture and fixtures	5-7 years
Computer equipment	3-5 years
Computer software	3 years
Leasehold improvements	Lesser of the useful life or the remaining term of the lease

(j)	Cost of Goods Sold
Cost of goods sold includes actual cost of material, labor and manufacturing overhead incurred for revenue-producing units shipped, and includes associated warranty costs, and other costs.

(k)	Research and Development
Research and development costs are expensed as incurred and consist primarily of personnel and related costs for product development activities. Research and development costs also includes professional fees payable to third-parties, license and subscription fees for development tools and pre-production
product related costs, and manufacturing-related costs associated with product development.

(l)	Collaborative Arrangements
The Company has entered into multiple collaborative arrangements that provide the Company with varying rights to develop products together with its collaborative partners. Cost reimbursements paid to the collaborative partners are recognized as incurred and included in research and development expense in the accompanying consolidated statements of operations. Terms of the collaboration agreements may require the Company to make payments based upon the achievement of certain milestones. Upfront and milestone payments payable by the Company to collaborative partners are recorded as prepaid expenses and other current assets in the accompanying consolidated balance sheets and are recognized as a research and development expenses as the services are performed. During the years ended December 31, 2020 and 2019 the Company was working under collaborative arrangements with three separate suppliers. Amounts related to the collaborative arrangements are classified in the accompanying consolidated statements of operations as research and development expense in the amounts of $0.8 million and $0.7 million for the years ended December 31, 2020 and 2019, respectively.

(m)	Advertising and Promotional Expenses
Advertising and promotional costs are expensed as incurred and included in sales and marketing expense in the accompanying consolidated statements of operations. Advertising costs totaled $0.5 million each for the years ended December 31, 2020 and 2019.

(n)	Restructuring Costs
The Company accounts for costs associated with a restructuring plan under ASC 420,
Exit or Disposal Cost Obligations.
A liability for the costs associated with the restructuring plan are recognized as incurred and measured at fair value. The restructuring costs mainly consist of charges related to lease termination as part of the restructuring plan. The Company incurred restructuring costs of $0 and $1.4 million for the years ended December 31, 2020 and 2019, respectively. The short-term liability associated with the restructuring costs is included on the consolidated balance sheets as other current liabilities and the long-term liability associated with the restructuring costs is presented as part of other long-term liabilities.

(o)	Income Taxes
Income taxes are accounted for under the
asset-and-liability
method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company recognizes accrued interest and penalties, if any, related to unrecognized tax benefits in tax expense.

(p)	Impairment of Long-Lived Assets
Long-lived assets, such as property and equipment subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, and quoted market values, as considered necessary.
There were no impairment charges for the years ended December 31, 2020 and 2019.

(q)	Convertible Preferred Stock Warrants
The Company has issued convertible preferred stock warrants exercisable into shares of the Company’s convertible preferred stock. The Company classifies warrants to purchase shares of convertible preferred stock that are redeemable or include an antidilution feature as liabilities. Such warrants are measured and recognized at fair value, and subject to remeasurement at each balance sheet date. At the end of each reporting period, changes in fair value during the period are recognized as a component of other income (expense), net in the accompanying consolidated statements of operations. The Company will continue to adjust the preferred stock warrant liability for changes in the fair value until the earlier of the exercise or expiration of the warrants or the completion of a liquidation event, including completion of an initial public offering (“IPO”), at which time all such convertible preferred stock warrants will be converted into warrants to purchase shares of common stock, and the liability will be reclassified to additional paid-in
capital. See “Note 2(s)—Fair Value Measurement” for details on the valuation methodology.

(r)	Stock-Based Compensation
The Company recognizes stock-based compensation expense over the requisite service period on a straight-line basis for all share-based payments that are expected to vest to employees, non-employees,
and directors, including grants of employee stock options and other share-based awards. Equity-classified awards issued to employees, non-employees
and directors are measured at the grant-date fair value of the award. Forfeitures are recognized as they occur. For accounting purposes, the Company estimates grant-date fair value of stock options using the Black-Scholes-Merton (“BSM”) option-pricing model. The BSM option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the risk-free interest rates, the expected term of the option, the expected volatility of the price of the Company’s common stock and the expected dividend yield of the Company’s common stock.

(s)	Fair Value Measurement
The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market.
When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•
Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•
Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The following table sets forth the Company’s financial assets and liabilities that were measured at fair value, on a recurring basis (in thousands):

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Financial Assets
Cash and cash equivalents:
Money market funds	$7,515	$—	$—	$7,515
Total assets	$7,515	$—	$—	$7,515
Financial Liabilities
Debt derivative liabilities	$—	$—	$5,021	$5,021

Total liabilities	$—	$—	$5,021	$5,021

	December 31, 2019
	Level 1	Level 2	Level 3	Total
Financial Assets
Cash and cash equivalents:
Money market funds	$10,876	$—	$—	$10,876
Total assets	$10,876	$—	$—	$10,876
Financial Liabilities
Debt derivative liability	$—	$—	$1,192	$1,192

Total liabilities	$—	$—	$1,192	$1,192

The fair value of accounts receivable, accounts payable, and accrued expenses approximated their carrying values as of December 31, 2020 and 2019, due to their short-term nature. The Company records long-term debt and long-term debt due to related parties on an amortized cost basis. The fair value of the Convertible Notes was $45.1 million as of December 31, 2020. The carrying value of the Convertible Notes of $51.3 million, net of $11.9 million of unamortized debt discount and issuance costs, was recorded as long-term debt totaling $33.4 million and long-term debt—related party totaling $6.0 million as of December 31, 2020. The fair value of the Convertible Notes was $27.9 million as of December 31, 2019. The carrying value of the Convertible Notes of $29.3 million, net of $1.7 million of unamortized debt discount and issuance costs, was recorded as long-term debt totaling $27.6 million as of December 31, 2019.

Level 3 instruments consist solely of the Company’s embedded derivative in the Company’s notes payable. The Company classifies its financial instruments within Level 3 of the fair value hierarchy due to lack of market data. See “Note 13—Borrowing Arrangements” for details on the valuation of the embedded derivative in the convertible notes.
There were no transfers between Level 1, Level 2 or Level 3 fair value hierarchy categories of financial instruments for the years ended December 31, 2020 and 2019.

(t)	Net Loss Per Share of Common Stock
Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class
method required for participating securities. The Company considers all series of its convertible preferred stock to be participating securities. Net loss is attributed to common stockholders and participating securities based on their participation rights. Net loss attributable to common stockholders is not allocated to the convertible preferred stock as the holders of the convertible preferred stock do not have a contractual obligation to share in any losses.
Under the
two-class
method, basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period.
Diluted earnings per share attributable to common stockholders adjusts basic earnings per share for the potentially dilutive impact of convertible preferred stock, stock options, restricted stock units, and convertible notes. As the Company has reported losses for all periods presented, all potentially dilutive securities including convertible preferred stock, stock options, restricted stock units, common stock warrants and convertible notes, are antidilutive and accordingly, basic net loss per share equals diluted net loss per share.

(u)	Derivative Liabilities
The Company evaluates the embedded conversion feature within its convertible debt instruments under ASC
815-15 and ASC
815-40 to
determine if the conversion feature meets the definition of a liability and, if so, whether to bifurcate the conversion feature and account for it as a separate derivative liability. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued
at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current
based on whether
net-cash
settlement of the derivative instrument could be required within twelve months after the balance sheet date. The derivative is subject to re-measurement
at the end of each reporting period, with changes in fair value recognized as a component of other income (expense), net, in the consolidated statements of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the conversion or maturity of the debt instruments.

(v)	Recently Adopted Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Topic 606. Topic 606 supersedes the revenue recognition requirements in Topic 605,
Revenue Recognition
, and requires the recognition of revenue as promised goods or services are transferred to customers in an amount that reflects the consideration which the entity expects to be entitled to in exchange for those goods or services. Topic 606 also includes Subtopic
340-40,
Other Assets and Deferred Costs—Contracts with Customers
, which requires the deferral of incremental costs of obtaining a contract with a customer. Collectively, the Company refers to Topic 606 and Subtopic
340-40
as the “new standard.”
The Company adopted the new standard as of January 1, 2019, utilizing the modified retrospective method of adoption by applying the new standard to the periods impacted post-adoption. The Company recognized the cumulative effect of initially applying Topic 606 as an adjustment to retained earnings in the balance sheet as of January 1, 2019. The guidance was applied to contracts that are not substantially complete as of the date of initial application in accordance with practical expedient ASC
606-10-65-1(h).
The Company recognized the cumulative effect of initially applying Topic 606 as an adjustment to retained earnings in the balance sheet as of January 1, 2019:

	As reported at December 31, 2018	Impact of Topic 606 adoption	As adjusted at January 1, 2019
Liabilities
Deferred revenue, current	$(489)	$270	$(219)
Deferred revenue, non-current	(212)	154	(58)
Stockholder’s Deficit
Accumulated deficit	166,223	(424)	165,799
The deferred cost balance as of January 1, 2019 related to the incremental cost of obtaining contracts which were not complete as of the adoption date was not material.
On June 20, 2018, the FASB issued the Accounting Standards Update (“ASU”)
2018-07,
Improvement to Nonemployee Share-based Payment Accounting
(Topic 718)
, which simplifies the accounting for share-based payments granted to nonemployees for goods and services. Under ASU
2018-07,
most of the guidance on such payments to nonemployees would be aligned with the requirements for share-based payments granted to employees, which are accounted for under Topic 718, while nonemployee share-based payments issued for goods and services are accounted for under Topic
505-50.
Topic
505-50,
before the ASU
2018-07
amendments, differs significantly from Topic 718. Differences include (but are not limited to) the guidance on (1) the determination of the measurement date (which generally is the date on which the measurement of equity-classified share-based payments becomes fixed), (2) the accounting for performance conditions, (3) the ability of a nonpublic entity to use certain practical expedients for measurement, and (4) the accounting (including measurement and classification) for share-based payments after vesting. ASU
2018-07
eliminates most of the differences. The Company early adopted the standard for the fiscal year beginning January 1, 2019, on a modified retrospective basis. There was no material impact on adoption of the standard on the Company’s consolidated financial statements.
In November 2016, the FASB issued ASU
2016-18,
Statement of Cash Flows (Topic 230). Restricted Cash
(“ASU
2016-18”),
which addresses the reporting of restricted cash in the Statement of Cash Flows. The amendments in this update require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period
and
end-of-period
total amounts shown on the statement of cash flows. The Company adopted ASU
2016-18
effective January 1, 2019 using a retrospective transition method to each period presented.
The following table summarize the impacts of adopting the new standard on the Company’s consolidated financial statements. Cash, cash equivalents and restricted cash consisted of the following (in thousands):

	As of December 31,
	2020	2019
Cash and cash equivalents	$7,598	$10,876
Restricted cash	70	70

	$7,668	$10,946

In November 2018, the FASB issued ASU
2018-18,
Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606
, which clarifies when transactions between participants in

a collaborative arrangement are within the scope of Topic 606. Such guidance clarifies revenue recognition and financial statement presentation for transactions between collaboration participants. The guidance took effect for annual reporting periods beginning after December 1, 2019, including interim reporting periods within these annual reporting periods, with early adoption permitted. The adoption of this guidance during the first quarter of 2020 did not have an effect on the Company’s consolidated financial statements or results of operations.

(w)	Accounting Pronouncements Not Yet Adopted
In February 2016, the FASB issued ASU
2016-02,
Leases (Topic 842).
ASU
2016-02
requires a lessee to recognize in the consolidated balance sheet a liability to make lease payments (the lease liability) and a right-to-use
asset representing its right to use the underlying asset for the lease term. This ASU is effective for public and private companies’ fiscal years beginning after December 15, 2018, and December 15, 2021, respectively, with early adoption permitted. The Company expects to adopt ASU
2016-02
under the private company transition guidance beginning January 1, 2022 and is currently evaluating the impact on the Company’s consolidated financial statements.
In June 2016, the FASB issued ASU
2016-13,
Financial instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments
, and subsequent related ASUs, which amends the guidance on the impairment of financial instruments by requiring measurement and recognition of expected credit losses for financial assets held. ASU
2016-13
is effective for public and private companies’ fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019, and December 15, 2022, respectively. The Company expects to adopt ASU
2016-13
under the private company transition guidance beginning January 1, 2023 and is currently evaluating the impact on the Company’s consolidated financial statements.
In August 2018, the FASB issued ASU
2018-15,
Intangibles—Goodwill and Other—Internal Use Software (Subtopic
350-40):
Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract
. The intent of this pronouncement is to align the requirements for capitalizing implementation costs incurred in a cloud computing arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal use software as defined in ASC
350-40.
Under ASU
2018-15,
the capitalized implementation costs related to a cloud computing arrangement will be amortized over the term of the arrangement and all capitalized implementation amounts will be required to be presented in the same line items of the consolidated financial statements as the related hosting fees. ASU
2018-15
is effective for public and private companies’ fiscal years beginning after December 15, 2019, and December 15, 2020, respectively, and interim periods within those fiscal years, with early adoption permitted. The Company expects to adopt ASU
2018-15
under the private company transition guidance beginning January 1, 2021. The new guidance is not expected to have a significant impact on the Company’s consolidated financial statements.
In December 2019, the FASB issued ASU
2019-12,
Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes
. ASU
2019-12
removes certain exceptions to the general principles in Topic 740 and clarifies and amends existing guidance to improve consistent application. ASU
2019-12
will be effective for public entities for interim and annual periods beginning after December 15, 2020, with early adoption permitted. ASU
2019-12
will be effective for private entities for annual periods beginning after December 15, 2021, and interim periods beginning after December 15, 2020, with early adoption permitted. The Company expects to adopt ASU
2019-12
under the private company transition guidance beginning January 1, 2022 and is currently assessing the impact the guidance will have on the Company’s consolidated financial statements.
In August 2020, the FASB issued ASU
2020-06,
Debt—Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for

Convertible Instruments and Contracts in an Entity’s Own Equity
, which simplifies the accounting for convertible instruments by reducing the number of accounting models available for convertible debt instruments. This guidance also eliminates the treasury stock method to calculate diluted earnings per share for convertible instruments and requires the use of the if-converted
method. ASU
2020-06
is effective for public and private companies’ fiscal years beginning after December 15, 2021, and December 15, 2023, respectively, and interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the timing of adoption and the impact on the consolidated financial statements.
In May 2021, the FASB issued ASU
2021-04,
Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic
470-50),
Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40):
Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (a consensus of the FASB Emerging Issues Task Force)
. This guidance clarifies certain aspects of the current guidance to promote consistency among reporting of an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted for all entities, including adoption in an interim period. The Company is evaluating the potential impact of this adoption on its consolidation financial statements.

(3)	Inventory
Inventory consists of the following (in thousands):

	As of December 31,
	2020	2019
Raw materials	$2,993	$3,555
Work in progress	647	667
Finished goods	1,177	1,447

Total inventory	$4,817	$5,669

(4)	Property and Equipment, net
Property and equipment, net consists of the following (in thousands):

	As of December 31,
	2020	2019
Machinery and equipment	$5,555	$5,879
Furniture and fixtures	182	183
Computer equipment	973	1,021
Computer software	36	274
Leasehold improvements	349	349

Total property and equipment	7,095	7,706
Less accumulated depreciation and amortization	(4,286)	(3,537)

Total property and equipment, net	$2,809	$4,169

Depreciation and amortization expense totaled $1.2 million and $1.4 million for the years ended December 31, 2020 and 2019, respectively.

(5)	Accrued Expenses
Accrued expenses consist of the following (in thousands):

	As of December 31,
	2020	2019
Accrued payroll	$1,325	$890
Accrued expenses	577	698
Warranty reserve	181	228
Other accrued expenses	5	22

Total accrued expenses	$2,088	$1,838

(6)	Other Current Liabilities
Other current liabilities consist of the following (in thousands):

	As of December 31,
	2020	2019
Deferred revenue	$67	$226
Customer deposits	200	764
Restructuring liability	293	412

Total other current liabilities	$560	$1,402

(7)	Other Long-term Liabilities
The other long-term liabilities consist of the following (in thousands):

	As of December 31,
	2020	2019
Customer deposits	$850	$386
Restructuring liability	342	635
Other long-term liabilities	44	47

Total other long-term liabilities	$1,236	$1,068

(8)	Employee Benefit Plan
The Company sponsors a 401(k) defined contribution plan (“401(k) Plan”) for its eligible employees. This 401(k) Plan provides for tax-deferred
salary deductions for all eligible employees. Employee contributions are voluntary. Employees may contribute the maximum amount allowed by law, as limited by the annual maximum amount as determined by the Internal Revenue Service. The Company may match employee contributions in amounts to be determined at the Company’s sole discretion. The Company made no contributions to the 401(k) Plan for the years ended December 31, 2020 and 2019.

(9)	Restructuring Costs
For the year ended December 31, 2019, the Company entered into a restructuring plan to consolidate some of its facilities, dispose of certain property and equipment and terminate certain employees. As part of the restructuring plan, the Company entered into a Lease Termination Agreement to early terminate an existing facility lease. As part of the Lease Termination Agreement, the Company ceased use of the facility and vacated the premises in November 2019. Future payments under the Lease Termination Agreement are detailed in “Note 15—Commitments and Contingencies.”

The Company did not incur any restructuring costs for the year ended December 31, 2020. Restructuring costs for the year ended December 31, 2019 consisted of the following (in thousands):

Year ended December 31,
2019
Facility lease termination costs	$1,297
Loss on disposal of fixed assets including leasehold improvements abandoned	54
One-time employee termination benefits	46

Total restructuring costs incurred and charged to expense	$1,397

The following table summarizes the activity related to the restructuring costs liability account for the years ended December 31, 2020 and 2019 (in thousands):

	Year ended December 31,
	2020	2019
Balance at January 1	$1,047	$—
Costs incurred and charged to expenses	—	1,397
Security deposit adjusted	—	(52)
Cash payments	(412)	(298)

Balance at December 31	$635	$1,047

(10)	Other Income (Expense), Net
Other income (expense), net consists of the following (in thousands):

	Year ended December 31,
	2020	2019
Loss on issuance of convertible notes	$(26)	$—
Remeasurement of fair value for Series C warrants	—	(146)
Remeasurement of fair value for debt derivative liability	1,402	(251)
Other	44	60

Total other income (expense), net	$1,420	$(337)

(11)	Common Stock
As of December 31, 2020, the Company has authorized the issuance of 18,000,000 shares of common stock.
The Company has reserved shares of common stock for issuance related to the following convertible preferred stock, stock options, warrants, restricted stock units (“RSUs”) and future grants:

	As of December 31,
	2020	2019
Series Seed convertible preferred stock	2,231,248	2,231,248
Series Seed-2 convertible preferred stock	495,417	495,417
Series A convertible preferred stock	3,233,871	3,233,871
Series A+ convertible preferred stock	790,500	790,500
Series B convertible preferred stock	778,839	778,839
Series C convertible preferred stock	165,237	1,235,586
Common stock warrants	911,421	2,324
Stock options and RSUs, issued and outstanding	2,620,688	1,143,755
Common stock authorized for future issuance	225,298	610,231

	11,452,519	10,521,771

Common Stock Warrants
The following common stock warrants were outstanding as of December 31, 2020:
In March, August and October 2020, the Company issued 909,097 common stock warrants in conjunction with the issuance of convertible promissory notes (the “2023 Notes”). These warrants are exercisable for shares of common stock at $0.01 per share and expire in March 2025. The common stock warrants are valued using the Black-Scholes model. Because there were various financial instruments issued in conjunction with the 2023 Notes, therefore the Company allocated the proceeds from the issuance of the 2023 Notes between the convertible notes and the common stock warrants on a relative fair value basis. The Company allocated $7.2 million to the common stock warrants which is included in additional paid-in
capital on the consolidated balance sheets. The warrants are not remeasured in future periods as they meet the conditions for equity classification. See “
Note 13—Borrowing Arrangements
” for additional details on the 2023 Notes.
In November 2019, the Company early terminated a facility lease and issued the lessor a warrant to purchase 2,324 shares of the Company’s common stock at the exercise price of $0.01 per share. The common stock warrants expire three years after the issuance date, and were recorded at $86.05 per share, which was calculated using the Black-Scholes model. The Company recorded the fair value of $0.2 million for the common stock warrants in additional paid-in
capital with the offset amount included in restructuring costs.
The following assumptions were used to calculate the fair value of the common stock warrants issued:

Expected term	3.0 years
Expected volatility	42.9%
Risk-free interest rate	1.6%
Expected dividends	0.0%

(12)	Convertible Preferred Stock
As of December 31, 2020 and 2019, the Company’s convertible preferred stock consisted of the following (in thousands, except share data):

	As of December 31, 2020
	Authorized shares	Shares issued and outstanding	Proceeds, net of issuance costs	Aggregate liquidation preference
Shares designated as:
Series Seed convertible preferred stock	2,231,248	2,231,248	$3,421	$3,500
Series Seed-2 convertible preferred stock	495,417	495,417	966	1,000
Series A convertible preferred stock	3,233,871	3,233,871	29,921	30,000
Series A+ convertible preferred stock	790,500	790,500	9,883	10,000
Series B convertible preferred stock	778,839	778,839	89,470	89,896
Series C convertible preferred stock	165,237	165,237	16,259	23,648

	7,695,112	7,695,112	$149,920	$158,044

	As of December 31, 2019
	Authorized shares	Shares issued and outstanding	Proceeds, net of issuance costs	Aggregate liquidation preference
Shares designated as:
Series Seed convertible preferred stock	2,231,248	2,231,248	$3,421	$3,500
Series Seed-2 convertible preferred stock	495,417	495,417	966	1,000
Series A convertible preferred stock	3,233,871	3,233,871	29,921	30,000
Series A+ convertible preferred stock	790,500	790,500	9,883	10,000
Series B convertible preferred stock	778,839	778,839	89,470	89,896
Series C convertible preferred stock	1,235,586	165,237	16,259	23,648

	8,765,461	7,695,112	$149,920	$158,044

A complete description of the rights, preferences, privileges and restrictions of the convertible preferred stock are in the amended and restated articles of incorporation. Significant rights and preferences of the outstanding convertible preferred stock are as follows:
Conversion
—All of the convertible preferred stock instruments are convertible at the option of the holder at any time, or immediately upon the closing of a firm commitment underwritten public offering in which the gross cash proceeds to the Company are at least $50 million with a per share price in excess of the Series C original issue price. Given that the conversion price is currently fixed, the Company would issue a fixed number of shares of common stock to settle the convertible preferred stock, unless a down round of common stock is issued, in which case the conversion price would be adjusted to maintain the value of preferred stock converted to common stock. The conversion price for each outstanding share of Series Seed, Series
Seed-2,
Series A, Series A+, Series B and Series C convertible preferred stock is $1.57, $2.02, $9.28, $12.65, $115.42 and $143.12, respectively.
Redemption
—The convertible preferred stock does not contain any mandatory redemption features, however, they may be redeemed upon an event that is not solely within the control of the Company. As such, the convertible preferred stock is classified as temporary equity (mezzanine equity) in the accompanying consolidated financial statements.

Dividends
—Holders of the convertible preferred stock are entitled to receive noncumulative cash dividends in preference to any dividend on the common stock, at the rate of 8% per annum of the original issue price, when and as declared by the Board of Directors. To date, no dividends have been declared.
Liquidation Preference—
Upon a liquidation event, the Company’s assets will be distributed to holders of convertible preferred stock, in preference to the holders of common stock, in the following order: (i) first, to the holders of Series C convertible preferred stock at a per share amount equal to the greater of (y) the original issue price plus any declared but unpaid dividends, or (z) the amount such holders would have received had they converted their convertible preferred stock into common stock immediately prior to such event, (ii) then, to holders of Series B convertible preferred stock at a per share amount equal to the greater of (y) the original issue price plus any declared but unpaid dividends, or (z) the amount such holders would have received had they converted their convertible preferred stock into common stock immediately prior to such event, and (iii) then, on a pari passu basis, among the holders of Series A convertible preferred stock, Series A+ convertible preferred stock, Series Seed convertible preferred stock and Series
Seed-2
convertible preferred stock at a per share amount equal to the greater of (y) the applicable original issue price plus any declared but unpaid dividends, or (z) the amount such holders would have received had they converted their convertible preferred stock into common stock immediately prior to such event. Any remaining assets shall be distributed among the holders of common stock pro rata, based on the number of shares of common stock held by each.
Voting
—Each share of convertible preferred stock is entitled to one vote for each share of common stock into which such share of convertible preferred stock is convertible.
Preferred Stock Warrants
In connection with the issuance of Series C convertible preferred stock, the Company issued warrants to purchase Series C convertible preferred stock (the “Series C warrants”) with an expiration of 180 days from initial vesting. The Series C warrants vest on achievement of certain milestones and contain an anti-dilution adjustment provision on the number of shares and the exercise price. The Series C warrants are classified as a liability and presented as convertible preferred stock warrant liability in the accompanying consolidated balance sheets and carried at fair value, adjusted at each balance sheet date. All Series C warrants were exercised during the year ended December 31, 2019 and none are outstanding as of December 31, 2020 and 2019.
The fair value of the convertible preferred stock warrant liability is measured using the Binomial option-pricing model, weighted by the probability that the Series C warrants would vest. Inputs to that model include the purchase right’s remaining contractual term, the risk-free interest rate, expected volatility based on representative peer companies, and the estimated fair value of the underlying convertible preferred stock. Generally, increases (decreases) in the fair value of the underlying convertible preferred stock and estimated term would result in a directionally similar impact to the fair value measurement, as recognized in other income (expense), net in the accompanying consolidated statements of operations.
The following assumptions were used in determining fair value of the convertible preferred stock warrant liability at the dates of issuance and at exercise during the year ended December 31, 2019:

Expected term	0.6 - 1.2 years
Expected volatility	40.7% - 46.8%
Risk-free interest rate	2.5% - 2.7%
Expected dividends	0.0%
The change in the fair value of the Series C warrants from the date of issuance to the end of each reporting date and through date of exercise of the warrants has been recorded in other income (expense), net in the accompanying consolidated statements of operations. The following table summarizes the activities related to the convertible preferred stock warrant liability for the year ended December 31, 2019 (in thousands):

Balance as of December 31, 2018	$(2,912)
Change in fair value	(146)
Exercise of Series C warrants	3,058

Balance as of December 31, 2019	$—

All Series C warrants were exercised during the year ended December 31, 2019 and none are outstanding as of December 31, 2019 and 2020.

(13)	Borrowing Arrangements
Convertible Notes
2022 Notes
In March 2018, the Company issued convertible promissory notes of $24.8 million in March 2018 and $0.7 million in June 2018 (the “2022 Notes”) to various investors. The 2022 Notes are secured by a security agreement and mature in March 2022, unless earlier converted at the option of the investors.
The principal amount shall accrue interest at 1.5% per annum, payable biannually, and additional interest at 8.0% per annum, which will be added to the principal and compounded on each payment date. Prior to maturity, the investors may elect to convert all or a portion of the outstanding principal and accrued and unpaid interest on the 2022 Notes to equity based on various conversion events.
The 2022 Notes contain an embedded derivative representing the debt conversion features and the fair value of the derivative which was recorded as a liability with an offsetting amount recorded as a debt discount against the carrying value of the 2022 Notes. The debt discount is amortized to interest expense over the term of the 2022 Notes, using the effective interest rate method. The derivative liability is re-valued
at the end of each reporting period using a probability-weighted discounted cash flow model. The model used in valuing this derivative liability requires the use of significant estimates and assumptions including but not limited to: 1) expected cash flows the Company expects to go to the noteholders; 2) the Company’s risk adjusted discount rates; and 3) the probability of a change in control occurring during the term of the 2022 Note, and when it would occur. Changes in the estimated fair value of the debt derivative are recorded in other income (expense), net, on the accompanying consolidated statements of operations. As of December 31, 2020 and 2019, the fair value of the derivative liability was $0.5 million and $1.2 million, recorded in derivative liability on the consolidated balance sheets.
The estimated fair value of the embedded derivative is as follows (in thousands):

Embedded derivative liability
Fair value as of December 31, 2018	$941
Change in fair value	251

Fair value as of December 31, 2019	$1,192
Change in fair value	(643)

Fair value as of December 31, 2020	$549

The Company incurred approximately $0.9 million of fees related to issuance of the 2022 Notes in the form of advisor fees, legal fees and other related expenses. These costs were recorded as debt discount and are being amortized to interest expense over the term of the 2022 Notes, using the effective interest rate method.

The following table represents the total amount of interest expense recognized in interest expense, net on the consolidated statements of operations (in thousands):

	Year ended December 31,
	2020	2019
Contractual interest expense	$2,850	$2,629
Amortization of debt discount	519	478
Amortization of debt issuance costs	233	231

	$3,602	$3,338

2023 Notes
In 2020, the Company issued convertible promissory notes of approximately $8.1 million in March 2020, $7.5 million in August 2020 and $0.5 million in October 2020 to various investors. In conjunction with the 2023 Notes, the Company issued 909,097 common stock warrants. See “Note 11—Common Stock” for additional details.
The principal amount of the outstanding balance shall accrue interest at 10.0% per annum, payable at maturity in March 2023. Prior to maturity, the 2023 Notes may be redeemed for an amount equal to 200% of the principal amount of the outstanding balance and the unpaid accrued interest in the event of a change in control, or converted, either voluntarily at the option of the investor or automatically to equity based on various conversion events.
In accounting for the issuance of the 2023 Notes, the Company separated the 2023 Notes into liability and equity components, consisting of embedded derivatives representing the redemption and conversion features, and common stock warrants, respectively. The fair value of the derivatives were calculated using the “with and without” method. The key valuation assumptions used consist of the discount rate and the probability of the occurrence of various conversion events. The fair value of the liability and equity components exceeded the 2023 Notes gross proceeds therefore, the fair value of the components were allocated on a relative fair value basis. At issuance, the derivative liability and common stock warrants received relative fair value allocations of $5.2 million and $7.2 million, respectively, with the offset to debt discount, and the remaining $11 thousand was recorded as a loss in other income (expense), net on the consolidated statements of operations. The derivative liabilities are re-valued
at the end of each reporting period. Changes in the estimated fair value of the derivatives are recorded in other income (expense), net, on the accompanying consolidated statements of operations. As of December 31, 2020, the fair value of the derivative liability was $4.5 million, recorded in derivative liability on the consolidated balance sheets.
The equity component was allocated $7.2 million on a relative fair value basis, and is included in additional paid-in
capital on the consolidated balance sheets. The equity component is not remeasured in future periods as it meets the conditions for equity classification.
The 2023 Notes debt issuance costs were approximately $0.4 million, consisting of advisor fees, legal fees and other related expenses. The Company allocated the total amount incurred to the liability and equity components on a relative fair value basis, resulting in $0.3 million allocated to the liability component and recorded as debt discount and approximately $0.1 million to the equity component, resulting in a net carrying value of $7.2 million. The residual amount of $15 thousand was allocated to loss on issuance of the 2023 Notes. As such, the total loss recorded on the 2023 Notes is approximately $26 thousand.
For the year ended December 31, 2020, the Company recorded amortization on the debt discount of $1.7 million, as additional interest expense, and recorded $0.8 million in other income (expense), net, to reflect the change in the fair value of the derivative liabilities.

The estimated fair value of the embedded derivative is as follows (in thousands):

Embedded derivative liability
Fair value as of December 31, 2019	$—
Additions	5,231
Change in fair value	(759)

Fair value as of December 31, 2020	$4,472

The following table represents the total amount of interest cost recognized relating to the 2023 Notes for the years ended December 31, 2020 and 2019 (in thousands):

Year Ended December 31,
2020
Contractual interest expense	$923
Accretion of debt discount	104
Accretion of debt discount—related party	1,714
Accretion of debt issuance costs	36

$2,777

Paycheck Protection Program Loan
In May 2020, the Company was granted a loan under the Paycheck Protection Program offered by the Small Business Administration (“SBA”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), section 7(a)(36) of the Small Business consolidated Act for approximately $2.5 million. The loan is evidenced by a promissory note and bears interest at 1% with no payments for the first 6 months. Monthly payments of principal and interest of approximately $0.1 million begin in December 2020, subject to deferral as the Company has applied for debt forgiveness, and continue through maturity in April 2022, if required. The loan is subject to partial or full forgiveness if the Company uses all proceeds for eligible purposes; maintains certain employment levels; and maintains certain compensation levels in accordance with and subject to the CARES Act and the rules, regulations and guidance. The Company initially applied for the PPP loan to be forgiven in December 2020, with responses to SBA inquiries and final application submitted in January 2021. For the year ended December 31, 2020, interest expense recognized on the PPP loan was immaterial.
The following table summarizes the Company’s outstanding borrowing arrangements:

	As of December 31,
	2020	2019
2022 Notes	$31,741	$29,341
2023 Notes	17,037	—
PPP Loan	2,515	—

	51,293	29,341
Less: Unamortized debt issuance costs and discounts	(11,893)	(1,716)

	$39,400	$27,625

(14)	Stock-Based Compensation
In January 2013, the Board adopted the 2013 Stock Incentive Plan (“the Plan”), which was subsequently approved by the Company’s stockholders. The Company initially reserved a total of 500,000 shares of common stock for issuance under the Plan. Between October 2014 and November 2020, through multiple amendments approved by the company’s stockholders, the share reserve was increased to 3,197,762 shares of common stock. Additionally, in July 2020, the Company’s stockholders approved amendments to the Plan to add restricted stock units as a form of equity compensation award under the plan.
The Plan permits the granting of incentive stock options,
non-statutory
stock options, stock appreciation rights, restricted stock or restricted stock units to employees, directors, and service providers at exercise prices not less than 100% of fair market value at the date of grant. The Board of Directors, at its sole discretion, shall determine the exercise price.
Options granted under the Plan expire 10 years from the date of grant. First time grants of incentive stock options and non-statutory
options generally vest at a rate of 25% on the first anniversary of the grant date and then ratably monthly over the next three years. Upon termination of employment, any unvested options are automatically returned to the Company. In general, vested options that were not exercised within three months after termination are surrendered back to the Company. These options are added back to the Plan and made available for future grants. For the years ended December 31, 2020 and 2019, the Company granted 0.5 million new options and 0.2 million new options, respectively. The weighted average fair value of options granted for the years ended December 31, 2020 and 2019, was $9.22 per share and $33.09 per share, respectively. The aggregate intrinsic value of options exercised for the years ended December 31, 2020 and 2019, was $0.1 million and $9.3 million, respectively.
A summary of option activity under the Plan is as follows:

	Options outstanding
	Number of shares	Weighted average exercise price per share	Weighted average contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding—December 31, 2018	1,612,090	$35.84	7.49	$99,575
Options granted	218,300	86.70
Options exercised	(111,812)	3.00
Options cancelled	(574,823)	54.32

Outstanding—December 31, 2019	1,143,755	$39.80	6.99	$55,114
Options granted	496,135	49.43
Options exercised	(8,000)	4.29
Options cancelled	(523,109)	75.50
Options expired	(9,456)	41.53

Outstanding—December 31, 2020	1,099,325	$27.40	6.44	$6,237

Vested and exercisable—December 31, 2020	863,879	$21.52	5.41	$6,237

Vested and expected to vest—December 31, 2020	1,099,325	$27.40	6.05	$6,237

2020 Stock Option Modification
On April 2, 2020, the Company’s Board of Directors passed a resolution to reprice outstanding stock options (“2020 Modification”), wherein the Company modified 342,735 stock options to reduce the exercise price of each underwater option to $49.43 per share to reflect the fair value as of January 31, 2020. As a result, 100% of the options outstanding under the 2013 incentive plan that were granted from April 2018 through August 2019 were modified on April 2, 2020, to reflect an exercise price of $49.43 per share.

The incremental fair value of the modified options is recognized as stock-based compensation expense. On the date of the modification, the fair value of the modified options exceeded the fair value of the original options by $1.5 million, of which $0.4 million was recognized in the consolidated statements of operations in 2020. The Company will recognize the remaining unrecognized non-cash
compensation cost related to the 2020 Modification over the remaining requisite service period of the modified options.
Determination of Fair Value
The Company estimates grant-date fair value of stock options using the BSM option-pricing model. The determination of the fair value of each stock award using this option-pricing model is affected by the Company’s assumptions regarding a number of complex and subjective variables. These variables include, but are not limited to, the expected stock price volatility over the term of the awards. Stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period of the respective award.
The following assumptions were used to calculate the fair value of stock-based compensation:

	Year ended December 31,
	2020	2019
Expected term	0.5 –6.5 years	5.2 – 6.1 years
Expected volatility	40.4% –63.6%	41.5% – 42.5%
Risk-free interest rate	0.1% – 1.5%	1.5% – 2.6%
Expected dividends	0.0%	0.0%
Expected term
—The Company has opted to use the “simplified method” for estimating the expected term of options, whereby the expected term equals the arithmetic average of the vesting term and the original contractual term of the option (generally 10 years).
Expected volatility
—Due to the Company’s limited operating history and a lack of company specific historical and implied volatility data, the Company has based its estimate of expected volatility on the historical volatility of a group of peer companies that are publicly traded. The historical volatility data was computed using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of the stock-based awards.
Risk-free interest rate
—The risk-free rate assumption is based on U.S. Treasury instruments with maturities similar to the expected term of the Company’s stock options.
Expected dividends
—The Company has not issued any dividends in its history and does not expect to issue dividends over the life of the options and therefore has estimated the dividend yield to be zero.
Fair value of common stoc
k—The fair value of the shares of common stock underlying the stock-based awards has historically been determined by the Board of Directors, with input from management. Because there has been no public market for the Company’s common stock, the Board of Directors has determined the fair value of the common stock on the grant-date of the stock-based award by considering a number of objective and subjective factors. Such factors include a valuation of the Company’s common stock performed by an unrelated third-party specialist, valuations of comparable companies, sales of the Company’s convertible preferred stock to unrelated third-parties, operating and financial performance, the lack of liquidity of the Company’s capital stock, as well as general and industry-specific economic outlooks.

Stock-based compensation expense
The following table summarizes stock-based compensation expense and its allocation within the accompanying consolidated statements of operations (in thousands):

	Year ended December 31,
	2020	2019
Cost of goods sold	$100	$460
Research and development	2,225	2,776
Sales and marketing	1,294	1,079
General and administrative	1,824	2,914

Total stock-based compensation expense	$5,443	$7,229

As of December 31, 2020 and 2019, there was a total of $8.4 million and $11.9 million, respectively, of unrecognized employee compensation costs related to non-vested
stock option awards, which is expected to be recognized over a weighted-average period of approximately 2.14 and 2.83 years, respectively.
Performance-based Restricted Stock Units
In fiscal year 2020, the Company issued performance-based RSUs to certain key executives and employees. These RSUs have both performance and service vesting conditions. Service vesting conditions for RSUs provide for vesting ranging from zero months to four years from the date of grant. Performance vesting is contingent upon the occurrence of a liquidity event, defined as either an initial public offering, change in control or public trading event. As the “liquidity event” performance condition was not considered probable as of December 31, 2020, no RSUs are expected to vest as of December 31, 2020 and accordingly, no stock-based compensation cost has been recorded. Total unrecognized stock-based compensation cost of $25.3 million related to unvested RSUs is expected to be recognized upon vesting.
The following summarizes restricted stock unit activity under the plan:

	Unvested restricted stock units outstanding
	Number of shares	Weighted- average grant date fair value
Outstanding as of December 31, 2019	—	$—
Granted	1,561,803	16.29
Vested	—	—
Forfeited or cancelled	(40,440)	16.29

Outstanding as of December 31, 2020	1,521,363	$16.29

(15)	Commitments and Contingencies
Operaing Leases
The Company leases its facilities under
non-cancelable
operating lease agreements. The Company recognizes rent expense on a straight-line basis over the lease period and has accrued for rent expense incurred but not paid. Rent expense was $0.7 million and $1.5 million for the years ended December 31, 2020 and 2019, respectively.
In November 2019, the Company entered into a Lease Termination Agreement in order to terminate the remaining obligation under one of its facility leases. In connection with the signing of the Lease Termination

Agreement, the Company issued common stock warrants with a fair value of $0.2 million as partial consideration for the lease termination. In addition, the Lease Termination Agreement calls for future monthly payments in varying amounts into 2023. All costs associated with this lease termination are included in restructuring costs in the accompanying consolidated statements of operations for the year ended December 31, 2019. See “Note 9—Restructuring Costs” for details.
Future minimum lease payments under
non-cancelable
operating leases, and future payments under the Lease Termination Agreement, as of December 31, 2020 are as follows (in thousands):

	Operating Leases	Lease Termination Agreement
For the year ending December 31, 2021	$652	$293
2022	412	293
2023	—	49

Total minimum payments	$1,064	$635

Vendor Contract Liability
In October 2017, the Company entered into an agreement with a contract manufacturer for production of various sub-assemblies
and final assemblies of the Company’s M8 and S3 product lines. The contract manufacturer procures parts to fulfill the forecasted demand of the Company, holding title and risk of loss to the inventory.
The terms of the agreement specify that the Company may be liable for this inventory should it not place orders for units sufficient to consume this inventory, or in varying amounts based on the termination of the agreement at any time by either party. The contract manufacturer holds $2.9 million and $3.4 million of inventory at cost subject to this agreement as of December 31, 2020 and 2019, respectively. The Company and the contract manufacturer identified $1.2 million worth of inventory as excess and obsolete (“excess inventory”), out of which $0.9 million worth of excess inventory was bought back by the Company during 2019. The Company has recorded the remaining balance of liability of $0.3 million as of December 31, 2020 and 2019, respectively, within accrued expenses on the consolidated balance sheets related to parts that are deemed obsolete or not in current demand forecasts subject to this agreement.
Legal Matters
The Company is a party to various legal proceedings and claims which arise in the ordinary course of business. The Company records a liability when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. If the Company determines that a loss is reasonably possible and the loss or range of loss can be reasonably estimated, the Company discloses the reasonably possible loss.
In response to allegations of patent infringement and threats of litigation by one of its competitor (“Complainant”), the Company filed a complaint in the Northern District of California seeking a declaratory judgment of non-infringement
of the complainant’s patent (patent # 7969558). The Complainant filed an answer and counterclaim seeking injunctions and damages for an unspecified amount. The Company answered the counterclaims asserting that the patent claims are not valid and also filed two petitions for inter parties review (“IPR”) before the Patent Trial and Appeal Board (“PTAB”), which were instituted in May 2018. All briefing and the oral hearing in the PTAB proceedings have concluded. On May 25, 2018, the PTAB instituted both IPRs on all petitioned claims. On May 23, 2019, the PTAB issued Final Written Decisions finding all petitioned claims are not invalid. On June 24, 2019, the Company filed a Request for Rehearing in response to the Final Written Decision. On May 23, 2020, the Board denied the Request for Rehearing. Quanergy filed an appeal to the Court of Appeals for the Federal Circuit (“CAFC”) for each IPR (consolidated as docket no.
CAFC-20-2070).
Oral Argument was held on July 7, 2021. We are currently awaiting a decision from the CAFC. Nevertheless, this litigation, as with any other litigation, is subject to uncertainty and an unfavorable outcome may result in a material adverse impact on our business, results of operations, financial position, and overall trends.
In the fourth quarter of 2020, the Company started engaging in discussions with the Complainant for a potential out of court settlement related to the ongoing legal proceeding discussed above, in order to avoid future significant legal expenses. As of the current date, both parties are in negotiations and nothing has been finalized. The Company determined that it had incurred a liability as of December 31, 2020 and recorded an estimated potential loss for this case in the amount of $2.5 million, including interest totaling approximately $0.4 million, recorded in general and administrative expenses on the consolidated statement of operations. The Company will continue to monitor developments on this settlement and record any necessary adjustments to reflect the effect of ongoing negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case in the period they become known.
Employee Retention Plan
In November 2019, the Company adopted an employee retention plan (“Retention Plan”). Key employees as determined by the Board of Directors are eligible to participate in the Retention Plan, and have the right to payment of a retention bonus upon the occurrence of a covered transaction as defined in the Retention Plan, which includes a change in control or IPO. The Retention Plan is an unfunded plan and the participants must be employed at the time of the covered transaction to be eligible to receive payment. The Company recognizes the retention plan related expense based on the best estimate of occurrence of a covered transaction. This estimate is revised periodically based on continuation of employment and other factors such as likelihood of occurrence of a covered transaction etc. The amount of retention bonus available to active participants in the Retention Plan upon the occurrence of a covered transaction was $4.7 million as of December 31, 2020.

(16)	Segment Reporting and Geographic Information
The Company conducts its business in one operating segment that designs, develops and produces LiDAR sensors used in intelligent real-time 3D object detection and classification solutions. The Company’s Chief Executive Officer (“CEO”) is the Chief Operating Decision Maker (“CODM”). The CODM allocates resources and makes operating decisions based on financial information presented on a consolidated basis. The profitability of the Company’s product group is not a determining factor in allocating resources and the CODM does not evaluate profitability below the level of the consolidated company. Revenue by geographical region is as follows:

	Year ended December 31,
	2020	2019
Americas	$1,372	$3,116
Asia	842	1,269
Europe, Middle East and Africa	801	1,976

Total net sales	$3,015	$6,361

All long-lived assets are maintained in, and all losses are attributable to, the United States of America.

(17)	Income Taxes
The components of the Company’s loss before income taxes are as follows (in thousands):

	Year ended December 31,
	2020	2019
United States	$(36,004)	$(42,658)
International	176	127

	$(35,828)	$(42,531)

The components of the provision for income taxes are as follows (in thousands):

	Year ended December 31,
	2020	2019
Current tax expense:
Federal	$—	$(55)
State	2	2
International	5	13

Total provision (benefit) for income taxes	$7	$(40)

The provision for (benefit from) income taxes differ from the amounts computed by applying the U.S. federal income tax rate to income (loss) before income taxes for the following reasons:

	Year ended December 31,
	2020	2019
Federal tax at statutory rate	21.00%	21.00%
State, net of federal benefit	—	—
Permanent differences	1.53	(1.05)
Stock-based compensation	(1.62)	(2.37)
Uncertain tax positions	(1.03)	(1.76)
General business credits	1.44	2.05
Valuation allowance	(17.97)	(16.61)
Foreign rate differential	—	0.03
Disqualified interest on debt	(3.37)	(1.33)
Release of FIN48 liability	—	0.13

Effective tax rate	(0.02)%	0.09%

The Company’s effective tax rate could also fluctuate due to changes in the valuation of its deferred tax assets or liabilities, or by changes in tax laws, regulations, and accounting principles.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and tax effects of net operating loss and credit carryforwards. Significant components of deferred tax assets (liabilities) are as follows (in thousands):

	Year ended December 31,
	2020	2019
Net operating loss carryforwards	$45,461	$39,666
Tax credit carry forwards	5,117	4,532
Accruals and reserves	3.631	3,193
Stock-based compensation	1,491	589

Gross deferred tax assets	55,700	47,980
Valuation allowance	(55,232)	(47,323)

Net deferred tax assets	468	657

Depreciation and amortization	(468)	(657)

Gross deferred tax liabilities	(468)	(657)

Total net deferred tax assets (liabilities)	$—	$—

A valuation allowance is provided when it is more likely than not that the deferred tax assets will not be realized. The Company has established a valuation allowance to offset the gross deferred tax assets as of December 31, 2020 and 2019, due to the uncertainty of realizing future tax benefits from its domestic net operating loss carryforwards and other domestic and foreign deferred tax assets. The valuation allowance increased by $7.9 million for the year ended December 31, 2020 and increased by $9.8 million for the year ended December 31, 2019.
As of December 31, 2020, the Company has net operating loss carryforwards (“NOL”) of approximately $175.0 million for federal and $127.1 million for state tax purposes. If not utilized, these carryforwards will begin to expire in 2033 for both federal and state tax purposes. Of the $175.0 million of federal NOL, $77.4 million pertains to losses generated for the years 2017 and prior, which will begin to expire in 2033 if not utilized, and $97.6 million is the amount generated subsequent to December 31, 2017, which has an indefinite life.
As of December 31, 2020, the Company has research and development tax credit carryforwards of approximately $4.9 million for federal and $4.0 million for state income tax purposes. If not utilized, the federal tax credit carryforward will expire in various amounts beginning in 2033. The California tax credit can be carried forward indefinitely.
As of December 31, 2020, the Company has Canada scientific research and experimental development investment tax credit carryforwards of approximately $0.2 million which will expire in 2037 if not utilized.
The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where equity transactions resulted in a change of ownership as defined by Internal Revenue Code Section 382. The Company has performed a Section 382 study as of December 31, 2020. The study results reflect ownership changes occurred on March 7, 2014 and December 3, 2020; however, there is no impairment to the NOL’s or R&D credits as a result of the ownership changes identified.
As of December 31, 2020, the Company’s earnings from its foreign subsidiaries are considered to be indefinitely reinvested and, accordingly, no provision for federal or state income taxes have been provided thereon. Due to the Transition Tax and Global Intangible
Low-Taxed
Income (“GILTI”) as enacted by the

Tax Cuts and Jobs Act, those foreign earnings will not be subject to federal income taxes when actually distributed in the form of a dividend or otherwise. The Company, however, could still be subject to state income taxes and withholding taxes payable to various foreign countries. The amounts of taxes which the Company could be subject to are not material to the accompanying consolidated financial statements.
A reconciliation of the amount of unrecognized tax benefits is as follows (in thousands):

	Year ended December 31,
	2020	2019
Beginning balances	$3,197	$2,579
Increases (decreases) related to prior year tax positions	(7)	—
Increases related to current year tax positions	417	673
Increases related to statue lapses	—	(55)

Balance at December 31	$3,607	$3,197

The Company records penalties related to unrecognized tax positions as a component of income tax expense. The Company is not expecting the amount of unrecognized tax benefits to materially change within the next 12 months.
The Company is subject to income taxes in the U.S. federal jurisdiction, various state and local, and foreign jurisdictions. The Company’s tax years from inception through 2020 are subject to examination by the U.S., state, and foreign tax authorities due to the carryforward of unutilized net operating losses and research and development credits. The Company is not currently under examination in any tax jurisdictions.
On March 27, 2020, the president signed into law the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). Among the changes to the U.S. federal income tax rules, the CARES Act modified net operating loss carryback rules that were eliminated by the 2017 Tax Cuts and Jobs Act, restored 100% bonus depreciation for qualified improvement property, increased the limit on the deduction for net interest expense and accelerated the time frame for refunds of alternative minimum tax credits. The Company considers any retroactive changes related to the CARES Act to be immaterial and will monitor as more guidance is released.
On December 21, 2020, the president signed into law the “Consolidated Appropriations Act, 2021” which includes further
COVID-19
economic relief and extension of certain expiring tax provisions. The relief package includes a tax provision clarifying that businesses with forgiven PPP loans can deduct regular business expenses that are paid for with the loan proceeds. Additional pandemic relief tax measures include an expansion of the employee retention credit and enhanced charitable contribution deductions. Currently, the Company is evaluating the impact of all other provisions under the Consolidated Appropriations Act as additional legislative guidance becomes available but anticipates any potential adjustments to be offset by the full valuation allowance.
California Assembly Bill 85 (“AB 85”) was signed into law on June 29, 2020. The legislation suspends the California Net Operating Loss deductions for 2020, 2021, and 2022 for certain taxpayers and imposes a limitation of California Tax Credits utilization for 2020, 2021, and 2022. The legislation disallows the use of California Net Operating Loss deductions if the taxpayer recognizes business income and its income subject to tax is greater than $1.0 million. Additionally, business credits will only offset a maximum of $5.0 million of California tax liability. Given the Company is in taxable loss position for the year, AB 85 does not impact the Company for 2020.

(18)	Basic and Diluted Net Loss Per Share
The Company uses the
two-class
method to calculate net loss per share. No dividends were declared or paid for the years ended December 31, 2020 and 2019. Undistributed earnings for each period are allocated to participating securities, including the convertible preferred stock, based on the contractual participation rights of the security to share in the current earnings as if all current period earnings had been distributed. As there is no contractual obligation for the convertible preferred stock to share in losses, the Company’s basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average shares of common stock outstanding during periods with undistributed losses.
The following table sets forth the computation of the Company’s basic and diluted net loss per share attributable to common stockholders for the years ended December 31, 2020 and 2019 (in thousands, except share and per share amounts):

	Year ended December 31,
	2020	2019
Numerator:
Net loss attributable to common stockholder, basic and diluted	$(35,835)	$(42,419)
Denominator:
Weighted average common shares outstanding, basic and diluted	5,077,336	4,656,668

Net loss per share attributable to common stockholder, basic and diluted	$(7.06)	$(9.11)

Basic and diluted net loss per share attributable to common stockholders is the same for the years ended December 31, 2020 and 2019 because the inclusion of potential shares of common stock would have been anti-dilutive for the periods presented.
The following table presents the potential common shares outstanding that were excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been antidilutive:

	As of December 31,
	2020	2019
Convertible preferred stock	7,695,112	7,695,112
Stock options and RSUs issued and outstanding	2,620,688	1,143,755
Convertible notes	547,396	144,212

Potential common shares excluded from diluted net loss per share	10,863,196	8,983,079

(19)	Related Party Transactions
Related Party Collaboration Agreement
To support the Company’s path towards automotive grade solid state LiDAR sensors, help de-risk
the ramp towards high volume manufacturing, and improve the company’s marketing and distribution capabilities, the Company entered into a Strategic Partnership Agreement (“Collaborative Agreement”) with Sensata Technology, Inc (“Sensata”) on February 8, 2016. As part of the Collaborative Agreement, Sensata made a $50 million investment in the initial closing of the Company’s offering of Series B convertible preferred stock. The agreement committed both companies to engage in joint development and commercialization of the solid-state product for the transportation segment. The Company was expected to retain ultimate discretion relating to product roadmap and development, with Sensata retaining ultimate control over the manufacturing, sales and marketing decisions subject to certain terms and conditions.
On March 29, 2020, Quanergy and Sensata signed an amendment to the agreement which eliminated exclusivity for the transportation sector, reduced specific development and commercialization obligations and added flexibility to the manufacturing model.
No revenues on this Collaborative Agreement have been recognized for the years ended December 31, 2020 and 2019. In accordance with this Collaborative Agreement, the Company purchased equipment from Sensata totaling $1.0 million which is included in the accompanying consolidated balance sheets as of December 31, 2020 and 2019. Depreciation expense on this equipment was $0.1 million and $0.1 million for the years ended December 31, 2020 and 2019, respectively.
Related Party Convertible Notes
In 2020, the Company issued convertible promissory notes of approximately $16.1 million to various investors, out of which $15.7 million was issued to three related parties. The related party debt is presented as ‘long-term notes- related party’ in the consolidated balance sheet, adjusted for deferred interest, allocated debt financing costs and derivative liability recorded as debt discount on the 2023 Notes. The principal amount of the outstanding balance shall accrue interest at 10.0% per annum, payable at maturity in March 2023. For the year ended December 31, 2020, the Company accrued interest of $0.9 million related to the 2023 Notes issued to the related parties. In conjunction with the 2023 Notes, the Company also issued common stock warrants, of which 880,649 were issued to the three related parties. See “
Note 13—Borrowing Arrangements
” for additional details.
Related Party Restricted Stock Units
Out of the total RSU grants in 2020, 908,466 were issued to directors, officers, and key employees of the Company. Total unrecognized stock-based compensation cost of $14.8 million related to unvested RSUs issued to related parties is expected to be recognized upon vesting.
There were no other material related party transactions during the years ended December 31, 2020 and 2019.

(20)	Subsequent Events
In preparing the consolidated financial statements as of and for the year ended December 31, 2020, the Company evaluated subsequent events for recognition and measurement purposes through July 16, 2021, which is the date the consolidated financial statements were available to be issued. The Company noted no subsequent events to date that would materially impact the consolidated financial statement disclosures, except for the following:
In February 2021, the Company amended the 2023 Notes and entered into note purchase agreements with new investors (“Extension Notes”), issuing incremental convertible promissory notes and 1,623,303 common stock warrants for gross proceeds of $48.7 million. The Extension Notes accrue interest at 10.0% per annum, payable at maturity. The Extension Notes have similar conversion and redemption features as the original 2023 Notes, and mature in March 2023, unless earlier converted or redeemed. The common stock warrants are exercisable for $0.01 per share and expire 5 years from the initial closing.
On March 21, 2021, the aggregate number of shares reserved for issuance under the 2013 Plan was increased to 4,556,307 shares. The Company also granted 1,019,687 restricted stock units and 300,000 restricted stock awards to employees, directors and external advisors. In addition, the Company amended all outstanding RSUs issued prior to March 2021 such that each share scheduled to vest on a monthly vest date will now accelerate and vest on February 15, May 15, August 15 and November 15, preceding the applicable monthly vesting date. The Company also granted 21,955 restricted stock units to employees in May 2021.
On June 14, 2021, the PPP Loan was forgiven in full, for the principal amount of $2.5 million and interest of approximately $28 thousand that had accrued from the funding date of April 30, 2020 through the forgiveness date. For the three-month period ending June 30, 2021 and the fiscal year ending December 31, 2021, the Company anticipates that it will recognize a gain from the extinguishment of the full amount of the PPP Loan.
On June 21, 2021, the Company entered into another collaborative arrangement with Sensata, wherein Sensata will provide consulting services with respect to areas of manufacturing, cost reduction, sourcing, and go to market strategies. In consideration for such services, the Company issued a warrant to Sensata to purchase that number of shares of the Company’s common stock which will be exchanged for 2.5 million shares of the combined entity contemplated in the Merger noted below.
On June 21, 2021, the Company entered into an agreement and plan of merger with CCAC and Merger Sub (the “Merger Agreement”), for a proposed business combination. Pursuant to the terms of the Merger Agreement and subject to the conditions thereof, at the closing of the transactions contemplated by the Merger Agreement, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a wholly owned subsidiary of CCAC (the “Merger”). The Merger is subject to approval by stockholders of the Company and CCAC.

ANNEX A
MERGER AGREEMENT

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
by and among
CITIC CAPITAL ACQUISITION CORP.,
CITIC CAPITAL MERGER SUB INC.,
and
QUANERGY SYSTEMS, INC.
dated as of June 21, 2021

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Exhibits

Exhibit A	Form of Certificate of Incorporation of Acquiror upon Domestication
Exhibit B	Form of Bylaws of Acquiror upon Domestication
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Equity Incentive Plan
Exhibit E	Form of ESPP
Exhibit F	Form of Lock-up Agreement

-iv-

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger, dated as of June 21, 2021 (this “
Agreement
”), is made and entered into by and among CITIC Capital Acquisition Corp., an exempted company incorporated in the Cayman Islands with limited liability (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined below)) (“
Acquiror
”), CITIC Capital Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“
Merger Sub
”), and Quanergy Systems, Inc., a Delaware corporation (the “
Company
”).
RECITALS
WHEREAS
, Acquiror is a blank check company incorporated as an exempted company with limited liability in the Cayman Islands and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;
WHEREAS
, prior to the Effective Time (as defined below) and subject to the conditions of this Agreement, Acquiror shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “
DGCL
”) and the Companies Act (As Revised) of the Cayman Islands (the “
Domestication
”);
WHEREAS
, concurrently with the Domestication, Acquiror shall file a certificate of incorporation with the Secretary of State of Delaware and adopt bylaws (in substantially the forms attached as
Exhibits
 A
and
B
hereto);
WHEREAS
, in connection with the Domestication, (i) each then issued share of Acquiror Class B Common Stock shall convert automatically, on a one-for-one
basis, into shares of Acquiror Class A Common Stock (as defined below); (ii) immediately following the conversion described in clause (i), each then issued share of Acquiror Class A Common Stock shall convert automatically, on a one-for-one
basis, into a share of common stock, par value $0.0001, per share of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “
Domesticated Acquiror Common Stock
”); (iii) each then issued and outstanding warrant of Acquiror (“
Cayman Acquiror Warrant
”) shall convert automatically into a warrant to acquire one share of Domesticated Acquiror Common Stock (“
Domesticated Acquiror Warrant
”), pursuant to the Warrant Agreement; and (iv) each then issued and outstanding unit of Acquiror (the “
Cayman Acquiror Units
”) shall convert automatically into a unit of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “
Domesticated Acquiror Units
”), with each Domesticated Acquiror Unit representing one share of Domesticated Acquiror Common Stock and one-half
of one Domesticated Acquiror Warrant;
WHEREAS
, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, (i) Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a wholly owned subsidiary of Acquiror (the “
Merger
”) and (ii) Acquiror will change its name to “Quanergy Systems, Inc.”;
WHEREAS
, subject to, and in accordance with this Agreement, at the Effective Time, all shares of the Company Capital Stock (as defined below), including, for the avoidance of doubt, any share of Company Capital Stock issued pursuant to exercise or conversion of any Company Warrant or 2023 Company Convertible Note, as applicable, and Company Awards will be converted into the right to receive (in the case of the Company Awards, if and to the extent earned and subject to their respective terms) the Aggregate Merger Consideration;
WHEREAS
, each of the parties intends that, for United States federal income tax purposes, (i) the conversion contemplated by
Section
 7.7
qualifies as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “
Code
”), (ii) the Domestication qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and (iii) the Merger

qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder, to which each of Acquiror, Merger Sub, and the Company are parties under Section 368(b) of the Code (the “
Intended Tax Treatment
”), and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations thereunder;
WHEREAS
, the Board of Directors of the Company has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for the Company to enter into this Agreement and the other documents contemplated hereby and recommended the adoption of this Agreement by the Company’s stockholders;
WHEREAS
, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, within 24 hours of the execution and delivery of this Agreement, the Requisite Company Stockholders will have each executed and delivered to Acquiror a Company Holders Support Agreement pursuant to which the Requisite Company Stockholders have agreed, among other things, to vote (whether pursuant to a duly convened meeting of the stockholders of the Company or pursuant to an action by written consent of the stockholders of the Company) in favor of the adoption and approval, promptly following the time at which the Registration Statement shall have been declared effective and delivered or otherwise made available to stockholders, of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;
WHEREAS
, the Board of Directors of Acquiror has unanimously (i) determined that it is advisable for Acquiror to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Acquiror Shareholders;
WHEREAS
, Acquiror, as sole shareholder of Merger Sub, has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;
WHEREAS
, in furtherance of the Merger and in accordance with the terms hereof, Acquiror shall provide an opportunity to its shareholders to have their outstanding shares of Acquiror Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents in connection with obtaining the Acquiror Shareholder Approval;
WHEREAS
, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor and certain other transferees of the Acquiror Class B Common Stock held by the Sponsor have executed and delivered to the Company the Sponsor Support Agreement pursuant to which the Sponsor and such other parties have agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;
WHEREAS
, on or prior to the date hereof, Acquiror entered into Subscription Agreements with PIPE Investors pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors agreed to purchase from Acquiror shares of Domesticated Acquiror Common Stock for an aggregate purchase price equal to the Minimum PIPE Investment Amount (as defined below), such purchases to be consummated immediately prior to the Closing;
WHEREAS
, at the Closing, (i) Acquiror, the Sponsor and the other parties thereto shall enter into (a) an Amended and Restated Registration Rights Agreement (the “
Registration Rights Agreement
”) substantially in the form attached hereto as
Exhibit
 C
, which shall be effective as of the Closing and (b) a
Lock-Up
Agreement (the “
Lock-Up
Agreement
”) substantially in the form attached hereto as
Exhibit F
, which shall be effective as of the Closing and (ii) Acquiror, certain stockholders of the Company and other parties thereto shall enter into the
Lock-Up
Agreement, which shall be effective as of the Closing; and

NOW
,
THEREFORE
, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
Section 1.1.
Definitions
. As used herein, the following terms shall have the following meanings:
“
2022 Company Convertible Note
” means such convertible notes set forth in
Section
 1.1
of the Company Disclosure Letter under the heading “
2022 Company Convertible Notes
.”
“
2022 Company Convertible Note Payoff Amount
” has the meaning specified in
Section
 3.4(b)
.
“
2023 Company Convertible Note
” means such convertible notes set forth in
Section
 1.1
of the Company Disclosure Letter under the heading “
2023 Company Convertible Notes
.”
“
2023 Company Convertible Note Conversion
” has the meaning specified in
Section
 3.4(c)
.
“
Acquiror
” has the meaning specified in the Preamble hereto.
“
Acquiror Class
 A Common Stock
” means, prior to the Domestication, Class A ordinary shares, par value $0.0001 per share, of Acquiror.
“
Acquiror Class
 B Common Stock
” means, prior to the Domestication, Class B ordinary shares, par value $0.0001 per share, of Acquiror.
“
Acquiror Closing Statement
” has the meaning specified in
Section
 2.4(c)
.
“
Acquiror Common Share
” means a share of Acquiror Common Stock.
“
Acquiror Common Stock
” means (a) prior to the Domestication, Acquiror Class A Common Stock and Acquiror Class B Common Stock and (b) from and following the Domestication, Domesticated Acquiror Common Stock.
“
Acquiror Common Warrant
” means a warrant to purchase one (1) share of Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) that was included in the units sold as part of Acquiror’s initial public offering.
“
Acquiror Cure Period
” has the meaning specified in
Section
 10.1(e)
.
“
Acquiror Disclosure Letter
” has the meaning specified in the introduction to
Article V
.
“
Acquiror Financial Statements
” has the meaning specified in
Section
 5.6(d)
.
“
Acquiror Indemnified Parties
” has the meaning specified in
Section
 7.8(a)
.
“
Acquiror Material Adverse Effect
” means any Event that does or would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of Acquiror to consummate the Merger; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “Acquiror Material Adverse Effect”: (a) any change in applicable Laws,
COVID-19
Measures or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences),
COVID-19
or any other epidemic or pandemic or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of Acquiror to meet any projections or forecasts (provided, that clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Acquiror Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Acquiror Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which Acquiror operates, (h) the announcement of this Agreement and consummation of the transactions contemplated hereby (it being understood that this clause (h) shall be disregarded for purposes of the representation and warranty set forth in
Section
 5.3
), (i) any matter fairly and specifically disclosed in the Acquiror Disclosure Letter in such manner and such detail to enable the Company to make a reasonably informed assessment, or (j) any action taken by, or at the request of, the Company as required by this Agreement or (k) any Acquiror Share Redemption, alone or in combination;
provided
that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if an Acquiror Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Acquiror relative to similarly situated companies in the industry in which the Acquiror conducts its business, but only to the extent of the incremental disproportionate effect on the Acquiror, relative to similarly situated companies in the industry in which the Acquiror operates.
“
Acquiror Option
” has the meaning specified in
Section
 3.3(a)
.
“
Acquiror Private Placement Warrant
” means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor.
“
Acquiror SEC Filings
” has the meaning specified in
Section
 5.5
.
“
Acquiror Securities
” has the meaning specified in
Section
 5.12(a)
.
“
Acquiror Share Redemption
” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Common Stock to redeem all or a portion of the shares of Acquiror Class A Common Stock held by such holder at a per-share
price, payable in cash, equal to a
pro rata
share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals.
“
Acquiror Shareholder Approval
” means the approval of (a) those Transaction Proposals identified in clauses
 (A)
,
(B)
 and
(C)
 of
Section
 8.2(b)
, in each case, by an affirmative vote of the holders of at least two-thirds
(2/3
rd
) of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose and (b) those Transaction Proposals identified in clauses
 (D)
,
(E)
,
(F)
,
(G)
,
(H)
,
(I)
, and
(J)
, of
Section
 8.2(b)
, in each case, by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares entitled to vote thereupon (as determined in accordance with Acquiror’s Governing Documents), in each case, at an Acquiror Shareholders’ Meeting duly called by the Board of Directors of Acquiror and held for such purpose.
“
Acquiror Shareholders
” means the shareholders of Acquiror as of immediately prior to the Effective Time.
“
Acquiror Shareholders
’
Meeting
” has the meaning specified in
Section
 8.2(b)
.

“
Acquiror Warrants
” means the Acquiror Common Warrants and the Acquiror Private Placement Warrants.
“
Acquisition Proposal
” means, with respect to the Company and its Subsidiaries, other than the transactions contemplated hereby and other than the acquisition or disposition of inventory, equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to, in a single transaction or series of related transactions: (a) any acquisition or purchase, direct or indirect, of: (i) a portion of the business of the Company and its Subsidiaries that comprises twenty percent (20%) or more of their combined net revenues or net income, (ii) twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company) or (iii) twenty percent (20%) or more of any class of equity or voting securities of (A) the Company or (B) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning twenty percent (20%) or more of any class of equity or voting securities of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries.
“
Action
” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.
“
Adjusted Restricted Stock
” has the meaning specified in
Section
 3.3(c)
.
“
Adjusted Restricted Stock Unit Award
” has the meaning specified in
Section
 3.3(b)
.
“
Affiliate
” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise (but excluding, with respect to the Company, any portfolio companies of venture capital or investment funds that are, or otherwise affiliated with, Company’s stockholders, which portfolio companies may otherwise be deemed to be “under common control with” the Company). The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“
Affiliate Agreements
” has the meaning specified in
Section
 4.12(a)(vi)
.
“
Aggregate Fully Diluted Company Common Shares
” means, without duplication, (a) the aggregate number of shares of Company Capital Stock (other than Series B Preferred Stock and Series C Preferred Stock) (including Dissenting Shares) that are (i) issued and outstanding immediately prior to the Effective Time (after giving effect to any exercise of Company Warrants prior to the Effective Time and the 2023 Company Convertible Note Conversion) or (ii) issuable upon, or subject to, the exercise or settlement of Company Options (whether or not then vested or exercisable), Company Warrants, Company Restricted Stock and Company Restricted Stock Unit Awards, in each case, that are outstanding immediately prior to the Effective Time (and, for the avoidance of doubt, not exercised or terminated pursuant to its terms at or immediately prior to the Effective Time) calculated using the treasury stock method of accounting, minus
(b) the Treasury Shares outstanding immediately prior to the Effective Time.
“
Aggregate Merger Consideration
” means a number of Acquiror Common Shares equal to the quotient obtained by dividing
(i) the Base Purchase Price,
by
(ii) $10.00.

“
Aggregate Series B Preferred Stock Merger Consideration
” means a number of Acquiror Common Shares equal to the quotient obtained by dividing
(i) the Aggregate Series B Preferred Stock Preference Amount,
by
(ii) $10.00.
“
Aggregate Series B Preferred Stock Preference Amount
” means the product of (i) aggregate number of shares of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time multiplied
by (ii) the Series B Preferred Stock Per Share Preference Amount.
“
Aggregate Series C Preferred Stock Merger Consideration
” means a number of Acquiror Common Shares equal to the quotient obtained by dividing
(i) the Aggregate Series C Preferred Stock Preference Amount,
by
(ii) $10.00.
“
Aggregate Series C Preferred Stock Preference Amount
” means the product of (i) aggregate number of shares of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time multiplied
by (ii) the Series C Preferred Stock Per Share Preference Amount.
“
Aggregate Series B and C Preferred Stock Merger Consideration
” means the sum of Aggregate Series B Preferred Stock Merger Consideration and Aggregate Series C Preferred Stock Merger Consideration.
“
Agreement
” has the meaning specified in the Preamble hereto.
“
Agreement End Date
” has the meaning specified in
Section
 10.1(f)
.
“
Ancillary Agreements
” has the meaning specified in
Section
 11.10
.
“
Anti-Bribery Laws
” means the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and anti-bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions).
“
Antitrust Authorities
” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).
“
Antitrust Information or Document Request
” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.
“
Audited Financial Statements
” has the meaning specified in
Section
 4.8(a)
.
“
Base Purchase Price
” means $970,000,000.
“
Business Combination
” has the meaning set forth in
Article
 1.1
of Acquiror’s Governing Documents as in effect on the date hereof.
“
Business Combination Proposal
” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding,
and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.

“
Business Day
” means a day other than a Saturday, Sunday or other day on which commercial banks in the People’s Republic of China, Hong Kong, New York, New York or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in Cayman Islands) are authorized or required by Law to close.
“
CARES Act
” means the Coronavirus Aid, Relief, and Economic Security Act.
“
Cayman Acquiror Unit
” has the meaning specified in the Recitals hereto.
“
Cayman Acquiror Warrant
” has the meaning specified in the Recitals hereto.
“
Cayman Registrar
” means the Registrar of Companies appointed under the Companies Act (As Revised) of the Cayman Islands.
“
CFIUS
” has the meaning specified in
Section
 8.1(g)
.
“
CFIUS Notice
” shall mean a notice filed with CFIUS pursuant to 31 C.F.R. § 800.501.
“
CFIUS Clearance
” has the meaning specified in
Section
 8.1(g)(ii)
.
“
CITIC Capital Group
” has the meaning specified in
Section
 11.19(a)
.
“
Closing
” has the meaning specified in
Section
 2.3(a)
“
Closing Date
” has the meaning specified in
Section
 2.3(a)
.
“
Closing Statement
” has the meaning specified in
Section
 2.4(c)
.
“
Code
” has the meaning specified in the Recitals hereto.
“
Company
” has the meaning specified in the Preamble hereto.
“
Company Award
” shall mean a Company Option, Company Restricted Stock or a Company Restricted Stock Unit Award.
“
Company Benefit Plan
” has the meaning specified in
Section
 4.13(a)
.
“
Company Capital Stock
” means the shares of the Company Common Stock and the Company Preferred Stock.
“
Company Common Stock
” means the shares of common stock, par value $0.0001 per share, of the Company.
“
Company Convertible Note
” means collectively, the 2022 Company Convertible Notes and the 2023 Company Convertible Notes.
“
Company Cure Period
” has the meaning specified in
Section
 10.1(d)
.
“
Company Disclosure Letter
” has the meaning specified in the introduction to
Article IV
.
“
Company Fundamental Representations
” means the representations and warranties made pursuant to the first and second sentences of
Section
 4.1
(
Company Organization
), the first and second sentences of
Section
 4.2
(
Subsidiaries
),
Section
 4.3
(
Due Authorization
),
Section
 4.6
(
Capitalization of the Company
)(other than
Section
 4.6(e)
),
Section
 4.7
(
Capitalization of Subsidiaries
) and
Section
 4.16
(
Brokers
’
Fees
).

“
Company Holders Support Agreement
” means that certain Support Agreement, dated as of the date hereof, by and among each of the Requisite Company Stockholders, Acquiror and the Company, as amended or modified from time to time.
“
Company Incentive Plan
” means the Quanergy Systems, Inc. Amended 2013 Stock Incentive Plan as amended from time to time.
“
Company Indemnified Parties
” has the meaning specified in
Section
 7.8(a)
.
“
Company Intellectual Property
” means any and all Intellectual Property owned (or purported to be owned), in whole or in part, by the Company or any of its Subsidiaries and includes the Company Software and Company Registered Intellectual Property.
“
Company IT Systems
” means any and all IT Systems that are owned, leased, or licensed and used by the Company or its Subsidiaries for the operation of their businesses.
“
Company Material Adverse Effect
” means any event, state of facts, condition, change, development, circumstance, occurrence or effect (collectively, “
Events
”) that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (b) does or would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of the Company to consummate the Merger;
provided
,
however
, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect” for purposes of the foregoing sub-clause
(a): (i) any change in applicable Laws,
COVID-19
Measures or GAAP or any interpretation thereof following the date of this Agreement, (ii) any change in interest rates or economic, political, business or financial market conditions generally, (iii) the taking of any action required by this Agreement, (iv) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences),
COVID-19
or any other epidemic or pandemic or change in climate, (v) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (vi) any failure of the Company to meet any projections or forecasts (
provided,
that clause (vi) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (vii) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including industry-wide increases in the cost of products, supplies, materials or other goods purchased from third-party suppliers), (viii) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but, in each case, only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (viii) shall be disregarded for purposes of the representation and warranty set forth in
Section
 4.4
), (ix) any matter fairly and specifically disclosed in the Company Disclosure Letter in such manner and such detail to enable the Acquiror to make a reasonably informed assessment or (x) any action taken by, or at the request of, Acquiror or Merger Sub as required by this Agreement;
provided
,
further
, that any Event referred to in clauses (i), (ii), (iv), (v) or (vii) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.
“
Company Option
” means an option to purchase shares of Company Common Stock granted under the Company Incentive Plan.

“
Company Preferred Stock
” means the shares of Series Seed Preferred Stock, Series
Seed-2
Preferred Stock, Series A Preferred Stock, Series A Plus Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.
“
Company Prepared Returns
” has the meaning specified in
Section
 8.4(b)
.
“
Company Registered Intellectual Property
” has the meaning specified in
Section
 4.21(a)
.
“
Company Restricted Stock
” means an award of restricted stock covering Company Common Stock granted under the Company Incentive Plan.
“
Company Restricted Stock Unit Award
” means an award of restricted stock units covering Company Common Stock granted under the Company Incentive Plan.
“
Company Software
” means any and all Software owned (or purported to be owned), in whole or in part, by the Company or any of its Subsidiaries.
“
Company Stockholder Approvals
” means the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, and the transactions contemplated thereby, by (a) the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Company Capital Stock voting as a single class and on an as-converted
basis, (b) the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Company Preferred Stock, voting as a single class and on an as-converted
basis, (c) the affirmative vote or written consent of the holders of at least 55% of the outstanding Series B Preferred Stock, voting as a single class and (d) the affirmative vote or written consent of the holders of at least 55% of the outstanding Series C Preferred Stock, voting as a single class, in each case, pursuant to the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.
“
Company Warrants
” means the warrants of the Company to purchase capital stock of the Company.
“
Confidentiality Agreement
” has the meaning specified in
Section
 11.10
.
“
Consent and Payoff Agreement
” means the Consent and Payoff Agreement entered into by and among the Company, DS Mobility 4.0 HEDGE FUND, as the collateral agent, and the investors in the 2022 Company Convertible Notes.
“
Constituent Corporations
” has the meaning specified in
Section
 2.1(a)
.
“
Contracts
” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.
“
Cooley
” has the meaning specified in
Section
 11.19(b)
.
“
Copyleft License
” means any license that requires, as a condition of use, modification and/or distribution of Software subject to such license, that such Software subject to such license, or other Software incorporated into, derived from, linked in or to, or used or distributed with such Software subject to such license (a) in the case of Software, be made available or distributed in a form other than binary (
e.g
., source code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse-engineered, reverse-assembled or disassembled (other than by operation of Law), or (d) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “sharealike” licenses.

“
COVID-19
” means
SARS-CoV-2
or
COVID-19,
and any mutations thereof or related or associated epidemics, pandemic or disease outbreaks.
“
COVID-19
Measures
” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or any other Law, order, directive, guideline or recommendation by any Governmental Authority in connection with or in response to
COVID-19,
including the CARES Act and all guidelines and requirements, such as social distancing, cleaning, and other similar or related measures of the Occupational Safety and Health Administration and the Centers for Disease Control and Prevention.
“
D&O Indemnified Parties
” has the meaning specified in
Section
 7.8(a)
.
“
DGCL
” has the meaning specified in the Recitals hereto.
“
Deferred Underwriting Fee Amount
” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the initial public offering of Acquiror Common Stock are entitled to receive upon the Closing in accordance with the Trust Agreement, which shall not exceed $9,660,000.
“
Disclosure Letter
” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.
“
Dissenting Shares
” has the meaning specified in
Section
 3.6
.
“
DOL
” has the meaning specified in
Section
 4.13(a)
.
“
Dollars
” or “
$
” means lawful money of the United States.
“
Domesticated Acquiror Common Stock
” has the meaning specified in the Recitals hereto.
“
Domesticated Acquiror Unit
” has the meaning specified in the Recitals hereto.
“
Domesticated Acquiror Warrant
” has the meaning specified in the Recitals hereto.
“
Domestication
” has the meaning specified in the Recitals hereto.
“
DPA
” has the meaning specified in
Section
 5.12(g)
.
“
Effective Time
” has the meaning specified in
Section
 2.3(b)
.
“
Environmental Laws
” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).
“
Equity Incentive Plan
” has the meaning specified in
Section
 7.1(a)
.
“
ERISA
” has the meaning specified in
Section
 4.13(a)
.
“
ERISA Affiliate
” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“
ESPP
” has the meaning specified in
Section
 7.1(a)
.
“
Exchange Act
” means the Securities Exchange Act of 1934, as amended.

“
Exchange Agent
” has the meaning specified in
Section
 3.2(a)
.
“
Exchange Ratio
” means the quotient obtained by
dividing
(a) the number of shares constituting the Aggregate Merger Consideration less
the number of shares constituting the Aggregate Series B and C Preferred Stock Merger Consideration, by (b) the number of Aggregate Fully Diluted Company Common Shares.
“
Exchange Ratio For Series B Preferred Stock
” means the quotient obtained by
dividing
(a) the number of shares constituting the Aggregate Series B Preferred Stock Merger Consideration, by (b) the number of aggregate number of shares of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time.
“
Exchange Ratio For Series C Preferred Stock
” means the quotient obtained by
dividing
(a) the number of shares constituting the Aggregate Series C Preferred Stock Merger Consideration, by (b) the number of aggregate number of shares of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time.
“
Export Approvals
” has the meaning specified in
Section
 4.26(a)
.
“
Financial Statements
” has the meaning specified in
Section
 4.8(a)
.
“
GAAP
” means generally accepted accounting principles in the United States as in effect from time to time.
“
Governing Documents
” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which governs its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.
“
Governmental Authority
” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, political subdivision, agency or instrumentality, court or tribunal.
“
Governmental Authorization
” has the meaning specified in
Section
 4.5
.
“
Governmental Order
” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“
Hazardous Material
” means any (a) pollutant, contaminant, chemical, (b) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (c) petroleum or any fraction or product thereof, (d) asbestos or asbestos-containing material, (e) polychlorinated biphenyl, (f) chlorofluorocarbons, and (g) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.
“
Hong Kong
” means the Hong Kong Special Administrative Region.
“
HSR Act
” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“
Indebtedness
” means with respect to any Person, without duplication, any obligations, contingent or otherwise (together with accrued and unpaid interest thereon and any prepayment premium or other penalties and any fees, costs, and expenses thereunder due upon repayment thereof), in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals or cost associated with prepaying any such indebtedness solely to the extent such indebtedness is prepaid, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes, debt securities, loans, credit agreements and similar instruments, (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (g) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” and (h) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (g), and (i) all Indebtedness of another Person referred to in clauses (a) through (h) above guaranteed directly or indirectly, jointly or severally.
“
Intellectual Property
” means all intellectual or industrial property rights created, arising, or protected under applicable Law, in any jurisdiction, including any and all rights, title, and interest in or to any and all of the following: (a) patents, patent applications, invention disclosures, including all continuations, continuations-in-part,
divisionals, reissues,
re-examinations,
interferences, substitutions, provisionals, and extensions thereof; (b) registered and unregistered trademarks, logos, service marks, certification marks, trade dress and trade names, taglines, social media accounts, brand names, slogans, corporate names, internet domain names, pending applications therefor, and all other indicia of source or origin, together with all goodwill symbolized by or associated with any of the foregoing (collectively, “
Marks
”); (c) registered and unregistered copyrights, mask work rights, design rights and all moral rights or similar attribution rights and applications for registration of copyright, including copyrights in Software, and other works of authorship, design rights, data, databases, database rights and compilations and other rights in copyrightable work;
(d) know-how,
trade secrets, inventions, processes, procedures, database rights, customer lists, supplier lists, business plans, formulae, discoveries, methods, techniques, ideas, designs, models, concepts, creations, confidential business information and other proprietary information (collectively, “
Trade Secrets
”); (e) rights of publicity, (f) rights recognized under applicable Law that are equivalent or similar to any of the foregoing; and (g) applications, registrations, issuances, renewals, extensions or equivalents or foreign equivalents or counterparts of any of the foregoing in any jurisdiction.
“
Intended Tax Treatment
” has the meaning specified in the Recitals hereto.
“
Interim Financial Statements
” has the meaning specified in
Section
 4.8(a)
.
“
Interim Period
” has the meaning specified in
Section
 6.1(a)
.
“
International Trade Laws
” means all applicable Laws relating to the import, export,
re-export,
deemed export, deemed
re-export,
or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.
“
Investment Company Act
” means the Investment Company Act of 1940, as amended.
“
IRS
” means Internal Revenue Service.

“
IT Systems
” mean any and all computers, Software (whether in object or source code form), databases, hardware, systems, servers, networks, workstations, routers, hubs, switches, data communications lines, websites (including the content thereon) and all other information technology equipment and assets, including any of the foregoing that are used (or held for use) pursuant to outsourced or cloud computing arrangements.
“
JOBS Act
” has the meaning specified in
Section
 5.6(a)
.
“
Key Employees
” means those employees of the Company set forth in
Section
 4.14(g)
of the Company Disclosure Letter.
“
Law
” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.
“
Leased Real Property
” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.
“
Legal Proceedings
” has the meaning specified in
Section
 4.10
.
“
Letter of Transmittal
” has the meaning specified in
Section
 3.2(b)
.
“
Licenses
” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.
“
Lien
” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claim, options, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.
“
Lock-Up
Agreement
” has the meaning specified in the Recitals.
“
Marks
” has the meaning specified in “
Intellectual Property
”.
“
Merger
” has the meaning specified in the Recitals hereto.
“
Merger Certificate
” has the meaning specified in
Section
 2.1(a)
.
“
Merger Sub
” has the meaning specified in the Preamble hereto.
“
Merger Sub Capital Stock
” means the shares of the common stock, par value $0.0001 per share, of Merger Sub.
“
Minimum PIPE Investment Amount
” has the meaning specified in
Section
 5.12(e)
.
“
Modification in Recommendation
” has the meaning specified in
Section
 8.2(b)
.
“
Multiemployer Plan
” has the meaning specified in
Section
 4.13(c)
.
“
Nasdaq
” means Nasdaq Capital Market.
“
Non-U.S.
Company Benefit Plans
” has the meaning specified in
Section
 4.13(i)
.
“
NYSE
” has the meaning specified in
Section
 5.6(c)
.
“
Offer Documents
” has the meaning specified in
Section
 8.2(a)(i)
.

“
Open Source License
” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Licenses.
“
Open Source Materials
” means any Software subject to an Open Source License.
“
Per Share Merger Consideration
” means the product obtained by
multiplying
(i) the Exchange Ratio
by
(ii) $10.00.
“
Permitted Liens
” means (a) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (i) not yet due and payable or which are being contested in good faith through appropriate proceedings and (ii) for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens for Taxes (i) not yet due and payable or (ii) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (c) defects or imperfections of title, easements, encroachments, covenants, rights-of-way,
conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the present use of the Leased Real Property, (d) with respect to any Leased Real Property (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien on the lessor’s interest therein, and (ii) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (e) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property and which are not violated in any material respect,
(f) non-exclusive
licenses of Company Intellectual Property granted to customers and distributors entered into in the ordinary course of business consistent with past practice, as well as non-exclusive
licenses to vendors solely for the purpose of such vendors providing services to the Company, (g) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (h) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security and otherwise not material to the Company and its Subsidiaries as a whole and (i) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries.
“
Person
” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.
“
PIPE Investment
” means the purchase of shares of Domesticated Acquiror Common Stock pursuant to the Subscription Agreements.
“
PIPE Investment Amount
” means the aggregate gross purchase price received by Acquiror prior to or substantially concurrently with Closing for the shares in the PIPE Investment.
“
PIPE Investors
” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.
“
Prospectus
” has the meaning specified in
Section
 11.1
.
“
Proxy Statement
” has the meaning specified in
Section
 8.2(a)(i)
.
“
Proxy Statement/Registration Statement
” has the meaning specified in
Section
 8.2(a)(i)
.

“
Q2 Financial Statements
” has the meaning specified in
Section
 6.3(a)
.
“
Quanergy Group
” has the meaning specified in
Section
 11.19(b)
.
“
Real Property Leases
” has the meaning specified in
Section
 4.20(a)(ii)
“
Registration Rights Agreement
” has the meaning specified in the Recitals hereto.
“
Registration Statement
” means the Registration Statement on
Form S-4,
or other appropriate form, including any
pre-effective
or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.
“
Registration Statement Securities
” has the meaning specified in
Section
 8.2(a)(i)
.
“
Requisite Company Stockholders
” means each of the holders of Company Capital Stock set forth on
Section
 8.2(c)
of the Company Disclosure Letter.
“
Sanctioned Country
” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).
“
Sanctioned Person
” means (a) any Person identified in any sanctions-related list of designated Persons maintained by (i) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (ii) Her Majesty’s Treasury of the United Kingdom; (iii) any committee of the United Nations Security Council; or (iv) the European Union; (b) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (c) any Person directly or indirectly 50% owned or otherwise controlled by, or acting for the benefit or on behalf of, a Person described in clause (a) or (b), either individually or in the aggregate.
“
Sanctions Laws
” means those applicable trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (a) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations, or (d) Her Majesty’s Treasury of the United Kingdom.
“
Sarbanes-Oxley Act
” means the Sarbanes-Oxley Act of 2002.
“
SEC
” means the United States Securities and Exchange Commission.
“
Securities Act
” means the Securities Act of 1933, as amended.
“
Series
 A Plus Preferred Stock
” has the meaning specified in
Section
 4.6(a)
.
“
Series
 A Preferred Stock
” has the meaning specified in
Section
 4.6(a)
.
“
Series
 B Preferred Stock
” has the meaning specified in
Section
 4.6(a)
.
“
Series B Preferred Stock Per Share Preference Amount
” means $115.4230
plus
, if any, declared and unpaid dividends.
“
Series
 C Preferred Stock
” has the meaning specified in
Section
 4.6(a)
.

“
Series C Preferred Stock Per Share Preference Amount
” means $143.1177
plus
, if any, declared and unpaid dividends.
“
Series
 Seed Preferred Stock
” has the meaning specified in
Section
 4.6(a)
.
“
Series
 Seed-2
Preferred Stock
” has the meaning specified in
Section
 4.6(a)
.
“
Software
” means any and all (a) computer programs, including any and all algorithms, models and methodologies, whether in source code, object code, human readable form or other form, including compilers, middleware, tools, firmware, operating systems, specifications, platforms, algorithms, interfaces, APIs, architecture, modules, test specifications, scripts, executables, libraries, and other components thereof, (b) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (c) all versions, updates, releases, patches, corrections, enhancements and modifications thereto and all documentation including developer notes, instructions, comments, annotations, user manuals and other training documentation relating to any of the foregoing.
“
Sponsor
” means CITIC Capital Acquisition LLC, a Cayman Islands limited liability company.
“
Sponsor Support Agreement
” means that certain Support Agreement, dated as of the date hereof, by and among the Sponsor, the other parties listed on the Schedule to the Sponsor Support Agreement, Acquiror and the Company, as amended or modified from time to time.
“
Standard Contracts
” means (a) “shrink wrap” or other licenses for generally commercially available software (including open source software) or hosted services and (b) option notices, grants, option agreements, at-will
employment offer letters that do not include bonus, severance, equity compensation, change of control, retention and similar pay and benefit arrangements and employee confidentiality and invention assignment agreements, in each case, substantially on standard forms of the Company or the applicable Subsidiary.
“
Subscription Agreements
” means the subscription agreements pursuant to which the PIPE Investment will be consummated.
“
Subsidiary
” means, with respect to a Person, a corporation or other entity of which more than fifty percent (50%) of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.
“
Surviving Corporation
” has the meaning specified in
Section
 2.1(b)
.
“
Tax Return
” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.
“
Taxes
” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, escheat, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, employment, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on
minimum, or estimated taxes, and including any interest, penalty, or addition thereto.
“
Terminating Acquiror Breach
” has the meaning specified in
Section
 10.1(e)
.

“
Terminating Company Breach
” has the meaning specified in
Section
 10.1(d)
.
“
Title IV Plan
” has the meaning specified in
Section
 4.13(c)
.
“
Top Customers
” has the meaning specified in
Section
 4.28(a)
.
“
Top Suppliers
” has the meaning specified in
Section
 4.28(a)
.
“
Trade Secrets
” has the meaning specified in “
Intellectual Property
”.
“
Transaction Expenses
” means the following
out-of-pocket
fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers,
(b) change-in-control
payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom, (c) Transfer Taxes, and (d) any and all filing fees payable by the Company or any of its Subsidiaries to the Antitrust Authorities in connection with the transactions contemplated hereby.
“
Transaction Proposals
” has the meaning specified in
Section
 8.2(b)
.
“
Transfer Taxes
” has the meaning specified in
Section
 8.4(a)
.
“
Treasury Regulations
” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.
“
Treasury Share
” has the meaning specified in
Section
 3.1(a)
“
Trust Account
” has the meaning specified in
Section
 11.1
.
“
Trust Agreement
” has the meaning specified in
Section
 5.8
.
“
Trustee
” has the meaning specified in
Section
 5.8
.
“
Unpaid Transaction Expenses
” has the meaning specified in
Section
 2.4(c)
.
“
Updated Financial Statements
” has the meaning specified in
Section
 6.3(a)
.
“
W&C
” has the meaning specified in
Section
 11.19(a)
.
“
Warrant Agreement
” means the Warrant Agreement, dated as of February 10, 2020, between Acquiror and Continental Stock Transfer & Trust Company.
“
Willful Breach
” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

“
Written Consent
” has the meaning specified in
Section
 8.2(c)
.
“
Working Capital Loans
” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.
Section 1.2.
Construction
.
(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.
(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(e) The term “fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to
Article IV
or
Article V
(as applicable),
provided
, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on
Section
 1.3
of the Company Disclosure Letter (in the case of the Company) or
Section
 1.3
of the Acquiror Disclosure Letter (in the case of Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company,
Article IV
as qualified by the Company Disclosure Letter, or, in the case of Acquiror,
Article V
as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.
Section 1.3.
Knowledge
. As used herein, (a) the phrase “to the knowledge” of the Company shall mean the actual knowledge of the individuals identified on
Section
 1.3
of the Company Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of the employees of the Company and its Subsidiaries with the administrative or operational responsibility for such matter in question and who directly report to such individuals on a regular basis; and (b) the phrase “to the knowledge” of Acquiror shall mean the actual knowledge of the individuals identified on
Section
 1.3
of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.
ARTICLE II
THE MERGER; CLOSING
Section 2.1.
The Merger
.
(a) Upon the terms and subject to the conditions set forth in this Agreement, and following the Domestication, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “
Constituent Corporations
”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation in the Merger. The Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Merger (as so filed, the “
Merger Certificate
”), executed by the Constituent Corporations in accordance with the relevant provisions of the DGCL, such Merger to be effective as of the Effective Time.
(b) Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “
Surviving Corporation
”), shall continue its corporate existence under the DGCL, as a wholly owned Subsidiary of Acquiror.
Section 2.2.
Effects of the Merger
. At and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; all of the foregoing in accordance with the applicable provisions of the DGCL.
Section 2.3.
Closing; Effective Time
.
(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “
Closing
”) shall take place, electronically through the exchange of documents via
e-mail
or facsimile, at 10:00 a.m. (New York time) on the date which is two (2) Business Days after the first date on which all conditions set forth in
Article IX
shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “
Closing Date
”.
(b) Subject to the satisfaction or waiver of all of the conditions set forth in
Article IX
of this Agreement, and
provided
this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub, and the Company shall cause the Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware as soon as practicable on the Closing Date in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in each of the Merger Certificate (the “
Effective Time
”).
(c) For the avoidance of doubt, the Closing and the Effective Time shall occur after the completion of the Domestication.
Section 2.4.
Closing Deliverables
.
(a) At the Closing, the Company will deliver or cause to be delivered:
(i) to Acquiror, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in
Section
 9.2(a)
and
Section
 9.2(b)
have been fulfilled;
(ii) to Acquiror, the written resignations of all of the directors of the Company (other than any such Persons identified as initial directors of the Surviving Corporation, in accordance with
Section
 2.6
), effective as of the Effective Time;

(iii) to Acquiror, the Registration Rights Agreement and each
Lock-Up
Agreement, subject to
Section
 6.8
, duly executed by the stockholders of the Company set forth on
Section
 2.4(a)(iii)
if the Company Disclosure Letter; and
(iv) to Acquiror, a certificate on behalf of the Company dated no more than thirty (30) days prior to the Closing Date, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections
1.897-2(g),
(h) and
1.1445-2(c)(3),
certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations
Section 1.897-2(h)(2).
(b) At the Closing, Acquiror will deliver or cause to be delivered:
(i) to the Exchange Agent, the Aggregate Merger Consideration for further distribution to the Company’s stockholders pursuant to
Section
 3.2
;
(ii) to the Company, a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in
Section
 9.3(a)
and
Section
 9.3(b)
have been fulfilled;
(iii) to the Company, the Registration Rights Agreement and each
Lock-Up
Agreement, duly executed by duly authorized representatives of Acquiror and the Sponsor and each of the other parties listed on the Schedule to the Sponsor Support Agreement;
(iv) to the Company, the written resignations of all of the directors and officers of Acquiror and Merger Sub (other than those Persons identified as the initial directors and officers, respectively, of Acquiror after the Effective Time, in accordance with the provisions of
Section
 2.6
and
Section
 7.6
), effective as of the Effective Time; and
(v) The certificate of incorporation and bylaws of Acquiror shall have been amended and restated substantially in the forms attached as
Exhibit
 A
and
Exhibit B
hereto.
(c) On the Closing Date, concurrently with the Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, (i) 2022 Company Convertible Note Payoff Amount (and shall cause to be executed and filed Uniform Commercial Code Termination Statements and such other documents or endorsements reasonably necessary to release all Liens and other security interests in the assets and properties of the Company and its Subsidiaries), (ii) all accrued transaction expenses of Acquiror, including the Deferred Underwriting Fee Amount, and those incurred, accrued, paid or payable by Acquiror’s Affiliates on Acquiror’s behalf (which shall include any outstanding amounts under any Working Capital Loans) as set forth on a written statement (the “
Acquiror Closing Statement
”) to be delivered to the Company not less than two (2) Business Days prior to the Closing Date, which shall include reasonable supporting documentation used by Acquiror in determining such transaction expenses, including corresponding invoices or similar documentation accounting for such costs and (iii) all accrued and unpaid Transaction Expenses (“
Unpaid Transaction Expenses
”) as set forth on a written statement (the “
Closing Statement
”) to be delivered to Acquiror by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date, which shall include (A) the respective amounts and wire transfer instructions for the payment thereof, and (B) reasonable supporting documentation used by the Company in determining the Unpaid Transaction Expenses, including corresponding invoices or similar documentation accounting for such costs;
provided
, that any Unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll. Acquiror and its representatives shall have a reasonable opportunity to review and discuss with the Company and its representatives the documentation provided in connection with the Closing Statement. The Company shall, and shall procure its Subsidiaries to, reasonably assist Acquiror and its representatives in its review of such documentation and shall consider in good faith Acquiror’s comments on the Closing Statement, and if any adjustments are made to the Closing Statement prior to the Closing, such adjusted Closing Statement shall thereafter become the Closing Statement for purposes of this Agreement;
provided
, for the avoidance of doubt, that in no event will the Closing be conditioned upon making any adjustments requested by Acquiror. The Company and its representatives shall have a reasonable opportunity to review and discuss with Acquiror and its representatives the documentation provided in connection with the Acquiror Closing Statement. Acquiror shall, and shall procure its representatives to, reasonably assist the Company and its representatives in its review of such documentation and shall consider in good faith the Company’s comments on the Acquiror Closing Statement, and if any adjustments are made to the Acquiror Closing Statement prior to the Closing, such adjusted Acquiror Closing Statement shall thereafter become the Acquiror Closing Statement for purposes of this Agreement;
provided
, for the avoidance of doubt, that in no event will the Closing be conditioned upon making any adjustments requested by the Company.
Section 2.5.
Governing Documents
.
(a) The certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.
(b) The certificate of incorporation and bylaws of Acquiror as of immediately prior to the Effective Time (which shall be substantially in the form attached as
Exhibits
 A
and
B
hereto upon effectiveness of the Domestication), shall be the certificate of incorporation and bylaws of Acquiror from and after the Effective Time, until thereafter amended as provided therein and under the DGCL.
Section 2.6.
Directors and Officers
.
(a) The parties hereto shall take all actions necessary such that immediately after the Effective Time, the board of directors and officers of the Surviving Corporation shall be the directors and executive officers set forth on
Section
 2.6(a)
of the Company Disclosure Letter.
(b) The parties hereto shall take all actions necessary to ensure that, from and after the Effective Time, the Persons identified as the initial post-Closing directors and officers of Acquiror in accordance with the provisions of
Section
 7.6
shall be the directors and officers (and in the case of such officers, holding such positions as are set forth on
Section
 2.6(b)
of the Company Disclosure Letter), respectively, of Acquiror, each to hold office in accordance with the Governing Documents of Acquiror.
Section 2.7.
Tax Free Reorganization Matters
. The parties intend that, for United States federal income tax purposes, each of the conversion contemplated by
Section 7.7
, the Domestication, and the Merger qualifies for the Intended Tax Treatment and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations
Section 1.368-2(g).
None of the parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has knowingly taken or will knowingly take any action, if such fact, circumstance or action would be reasonably expected to cause the conversion contemplated by
Section 7.7
, the Domestication, or the Merger to fail to qualify for the Intended Tax Treatment. The conversion contemplated by
Section 7.7
, the Domestication, and the Merger shall be reported by the parties for all applicable Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or
non-U.S.
Tax Law), a change in applicable Law, or based on a change in the facts and circumstances underlying the transactions from the terms described in this Agreement. Each of the parties agrees to use commercially reasonable efforts to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

ARTICLE III
EFFECTS OF THE MERGER ON THE COMPANY CAPITAL STOCK, COMPANY AWARDS, COMPANY WARRANTS AND COMPANY CONVERTIBLE NOTES
Section 3.1.
Conversion of Securities
.
(a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Capital Stock, each share of Company Capital Stock, in each case, that is issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Capital Stock subject to Company Awards (which shall be respectively subject to
Section
 3.3
), (ii) any shares of Company Capital Stock held in the treasury of the Company, which treasury shares shall be canceled as part of the Merger and shall not constitute “Company Capital Stock” hereunder (each such share, a “
Treasury Share
”), and (iii) any shares of Company Capital Stock held by stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL), shall be canceled and converted into the right to receive the applicable portion of the Aggregate Merger Consideration as determined pursuant to this
Section
 3.1
.
(b) At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of Merger Sub Capital Stock, shall be converted into a share of common stock, par value $0.0001 of the Surviving Corporation.
(c) Each holder of shares of Series B Preferred Stock outstanding as of immediately prior to the Effective Time (other than in respect of (i) Treasury Shares and (ii) Dissenting Shares) shall be entitled to receive a portion of the Aggregate Merger Consideration equal to (A) the Exchange Ratio For Series B Preferred Stock,
multiplied by
(B) the number of shares of Series B Preferred Stock held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share.
(d) Each holder of shares of Series C Preferred Stock outstanding as of immediately prior to the Effective Time (other than in respect of (i) Treasury Shares and (ii) Dissenting Shares) shall be entitled to receive a portion of the Aggregate Merger Consideration equal to (A) the Exchange Ratio For Series C Preferred Stock,
multiplied by
(B) the number of shares of Series C Preferred Stock held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share.
(e) Each holder of shares of Company Capital Stock (other than in respect of Series B Preferred Stock or Series C Preferred Stock) outstanding as of immediately prior to the Effective Time (other than in respect of (i) Treasury Shares, (ii) Dissenting Shares, and (iii) any shares of Company Common Stock subject to Company Awards (which shall be subject to
Section
 3.3
)) shall be entitled to receive a portion of the Aggregate Merger Consideration equal to (A) the Exchange Ratio, multiplied by
(B) the number of shares of Company Capital Stock (other than in respect of any share of Series B Preferred Stock or Series C Preferred Stock) held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share.
(f) Notwithstanding anything in this Agreement to the contrary, no fractional shares of Acquiror Common Stock shall be issued in the Merger.
Section 3.2.
Exchange Procedures
.
(a) Prior to the Closing, Acquiror shall appoint an exchange agent reasonably acceptable to the Company (the “
Exchange Agent
”) to act as the agent for the purpose of paying the Aggregate Merger Consideration to the Company’s stockholders. At or before the Effective Time, Acquiror shall deposit with the Exchange Agent the number of shares of Acquiror Common Stock equal to the Aggregate Merger Consideration.

(b) As promptly as reasonably practicable after the Effective Time, Acquiror shall send or shall cause the Exchange Agent to send, to each record holder of shares of Company Capital Stock (after giving effect to any exercise of Company Warrants prior to the Effective Time and the 2023 Company Convertible Note Conversion) entitled to receive a portion of the Aggregate Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each such share of Company Capital Stock to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “
Letter of Transmittal
”).
(c) Each holder of shares of Company Capital Stock (after giving effect to any exercise of Company Warrants prior to the Effective Time and the 2023 Company Convertible Note Conversion) that have been converted into the right to receive a portion of the Aggregate Merger Consideration, pursuant to
Section
 3.1(a)
, shall be entitled to receive such portion of the Aggregate Merger Consideration, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.
(d) Promptly following the date that is one (1) year after the Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of shares of Company Capital Stock (after giving effect to any exercise of Company Warrants prior to the Effective Time and the 2023 Company Convertible Note Conversion) as of immediately prior to the Effective Time that has not exchanged such shares of Company Capital Stock for an applicable portion of the Aggregate Merger Consideration in accordance with this
Section
 3.2
prior to the date that is one (1) year after the Effective Time, may transfer such shares of Company Capital Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Merger Consideration without any interest thereupon. None of Acquiror, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have been transferred immediately prior to such date on which any amounts payable pursuant to this
Article III
would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
Section 3.3.
Treatment of Company Options, Company Restricted Stock Unit Awards and Company Restricted Stock
.
(a) Each Company Option that is outstanding as of immediately prior to the Effective Time shall be cancelled as of the Effective Time and shall be converted into the right to receive, an option to purchase shares of Domesticated Acquiror Common Stock upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, an “
Acquiror Option
”) except that (i) such Acquiror Option shall provide the right to purchase that whole number of shares of Domesticated Acquiror Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option, multiplied by
the Exchange Ratio, and (ii) the exercise price per share for each such Acquiror Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by
the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent);
provided
,
however
, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation
Section 1.424-1,
such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code.

(b) Each Company Restricted Stock Unit Award that is outstanding and held by an individual who constitutes an “employee” within the meaning of Form
S-8
as of immediately prior to the Effective Time shall be cancelled as of the Effective Time and shall be converted into an award of restricted stock units covering shares of Domesticated Acquiror Common Stock (each, an “
Adjusted Restricted Stock Unit Award
”) with substantially the same terms and conditions as were applicable to such Company Restricted Stock Unit Award immediately prior to the Effective Time (including with respect to vesting and termination-related provisions), except that such Adjusted Restricted Stock Unit Award shall cover a number of shares of Domesticated Acquiror Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to the related Company Restricted Stock Unit Award immediately prior to the Effective Time, multiplied by
(ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share.
(c) Each share of Company Restricted Stock that is outstanding immediately prior to the Effective Time shall be cancelled as of the Effective Time and shall be converted into the right to receive a number of shares of restricted Domesticated Acquiror Common Stock (each, “
Adjusted Restricted Stock
”) equal to the Exchange Ratio with substantially the same terms and conditions as were applicable to the related share of Company Restricted Stock immediately prior to the Effective Time (including with respect to vesting and terminated related provisions), except that any per share repurchase price of such Adjusted Restricted Stock shall be equal to the quotient obtained by dividing (i) the per share repurchase price applicable to the Company Restricted Stock by (ii) the Exchange Ratio, rounded up to the nearest cent.
(d) The Company shall take all necessary actions to effect the treatment of Company Options, Company Restricted Stock Unit Awards and Company Restricted Stock pursuant to
Sections
 (a)
,
(b)
and
(c)
 in accordance with the Company Incentive Plan and the applicable award agreements and to ensure that no Acquiror Option may be exercised prior to the effective date of an applicable Form
S-8
(or other applicable form, including Form
S-1
or Form
S-3)
of Acquiror. The Board of Directors of the Company shall amend the Company Incentive Plan and take all other necessary actions, effective as of immediately prior to the Closing, in order to (i) cancel the remaining unallocated share reserve under the Company Incentive Plan and provide that shares in respect of Company Awards that for any reason become re-eligible
for future issuance shall be cancelled and (ii) provide that no new Company Awards will be granted under the Company Incentive Plan.
Section 3.4.
Treatment of Company Warrants and Company Convertible Notes
.
(a) Each Company Warrant that is outstanding as of immediately prior to the Effective Time (and, for the avoidance of doubt, not exercised or terminated pursuant to its terms at or immediately prior to the Effective Time), unless otherwise agreed to in writing between the Company and the applicable holder of any Company Warrant, shall be converted into a warrant to acquire Acquiror Common Shares in accordance with the terms of the applicable agreement underlying such Company Warrant. Prior to the Closing, the Company shall satisfy all notification and consent requirements (or obtain waivers in lieu thereof), as applicable, under the terms of the Company Warrants.
(b) Each 2022 Company Convertible Note that is outstanding as of immediately prior to the Effective Time shall be cancelled and all Liens and other security interests in the assets and properties of the Company and its Subsidiaries under the 2022 Company Convertible Note shall be released, and the holder of such 2022 Company Convertible Notes shall be paid in full all outstanding principals and accrued interest as of the Closing Date under the 2022 Company Convertible Note, pursuant to the 2022 Company Convertible Notes and the Consent and Payoff Agreement (such pay-off
amount, the “
2022 Company Convertible Note Payoff Amount
”). Prior to the Closing, the Company shall satisfy all notification and consent requirements (or obtain waivers in lieu thereof), as applicable, under the terms of the 2022 Company Convertible Notes.
(c) Each 2023 Company Convertible Note that is outstanding as of immediately prior to the Effective Time shall be converted pursuant to its terms immediately prior to the Effective Time (the “
2023 Company Convertible Note Conversion
”). Prior to the Closing, the Company shall satisfy all notification and consent requirements (or obtain waivers in lieu thereof), as applicable, under the terms of the 2023 Company Convertible Notes.
Section 3.5.
Withholding
. Notwithstanding any other provision to this Agreement, Acquiror, Merger Sub, the Company and its Subsidiaries and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by Acquiror, Merger Sub, the Company or its Subsidiaries, or the Exchange Agent, respectively). To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made and paid to the applicable Governmental Authority.
Section 3.6.
Dissenting Shares
. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “
Dissenting Shares
” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL;
provided
,
however
, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Aggregate Merger Consideration in accordance with
Section 3.1
without interest thereon, upon transfer of such shares. The Company shall provide Acquiror prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand. Except with the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “
Company Disclosure Letter
”) (each section of which, subject to
Section
 11.9
, qualifies the correspondingly numbered and lettered representations in this
Article IV
), the Company represents and warrants to Acquiror and Merger Sub as follows:
Section 4.1.
Company Organization
. The Company has been duly incorporated, formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Company has made available to Acquiror true, correct and complete copies of the Governing Documents of the Company, as amended to the date of this Agreement. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.2.
Subsidiaries
.
A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on
Section
 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 4.3.
Due Authorization
.
(a) Other than the Company Stockholder Approvals, the Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in
Sections 4.4
and
 4.5
) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be duly and validly executed and delivered by the Company, and this Agreement constitutes, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Written Consent of each of the Requisite Company Stockholders are the only votes of any of the Company’s capital stock necessary to adopt this Agreement and approve the consummation of the transactions contemplated hereby, including the Merger.
(b) On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions (i) determining that this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and its stockholders, as applicable, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby. No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Merger other than the Company Stockholder Approvals.
Section 4.4.
No Conflict
. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in
Section 4.5
and except as set forth on
Section
 4.4
of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company or its Subsidiaries, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law, permit, or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, or any of their respective properties or assets, (c) violate, conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification, or acceleration) under any Contract of the type described in
Section 4.12(a)
to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties, equity interests or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 4.5.
Governmental Authorities; Consents
. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “
Governmental Authorization
”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act or other applicable antitrust or competition Laws; (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the transactions contemplated hereby and (c) the filing of the Merger Certificate in accordance with the DGCL.
Section 4.6.
Capitalization of the Company
.
(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 20,637,620 shares of Company Common Stock, of which 5,013,352 shares are issued and outstanding (including 300,000 shares of Company Restricted Stock issued and outstanding) as of the date of this Agreement, and (ii) 7,695,112 shares of Company Preferred Stock (of which (A) 2,231,248 shares are designated as Series Seed Preferred Stock, par value $0.0001 per share, all of which are issued and outstanding as of the date of this Agreement (the “
Series Seed Preferred Stock
”), (B) 495,417 shares are designated as Series
Seed-2
Preferred Stock, par value $0.0001 per share, all of which are issued and outstanding as of the date of this Agreement (the “
Series
Seed-2
Preferred Stock
”), (C) 3,233,871 shares are designated as Series A Preferred Stock, par value $0.0001 per share, all of which are issued and outstanding as of the date of this Agreement (the “
Series A Preferred Stock
”), (D) 790,500 shares are designated as Series A Plus Preferred Stock, par value $0.0001 per share, all of which are issued and outstanding as of the date of this Agreement (the “
Series A Plus Preferred Stock
”), (E) 778,839 shares are designated as Series B Preferred Stock, par value $0.0001 per share, all of which are issued and outstanding as of the date of this Agreement (the “
Series B Preferred Stock
”) and (F) 165,237 shares are designated as Series C Preferred Stock, par value $0.0001 per share, all of which are issued and outstanding as of the date of this Agreement (the “
Series C Preferred Stock
”)), and there are no other authorized equity interests of the Company that are issued and outstanding. All of the issued and outstanding shares of Company Capital Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable,
(ii) have been offered, sold and issued in compliance in all material respects with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) the Governing Documents of the Company and (B) any other applicable Contracts governing the issuance of such securities, (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound, and (iv) are free and clear of any Liens, other than any restrictions under applicable securities laws or under the Company’s Governing Documents.
(b)
Section 4.6(b)
of the Company Disclosure Letter sets forth, as of the date of this Agreement, the outstanding Company Warrants. Such Company Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, (ii) have been offered, sold and issued in compliance in all material respects with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) the Governing Documents of the Company and (B) any other applicable Contracts governing the issuance of such securities, (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens, other than any restrictions under applicable securities laws or under the Company’s Governing Documents.
(c) As of the date of this Agreement, (i) Company Options to purchase 1,041,926 shares of Company Common Stock and (ii) Company Restricted Stock Unit Awards covering 2,525,320 shares of Company Common Stock, are outstanding. There are 4,556,307 shares of Company Common Stock reserved for issuance under the Company Incentive Plan.
(d) Except as otherwise set forth in this
Section
 4.6
or on
Section
 4.6(d)
of the Company Disclosure Letter, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Company Capital Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive,
contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of Company Capital Stock.
(e) The Company has provided to Acquiror, prior to the date of this Agreement, a true and complete list of each current or former employee, consultant or director of the Company or any of its Subsidiaries who, as of the date of this Agreement, holds a Company Award, including the type of Company Award, the number of shares of Company Common Stock comprised thereof or subject thereto, vesting schedule, expiration date and, if applicable, the exercise price thereof. All Company Options, shares of Company Restricted Stock and Company Restricted Stock Unit Awards are evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Company Option, shares of Company Restricted Stock or Company Restricted Stock Unit Award, is subject to material variations from those set forth in such forms. Each Company Option, each share of Company Restricted Stock and each Company Restricted Stock Unit Award, was validly granted or issued and properly approved by, the Board of Directors of the Company (or appropriate committee thereof) in accordance with the terms of the Company Incentive Plan. Each Company Option has been granted with an exercise price that is intended to be no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable. Each Company Option is intended to either qualify as an “incentive stock option” under Section 422 of the Code or to be exempt under Section 409A of the Code.
Section 4.7.
Capitalization of Subsidiaries
.
(a) The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, and are, to the extent applicable, fully paid and non-assessable,
(ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) the Governing Documents of each such Subsidiary, and (B) any other applicable Contracts governing the issuance of such securities, (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound, and (iv) are free and clear of any Liens, other than any restrictions under applicable securities laws or under the Governing Documents of the applicable Subsidiary.
(b) Except as set forth on
Section
 4.7(b)
of the Company Disclosure Letter, the Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens.
(c) Except as set forth on
Section
 4.7(c)
of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive,
contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.
Section 4.8.
Financial Statements
.
(a) Attached as
Section
 4.8(a)
of the Company Disclosure Letter are true and complete copies of (i) the audited consolidated balance sheets and the related consolidated statements of operations and comprehensive loss, change in convertible preferred stock and stockholders’ deficit, and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2019 and December 31, 2018, together with the auditor’s reports thereon (together with the Updated Financial Statements, when delivered pursuant to
Section
 6.3(a)
, the “
Audited Financial Statements
”) and (ii) the unaudited consolidated balance sheets and statements of profit and loss and cash flows of the Company and its Subsidiaries as of and for the year ended December 31, 2020 and the unaudited consolidated balance sheets and statements of profit and loss and cash flows of the Company and its Subsidiaries as of and for the three-month period ended June 30, 2021 (the “
Interim Financial Statements
” and, together with the Audited Financial Statements and Q2 Financial Statements when delivered pursuant to
Section
 6.3(b)
, the “
Financial Statements
”).
(b) Except as set forth on
Section
 4.8(b)
of the Company Disclosure Letter, the Audited Financial Statements, the Interim Financial Statements and, when delivered pursuant to
Section
 6.3(b)
, the Q2 Financial Statements and the Updated Financial Statements, in each case, (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity (with respect to the Audited Financial Statements only) and their consolidated cash flows for the respective periods then ended, as applicable (subject, in the case of the Q2 Financial Statements and Interim Financial Statements, to normal year-end
adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Q2 Financial Statements and Interim Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries and (iv) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with
Section
 6.3
, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.
(c) Except as set forth on
Section
 4.8(c)
of the Company Disclosure Letter, neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.
Section 4.9.
Undisclosed Liabilities
. Except as set forth on
Section
 4.9
of the Company Disclosure Letter, as of the date of this Agreement, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) of the type required to be disclosed in the liabilities column (or any of the associated notes thereto) of a consolidated balance sheet prepared in accordance with GAAP, except for liabilities, debts, obligations, claims or judgments (i) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (ii) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries, (iii) liabilities or obligations incurred pursuant to the terms of this Agreement or the transactions contemplated hereby, (iv) liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, or (v) that will be discharged or paid off prior to or at the Closing.
Section 4.10.
Litigation and Proceedings
. Except as set forth on
Section
 4.10
of the Company Disclosure Letter, as of the date hereof (i) there are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (including any investigations or inquiries initiated, pending or, to the knowledge of the Company, threatened by any Governmental Authority), or other proceedings at law or in equity (collectively,
“
Legal Proceedings
”
), against the Company or any officer, director or employee of the Company arising out of their employment or board relationship with the Company, or any of the Company’s Subsidiaries or their respective properties or assets, and (ii) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order, except, in each case, as would not be, or would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.
Section 4.11.
Legal Compliance.
(a) Each of the Company and its Subsidiaries is, and at all times during the past four (4) years has been, in compliance with applicable Laws in all material respects.
(b) For the past three (3) years prior to the date of this Agreement, none of the Company or any of its Subsidiaries has received any written notice of, or been charged with, the violation of any Laws, except where such violation, individually or in the aggregate, has not been material to the business of the Company and its Subsidiaries, taken as a whole.
(c) The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that material violation of applicable Law by any of the Company’s or its Subsidiaries’ directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.
Section 4.12.
Contracts; No Defaults
.
(a)
Section 4.12(a)
of the Company Disclosure Letter contains a listing of all Contracts described in clauses
 (i)
through
(xv)
 below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than (A) Standard Contracts, (B) sales or purchase orders, and agreements that solely govern the use and disclosure of confidential information entered in the ordinary course of business consistent with past practice, or (C) a Company Benefit Plan. True, correct and complete copies of the Contracts listed on
Section
 4.12(a)
of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives, together with all amendments thereto.
(i) Any Contract with any of the Top Customers or Top Suppliers;
(ii) Each note, debenture, other evidence of Indebtedness for borrowed money, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries, and any other agreement or commitment for future loans, credit or financing, in each case, in excess of or equal to $500,000;
(iii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the most recent calendar year ended December 31, 2021, in each case, involving payments in excess of $500,000 other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, (B) entered into in the ordinary course of business or (C) between the Company and its wholly owned Subsidiaries;
(iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $500,000 in any calendar year;
(v) Each Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company (excluding, in the case of clauses (B) and (C), any Subsidiary of the Company);
(vi) Contracts (other than employment agreements, offer letters, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the members or stockholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or, to the knowledge of the Company, a member of the immediate family of the foregoing Persons, on the other hand (collectively, “
Affiliate Agreements
”);
(vii) Employment Contracts with each current executive officer, director, Key Employee or employee of the Company or its Subsidiaries with a title of vice president or higher;
(viii) Contracts with any employee or consultant of the Company or any of the Company’s Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;
(ix) Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect;
(x) Any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(xi) Each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue but excluding non-disclosure
agreements in the ordinary course) pursuant to which the Company or any of the Company’s Subsidiaries (A) grants to a third Person a license, immunity, or other right in or to any material Company Intellectual Property (other than Contracts granting nonexclusive rights (i) to customers and distributors to use Company products or services, or (ii) incidental to or implied by the sale or purchase of goods or services, in each case, entered into in the ordinary course of business consistent with past practice) or (B) is granted by a third Person a license, immunity, or other right in or to any Intellectual Property that is material to the business of the Company and its Subsidiaries (other than Contracts granting nonexclusive rights to use uncustomized Software that is generally commercially available to the public on standard or nondiscriminatory terms with license, maintenance, support, and other fees less than $500,000 per year);
(xii) Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $500,000 in any calendar year;
(xiii) Any Contract that (A) grants to any third Person any “most favored nation rights” or (B) grants to any third Person price guarantees for a period greater than one year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $500,000 in any calendar year;
(xiv) Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries; and
(xv) Any outstanding written binding commitment to enter into any Contract of the type described in subsections
 (i)
through
(xiv)
 of this
Section
 4.12(a)
.
(b) Except for any Contract (i) that is terminable without penalty by any other party thereto on 30 days’ or less notice or (ii) that will terminate upon the expiration of the stated term thereof prior to the anticipated Closing Date, all of the Contracts listed pursuant to
Section
 4.12(a)
in the Company Disclosure Letter are (A) in full force and effect and (B) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Company and its Subsidiaries, taken as a whole, (A) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to
Section
 4.12(a)
and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract and (B) during the last twelve (12) months prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract.
Section 4.13.
Company Benefit Plans
.
(a)
Section 4.13(a)
of the Company Disclosure Letter sets forth an accurate and complete list, as of the date hereof, of each material Company Benefit Plan. For purposes of this Agreement, a “
Company Benefit Plan
” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“
ERISA
”) or any other plan, policy, practice, program, agreement or other arrangement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, phantom equity, severance, termination, retention, retirement, supplemental retirement, profit sharing, change in control, vacation, sick, insurance, medical, welfare, fringe or similar plan, policy, program, agreement or other arrangement) providing compensation or other benefits or remuneration to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable Law and maintained by any Governmental Authority; provided form option notices and notices made on such form, grants made on form option agreements, and at-will
employment offer letters that do not include bonus, severance, equity compensation, change of control, retention and similar pay and benefit arrangements shall not be deemed Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications, (C) the three (3) most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, and (F) all material correspondence to or from the IRS, the United States Department of Labor (“
DOL
”), the Pension Benefit Guaranty Corporation or any other Governmental Authority received in the last three (3) years with respect to any Company Benefit Plan.
(b) Except as set forth on
Section
 4.13(b)
of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, except where the failure to comply would not be material to the Company and its Subsidiaries, taken as a whole, (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan have been made and all obligations in respect of each Company Benefit Plan have been accrued and reflected in the Company’s financial statements to the extent required by GAAP and (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.
(c) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “
Multiemployer Plan
”) or other pension plan that is subject to Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA (each, a “
Title IV Plan
”), and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied. No Company Benefit Plan is (i) a “multiple employer plan” (within the meaning of the Code or ERISA), (ii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or a (iii) a “funded welfare plan” within the meaning of Section 419 of the Code.
(d) There are no pending, or to the knowledge of the Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any Company Benefit Plan or any trust related thereto, which could reasonably be expected to result in any material liability to the Company and its Subsidiaries, taken as a whole, and no audit or other proceeding by a Governmental Authority is pending, or to the knowledge of the Company, threatened with respect to any Company Benefit Plan.
(e) Neither the Company, any Company Benefit Plan nor, to the knowledge of the Company, any trustee, administrator or other third-party fiduciary and/or party-in-interest
thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Company or any ERISA Affiliate to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code, which, assuming the taxable period of such transaction expired as of the date hereof, could reasonably be expected to result in any material liability to the Company and its Subsidiaries, taken as a whole.
(f) With respect to each Company Benefit Plan, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.
(g) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable Law, and none of the Company or any of its Subsidiaries has any obligation to provide such benefits.
(h) Except as set forth on
Section
 4.13(h)
of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or increase in severance pay or any other compensation payable by the Company or any Subsidiary of the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv) otherwise give rise to any material liability under any Company Benefit Plan, or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Time. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up,
make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code or any other tax.
(i) Each Company Benefit Plan maintained for employee outside of the United States (“
Non-U.S.
Company Benefit Plans
”) complies in all material respects with applicable local Law, and each such plan that is intended to be funded and/or book-reserved is funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions. As of the date hereof, there is no pending or, to the knowledge of the Company, threatened material litigation relating to any
Non-U.S.
Company Benefit Plan.
Section 4.14.
Labor Relations; Employees
.
(a) Except as set forth on
Section
 4.14(a)
of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement or arrangement, (ii) no such agreement or such other arrangement is being negotiated by the Company or any of the Company’s Subsidiaries, (iii) no labor union or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries, and (iv) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority. In the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, labor organization activity, lockout or other material labor dispute or similar activity against or affecting the Company or any Subsidiary of the Company.
(b) Each of the Company and its Subsidiaries are, and have been for the past three (3) years, in material compliance with all applicable Laws respecting labor and employment including all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs.
non-exempt
status and employee vs.

independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.
(c) In the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or complaint pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement, (iii) notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit, arbitration, or other proceeding pending or, to the knowledge of the Company, threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment, or groups of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.
(d) To the knowledge of the Company, no present or former employee or independent contractor of the Company or any of the Company’s Subsidiaries’ is in material violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the knowledge or use of the Company’s Trade Secrets.
(e) In the past three (3) years, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar state or local law relating to group terminations. The Company and its Subsidiaries have not effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent, since January 1, 2020 through the date hereof and the Company, taken as a whole with its Subsidiaries, has sufficient employees to operate the business of the Company and its Subsidiaries as currently conducted.
(f) During the past three years prior to the date of this Agreement, to the knowledge of the Company, (i) no allegations of sexual harassment or sexual misconduct have been made against or involving any current or former officer, director or Key Employee by any current or former officer, employee or individual service provider of the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or Key Employee.
(g) As of the date of this Agreement, no Key Employee has given any notice of an intention to terminate his/her employment.
Section 4.15.
Taxes
.
(a) All material Tax Returns required to be filed by the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) by the Company and its Subsidiaries have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and otherwise complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.
(c) There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.
(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid.
(e) There are no Tax audits, examinations or other Legal Proceedings with respect to any Taxes of the Company or any of its Subsidiaries presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of the Company or any of its Subsidiaries.
(f) Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any material Taxes.
(g) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).
(h) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for tax-free
treatment under Section 355 of the Code in the three (3) years prior to the date of this Agreement.
(i) Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations
Section 1.1502-6
or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for United States federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.
(j) No written claim has been made by any Governmental Authority within the last three (3) years where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to material taxation in that jurisdiction.
(k) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations
Section 1.6011-4(b)(2).
(l) Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made by the Company or its Subsidiaries on or prior to the Closing

Date, (ii) prepaid amount received or deferred revenue realized or received by the Company or its Subsidiaries prior to the Closing, (iii) change in method of accounting of the Company or its Subsidiaries for a taxable period ending on or prior to the Closing Date made or required to be made prior to the Closing, (iv) “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed by the Company or its Subsidiaries prior to the Closing, or (v) election under Section 965 of the Code. Neither the Company nor any of its Subsidiaries has deferred, pursuant to the CARES Act or the Presidential Memorandum Deferring Payroll Tax Obligations dated August 8, 2020, any Taxes which have not been paid.
(m) The Company has not knowingly taken any action, nor to the knowledge of the Company or any of its Subsidiaries as of the date hereof are there any facts or circumstances, that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.
(n) The Company is and has been treated as a C corporation for U.S. federal, state and local income tax purposes since the date of its formation.
Section
 4.15(n)
of the Company Disclosure Letter sets forth the U.S. federal income tax classification of each Subsidiary of the Company.
(o) Neither the Company nor any of its Subsidiaries has an office, permanent establishment, branch or other activities outside the jurisdiction of its incorporation.
Section 4.16.
Brokers
’
Fees
. Excepts as set forth in
Section
 4.16
of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.
Section 4.17.
Insurance
.
Section
 4.17
of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Acquiror. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on
Section 4.10
of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months prior to the date of this Agreement
.
Section 4.18.
Licenses
and Permits
. The Company and its Subsidiaries have obtained, and maintain, all of the material Licenses reasonably required to permit the Company and its Subsidiaries to acquire, originate, own, lease, operate, use and maintain their properties and assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. Each material License held by the Company or any of the Company’s Subsidiaries is in full force and effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any such License to which it is a party, (ii) is or has been the subject of any pending or, to the knowledge of the Company, threatened Action seeking the revocation, suspension, termination, modification, or impairment of any such License or (iii) as of the date of this Agreement, has received any notice or otherwise has knowledge that any Governmental Authority that has issued any such License intends to cancel, terminate, or not renew any such License, except to the extent such License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in
Section
 4.4
or
4.5
of the Company Disclosure Letter,
provided
such amendment, replacement, or reissuance does not materially adversely affect the continuous conduct of the business of the Company and its Subsidiaries as currently conducted from and after Closing.

Section 4.19.
Equipment and Other Property
. Other than Intellectual Property, which is covered in
Section 4.21
, the Company or one of its Subsidiaries owns and has good and valid title to and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all of its properties and assets, including machinery, equipment and other properties reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, in each case, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use in all material respects.
Section 4.20.
Real Property
.
(a)
Section 4.20(a)
of the Company Disclosure Letter sets forth a true, correct and complete list of all Leased Real Property as of the date of this Agreement, including the address thereof, and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:
(i) The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.
(ii) The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company and its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “
Real Property Leases
”), and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.
(iii) Each Real Property Lease (A) is in full force and effect and (B) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole, (1) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Real Property Lease and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Real Property Lease and (2) during the last twelve (12) months prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Real Property Lease.
(iv) As applicable, the Company and its Subsidiaries’ possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed and, to the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.
(v) No party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof, other than Permitted Liens.
(vi) As of the date of this Agreement, neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property, and to the Company’s knowledge, no such proceeding or similar Action has been threatened.
(b) None of the Company or any of its Subsidiaries owns or has ever owned any real property.

Section 4.21.
Intellectual Property
.
(a)
Section 4.21(a)
of the Company Disclosure Letter sets forth a true and complete list of (i) each item of Company Intellectual Property that is registered and applied-for
with a Governmental Authority and is owned by the Company or any of the Company’s Subsidiaries as of the date of this Agreement (“
Company Registered Intellectual Property
”) and (ii) all material unregistered trademarks owned by the Company or any of the Company’s Subsidiaries and material unregistered Company Software. The Company or one of the Company’s Subsidiaries is the sole and exclusive owner of all right, title, and interest in and to all Company Registered Intellectual Property, and all Company Registered Intellectual Property (excluding any pending applications included in the Company Registered Intellectual Property) is valid, subsisting, and enforceable. All Company Registered Intellectual Property has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees. To the knowledge of the Company, no loss or expiration of any material Company Intellectual Property is threatened, pending or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Company or any of its Subsidiaries, including failure thereby to pay any required maintenance fees).
(b) The Company or one of its Subsidiaries solely and exclusively owns all right, title, and interest in and to all Company Intellectual Property free and clear of all Liens (other than Permitted Liens), and orders restricting its use and without obligations to pay royalties, licensing fees or any other duty to account. The Company or one of its Subsidiaries has a valid license or otherwise lawful right to use all other Intellectual Property and IT Systems used in or necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof and as currently contemplated to be conducted. None of the foregoing will be adversely impacted by (nor will require the payment or grant of additional amounts or consideration as a result of) the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby.
(c) Except as set forth on
Section
 4.21(c)
of the Company Disclosure Letter, as of the date of this Agreement, there is not, and there has not been, any Action pending against the Company or any of the Company’s Subsidiaries, no written claims have been received by the Company or any of its Subsidiaries (including unsolicited offers to license patents), nor to the knowledge of the Company, has any third party threatened any Action: (i) alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person or (ii) challenging the ownership, use, patentability, validity, or enforceability of any Company Intellectual Property. To the knowledge of the Company, none of the Company, its Subsidiaries, their products and services, nor the conduct of their businesses does or did infringe, misappropriate, or otherwise violate any Intellectual Property of any Person.
(d) Except as set forth on
Section
 4.21(d)
of the Company Disclosure Letter, (i) to the knowledge of the Company as of the date of this Agreement, no Person is infringing upon, misappropriating or otherwise violating any Intellectual Property of the Company or any of the Company’s Subsidiaries in any respect and (ii) the Company and its Subsidiaries have not sent to any Person any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any Intellectual Property of the Company or any of the Company’s Subsidiaries.
(e) The Company and its Subsidiaries have taken all necessary and otherwise reasonable measures to maintain and protect all Company Intellectual Property and to protect the confidentiality of any Trade Secrets included in the Company Intellectual Property. To the knowledge of the Company, there has not been any (i) unauthorized disclosure of or unauthorized access to any Trade Secrets of the Company or any of the Company’s Subsidiaries to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of rights in Trade Secrets; (ii) violations of the policies or practices of the Company or its Subsidiaries related to the protection of any Trade Secrets of the Company; or (iii) breaches by any Person of any confidentiality or non-disclosure
Contract relating to Trade Secrets of the Company.

(f) Except as set forth in
Section
 4.21(f)
of the Company Disclosure Letter, all Persons, including current or past employees, consultants and contractors of the Company who were involved in the creation, development, design or modification of any Company Intellectual Property have executed valid and binding written agreements pursuant to which such Persons expressly have assigned to the Company or its applicable Subsidiaries all of such Person’s rights, title, and interest in and to such Intellectual Property that did not vest automatically in the Company or its Subsidiary by operation of Law (and, in the case of contractors, to the extent such Intellectual Property was intended by the Company to be proprietary to the Company or its Subsidiary), and no third party owns Intellectual Property covering work that such Person has contributed to the Company or any of its Subsidiaries.
(g) Except as set forth in
Section
 4.21(g)
of the Company Disclosure Letter, no government funding, nor any facilities of a university, college, other educational institution, or similar institution, or research center, was used by the Company or any Subsidiary in the development of any Intellectual Property owned by the Company or any of the Company’s Subsidiaries nor does any such Person have any rights, title, or interest in or to any Company Intellectual Property. Neither the Company nor any of its Subsidiaries is a member of or party to any patent pool, industry standards body, trade association, or other organization pursuant to which the Company or any of its Subsidiaries is obligated to grant any license, rights, or immunity in or to any Company Intellectual Property to any Person.
(h) Except as set forth on
Section
 4.21(h)
of the Company Disclosure Letter, the Company products offered by the Company and its Subsidiaries do not contain, and are not compiled with, Open Source Materials in a manner that would require the disclosure of any Company Software. The Company’s and its Subsidiaries’ use and distribution of (i) all Company Software and (ii) Open Source Materials, is in all material respects in compliance with all Open Source Licenses applicable thereto. To the knowledge of the Company, none of the Company or any Subsidiary of the Company has used any Open Source Materials in a manner that subjects any Company Software to any Copyleft Licenses.
Section 4.22.
Privacy and Cybersecurity
.
(a) The Company and its Subsidiaries are in compliance, in all material respects, with, and during the three (3) years preceding the date of this Agreement have been in compliance, in all material respects, with, (i) all applicable Laws governing privacy, data security, and data protection, (ii) the Company’s and its Subsidiaries’ written and published privacy policies, and (iii) the Company’s and its Subsidiaries’ contractual obligations governing privacy, data protection, cybersecurity, data security and the security of the Company’s and each of its Subsidiaries’ information technology systems, in each case of (i)-(iii) above. To the knowledge of the Company, there are no Legal Proceedings by any Person (including any Governmental Authority) pending to which the Company or any of the Company’s Subsidiaries is a named party and which allege a violation of any applicable Law relating to privacy, data security, and data protection, or any third Person’s privacy or personal information rights. To the knowledge of the Company, the Company has not received a threat in writing alleging the Company or its Subsidiaries violated any applicable Law relating to privacy, data security, and data protection, or any third Person’s privacy or personal information rights.
(b) The Company IT Systems operate and perform, in a reasonable manner, as required for the conduct of the businesses of the Company and its Subsidiaries as presently conducted. To the knowledge of the Company, during the three (3) years preceding the date of this Agreement, (i) there have been no material breaches or security incidents materially impacting confidentiality, integrity and availability of the Company IT Systems; and (ii) there have been no disruptions or malfunctions in Company IT Systems that materially adversely affected the Company’s and its Subsidiaries’ business or operations. The Company and its Subsidiaries have implemented commercially reasonable security, such as administrative, technical and physical safeguards designed to (i) protect the confidentiality, integrity and availability of personal information in their possession, custody, or control, including against unauthorized access, use, modification, disclosure or other misuse, and (ii) maintain the integrity and availability of the Company IT Systems.

(c) To the knowledge of the Company, the Company IT Systems and Company Software do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” worms, viruses, spyware, keylogger software, or other faults or malicious code or damaging devices. Company uses commercially reasonable security measures designed to detect and remove all such items.
(d) To the knowledge of the Company, during the three (3) years preceding the date of this Agreement, neither the Company nor any Subsidiary of the Company has experienced any material breach or security incident which materially impacted the confidentiality, integrity, or availability of any of the Company or its Subsidiaries’ personal information in their possession, custody or control.
Section 4.23.
Environmental Matters
.
(a) The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been in material compliance with all applicable Environmental Laws.
(b) To the Company’s knowledge, there has been no material release of any Hazardous Materials by the Company or its Subsidiaries (i) at, in, on or under any Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations of the Leased Real Property or (ii) at, in, on or under any formerly owned or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of in a quantity or manner requiring reporting, investigation, remediation, monitoring or other response action by the Company pursuant to applicable Environmental Laws.
(c) Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any material non-compliance
with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.
(d) No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.
(e) The Company has made available to Acquiror all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority, in each case in its possession and dated with respect to the past three (3) years and concerning any material non-compliance
of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.
Section 4.24.
Absence of Changes
. From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not been any Company Material Adverse Effect.
Section 4.25.
Anti-Corruption Compliance
.
(a) For the past five (5) years, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee or agent, while acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value to (i) any official or employee of a Governmental Authority, public international organization, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official, or employee, of a Governmental Authority or public international organization or political party, or candidate for political office, in each case in violation of the Anti-Bribery Laws.

(b) Each of the Company and its Subsidiaries has instituted and maintains policies, procedures, and controls reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.
(c) To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.
(d) To the knowledge of the Company, as of the date hereof, there are no whistleblower reports, allegations, or any other information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.
Section 4.26.
Sanctions and International Trade Compliance
.
(a) The Company and its Subsidiaries (i) are, and have been for the past five (5) years, in compliance in all material respects with all International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made requisite material filings with, any applicable Governmental Authority for the import, export, re-export,
deemed export, deemed
re-export,
or transfer of its products and technologies as required under the International Trade Laws and Sanctions Laws (the “
Export Approvals
”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures, or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any International Trade Laws or Sanctions Laws or any Export Approvals.
(b) Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past five (5) years, been a Sanctioned Person or (ii) has, while acting on behalf of the Company or any of its Subsidiaries, transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.
Section 4.27.
Information Supplied
. None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Shareholders or at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 4.28.
Customers and Suppliers
.
(a) Section 4.28(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top 5 customers and the top 5 suppliers, in each case, based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve (12) months for the period ending December 31, 2020 (each group of Persons, respectively, the “
Top Customers
” and “
Top Suppliers
”).
(b) None of the Top Customers or Top Suppliers has, as of the date of this Agreement, informed in writing the Company or any of the Company’s Subsidiaries, or to the Company’s knowledge, verbally (i) that it will terminate, cancel, materially limit or materially alter and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement) or (ii) that it is or will engage in a material dispute with the Company or its Subsidiaries or their respective businesses.

Section 4.29.
Government Contracts
. The Company is not party to (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand or (ii) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. None of the Company or any of its Subsidiaries have provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.
Section 4.30.
Related Party Transaction
. Except as contemplated by this Agreement or as provided in the Financial Statements, or other than (i) the Company Benefit Plans, (ii) Contracts relating to labor and employment matter, (iii) Contracts between or among the Company and its wholly-owned Subsidiaries and (iv) any Affiliate Agreements, no stockholder of the Company or any of its Subsidiaries, Affiliate of the Company or any of its Subsidiaries, current or former director, manager, officer or employee of the Company or any of its Subsidiaries, or related party of the Company, or any “associates” or, to the knowledge of the Company, immediate family member (as such terms are defined in Rule
12b-2
and Rule
16a-1
of the Exchange Act) or Affiliate of any of the foregoing (A) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with the Company or its Subsidiaries or (B) owns, or has any other material interest in, any property or right, tangible or intangible, which is used, owned or leased by the Company or its Subsidiaries.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB
Except as set forth in (a) in the case of Acquiror, any Acquiror SEC Filings filed with, or furnished to, the SEC on or prior to the date hereof (excluding (i) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (ii) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in
Section
 5.1
,
Section
 5.2
,
Section
 5.8,
Section
 5.12, and Section
 5.13
) or (b) in the case of Acquiror and Merger Sub, in the disclosure letter delivered by Acquiror and Merger Sub to the Company (the “
Acquiror Disclosure Letter
”) on the date of this Agreement (each section of which, subject to
Section
 11.9
, qualifies the correspondingly numbered and lettered representations in this
Article V
), Acquiror and Merger Sub represent and warrant to the Company as follows:
Section 5.1.
Company Organization
. Each of Acquiror and Merger Sub has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. Each of Acquiror and Merger Sub has made available to the Company true, correct and complete copies of Acquiror’s Governing Documents and the Governing Documents of Merger Sub, as applicable, in each case, as amended to the date of this Agreement. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 5.2.
Due Authorization
.
(a) Each of Acquiror and Merger Sub has all requisite corporate power and authority to (i) execute and deliver this Agreement and the documents contemplated hereby, and (ii) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the Board of Directors of Acquiror and by Acquiror as the sole shareholder, as applicable, of Merger Sub and (ii) determined by the Board of Directors of Acquiror as advisable to Acquiror and the Acquiror Shareholders and recommended for approval by the Acquiror Shareholders. No other company proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Shareholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror and Merger Sub, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b) Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:
(i) each of those Transaction Proposals identified in
clauses
 (A)
,
(B)
 and
(C)
 of
Section
 8.2(b)
shall require approval by an affirmative vote of the holders of at least two-thirds
of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose;
(ii) each of those Transaction Proposals identified in
clauses
 (D)
,
(E)
,
(F)
,
(G)
,
(H)
,
(I)
, and
(J)
 of
Section
 8.2(b)
, in each case, shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares entitled to vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose;
(c) The foregoing votes are the only votes of any holder(s) of Acquiror’s share capital necessary in connection with entry into this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby, including the Closing.
(d) At a meeting duly called and held, the Board of Directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination.
Section 5.3.
No Conflict
. Subject to the Acquiror Shareholder Approval, the execution and delivery of this Agreement by Acquiror and Merger Sub and the other documents contemplated hereby by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or terminate or result in the termination of any such Contract, or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (A) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement or (B) be material to Acquiror.
Section 5.4.
Litigation and Proceedings
. There are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon Acquiror or Merger Sub, nor are any assets of Acquiror’s or Merger Sub’s respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. As of the date hereof, each of Acquiror and Merger Sub is in compliance with all applicable Laws in all material respects. Since their respective dates of incorporation, Acquiror and Merger Sub have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.
Section 5.5.
SEC Filings
. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since February 13, 2020, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
Section 5.6.
Internal Controls; Listing; Financial Statements
.
(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“
JOBS Act
”), Acquiror has established and maintains disclosure controls and procedures (as defined in
Rule 13a-15
under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Since February 13, 2020, Acquiror has established and maintained a system of internal controls over financial reporting (as defined in
Rule 13a-15
under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.
(b) Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since its date of incorporation, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (the “
NYSE
”). The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or prohibit or terminate the listing of Acquiror Class A Common Stock on the NYSE.
(d) The Acquiror SEC Filings contain true and complete copies of (i) the audited balance sheet as of December 31, 2020, statement of operations, cash flows and shareholders’ equity for the year ended December 31, 2020 and for the period from September 9, 2019 (incorporation) through December 31, 2019, together with the auditor’s reports thereon and (ii) the unaudited condensed balance sheet as of June 30, 2021 and the unaudited condensed statements of operations, cash flows and shareholders’ equity for the six months ended June 30, 2021 ((i) and (ii) collectively, the “
Acquiror Financial Statements
”). Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or in the case of unaudited financial statements, as permitted by Form
10-Q
or Form
8-K)
and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.
(e) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in
Rule 3b-7
under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(f) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.
Section 5.7.
Governmental Authorities; Consents
. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) in connection with the Domestication, the applicable requirements and required approval of the Cayman Registrar and (iii) as otherwise disclosed on
Section
 5.7
of the Acquiror Disclosure Letter.
Section 5.8.
Trust Account
. As of the date of this Agreement, Acquiror has at least $277,859,656 in the Trust Account (including, if applicable, an aggregate of approximately $9,660,000 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under
Rule 2a-7
promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of February 10, 2020, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “
Trustee
”) (the “
Trust Agreement
”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Common Shares sold in Acquiror’s initial public offering who shall have validly elected to redeem their shares of

Acquiror Common Stock pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. The Trust Agreement has not been amended or modified and is a valid and binding obligation of Acquiror and is in full force and effect and is enforceable in accordance with its terms. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror nor Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Sub on the Closing Date.
Section 5.9.
Investment Company Act; JOBS Act
. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.
Section 5.10.
Absence of Changes
. Since its date of incorporation, (i) there has not been an Acquiror Material Adverse Effect and (ii) except as set forth in
Section 5.10
of the Acquiror Disclosure Letter, Acquiror and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.
Section 5.11.
No Undisclosed Liabilities
. Except for any fees and expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against Acquiror or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror and Merger Sub or (iii) which would not be, or would not reasonably be expected to be material to Acquiror.
Section 5.12.
Capitalization of Acquiror
.
(a) As of the date of this Agreement, the authorized share capital of Acquiror is $22,100.00 divided
into (i) 200,000,000 shares of Acquiror Class A Common Stock, 27,600,000 of which are issued as of the date of this Agreement, (ii) 20,000,000 shares of Acquiror Class B Common Stock, of which 6,900,000 shares are issued as of the date of this Agreement and (iii) 1,000,000 preferred shares of par value $0.0001 each, of which no shares are issued as of the date of this Agreement ((i), (ii) and (iii) collectively, the “
Acquiror Securities
”). The foregoing represents all of the issued Acquiror Securities as of the date of this Agreement. All issued Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable,
(ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents, and (B) any other applicable Contracts governing the issuance of such securities and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.
(b) Subject to the terms of conditions of the Warrant Agreement, the Acquiror Warrants will be exercisable after giving effect to the Merger for one share of Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share. As of the date of this Agreement, 13,800,000 Acquiror Common Warrants and 7,520,000 Acquiror Private Placement Warrants are issued and outstanding. The Acquiror Warrants are not exercisable until the later of (A) February 13, 2021, and (B) thirty (30) days after the Closing. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents and (B) any other applicable Contracts governing the issuance of such securities and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Subscription Agreements, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities.
(c) Except as set forth in this
Section
 5.12
or as contemplated by this Agreement or the other documents contemplated hereby, and other than in connection with the PIPE Investment, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.
(d) The Aggregate Merger Consideration and the Acquiror Common Shares, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable
and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound. There are no securities or instruments issued by or to which Acquiror is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the transactions contemplated hereby that have not been or will be waived on or prior to the Closing Date.
(e) On or prior to the date of this Agreement, Acquiror has entered into Subscription Agreements, in the form attached to
Section
 5.12(e)
of the Acquiror Disclosure Letter, with PIPE Investors, true and correct copies of which have been provided to the Company prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Acquiror, shares of Domesticated Acquiror Common Stock for a PIPE Investment Amount of at least $40,000,000 (such amount, the “
Minimum PIPE Investment Amount
”). On or prior to the date of this Agreement, Acquiror has identified to the Company each of the PIPE Investors that are not also existing stockholders of the Company (or has caused the identification of each such PIPE Investor to the Company). Such Subscription Agreements are in full force and effect with respect to, and binding on, Acquiror and, to the knowledge of Acquiror, on each PIPE Investor party thereto, in accordance with their terms. Each Subscription Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each PIPE Investor, and neither the execution or delivery by Acquiror nor the performance of

Acquiror’s obligations under any such Subscription Agreement violates any Laws. The Subscription Agreements provide that the Company and its Subsidiaries are express third-party beneficiaries and are entitled to enforce such agreements against the PIPE Investor in accordance with its terms. There are no other agreements, side letters, or arrangements between Acquiror and any PIPE Investor relating to any Subscription Agreement that could affect the obligation of such PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreement of such PIPE Investors, and, as of the date hereof, Acquiror does not know of any facts or circumstances that would result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to Acquiror, on the Closing Date. No fees, consideration or other discounts are payable or have been agreed by Acquiror or any of its Subsidiaries (including, from and after the Closing, the Company and its Subsidiaries) to any PIPE Investor in respect of its PIPE Investment or, except as set forth in the Subscription Agreements.
(f) Acquiror has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.
(g) Acquiror represents that no national or subnational governments of a single foreign state have a “substantial interest” in Acquiror within the meaning of the Defense Production Act of 1950, including all implementing regulations thereof (the “
DPA
”).
Section 5.13.
Brokers
’
Fees
. Except fees described on
Section
 5.13
of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.
Section 5.14.
Indebtedness
. Neither Acquiror nor Merger Sub have any Indebtedness.
Section 5.15.
Taxes
.
(a) All material Tax Returns required to be filed by the Acquiror or Merger Sub have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) by the Acquiror or Merger Sub have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(b) The Acquiror and Merger Sub have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and otherwise complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.
(c) There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of Acquiror or Merger Sub.
(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or Merger Sub that remains unresolved or unpaid.
(e) There are no audits, examinations or other Legal Proceedings with respect to any Taxes of Acquiror or Merger Sub presently in progress and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of Acquiror or Merger Sub.

(f) No written claim has been made by any Governmental Authority where the Acquiror or Merger Sub does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.
(g) Neither the Acquiror nor Merger Sub is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Acquiror and/or Merger Sub and customary commercial Contracts not primarily related to Taxes).
(h) Neither the Acquiror nor Merger Sub has been a party to any transaction treated by the parties as a distribution of stock qualifying for tax-free
treatment under Section 355 of the Code.
(i) Neither the Acquiror nor Merger Sub is liable for Taxes of any other Person (other than the Acquiror or Merger Sub) under Treasury Regulations
Section 1.1502-6
or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by contract (other than customary commercial Contracts not primarily related to Taxes).
(j) Neither Acquiror nor Merger Sub has participated in a “reportable transaction” within the meaning of Treasury Regulations
1.6011-4(b)(2).
(k) Neither the Acquiror nor Merger Sub will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made by the Acquiror or Merger Sub on or prior to the Closing Date, (ii) prepaid amount received or deferred revenue recognized by the Acquiror or Merger Sub prior to the Closing, (iii) change in method of accounting of the Acquiror or Merger Sub for a taxable period ending on or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed by the Acquiror or Merger Sub prior to the Closing. Neither the Acquiror nor Merger Sub has deferred, pursuant to the CARES Act or the Presidential Memorandum Deferring Payroll Tax Obligations dated August 8, 2020, any Taxes which have not been paid.
(l) Acquiror and Merger Sub have not knowingly taken any action, nor to the knowledge of Acquiror as of the date hereof are there any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.
(m) Acquiror has not ever owned any equity interest in another Person (other than Merger Sub).
Section 5.16.
Business Activities
.
(a) Since formation, neither Acquiror or Merger Sub have conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror or Merger Sub.
(b) Except for Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment

(whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.
(c) Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.
(d) As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), neither Acquiror nor Merger Sub are party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $250,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans. As of the date hereof, there are no amounts outstanding under any Working Capital Loans, except as set forth in
Section
 5.16(d)
of the Acquiror Disclosure Letter.
(e) Neither Acquiror nor Merger Sub (i) has any paid employees (for the avoidance of doubt, other than directors or officers) or (ii) maintains, sponsors, contributes to, or otherwise has any liability under, any benefit plan. Neither the execution and delivery of this Agreement or the other Ancillary Agreements nor the consummation of the transactions contemplated hereby will: (A) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, manager or employee of Acquiror; or (B) result in the acceleration of the time of payment or vesting of any such benefits. Other than reimbursement of any out-of-pocket
expenses incurred by Acquiror’s officers and directors in connection with activities on Acquiror’s behalf in an aggregate amount not in excess of the amount of cash held by Acquiror outside of the Trust Account, Acquiror has no unsatisfied material liability with respect to any officer or director.
Section 5.17.
NYSE Stock Market Quotation
. The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE under the symbol “CACC”. The Acquiror Common Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CACC WS”. Acquiror is in compliance with the rules of the NYSE, and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE, Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on the NYSE. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.
Section 5.18.
Registration Statement, Proxy Statement and Proxy Statement/Registration Statement
. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the Acquiror Shareholders and certain of the Company’s stockholders, as applicable, and at the time of the Acquiror Shareholders’ Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
 provided
,
 however
, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.
Section 5.19.
Affiliate Transactions
. Except for equity ownership or employment relationships (including any employment or similar Contract) expressly contemplated by this Agreement, any non-disclosure
or confidentiality Contract entered into in connection with the “wall-crossing” of Acquiror’s stockholders, any Ancillary Agreement, (i) there are no transactions or Contracts, or series of related transactions or Contracts, between Acquiror, on the one hand, and any related party of Acquiror, Sponsor, any beneficial owner (as defined in Rule
13d-3
under the Exchange Act) of five percent (5%) or more of the Acquiror Common Stock or, any of their respective “associates
”
or, to the knowledge of Acquiror, “immediate family” members (as such terms are defined in Rule
12b-2
and Rule
16a-1
of the Exchange Act), on the other hand, nor is any Indebtedness owed by or to Acquiror, on the one hand, to or by Sponsor or any such related party, beneficial owner, associate or immediate family member, and (ii) none of the officers or directors (or members of a similar governing body) of Acquiror, Sponsor, any beneficial owner of five percent (5%) or more of the Acquiror Common Stock or their respective “associates” or, to the knowledge of Acquiror, “immediate family” members (as such terms are defined in Rule
12b-2
and Rule
16a-1
of the Exchange Act) owns, or has any other material interest in, any material tangible or real property that Acquiror or uses, owns or leases (other than through any equity interest in Acquiror).
ARTICLE VI
COVENANTS OF THE COMPANY
Section 6.1.
Conduct of Business
.
(a) From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to
Article X
(the “
Interim Period
”), except (1) as set forth in
Section
 6.1
of the Company Disclosure Letter, (2) as explicitly contemplated by (I) this Agreement or the Ancillary Agreements or (II) any Contract set forth in Section 4.12(a) of the Company Disclosure Letter, (3) as required (I) by Law or (II) to comply with or implement
COVID-19
Measures or (4) as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (x) the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (A) operate the business of the Company in the ordinary course consistent with past practices, (B) preserve intact the current business organization and ongoing businesses of the Company and its Subsidiaries and (C) maintain the existing relations and goodwill of the Company and its Subsidiaries with third parties, including customers, suppliers, partners, distributors and creditors and (y) the Company shall not, and the Company shall cause its Subsidiaries not to (provided, that, the foregoing exceptions in sub-clauses
(2)(II) and (3)(II) shall not apply to
sub-clauses
(i), (ii), (iii), (vi),(xii),(xiv) and (xxiii) in the following):
(i) change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries or form or cause to be formed any new Subsidiary of the Company;

(ii) make or declare any dividend or distribution to the stockholders of the Company or make any other distributions in respect of any of the Company capital stock or equity interests;
(iii) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction;
(iv) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for (A) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests of the Company or of any Company Options, Company Restricted Stock and Company Restricted Stock Unit Awards in connection with the forfeiture or cancellation of such interests, Company Options, Company Restricted Stock and Company Restricted Stock Unit Awards, (B) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of the Company Options and (C) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to the Company Options, Company Restricted Stock and Company Restricted Stock Unit Awards, in each of clauses (B) and (C), solely to the extent in accordance with their terms as in effect as of the date of this Agreement and previously disclosed to the Acquiror;
(v) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on
Section
 4.12(a)
of the Company Disclosure Letter, or any Real Property Lease, in each case, other than entry into such agreements in the ordinary course of business consistent with past practice;
(vi) sell, assign, transfer, license, sublicense, convey, lease, covenant not to assert, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens), grant, or agree to grant, any Person rights in, abandon, cancel, let lapse, or otherwise dispose of any material tangible or intangible assets or properties of the Company or its Subsidiaries (including Company Intellectual Property and any rights therein), except for (i) disposition of obsolete or worthless equipment, (ii) transactions among the Company and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries and (iii) transactions in the ordinary course of business consistent with past practice; and (iv) the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of immaterial domain names, applicable registration period);
(vii) acquire any ownership interest in any real property;
(viii) except as otherwise required by Law, existing Company Benefit Plans or the Contracts listed on
Section
 4.12
of the Company Disclosure Letter, (i) grant any new severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any non-officer
employee in the ordinary course of business consistent with past practice or with respect to Contracts in effect as of the date hereof, (ii) make any change in the key management structure of the Company or any of the Company’s Subsidiaries, including the hiring of additional officers or the termination of any Key Employee or employees at the level of vice president or above, other than terminations for cause or due to death or disability, (iii) except in connection with any matters permitted in this
Section
 6.1(a)(viii)
, terminate, adopt, enter into or materially amend (or grant any new awards under) any Company Benefit Plan, or any plan that would be a Company Benefit Plan, if adopted, (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider earning in excess of $300,000, other than “directors” and below or otherwise in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries, (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, or (vii) other than vice president and below or otherwise in the ordinary course of business, hire or engage any new employee or independent contractor if such new employee or independent contractor will receive annual base compensation in excess of $300,000;
(ix) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;
(x) incur or assume any Indebtedness for borrowed money, except in the ordinary course of business (which shall not exceed an aggregate amount of $300,000 in any event);
(xi) (i) make or change any material election in respect of material Taxes, (ii) materially amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or
non-U.S.
Law) with any Governmental Authority in respect of material Taxes executed on or prior to the Closing Date or enter into any Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes), (v) settle any claim or assessment in respect of material Taxes, (vi) surrender or allow to expire any right to claim a refund of material Taxes, or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;
(xii) knowingly take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment;
(xiii) except in connection with any matter otherwise permitted in
Section
 6.1(a)(i)
through
Section
 6.1(a)(xxix)
, authorize for issuance, issue, sell, transfer, encumber, dispose or deliver any additional shares of Company Capital Stock or securities exercisable for or convertible into Company Capital Stock or grant any additional equity or equity-based compensation other than (i) upon the exercise or settlement of Company Convertible Notes or Company Warrants, in each case, outstanding on the date of this Agreement in accordance with their terms as in effect as of the date of this Agreement, (ii) Company Options or Company Restricted Stock Unit Awards under the Company Incentive Plan and applicable award agreement, in each case, outstanding on the date of this Agreement in accordance with their terms as in effect as of the date of this Agreement and (iii) as required to comply with any Company Benefit Plan as in effect on the date of this Agreement;
(xiv) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Merger);
(xv) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises are covered by insurance or involve only the payment of monetary damages in an amount less than $500,000 in the aggregate;
(xvi) disclose or agree to disclose to any Person (other than Acquiror or any of its representatives) any Trade Secret of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice and pursuant to obligations to maintain the confidentiality thereof;

(xvii) make or commit to make any capital expenditures in excess of $250,000 (individually or in the aggregate) outside of the capital expenditure plan made available to the Acquiror on or prior to the date of this Agreement;
(xviii) manage the Company’s and its Subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;
(xix) enter into or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;
(xx) terminate without replacement or fail to use reasonable efforts to maintain any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;
(xxi) (i) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;
(xxii) terminate without replacement or amend in a manner detrimental to the Company and its Subsidiaries, taken as a whole, any material insurance policy insuring the business of the Company or any of the Company’s Subsidiaries;
(xxiii) cease conducting, or enter into any new line of business outside of the business currently conducted by the Company and its Subsidiaries as of the date of this Agreement;
(xxiv) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law;
(xxv) discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceed $1,000,000, except as such obligations would become due;
(xxvi) waive the restrictive covenant obligations of any current or former officer of the Company or any of the Company’s Subsidiaries;
(xxvii) deliver, license or make available to any escrow agent or other Person source code for any Company Software that is material to the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice;
(xxviii) modify in any material respect any of the privacy policies or any administrative, technical or physical safeguards related to privacy or cybersecurity, except (i) to remediate any security issue, (ii) to enhance data security or integrity, (iii) to comply with applicable Law, or (iv) as otherwise directed or required by a Governmental Authority; or
(xxix) enter into any agreement to do any action prohibited under this
Section
 6.1
.

(b) Notwithstanding the foregoing, nothing contained herein gives to the Acquiror, directly or indirectly, rights to control or direct the operations of the Company prior to the Closing in a manner that may violate the HSR Act.
Section 6.2.
Inspection
.
Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (
provided
, that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, (a) the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and only upon Acquiror’s reasonable request and advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request;
provided
, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company and (b) the Company shall, and shall cause its Subsidiaries to, provide to Acquiror and, if applicable, its accountants, counsel or other representatives (other than stockholder litigation, which is covered in
Section 6.6
), (i) such information and such other materials and resources relating to any Legal Proceeding initiated, pending or to the knowledge of the Company, threatened during the Interim Period, or to the compliance and risk management operations and activities of the Company and its Subsidiaries during the Interim Period, (ii) prompt written notice of any material status updates in connection with any such Legal Proceedings or otherwise relating to any compliance and risk management matters or decisions of the Company or its Subsidiaries and (iii) copies of any communications sent or received by the Company or its Subsidiaries in connection with such Legal Proceedings, matters and decisions (and, if any such communications occurred orally, the Company shall, and shall cause its Subsidiaries to, memorialize such communications in writing to Acquiror), in each case, as Acquiror or such representative may reasonably request. All information obtained by Acquiror, Merger Sub or their respective representatives pursuant to this
Section 6.2
shall be subject to the Confidentiality Agreement. Nothing herein shall require the Company to disclose or provide access to any information which primarily relates to the negotiation of this Agreement or the transactions contemplated hereby.
Section 6.3.
Preparation and Delivery of Additional Company Financial Statements
.
(a) As soon as reasonably practicable following the date of this Agreement, the Company shall deliver to Acquiror (i) audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2020 and December 31, 2019 and (ii) the unaudited consolidated balance sheets and statements of profit and loss and cash flows of the Company and its Subsidiaries as of and for the three-month period ended June 30, 2021, in each case, in accordance with the standards required by the Public Company Accounting Oversight Board, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “
Updated Financial Statements
”);
provided
, that upon delivery of such Updated Financial Statements, such financial statements shall be deemed “
Audited Financial Statements
” and “
Interim Financial Statements
”, as the case may be, for the purposes of this Agreement and the representation and warranties set forth in
Section
 4.8(a)
shall be deemed to apply to such Audited Financial Statements and Interim Financial Statements with the same force and effect as if made as of the date of this Agreement.

(b) If the Effective Time has not occurred prior to August 15, 2021, and this Agreement has not been earlier terminated pursuant to its terms, then as soon as reasonably practicable following August 15, 2021, the Company shall deliver to Acquiror the unaudited consolidated balance sheet and statements of profit and loss and cash flows of the Company and its Subsidiaries as of and for the six-month
period ending June 30, 2021 (the “
Q2 Financial Statements
”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant;
provided
, that upon delivery of such Q2 Financial Statements, the representations and warranties set forth in
Section
 4.8(b)
applicable to Interim Financial Statements therein shall be deemed to apply to the Q2 Financial Statements, mutatis mutandis
, with the same force and effect as if made as of the date of this Agreement.
Section 6.4.
Affiliate Agreements
. All Affiliate Agreements set forth on
Section 6.4
of the Company Disclosure Letter (to the extent such Affiliates Agreements do not terminate by its terms upon the Effective Time) shall be terminated or settled at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries, in each case, except as otherwise set forth on Section 6.4 of the Company Disclosure Letter.
Section 6.5.
Acquisition Proposals
.
From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with
Article X
,
the Company and its Subsidiaries shall not, and the Company shall instruct its representatives, not to, directly or indirectly: (a) initiate, solicit or engage in any negotiations with any Person with respect to, or provide any non-public
information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (b) execute or enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other arrangement or agreement relating to an Acquisition Proposal, (c) grant any waiver, amendment or release under any confidentiality agreement in connection with an Acquisition Proposal or the anti-takeover laws of any state, (d) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal, or (e) agree or otherwise commit to enter into or engage in any of the foregoing. The Company also agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Subsidiaries and shall instruct any of its or its Subsidiaries’ respective Affiliates, directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants) to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that would reasonably be expected to lead to, or result in, an Acquisition Proposal.
Section 6.6.
Stockholder Litigation.
In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of the Company, threatened, against the Company or the Board of Directors of the Company by any of the Company’s stockholders prior to the Closing, the Company shall promptly notify Acquiror of any such litigation and keep Acquiror reasonably informed with respect to the status thereof.
Section 6.7.
Employment Agreements.
During the Interim Period, notwithstanding anything to the contrary contained in this Agreement, the Company may enter into employment agreements with such officers of the Company employed by the Company as of the date of this Agreement, and on such terms as shall not be in the aggregate, materially different from the terms of such officer’s employment (inclusive of rights of such officer under Plans and policies) as of the date of this Agreement, as shall be reasonably determined by the Company (provided, for the avoidance of doubt, that failure to enter into any such employment agreements shall not be a breach of this Agreement).
Section 6.8.
Registration Rights Agreement.
During the Interim Period, the Company may cause the Persons listed on
Section 6.8
of the Company Disclosure Letter to deliver to Acquiror duly executed counterpart signature pages to the Registration Rights Agreement (provided, for the avoidance of doubt, that failure to so deliver shall not be a breach of this Agreement).
ARTICLE VII
COVENANTS OF ACQUIROR
Section 7.1.
Employee Matters
.
(a)
Equity Incentive Plan and Employee Stock Purchase Plan
. Prior to the Closing Date, Acquiror shall approve and adopt, subject to receipt of Acquiror Shareholder Approval an equity incentive plan in substantially the form attached hereto as
Exhibit D
(with such changes that may be agreed in writing by Acquiror and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either the Acquiror or the Company, as applicable)) (the “
Equity Incentive Plan
”), and an employee stock purchase plan in substantially the form attached hereto as
Exhibit E
(with such changes that may be agreed in writing by Acquiror and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either the Acquiror or the Company, as applicable)) (the “
ESPP
”), in each case, to become effective as of the Closing Date. Within ten (10) Business Days following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form
S-8
(or other applicable form, including Form
S-3)
with respect to the Acquiror Common Stock issuable under the Equity Incentive Plan and the ESPP.
(b)
No Third-Party Beneficiaries
. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this
Section
 7.1
are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.
Section 7.2.
Trust Account Proceeds and Related Available Equity
. Upon satisfaction or waiver of the conditions set forth in
Article IX
and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions, and (B) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.
Section 7.3.
NYSE Listing
. From the date hereof through the Effective Time, Acquiror shall ensure Acquiror remains listed as a public company on the NYSE, and shall prepare and submit to NYSE a listing application, if required under NYSE rules, covering the shares of Acquiror Common Stock issuable in the Merger and the Domestication, and shall obtain approval for the listing of such shares of Acquiror Common Stock and the Company shall reasonably cooperate with Acquiror with respect to such listing.

Section 7.4.
No Solicitation by Acquiror
. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with
Article X
, Acquiror shall not, and shall cause its Subsidiaries not to, and Acquiror shall instruct its and their representatives, not to, (a) make any proposal or offer that constitutes a Business Combination Proposal, (b) initiate, solicit, propose, induce, facilitate any inquiries or requests for information with respect to, or the making of any inquiry regarding, an actual or potential Business Combination Proposal, (c) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to, its properties, business, assets, books, records or any confidential information or data to, any person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Business Combination Proposal, (d) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, (e) grant any waiver, amendment or release under any confidentiality agreement in connection with a Business Combination Proposal or the anti-takeover laws, (f) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a Business Combination Proposal, or (g) agree or otherwise commit to enter into or engage in any of the foregoing, in each case, other than to or with the Company and its respective representatives. Acquiror also agrees that immediately following the execution of this Agreement it shall, and shall cause its Subsidiaries and shall instruct any of its or its Subsidiaries’ respective Affiliates, directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants) to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective representatives) conducted heretofore in connection with a Business Combination Proposal or any inquiry or request for information that would reasonably be expected to lead to, or result in, a Business Combination Proposal.
Section 7.5.
Acquiror Conduct of Business
.
(a) During the Interim Period, Acquiror shall, and shall cause Merger Sub to, except as contemplated by this Agreement (including as contemplated by the PIPE Investment), in connection with the Domestication or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), comply with each of the agreements entered into in connection with the IPO, operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause Merger Sub not to, except as otherwise contemplated by this Agreement (including as contemplated by the PIPE Investment or in connection with the Domestication) or the Ancillary Agreements or as required by Law:
(i) change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;
(ii) (A) make or declare any dividend or distribution to the shareholders of Acquiror or make any other distributions in respect of any of Acquiror’s share capital or equity interests or Merger Sub Capital Stock, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s share capital or equity interests or Merger Sub Capital Stock or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or Merger Sub, other than a redemption of shares of Acquiror Class A Common Stock made as part of the Acquiror Share Redemptions;
(iii) make or change any material election in respect of Taxes, (A) materially amend, modify or otherwise change any filed material Tax Return, (B) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (C) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or
non-U.S.
Law) with any Governmental Authority in respect of material Taxes, or enter into any Tax sharing or similar agreement (other than any customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes), (D) settle any claim or assessment in respect of material Taxes, (E) surrender or allow to expire any right to claim a refund of material Taxes; or (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;
(iv) knowingly take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment;
(v) other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (A) the Sponsor and (B) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of five percent (5%) or greater);
(vi) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, other than any Indebtedness for borrowed money or guarantee (A) incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $250,000, (B) incurred between Acquiror and Merger Sub;
(vii) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the transactions contemplated by this Agreement and the Ancillary Agreements or in support of the ordinary course operations of Acquiror (which the parties agree shall include any Indebtedness in respect of any Working Capital Loan incurred in the ordinary course of business);
(viii) (A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than the issuance of the Aggregate Merger Consideration, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;
(ix) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;
(x) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Acquiror or its Subsidiaries (other than the Merger);
(xi) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law;
(xii) terminate without replacement or amend in a manner detrimental to Acquiror and its Subsidiaries, taken as a whole, any material insurance policy insuring the business of Acquiror and its Subsidiaries;

(xiii) subject to
Section
 6.6
, waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises are covered by insurance or involve only the payment of monetary damages in an amount less than $250,000 in the aggregate; or
(xiv) enter into any agreement to do any action prohibited under this
Section
 7.5
.
(b) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub) to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.
Section 7.6.
Post-Closing Directors and Officers of Acquiror
. Subject to the terms of the Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:
(a) the Board of Directors of Acquiror shall consist of up to seven (7) directors, which shall initially include:
(i) one (1) director nominee reasonably satisfactory to the Company to be designated by Acquiror pursuant to written notice to be delivered to the Company as soon as reasonably practicable following the date of this Agreement; and
(ii) up to six (6) director nominees to be designated by the Company pursuant to written notice to Acquiror as soon as reasonably practicable following the date of this Agreement;
(b) the Board of Directors of Acquiror shall have a majority of “independent” directors for the purposes of NYSE rules, each of whom shall serve in such capacity in accordance with the terms of the Acquiror’s Governing Documents following the Effective Time; and
(c) the initial officers of Acquiror shall be as set forth on
Section
 2.6
of the Company Disclosure Letter (as may be updated by the Company prior to Closing following written notice to Acquiror), who shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Effective Time.
Section 7.7.
Domestication
. Subject to receipt of the Acquiror Shareholder Approval, prior to the Effective Time, Acquiror shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Certificate of Incorporation of Acquiror in substantially the form attached as
Exhibit A
to this Agreement, in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication and (c) obtaining a certificate of de-registration
from the Cayman Registrar. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Acquiror Shareholder, (i) each then issued share of Acquiror Class B Common Stock shall convert automatically, in accordance with the terms of the Acquiror’s amended and restated memorandum and articles of association, into shares of Acquiror Class A Common Stock, (ii) immediately following the conversion described in clause (i), each then issued and outstanding share of Acquiror Class A Common Stock shall convert automatically, on a one-for-one
basis, into a share of Domesticated Acquiror Common Stock, (iii) each then issued Cayman Acquiror Warrant shall convert automatically into a Domesticated Acquiror Warrant, pursuant to the Warrant Agreement, and (iv) each then issued and outstanding Cayman Acquiror Unit shall convert automatically into a Domesticated Acquiror Unit.

Section 7.8.
Indemnification and Insurance
.
(a) From and after the Effective Time and for a period of six years thereafter, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of the (i) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) (the “
Company Indemnified Parties
”) and (ii) Acquiror and each of its Subsidiaries (the “
Acquiror Indemnified Parties
” together with the Company Indemnified Parties, the “
D&O Indemnified Parties
”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (A) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement and (B) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this
Section
 7.8
.
(b) For a period of six (6) years from the Effective Time, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by Acquiror or the Company, as applicable, for such insurance policy for the year ended December 31, 2020;
provided
,
however
, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this
Section
 7.8
shall be continued in respect of such claim until the final disposition thereof.
(c) Notwithstanding anything contained in this Agreement to the contrary, this
Section
 7.8
shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this
Section
 7.8
.
(d) On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

Section 7.9.
Acquiror Public Filings
. From the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.
Section 7.10.
PIPE Subscriptions
. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than as a result of any assignment or transfer contemplated therein or permitted thereby, and in each case in a manner as would reasonably likely result in the condition set forth in
Section 9.3(d)
to not be satisfied at the Effective Time. Acquiror shall comply with its applicable obligations to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions therein, including and subject to: (a) satisfy in all material respects covenants applicable to Acquiror in the Subscription Agreements; (b) in the event that all conditions in the Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing and (c) without limiting the Company’s rights to enforce certain of such Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to use reasonable best efforts to cause the applicable PIPE Investors to pay to (or as directed by) Acquiror the applicable portion of the PIPE Investment Amount, as applicable, set forth in the Subscription Agreements in accordance with their terms; provided that in no event will the reasonable best efforts of Acquiror be deemed or construed to require Acquiror to (i) guarantee, warrant, underwrite or indemnify the Company for any amount of the PIPE Investment Amount that any PIPE Investors ultimately fail to pay in any respect, or (ii) bring any enforcement action against any PIPE Investors to enforce its rights pursuant to the Subscription Agreement, provided that Acquiror will seek to enforce, including by bringing suit for specific performance, the Subscription Agreement if and to the extent the Company seeks and is granted a decree of specific performance of the obligation to consummate the Merger in accordance with any relevant Subscription Agreement. Without limiting the generality of the foregoing, Acquiror shall give the Company, written notice (as promptly as practicable): (a) of any breach or default by any party to any Subscription Agreement known to Acquiror; (b) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, threatened (to the knowledge of Acquiror) or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by such party or any provisions of any Subscription Agreement; and (c) if Acquiror does not expect to receive all or any portion of the Minimum PIPE Investment Amount pursuant to the Subscription Agreements.
Section 7.11.
Stockholder Litigation
. In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened, against Acquiror or the Board of Directors of Acquiror by any of Acquiror’s stockholders prior to the Closing, Acquiror shall (a) promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof; (b) shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation; (c) shall give due consideration to the Company’s advice with respect to such litigation; and (d) not settle or agree to settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE VIII
JOINT COVENANTS
Section 8.1.
HSR Act; Other Filings
(a) In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests.
(b) Each of the Company and Acquiror shall exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.
(c) Acquiror shall cooperate in good faith with the Governmental Authorities and use its reasonable best efforts to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in writing in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger.
(d) With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, whether actual or threatened, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby;
provided
, that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Materials required to be provided pursuant to this
Section
 8.1
may be restricted to outside counsel and redacted (A) to remove references concerning the valuation of the Company, (B) as necessary to comply with contractual arrangements (C) and as necessary to address attorney-client privilege concerns.
(e) Notwithstanding anything in this Agreement to the contrary, each of the Company, on the one hand, and Acquiror, on the other hand, shall be responsible for and pay one-half
of the filing fees payable to the Antitrust Authorities in connection with the transactions contemplated hereby.
(f) Prior to Closing, the Acquiror (and its Affiliates) and the Company shall not take any action that would reasonably be expected to adversely affect or materially delay the approval of any Governmental

Authority, or the expiration or termination of any waiting period under antitrust Laws, including under the HSR Act, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person.
(g) The Committee on Foreign Investment in the United States (“
CFIUS
”).
(i) As soon as practical following the date of this Agreement, Acquiror or its applicable Affiliate(s), on the one hand, and the Company, on the other hand, shall (A) cooperate and coordinate with the other in the preparing and submitting a joint declaration to CFIUS, (B) supply the other with any information that may be required or reasonably requested in connection with the making of such filings, (C) supply any additional information that may be required or reasonably requested in connection with such filings by U.S. Governmental Authorities, and (D) use reasonable best efforts to take all action necessary to obtain the CFIUS Clearance (defined below) as soon as practicable, including using reasonable best efforts to take all such action as reasonably may be necessary to resolve such objections (if any) as CFIUS or any other Governmental Authority or Person may assert under any applicable Laws with respect to the Merger.
(ii) CFIUS Clearance shall be achieved when (A) the Acquiror and the Company shall have received written notice from CFIUS stating that: (1) CFIUS has concluded that the transaction does not constitute a “covered transaction” within the meaning of the DPA; or (2) CFIUS has concluded its assessment, review, or investigation, as applicable, of the transaction under the DPA and determined there are no unresolved national security concerns regarding the transaction; (B) CFIUS has sent a report to the President of the United States requesting the President’s decision with respect to the transaction and either (1) the fifteen day period under the DPA subsequent to the President’s receipt of the CFIUS report during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transaction has expired without any such action being taken or (2) the President of the United States has announced a decision not to take any action to suspend, prohibit or place any limitations on the transaction; or (C) Acquiror (or its Affiliates, as applicable) and the Company shall have received written notice from CFIUS stating that CFIUS is not able to complete action under the DPA with respect to the transaction on the basis of the declaration and that the parties may file a CFIUS Notice, but CFIUS has not requested that Acquiror (or its Affiliates, as applicable) and the Company submit a CFIUS Notice and has not initiated a unilateral CFIUS review of the transaction (“
CFIUS Clearance
”).
(iii) Notwithstanding anything in this Agreement to the contrary, each of the Company, on the one hand, and Acquiror, on the other hand, shall be responsible for and pay one-half
of the filing fees payable to CFIUS in connection with any notices or other filings made in respect of the CFIUS Clearance or the transactions contemplated hereby.
Section 8.2.
Preparation of Proxy Statement/Registration Statement; Shareholders
’
Meeting and Approvals
.
(a)
Registration Statement and Prospectus
.
(i) As promptly as practicable after the execution of this Agreement, (A) Acquiror and the Company shall jointly prepare and, as promptly as practicable after the receipt of the Updated Financial Statements, Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Shareholders relating to the Acquiror Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “
Proxy Statement
”), and (B) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “
Proxy Statement/Registration Statement
”), in connection with the registration under the Securities Act of (1) the shares of Domesticated Acquiror Common Stock, Domesticated Acquiror

Warrants and units comprising such to be issued in exchange for the issued and outstanding shares of Acquiror Class A Common Stock and Acquiror Common Warrants and units comprising such, respectively, in the Domestication and (2) the shares of Domesticated Acquiror Common Stock that constitute the Aggregate Merger Consideration (collectively, the “
Registration Statement Securities
”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby, provided that, notwithstanding anything to the contrary in this Agreement, neither the Acquiror nor the Company nor any of their advisors shall be required to render any tax opinion with respect to the Intended Tax Treatment of the Merger in connection with the Proxy Statement/Registration Statement or otherwise. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, including the Company furnishing all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on
Form 8-K
pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including the NYSE) in connection with the Merger and the other transactions contemplated hereby (the “
Offer Documents
”). Acquiror will cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Shareholders in each case, as promptly as practicable, after the Registration Statement is declared effective under the Securities Act.
(ii) To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and their counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents, as promptly as practicable, after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response, including by participating with the Company or its counsel in any discussions or meetings with the SEC, and Acquiror must obtain the Company’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed) prior to providing a written response to any comments or inquiries by the SEC.
(iii) Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or

(B) the Proxy Statement will, at the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(iv) If at any time prior to the Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.
(v) The Registration Statement, to the extent permitted by applicable rules and regulations of the SEC, also will register the resale of the shares of Acquiror Common Stock that constitute the Aggregate Merger Consideration, other than certain equity securities issuable under the Equity Incentive Plan that are based on Acquiror Common Stock and constitute a portion of the Aggregate Merger Consideration, which shall instead be registered pursuant to an effective registration statement on Form
S-8
(or other applicable form, including Form
S-1
or Form
S-3)
in accordance with
Section
 7.1(a)
.
(vi) Notwithstanding anything in this Agreement to the contrary, each of the Company, on the one hand, and Acquiror, on the other hand, shall be responsible for and pay one-half
of the filing fees payable in relation to the Registration Statement to the SEC in connection with the transactions contemplated hereby.
(b)
Acquiror Shareholder Approval
. Acquiror shall (i) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (A) cause the Proxy Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law, (B) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold a meeting of its shareholders (the “
Acquiror Shareholders
’
Meeting
”) in accordance with Acquiror’s Governing Documents and Section 710 of the NYSE Listing Rules for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective and (C) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals, and (ii) provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption. Acquiror shall, through its Board of Directors, unanimously recommend to its shareholders the (A) approval of the change in the jurisdiction of incorporation of Acquiror to the State of Delaware, (B) approval of the change of Acquiror’s name to “Quanergy Systems, Inc.”, (C) amendment and restatement of Acquiror’s Governing Documents, in the form attached as
Exhibits
 A
and
B
to this Agreement (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Registration Statement) in connection with the Domestication, including any separate or unbundled advisory proposals as are required to implement the foregoing, (D) the adoption of this Agreement and the approval of the transactions contemplated hereby in accordance with applicable Law and exchange rules and regulations, (E) approval of the issuance of shares of Acquiror Common Stock in connection with the Domestication and Merger, (F) approval of the issuance of Domesticated Acquiror Common Stock pursuant to the Subscription Agreements pursuant to the rules of the NYSE, including the approval of the issuance of more than one percent (1%) of Acquiror’s outstanding common stock to a “related party” pursuant to the rules of the NYSE as contemplated by the Subscription Agreements with the applicable PIPE Investors, (G) approval of the adoption by Acquiror of the equity plans described in
Section
 7.1
, (H) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (I) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby and (J) adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (J), together, the “
Transaction Proposals
”), and include such recommendation in the Proxy Statement. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the shareholders of Acquiror that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the shareholders of Acquiror described in the Recitals hereto, a “
Modification in Recommendation
”). To the fullest extent permitted by applicable Law, (A) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting shall not be affected by any Modification in Recommendation, (B) Acquiror agrees to establish a record date (with the Company’s consent, not to be unreasonably withheld, conditioned or delayed) for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting and submit for approval the Transaction Proposals and (C) Acquiror agrees that if the Acquiror Shareholder Approval shall not have been obtained at any such Acquiror Shareholders’ Meeting, then Acquiror shall promptly continue to take all such necessary actions, including the actions required by this
Section
 8.2(b)
, and hold additional Acquiror Shareholders’ Meetings in order to obtain the Acquiror Shareholder Approval. Acquiror may only adjourn the Acquiror Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that, subject to the Company’s and its outside legal counsel’s reasonable review and comment, Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Shareholders prior to the Acquiror Shareholders’ Meeting;
provided
, that, the Acquiror Shareholders’ Meeting (A) may not be adjourned to a date that is more than thirty (30) days after the date for which the Acquiror Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (B) shall not be held later than three (3) Business Days prior to the Agreement End Date. Acquiror agrees that it shall provide the holders of shares of Acquiror Class A Common Stock the opportunity to elect redemption of such shares of Acquiror Class A Common Stock in connection with the Acquiror Shareholders’ Meeting, as required by Acquiror’s Governing Documents.
(c)
Company Stockholder Approvals
. Upon the terms set forth in this Agreement, the Company shall (i) use its reasonable best efforts to solicit and obtain the Company Stockholder Approvals in the form of an irrevocable written consent (the “
Written Consent
”) of each of the Requisite Company Stockholders (pursuant to the Company Holders Support Agreement) promptly following the time at which the Registration Statement is declared effective under the Securities Act, or (ii) in the event the Company is not able to obtain the Written Consent, the Company shall duly convene a meeting of the stockholders of the Company for the purpose of voting solely upon the adoption of this Agreement, the other agreements contemplated hereby and the approval of the transactions contemplated hereby and thereby, including the Merger as soon as reasonably practicable after the Registration Statement is declared effective.
(d)
Acquiror Warrants
. During the Interim Period, Acquiror shall use its reasonable best efforts to address the recent guidance of the SEC (and any subsequent guidance released during such period) with respect to the accounting of the Acquiror Warrants, including the effect of any such guidance on Acquiror’s historical financial statements and the Acquiror SEC Filings. Acquiror will regularly provide the Company with information as to its progress addressing such guidance;
provided
, that the foregoing shall not prevent Acquiror from taking any position that the Board of Directors of Acquiror, after consultation with its advisors, has reasonably determined is required to comply with such guidance. At the reasonable request of the Company, Acquiror will use its reasonable efforts to seek an amendment of the outstanding Acquiror Warrants or other reasonably equivalent actions to cause such Acquiror Warrants to not be treated as liabilities on the balance sheet of Acquiror and to enable Acquiror, following the Closing, to account for such warrants as equity on the financial statements of Acquiror and Acquiror shall recommend to the holders of Acquiror Warrants entitled to vote thereon that the proposed amendment be approved; provided that (a) any vote or consent with respect to the foregoing amendment shall not be a Transaction Proposal, and (b) the approval or execution of any such amendment by or on behalf of the holders of the Acquiror Warrants shall not be a condition to the Closing hereunder or otherwise affect, in any way, the consummation of the transactions contemplated hereby.
Section 8.3.
Support of Transaction
. Without limiting any covenant contained in
Article VI
, or
Article VII
, Acquiror and the Company shall each, and each shall cause its Subsidiaries to (a) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of
Article IX
or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. Notwithstanding anything to the contrary contained herein, no action taken by the Company under this
Section 8.3
will constitute a breach of
Section 6.1
. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, nothing herein (including this
Section 8.3
) shall require the Company or Acquiror to use any effort to cause, or attempt to cause, any purchase of any Acquiror Common Stock pursuant to the terms of any Subscription Agreement.
Section 8.4.
Tax Matters
.
(a) All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“
Transfer Taxes
”) incurred in connection with this Agreement shall constitute Transaction Expenses.
(b) The Company shall prepare and file, or cause to be prepared and filed, all Tax Returns for the Company and its Subsidiaries that are required to be filed prior to the Closing Date (collectively, the “
Company Prepared Returns
”). Each Company Prepared Returns shall be prepared in a manner consistent with the past practices of the Company or the relevant Subsidiary. The Company shall cause each Company Prepared Return (i) to be provided to the Acquiror for review and comment as soon as reasonably practicable before the due date of each such Company Prepared Return and (ii) to not be filed without the prior consent of the Acquiror (such consent not to be unreasonably withheld, conditioned or delayed).
(c) Following the Closing Date, Acquiror shall reasonably cooperate with the shareholders of Acquiror prior to the Closing Date to make available to any such shareholder who so requests, information reasonably necessary to compute any income of any such shareholder (or its direct or indirect owners) arising (i) if applicable, as a result of Acquiror’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely (A) publicly posting a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) providing information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the transactions contemplated hereby.
(d) The parties hereto agree to treat the taxable year of Acquiror as ending at the close of the day of the Domestication.
Section 8.5.
Section
 16 Matters
. Prior to the Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of the Company Capital Stock or acquisitions of Acquiror Common Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule B-3 promulgated under the Exchange Act.

Section 8.6.
Cooperation; Consultation
.
(a) Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (i) by providing such information and assistance as the other party may reasonably request, (ii) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.
(b) From the date of the announcement of this Agreement or the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with
Section
 11.12
), until the Closing Date, Acquiror shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the PIPE Investment and the rotation of the Acquiror Common Shares during such period, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the Company or its financial advisors with respect to such matters.
ARTICLE IX
CONDITIONS TO OBLIGATIONS
Section 9.1.
Conditions to Obligations of Acquiror, Merger Sub, and the Company
. The obligations of Acquiror, Merger Sub, and the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:
(a) The Acquiror Shareholder Approval shall have been obtained;
(b) The Company Stockholder Approvals shall have been obtained;
(c) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;
(d) The waiting period or periods under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated, and the CFIUS Clearance shall have been achieved;
(e) There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger;
provided
, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;
(f) Acquiror shall not have redeemed shares of Acquiror Class A Common Shares in an amount that would cause Acquiror’s net tangible assets (as determined in accordance with
Rule 3a51-1(g)(1)
of the Exchange Act) to be less than $5,000,001; and

(g) The shares of Domesticated Acquiror Common Stock to be issued in connection with the Merger shall have been approved for listing on the NYSE.
Section 9.2.
Conditions to Obligations of Acquiror and Merger Sub
. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:
(a) (i) The representations and warranties of the Company contained in the first sentence of
Section
 4.6(a)
shall be true and correct in all but
de minimis
respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement (as modified by the Company Disclosure Letter) or the Ancillary Agreements; (ii) the Company Fundamental Representations (other than the first sentence of
Section
 4.6(a)
) shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement (as modified by the Company Disclosure Letter) or the Ancillary Agreements; and (iii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;
(b) Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects, provided
, that for purposes of this
Section
 9.2(b)
, a covenant of the Company shall only be deemed to have not been performed if the Company has materially breached such material covenant and failed to cure within twenty (20) days after notice (or if earlier, the Agreement End Date); and
(c) Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect that is continuing.
Section 9.3.
Conditions to the Obligations of the Company
. The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a) (i) The representations and warranties of Acquiror contained in
Section
 5.12
shall be true and correct in all but
de minimis
respects as of as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis
respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement and (ii) each of the representations and warranties of Acquiror contained in this Agreement (other than
Section
 5.12
) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements;

(b) Each of the covenants of Acquiror or Merger Sub to be performed as of or prior to the Closing shall have been performed in all material respects, provided
, that for purposes of this
Section
 9.3(b)
, a covenant of Acquiror or Merger Sub shall only be deemed to have not been performed if Acquiror or Merger Sub has materially breached such material covenant and failed to cure within twenty (20) days after notice (or if earlier, the Agreement End Date);
(c) The Domestication shall have been completed as provided in
Section
 7.7
and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company;
(d) The amount of cash available in the Trust Account following the Acquiror Shareholders’ Meeting (net of any redemptions);
plus
the PIPE Investment Amount actually received by the Acquiror substantially concurrently with the Closing shall be equal to or greater than $175,000,000;
and
(e) Since the date of this Agreement, there shall not have occurred an Acquiror Material Adverse Effect that is continuing.
ARTICLE X
TERMINATION/EFFECTIVENESS
Section 10.1.
Termination
. This Agreement may be terminated and the transactions contemplated hereby abandoned:
(a) by written consent of the Company and Acquiror;
(b) by the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;
provided
, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;
(c) by the Company if the Acquiror Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote or if there has been a Modification in Recommendation;
(d) prior to the Closing by written notice to the Company from Acquiror if there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in
Section
 9.2(a)
or
Section
 9.2(b)
would not be satisfied at the Closing (a “
Terminating Company Breach
”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “
Company Cure Period
”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period;
(e) prior to the Closing, by written notice to Acquiror from the Company if there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in
Section
 9.3(a)
and
Section
 9.3(b)
would not be satisfied at the Closing (a “
Terminating Acquiror Breach
”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “
Acquiror Cure Period
”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period; or
(f) by the Company or Acquiror (by written notice to the other party), if the Effective Time has not occurred by 11:59 p.m., New York time on November 15, 2021 (the “
Agreement End Date
”); provided that, if by 11:59 p.m., New York time on November 14, 2021, all of the conditions set forth in Section 9.1 have been satisfied (other than those conditions set forth in
Section
 9.1(a)
,
Section
 9.1(g)
and those other conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing) or, to the extent permitted by law, waived, then such date shall be extended to December 31, 2021, which shall then be deemed to be the Agreement End Date; provided, further, that, it being understood that the right to terminate this Agreement pursuant to this
Section
 10.1(f)
will not be available to any Party that is in material breach hereof.
Section 10.2.
Effect of Termination
. In the event of the termination of this Agreement pursuant to
Section 10.1
, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any Willful Breach of this Agreement occurring prior to such termination, except that the provisions of this
Section 10.2
and
Article XI
and the Confidentiality Agreement shall survive any termination of this Agreement.
ARTICLE XI
MISCELLANEOUS
Section 11.1.
Trust Account Waiver
. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated February 10, 2020 (the “
Prospectus
”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a the trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “
Trust Account
”). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (a) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus, (b) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public stockholders and (c) if Acquiror holds a shareholder vote to amend Acquiror’s amended and restated memorandum and articles of association to modify the substance or timing of the obligation to redeem one hundred percent (100%) of Acquiror Common Shares if Acquiror fails to complete a Business Combination within the allotted time period, then for the redemption of any Acquiror Common Shares properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror;
provided
,
that (A) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account

(after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions, or for fraud and (B) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).
Section 11.2.
Waiver
. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, Board of Managers, Managing Member or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.
Section 11.3.
Notices
. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email (in each case in this clause (d), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office
notification), addressed as follows:
(a) If to Acquiror or Merger Sub prior to the Closing, or to Acquiror after the Effective Time, to:
CITIC Capital Acquisition Corp.
28/F CITIC Tower
1 Tim Mei Avenue
Central, Hong Kong
Attention: Fanglu Wang
Email: fangluwang@citiccapital.com
with copies to (which shall not constitute notice):
White & Case LLP
1221 Avenue of the Americas
New York, NY, 10020-1095
The United States
Attn: Joel Rubinstein
Email: joel.rubinstein@whitecase.com
(b) If to the Company prior to the Closing, or to the Surviving Corporation after the Effective Time, to:
Quanergy Systems, Inc.
433 Lakeside Drive
Sunnyvale, CA 94085
Attention: Chief Financial Officer
Email: patrick.archambault@quanergy.com
with copies to (which shall not constitute notice):
Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304
Attention: Sale Kwon; Kevin Rooney
Email: skwon@cooley.com; krooney@cooley.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.
Section 11.4.
Assignment
. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
Section 11.5.
Rights of Third Parties
. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement;
provided
,
however
, that the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce,
Section 7.8
and
Section 11.16
.
Section 11.6.
Expenses
. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants;
provided
, that if the Closing shall occur, Acquiror shall (a) pay or cause to be paid, the Unpaid Transaction Expenses and (b) pay or cause to be paid, any transaction expenses of Acquiror (including Deferred Underwriting Fee Amount and other transaction expenses incurred, accrued, paid or payable by the Acquiror’s or its Affiliates on Acquiror’s behalf), in each of case (a) and (b), in accordance with
Section 2.4(c)
. For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this
Section 11.6
shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.
Section 11.7.
Governing Law
. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 11.8.
Headings; Counterparts
. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 11.9.
Company and Acquiror Disclosure Letters
. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10.
Entire Agreement
. (a) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (b) the Sponsor Support Agreement and Company Holders Support Agreement and (c) the
Non-Disclosure
Agreement, dated as of April 2, 2020, between Acquiror and the Company or its Affiliate (the “
Confidentiality Agreement
”) (clauses (b) and (c), collectively, the “
Ancillary Agreements
”) constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.
Section 11.11.
Amendments
. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.
Section 11.12.
Publicity
.
(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any party;
provided
, that no party shall be required to obtain consent pursuant to this
Section
 11.12(a)
to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this
Section
 11.12(a)
.
(b) The restriction in
Section
 11.12(a)
shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule;
provided
,
however
, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this
Section
 11.12
.
Section 11.13.
Severability
. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
Section 11.14.
Jurisdiction; Waiver of Jury Trial
.
(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware,
and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this
Section
 11.14
.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 11.15.
Enforcement
. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.
Section 11.16.
Non-Recourse
.
(a) Solely with respect to the Company, Acquiror and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and Merger Sub as named parties hereto; and
(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
Section 11.17.
Non-Survival
of Representations, Warranties and Covenants
. Except as otherwise contemplated by
Section 10.2
, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this
Article XI
.
Section 11.18.
Certain Acknowledgments
.
(a) Each of Acquiror and Merger Sub acknowledges that except as provided in
Article IV
, neither the Company or any of its Subsidiaries nor any of their respective Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or Merger Sub or their Affiliates. Without limiting the foregoing and notwithstanding anything contained in this Agreement, each of Acquiror and Merger Sub acknowledges and agrees (i) that Acquiror has made its own investigation of the

Company and (ii) that neither the Company nor any of its Affiliates, agents or representatives is making, and neither Acquiror nor Merger Sub is relying on, any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in
Article IV
, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in
Article IV
of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in
Article IV
, with all faults and without any other representation or warranty of any nature whatsoever.
(b) The Company acknowledges that except as provided in
Article V
, neither Acquiror nor Merger Sub nor any their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing and notwithstanding anything contained in this Agreement, the Company further acknowledges and agrees (i) that the Company and its advisors, have made their own investigation of Acquiror, Merger Sub and their respective Subsidiaries and (ii) that none of Acquiror, Merger Sub, or any of their respective Affiliates, agents or representatives is making, and the Company is not relying on, any representation or warranty whatsoever, express or implied, beyond those expressly given by Acquiror in
Article V
, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror, Merger Sub or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror, Merger Sub and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Sub or any of their Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise. Except as otherwise expressly set forth in this Agreement, the Company understands and agrees that any assets, properties and business of Acquiror and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in
Article V
, with all faults and without any other representation or warranty of any nature whatsoever.
Section 11.19.
Conflicts and Privilege
.
(a) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the Sponsor, the stockholders or holders of other equity interests of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “
CITIC Capital
Group
”), on the one hand, and (ii) the Surviving Corporation and/or any member of the Quanergy Group, on the other hand, any legal counsel, including White & Case LLP (“
W&C
”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the CITIC Capital Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation and/or the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the CITIC Capital Group, on the one hand, and W&C, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the CITIC Capital Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.
(b) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the stockholders or holders of other equity interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “
Quanergy Group
”), on the one hand, and (ii) the Surviving Corporation and/or any member of the CITIC Capital Group, on the other hand, any legal counsel, including Cooley LLP (“
Cooley
”), that represented the Company prior to the Closing may represent any member of the Quanergy Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Quanergy Group, on the one hand, and Cooley, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Quanergy Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.
(
Remainder of page intentionally left blank
)

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

CITIC CAPITAL ACQUISITION CORP.
By:	/s/ Fanglu Wang
Name:	Fanglu Wang
Title:	Chief Executive Officer and Director

CITIC CAPITAL MERGER SUB INC.
By:	/s/ Fanglu Wang
Name:	Fanglu Wang
Title:	Director

QUANERGY SYSTEMS, INC.
By:	/s/ Kevin Kennedy
Name:	Kevin Kennedy
Title:	Chief Executive Officer
(Signature Page to Agreement and Plan of Merger)

ANNEX B
FIRST AMENDMENT TO MERGER AGREEMENT

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER
THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “
Amendment
”), dated as of June 28, 2021, is made and entered into by and among CITIC Capital Acquisition Corp., an exempted company incorporated in the Cayman Islands with limited liability (which shall migrate to and domesticate as a Delaware corporation prior to the Closing) (“
Acquiror
”), CITIC Capital Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“
Merger Sub
”), and Quanergy Systems, Inc., a Delaware corporation (the “
Company
”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).
RECITALS
A.
WHEREAS
, Acquiror, Merger Sub and Company are parties to that certain Agreement and Plan of Merger, dated as of June 21, 2021 (the “
Merger Agreement
”);
B.
WHEREAS
,
Section
 11.11
of the Merger Agreement provides that the Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement; and
C.
WHEREAS
, Acquiror, Merger Sub and Company desire to amend the Merger Agreement pursuant to
Section
 11.11
thereof as set forth in this Amendment.
AGREEMENT
NOW, THEREFORE
, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, Acquiror, Merger Sub and Company hereby agree as follows:
1.
AMENDMENT TO SECTION 7.6(A)
.
Section
 7.6(a)
of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
“(a) the Board of Directors of Acquiror shall consist of up to seven (7) directors, which shall initially include all seven (7) director nominees to be designated by the Company pursuant to written notice to Acquiror as soon as reasonably practicable following the date of this Agreement;”
2.
NO FURTHER AMENDMENT; EFFECT OF AMENDMENT
. This Amendment shall be deemed incorporated into, and form a part of, the Merger Agreement and have the same legal validity and effect as the Merger Agreement. Except as expressly and specifically amended hereby, the Merger Agreement is not otherwise being amended, modified or supplemented and all terms and provisions of the Merger Agreement are and shall remain in full force and effect in accordance with its terms, and all references to the Merger Agreement in this Amendment and in any ancillary agreements or documents delivered in connection with the Merger Agreement shall hereafter refer to the Merger Agreement as amended by this Amendment, and as it may hereafter be further amended or restated.
3.
REFERENCES TO THE MERGER AGREEMENT
. Once this Amendment becomes effective, each reference in the Merger Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall hereafter be deemed to refer to the Merger Agreement as amended hereby (except that references in the Merger Agreement to “as of the date hereof” or “as of the date of this Agreement” or words of similar import shall continue to mean June 21, 2021).

B-1

4.
COUNTERPARTS
. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Amendment may be executed by electronic transmission, each of which shall be deemed an original.
5.
HEADINGS
. The bold-faced headings contained in this Amendment are for convenience of reference only, shall not be deemed to be a part of this Amendment and shall not be referred to in connection with the construction or interpretation of this Amendment.
6.
GOVERNING LAW
. This Amendment, and all claims or causes of action based upon, arising out of, or related to this Amendment, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
[
Signature page follows
]

B-2

IN WITNESS WHEREOF, the parties listed below, by their duly authorized representatives, have executed this Amendment as of the date first written above.

CITIC CAPITAL ACQUISITION CORP.

By:	/s/ Fanglu Wang
Name:	Fanglu Wang
Title:	Chief Executive Officer and Director

CITIC CAPITAL MERGER SUB INC.

By:	/s/ Fanglu Wang
Name:	Fanglu Wang
Title:	Director

QUANERGY SYSTEMS, INC.

By:	/s/ Kevin Kennedy
Name:	Kevin Kennedy
Title:	Chief Executive Officer

(
Signature Page to First Amendment to Agreement and Plan of Merger
)

ANNEX C
SECOND AMENDMENT TO MERGER AGREEMENT

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER
THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “
Amendment
”), dated as of November 14, 2021, is made and entered into by and among CITIC Capital Acquisition Corp., an exempted company incorporated in the Cayman Islands with limited liability (which shall migrate to and domesticate as a Delaware corporation prior to the Closing) (“
Acquiror
”), CITIC Capital Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“
Merger Sub
”), and Quanergy Systems, Inc., a Delaware corporation (the “
Company
”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).
RECITALS
A.
WHEREAS
, Acquiror, Merger Sub and Company are parties to that certain Agreement and Plan of Merger, dated as of June 21, 2021, as amended on June 28, 2021 (the “
Merger Agreement
”);
B.
WHEREAS
,
Section
 11.11
of the Merger Agreement provides that the Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement; and
C.
WHEREAS
, Acquiror, Merger Sub and Company desire to amend the Merger Agreement pursuant to
Section
 11.11
thereof as set forth in this Amendment.
AGREEMENT
NOW, THEREFORE
, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, Acquiror, Merger Sub and Company hereby agree as follows:
1.
AMENDMENT TO SECTION 10.1(f) OF THE MERGER AGREEMENT
. Section 10.1(f) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
“(f)    by the Company or Acquiror (by written notice to the other party), if the Effective Time has not occurred by 11:59 p.m., New York time on December 31, 2021 (the “Agreement End Date”); provided that, if by 11:59 p.m., New York time on December 31, 2021, all of the conditions set forth in Section 9.1 have been satisfied (other than those conditions set forth in Section 9.1(a), Section 9.1(g) and those other conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing) or, to the extent permitted by law, waived, then such date shall be extended to February 13, 2022, which shall then be deemed to be the Agreement End Date; provided, further, that, it being understood that the right to terminate this Agreement pursuant to this Section 10.1(f) will not be available to any Party that is in material breach hereof.”
2.
NO FURTHER AMENDMENT; EFFECT OF AMENDMENT
. This Amendment shall be deemed incorporated into, and form a part of, the Merger Agreement and have the same legal validity and effect as the Merger Agreement. Except as expressly and specifically amended hereby, the Merger Agreement is not otherwise being amended, modified or supplemented and all terms and provisions of the Merger Agreement are and shall remain in full force and effect in accordance with its terms, and all references to the Merger Agreement in this Amendment and in any ancillary agreements or documents delivered in connection with the Merger Agreement shall hereafter refer to the Merger Agreement as amended by this Amendment, and as it may hereafter be further amended or restated.

C-1

3.
REFERENCES TO THE MERGER AGREEMENT
. Once this Amendment becomes effective, each reference in the Merger Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall hereafter be deemed to refer to the Merger Agreement as amended hereby (except that references in the Merger Agreement to “as of the date hereof” or “as of the date of this Agreement” or words of similar import shall continue to mean June 21, 2021).
4.
COUNTERPARTS
. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Amendment may be executed by electronic transmission, each of which shall be deemed an original.
5.
HEADINGS
. The bold-faced headings contained in this Amendment are for convenience of reference only, shall not be deemed to be a part of this Amendment and shall not be referred to in connection with the construction or interpretation of this Amendment.
6.
GOVERNING LAW
. This Amendment, and all claims or causes of action based upon, arising out of, or related to this Amendment, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
[
Signature page follows
]

C-2

IN WITNESS WHEREOF, the parties listed below, by their duly authorized representatives, have executed this Amendment as of the date first written above.

CITIC CAPITAL ACQUISITION CORP.

By:	/s/ Fanglu Wang
Name:	Fanglu Wang
Title:	Chief Executive Officer and Director

CITIC CAPITAL MERGER SUB INC.

By:	/s/ Fanglu Wang
Name:	Fanglu Wang
Title:	Director

QUANERGY SYSTEMS, INC.

By:	/s/ Kevin Kennedy
Name:	Kevin Kennedy
Title:	Chief Executive Officer

(
S
i
gna
t
u
r
e
P
ag
e
to
S
e
c
o
n
d
A
m
e
nd
me
n
t
to
A
g
r
e
e
me
n
t
an
d
Pl
a
n
o
f
Mer
g
e
r
)

ANNEX D
SPONSOR SUPPORT AGREEMENT

SPONSOR SUPPORT AGREEMENT
This Sponsor Support Agreement (this “
Sponsor Agreement
”) is dated as of June 21, 2021, by and among CITIC Capital Acquisition LLC, a Cayman Islands limited liability company (the “
Sponsor Holdco
”), the Persons set forth on
Schedule I
hereto (together with the Sponsor Holdco, each, a “
Sponsor
” and, together, the “
Sponsors
”), CITIC Capital Acquisition Corp., a Cayman Islands exempted company limited by shares (which shall domesticate as a Delaware corporation prior to the Closing (as defined in the Merger Agreement (as defined below))) (“
Acquiror
”), and Quanergy Systems, Inc., a Delaware corporation (the “
Company
”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.
RECITALS
WHEREAS, as of the date hereof, the Sponsors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule
13d-3
under the Exchange Act) of 6,900,000 shares of Acquiror Class B Common Stock and 7,520,000 Acquiror Private Placement Warrants in aggregate as set forth on
Schedule I
attached hereto (collectively, the “
Subject Securities
”);
WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, Acquiror, CITIC Capital Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“
Merger Sub
”), and the Company, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “
Merger Agreement
”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving entity and a wholly owned subsidiary of Acquiror, on the terms and conditions set forth therein; and
WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
SPONSOR SUPPORT AGREEMENT; COVENANTS
Section
 1.01
Binding Effect of Merger Agreement
. Each Sponsor hereby acknowledges that it has read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors. Each Sponsor shall be bound by and comply with Sections 7.4 (
No Solicitation by
Acquiror
) and 11.12 (
Publicity
) of the Merger Agreement (and any relevant definitions contained in any such Sections) in the same manner as the Acquiror is so bound and as if such Sponsor was an original signatory to the Merger Agreement with respect to such provisions.
Section
 1.02
No Transfer
. During the period commencing on the date hereof and ending on the earliest of (a) the Effective Time, and (b) such date and time of the termination of the Merger Agreement in accordance with its terms (the earlier of (a) and (b), the
“
Expiration Time
”), each Sponsor shall not, without the prior written consent of the Company, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise encumber, dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Information Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Securities owned by such Sponsor, (ii) deposit any Subject Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Support Agreement (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities owned by such Sponsor or (iv) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that nothing in this Agreement shall prohibit a transfer of any Subject Securities to another Sponsor or an Affiliate of a Sponsor or any direct or indirect transfers of equity or other interests in the Sponsor Holdco to the extent it does not have the effect of preventing such Sponsor from performing such Sponsor’s obligations hereunder.
Section
 1.03
New Shares
. In the event that (a) any Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror are issued to a Sponsor after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Acquiror Common Shares or Acquiror Warrants of, on or affecting the Acquiror Common Shares or Acquiror Warrants owned by such Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror after the date of this Sponsor Agreement, or (c) a Sponsor acquires the right to vote or share in the voting of any Acquiror Common Shares or other equity securities of Acquiror after the date of this Sponsor Agreement (such Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror, collectively the “
New Securities
”), then such New Securities acquired or purchased by such Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the Subject Securities owned by such Sponsor as of the date hereof.
Section
 1.05
Closing Date Deliverables
. On the Closing Date, the Sponsor Holdco shall deliver to Acquiror and the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among Acquiror, the Sponsor Holdco and certain other parties thereto, in substantially the form attached as Exhibit C to the Merger Agreement.
Section
 1.06
Sponsor Agreements
. (a) At any meeting of the shareholders of Acquiror, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, each Sponsor shall (i) appear at each such meeting or otherwise cause all of its Acquiror Common Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Acquiror Common Shares:
(i) in favor of each Transaction Proposal and any applicable action in furtherance thereto;
(ii) against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transaction Proposals);
(iii) against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror;
(iv) against any change in the business, management or Board of Directors of Acquiror (other than in connection with the Transaction Proposals); and
(v) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or any Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Acquiror or the Merger Sub under the Merger Agreement, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror.

Each Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.
(b) (i) Each Sponsor that is a party to that certain letter agreement, dated as of February 10, 2020, by and among the Acquiror its executive officers, its directors, and the Sponsor Holdco (the “
Voting Letter Agreement
”), shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, the Voting Letter Agreement, and (ii) Mr. Haghighat shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain letter agreement, dated as of May 7, 2020, by and among Mr. Haghighat and Acquiror (“
Haghighat Letter Agreement
”, together with the Voting Letter Agreement, the “
Letter Agreements
” and each, a “
Letter Agreement
”). Each Sponsor irrevocably and unconditionally agrees that during the period commencing on the date hereof and ending on the Expiration Time such Sponsor shall not elect to cause Acquiror to redeem any Subject Securities beneficially owned or owned of record by such Sponsor, or submit any of its Subject Securities for redemption, in connection with the transactions contemplated by the Merger Agreement or otherwise.
(c) During the period commencing on the date hereof and ending on the Expiration Time, without the prior written consent of the Company and the Acquiror, each Sponsor shall not modify or amend any Contract set forth on Schedule II hereto.
Section
 1.07
Further Assurances
. Each Sponsor shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Mergers and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein and herein.
Section
 1.08
No Inconsistent Agreement
. Each Sponsor hereby represents and covenants that such Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Sponsor’s obligations hereunder.
Section
 1.09
Waiver of Anti-Dilution Provision.
Each Sponsor hereby (but subject to the consummation of the Merger) waives (for itself, for its successors, heirs and assigns), to the fullest extent permitted by law and the amended and restated memorandum and articles of association of Acquiror (as may be amended from time to time, the “Articles”), the provisions of Article 17.3 of the Articles to have the Acquiror Class B Common Stock convert to Acquiror Class A Common Stock at a ratio of greater than one-for-one.
The waiver specified in this Section 1.08 shall be applicable only in connection with the transactions contemplated by the Merger Agreement and this Sponsor Agreement and shall be void and of no force and effect if the Merger Agreement shall be terminated for any reason.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
Section
 2.01
Representations and Warranties of the Sponsors
. Each Sponsor represents and warrants as of the date hereof to Acquiror and the Company (solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:
(a)
Organization; Due Authorization
. If such Sponsor is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder. This Sponsor Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of the applicable Sponsor.
(b)
Ownership
. Such Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Sponsor’s Subject Securities opposite such Sponsor’s name on Schedule I hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to (i) this Sponsor Agreement, (ii) the Acquiror Governing Documents, (iii) the Merger Agreement, (iv) the applicable Letter Agreement or (v) any applicable securities Laws. Such Sponsor’s Subject Securities are the only equity securities in Acquiror owned of record or beneficially by such Sponsor on the date of this Sponsor Agreement, and none of such Sponsor’s Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder and under the applicable Letter Agreement. Other than the Subject Securities held by such Sponsor, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.
(c)
No Conflicts
. The execution and delivery of this Sponsor Agreement by such Sponsor does not, and the performance by such Sponsor of his, her or its obligations hereunder will not, (i) if such Sponsor is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor or such Sponsor’s Subject Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.
(d)
Litigation
. There are no Actions pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.
(e)
Brokerage Fees
. Except as described on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Sponsor, for which Acquiror or any of its Affiliates may become liable.
(f)
Affiliate Arrangements
. Except as set forth on
Schedule II
attached hereto or as disclosed in the Acquiror SEC Filings, neither such Sponsor nor any anyone related by blood, marriage or adoption to such Sponsor or, to the knowledge of such Sponsor, any Person in which such Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Acquiror or its Subsidiaries.
(g)
Acknowledgment
. Such Sponsor understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Sponsor’s execution and delivery of this Sponsor Agreement.

ARTICLE III
MISCELLANEOUS
Section
 3.01
Termination
. This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the Expiration Time and (b) the written agreement of the Sponsor Holdco, Acquiror, and the Company. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof;
provided
,
however
, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to such termination. The representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement;
provided
that the provisions set forth in
Sections 3.01
through 3.12 shall survive termination of this Agreement.
Section
 3.02
Governing Law
. This Sponsor Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Sponsor Agreement or the negotiation, execution or performance of this Sponsor Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Sponsor Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.
Section
 3.03
CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL
. (a) THE PARTIES TO THIS SPONSOR AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SPONSOR AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS SPONSOR AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS SPONSOR AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT TO THE PERSONAL JURISDICTION THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS SPONSOR AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS SPONSOR AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN
SECTION 3.08
.
(b)
WAIVER OF TRIAL BY JURY
. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SPONSOR AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SPONSOR AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN

THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SPONSOR AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS
SECTION 3.03
.
Section
 3.04
Assignment
. This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.
Section
 3.05
Specific Performance
. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Sponsor Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.
Section
 3.06
Amendment
. This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Sponsor Holdco.
Section
 3.07
Severability
. If any provision of this Sponsor Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Agreement will remain in full force and effect. Any provision of this Sponsor Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
Section
 3.08
Notices
. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when
e-mailed
during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:
If to Acquiror
:
CITIC Capital Acquisition Corp.
28/F CITIC Tower
1 Tim Mei Avenue
Central, Hong Kong
Attention:         Fanglu Wang
Email:               fangluwang@citiccapital.com
with a copy to (which will not constitute notice):
White & Case LLP
1221 Avenue of the Americas
New York, NY, 10020-1095
The United States
Attention:         Joel Rubinstein
Email:               joel.rubinstein@whitecase.com

If to the Company
:
Quanergy Systems, Inc.
433 Lakeside Drive
Sunnyvale, CA 94085
Attention:         Chief Financial Officer
Email:               patrick.archambault@quanergy.com
with a copy to (which shall not constitute notice):
Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304
Attention:         Sale Kwon; Kevin Rooney
Email:               skwon@cooley.com; krooney@cooley.com
If to a Sponsor
:
To such Sponsor’s address set forth in
Schedule I
with a copy to (which will not constitute notice):
White & Case LLP
1221 Avenue of the Americas
New York, NY, 10020-1095
The United States
Attention:         Joel Rubinstein
Email:              joel.rubinstein@whitecase.com
Section
 3.09
Counterparts
. This Sponsor Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.
Section
 3.10
Trust Account Waiver
.
Section 11.1 of the Merger Agreement is hereby incorporated into this Sponsor Agreement, mutatis mutandis
.
Section
 3.11
Waiver
. No failure or delay by any Party exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party.
Section
 3.12
Entire Agreement
. This Sponsor Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsors, Acquiror, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSORS:

CITIC CAPITAL ACQUISITION LLC

By:	/s/ Eric Chan
Name:	Eric Chan
Title:	Director

/s/ Henri Arif
Name: Henri Arif

/s/ Ross Haghighat
Name: Ross Haghighat

/s/ Mark Segall
Name: Mark Segall

ACQUIROR:

CITIC CAPITAL ACQUISITION CORP.

By:	/s/ Fanglu Wang
Name:	Fanglu Wang
Title:	Chief Executive Officer and Director

COMPANY:

QUANERGY SYSTEMS, INC.

By:	/s/ Kevin Kennedy
Name:	Kevin Kennedy
Title:	Chief Executive Officer
[Signature Page to Sponsor Support Agreement]

SCHEDULE I
Acquiror Class B Common Stock and Acquiror Private Placement Warrant

Sponsor	Acquiror Class B Common Stock	Acquiror Private Placement Warrants

CITIC Capital Acquisition LLC c/o CITIC Capital Acquisition Corp. 28/F CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong	6,015,500	6,580,000

Henri Arif (“ Mr. Arif ”) c/o CITIC Capital Acquisition Corp. 28/F CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong	862,500	940,000

Ross Haghighat (“ Mr. Haghighat ”) c/o CITIC Capital Acquisition Corp. 28/F CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong	22,000	—

Mark Segall (“ Mr. Segall ”) c/o CITIC Capital Acquisition Corp. 28/F CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong	13,000	—

[Schedule I to Sponsor Support Agreement]

SCHEDULE II
Affiliate Agreements

1.	Registration Rights Agreement, dated February 10, 2020, by and between Acquiror, Sponsor Holdco and certain other security holders named therein

2.	Voting Letter Agreement

3.	Haghighat Letter Agreement

4.	Administrative Services Agreement, dated February 10, 2020, by and between Acquiror and Sponsor Holdco

5.	Private Placement Warrants Purchase Agreement, dated February 10, 2020, by and between Acquiror and Sponsor Holdco

6.	Indemnity Agreement, dated February 10, 2021, by and between Acquiror and Mr. Segall

7.	Indemnity Agreement, dated May 7, 2020, by and between Acquiror and Mr. Haghighat

8.	Indemnity Agreement, dated February 10, 2020, by and between Acquiror and Mr. Arif

9.	Joinder Agreement, dated February 10, 2021, by and between Acquiror and Mr. Segall

[Schedule II to Sponsor Support Agreement]

ANNEX E
QUANERGY HOLDERS SUPPORT AGREEMENT

SUPPORT AGREEMENT
This Support Agreement (this “
Agreement
”), dated as of June 21, 2021, is entered into by and among CITIC Capital Acquisition Corp., a Cayman Islands exempted company (which shall be domesticated as a Delaware corporation prior to the closing of the Merger (as defined herein) and in connection therewith change its name to Quanergy Systems, Inc.) (“
Acquiror
”), Quanergy Systems, Inc., a Delaware corporation (the “
Company
”) and certain of the stockholders of the Company, whose names appear on the signature pages of this Agreement (such stockholders, the “
Stockholders
”, and Acquiror, the Company and the Stockholders, each a “
Party
”, and collectively, the “
Parties
”).
RECITALS
WHEREAS
, Acquiror, the Company and CITIC Capital Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Acquiror (“
Merger Sub
”), have entered into an Agreement and Plan of Merger dated as of June 21, 2021 (as amended, supplemented, restated or otherwise modified from time to time, the “
Merger Agreement
”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company, with the Company surviving the merger (the “
Merger
”);
WHEREAS
, as of the date hereof, each Stockholder is the record and “beneficial owner” (as such term is used herein, within the meaning of Rule
13d-3
under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “
Exchange Act
”)) of, and is entitled to dispose of and vote the number of shares of Company Common Stock and Company Preferred Stock set forth opposite such Stockholder’s name on
Schedule 1
of this Agreement (collectively, with respect to each Stockholder, such Stockholder’s “
Owned Shares
”), and such Owned Shares, together with (1) any additional shares of Company Common Stock and Company Preferred Stock (or any securities convertible into or exercisable or exchangeable for Company Common Stock or Company Preferred Stock) in which such Stockholder acquires record and beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities and (2) any additional shares of Company Common Stock and Company Preferred Stock with respect to which such Stockholder has or acquires the right to vote, whether or not through a proxy (the “
Covered Shares
”);
WHEREAS
, pursuant to their terms, upon consummation of the Merger, each of the following agreements will automatically terminate without any further action on the part of the parties thereto pursuant to their respective terms: (i) that certain Amended and Restated Investor Rights Agreement, dated October 17, 2018, by and among the Company and the Investors (as defined therein) (the “
Investor Rights Agreement
”), (ii) that certain Amended and Restated Voting Agreement, dated October 17, 2018, by and among the Company and the Stockholders (as defined therein) (the “
Voting Agreement
”) and (iii) that certain Amended and Restated Right of First Refusal and
Co-Sale
Agreement, dated October 17, 2018, by and among the Company and the Investors (as defined therein) (the “
ROFR Agreement
” and, together with the Investor Rights Agreement and the Voting Agreement, the “
Investment Agreements
”); and
WHEREAS
, as a condition and inducement to the willingness of Acquiror and Merger Sub to enter into the Merger Agreement, the Company and the Stockholders are entering into this Agreement.

AGREEMENT
NOW, THEREFORE
, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Acquiror, the Company and each Stockholder hereby agree as follows:

1.	Agreement to Vote
Subject to the earlier termination of this Agreement in accordance with
Section
 3
and the last paragraph of this
Section
 1
, each Stockholder, solely in his, her or its capacity as a stockholder or proxy holder of the Company, irrevocably and unconditionally agrees, and agrees to cause any other holder of record of any of the Stockholder’s Covered Shares, to validly execute and deliver to the Company, in respect of all of the Stockholder’s Covered Shares, on (or effective as of) the fifth (5th) Business Day following the date that the consent solicitation statement/prospectus included in the Registration Statement is disseminated to the Company’s stockholders (following the date that the Registration Statement becomes effective), the written consent in the form attached hereto as
Exhibit A
in respect of all of the Stockholder’s Covered Shares approving the Merger, the Merger Agreement, the other transactions contemplated thereby and any other matters necessary or reasonably requested by the Company in connection therewith. In addition, subject to the last paragraph of this
Section
 1
, prior to the Termination Date (as defined herein), the Stockholder, in his, her or its capacity as a stockholder or proxy holder of the Company, irrevocably and unconditionally agrees that, at any other meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of stockholders of the Company, such Stockholder shall, and shall cause any other holder of record of any of such Stockholder’s Covered Shares to:

(a)	exercise the drag-along rights set forth in Section 1.7 of the Voting Agreement, if applicable;

(b)	when such meeting is held, appear at such meeting or otherwise cause the Stockholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(c)
vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Stockholder’s Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by such Stockholder) in favor of the Merger and the adoption of the Merger Agreement and any other matters necessary or reasonably requested by the Company for consummation of the Merger and the other transactions contemplated by the Merger Agreement;

(d)
in any other circumstances upon which a consent or other approval is required under the Company’s Governing Documents or the Investment Agreements, or otherwise sought with respect to the Merger Agreement or the other transactions contemplated by the Merger Agreement, vote, consent or approve (or cause to be voted, consented or approved) all of such Stockholder’s Covered Shares held at such time in favor thereof;

(e)
vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Stockholder’s Covered Shares against (i) any Acquisition Proposal and (ii) any other action that would reasonably be expected to (x) materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement, (y) to the knowledge of such Stockholder, result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or (z) result in a breach of any covenant, representation or warranty or other obligation or agreement of such Stockholder contained in this Agreement.

The obligations of each Stockholder specified in this
Section
 1
shall apply whether or not the Merger or any action described above is recommended by the Company Board, or the Company Board has previously recommended the Merger, but changed such recommendation.

2.	No Inconsistent Agreements
Each Stockholder hereby covenants and agrees that such Stockholder shall not (i) enter into any voting agreement or voting trust with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

3.	Termination
This Agreement shall terminate upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) the time this Agreement is terminated upon the mutual written agreement of the Company, Acquiror, and each Stockholder (the earliest such date under clause (i), (ii)and (iii) being referred to herein as the “
Termination Date
”) and the representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement;
provided
that the provisions set forth in
Sections 10
through
21
shall survive the termination of this Agreement.

4.	Representations and Warranties of the Stockholders
Each Stockholder hereby severally and not jointly represents and warrants (as to itself only) to Acquiror as follows:

(a)
Such Stockholder is the sole record and a beneficial owner (within the meaning of Rule
13d-3
under the Exchange Act) of, and has good, valid and marketable title to or has a valid proxy to vote such shares, such Stockholder’s Covered Shares, free and clear of any Liens (other than those arising under applicable securities laws, as would not otherwise restrict the performance of such Stockholder’s obligations pursuant to this Support Agreement, as created by this Agreement or the organizational documents of the Company (including, for the purposes hereof, any agreements between or among stockholders of the Company)). As of the date hereof, other than the Owned Shares set forth opposite such Stockholder’s name on
Schedule 1
, such Stockholder does not own beneficially or of record any shares of Company Common Stock or Company Preferred Stock (or any securities convertible into shares of Company Common Stock or Company Preferred Stock) or any interest therein.

(b)
Such Stockholder, in each case, except as provided in this Agreement, the Investment Agreements or the Governing Documents of the Company, (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, whether by ownership or by proxy, in each case, with respect to such Stockholder’s Covered Shares, (ii) has not entered into any voting agreement or voting trust, and has no knowledge and is not aware of any such voting agreement or voting trust in effect with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, and has no knowledge and is not aware of any such proxy or power of attorney in effect, and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement, and has no knowledge and is not aware of any such agreement or undertaking.

(c)
Such Stockholder affirms that (i) if such Stockholder is a natural person, he or she has all the requisite power and authority and has taken all actions necessary in order to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transaction contemplated hereby, and (ii) if such Stockholder is not a natural person, such Stockholder (A) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (B) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder, and, subject to the due execution and delivery of this Agreement by each other Party, constitutes a legally valid and binding agreement of such Stockholder, enforceable against the Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws or other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(d)
Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by such Stockholder from, or to be given by such Stockholder to, or be made by such Stockholder with, any Governmental Authority in connection with the execution, delivery and performance by such Stockholder of this Agreement, the consummation of the transactions contemplated hereby or the Merger or the other transactions contemplated by the Merger Agreement.

(e)
The execution, delivery and performance of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby and the Merger and the other transactions contemplated by the Merger Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the Governing Documents of such Stockholder (if such Stockholder is not a natural person), (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of such Stockholder pursuant to any Contract binding upon such Stockholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in
Section
 4(d)
, under any applicable Law to which such Stockholder is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon such Stockholder, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair such Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

(f)
As of the date of this Agreement, there is no action, proceeding or investigation pending against such Stockholder or, to the knowledge of such Stockholder, threatened against such Stockholder that in any manner questions the beneficial or record ownership of the Stockholder’s Covered Shares or the validity of this Agreement, or challenges or seeks to prevent, enjoin or materially delay the performance by such Stockholder of its obligations under this Agreement.

(g)
The Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the other transactions contemplated by the Merger Agreement, and has independently and based on such information as the Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Stockholder acknowledges that Acquiror and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Stockholder acknowledges that the agreements contained herein with respect to the Covered Shares held by the Stockholder are irrevocable.

(h)
No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Acquiror or the Company is or could be liable in connection with the Merger Agreement or this Agreement or any of the respective transactions contemplated hereby or thereby, in each case based upon arrangements made by such Stockholder in his, her or its capacity as a stockholder or, to the knowledge of such Stockholder, on behalf of such Stockholder in his, her or its capacity as a stockholder.

5.	Certain Covenants of the Stockholders
Except in accordance with the terms of this Agreement, each Stockholder hereby covenants and agrees as follows:

(a)
No Solicitation
. Subject to
Section
 6
hereof, prior to the Termination Date, the Stockholder shall not, and, to the extent applicable, shall instruct its Affiliates and subsidiaries not to, and shall instruct its and its Affiliates’ and subsidiaries’ respective representatives not to, directly or indirectly, (i) initiate, solicit or engage in any negotiations with any Person with respect to, or provide any non-public
information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal, (ii) execute or enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other arrangement or agreement relating to an Acquisition Proposal, (iii) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal, or (iv) agree or otherwise commit to enter into or engage in any of the foregoing. Such Stockholder also agrees that, immediately following the execution of this Agreement, such Stockholder shall, and, to the extent applicable, shall instruct each of its Affiliates and subsidiaries to, and shall instruct its and its Affiliates’ and subsidiaries’ respective representatives to, cease any solicitations, discussions or negotiations with any Person (other than the Parties and their respective representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal.

Notwithstanding anything in this Agreement to the contrary, (i) such Stockholder shall not be responsible for the actions of the Company or the Board of Directors of the Company (or any committee thereof), any subsidiary of the Company, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (collectively, the “
Company Related Parties
”), (ii) such Stockholder makes no representations or warranties with respect to the actions of any of the Company Related Parties, and (iii) any breach by the Company of its obligations under
Section
 6.5
of the Merger Agreement shall not be considered a breach of this
Section
 5(a)
(it being understood that, for the avoidance of doubt, such Stockholder or his, her or its representatives (other than any such representative that is a Company Related Party) shall remain responsible for any breach by such Stockholder or his, her or its representatives of this
Section
 5(a)
).

(b)
Each Stockholder hereby agrees not to (except in each case pursuant to the Merger Agreement or as may be required by a Governmental Order or other Law), (i) directly or indirectly, (a) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “
Transfer
”), or (b) enter into any Contract or option with respect to the Transfer of any of such Stockholder’s Covered Shares, or (ii) publicly announce any intention to effect any transaction specified in clauses (a) or (b), or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement;

provided
,
however
, that nothing herein shall prohibit a Transfer to (i) if the Stockholder is an entity, to any partner, member or Affiliate of the Stockholder, or (ii) if the Stockholder is an individual, the Stockholder may Transfer any Covered Securities (A) to any member of the Stockholder’s immediate family, or to a trust for the benefit of the Stockholder or any member of the Stockholder’s immediate family, the sole trustees of which are the Stockholder or any member of Stockholder’s immediate family or (B) by will, other testamentary document or under the laws of intestacy upon the death of the Stockholder (in each case, a “
Permitted Transfer
”);
provided
,
further
, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Acquiror, to assume all of the obligations of the Stockholder under, and be bound by all of the terms of, this Agreement;
provided
,
further
, that any Transfer permitted under this
Section
 5(b)
shall not relieve the Stockholder of its obligations under this Agreement. Any Transfer in violation of this
Section
 5(b)
with respect to the Stockholder’s Covered Shares shall be null and void.

(c)	Each Stockholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.

6.	Further Assurances
From time to time, at Acquiror’s request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by the Merger Agreement and this Agreement. Each Stockholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Acquiror, Acquiror’s Affiliates, any of Acquiror’s officers or directors, the Sponsor, the Company or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby.

7.	Disclosure
Such Stockholder hereby authorizes the Company and Acquiror to publish and disclose in any announcement or disclosure required by the SEC such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s obligations under this Agreement.

8.	Changes in Capital Stock
In the event (i) of a stock split, stock dividend or distribution, or any change in Company Common Stock or Company Preferred Stock by reason of any split-up,
reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, (ii) the Stockholder purchases or otherwise acquires beneficial ownership of any Company Common Stock or Company Preferred Stock or (iii) the Stockholder acquires the right to vote or share in the voting of any Company Common Stock or Company Preferred Stock, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares, as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

9.	Amendment and Modification
This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Acquiror, the Company and the applicable Stockholder.

10.	Waiver
No failure or delay by any Party exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party.

11.	Notices
All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this
Section
 11
):
if to the Stockholder, to the address or email address set forth opposite such Stockholder’s name on
Schedule 1
, or in the absence of such address or email address being set forth on
Schedule 1
, the address (including email) set forth in the Company’s books and records, with a copy (which shall not constitute notice) to:
if to Acquiror, to it at:
CITIC Capital Acquisition Corp.
28/F CITIC Tower
1 Tim Mei Avenue
Central, Hong Kong
Attention:            Fanglu Wang
Email: fangluwang@citiccapital.com
with a copy (which shall not constitute notice) to:
White & Case LLP
1221 Avenue of the Americas
New York, NY, 10020-1095
The United States
Attn:      Joel Rubinstein
Email:    joel.rubinstein@whitecase.com

12.	No Ownership Interest
Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Stockholder. All rights, ownership and economic benefits of and relating to the Covered Shares of the Stockholder shall remain vested in and belong to the Stockholder, and Acquiror shall have no authority to direct the Stockholder in the voting or disposition of any of the Stockholder’s Covered Shares, except as otherwise provided herein.

13.	Entire Agreement; Time of Effectiveness
This Agreement, the Merger Agreement and any other Ancillary Agreements to which the Stockholder is a party constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof. This Agreement shall not be effective or binding upon the Stockholder until after such time as the Merger Agreement is executed and delivered by the Company, Acquiror and Merger Sub.

14.	No Third-Party Beneficiaries
The Stockholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Acquiror, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the Parties hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto;
provided
that the Company shall be an express third party beneficiary with respect to
Section
 4
and
Section
 5(b)
.

15.	Governing Law and Venue; Service of Process; Waiver of Jury Trial

(a)
This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflicts of laws to the extent such principles or rules are not mandatorily applicable and would require or permit the application of the Laws of another jurisdiction other than the State of Delaware.

(b)
In addition, each of the Parties (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware having subject matter jurisdiction and (iv) consents to service of process being made through the notice procedures set forth in
Section
 11
.

(c)
EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16.	Assignment; Successors
Except as expressly provided for herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall (a) be assigned by any of the Stockholders in whole or in part (whether by operation of Law or otherwise) without the prior written consent of Acquiror and the Company or (b) be assigned by Acquiror or the Company in whole or in part (whether by operation of law or otherwise) without the prior written consent of (i) the Company or Acquiror, respectively, and (ii) the applicable Stockholder. Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

17.	Enforcement
The rights and remedies of the Parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including each Stockholder’s obligations to vote its Covered Shares as provided in this Agreement, in the Court of Chancery of the State of Delaware or, if, under applicable law, exclusive jurisdiction over such matter is vested in the federal courts, any state or federal court located in the State of Delaware, without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

18.	Severability
If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

19.	Counterparts
This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one and the same agreement, it being understood that each Party need not sign the same counterpart. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

20.	Interpretation and Construction
The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

21.	Directors and Officers
Nothing in this Agreement shall be construed to impose any obligation or limitation on votes or actions taken by any director, officer, employee, agent, designee or other representative of any Stockholder or by any Stockholder that is a natural person, in each case, in his or her capacity as a director or officer of the

Company. Each Stockholder is executing this Agreement solely in such capacity as a record or beneficial holder of Company Capital Stock.

22.	Affiliate Agreements
The Stockholder hereby agrees and consents to the termination of all affiliate arrangements indicated for termination on
Section
 6.4
of the Company Disclosure Letter to which the Stockholder is party, effective as of the Effective Time, without any further liability or obligation to the Company, the Company’s Subsidiaries or Acquiror.
[
The remainder of this page is intentionally left blank.
]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

Citic Capital Acquisition Corp.

/s/ Fanglu Wang
Name: Fanglu Wang Title: Chief Executive Officer and Director

Quanergy Systems, Inc.

/s/ Kevin Kennedy
Name: Kevin Kennedy
Title: Chief Executive Officer

CCSRF Vision (Cayman) Investment Limited

/s/ Fanglu Wang
Name: Fanglu Wang
Title: Director

/s/ Louay Eldada
Name: Louay Eldada

/s/ Tamer Hassanein
Name: Tamer Hassanein

/s/ Tianyue Yu
Name: Tianyue Yu, Trustee of The Yang Yu Trust

/s/ Weilai Yang
Name: Weilai Yang and Yu Cheung Ho, Trustee of the YYAD10 Trust

/s/ Weilai Yang
Name: Weilai Yang and Yu Cheung Ho, Trustee of theYYJK28 Trust

Sensata Technologies, Inc.

/s/ Shannon M. Votava
Name: Shannon M. Votava
Title: Authorized Signatory

Rising Tide Management Ltd.

/s/ Joseph Kell
Name: Joseph Kell
Title: Authorized Signatory
[
Signature Page of Support Agreement
]

Rising Tide II, LLC

/s/ Joseph Kell
Name: Joseph Kell
Title: Authorized Signatory

Rising Tide III, LLC

/s/ Joseph Kell
Name: Joseph Kell
Title: Authorized Signatory

Rising Tide IV, LLC

/s/ Joseph Kell
Name: Joseph Kell
Title: Authorized Signatory

Rising Tide IVA, LLC

/s/ Joseph Kell
Name: Joseph Kell
Title: Authorized Signatory

Rising Tide V, LLC

/s/ Brett Armitage
Name: Brett Armitage
Title: Director, Arkenstone Director Services Limited

Transportation Technology Ventures LLC

/s/ Jim Disanto
Title: Managing Partner

Transportation Technology Ventures II, L.P.

/s/ Jim Disanto
Name: Jim Disanto
Title: Managing Partner

Transportation Technology Ventures V, L.P.

/s/ Jim Disanto
Name: Jim Disanto
Title: Managing Partner

Motus-VGO Autonomous IOT Fund, L.P

/s/ Jim Disanto
Name: Jim Disanto
Title: Managing Partner
[
Signature Page of Support Agreement
]

Schedule 1

Stockholder Name	Number of Company Common Stock Held	Number of Company Preferred Stock Held
CCSRF Vision (Cayman) Investment Limited		126,522
Louay Eldada	1,107,768	10,200
Tamer Hassanein		40,498
Tianyue Yu, Trustee of The Yang Yu Trust	631,483	7,650
Weilai Yang and Yu Cheung Ho, Trustee of the YYAD10 Trust	125,000
Weilai Yang and Yu Cheung Ho, Trustee of the YYJK28 Trust	125,000
Sensata Technologies, Inc.		433,189
Rising Tide Management Ltd.		101,247
Rising Tide II, LLC		127,502
Rising Tide III, LLC		218,201
Rising Tide IV, LLC	535,179
Rising Tide IVA, LLC	80,000
Rising Tide V, LLC	379,040	2,618,109
Transportation Technology Ventures LLC	86,805
Transportation Technology Ventures II, L.P.		179,605
Transportation Technology Ventures V, L.P.		136,900
Motus-VGO Autonomous IOT Fund, L.P.		39,145

ANNEX F
FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

FORM OF AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT
THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “
Agreement
”), dated as of [●], 2021, is made and entered into by and among Quanergy Systems, Inc., a Delaware corporation (the “
Company
”) (formerly known as CITIC Capital Acquisition Corp., a Cayman Islands exempted company limited by shares prior to its domestication as a Delaware corporation), CITIC Capital Acquisition LLC, a Cayman Islands limited liability company (the “
Sponsor
”), [[●], a [●] limited liability company (the “
Sponsor PIPE Purchaser
”)], the members of the Sponsor, the Sponsor PIPE Purchaser identified on the signature pages hereto (such members, the “
Sponsor Members
”), certain former stockholders of Quanergy Systems, Inc., a Delaware corporation (“
Quanergy
”) identified on the signature pages hereto (such stockholders, the “
Quanergy Holders
”), Fanglu Wang, Eric Chan, Henri Arif, Ross Haghighat and Mark Segall (together with Fanglu Wang, Eric Chan, Henri Arif and Ross Haghighat, the “
Director Holders
” and, collectively with the Sponsor, the Sponsor Members, the Quanergy Holders, and any person or entity who hereafter becomes a party to this Agreement pursuant to
Section
 5.2
or
Section
 5.10
of this Agreement, the “
Holders
” and each, a “
Holder
”).
RECITALS
WHEREAS
, the Company and the Sponsor, among others, are party to that certain Registration Rights Agreement, dated as of February 10, 2020 (the “
Original RRA
”);
WHEREAS
, the Company has entered into that certain Agreement and Plan of Merger, dated as of [●], 2021, (as it may be amended or supplemented from time to time, the “
Merger Agreement
”), by and among the Company, CITIC Capital Merger Sub Inc. (the “
Merger Sub
”), a Delaware corporation and a direct wholly owned subsidiary of the Company, and Quanergy, pursuant to which Merger Sub merged with and into Quanergy (the “
Merger
”), with Quanergy continuing as the surviving corporation and becoming a direct, wholly owned subsidiary of the Company;
WHEREAS
, on the date hereof, pursuant to the Merger Agreement, the Quanergy Holders received shares of common stock, par value $0.0001 per share (the “
Common Stock
”), of the Company;
WHEREAS
, on the date hereof, certain other investors (such other investors, collectively, the “
Third Party Investor Stockholders
”) purchased an aggregate of [●] shares of Common Stock (the “
Investor Shares
”) in a transaction exempt from registration under the Securities Act pursuant to the respective Subscription Agreement, each dated as of June [●], 2021, entered into by and between the Company and each of the Third Party Investor Stockholders (each, a “
Subscription Agreement
” and, collectively, the “
Subscription Agreements
”);
WHEREAS
, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest
of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor is the Holder of at least a majority-in-interest
of the Registrable Securities as of the date hereof; and
WHEREAS
, the Company and the Sponsor desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

F-1

NOW
,
THEREFORE
, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1
Definitions
. The terms defined in this
Article I
shall, for all purposes of this Agreement, have the respective meanings set forth below:
“
Additional Holder
” shall have the meaning given in
Section
 5.10
.
“
Additional Holder Common Stock
” shall have the meaning given in
Section
 5.10
.
“
Adverse Disclosure
” shall mean any public disclosure of material
non-public
information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public, and (iv) such disclosure would be reasonably likely to have an adverse impact on the Company.
“
Agreement
” shall have the meaning given in the Preamble hereto.
“
Block Trade
” shall have the meaning given in
Section
 2.4.1
.
“
Board
” shall mean the Board of Directors of the Company.
“
Closing
” shall have the meaning given in the Merger Agreement.
“
Closing Date
” shall have the meaning given in the Merger Agreement.
“
Commission
” shall mean the Securities and Exchange Commission.
“
Common Stock
” shall have the meaning given in the Recitals hereto.
“
Company
” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off,
reorganization or similar transaction.
“
Competing Registration Rights
” shall have the meaning given in
Section
 5.7
.
“
Demanding Holder
” shall have the meaning given in
Section
 2.1.4
.
“
Director Holder
” shall have the meaning given in the Preamble hereto.
“
Exchange Act
” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“
Form
S-1
Shelf
” shall have the meaning given in
Section
 2.1.1
.

F-2

“
Form
S-3
Shelf
” shall have the meaning given in
Section
 2.1.1
.
“
Holder Information
” shall have the meaning given in
Section
 4.1.2
.
“
Holders
” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.
“
Insider Letter
” means that certain letter agreement, dated as of February 10, 2020, by and among the Company, the Sponsor and certain of the Company’s current and former officers and directors.
“
Investor Shares
” shall have the meaning given in the Recitals hereto.
“
Joinder
” shall have the meaning given in
Section
 5.10
.
“
Lock-up
Period
” shall mean (a) with respect to the Sponsor and its respective Permitted Transferees, the
Lock-up
Periods as defined the Insider Letter and (b) with respect to the Quanergy Holders and their respective Permitted Transferees, the
Lock-up
Period as defined in the Bylaws of the Company.
“
Maximum Number of Securities
” shall have the meaning given in
Section
 2.1.5
.
“
Merger Agreement
” shall have the meaning given in the Recitals hereto.
“
Minimum Takedown Threshold
” shall have the meaning given in
Section
 2.1.4
.
“
Misstatement
” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.
“
Original RRA
” shall have the meaning given in the Recitals hereto.
“
Other Coordinated Offering
” shall have the meaning given in
Section
 2.4.1
.
“
Permitted Transferees
” shall mean (a) with respect to the Sponsor and its respective Permitted Transferees, (i) prior to the expiration of the
Lock-up
Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the
Lock-up
Period pursuant to
Section
 7(c)
of the Insider Letter and (ii) after the expiration of the
Lock-up
Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; (b) with respect to the Quanergy Holders and their respective Permitted Transferees, (i) prior to the expiration of the
Lock-up
Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the
Lock-up
Period pursuant to
Section
 7.10
of the Bylaws of the Company and (ii) after the expiration of the
Lock-up
Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; and (c) with respect to all other Holders and their respective Permitted Transferees, any person or entity to whom such Holder of Registrable Securities is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.
“
Piggyback Registration
” shall have the meaning given in
Section
 2.2.1
.

F-3

“
Prospectus
” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“
Quanergy
” shall have the meaning given in the Preamble hereto.
“
Quanergy Holders
” shall have the meaning given in the Preamble hereto.
“
Registrable Security
” shall mean (a) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement); (b) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; (c) any Additional Holder Common Stock; and (d) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off,
reorganization or similar transaction;
provided, however
, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred, (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 145 promulgated under the Securities Act or any successor rules promulgated under the Securities Act, and (F) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“
Registration
” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“
Registration Expenses
” shall mean the documented,
out-of-pocket
expenses of a Registration, including, without limitation, the following:
(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;
(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(C) printing, messenger, telephone, delivery and road show or other marketing expenses;
(D) reasonable fees and disbursements of counsel for the Company;

F-4

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and
(F) in an Underwritten Offering or Other Coordinated Offering, reasonable fees and expenses not to exceed $30,000 in the aggregate for each Registration of one (1) legal counsel selected by the majority-in-interest
of the Demanding Holders with the approval of the Company.
“
Registration Statement
” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“
Securities Act
” shall mean the Securities Act of 1933, as amended from time to time.
“
Shelf
” shall mean the Form
S-1
Shelf, the Form
S-3
Shelf or any Subsequent Shelf Registration Statement, as the case may be.
“
Shelf Registration
” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).
“
Shelf Takedown
” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.
“
Sponsor
”
shall have the meaning given in the Preamble hereto.
“
Sponsor Majority Holders
” shall mean the Sponsor Member or Sponsor Members holding in the aggregate a majority of the Registrable Securities then held by all of the Sponsor Members.
“
Sponsor Members
”
shall have the meaning given in the Preamble hereto.
[“
Sponsor PIPE Purchaser
” shall have the meaning given in the Preamble hereto.]
“
Subsequent Shelf Registration Statement
” shall have the meaning given in
Section
 2.1.2
.
“
Transfer
” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
“
Underwriter
” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“
Underwritten Offering
” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“
Underwritten Shelf Takedown
” shall have the meaning given in
Section
 2.1.4
.
“
Withdrawal Notice
” shall have the meaning given in
Section
 2.1.6
.

F-5

ARTICLE II
REGISTRATIONS AND OFFERINGS
2.1
Shelf Registration
.
2.1.1
Filing
. Within sixty (60) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form
S-1
(the “
Form
S-1
Shelf
”) or a Registration Statement for a Shelf Registration on Form
S-3
(the “
Form
S-3
Shelf
”), if the Company is then eligible to use a Form
S-3
Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90 th
) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement, and (b) the tenth (10 th
) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form
S-1
Shelf, the Company shall use its commercially reasonable efforts to convert the Form
S-1
Shelf (and any Subsequent Shelf Registration Statement) to a Form
S-3
Shelf as soon as practicable after the Company is eligible to use a Form
S-3
Shelf. The Company’s obligation under this
Section
 2.1.1
, shall, for the avoidance of doubt, be subject to
Section
 3.4
.
2.1.2
Subsequent Shelf Registration
. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to
Section
 3.4
, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “
Subsequent Shelf Registration Statement
”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing). If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form
S-3
to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this
Section
 2.1.2
, shall, for the avoidance of doubt, be subject to
Section
 3.4
.
2.1.3
Additional Registrable Securities
. Subject to
Section
 3.4
, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of such Holder, shall promptly use its commercially reasonable efforts to cause the resale of such

F-6

Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof;
provided, however
, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Sponsor Majority Holders, the Director Holders and the Quanergy Holders.
2.1.4
Requests for Underwritten Shelf Takedowns
. Subject to
Section
 3.4
, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor Majority Holders, a Director Holder or an Quanergy Holder (any of the Sponsor Majority Holders, a Director Holder or an Quanergy Holder being in such case, a “
Demanding Holder
”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “
Underwritten Shelf Takedown
”);
provided
that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with an anticipated aggregate offering price, net of underwriting discounts and commissions, of at least $100 million (the “
Minimum Takedown Threshold
”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to
Section
 2.4.4
, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor Majority Holders and a Director Holder may demand not more than two (2) Underwritten Shelf Takedown and the Quanergy Holders may demand not more than two (2) Underwritten Shelf Takedowns, in each case, pursuant to this
Section
 2.1.4
in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form
S-3,
that is then available for such offering.
2.1.5
Reduction of Underwritten Offering
. If the underwriter in an Underwritten Shelf Takedown advises the Demanding Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Demanding Holders shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting (such maximum number of such securities, the “
Maximum Number of Securities
”) shall be allocated among all participating Holders thereof, including the Demanding Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each participating Holder;
provided
,
however
, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.
2.1.6
Withdrawal
. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest
of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “
Withdrawal Notice
”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown;
provided
that the Sponsor Majority Holders, the Director Holders or the Quanergy Holders may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor Majority Holders, the Director Holders, the Quanergy Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of
Section
 2.1.4
, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has

F-7

requested be included in such Underwritten Shelf Takedown);
provided
that, if the Sponsor Majority Holders, the Director Holders or the Quanergy Holders elect to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor Majority Holders, the Director Holders or the Quanergy Holders, as applicable, for purposes of
Section
 2.1.4
. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this
Section
 2.1.6
, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this
Section
 2.1.6
.
2.2
Piggyback Registration
.
2.2.1
Piggyback Rights
. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for holders of capital stock other than the Holders) any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the Securities Act, a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “
Piggyback Registration
”). Subject to
Section
 2.2.2
, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this
Section
 2.2.1
to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.
2.2.2
Reduction of Piggyback Registration
. If the total amount of securities, including Registrable Securities, requested by holders of Registrable Securities to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling security holders according to the total amount of securities entitled to be included therein owned by each selling security holder or in such other proportions as shall mutually be agreed to by such selling security holders). For purposes of the preceding parenthetical concerning apportionment, for any selling security holder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and holders of capital stock of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling security holder,” and any pro-rata
reduction with respect to such “selling security holder” shall be based upon the

F-8

aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling security holder,” as defined in this sentence.
2.2.3
Piggyback Registration Withdrawal
. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by
Section
 2.1.6
) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than
Section
 2.1.6
), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this
Section
 2.2.3
.
2.2.4
Unlimited Piggyback Registration Rights
. For purposes of clarity, subject to
Section
 2.1.6
, any Piggyback Registration effected pursuant to
Section
 2.2
hereof shall not be counted as a demand for an Underwritten Shelf Takedown under
Section
 2.1.4
hereof.
2.3
Market
Stand-off
. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder that is (a) an executive officer, (b) a director or (c) a Holder holding in excess of five percent (5%) of the outstanding Common Stock (and for which it is customary for such a Holder to agree to a lock-up)
agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety
(90)-day
period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up
agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up
agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).
2.4
Block Trades; Other Coordinated Offerings
.
2.4.1 Notwithstanding any other provision of this
Article II
, but subject to
Section
 3.4
, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “
Block Trade
”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “
Other Coordinated Offering
”), in each case, with respect to (x) an anticipated aggregate offering price of at least $100 million in the aggregate or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering;
provided
that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.
2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest
of the Demanding Holders

F-9

initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sale agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this
Section
 2.4.2
.
2.4.3 Notwithstanding anything to the contrary in this Agreement,
Section
 2.2
shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.
2.4.4 The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).
2.4.5 A Demanding Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this
Section
 2.4
in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this
Section
 2.4
shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to
Section
 2.1.4
hereof.
ARTICLE III
COMPANY PROCEDURES
3.1
General Procedures
. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:
3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;
3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;
3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“
EDGAR
”);

F-10

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions;
provided
,
however
, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;
3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to
Section
 3.4
), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);
3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in
Section
 3.4
;
3.1.10 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration;
provided
,
however
, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;
3.1.11 obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement

F-11

agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “comfort” letters for a transaction of this type as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest
of the participating Holders;
3.1.12 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;
3.1.13 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;
3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);
3.1.15 with respect to an Underwritten Offering pursuant to
Section
 2.1.4
, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and
3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.
Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or broker, sales agent or placement agent if such Underwriter or broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or broker, sales agent or placement agent, as applicable.
3.2
Registration Expenses
. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.
3.3
Requirements for Participation in Registration Statement in Offerings
. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus, and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting,

F-12

sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up
agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this
Section
 3.3
shall not affect the registration of the other Registrable Securities to be included in such Registration.
3.4
Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.
3.4.1 (b) Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, (b) upon written notice from the Company that the Commission has requested an amendment or supplement to a Registration Statement or Prospectus or additional information, or an event has occurred that requires the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement or Prospectus, such Registration Statement or Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; or (c) if the Company has, pursuant to a written insider trading compliance program adopted by the Board with respect to “insiders” including the relevant Holder, suspended transactions in the Company’s securities because of the existence of material non-public
information, each of the Holders (in the case of (a) and (b)) or the relevant Holder(s) (in the case of (c)) shall forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement covering such Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed (in the case of (a) or (b)) or until the restriction on the ability of “insiders” to transact in the Company’s securities is removed (in the case of (c)).
3.4.2 Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company shall have the right, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this
Section
 3.4.2
, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.
3.4.3 Subject to Section 3.4.4, (a) during the period starting with the date ninety (90) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to
Section
 2.1.4
, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to
Section
 2.1.4
or
2.4
3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the

F-13

Company, in the aggregate, for not more than ninety (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days in each case during any twelve (12)-month period.
3.5
Reporting Obligations
. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings;
provided
that any documents publicly filed or furnished with the Commission pursuant to the EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this
Section
 3.5
. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
4.1
Indemnification
.
4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket
expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “
Holder Information
”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket
expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein;
provided
,
however
, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers,

F-14

directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.
4.1.3 Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.
4.1.5 If the indemnification provided under
Section
 4.1
from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket
expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket
expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action;
provided
,
however
, that the liability of any Holder under this
Section
 4.1.5
shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in
Sections 4.1.1
,
4.1.2
and
4.1.3
above, any legal or other fees, charges or
out-of-pocket
expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this
Section
 4.1.5
were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this
Section
 4.1.5
. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this
Section
 4.1.5
from any person or entity who was not guilty of such fraudulent misrepresentation.

F-15

ARTICLE V
MISCELLANEOUS
5.1
Notices
. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Quanergy Systems Inc., [●], Attention: [●], Email: [●], and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this
Section
 5.1
.
5.2
Assignment; No Third Party Beneficiaries
.
5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
5.2.2 Subject to
Section
 5.2.4
and
Section
 5.2.5
, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees;
provided
, that, with respect to the Quanergy Holders, Director Holders, the Sponsor and the Sponsor Members, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (i) the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor (including Sponsor Members), which, for the avoidance of doubt, shall include a transfer of its rights in connection with a distribution of any Registrable Securities held by Sponsor to Sponsor Members (it being understood that no such transfer shall reduce any rights of the Sponsor or such transferees), (ii) each of the Quanergy Holders shall be permitted to transfer its rights hereunder as the Quanergy Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Quanergy Holder (it being understood that no such transfer shall reduce any rights of such Quanergy Holder or such transferees) and (iii) the Director Holders shall be permitted to transfer its rights hereunder as the Director Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Director Holder.
5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.
5.2.4 This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and
Section
 5.2
.
5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in
Section
 5.1
hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of
Exhibit A
attached hereto). Any transfer or assignment made other than as provided in this
Section
 5.2
shall be null and void.

F-16

5.3
Counterparts
. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.
5.4
Governing Law; Venue
. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE EXCLUSIVELY IN ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.
5.5
TRIAL BY JURY
. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
5.6
Amendments and Modifications
. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified;
provided
,
however
, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor Majority Holders so long as the Sponsor and the Sponsor Members and their respective affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company;
provided
,
further
, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Quanergy Holder so long as such Quanergy Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company; and
provided
,
further
, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
5.7
Other Registration Rights
. Other than (i) the Third Party Investor Stockholders who have registration rights with respect to their Investor Shares pursuant to their respective Subscription Agreements and (ii) as provided in the Warrant Agreement, dated as of February 10, 2020, between the Company and Continental Stock Transfer & Trust Company, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. For so long as (a) the Sponsor and the Sponsor Members and their respective affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company, the Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable, pari passu
or senior to those granted to the Holders hereunder (such rights “
Competing Registration Rights
”) without the prior written consent of the Sponsor Majority Holders, and (b) an Quanergy Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company, the Company hereby agrees and covenants that it will not grant Competing Registration Rights without the prior written consent of such Quanergy Holder. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or

F-17

agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
5.8
Term
. This Agreement shall terminate on the earlier of (a) the tenth (10th) anniversary of the date of this Agreement or (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of
Section
 3.5
and
Article IV
shall survive any termination.
5.9
Holder Information
. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.
5.10
Additional Holders; Joinder
. In addition to persons or entities who may become Holders pursuant to
Section
 5.2
hereof, subject to the prior written consent of each of the Sponsor Majority Holders and each Quanergy Holder (in each case, so long as such Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company), the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “
Additional Holder
”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of
Exhibit A
attached hereto (a “
Joinder
”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “
Additional Holder Common Stock
”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.
5.11
Severability
. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
5.12
Entire Agreement; Restatement
. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.
5.13
Adjustments
. If, and as often as, there are any changes in the Registrable Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Registrable Securities as so changed.
[SIGNATURE PAGES FOLLOW]

F-18

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

Quanergy Systems Inc.
a Delaware corporation

By:
Name: Kevin Kennedy
Title: Chief Executive Officer

HOLDERS:

CITIC Capital Acquisition LLC
a Cayman Islands limited liability company

By:
Name: Fanglu Wang
Title: Chief Executive Officer and Director

CITIC Capital MB Investment Limited
a Cayman Islands limited liability company

By:
Name:
Title:

Fanglu Wang

Eric Chan

Henri Arif

Ross Haghighat

Mark Segall

[Other Holders to be added]
[Signature Page to Amended and Restated Registration Rights Agreement]

Exhibit A
REGISTRATION RIGHTS AGREEMENT JOINDER
The undersigned is executing and delivering this joinder (this “
Joinder
”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [●], 2021 (as the same may hereafter be amended, the “
Registration Rights Agreement
”), among Quanergy Systems, Inc., a Delaware corporation (the “
Company
”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.
By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein;
provided
,
however
, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) shares of Common Stock shall not be included as Registrable Securities, for purposes of the Excluded Sections.
For purposes of this Joinder, “
Excluded Sections
” shall mean [                ].
Accordingly, the undersigned has executed and delivered this Joinder as of the                 day of                 .

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of                 .
[                ]

By:
Name:
Its:

F-20

ANNEX G
FORM OF QUANERGY PUBCO 2022 EMPLOYEE STOCK PURCHASE PLAN

Q
UANERGY
S
YSTEMS
, I
NC
.
2022 E
MPLOYEE
S
TOCK
P
URCHASE
P
LAN
A
DOPTED
BY
THE
B
OARD
OF
D
IRECTORS
: [            ], 2022
A
PPROVED
BY
THE
S
TOCKHOLDERS
: [            ], 2022

1.	G ENERAL ; P URPOSE .
(a)
The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan. In addition, the Plan permits the Company to grant a series of Purchase Rights to Eligible Employees that do not meet the requirements of an Employee Stock Purchase Plan.
(b)
The Plan includes two components: a 423 Component and a
Non-423
Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. Except as otherwise provided in the Plan or determined by the Board, the
Non-423
Component will operate and be administered in the same manner as the 423 Component.
(c)
The Company, by means of the Plan, seeks to retain the services of Eligible Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

2.	A DMINISTRATION .
(a)
The Board or the Committee will administer the Plan. References herein to the Board shall be deemed to refer to the Committee except where context dictates otherwise.
(b)
The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)
To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).
(ii)
To designate from time to time (A) which Related Corporations will be eligible to participate in the Plan as Designated 423 Corporations, (B) which Related Corporations or Affiliates will be eligible to participate in the Plan as Designated
Non-423
Corporations, and (C) which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).
(iii)
To impose one or more limitations (including holding periods) on the sale of shares purchased by Participants in an Offering.
(iv)
To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.
(v)
To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.
(vi)
To suspend or terminate the Plan at any time as provided in Section 12.
(vii)
To amend the Plan at any time as provided in Section 12.

(viii)
Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan with respect to the 423 Component.
(ix)
To adopt such rules, procedures and
sub-plans
as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States. Without limiting the generality of, and consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans
regarding, without limitation, eligibility to participate in the Plan, the definition of eligible “earnings,” handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements, and which, if applicable to a Designated
Non-423
Corporation, do not have to comply with the requirements of Section 423 of the Code.
(c)
The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Further, to the extent not prohibited by Applicable Law, the Board or Committee may, from time to time, delegate some or all of its authority under the Plan to one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.
(d)
All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3.	S HARES OF C OMMON S TOCK S UBJECT TO THE P LAN .
(a)
Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed [●]
1
shares of Common Stock, plus the number of shares of Common Stock that are automatically added on January 1 st
of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (i) one percent (1%) of the Fully-Diluted Common Stock on December 31
st
of the preceding calendar year, and (ii) [●] shares of Common Stock. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1 st
increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 3(a) may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the
Non-423
Component.
(b)
If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.

1	NTD: To be equal to 1% of the shares of Common Stock outstanding immediately following Effective Date

(c)
The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4.	G RANT OF P URCHASE R IGHTS ; O FFERING .
(a)
The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and, with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.
(b)
If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company or a third party designated by the Company (each, a “
Company Designee
”): (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.
(c)
The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.

5.	E LIGIBILITY .
(a)
Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or an Affiliate. Except as provided in Section 5(b) or as required by Applicable Law, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company, a Related Corporation or an Affiliate, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Board may (unless prohibited by Applicable Law) provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company, the Related Corporation, or the Affiliate is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code with respect to the 423 Component. The Board may also exclude from participation in the Plan or any Offering Employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) of the Company or a Related Corporation or a subset of such highly compensated employees.
(b)
The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:
(i)
the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;
(ii)
the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and
(iii)
the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.
(c)
No Employee will be eligible for the grant of any Purchase Rights under the 423 Component if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.
(d)
As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the 423 Component only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds US $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.
(e)
Officers of the Company and any Designated Company, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by Applicable Law) provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.
(f)
Notwithstanding anything in this Section 5 to the contrary, in the case of an Offering under the
Non-423
Component, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Board has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practical for any reason.

6.	P URCHASE R IGHTS ; P URCHASE P RICE .
(a)
On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.
(b)
The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.
(c)
In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering,

(ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.
(d)
The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be specified by Board prior to the commencement of an Offering and will not be less than the lesser of:
(i)
an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or
(ii)
an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

7.	P ARTICIPATION ; W ITHDRAWAL ; T ERMINATION .
(a)
An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company or a Company Designee, within the time specified for the Offering, an enrollment form provided by the Company or Company Designee. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Law requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under Applicable Law or if specifically provided in the Offering and to extent permitted by Section 423 of the Code with respect to the 423 Component, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through payment by cash, check or wire transfer prior to a Purchase Date.
(b)
During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.
(c)
Unless otherwise required by Applicable Law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by Applicable Law) or (ii) is otherwise no longer eligible to participate. The Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions.
(d)
Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the
Non-423
Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the
Non-423
Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified
under the
Non-423
Component. The Board may establish different and additional rules governing transfers between separate Offerings within the 423 Component and between Offerings under the 423 Component and Offerings under the
Non-423
Component.
(e)
During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.
(f)
Unless otherwise specified in the Offering or as required by Applicable Law, the Company will have no obligation to pay interest on Contributions.

8.	E XERCISE OF P URCHASE R IGHTS .
(a)
On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.
(b)
Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock on the final Purchase Date of an Offering, then such remaining amount will not roll over to the next Offering and will instead be distributed in full to such Participant after the final Purchase Date of such Offering without interest (unless otherwise required by Applicable Law).
(c)
No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and, subject to Section 423 of the Code with respect to the 423 Component, the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest (unless the payment of interest is otherwise required by Applicable Law).

9.	C OVENANTS OF THE C OMPANY .
The Company will seek to obtain from each U.S. federal or state, foreign or other regulatory commission, agency or other Governmental Body having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so is not practical or would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.

10.	D ESIGNATION OF B ENEFICIARY .
(a)
The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.
(b)
If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law), to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11.	A DJUSTMENTS UPON C HANGES IN C OMMON S TOCK ; C ORPORATE T RANSACTIONS .
(a)
In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.
(b)
In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company)
does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) within ten business days (or such other period specified by the Board) prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.

12.	A MENDMENT , T ERMINATION OR S USPENSION OF THE P LAN .
(a)
The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Law.
(b)
The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.
Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the

Board, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code with respect to the 423 Component or with respect to other Applicable Laws. Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code with respect to the 423 Component; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.

13.	T AX Q UALIFICATION ; T AX W ITHHOLDING .
(a)
Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.
(b)
Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation, to enable the Company or the Related Corporation to fulfill any withholding obligation for
Tax-Related
Items. Without limitation to the foregoing, in the Company’s sole discretion and subject to Applicable Law, such withholding obligation may be satisfied in whole or in part by (i) withholding from the Participant’s salary or any other cash payment due to the Participant from the Company or a Related Corporation; (ii) withholding from the proceeds of the sale of shares of Common Stock acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Company; or (iii) any other method deemed acceptable by the Board. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.
(c)
The 423 Component is exempt from the application of Section 409A of the Code, and any ambiguities herein shall be interpreted to so be exempt from Section 409A of the Code. The
Non-423
Component is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a participant or any other party if the option under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.

14.	E FFECTIVE D ATE OF P LAN .
The Plan will become effective immediately prior to and contingent upon the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.

15.	M ISCELLANEOUS P ROVISIONS .
(a)
Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.
(b)
A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).
(c)
The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or amend a Participant’s employment contract, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation or an Affiliate, or on the part of the Company, a Related Corporation or an Affiliate to continue the employment of a Participant.
(d)
The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.
(e)
If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.
(f)
If any provision of the Plan does not comply with Applicable Law, such provision shall be construed in such a manner as to comply with Applicable Law.

16.	D EFINITIONS .
As used in the Plan, the following definitions will apply to the capitalized terms indicated below:
(a)
“
423 Component
” means the part of the Plan, which excludes the
Non-423
Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.
(b)
“
Affiliate
”
means any entity, other than a Related Corporation, whether now or subsequently established, which is at the time of determination, a “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(c)
“
Applicable Law
” means shall mean the Code and any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Stock Market, the New York Stock Exchange or the Financial Industry Regulatory Authority).
(d)
“
Board
”
means the board of directors of the Company.

(e)
“
Capitalization Adjustment
” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(f)
“
Code
”
means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder
.
(g)
“
Committee
”
means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).
(h)
“
Common Stock
” means the common stock of the Company.
(i)
“
Company
” means Quanergy Systems, Inc., a Delaware corporation.
(j)
“Contributions
” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions and, with respect to the 423 Component, to the extent permitted by Section 423 of the Code.
(k)
“
Corporate Transaction
” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)
a sale
or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;
(ii)
a sale or other disposition of more than 50% of the outstanding securities of the Company;
(iii)
a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv)
a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
(l)
“
Designated 423 Corporation
”
means any Related Corporation selected by the Board to participate in the 423 Component.
(m)
“
Designated Company
”
means any Designated
Non-423
Corporation or Designated 423 Corporation, provided, however, that at any given time, a Related Corporation participating in the 423 Component shall not be a Related Corporation participating in the
Non-423
Component.
(n)
“
Designated
Non-423
Corporation
”
means any Related Corporation or Affiliate selected by the Board to participate in the
Non-423
Component.
(o)
“
Director
”
means a member of the Board.

(p)
“
Effective Date
” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Agreement and Plan of Merger by and among CITIC Capital Acquisition Corp., CITIC Capital Merger Sub Inc. and Quanergy Systems, Inc., dated as of [●], 2022, provided that this Plan is approved by the Company’s stockholders prior to such date.
(q)
“
Eligible Employee
”
means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.
(r)
“
Employee
”
means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation, or solely with respect to the
Non-423
Component, an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(s)
“
Employee Stock Purchase Plan
”
means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.
(t)
“
Exchange Act
”
means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.
(u)
“
Fair Market Value
” means, as of any date, the value of the Common Stock determined as follows:
(i)
If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.
(ii)
In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with Applicable Laws and regulations and, to the extent applicable as determined in the sole discretion of the Board, in a manner that complies with Sections 409A of the Code
(v)
“
Fully-Diluted Common Stock
” means, as of any date, the aggregate number of (i) shares of Common Stock issued and outstanding and (ii) securities convertible into or exercisable for shares of Common Stock (whether vested or unvested).
(w)
“
Governmental
Body
” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the NASDAQ Stock Market, the New York Stock Exchange and the Financial Industry Regulatory Authority).
(x)
“
Non-423
Component
” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.
(y)
“
Offering
”
means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “
Offering Document
” approved by the Board for that Offering.

(z)
“
Offering Date
” means a date selected by the Board for an Offering to commence.
(aa)
“
Officer
”
means
a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.
(bb)
“
Participant
”
means an Eligible Employee who holds an outstanding Purchase Right.
(cc)
“
Plan
”
means this Quanergy Systems, Inc. 2022 Employee Stock Purchase Plan, as amended from time to time, including both the 423 Component and the
Non-423
Component.
(dd)
“
Purchase Date
”
means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.
(ee)
“
Purchase Period
” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.
(ff)
“
Purchase Right
”
means an option to purchase shares of Common Stock granted pursuant to the Plan.
(gg)
“
Related Corporation
”
means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.
(hh)
“
Securities Act
”
means the U.S. Securities Act of 1933, as amended.
(ii)
“
Tax-Related
Items
” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related
items arising out of or in relation to a Participant’s participation in the Plan, including, but not limited to, the exercise of a Purchase Right and the receipt of shares of Common Stock or the sale or other disposition of shares of Common Stock acquired under the Plan.
(jj)
“
Trading Day
”
means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

A
NNEX
H
FORM OF QUANERGY PUBCO 2022 EQUITY INCENTIVE PLAN

Q
UANERGY
S
YSTEMS
, I
NC
.
2022 E
QUITY
I
NCENTIVE
P
LAN
A
DOPTED
BY
THE
B
OARD
OF
D
IRECTORS
: [                ], 2022
A
PPROVED
BY
THE
S
TOCKHOLDERS
: [                ], 2022

1.	G ENERAL .
(a)
Plan Purpose.
The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.
(b)
Available Awards.
The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.
(c)
Adoption Date; Effective Date.
The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.

2.	S HARES S UBJECT TO THE P LAN .
(a)
Share Reserve.
Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed [●]
1
shares. In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Common Stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to five percent (5%) of the Fully-Diluted Common Stock on December 31 of the preceding year; provided, however, that the Board may act prior to January 1 st
of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.
(b)
Aggregate Incentive Stock Option Limit.
Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is [●] shares.
(c) Share Reserve Operation.
(i)
Limit Applies to Common Stock Issued Pursuant to Awards.
For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.
(ii)
Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve.
The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the

1	NTD: To be equal to 10% of shares of the fully-diluted shares of common stock immediately following effective date.

expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued, (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Common Stock), (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award.
(iii)
Reversion of Previously Issued Shares of Common Stock to Share Reserve.
The following shares of Common Stock previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares; (2) any shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award; and (3) any shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.

3.	E LIGIBILITY AND L IMITATIONS .
(a)
Eligible Award Recipients.
Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.
(b) Specific Award Limitations.
(i)
Limitations on Incentive Stock Option Recipients.
Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).
(ii)
Incentive Stock Option $100,000 Limitation.
To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).
(iii)
Limitations on Incentive Stock Options Granted to Ten Percent Stockholders.
A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (1) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (2) the Option is not exercisable after the expiration of five years from the date of grant of such Option.
(iv)
Limitations on Nonstatutory Stock Options and SARs.
Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A or unless such Awards otherwise comply with the requirements of Section 409A.
(c)
Aggregate Incentive Stock Option Limit.
The aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares specified in Section 2(b).
(d)
Non-Employee
Director Compensation Limit.
The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a
Non-Employee
Director with respect to any fiscal year, including Awards granted and cash fees paid by the Company to such
Non-Employee
Director for his or her service as a
Non-Employee
Director, will not exceed (i) $750,000 in total value or (ii) in the event such
Non-Employee
Director is first appointed or elected to the Board during such fiscal year, $1,000,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. The limitations in this Section 3(d) shall apply commencing with the first calendar year that begins following the Effective Date.

4.	O PTIONS AND S TOCK A PPRECIATION R IGHTS .
Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated or if an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:
(a)
Term.
Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.
(b)
Exercise or Strike Price.
Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.
(c)
Exercise Procedure and Payment of Exercise Price for Options.
In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:
(i)
by cash or check, bank draft or money order payable to the Company;
(ii)
pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;
(iii)
by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;

(iv)
if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or
(v)
in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.
(d)
Exercise Procedure and Payment of Appreciation Distribution for SARs
.
In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.
(e)
Transferability.
Options and SARs may not be transferred to third party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:
(i)
Restrictions on Transfer.
An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.
(ii)
Domestic Relations Orders.
Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.
(f)
Vesting.
The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.
(g)
Termination of Continuous Service for Cause.
Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.
(h)
Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause.
Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):
(i)
three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);
(ii)
12 months following the date of such termination if such termination is due to the Participant’s Disability;
(iii)
18 months following the date of such termination if such termination is due to the Participant’s death; or
(iv)
18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).
Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.
(i)
Restrictions on Exercise; Extension of Exercisability.
A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).
(j)
Non-Exempt
Employees
. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt
employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt
employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.
(k)
Whole Shares
. Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.

5.	A WARDS O THER T HAN O PTIONS AND S TOCK A PPRECIATION R IGHTS .
(a)
Restricted Stock Awards and RSU Awards.
Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:
(i) Form of Award.
(1)
Restricted Stock Awards: To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (A) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (B) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.
(2)
RSU Awards: An RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of an RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).
(ii) Consideration.
(1)
Restricted Stock Awards: A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) services to the Company or an Affiliate, or (C) any other form of consideration as the Board may determine and permissible under Applicable Law.
(2)
RSU Awards: Unless otherwise determined by the Board at the time of grant, an RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.
(iii)
Vesting.
The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.
(iv)
Termination of Continuous Service.
Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (1) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement and the Participant will have no further right, title or interest in the Restricted Stock Award, the shares of Common Stock subject to the Restricted Stock Award, or any consideration in respect of the Restricted Stock Award and (2) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.
(v)
Dividends and Dividend Equivalents.
Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement.
(vi)
Settlement of RSU Awards
. An RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.
(b)
Performance Awards
. With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board.
(c)
Other Awards
. Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof, may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.

6.	A DJUSTMENTS UPON C HANGES IN C OMMON S TOCK ; O THER C ORPORATE E VENTS .
(a)
Capitalization Adjustments
. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan and the maximum number of shares by which the Share Reserve may annually increase pursuant to Section 2(a), (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(b), and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.
(b)
Dissolution or Liquidation
. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service; provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c)
Corporate Transaction.
The following provisions will apply to Awards in the event of a Corporate Transaction except as set forth in Section 11 unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.
(i)
Awards May Be Assumed.
In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.
(ii)
Awards Held by Current Participants.
In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “
Current Participants
”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Corporate Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction in which the Awards are not assumed in accordance with Section 6(c)(i). With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction or such later date as required to comply with Section 409A of the Code.
(iii)
Awards Held by Persons other than Current Participants.
In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.
(iv)
Payment for Awards in Lieu of Exercise.
Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.

(d)
Appointment of Stockholder Representative.
As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.
(e)
No Restriction on Right to Undertake Transactions
. The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7.	A DMINISTRATION .
(a)
Administration by Board.
The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.
(b)
Powers of Board.
The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)
To determine from time to time: (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.
(ii)
To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.
(iii)
To settle all controversies regarding the Plan and Awards granted under it.
(iv)
To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.
(v)
To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Corporate Transaction, for reasons of administrative convenience.
(vi)
To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vii)
To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.
(viii)
To submit any amendment to the Plan for stockholder approval.
(ix)
To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.
(x)
Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.
(xi)
To adopt such procedures and
sub-plans
as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).
(xii)
To effect, at any time and from time to time, subject to the consent of any Participant whose Award is Materially Impaired by such action, (1) the reduction of the exercise price (or strike price) of any outstanding Option or SAR; (2) the cancellation of any outstanding Option or SAR and the grant in substitution therefor of (A) a new Option, SAR, Restricted Stock Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of shares of Common Stock, (B) cash and/or (C) other valuable consideration (as determined by the Board); or (3) any other action that is treated as a repricing under generally accepted accounting principles.
(c) Delegation to Committee.
(i)
General.
The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.
(ii)
Rule
16b-3
Compliance.
To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule
16b-3
of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule
16b-3(b)(3)
of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.

(d)
Effect of Board
’
s Decision.
All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
(e)
Delegation to an Officer.
The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.

8.	T AX W ITHHOLDING
(a)
Withholding Authorization.
As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for (including), any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.
(b)
Satisfaction of Withholding Obligation.
To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. federal, state, local and/or foreign tax or social insurance withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, or (vi) by such other method as may be set forth in the Award Agreement.
(c)
No Obligation to Notify or Minimize Taxes; No Liability to Claims.
Except as required by Applicable Law the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.
(d)
Withholding Indemnification.
As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.

9.	M ISCELLANEOUS .
(a)
Source of Shares.
The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.
(b)
Use of Proceeds from Sales of Common Stock.
Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.
(c)
Corporate Action Constituting Grant of Awards.
Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.
(d)
Stockholder Rights.
No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.
(e)
No Employment or Other Service Rights.
Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.
(f)
Change in Time Commitment
. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-

time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.
(g)
Execution of Additional Documents.
As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.
(h)
Electronic Delivery and Participation
. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line
electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.
(i)
Clawback/Recovery
. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.
(j)
Securities Law Compliance.
A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.
(k)
Transfer or Assignment of Awards; Issued Shares.
Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of Restricted Stock and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.
(l)
Effect on Other Employee Benefit Plans.
The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

(m)
Deferrals.
To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals will be made in accordance with the requirements of Section 409A.
(n)
Section 409A.
Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.
(o)
Choice of Law.
This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.

10.	C OVENANTS OF THE C OMPANY .
(a)
Compliance with Law.
The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.

11.	A DDITIONAL R ULES FOR A WARDS S UBJECT TO S ECTION 409A.
(a)
Application.
Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a
Non-Exempt
Award.
(b)
Non-Exempt
Awards Subject to
Non-Exempt
Severance Arrangements.
To the extent a
Non-Exempt
Award is subject to Section 409A due to application of a
Non-Exempt
Severance Arrangement, the following provisions of this subsection (b) apply.
(i)
If the
Non-Exempt
Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a
Non-Exempt
Severance Arrangement, in no event will the shares be issued in respect of such
Non-Exempt
Award any later than the later of: (i) December 31
st
of the calendar year that includes the applicable vesting date, or (ii) the 60 th
day that follows the applicable vesting date.
(ii)
If vesting of the
Non-Exempt
Award accelerates under the terms of a
Non-Exempt
Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the
Non-Exempt
Award and, therefore, are part of the terms of such
Non-Exempt
Award as of the date of grant, then the shares will be earlier issued in settlement of such
Non-Exempt
Award upon the Participant’s Separation from Service in accordance with the terms of the
Non-Exempt
Severance Arrangement, but in no event later than the 60
th
day that follows the date of the Participant’s Separation from Service. However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.
(iii)
If vesting of a
Non-Exempt
Award accelerates under the terms of a
Non-Exempt
Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the
Non-Exempt
Award and, therefore, are not a part of the terms of such
Non-Exempt
Award on the date of grant, then such acceleration of vesting of the
Non-Exempt
Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the
Non-Exempt
Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations
Section 1.409A-3(a)(4).
(c)
Treatment of
Non-Exempt
Awards Upon a Corporate Transaction for Employees and Consultants.
The provisions of this subsection (c) shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any
Non-Exempt
Award in connection with a Corporate Transaction if the Participant was either an Employee or Consultant upon the applicable date of grant of the
Non-Exempt
Award.
(i)
Vested
Non-Exempt
Awards.
The following provisions shall apply to any Vested
Non-Exempt
Award in connection with a Corporate Transaction:
(1)
If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Vested
Non-Exempt
Award. Upon the Section 409A Change in Control the settlement of the Vested
Non-Exempt
Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested
Non-Exempt
Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.
(2)
If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested
Non-Exempt
Award. The shares to be issued in respect of the Vested
Non-Exempt
Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.

(ii)
Unvested
Non-Exempt
Awards.
The following provisions shall apply to any Unvested
Non-Exempt
Award unless otherwise determined by the Board pursuant to subsection (e) of this Section.
(1)
In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested
Non-Exempt
Award. Unless otherwise determined by the Board, any Unvested
Non-Exempt
Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of any Unvested
Non-Exempt
Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.
(2)
If the Acquiring Entity will not assume, substitute or continue any Unvested
Non-Exempt
Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested
Non-Exempt
Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested
Non-Exempt
Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in subsection (e)(ii) below. In the absence of such discretionary election by the Board, any Unvested
Non-Exempt
Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested
Non-Exempt
Awards in connection with the Corporate Transaction.
(3)
The foregoing treatment shall apply with respect to all Unvested
Non-Exempt
Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.
(d)
Treatment of
Non-Exempt
Awards Upon a Corporate Transaction for
Non-Employee
Directors.
The following provisions of this subsection (d) shall apply and shall supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of a
Non-Exempt
Director Award in connection with a Corporate Transaction.
(i)
If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the
Non-Exempt
Director Award. Upon the Section 409A Change in Control the vesting and settlement of any
Non-Exempt
Director Award will automatically be accelerated and the shares will be immediately issued to the Participant in respect of the
Non-Exempt
Director Award. Alternatively, the Company may provide that the Participant will instead receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control pursuant to the preceding provision.
(ii)
If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute the
Non-Exempt
Director Award. Unless otherwise determined by the Board, the
Non-Exempt
Director Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of the
Non-Exempt
Director Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value made on the date of the Corporate Transaction.

(e)
If the RSU Award is a
Non-Exempt
Award, then the provisions in this Section 11(e) shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such
Non-Exempt
Award:
(i)
Any exercise by the Board of discretion to accelerate the vesting of a
Non-Exempt
Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the
Non-Exempt
Award unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.
(ii)
The Company explicitly reserves the right to earlier settle any
Non-Exempt
Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations
Section 1.409A-3(j)(4)(ix).
(iii)
To the extent the terms of any
Non-Exempt
Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a
Non-Exempt
Award provides that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation From Service. However, if at the time the shares would otherwise be issued to a Participant in connection with a “separation from service” such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of the Participant’s Separation From Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.
(iv)
The provisions in this subsection (e) for delivery of the shares in respect of the settlement of an RSU Award that is a
Non-Exempt
Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant in respect of such
Non-Exempt
Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.

12.	S EVERABILITY .
If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

13.	T ERMINATION OF THE P LAN .
The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the date the Plan is approved by the Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

14.	D EFINITIONS .
As used in the Plan, the following definitions apply to the capitalized terms indicated below:
(a)
“
Acquiring Entity
” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.

(b)
“
Adoption Date
” means the date the Plan is first approved by the Board or Compensation Committee.
(c)
“
Affiliate
” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(d)
“
Applicable Law
” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).
(e)
“
Award
” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, an RSU Award, a SAR, a Performance Award or any Other Award).
(f)
“
Award Agreement
” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided, including through electronic means, to a Participant along with the Grant Notice.
(g)
“
Board
” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants
(h)
“
Capitalization Adjustment
” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(i)
“
Cause
” has the meaning ascribed to such term in any written agreement between a Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) the Participant’s dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) the Participant’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the Participant’s failure to perform the Participant’s assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company; (iv) the Participant’s gross negligence, willful misconduct or insubordination with respect to the Company or any Affiliate of the Company; or (v) the Participant’s material violation of any provision of any agreement(s) between the Participant and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Participants who are executive officers of the Company and by the Company’s Chief Executive Officer with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding

Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.
(j)
“
Change in Control
” or “
Change of
Control
” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)
any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “
Subject Person
”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;
(ii)
there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the Acquiring Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the Acquiring Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
(iii)
there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
(iv)
individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “
Incumbent Board
”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.
Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

(k)
“
Code
” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(l)
“
Committee
” means the Compensation Committee and any other committee of one or more Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.
(m)
“
Common Stock
” means the common stock of the Company.
(n)
“
Company
” means Quanergy Systems, Inc., a Delaware corporation.
(o)
“
Compensation Committee
” means the Compensation Committee of the Board.
(p)
“
Consultant
” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan.
Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form
S-8
Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.
(q)
“
Continuous Service
” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation
Section 1.409A-1(h)
(without regard to any alternative definition thereunder).
(r)
“
Corporate Transaction
” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)
a sale
or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;
(ii)
a sale or other disposition of at least 50% of the outstanding securities of the Company;
(iii)
a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)
a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
Notwithstanding the foregoing or any other provision of this Plan, (A) the term Corporate Transaction shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Corporate Transaction (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Corporate Transaction or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Corporate Transaction, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.
(s)
“
Director
” means a member of the Board.
(t)
“
determine
”
or
“
determined
”
means as determined by the Board or the Committee (or its designee) in its sole discretion.
(u)
“
Disability
” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.
(v)
“
Effective Date
” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Agreement and Plan of Merger by and among CITIC Capital Acquisition Corp., CITIC Capital Merger Sub Inc. and Quanergy Systems, Inc., dated as of [●], 2022, provided that this Plan is approved by the Company’s stockholders prior to such date.
(w)
“
Employee
” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(x)
“
Employer
” means the Company or the Affiliate of the Company that employs the Participant.
(y)
“
Entity
” means a corporation, partnership, limited liability company or other entity.
(z)
“
Exchange Act
” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(aa)
“
Exchange Act Person
”
means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company, or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(bb)
“
Fair Market Value
” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:
(i)
If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.
(ii)
If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.
(iii)
In the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.
(cc)
“
Fully-Diluted Common Stock
” means, as of any date, the aggregate number of (i) shares of Common Stock issued and outstanding and (ii) securities convertible into or exercisable for shares of Common Stock (whether vested or unvested).
(dd)
“
Governmental
Body
” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (iv) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).
(ee)
“
Grant Notice
” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.
(ff)
“
Incentive Stock Option
” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.
(gg)
“
Materially Impair
”
means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option or SAR that may be exercised, (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A, or (v) to comply with other Applicable Laws.
(hh)
“
Non-Employee
Director
”
means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation
S-K
promulgated pursuant to the

Securities Act (“
Regulation
S-K
”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation
S-K,
and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation
S-K,
or (ii) is otherwise considered a
“non-employee
director” for purposes of Rule
16b-3.
(ii)
“
Non-Exempt
Award
”
means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company, or (ii) the terms of any
Non-Exempt
Severance Agreement.
(jj)
“
Non-Exempt
Director Award
” means a
Non-Exempt
Award granted to a Participant who was a Director but not an Employee on the applicable grant date.
(kk)
Non-Exempt
Severance Arrangement
means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder) (“
Separation from Service
”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations
Section 1.409A-1(b)(4),
1.409A-1(b)(9)
or otherwise.
(ll)
“
Nonstatutory Stock Option
” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.
(mm)
“
Officer
” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.
(nn)
“
Option
” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.
(oo)
“
Option Agreement
” means a written or electronic agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided, including through electronic means, to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.
(pp)
“
Optionholder
” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
(qq)
“
Other Award
” means an award valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) that is not an Incentive Stock Options, Nonstatutory Stock Option, SAR, Restricted Stock Award, RSU Award or Performance Award.
(rr)
“
Other Award Agreement
”
means a written or electronic agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.
(ss)
“
Own,
”
“
Owned,
”
“
Owner,
”
“
Ownership
”
means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(tt)
“
Participant
” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.
(uu)
“
Performance Award
” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.
(vv)
“
Performance Criteria
” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes;
pre-tax
profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; number of users, including unique users; strategic partnerships or transactions (including in-licensing
and
out-licensing
of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements;
co-development,
co-marketing,
profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the Board or Committee whether or not listed herein.
(ww)
“
Performance Goals
” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off,
combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board may establish or provide for other adjustment items in the Award Agreement at the time the Award is granted or in such other document setting forth the Performance Goals at the time the Performance Goals are established. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Cash Award.
(xx)
“
Performance Period
” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.
(yy)
“
Plan
” means this Quanergy Systems, Inc. 2022 Equity Incentive Plan.
(zz)
“
Plan Administrator
” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.
(aaa)
“
Post-Termination Exercise Period
” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).
(bbb)
“
Restricted Stock Award
” or “
RSA
” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).
(ccc)
“
Restricted Stock Award Agreement
” means a written or electronic agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.
(ddd)
“
RSU Award
” or “
RSU
”
means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).
(eee)
“
RSU Award Agreement
”
means a written or electronic agreement between the Company and a holder of an RSU Award evidencing the terms and conditions of an RSU Award. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.
(fff)
“
Rule
16b-3
” means Rule
16b-3
promulgated under the Exchange Act or any successor to Rule
16b-3,
as in effect from time to time.
(ggg)
“
Rule 405
” means Rule 405 promulgated under the Securities Act.
(hhh)
“
Section
 409A
” means Section 409A of the Code and the regulations and other guidance thereunder.
(iii)
“
Section
 409A Change in Control
” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations
Section 1.409A-3(i)(5)
(without regard to any alternative definition thereunder).

(jjj)
“
Securities Act
” means the Securities Act of 1933, as amended.
(kkk)
“
Share Reserve
” means the number of shares available for issuance under the Plan as set forth in Section 2(a).
(lll)
“
Stock Appreciation Right
” or “
SAR
”
means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.
(mmm)
“
SAR Agreement
” means a written or electronic agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.
(nnn)
“
Subsidiary
” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.
(ooo)
“
Ten Percent Stockholder
” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.
(ppp)
“
Trading Policy
” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.
(qqq)
“
Unvested
Non-Exempt
Award
” means the portion of any
Non-Exempt
Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.
(rrr)
“
Vested
Non-Exempt
Award
” means the portion of any
Non-Exempt
Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.

ANNEX I
CAYMAN CONSTITUTIONAL DOCUMENTS OF CCAC

THE COMPANIES LAW (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
CITIC CAPITAL ACQUISITION CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED FEBRUARY 10, 2020 AND EFFECTIVE ON
FEBRUARY 10, 2020)
THE COMPANIES LAW (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
CITIC CAPITAL ACQUISITION CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED FEBRUARY 10, 2020 AND EFFECTIVE ON FEBRUARY 10, 2020)

1	The name of the Company is CITIC Capital Acquisition Corp.

2
The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand
Cayman, KY1-1104, Cayman
Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5
The share capital of the Company is US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

6
The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

THE COMPANIES LAW (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
CITIC CAPITAL ACQUISITION CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED FEBRUARY 10, 2020 AND EFFECTIVE ON FEBRUARY 10, 2020)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“ Affiliate ”	in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law
and
father-in-law
and brothers and
sisters-in-law,
whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“ Applicable Law ”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“ Articles ”	means these articles of association of the Company.

“ Audit Committee ”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“ Auditor ”	means the person for the time being performing the duties of auditor of the Company (if any).

“ Business Combination ”	means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “
target business
”).

“ business day ”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

“ Cause ”	means a conviction for a criminal offence involving dishonesty or engaging in conduct which brings a Director or the Company into disrepute or which results in a material financial detriment to the Company.

“ Clearing House ”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“ Class A Share ”	means a class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

“ Class B Share ”	means a class B ordinary share of a par value of US$0.0001 in the share capital of the Company.

“ Company ”	means the above named company.

“ Company’s Website ”	means the website of the Company and/or its web-address or domain name.

“ Compensation Committee ”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“ Designated Stock Exchange ”	means any securities exchange on which the securities of the Company are listed for trading, including the New York Stock Exchange.

“ Directors ”	means the directors for the time being of the Company.

“ Dividend ”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“ Electronic Communication ”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“ Electronic Record ”	has the same meaning as in the Electronic Transactions Law.

“ Electronic Transactions Law ”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.

“ Equity-linked Securities ”	means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“ Exchange Act ”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“ Founders ”	means all Members immediately prior to the consummation of the IPO.

“ Independent Director ”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“ IPO ”	means the Company’s initial public offering of securities.

“ Member ”	has the same meaning as in the Statute.

“ Memorandum ”	means the memorandum of association of the Company.

“ Minimum Member ”	means a Member meeting the minimum requirements set forth for eligible members to submit proposals under
Rule 14a-8 of
the Exchange Act or any applicable rules thereunder as may be amended or promulgated thereunder from time to time.

“ Nominating and Corporate Governance Committee ”	means the nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“ Officer ”	means a person appointed to hold an office in the Company.

“ Ordinary Resolution ”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“ Over-Allotment Option ”	means the option of the Underwriters to purchase up to an additional 15 per cent of the units (as described in the Articles) sold in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“ Preference Share ”	means a preference share of a par value of US$0.0001 in the share capital of the Company.

“ Public Share ”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.

“ Redemption Notice ”	means a notice in a form approved by the Directors by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares.

“ Register of Members ”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“ Registered Office ”	means the registered office for the time being of the Company.

“ Representative ”	means a representative of the Underwriters.

“ Seal ”	means the common seal of the Company and includes every duplicate seal.

“ Securities and Exchange Commission ”	means the United States Securities and Exchange Commission.

“ Share ”	means a Class A Share, a Class B Share, or a Preference Share and includes a fraction of a share in the Company.

“ Special Resolution ”	subject to Article 31.4, has the same meaning as in the Statute, and includes a unanimous written resolution.

“ Sponsor ”	means CITIC Capital Acquisition LLC, a Cayman Islands limited liability company, and its successors or assigns.

“ Statute ”	means the Companies Law (2020 Revision) of the Cayman Islands.

“ Tax Filing Authorised Person ”	means such person as any Director shall designate from time to time, acting severally.

“ Treasury Share ”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“ Trust Account ”	means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“ Underwriter ”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)
any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)
the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)
any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(l)	sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(m)
the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares

3.1
Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion set out in the Articles.

3.2
The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3
The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

3.4	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2
The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1
For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2
In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3
If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1
A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The

Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2
The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3
If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4
Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5
Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7	Transfer of Shares

7.1
Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2
The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1
Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)
Class B Shares held by the Founders shall be surrendered by the Founders on a pro rata basis for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20 per cent of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)	Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.

8.2
Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1
Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis
, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2
For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3
The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares.
The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1
The Company shall have a first and paramount lien on all Shares (whether fully paid-up or
not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2
The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3
To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4
The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1
Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4
If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but
the Directors may waive payment of the interest or expenses wholly or in part.

14.5
An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7
The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8
No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1
If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The
notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2
If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3
A forfeited Share may be
sold, re-allotted or
otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or
disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4
A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5
A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6
The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1
If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2
Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3
A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Class B Share Conversion

17.1
The rights attaching to all Shares shall rank
 pari passu
 in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment hereof and Removal of Directors Article) with the exception that the holder of a Class B Share shall have the Conversion Rights referred to in this Article.

17.2
Class B Shares shall automatically convert into Class A Shares on a one-for-one basis
(the “
Initial Conversion Ratio
”): concurrently with or immediately following the consummation of a Business Combination.

17.3
Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued or deemed issued in excess of the amounts issued in the IPO (including pursuant to the Over-Allotment Option) and related to or in connection with the closing of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination, the ratio for which the Class B Shares shall convert into Class A Shares will be adjusted so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, in the aggregate, 20 per cent of the sum of: (a) the total number of all Class A Shares in issue upon completion of the IPO (including any Class A Shares issued pursuant to the Over-Allotment Option and excluding any Class A Shares underlying the private placement warrants issued to the Sponsor); plus (b) all

Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent warrants issued to the Sponsor or an affiliate of the Sponsor or to the Company’s officers and directors upon the conversion of working capital loans made to the Company; minus (c) the number of Public Shares redeemed in connection with a Business Combination, provided that such conversion of Class B Shares into Class A Shares shall never be less than the Initial Conversion Ratio.

17.4
Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5
The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6
Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7
References in this Article to “
converted
”, “
conversion
” or “
exchange
” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

18	Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)
by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)
cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2
All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3	Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 31.4, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles (subject to Article 31.4);

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

19	Offices and Places of Business
Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20	General Meetings

20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2
The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year (beginning in 2020) at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

20.3	The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings.

21	Notice of General Meetings

21.1
At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)
in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2
The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22	Advance Notice for Business

22.1
At each annual general meeting, the Members shall appoint the Directors then subject to appointment in accordance with the procedures set forth in the Articles and subject to Applicable Law and the rules of the

Designated Stock Exchange or quotation system on which Shares may be then listed or quoted. At any such annual general meeting any other business properly brought before the annual general meeting may be transacted.

22.2
To be properly brought before an annual general meeting, business (other than nominations of Directors, which must be made in compliance with, and shall be exclusively governed by, Article 29) must be:

(a)	specified in the notice of the annual general meeting (or any supplement thereto) given to Members by or at the direction of the Directors in accordance with the Articles;

(b)	otherwise properly brought before the annual general meeting by or at the direction of the Directors; or

(c)	otherwise properly brought before the annual general meeting by a Member who:

(i)	is a Minimum Member at the time of giving of the notice provided for in this Article and at the time of the annual general meeting;

(ii)	is entitled to vote at such annual general meeting; and

(iii)	complies with the notice procedures set forth in this Article.

22.3
For any such business to be properly brought before any annual general meeting pursuant to Article 22.2(c), the Member must have given timely notice thereof in writing, either by personal delivery or express or registered mail (postage prepaid), to the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the one-year anniversary
of the date of the annual general meeting for the immediately preceding year. However, in the event that the date of the annual general meeting is more than 30 days before or after such anniversary date, in order to be timely, a Member’s notice must be received by the Company not later than the later of: (x) the close of business 90 days prior to the date of such annual general meeting; and (y) if the first public announcement of the date of such advanced or delayed annual general meeting is less than 100 days prior to such date, 10 days following the date of the first public announcement of the annual general meeting date. In no event shall the public announcement of an adjournment or postponement of an annual general meeting, or such adjournment or postponement, commence a new time period or otherwise extend any time period for the giving of a Member’s notice as described herein.

22.4	Any such notice of other business shall set forth as to each matter the Member proposes to bring before the annual general meeting:

(a)
a brief description of the business desired to be brought before the annual general meeting, the reasons for conducting such business at the annual general meeting and the text of any proposal regarding such business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the Articles, the text of the proposed amendment), which shall not exceed 1,000 words;

(b)	as to the Member giving notice and any beneficial owner on whose behalf the proposal is made:

(i)	the name and address of such Member (as it appears in the Register of Members) and such beneficial owner on whose behalf the proposal is made;

(ii)
the class and number of Shares which are, directly or indirectly, owned beneficially or of record by any such Member and by such beneficial owner, respectively, or their respective Affiliates (naming such Affiliates), as at the date of such notice;

(iii)
a description of any agreement, arrangement or understanding (including, without limitation, any swap or other derivative or short positions, profit interests, options, hedging transactions, and securities lending or borrowing arrangement) to which such Member or any such beneficial owner or their respective Affiliates is, directly or indirectly, a party as at the date of such notice: (x) with respect to any Shares; or (y) the effect or intent of which is to mitigate loss to, manage the potential risk or benefit of share price changes (increases or decreases) for, or increase or decrease the voting power of such Member or beneficial owner or any of their Affiliates with respect to Shares or which may have payments based in whole or in part, directly or indirectly, on the value (or change in value) of any Shares (any agreement, arrangement or understanding of a type described in this Article 22.4(b)(iii), a “
Covered Arrangement
”); and

(iv)
a representation that the Member is a holder of record of Shares entitled to vote at such annual general meeting and intends to appear in person or by proxy at the annual general meeting to propose such business;

(c)
a description of any direct or indirect material interest by security holdings or otherwise of the Member and of any beneficial owner on whose behalf the proposal is made, or their respective Affiliates, in such business (whether by holdings of securities, or by virtue of being a creditor or contractual counterparty of the Company or of a third party, or otherwise) and all agreements, arrangements and understandings between such Member or any such beneficial owner or their respective Affiliates and any other person or persons (naming such person or persons) in connection with the proposal of such business by such Member;

(d)	a representation whether the Member or the beneficial owner intends or is part of a Group which intends:

(i)	to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Ordinary Shares (or other Shares) required to approve or adopt the proposal; and/or

(ii)	otherwise to solicit proxies from Members in support of such proposal;

(e)	an undertaking by the Member and any beneficial owner on whose behalf the proposal is made to:

(i)
notify the Company in writing of the information set forth in Articles 22.4(b)(ii), (b)(iii) and (c) above as at the record date for the annual general meeting promptly (and, in any event, within five (5) business days) following the later of the record date or the date notice of the record date is first disclosed by public announcement; and

(ii)	update such information thereafter within two (2) business days of any change in such information and, in any event, as at close of business on the day preceding the meeting date; and

(f)
any other information relating to such Member, any such beneficial owner and their respective Affiliates that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, such proposal pursuant to section 14 of the Exchange Act, to the same extent as if the Shares were registered under the Exchange Act.

22.5
Notwithstanding anything to the contrary, the notice requirements set forth herein with respect to the proposal of any business pursuant to this Article, other than nominations for Directors which must be made in compliance with, and shall be exclusively governed by Article 29, shall be deemed satisfied by a Member if such Member has submitted a proposal to the Company in compliance with
Rule 14a-8 of
the Exchange Act and such Member’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for the annual general meeting; provided, that such Member shall have provided the information required by Article 22.4; provided, further, that the information required by Article 22.4(b) may be satisfied by providing the information to the Company required pursuant to
Rule 14a-8(b) of
the Exchange Act.

22.6	Notwithstanding anything in the Articles to the contrary:

(a)
no other business brought by a Member (other than the nominations of Directors, which must be made in compliance with, and shall be exclusively governed by Article 29) shall be conducted at any annual general meeting except in accordance with the procedures set forth in this Article; and

(b)
unless otherwise required by Applicable Law and the rules of any applicable stock exchange or quotation system on which Shares may be then listed or quoted, if a Member intending to bring business before an annual general meeting in accordance with this Article does not: (x) timely provide the notifications contemplated by Article 22.4(e) above; or (y) timely appear in person or by proxy at the annual general meeting to present the proposed business, such business shall not be transacted, notwithstanding that proxies in respect of such business may have been received by the Company or any other person or entity.

22.7
Except as otherwise provided by Applicable Law or the Articles, the chairman or co-chairman of
any annual general meeting shall have the power and duty to determine whether any business proposed to be brought before an annual general meeting was proposed in accordance with the foregoing procedures (including whether the Member solicited or did not so solicit, as the case may be, proxies in support of such Member’s proposal in compliance with such Member’s representation as required by Article 22.4(d)) and if any business is not proposed in compliance with this Article, to declare that such defective proposal shall be disregarded. The requirements of this Article shall apply to any business to be brought before an annual general meeting by a Member other than nominations of Directors (which must be made in compliance with, and shall be exclusively governed by Article 29) and other than matters properly brought under
Rule 14a-8 of
the Exchange Act. For purposes of the Articles, “
public announcement
” shall mean:

(a)	prior to the IPO, notice of the annual general meeting given to Members by or at the direction of the Directors in accordance with the procedures set forth in the Articles; and

(b)
on and after the IPO, disclosure in a press release of the Company reported by the Dow Jones News Service, Associated Press or comparable news service or in a document publicly filed or furnished by the Company with or to the United States Securities Exchange Commission pursuant to section 13, 14 or 15(b) of the Exchange Act.

22.8	Nothing in this Article shall be deemed to affect any rights of:

(a)	Members to request inclusion of proposals in the Company’s proxy statement pursuant to applicable rules and regulations under the Exchange Act; or

(b)	the holders of any class of Preferred Shares, or any other class of Shares authorised to be issued by the Company, to make proposals pursuant to any applicable provisions thereof.

22.9
Notwithstanding the foregoing provisions of this Article, a Member shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Article, if applicable.

23	Proceedings at General Meetings

23.1
No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person
by its duly authorised representative or proxy shall be a quorum.

23.2
A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

23.3
A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons,
signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

23.4
If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

23.5
The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

23.6
If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

23.7
The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

23.8
When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

23.9
If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

23.10
When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

23.11	A resolution put to the vote of the meeting shall be decided on a poll.

23.12	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

23.13
A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

23.14	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

24	Votes of Members

24.1
Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.1, every Member present in any such manner shall have one vote for every Share of which he is the holder.

24.2
In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person,
by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

24.3
A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

24.4
No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

24.5
No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

24.6
Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person
by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

24.7
A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

25 Proxies

25.1
The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

25.2
The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

25.3
The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

25.4
The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

25.5
Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

26	Corporate Members

26.1
Any corporation or
other non-natural person
which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

26.2
If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

27	Shares that May Not be Voted
Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

28	Directors
There shall be a board of Directors consisting of not less than one person provided however that, subject to Article 31.1, the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

29	Nomination of Directors

29.1	Subject to Article 31.1, nominations of persons for election as Directors may be made at an annual general meeting only by:

(a)	the Directors; or

(b)	by any Member who:

(i)	is a Minimum Member at the time of giving of the notice provided for in this Article and at the time of the annual general meeting;

(ii)	is entitled to vote for the appointments at such annual general meeting; and

(iii)
complies with the notice procedures set forth in this Article (notwithstanding anything to the contrary set forth in the Articles, this Article 29.1(b) shall be the exclusive means for a Member to make nominations of persons for election of Directors at an annual general meeting).

29.2
Any Member entitled to vote for the elections may nominate a person or persons for election as Directors only if written notice of such Member’s intent to make such nomination is given in accordance with the procedures set forth in this Article, either by personal delivery or express or registered mail (postage prepaid), to the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the one-year anniversary
of the date of the annual general meeting for the immediately preceding year. However, in the event that the date of the annual general meeting is more than 30 days before or after such anniversary date, in order to be timely, a Member’s notice must be received by the Company not later than the later of: (x) the close of business 90 days prior to the date of such annual general meeting; and (y) if the first public announcement of the date of such advanced or delayed annual general meeting is less than 100 days prior to such date, 10 days following the date of the first public announcement of the annual general meeting date. In no event shall the public announcement of an adjournment or postponement of an annual general meeting, or such adjournment or postponement, commence a new time period or otherwise extend any time period for the giving of a Member’s notice as described herein. Members may nominate a person or persons (as the case may be) for election to the Directors only as provided in this Article and only for such class(es) as are specified in the notice of annual general meeting as being up for election at such annual general meeting.

29.3	Each such notice of a Member’s intent to make a nomination of a Director shall set forth:

(a)	as to the Member giving notice and any beneficial owner on whose behalf the nomination is made:

(i)	the name and address of such Member (as it appears in the Register of Members) and any such beneficial owner on whose behalf the nomination is made;

(ii)
the class and number of Shares which are, directly or indirectly, owned beneficially and of record by such Member and any such beneficial owner, respectively, or their respective Affiliates (naming such Affiliates), as at the date of such notice;

(iii)	a description of any Covered Arrangement to which such Member or beneficial owner, or their respective Affiliates, directly or indirectly, is a party as at the date of such notice;

(iv)
any other information relating to such Member and any such beneficial owner that would be required to be disclosed in a proxy statement in connection with a solicitation of proxies for the election of Directors in a contested election pursuant to section 14 of the Exchange Act; and

(v)
a representation that the Member is a holder of record of Shares entitled to vote at such annual general meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in such Member’s notice;

(b)
a description of all arrangements or understandings between the Member or any beneficial owner, or their respective Affiliates, and each nominee or any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Member;

(c)	a representation whether the Member or the beneficial owner is or intends to be part of a Group which intends:

(i)	to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Ordinary Shares (or other Shares) required to elect the Director or Directors nominated; and/or

(ii)	otherwise to solicit proxies from Members in support of such nomination or nominations;

(d)	as to each person whom the Member proposes to nominate for election or re-election as a Director:

(i)
all information relating to such person as would have been required to be included in a proxy statement filed in connection with a solicitation of proxies for the election of Directors in a contested election pursuant to section 14 of the Exchange Act;

(ii)	a description of any Covered Arrangement to which such nominee or any of his Affiliates is a party as at the date of such notice

(iii)	the written consent of each nominee to being named in the proxy statement as a nominee and to serving as a Director if so elected; and

(iv)
whether, if elected, the nominee intends to tender any advance resignation notice(s) requested by the Directors in connection with subsequent elections, such advance resignation to be contingent upon the nominee’s failure to receive a majority vote and acceptance of such resignation by the Directors; and

(e)
an undertaking by the Member of record and each beneficial owner, if any, to (i) notify the Company in writing of the information set forth in Articles 29.3(a)(ii), (a)(iii), (b) and (d) above as at the record date for the annual general meeting promptly (and, in any event, within five (5) business days) following the later of the record date or the date notice of the record date is first disclosed by public announcement and (ii) update such information thereafter within two (2) business days of any change in such information and, in any event, as at close of business on the day preceding the meeting date.

29.4
No person shall be eligible for election as a Director unless nominated in accordance with the procedures set forth in the Articles. Except as otherwise provided by Applicable Law or the Articles, the chairman or co-chairman of
any annual general meeting to elect Directors or the Directors may, if the facts warrant, determine that a nomination was not made in compliance with the foregoing procedure or if the Member solicits proxies in support of such Member’s nominee(s) without such Member having made the representation required by Article 29.3(c); and if the chairman, co-chairman or
the Directors should so determine, it shall be so declared to the annual general meeting, and the defective nomination shall be disregarded. Notwithstanding anything in the Articles to the contrary, unless otherwise required by Applicable Law or the rules of the Designated Stock Exchange or quotation system on which Shares may be then listed or quoted, if a Member intending to make a nomination at an annual general meeting in accordance with this Article does not:

(a)	timely provide the notifications contemplated by of Article 29.3(e); or

(b)
timely appear in person or by proxy at the annual general meeting to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Company or any other person or entity.

29.5
Notwithstanding the foregoing provisions of this Article, any Member intending to make a nomination at an annual general meeting in accordance with this Article, and each related beneficial owner, if any, shall also comply with all requirements of the Exchange Act and the rules and regulations thereunder applicable to the same extent as if the Shares were registered under the Exchange Act with respect to the matters set forth in the Articles; provided, however, that any references in the Articles to the Exchange Act are not intended to and shall not limit the requirements applicable to nominations made or intended to be made in accordance with Article 29.1(b).

29.6
Nothing in this Article shall be deemed to affect any rights of the holders of any class of Preferred Shares, or any other class of Shares authorised to be issued by the Company, to appoint Directors pursuant to the terms thereof.

29.7
To be eligible to be a nominee for election
or re-election as
a Director pursuant to Article 29.1(b), a person must deliver (not later than the deadline prescribed for delivery of notice) to the Company a written questionnaire prepared by the Company with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Company upon written request) and a written representation and agreement (in the form provided by the Company upon written request) that such person:

(a)	is not and will not become a party to:

(i)
any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director, will act or vote on any issue or question (a “
Voting Commitment
”) that has not been disclosed to the Company; or

(ii)	any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a Director, with such person’s duties under Applicable Law;

(b)
is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed therein;

(c)	in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a Director, and will comply with,

Applicable Law and corporate governance, conflict of interest, confidentiality and share ownership and trading policies and guidelines of the Company that are applicable to Directors generally; and

(d)
if elected as a Director, will act in the best interests of the Company and not in the interest of any individual constituency. The nominating and governance committee shall review all such information submitted by the Member with respect to the proposed nominee and determine whether such nominee is eligible to act as a Director. The Company and the nominating and governance committee of the Directors may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent Director or that could be material to a reasonable Member’s understanding of the independence, or lack thereof, of such nominee.

29.8
At the request of the Directors, any person nominated for election as a Director shall furnish to the Company the information that is required to be set forth in a Members’ notice of nomination pursuant to this Article.

29.9
Any Member proposing to nominate a person or persons for election as Director shall be responsible for, and bear the costs associated with, soliciting votes from any other voting Member and distributing materials to such Members prior to the annual general meeting in accordance with the Articles and applicable rules of the United States Securities Exchange Commission. A Member shall include any person or persons such Member intends to nominate for election as Director in its own proxy statement and proxy card.

30	Powers of Directors

30.1
Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

30.2
All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

30.3
The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

30.4
The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

31	Appointment and Removal of Directors

31.1
Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares increase and decrease the number of Directors and appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

31.2
The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

31.3	After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

31.4
Article 31.1 may only be amended by a Special Resolution passed by at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

31.5
The Directors shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the board of Directors. At the 2020 annual general meeting of the Company, the term of office of the Class I Directors shall expire and Class I Directors shall be elected for a full term of three (3) years. At the 2021 annual general meeting of the Company, the term of office of the Class II Directors shall expire and Class II Directors shall be elected for a full term of three (3) years. At the 2022 annual general meeting of the Company, the term of office of the Class III Directors shall expire and Class III Directors shall be elected for a full term of three (3) years. At each succeeding annual general meeting of the Company, Directors shall be elected for a full term of three (3) years to succeed the Directors of the class whose terms expire at such annual general meeting. Notwithstanding the foregoing provisions of this Article, each Director shall hold office until the expiration of his term, until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of Directors constituting the board of Directors shall shorten the term of any incumbent Director.

32 Vacation of Office of Director
The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)
the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)
all of the other Directors (being not less than two in number) determine that he should be removed as a Director for Cause (and not otherwise), either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

33	Proceedings of Directors

33.1
The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director.

33.2
Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

33.3
A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

33.4
A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

33.5
A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

33.6
The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

33.7
The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

33.8
All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

33.9
A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

34	Presumption of Assent
A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

35	Directors’ Interests

35.1
A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

35.2
A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

35.3
A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

35.4
No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

35.5
A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

36	Minutes
The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

37	Delegation of Directors’ Powers

37.1
The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to
any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

37.2
The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

37.3
The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

37.4
The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

37.5
The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

38	No Minimum Shareholding
The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

39	Remuneration of Directors

39.1
The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

39.2
The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

40	Seal

40.1
The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

40.2
The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

40.3
A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

41	Dividends, Distributions and Reserve

41.1
Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

41.2
Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

41.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

41.4
The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

41.5
Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

41.6
The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

41.7
Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

41.8	No Dividend or other distribution shall bear interest against the Company.

41.9
Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

42	Capitalisation
The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to
and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

43	Books of Account

43.1
The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

43.2
The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

43.3
The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

44	Audit

44.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

44.2
Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

44.3
If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

44.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

44.5
If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

44.6
Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

44.7
Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

45	Notices

45.1	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the
Register of Members (or where the notice is given
by e-mail by
sending it to
the e-mail address
provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

45.2	Where a notice is sent by:

(a)
courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)
post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)
cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)
e-mail or
other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to
the e-mail address
provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to
be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

45.3
A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

45.4
Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

46	Winding Up

46.1
If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)
if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)
if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

46.2
If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

47	Indemnity and Insurance

47.1
Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “
Indemnified Person
”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

47.2
The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

47.3
The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

48	Financial Year
Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

49	Transfer by Way of Continuation
If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

50	Mergers and Consolidations
The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

51	Business Combination

51.1
Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

51.2	Prior to the consummation of a Business Combination, the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

(b)
provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase
price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account ((net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001.

51.3
If the Company initiates any tender offer in accordance with
Rule 13e-4 and
Regulation 14E of the Exchange Act in connection with a Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds general meeting to approve a Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

51.4
At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination.

51.5
Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, in connection with any vote on a Business Combination, elect to have their Public Shares redeemed for cash (the “
IPO Redemption
”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 20 per cent of the Public Shares in the aggregate without the prior consent of the Company. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption
price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “
Redemption Price
”). The Company shall not redeem Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 (the “
Redemption Limitation
”).

51.6
A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

51.7
In the event that the Company does not consummate a Business Combination by 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price,
payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in the case of (ii) and (iii) above to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of Applicable Law.

51.8
In the event that any amendment is made to this Article (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with our initial business combination or to redeem 100 per cent of the Public Shares if the Company has not consummated a Business Combination within 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles or (B) with respect to any other material provisions relating to stockholders’ rights or pre-initial Business
Combination activity, each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval of any such amendment at a per-Share price,
payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

51.9
A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

51.10
After the issue of Public Shares, and prior to the consummation of a Business Combination, the Directors shall not issue additional Shares or any other securities that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote as a class with Public Shares on a Business Combination.

51.11
A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

51.12	The Company shall not enter into an initial Business Combination with another blank cheque company or a similar company with nominal operations.

52	Certain Tax Filings
Each Tax Filing Authorised Person and any such other person, acting alone, as any Director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832
and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of the Articles.

53	Business Opportunities

53.1
To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“
Management
”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

53.2
To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

53.3
Notwithstanding anything to the contrary in this Article, such renouncement shall not apply to any business opportunity that is expressly offered to such person solely in his or her capacity as a Director or Officer of the Company and it is an opportunity the Company is able to complete on a reasonable basis.

ANNEX J
FORM OF BYLAWS OF QUANERGY SYSTEMS, INC.

Bylaws
of
Quanergy Systems, Inc.
(a Delaware corporation)

-i-

(continued)

-ii-

Bylaws
of
Quanergy Systems, Inc.
Article I—Corporate Offices
1.1
Registered Office
.
The address of the registered office of Quanergy Systems, Inc. (the “
Corporation
”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “
Certificate of Incorporation
”).

1.2	Other Offices .
The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “
Board
”) may from time to time establish or as the business of the Corporation may require.
Article II—Meetings of Stockholders
2.1
Place of Meetings
.
Meetings of stockholders shall be held at any place within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “
DGCL
”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.
2.2
Annual Meeting
.
The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of these bylaws may be transacted. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.
2.3
Special Meeting
.
Special meetings of the stockholders may be called, postponed, rescheduled or cancelled only by such persons and only in such manner as set forth in the Certificate of Incorporation.
No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.
2.4
Notice of Business to be Brought before a Meeting
.
(i) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting given by or at the direction of the Board of Directors, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board of Directors or the Chairperson of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with
Rule 14a-8
under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “
Exchange Act
”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board of Directors must comply with Section 2.5 and Section 2.6 and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5 and Section 2.6.
(ii) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year
anniversary of the preceding year’s annual meeting (which, in the case of the first annual meeting of stockholders following the Effective Time (as defined in the Corporation’s Certification of Incorporation), the date of the preceding year’s annual meeting shall be deemed to be [●], 2022); provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “
Timely Notice
”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.
(iii) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:
(a) As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (2) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule
13d-3
under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “
Stockholder Information
”);
(b) As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule
16a-1(c)
under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule
16a-1(b)
under the Exchange Act) (“
Synthetic Equity Position
”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination;

and, provided, further, that any Proposing Person satisfying the requirements of Rule
13d-1(b)(1)
under the Exchange Act (other than a Proposing Person that so satisfies Rule
13d-1(b)(1)
under the Exchange Act solely by reason of Rule
13d-1(b)(1)(ii)(E))
shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (2) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (4) any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation, on the other hand, (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (6) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (7) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (7) are referred to as “
Disclosable Interests
”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and
(c) As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment), and (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.
For purposes of this Section 2.4, the term “
Proposing Person
” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(iv) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.
(v) Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.
(vi) This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule
14a-8
under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to
Rule 14a-8
under the Exchange Act.
(vii) For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service, in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act or by such other means as is reasonably designed to inform the public or securityholders of the Corporation in general of such information including, without limitation, posting on the Corporation’s investor relations website.
2.5
Notice of Nominations for Election to the Board of Directors
.
(i) Subject in all respects to the provisions of the Certificate of Incorporation, nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (x) by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board of Directors or these bylaws, or (y) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 and Section 2.6 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (y) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or special meeting.
(ii) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and Section 2.6 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5 and Section 2.6.
(a) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting in accordance with the Certificate of Incorporation, then for a stockholder to make any nomination of a person or persons for election to the Board of Directors at a special meeting, the stockholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and Section 2.6 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.
(b) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.
(c) In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by shareholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.5(ii)(b), or (iii) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.
(iii) To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:
(a) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a));
(b) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(b) shall be made with respect to the election of directors at the meeting); and
(c) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 and Section 2.6 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation
S-K
if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “
Nominee Information
”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.6(i).
For purposes of this Section 2.5, the term “
Nominating Person
” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.
(iv) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.
(v) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.
2.6
Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors
.
(i) To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board of Directors or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors), to the Secretary at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Corporation pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Corporation in connection with such annual or special meeting and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “
Voting Commitment
”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein or to the Corporation, (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), (D) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election
and (E) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule
14a-4(d)
under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director.
(ii) The Board of Directors may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines.
(iii) A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.6, if necessary, so that the information provided or required to be provided pursuant to this Section 2.6 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.
(iv) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.5 and this Section 2.6, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5 and this Section 2.6, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.
(v) Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5 and this Section 2.6.

2.7
Notice of Stockholders
’
Meetings
.
Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 of these bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.
2.8
Quorum
.
Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.
2.9
Adjourned Meeting; Notice
.
When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.
2.10
Conduct of Business
.
The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
2.11
Voting
.
Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.
Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes)
on such matter.
2.12
Record Date for Stockholder Meetings and Other Purposes
.
In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than 60 days nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.
In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.13
Proxies
.
Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission that sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.
2.14
List of Stockholders Entitled to Vote
.
The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.
2.15
Inspectors of Election
.
Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.
Such inspectors shall:
(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;
(ii) count all votes or ballots;
(iii) count and tabulate all votes;
(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and
(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.
2.16
Delivery to the Corporation
.
Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.
Article III—Directors
3.1
Powers
.
Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.
3.2
Number of Directors
.
Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.
3.3
Election, Qualification and Term of Office of Directors
.
Except as provided in Section 3.4 of these bylaws, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal in accordance with the Certificate of Incorporation. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.
3.4
Resignation and Vacancies
.
Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.
Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

3.5
Place of Meetings; Meetings by Telephone
.
The Board may hold meetings, both regular and special, either within or outside the State of Delaware.
Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.
3.6
Regular Meetings
.
Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.
3.7
Special Meetings; Notice
.
Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson of the Board, the Chief Executive Officer, the President, the Secretary or a majority of the total number of directors constituting the Board.
Notice of the time and place of special meetings shall be:
(i) delivered personally by hand, by courier or by telephone;
(ii) sent by United States first-class mail, postage prepaid;
(iii) sent by facsimile or electronic mail; or
(iv) sent by other means of electronic transmission,
directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.
If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.
3.8
Quorum
.
At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9
Board Action without a Meeting
.
Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.
3.10
Fees and Compensation of Directors
.
Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.
Article IV—Committees
4.1
Committees of Directors
.
The Board may designate one or more committees, each committee to consist, of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.
4.2
Meetings and Actions of Committees
.
Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:
(i) Section 3.5 (place of meetings; meetings by telephone);
(ii) Section 3.6 (regular meetings);
(iii) Section 3.7 (special meetings; notice);
(iv) (iv) Section 3.9 (board action without a meeting); and
(v) Section 7.13 (waiver of notice),
with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:
(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;
(ii) special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.2, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.
4.3
Subcommittees
.
Unless otherwise provided in the Certificate of Incorporation, these bylaws, the resolutions of the Board designating the committee or the charter of such committee adopted by the Board, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.
Article V—Officers
5.1
Officers
.
The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Treasurer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.
5.2
Appointment of Officers
.
The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws.
5.3
Subordinate Officers
.
The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.
5.4
Removal and Resignation of Officers
.
Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.
Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.
5.5
Vacancies in Offices
.
Any vacancy occurring in any office of the Corporation shall be filled as provided in Section 5.2 or Section 5.3, as applicable.

5.6
Representation of Shares of Other Corporations
.
The Chairperson of the Board, the Chief Executive Officer or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.
5.7
Authority and Duties of Officers
.
All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.
5.8
Compensation
.
The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.
Article VI—Records
A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.
Article VII—General Matters
7.1
Execution of Corporate Contracts and Instruments
.
The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.
7.2
Stock Certificates
.
The shares of the Corporation shall be represented by certificates, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the

Board, Chief Executive Officer, the President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.
The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.
7.3
Special Designation of Certificates
.
If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
7.4
Lost Certificates
.
Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
7.5
Shares Without Certificates
The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.
7.6
Construction; Definitions
.
Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.7
Dividends
.
The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.
The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.
7.8
Fiscal Year
.
The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.
7.9
Seal
.
The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.
7.10
Transfer of Stock
.
Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.
7.11
Stock Transfer Agreements
.
The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL or other applicable law.
7.12
Registered Stockholders
.
The Corporation:
(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and
(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.
7.13
Waiver of Notice
.
Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.
Article VIII—Notice
8.1
Delivery of Notice; Notice by Electronic Transmission
.
Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.
Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.
Any notice given pursuant to the preceding paragraph shall be deemed given:
(i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;
(ii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and
(iii) if by any other form of electronic transmission, when directed to the stockholder.
Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.
An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Article IX—Indemnification
9.1
Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation
.
Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.
9.2
Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation
.
Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
9.3
Authorization of Indemnification
.
Any indemnification under this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

9.4
Good Faith Defined
.
For purposes of any determination under Section 9.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 9.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 9.1 or 9.2, as the case may be.
9.5
Indemnification by a Court
.
Notwithstanding any contrary determination in the specific case under Section 9.3, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 9.1 or 9.2. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Neither a contrary determination in the specific case under Section 9.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Article IX shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.
9.6
Expenses Payable in Advance
.
Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article IX. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.
9.7
Nonexclusivity of Indemnification and Advancement of Expenses
.
The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these
By-Laws,
agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 9.1 or 9.2 shall be made to the fullest extent permitted by law. The provisions of this Article IX shall not be deemed to preclude the indemnification of any person who is not specified in Section 9.1 or Section 9.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

9.8
Insurance
.
The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article IX.
9.9
Certain Definitions
.
For purposes of this Article IX, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article IX shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article IX, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article IX.
9.10
Survival of Indemnification and Advancement of Expenses
.
The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.
9.11
Limitation on Indemnification
.
Notwithstanding anything contained in this Article IX to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 9.5), the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.
9.12
Indemnification of Employees and Agents
.
The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article IX to directors and officers of the Corporation.
9.13
Primacy of Indemnification
.
Notwithstanding that a director, officer, employee or agent of the Corporation (collectively, the “
Covered Persons
”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons (collectively, the “
Other Indemnitors
”), with respect to the rights to indemnification, advancement of expenses and/or insurance set forth herein, the Corporation: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary); and (ii) shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of all liabilities, without regard to any rights Covered Persons may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which Covered Persons have sought indemnification from the Corporation shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the Corporation. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this Section 9.13 shall only apply to Covered Persons in their capacity as Covered Persons.
9.14
Repeal or Modification
.
Any repeal or modification of this Article IX by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of the Covered Persons existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
Article X—Amendments
The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds
of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.
Article XI—Definitions
As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:
An “
electronic transmission
” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
An “
electronic mail
” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).
An “
electronic mail address
” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “
person
” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.
[
Remainder of page intentionally left blank
.]

ANNEX K
FORM OF CERTIFICATE OF INCORPORATION OF QUANERGY SYSTEMS, INC.

CERTIFICATE OF INCORPORATION
OF
QUANERGY SYSTEMS, INC.
ARTICLE I
The name of the corporation is Quanergy Systems, Inc. (the “
Corporation
”).
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is VCorp Services, LLC, 1013 Centre Road
Suite 403-B,
Wilmington, County of New Castle, State of Delaware 19805, and the name of its registered agent at such address is Vcorp Services, LLC.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “
DGCL
”) as it now exists or may hereafter be amended and supplemented.
ARTICLE IV
The Corporation is authorized to issue two classes of stock to be designated, respectively, “
Common Stock
” and “
Preferred Stock
.” The total number of shares of capital stock that the Corporation shall have authority to issue is 310,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 300,000,000, having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 10,000,000, having a par value of $0.0001 per share.
ARTICLE V
The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:
A.
COMMON STOCK
.
1.
General
. The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “
Board of Directors
”) and outstanding from time to time.
2.
Voting
. Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL.
Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.
3.
Dividends
. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.
4.
Liquidation
. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.
5.
Transfer Rights
. Subject to applicable law and the transfer restrictions set forth in Article VII of the bylaws of the Corporation (as such Bylaws may be amended from time to time, the “
Bylaws
”), shares of Common Stock and the rights and obligations associated therewith shall be fully transferable to any transferee.
B.
PREFERRED STOCK
Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.
Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “
Certificate of Designation
”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Certificate of Designation).
The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE VI
The name and mailing address of the Sole Incorporator is as follows:

Name:	Address:
[●]	[●]
ARTICLE VII
For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:
A. The directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the whole Board. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the filing and effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “
Effective Time
”); the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the Effective Time; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the Effective Time. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the Effective Time, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal in accordance with this Certificate of Incorporation. No decrease in the number of directors shall shorten the term of any incumbent director.
B. Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors in accordance with the Bylaws.
C. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.
D. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.
E. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article VII, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article VII, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
F. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to adopt, amend or repeal the Bylaws. The stockholders of the Corporation shall also have the power to adopt, amend or repeal the Bylaws; provided, that in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds
of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.
G. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
ARTICLE VIII
A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.
B. Subject to the special rights of the holders of one or more series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President, in each case, in accordance with the Bylaws, and shall not be called by any other person or persons. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors or other person calling the meeting.
C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting.

ARTICLE IX
No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article IX, or the adoption of any provision of the Certificate of Incorporation of the Corporation inconsistent with this Article IX, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.
ARTICLE X
A. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL, and instead the provisions of Article X(B)-(D) below shall apply, for so long as the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “
Exchange Act
”).
B. The Corporation shall not engage in any business combination with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:
(1) prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
(2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(3) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.
C. The restrictions contained in the foregoing Article X(B) shall not apply if:
(1) a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time, within the three-year period immediately prior to the business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or
(2) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Article X(C)(2), (ii) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required), (y) a sale, lease, exchange, mortgage, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent or more of either that aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Article X(C)(2).
D. For purposes of this Article X, references to:
(1) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.
(2) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of the voting power thereof; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.
(3) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:
a. any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (B) of this Article X is not applicable to the surviving entity;
b. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;
c. any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii) through (v) of this subsection shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);
d. any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or
e. any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.
(4) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this subsection (D) of Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
(5) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (a) any Stockholder Party, any Stockholder Party Direct Transferee, any Stockholder Party Indirect Transferee or any of their respective affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule
13d-5
of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (b) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below.
(6) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:
a. beneficially owns such stock, directly or indirectly;
b. has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or
c. has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.
(7) “person” means any individual, corporation, partnership, unincorporated association or other entity.
(8) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.
(9) “Stockholder Party” means any stockholder of the Corporation.
(10) “Stockholder Party Direct Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule
13d-5
of the Exchange Act beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.
(11) “Stockholder Party Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party Direct Transferee or any other Stockholder Party Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.
(12) “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall be calculated on the basis of the aggregate number of votes applicable to all shares of such voting stock, and by allocating to each share of voting stock, that number of votes to which such share is entitled.
ARTICLE XI
The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board. The right to indemnification conferred by this Article XI shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article XI. The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article XI to directors and officers of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this Article XI shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this Article XI by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation (collectively, the “
Covered Persons
”) existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “
Other Indemnitors
”), and which may include third parties for whom such Covered Person serves as a manager, member, officer, employee or agent. The Corporation hereby agrees and acknowledges that notwithstanding any such rights that a Covered Person may have with respect to any Other Indemnitor(s), (i) the Corporation is the indemnitor of first resort with respect to all Covered Persons and all obligations to indemnify and provide advancement of expenses to Covered Persons, (ii) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by the Covered Persons, to the fullest extent required by law, the terms of this Certificate of Incorporation, the Bylaws, any agreement to which the Corporation is a party, any vote of the stockholders or the Board, or otherwise, without regard to any rights the Covered Persons may have against the Other Indemnitors and (iii) to the fullest extent permitted by law, the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right, and the Other Indemnitors are express third party beneficiaries of the terms of this paragraph. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this paragraph shall only apply to Covered Persons in their capacity as Covered Persons.
ARTICLE XII
A. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “
Chancery Court
”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Certificate of Incorporation (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against the Corporation or any current or former director, officer or stockholder governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “
Foreign Action
”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Notwithstanding the foregoing, the provisions of this Article XII(A) shall not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.
B. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
C. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XII.

ARTICLE XIII
A. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any vote required by applicable law, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Article V(B), Article VII, Article VIII, Article IX, Article X, Article XI, Article XII and this Article XIII.
B. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this [●] day of [●], 2021.

[Name]
Sole Incorporator

ANNEX L
OPINION LETTER OF DUFF & PHELPS

Confidential CITIC Capital Acquisition Corp. E9/F, East Tower, Genesis Beijing, No. 8 Xinyuan South Road, Chaoyang District, Beijing 100027, People’s Republic of China	June 21, 2021
Ladies and Gentlemen:
CITIC Capital Acquisition Corp. (the “
Company
”) engaged Duff & Phelps, LLC n/k/a Duff & Phelps, A Kroll Business operating as Kroll, LLC (“
Duff & Phelps
”) to serve as an independent financial advisor to the Board of Directors (the “
Board of Directors
”) of the Company (solely in their capacity as members of the Board of Directors) to provide an opinion (the “
Opinion
”) as of the date hereof as to the fairness, from a financial point of view, to the Company of the consideration to be paid by the Company in the contemplated transaction described below (the “
Proposed Transaction
”).
Description of the Proposed Transaction
Duff & Phelps understands that the Proposed Transaction involves the acquisition of Quanergy Systems, Inc. (the “
Target
”) by the Company via reverse merger for consideration paid to the Target’s shareholders consisting of 97.0 million shares of the Company’s common stock.
Opinion
Duff & Phelps will opine as to whether the consideration to be paid by the Company in the Proposed Transaction is fair, from a financial point of view, to the Company.
Scope of Analysis
In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:

a.	The Company’s audited financial statements for the fiscal years ended December 31, 2019 and 2020 included in the Company’s Form 10-K filed with the Securities and Exchange Commission (the “ SEC ”);

b.	The Company’s unaudited interim financial statements for period ended June 30, 2021 included in the Company’s Form 10-Q filed with the SEC;

CITIC Capital Acquision Corp.

June 21, 2021

c.	The Target’s audited financial statements for the years ended December 31, 2018 through 2019;

d.	Unaudited financial information for the Target for the year ended December 31, 2020, which the Target’s management identified as being the most current financial statements available;

e.
Other internal documents relating to the history, current operations, and probable future outlook of the Target, including financial projections for the years 2021 through 2025, prepared by the Target and provided to us by management of the Company (the “
Financial Projections
”);

f.	The Target’s investor presentations dated January 2021 and May 2021;

g.	The PIPE investor presentation dated May 5, 2021;

h.	Due Diligence presentation materials dated March 3, 2021; and

i.
Documents related to the Proposed Transaction, including the
Non-Binding
Letter of Intent signed by the Company dated January 26, 2021 and the draft of the Agreement and Plan of Merger by and among the Company, Merger Sub, and Target (the “
Merger Agreement
”), dated as of June 10, 2021;

2.	Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company and the Target;

3.	Reviewed the historical trading price and trading volume of the publicly traded securities of certain companies that Duff & Phelps deemed relevant;

4.
Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

5.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.
Assumptions, Qualifications and Limiting Conditions
In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s consent:

1.
Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company and Target management, and did not independently verify such information;

2.
Relied upon the fact that the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

3.
Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such projections or the underlying assumptions;

4.	Assumed that information supplied and representations made by Company and Target management are substantially accurate regarding the Target and the Proposed Transaction

5.	Assumed that the representations and warranties made in the Merger Agreement are substantially accurate;

CITIC Capital Acquision Corp.

June 21, 2021

6.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

7.
Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company or the Target since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

8.
Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

9.
Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or the Target.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.
Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Company, the Target, or the Proposed Transaction.
Duff & Phelps did not evaluate the Company’s or the Target’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company or the Target, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Proposed Transaction, or (iii) advise the Board of Directors or any other party with respect to alternatives to the Proposed Transaction.
Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s common stock or the Target’s common stock (or anything else) after the announcement or the consummation of the Proposed Transaction. This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s or the Target’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.
In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s or the Target’s officers, directors, or employees, or any class of such persons, relative to the consideration to be received by the public shareholders of the Company or the Target in the Proposed Transaction, or with respect to the fairness of any such compensation.

CITIC Capital Acquision Corp.

June 21, 2021

This Opinion is furnished solely for the use and benefit of the Board of Directors in connection with its consideration of the Proposed Transaction. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Board of Directors or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the consideration paid is the best possibly attainable under any circumstances; instead, it merely states whether the consideration in the Proposed Transaction is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.
This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this letter shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and the Company dated February 18, 2021 (the “
Engagement Letter
”). This letter is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.
Disclosure of Prior Relationships
Duff & Phelps has acted as financial advisor to the Board of Directors and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is earned upon delivery by Duff & Phelps of the Opinion to the Board of Directors and payable upon consummation of the Company’s initial business combination with the Target. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.
Conclusion
Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof the consideration to be paid by the Company in the Proposed Transaction is fair from a financial point of view to the Company.
This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.
Respectfully submitted,

/s/ Duff & Phelps, A Kroll Business

Duff & Phelps, A Kroll Business

Kroll, LLC

ANNEX M
FORM OF
LOCK-UP
AGREEMENT

FORM OF LOCKUP AGREEMENT
This Lockup Agreement is dated as of [●], 2021 and is between CITIC Capital Acquisition Corp., a Cayman Islands exempted company (which shall be domesticated as a Delaware corporation prior to the closing of the Merger (as defined herein) and in connection therewith change its name to Quanergy Systems, Inc.) (“
Acquiror
”), and each of the stockholder parties identified on
Exhibit A
hereto and the other persons who enter into a joinder to this Agreement substantially in the form of
Exhibit B
hereto with Acquiror in order to become a “
Stockholder Party
” for purposes of this Agreement (collectively, the “
Stockholder Parties
”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below).
BACKGROUND
:
WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of June [●], 2021 (the “
Merger Agreement
”), CITIC Capital Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of Acquiror (“
Merger Sub
”), will merge (the “
Merger
”) with and into Quanergy Systems, Inc., a Delaware corporation (the “
Company
”), with the Company surviving the Merger as a wholly owned subsidiary of Acquiror;
WHEREAS, each of the Stockholder Parties owns the number and type of Equity Interests in the Company set forth opposite of such Stockholder Party’s name on
Exhibit A
(such Equity Interests, the “
Company Equity Interests
”);
WHEREAS, each of the Stockholder Parties will receive a certain number of Acquiror Common Shares, awards of restricted stock units covering Acquiror Common Shares, and/or options to purchase Acquiror Common Shares pursuant to the terms of the Merger Agreement (the “
Acquiror Equity Interests
”, together with the Company Equity Interests, and together with any of the foregoing acquired after the date hereof, the “
Covered Equity Interest
”);
WHEREAS, in consideration for the benefits to be received by each Stockholder Party under the terms of the Merger Agreement and as a material inducement to Acquiror and Merger Sub agreeing to enter into and consummate the transactions contemplated by the Merger Agreement, each Stockholder Party agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement;
WHEREAS, the parties hereto acknowledge and agree that Acquiror would not have entered into and agreed to consummate the transactions contemplated by the Merger Agreement without each Stockholder Party entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement; and
WHEREAS, in connection with Acquiror entering into the Merger Agreement, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on transfer of the Acquiror Equity Interest.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:
ARTICLE I
INTRODUCTORY MATTERS
Section
 1.1
Defined Terms
. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:
“
Agreement
” means this Lockup Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.
“
Equity Interest
” means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person that are convertible into, or are exercisable or exchangeable for, or give any person any right or entitlement to acquire any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested, of such Person or any similar security or right that is derivative or provides any economic benefit based, directly or indirectly, on the value or price of any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested.
“
Exchange Act
” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
“
Lock-Up
Period
” has the meaning set forth in
Section
 2.1(a)
.
“
Merger Agreement
” has the meaning set forth in the Recitals.
“
Non-Recourse
Party
” has the meaning set forth in
Section
 4.15
.
“
Public Shareholders
” means the holders of securities issued in the initial public offering of the Acquiror Common Shares.
“
Stockholder Parties
” has the meaning set forth in the Preamble.
Section
 1.2
Construction
. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and (c) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to sections of this Agreement unless otherwise specified.

ARTICLE II
LOCKUP
Section
 2.1
Lockup
. (a) Each Stockholder Party agrees that such Stockholder Party shall not Transfer any Acquiror Equity Interest or any securities convertible into or exercisable or exchangeable (directly or indirectly) for any Acquiror Equity Interest (whether such Acquiror Equity Interest or any such securities are held by such Stockholder Party as of the date hereof or are thereafter acquired) from the date hereof and until the earlier of (i) six (6) months after the Closing Date and (ii) subsequent to the Closing, the date on which (A) the closing price of the Acquiror Common Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period or (y) Acquiror completes a liquidation, merger, amalgamation, capital stock exchange, reorganization or other similar transaction that results in Public Shareholders having the right to exchange their Acquiror Common Shares for cash, securities or other property (the “
Lock-Up
Period
”). The foregoing restriction is expressly agreed to preclude each Stockholder Party during the
Lock-up
Period from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such Stockholder Party’s Acquiror Equity Interest even if such Acquiror Equity Interest would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions during the
Lock-up
Period would include without limitation any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Stockholder Party’s Acquiror Equity Interest or with respect to any security that includes, relates to, or derives any significant part of its value from such Acquiror Equity Interest. For purposes of this agreement, “
Transfer
” means to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder, with respect to any Acquiror Equity Interest, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Acquiror Equity Interest, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction, including the filing of a registration statement specified in clause
 (i)
or
(ii)
. Notwithstanding the foregoing, the restrictions set forth herein shall not apply to:
(1) in the case of an entity, Transfers (A) to the Stockholder Party’s affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended), or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned, or (B) distributions to members, partners, stockholders or equityholders of the undersigned;;
(2) in the case of an individual, Transfers by bona fide gift to a member of the Stockholder Party’s immediate family (as defined below) or to a trust, the beneficiary of which is the Stockholder Party or a member of the Stockholder Party’s immediate family or to a charitable organization controlled by the Stockholder Party;
(3) in the case of an individual, by virtue of the laws of descent and distribution upon death of the Stockholder Party;
(4) in the case of an individual, by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;
(5) in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the Stockholder Party and/or the Stockholder Party’s immediate family are the legal and beneficial owner of all of the outstanding equity securities or similar interests;
(6) in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(7) in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;
(8) Transfers of any Acquiror Common Shares or other securities acquired as part of the PIPE Investment or issued in exchange for, or on conversion or exercise of, any securities issued as part of the PIPE Investment;
(9) Transfers relating to Acquiror Common Shares or other securities convertible into or exercisable or exchangeable for Acquiror Common Shares acquired in open market transactions after the Closing Date, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the
Lock-up
Period;
(10) the exercise of any Acquiror Equity Interests to purchase Acquiror Common Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis) or the settlement of any Acquiror Equity Interests with Acquiror Common Shares;
(11) Transfers to the Company to satisfy tax withholding obligations pursuant to the Company’s equity incentive plans or arrangements;
(12) Transfers to Acquiror pursuant to any contractual arrangement in effect at the effective time of the Merger that provides for the repurchase by Acquiror or forfeiture of Acquiror Common Shares or Acquiror Equity Interests convertible into or exercisable or exchangeable for Acquiror Common Shares in connection with the termination of the Stockholder Party’s service to Acquiror; and
(13) Transfers to satisfy any U.S. federal, state, or local income tax obligations of the Stockholder Party (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “
Code
”), or the U.S. Treasury Regulations promulgated thereunder (the “
Regulations
”) after the date on which the Merger Agreement was executed by the parties, and such change prevents the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Merger does not qualify for similar tax-free
treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction;
provided, in the case of clauses (1) through (7), where such transferee agrees to be bound by the terms of this Agreement by executing and delivering the Form of Joinder Agreement set forth on
Exhibit B
to Aquiror. For purposes of this Lockup Agreement, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons.
(b) Each Stockholder Party also agrees and consents to the entry of stop transfer instructions with Acquiror’s transfer agent and registrar against the transfer of any Acquiror Equity Interest except in compliance with the foregoing restrictions and to the addition of a legend to such Stockholder Party’s Acquiror Equity Interest describing the foregoing restrictions.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER PARTIES
Section
 3.1
Stockholder Representations and Warranties
. Each Stockholder Party represents and warrants to Acquiror as follows:
(a) If Stockholder Party is not an individual, the Stockholder Party is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).
(b) If Stockholder Party is not an individual, the Stockholder Party has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Merger Agreement), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of such Stockholder Party. This Agreement has been duly and validly executed and delivered by such Stockholder Party and constitutes a valid, legal and binding agreement of each Stockholder Party (assuming that this Agreement is duly authorized, executed and delivered by Acquiror), enforceable against each such Stockholder Party in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
(c) Each Stockholder Party is the record and beneficial owner of the Company Equity Interests set forth opposite such Stockholder Party’s name on
Exhibit A
hereto and has valid, good and marketable title to the Company Equity Interests, free and clear of all Liens (other than transfer restrictions under applicable securities Laws). Each Stockholder Party is not party to or bound by (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events, developments (including the satisfaction or waiver of any conditions precedent)) require such Stockholder Party to Transfer any of the Covered Equity Interests or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Covered Equity Interests.
ARTICLE IV
GENERAL PROVISIONS
Section
 4.1
Termination
. This Agreement and the obligations of each Stockholder Party hereunder shall automatically terminate upon the termination of the Merger Agreement in accordance with its terms. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement;
provided
,
however
, that such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to its termination.
Section
 4.2
Notices
. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof) if applicable,
e-mail
(having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other parties as follows.
Acquiror’s address is:
CITIC Capital Acquisition Corp.
28/F CITIC Tower
1 Tim Mei Avenue
Central, Hong Kong
Attention: Fanglu Wang
e-mail:
fangluwang@citiccapital.com

with a copy (which shall not constitute notice) to:
White
 & Case LLP
1221 Avenue of the Americas
New York, NY, 10020-1095
The United States
Attention: Joel Rubinstein
e-mail:
joel.rubinstein@whitecase.com
such address as such Stockholder Party shall furnish to Acquiror in writing.
Section
 4.3
Amendment; Waiver
. (a) The terms and provisions of this Agreement may be modified, amended or waived only with the written approval of the Acquiror (including the approval of the member of the board of directors of Acquiror nominated by the Sponsor) and Stockholder Parties holding a majority of the Acquiror Equity Interests then held by the Stockholder Parties in the aggregate as to which this Agreement has not been terminated pursuant to
Section
 4.1
.
(b) Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.
(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
Section
 4.4
Further Assurances
. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof.
Section
 4.5
Assignment
. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.
Section
 4.6
Third Parties
. Except with respect to any
Non-Recourse
Party, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.
Section
 4.7
Governing Law
. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES ARISING HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS.
Section
 4.8
Jurisdiction; Waiver of Jury Trial
. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.
Section
 4.9
Specific Performance
. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of a bond.
Section
 4.10
Entire Agreement
. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.
Section
 4.11
Severability
. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by Law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by Law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.
Section
 4.12
Table of Contents, Headings and Captions
. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.
Section
 4.13
Counterparts
. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one agreement (or amendment, as applicable).
Section
 4.14
Effectiveness
. This Agreement shall be valid and enforceable as of the Closing and may not be revoked by any party hereto.
Section
 4.15
No Recourse
. This Agreement may only be enforced against, and any claim or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the subject matter hereof may only be made against the parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto or any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any of the foregoing (each, a “
Non-Recourse
Party
”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any
Non-Recourse
Party.
[
Remainder of Page Intentionally Left Blank
]

IN WITNESS WHEREOF, the parties hereto have executed this Lockup Agreement on the day and year first above written.

CITIC CAPITAL ACQUISITION CORP.

By:
Name: Fanglu Wang
Title: Chief Executive Officer and Director

STOCKHOLDER PARTY: [ ● ]

By:
Name:
Title:

STOCKHOLDER PARTY: [ ● ]

By:
Name:
Title:

STOCKHOLDER PARTY: [ ● ]

By:
Name:
Title:
[
Signature Page to Lockup Agreement
]

Exhibit A
STOCKHOLDER PARTIES

Stockholder	Common Stock	Series Seed Preferred Stock	Series A Preferred Stock	Common Warrants	Options	Restricted Stock Units
Jim DiSanto						14,847
Kevin Kennedy					50,000	630,207
Matthew Hammond						14,847
Tom Rohrs					50,000	14,847
Tianyue Yu					50,625	43,217
Tamer Hassanein		31,875	8,623			523,537
Patrick Archambault					60,000	209,548
Enzo Signore					40,000	129,430
Ross Taylor	14,298				5,000	39,715
Brad Sherrard						77,098
Raj Bhullar					35,000	49,715
Uzma Hassan					4,500	41,708
Rising Tide II, L.P.				16,666
Rising Tide II, LLC		127,502
Rising Tide III, LLC		191,253	26,948
Rising Tide IV, LLC	535,179
Rising Tide IVA, LLC	80,000
Rising Tide Management, Ltd.		79,688	21,559
Rising Tide V, LLC	379,040	462,194	2,155,915	1,219,367
Louay Eldada	1,107,768	10,200			202,500
Tianyue Yu					50,625	43,217
Tianyue Yu, Trustee of The Yang Yu Trust	631,483	7,650
Weilai Yang and Yu Cheung Ho, Trustee of the YYAD10 Trust	125,000
Weilai Yang and Yu Cheung Ho, Trustee of the YYJK28 Trust	125,000

A-1

Exhibit B
FORM OF JOINDER TO LOCKUP AGREEMENT
[●], 20__
Reference is made to the Lockup Agreement, dated as of [●], 2021, by and between CITIC Capital Acquisition Corp. and the Stockholder Parties (as defined therein) from time to time party thereto (as amended from time to time, the “
Lockup Agreement
”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lockup Agreement.
Each of Acquiror and each undersigned holder of shares of Acquiror (each, a “
New Stockholder Party
”) agrees that this Joinder to the Lockup Agreement (this “
Joinder
”) is being executed and delivered for good and valuable consideration.
Each undersigned New Stockholder Party hereby agrees to and does become party to the Lockup Agreement as a Stockholder Party. This Joinder shall serve as a counterpart signature page to the Lockup Agreement and by executing below each undersigned New Stockholder Party is deemed to have executed the Lockup Agreement with the same force and effect as if originally named a party thereto.
This Joinder may be executed in multiple counterparts, including by means of facsimile or electronic signature, each of which shall be deemed an original, but all of which together shall constitute the same instrument.
[
Remainder of Page Intentionally Left Blank.
]

B-1

IN WITNESS WHEREOF, the undersigned have duly executed this joinder as of the date first set forth above.

[NEW STOCKHOLDER PARTY]

By:
Name:
Title:

[COMPANY]

By:
Name:
Title:

B-2

ANNEX N
SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “
Subscription Agreement
”) is entered into on [●], 2021, by and between CITIC Capital Acquisition Corp., a Cayman Islands exempted company (which shall be domesticated as a Delaware corporation prior to the closing of the Transaction (as defined herein) and in connection therewith change its name to Quanergy Systems, Inc.) (the “
Company
”), and the undersigned subscriber (“
Subscriber
”).
WHEREAS, substantially concurrently with the execution of this Subscription Agreement, the Company is entering into a definitive agreement with Quanergy Systems, Inc., a Delaware corporation (“
Quanergy
”), and the other parties thereto, providing for the acquisition of Quanergy (the “
Transaction Agreement
” and the transactions contemplated by the Transaction Agreement, the “
Transaction
”);
WHEREAS, prior to the closing of the Transaction, the Company will domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and Article 206 of the Cayman Islands Companies Law (2020 Revision) (the “
Domestication
”), and in connection with the Domestication and the Transaction, change its name to Quanergy Systems, Inc. As part of the Domestication, each Class A ordinary share, par value $0.0001 per share, of the Company (“
Ordinary Share
”) shall convert into one share of common stock, par value $0.0001 per share, of the Company (“
Common Stock
”);
WHEREAS, in connection with the Transaction, Subscriber desires to subscribe for and purchase from the Company, immediately after the Domestication and immediately prior to or substantially concurrently with the consummation of the Transaction, that number of shares of Common Stock set forth on the signature page hereto (the “
Subscribed Shares
”) for a purchase price of $10.00 per share (the “
Per Share Price
” and the aggregate of such Per Share Price for all Subscribed Shares being referred to herein as the “
Purchase Price
”), and the Company desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company; and
WHEREAS, on or about the date of this Subscription Agreement, the Company is entering into subscription agreements (the “
Other Subscription Agreements
” and together with the Subscription Agreement, the “
Subscription Agreements
”) substantially similar to this Subscription Agreement with certain other investors (the “
Other Subscribers
” and together with Subscriber, the “
Subscribers
”), pursuant to which such Other Subscribers have agreed to purchase on the closing date of the Transaction, inclusive of the Subscribed Shares, an aggregate amount of up to 4,000,000 shares of Common Stock, at the Per Share Price (the shares of the Other Subscribers, the “
Other Subscribed Shares
” and together with the Subscribed Shares, the “
Collective Subscribed Shares
”).
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
Section 1.
Subscription
.
Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the “
Subscription
”). Subscriber acknowledges and agrees that, as a result of the Domestication, the Subscribed Shares that will be issued pursuant hereto shall be shares of common stock in a Delaware corporation (and not shares in a Cayman Islands exempted company).
Section 2.
Closing
.
(a)    The consummation of the Subscription contemplated hereby (the “
Closing
”) shall occur following the Domestication on the closing date of the Transaction (the “
Closing Date
”) specified in the Closing Notice (as defined below), immediately prior to or substantially concurrently with the consummation of the Transaction.

(b)    At least five (5) Business Days before the anticipated Closing Date, the Company shall deliver written notice to Subscriber (the “
Closing Notice
”) specifying (i) the anticipated Closing Date, and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than one (1) Business Day prior to the Closing Date, Subscriber shall deliver the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice, such funds to be held in a non-interest
bearing account by the Company in escrow until the Closing, and deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Subscribed Shares to Subscriber, including, without limitation, the legal name of the person in whose name the Subscribed Shares are to be issued and a duly completed and executed Internal Revenue Service Form
W-9
or appropriate Form
W-8.
Subject to the satisfaction or waiver of the conditions set out in
Section
 2
hereof, the Company shall deliver to Subscriber (i) at the Closing, the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) against the automatic release to the Company of the Purchase Price held in escrow pursuant to this
Section
 2(b)
, and (ii) as reasonably practicable after the Closing, customary evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares (in book entry form) on and as of the Closing Date. In the event that the consummation of the Transaction does not occur within five (5) Business Days after the anticipated Closing Date specified in the Closing Notice, unless otherwise agreed to in writing by the Company and the Subscriber, the Company shall promptly (but in no event later than one (1) Business Day thereafter) return the Purchase Price so delivered by Subscriber to the Company by wire transfer in immediately available funds to the account specified by Subscriber, and any book entries shall be deemed cancelled. Notwithstanding such return or cancellation, (x) a failure to close on the anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in
Section
 2
to be satisfied or waived on or prior to the Closing Date, and (y) unless and until this Subscription Agreement is terminated in accordance with
Section
 7
herein, Subscriber shall remain obligated (A) to redeliver funds to the Company in escrow following the Company’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing immediately prior to or substantially concurrently with the consummation of the Transaction. For the purposes of this Subscription Agreement, “
Business Day
” means any day other than a Saturday, Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.
(c)    The Closing shall be subject to the satisfaction, or valid waiver by each of the parties hereto, of the conditions that, on the Closing Date:

(i)
no suspension of the qualification of the Subscribed Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

(ii)
all conditions precedent to the closing of the Transaction set forth in the Transaction Agreement, including all necessary approvals of the Company’s shareholders and regulatory approvals, if any, shall have been satisfied (as determined by the parties to the Transaction Agreement) or waived (other than those conditions which, by their nature, are to be satisfied at the closing of the Transaction pursuant to the Transaction Agreement), and the closing of the Transaction shall be scheduled to occur substantially concurrently with or immediately following the Closing; and

(iii)
no applicable governmental authority shall have issued, enforced or entered any judgment or order, which is then in effect and has the effect of making the consummation of the transactions contemplated hereby (including, without limitation, the Domestication) illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby.

(d)    The obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Closing Date, (i) all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material

Adverse Effect (as defined herein), which representations and warranties shall be true in all respects), except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true in all respects) as of such date and (ii) Subscriber shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing; provided, that this condition shall be deemed satisfied unless written notice of such non-compliance
is provided by the Company to Subscriber and Subscriber fails to cure such non-compliance
in all material respects within five (5) Business Days of receipt of such notice.
(e)    The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver by Subscriber of the additional conditions that, on the Closing Date, (i) all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects), except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect, which representations and warranties shall be true in all respects) as of such date; (ii) no amendment, modification or waiver of the Transaction Agreement (filed on or immediately following the date hereof) shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement; and (iii) the Company shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance, satisfaction or compliance would not or would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Closing, and provided, that this condition shall be deemed satisfied unless written notice of such non-compliance
is provided by Subscriber to the Company and the Company fails to cure such non-compliance
in all material respects within five (5) Business Days of receipt of such notice.
(f)    Prior to or at the Closing, Subscriber shall deliver all such other information as is reasonably requested in order for the Company to issue the Subscribed Shares to Subscriber (including a duly completed and executed Internal Revenue Service Form
W-9
or appropriate Form
W-8).
Section 3.
Company Representations and Warranties
.
The Company represents and warrants to Subscriber that:
(a)    The Company (i) is duly organized, validly existing as a corporation and in good standing under the laws of its jurisdiction of incorporation and (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.
(b)    As of the Closing Date, the Subscribed Shares will be duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable
and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s organizational documents (as adopted on or prior to the Closing Date) or the laws of its jurisdiction of incorporation. As of the Closing Date, the Subscribed Shares will be issued in book entry form and approved for listing on the Stock Exchange (as defined below).
(c)    This Subscription Agreement has been duly authorized, executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights of creditors generally and by the availability of equitable remedies.
(d)    Assuming the accuracy of the representations and warranties of Subscriber set forth in
Section
 4
of this Subscription Agreement, the execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i)
 and
(iii)
, would reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “
Company Material Adverse Effect
” means an event, change, development, occurrence, condition or effect with respect to the Company and its subsidiaries, taken together as a whole (on a consolidated basis), that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Company’s ability to consummate the (i) transactions contemplated hereby, including the issuance and sale of the Subscribed Shares, (ii) the Domestication or (iii) the Transaction.
(e)    Assuming the accuracy of the representations and warranties of Subscriber set forth in
Section
 4
of this Subscription Agreement, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including the New York Stock Exchange (the “
Stock Exchange
”)) or other person in connection with the execution, delivery and performance by the Company of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement with the United States Securities and Exchange Commission (“
Commission
”) pursuant to
Section
 5
below, (iii) the filing of a Notice of Exempt Offering of Securities on Form D with the Commission under Regulation D of the Securities Act of 1933, as amended (the “
Securities Act
”), if applicable, (iv) those required by the Stock Exchange, including with respect to obtaining shareholder approval, (v) those required to consummate the Transaction as provided under the Transaction Agreement, (vi) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vii) any filing, the failure of which to obtain would not be reasonably likely to have a Company Material Adverse Effect.
(f)    Except for such matters as have not had and would not be reasonably likely to have a Company Material Adverse Effect, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company. The Company is in compliance with all applicable laws, except where such non-compliance
would not reasonably be expected to have a Company Material Adverse Effect.
(g)    Assuming the accuracy of Subscriber’s representations and warranties set forth in
Section
 4
of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Subscribed Shares by the Company to Subscriber.
(h)    Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) or directed selling efforts (within the meaning of Regulation S under the Securities Act) in connection with any offer or sale of the Subscribed Shares.

(i)    Except for Credit Suisse Securities (USA) LLC (the “
Placement Agent
”), no broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Shares to Subscriber.
(j)    As of their respective filing dates, all reports required to be filed by the Company with the Commission (the “
SEC Reports
”) complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”), and the rules and regulations of the Commission promulgated thereunder. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received by the Company from the staff of the Division of Corporation Finance of the Commission with respect to any of the SEC Reports. Notwithstanding the foregoing, no representation or warranty is made as to the accounting treatment of the Company’s issued and outstanding warrants, or as to any deficiencies in disclosure (including with respect to accounting and disclosure controls) arising from the treatment of such warrants as equity rather than liabilities in the Company’s financial statements.
(k)    As of the date of this Subscription Agreement, the authorized share capital of the Company is $22,100 divided into (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share, of the Company, 27,600,000 of which are issued and outstanding as of the date of this Subscription Agreement and (ii) 20,000,000 Class B ordinary shares, par value $0.0001 per share, of the Company, of which 6,900,000 shares are issued and outstanding as of the date of this Subscription Agreement, (iii) 1,000,000 preference shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Subscription Agreement ((i), (ii) and (iii) collectively, the “
Company Securities
”) and (iv) 21,320,000 warrants, each entitling the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share (the “
Warrants
”) are issued and outstanding. The foregoing represents all of the issued and outstanding Company Securities and Warrants as of the date of this Subscription Agreement. All issued and outstanding Company Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable;
and (ii) are not subject to any preemptive rights. All outstanding Warrants have been duly authorized and validly issued and are not subject to preemptive rights.
(l)    As of the date hereof, except as set forth above and pursuant to the Other Subscription Agreements or the Transaction Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Common Stock or other equity interests in the Company.
(m)    The Other Subscription Agreements reflect the same Per Share Purchase Price. There are no Other Subscription Agreements, side letter agreements or other agreements or understandings (including written summaries of any oral understandings) with any Other Subscriber or any other investor or potential investor with respect to the purchase of securities of the Company (other than pursuant to the Transaction Agreement) which include terms and conditions that are materially more advantageous to any such Other Subscriber, investor or potential investor (as compared to Subscriber).
Section 4.
Subscriber Representations and Warranties
.
Subscriber represents and warrants to the Company that:
(a)    Subscriber, if not a natural person, (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and (ii) has the requisite power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.
(b)    In the case of a Subscriber that is not a natural person, this Subscription Agreement has been duly authorized, executed and delivered by Subscriber and shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. The signature on this Subscription Agreement is genuine, and the signatory, if the Subscriber is an individual, has legal competence and capacity to execute the same.

(c)    In the case of a Subscriber that is not a natural person, the execution, delivery and performance by Subscriber of this Subscription Agreement, the purchase of the Subscribed Shares and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i)
 and
(iii)
, would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “
Subscriber Material Adverse Effect
” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares.
(d)    The Subscriber is either a U.S. investor or
non-U.S.
investor as set forth under its name on the signature page hereto, and accordingly represents the applicable additional matters under clause (i) or (ii) below.

(i)
Applicable to U.S. investors: Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (“
Rule 144A
”)) or an “accredited investor” (within the meaning of Rule 501(a) of Regulation D under the Securities Act) satisfying the applicable requirements set forth on Annex A, (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” or an “accredited investor” (each as defined above) and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act and Subscriber further represents that Subscriber does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations in the Subscribed Shares to such person or to any third person, with respect to any of the Subscribed Shares. Subscriber has provided the Company with the requested information on Annex A following the signature page hereto and the information contained therein is accurate and complete. Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares, unless such newly formed entity is an entity in which all of the equity owners are accredited investors and is an “institutional account” as defined by FINRA Rule 4512(c).

(ii)
Applicable to
non-U.S.
investors: Subscriber understands that the sale of the Subscribed Shares is made pursuant to and in reliance upon Regulation S promulgated under the Securities Act (“
Regulation S
”). The Subscriber is not a U.S. Person (as defined in Regulation S), and it is acquiring the Subscribed Shares in an offshore transaction in reliance on Regulation S. The Subscriber understands and agrees that Subscribed Shares sold pursuant to Regulation S may be subject to restrictions thereunder, including compliance with the distribution compliance period provisions therein. Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares, unless such newly formed entity is an entity in which all of the equity owners are accredited investors and is an “institutional account” as defined by FINRA Rule 4512(c).

(e)    Subscriber understands that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act. Subscriber understands that the Subscribed Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the

Securities Act, except (i) to the Company or a subsidiary thereof, or (ii) to non-US
persons pursuant to offers and sales that occur in an “offshore transaction” within the meaning of Regulation S under the Securities Act, and (iii) pursuant to an applicable exemption from the registration requirements of the Securities Act (including, without limitation, a private resale pursuant to so-called
rule 4(a) (11/2) of the Securities Act), and, in each case, in accordance with any applicable securities laws of the applicable states and other jurisdictions of the United States and elsewhere, and as a result of these transfer restrictions, Subscriber may not be able to readily resell the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber acknowledges and agrees that the Subscribed Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act (“
Rule 144
”), absent a change in law, receipt of regulatory
no-action
relief or an applicable exemption, until at least one year after the Closing Date following the filing of certain required information with the Commission. Subscriber acknowledges that the Subscribed Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Subscriber acknowledges that the Company has no obligation to register or qualify the Subscribed Shares for resale, except for the Registration Rights (as defined herein). Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares.
(f)    Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements, recommendations or advice made to Subscriber by the Company, Quanergy, the Placement Agent, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the Transaction or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Subscription Agreement. Subscriber acknowledges that certain information provided by the Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.
Subscriber further acknowledges that the information provided to Subscriber was preliminary and subject to change, the registration statement and proxy statement that the Company intends to file with the Commission will include substantial additional information about the Company, Quanergy and the Transaction and will update and supersede the information previously provided to Subscriber, and that any changes to such information following the date hereof, including without limitation, any changes based on updated information, shall in no way affect Subscriber’s obligation to purchase the Subscribed Shares hereunder.
(g)    In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon independent investigation made by Subscriber without reliance upon the Placement Agent. Subscriber acknowledges and agrees that Subscriber has received, reviewed and understood such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Company and its subsidiaries, including Quanergy (collectively, the “
Acquired Companies
”) and the Transaction and has conducted and completed its own independent due diligence, made its own assessment and is satisfied concerning the relevant financial, tax, and other economic considerations relevant to Subscriber’s investment in the Subscribed Shares. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information (from the Acquired Companies directly, if applicable) as Subscriber and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Subscriber also represents and agrees that it is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) with respect to the Transaction, the Acquired Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company and the Acquired Companies, including but not limited to all business, legal, regulatory, accounting, credit and tax matters. Without limiting the generality of the foregoing, the Subscriber acknowledges that it has reviewed the Company’s filings with the Commission. Subscriber acknowledges and agrees that neither the Placement Agent, nor any affiliate of the

Placement Agent, has provided Subscriber with any information or advice with respect to the Subscribed Shares nor is such information or advice necessary or desired. Neither the Placement Agent nor any of its affiliates has made or makes any representation as to the Company or the Acquired Companies or the quality or value of the Subscribed Shares and the Placement Agent and any of their respective affiliates may have acquired non-public
information with respect to the Company or the Acquired Companies which Subscriber agrees need not be provided to it. In connection with the issuance of the Subscribed Shares to Subscriber, neither the Placement Agent nor any of its affiliates has acted as a financial advisor or fiduciary to Subscriber nor acted as an underwriter in connection with the Transaction. The Subscriber agrees that the Placement Agent and any of its affiliates shall have no liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by it or any other person or entity), whether in contract, tort or otherwise, to it, or to any person claiming through it, in respect of the sale of the Subscribed Shares.
(h)    Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Company and/or Quanergy, or their respective representatives or affiliates, or by means of contact from the Placement Agent and the Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and the Company and/or Quanergy, or their respective affiliates, or between Subscriber and the Placement Agent. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares (i) were not offered by any form of general advertising, general solicitation or directed selling efforts and (ii) to its knowledge, are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. Neither Subscriber, nor any of its directors, officers, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder, (i) to its knowledge, engaged in any general solicitation or directed selling efforts, or (ii) published any advertisement in connection with the offering of the Subscribed Shares.
(i)    Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including its participation in the purchase of the Subscribed Shares. Subscriber has determined based on its own independent review and such professional advice as it deems appropriate that its purchase of the Subscribed Shares is (i) fully consistent with its financial needs, objectives and condition, (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to it. Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Neither the Company nor any of its affiliates has offered Subscriber any tax advice relating to Subscriber’s investment in the Subscribed Shares, or made any representations, warranties or guarantees regarding the tax consequences of Subscriber’s investment in the Subscribed Shares.
(j)    Alone, or together with any professional advisor(s), Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a fit, proper and suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.
(k)    Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.
(l)    Subscriber is not, and is not owned or controlled by or acting on behalf of (in connection with this Transaction), a Sanctioned Person. Subscriber is not a
non-U.S.
shell bank or providing banking services to a

non-U.S.
shell bank. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “
BSA/PATRIOT Act
”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required by applicable law, it maintains, either directly or through the use of a third-party administrator, policies and procedures reasonably designed for the screening of any investors against Sanctions-related lists of blocked or restricted persons. Subscriber further represents and warrants that the funds held by Subscriber and used to purchase the Subscribed Shares are derived from lawful activities. For purposes of this Agreement, “
Sanctioned Person
” means at any time any person or entity: (a) listed on any Sanctions-related list of designated or blocked or restricted persons; (b) that is a national of, the government of, or any agency or instrumentality of the government of, or resident in, or organized under the laws of, a country or territory that is the target of comprehensive Sanctions from time to time (including, but not limited to, Cuba, Iran, North Korea, Syria, and the Crimea region); or (c) owned or controlled by or acting on behalf of any of the foregoing. “
Sanctions
” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including without limitation the U.S. Department of the Treasury, Office of Foreign Assets Control, the U.S. Department of State, and the U.S. Department of Commerce), (b) the European Union and enforced by its member states, (c) the United Nations and (d) Her Majesty’s Treasury.
(m)    Subscriber, together with its affiliates holding the Subscribed Shares, are not currently (and at all times through Closing will refrain from being or becoming) members of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of the Company or Quanergy (within the meaning of Rule
13d-5(b)(1)
under the Exchange Act).
(n)    No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of Subscribed Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing as a result of the purchase and sale of Subscribed Shares hereunder.
(o)    If Subscriber is an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“
ERISA
”), a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Internal Revenue Code of 1986, as amended (the “
Code
”) or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a
non-U.S.
plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local,
non-U.S.
or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “
Plan
”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that (i) neither the Company, nor any of its respective affiliates (the “
Transaction Parties
”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares and (ii) the acquisition and holding of the Subscribed Shares will not result in a non-exempt
prohibited transaction under ERISA or Section 4975 of the Code.
(p)    Subscriber does not have, as of the date hereof, and during the
30-day
period immediately prior to the date hereof such Subscriber has not entered into, any “put equivalent position” as such term is defined in
Rule 16a-1
under the Exchange Act or short sale positions with respect to the securities of the Company. Notwithstanding the foregoing, in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Subscription Agreement.
(q)    As of the date hereof and as of the Closing Date, neither Subscriber, nor, to the extent it has them, any of its equity holders, managers, general or limited partners, directors, affiliates or executive officers (collectively with the Subscriber, the “
Covered Persons
”), are subject to any of the “Bad Actor” disqualifications described in Rule 506(d) under the Securities Act (a “
Disqualification Event
”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Subscriber has exercised reasonable care to determine whether any Covered Person is subject to a Disqualification Event. The acquisition of Subscribed Shares by the Subscriber will not subject the Company or Quanergy to any Disqualification Event.
(r)    The Subscriber acknowledges its obligations under applicable securities laws with respect to the treatment of non-public
information relating to the Company.
(s)    Subscriber at the Closing will have sufficient funds to pay the Purchase Price in escrow pursuant to
Section
 2
.
(t)    No broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Shares to Subscriber.
(u)    Subscriber acknowledges and agrees that the certificate or book entry position representing the Subscribed Shares will bear or reflect, as applicable, a legend substantially similar to the following:
“THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “
SECURITIES ACT
”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) PURSUANT TO ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (III) TO THE COMPANY, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE. THE COMPANY MAY REQUIRE THE DELIVERY OF A WRITTEN OPINION OF COUNSEL, CERTIFICATIONS AND/OR ANY OTHER INFORMATION IT REASONABLY REQUIRES TO CONFIRM THE SECURITIES ACT EXEMPTION FOR SUCH TRANSACTION.”
Section 5.
No other Representations or Warranties; Exculpation
.
(a)    Except for the specific representations and warranties contained in
Section
 3
, none of the Company nor any person on behalf of the Company, including without limitation any placement agent for the sale of the Subscribed Shares nor any of the Company’s affiliates or representatives (collectively, the “
Company Parties
”) has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Company, any of its Subsidiaries, the Transaction, the offering of the Subscribed Shares, the transaction contemplated hereby or any other matter, and the Company Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Company in
Section
 3
, Subscriber specifically disclaims that it, or anyone on its behalf, is relying upon any other representations or warranties that may have been made by any Company Party.

(b)    Except for the specific representations and warranties contained in
Section
 4
, none of Subscriber nor any person acting on behalf of Subscriber nor any of Subscriber’s affiliates (the “
Subscriber Parties
”) has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to Subscriber and the transactions contemplated hereby, and the Subscriber Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by Subscriber in
Section
 4
, the Company specifically disclaims that it, or anyone on its behalf, is relying upon any other representations or warranties that may have been made by any Subscriber Party.
(c)    Subscriber agrees that neither (i) any other purchaser pursuant to other subscription agreements entered into in connection with the offering of the Subscribed Shares (including the controlling persons, members, officers, directors, partners, agents, or employees of any such other purchaser) nor (ii) the Placement Agent, its affiliates or any of its or its affiliates’ respective control persons, officers, directors or employees, shall be liable to Subscriber pursuant to this Subscription Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscribed Shares.
Section 6.
Registration Rights
.
(a)    The Company shall, within 30 (thirty) calendar days after the Closing (the “
Filing
 Deadline
”), file with the Commission (at the Company’s sole cost and expense) a registration statement registering the resale of the Subscribed Shares (the “
Registration Statement
”), and use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the earlier of (A) the filing of the Registration Statement and (B) Filing Deadline and (ii) the 10
th
 Business Day after the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such date, the “
Effectiveness
 Deadline
”); provided, however, that the Company’s obligations to include Subscriber’s Subscribed Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company such information regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of the Subscribed Shares (which shall be limited to non-underwritten
public offerings) and such other information as shall be reasonably requested by the Company to effect the registration of the Subscribed Shares, and Subscriber shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Subscribed Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Subscribed Shares which is equal to the maximum number of Subscribed Shares as is permitted by the Commissioner. In such event, the number of Subscribed Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders and as promptly as practicable after being permitted to register additional Subscribed Shares under Rule 415 under the Securities Act, the Company shall amend the Registration Statement or file a new Registration Statement to register such additional Subscribed Shares and cause such amendment or Registration Statement to become effective as promptly as practicable. The Company agrees that, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, the Company will use its commercially reasonable efforts to cause such Registration Statement to remain effective with respect to Subscriber, keep any qualification, exemption or compliance under state securities laws which the Company determines to obtain continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of (i) two years from the issuance of the Subscribed Shares, (ii) the date on which all of the Subscribed Shares shall have been sold, or (iii) on the first date on which the undersigned can sell all of its Subscribed Shares (or shares received in exchange therefor) under Rule 144 of the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold;
 provided
 that, the Company shall be entitled to delay or postpone the effectiveness of the

Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Company’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure
of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements(such circumstance, a “
Suspension Event
”);
provided,
that the Company shall use commercially reasonable efforts to make such Registration Statement available for the sale by Subscriber of such Subscribed Shares as soon as practicable thereafter. Upon receipt of any written notice from the Company (which notice shall not contain any material non-public
information regarding the Company) of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives copies of a supplemental or amended prospectus that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, Subscriber will deliver to the Company or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Subscribed Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing
document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.
(b)    The Company shall advise Subscriber within five (5) business days:

(i)	when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;

(ii)	of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(iii)
of the receipt by the Company of any notification with respect to the suspension of the qualification of the Subscribed Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(iv)
subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Company other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (i) through (iv) above constitutes material, nonpublic information regarding the Company.
(c)    The Company shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable.

(d)    The Company shall use its commercially reasonable efforts to cause all Subscribed Shares to be listed on each securities exchange or market, if any, on which the Common Stock have been listed.
(e)    The Company shall use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Subscribed Shares required hereby.
Section 7.
Termination
. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms; (b) upon the mutual written agreement of the parties hereto and Quanergy to terminate this Subscription Agreement; or (c) if any of the conditions to the Closing set forth in Section 2 of this Subscription Agreement are not satisfied on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Closing, provided
, that nothing herein will relieve any party from liability for any willful breach hereto prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such willful breach. The Company shall notify Subscriber of the termination of the Transaction Agreement promptly after the termination thereof. Upon the termination of this Subscription Agreement in accordance with this Section 7, any monies paid by the Subscriber to the Company in connection herewith shall be promptly (and in any event within one Business Day after such termination) returned to the Subscriber. Notwithstanding the foregoing,
Section
 5
, this
Section
 7
,
Section
 8
and
Section
 11
shall survive the termination of this Subscription Agreement.
Section 8.
Trust Account Waiver
. Subscriber hereby acknowledges that the Company has established a trust account (the “
Trust Account
”) containing the proceeds of its initial public offering (the “
IPO
”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public shareholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “
Released Claims
”), (b) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company, and (c) will not seek recourse against the Trust Account for any reason whatsoever. Subscriber agrees and acknowledges that such irrevocable waiver is material to this Subscription Agreement and specifically relied upon by the Company and its affiliates to induce the Company to enter in this Subscription Agreement, and Subscriber further intends and understands such waiver to be valid, binding and enforceable against Subscriber and each of its affiliates under applicable law. To the extent the Subscriber or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company or its Representatives, which proceeding seeks, in whole or in part, monetary relief against the Company or its Representatives, Subscriber hereby acknowledges and agrees that Subscriber’s and its affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Subscriber or its affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event Subscriber or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company or its Representatives, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the public shareholders of the Company, whether in the form of money damages or injunctive relief, the Company and its Representatives, as applicable, shall be entitled to recover from Subscriber and its affiliates the associated legal fees and costs in connection with any such action in the event the Company or its Representatives, as applicable, prevails in such action or proceeding. Notwithstanding the foregoing, this Section 8, shall not affect any rights of Subscriber or its affiliates as a public shareholder of the Company to receive distributions from the Trust Account in accordance with the Company’s Amended and Restated Memorandum and Articles of Association, as amended from time to time, in respect of the shares of the Company’s Common Stock acquired by any means other than pursuant to this Subscription Agreement or any Subscriber’s right, title, interest or claim to the Trust Account by virtue of such Subscriber’s record or beneficial ownership of securities of the Company acquired by any means other than pursuant to this Subscription Agreement. For purposes of this Subscription Agreement, “
Representatives
” with respect to any person shall mean such person’s affiliates and its and its affiliate’s respective directors, officers, employees, consultants, advisors, agents and other representatives. Notwithstanding anything to the contrary contained in this Subscription Agreement, the provisions of this Section 8 shall survive the Closing or any termination of this Subscription Agreement.
Section 9.
Company’s Covenants
. At the request of the holder of the Subscribed Shares, and subject to the execution and delivery of such representation letters and other information as the Company or its transfer agent shall reasonably request, the Company shall reasonably cooperate with the holder of the Subscribed Shares to effect the removal of any applicable legend, and for the Company to issue a certificate without such legend to the holder of the Subscribed Shares upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at The Depository Trust Company (“
DTC
”), if (i) such Subscribed Shares are sold pursuant to an effective registration statement under the Securities Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that such sale, assignment or transfer of the Subscribed Shares may be made without registration under the applicable requirements of the Securities Act, or (iii) the Subscribed Shares are sold, assigned or transferred pursuant to Rule 144. The Company shall be responsible for the fees of its transfer agent and all DTC fees associated with such issuance.
Section 10.
Indemnity
.
(a)    The Company agrees to indemnify and hold harmless, to the extent permitted by law, the Subscriber, its directors, and officers, employees, and agents, and each person who controls the Subscriber (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Subscriber (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances in which they were made) not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by or on behalf of the Subscriber expressly for use therein. Notwithstanding the forgoing, the Company’s indemnification obligations shall not apply to amounts paid in settlement of any such losses, claims, damages, liabilities and expenses or action if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed) nor shall the Company be liable for any Losses to the extent they arise out of based upon a violation which occurs in connection with any offers or sales effected by or on behalf of Subscriber in violation of this Agreement.
(b)    The Subscriber agrees, severally and not jointly with any person that is a party to the Other Subscription Agreements, to indemnify and hold harmless the Company, its directors, officers, employees and agents, and each person who controls the Company (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Company against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) resulting from any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances in which they were made) not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of the Subscriber expressly for use therein. In no event shall the liability of the Subscriber be greater in amount than the dollar amount of the net proceeds received by the Subscriber upon the sale of the Subscribed Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation. Notwithstanding the forgoing, the Subscriber’s indemnification obligations shall not apply to amounts paid in settlement of any such losses, claims, damages, liabilities and expenses or action if such settlement is effected without the prior written consent of the Subscriber (which consent shall not be unreasonably withheld or delayed).
(c)    Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(d)    The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Subscribed Shares purchased pursuant to this Subscription Agreement.
(e)    If the indemnification provided under this Section 10 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by or on behalf of, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 10 from any person who was not guilty of such fraudulent misrepresentation. Each indemnifying party’s obligation to make a contribution pursuant to this Section 10(e) shall be individual, not joint and several, and any contribution pursuant to this Section 10(e) by any seller of Subscribed Shares shall be limited in amount to the amount of net proceeds received by such seller from the sale of such Subscribed Shares pursuant to the Registration Statement.

Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Subscription Agreement.
Section 11.
Miscellaneous
.
(a)    All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting by mail, registered mail, courier service, return-receipt received, postage prepaid, (iii) when received by the addressee if sent by a nationally recognized delivery service (receipt requested), or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office
notification), in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this
Section
 11(a)
.
(b)    Subscriber acknowledges that the Company, Quanergy, the Placement Agent and others will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. Subscriber acknowledges and agrees that the purchase by Subscriber of Subscribed Shares from the Company will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by Subscriber as of the time of such purchase. The Company acknowledges that Subscriber and the Placement Agent will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify Subscriber and the Placement Agent if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects.
(c)    Each of the Company, Quanergy, the Placement Agent and Subscriber is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. Subscriber shall not issue any press release or make any other similar public statement with respect to the transactions contemplated hereby without the prior written consent of the Company and Quanergy.
(d)    Other than as specifically agreed to in this Subscription Agreement, Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.
(e)    The Subscriber hereby acknowledges and agrees that it will not, nor will any person acting at the Subscriber’s direction or pursuant to any understanding with the Subscriber, directly or indirectly offer, sell, pledge, contract to sell, sell any option, engage in hedging activities or execute any “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act, of the Subscriber Shares until the consummation of the Transactions (or such earlier termination of this Subscription Agreement in accordance with its terms). Notwithstanding the foregoing, (i) nothing herein shall prohibit other entities under common management with the Subscriber that have no knowledge of this Subscription Agreement or of the Subscriber’s participation in the Subscription (including the Subscriber’s controlled affiliates and/or affiliates) from entering into any “short sales” and (ii) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Subscription Agreement.

(f)    Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares acquired hereunder, if any) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder solely in connection with the consummation of the Transaction and exclusively to another entity under the control of, or under common control with, the Company). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of Subscriber) or, with the Company’s prior written consent, to another person, provided that no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations.
(g)    All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transaction, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transaction and remain in full force and effect.
(h)    The Company may request from Subscriber such additional information as the Company may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares and to register the Subscribed Shares for resale, and Subscriber shall provide such information as may be reasonably requested. Subscriber acknowledges that the Company may file a copy of the form of this Subscription Agreement with the Commission as an exhibit to a periodic report of the Company or a registration statement of the Company.
(i)    This Subscription Agreement may not be amended, modified or waived except by an instrument in writing, signed by each of the parties hereto and Quanergy.
(j)    This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.
(k)    Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person. Notwithstanding the foregoing, the parties hereto agree that each of Quanergy and its subsidiaries are express third-party beneficiaries (the “
Beneficiaries
”) of this Subscription Agreement. Each of the parties hereto acknowledge and agree that each of the Beneficiaries shall be entitled to seek and obtain equitable relief, without proof of actual damages, including an injunction or injunctions or order for specific performance to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement to cause the Company to cause, or directly cause, Subscriber to fund the Purchase Price and cause the Closing to occur substantially concurrently with the Transactions. None of the parties hereto or any of the Beneficiaries shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11(k), and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond of similar instrument. Further notwithstanding the foregoing, the parties hereto agree that the Placement Agent shall be an intended third party beneficiary of the representations and warranties of the Subscriber in
Section
 4 hereof.
(l)    The parties hereto acknowledge and agree that (i) this Subscription Agreement is being entered into in order to induce the Company to execute and deliver the Transaction Agreement and (ii) irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached and that money or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties shall be entitled to equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches of this

Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this
Section
 11(l)
is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. In connection with any proceeding for which the Company is being granted an award of money damages, the Subscriber agrees that such damages, to the extent payable by such party, shall include, without limitation, damages related to the consideration that is or was to be paid to the Company under the Transaction Agreement and/or this Subscription Agreement and such damages are not limited to an award of out-of-pocket
fees and expenses related to the Transaction Agreement and this Subscription Agreement.
(m)    In any dispute arising out of or related to this Subscription Agreement, or any other agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby or thereby.
(n)    If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect. Upon such determination that any provision is invalid, illegal or unenforceable, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
(o)    No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.
(p)    This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
(q)    This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.
(r)
EACH PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL
BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION

OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.
(s)    The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware (collectively the “
Designated Courts
”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction, and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with
Section
 11(a)
of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.
(t)    This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties or third party beneficiaries hereto and then only with respect to the specific obligations set forth herein with respect to such party or third party beneficiary. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any party hereto or of any affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Subscription Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.
(u)    If any change in the Common Stock shall occur between the date hereof and immediately prior to the Closing by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Subscribed Shares issued to Subscriber shall be appropriately adjusted to reflect such change.
(v)    Subscriber hereby consents to the publication and disclosure in any press release issued by the Company or Quanergy, any Form
8-K
or Form
6-K
filed by the Company with the Commission in connection with the execution and delivery of the Transaction Agreement or the transactions contemplated thereby and the Proxy Statement (as defined in the Transaction Agreement) (and, as and to the extent otherwise required by the federal securities laws, exchange rules, the Commission or any other securities authorities or any rules and regulations promulgated thereby, any other documents or communications provided by the Company or Quanergy to any governmental entity or to any security holders of the Company) of Subscriber’s identity and beneficial ownership of the Subscribed Shares and the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Company or Quanergy, a copy of this Agreement, all solely to the extent required by applicable law or any regulation or stock exchange listing requirement. Subscriber will promptly provide any information reasonably requested by the Company for any regulatory application or filing made or approval sought in connection with the Transaction (including filings with the Commission). Notwithstanding the foregoing, the Company shall provide to Subscriber a copy of any proposed disclosure relating to the Subscriber in accordance with the provisions of this
Section
 11(v)
in advance of any publication thereof and shall include such revisions to such proposed disclosure as Subscriber shall reasonably request.
(w)    The Company shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form
8-K
(collectively, the “
Disclosure
 Document
”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements and the Transaction. Upon the issuance of the Disclosure Document, to the Company’s knowledge, Subscriber (provided that Subscriber is not, or is not an affiliate of any person who is, an existing investor in Quanergy) shall not be in possession of any material, non-public
information received from the Company or any of its officers, directors, employees or agents, and Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with the Company, the Placement Agent, or any of their affiliates in connection with the Transaction.
(x)    The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any Other Subscriber or other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company, Quanergy or any of their respective subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and Other Subscribers or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and Other Subscribers or other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.
(y)    The headings herein are for convenience only, do not constitute a part of this Subscription Agreement and shall not be deemed to limit or affect any of the provisions hereof. In this Subscription Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Subscription Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import in this Subscription Agreement shall be deemed in each case to refer to this Subscription Agreement as a whole and not to any particular portion of this Subscription Agreement.

Section 12.
Cutback
.
Notwithstanding anything contrary herein, the Company, with the prior written consent of Quanergy, shall have the right to reduce the number of Subscribed Shares to be issued to the Subscriber pursuant to this Subscription Agreement, as long as the Company is reducing the number of shares to be issued and sold to all investors pursuant to the other subscription agreements, on a pro rata basis. The Company or the Placement Agent shall notify Subscriber in writing at least two (2) business days in advance of Closing if the Company elects to reduce the number of Subscribed Shares to be issued and sold to Subscriber pursuant to this
Section
 12
.
[Signature pages follow.]

IN WITNESS WHEREOF
, each of the Company and the Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

CITIC CAPITAL ACQUISITION CORP.

By:
Name:
Title:

Address for Notices:

with a copy (not to constitute notice) to:
[
Signature Page to Subscription Agreement
]

[SUBSCRIBER]

By:
Name:
Title:

Address for Notices:

Name in which shares are to be registered:

Number of Subscribed Shares subscribed
for:
Price Per Subscribed Share:	$10.00
Aggregate Purchase Price:	$
You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account of the Company specified by the Company in the Closing Notice.
Subscriber status (mark one):                ☐  U.S.
investor    ☐  Non-U.S.
investor
EIN Number:

[
Signature Page to Subscription Agreement
]

ANNEX A
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER
Capitalized terms used and not defined in this
Annex A
shall have the meanings given in the Subscription Agreement to which this
Annex A
is attached. The undersigned represents and warrants that the undersigned is either a “qualified institutional buyer” (as defined in Rule 144A under the U.S. Securities Act of 1933, as amended (the “
Securities Act
”)) or an “accredited investor” (an “
Accredited Investor
”) as such term is defined in Rule 501(a) of Regulation D under the Securities Act, for one or more
of the reasons specified below (please check
all
boxes that apply):

2.1	QUALIFIED INSTITUTIONAL BUYER OR ACCREDITED INVESTOR STATUS

2.1	(a) Qualified Institutional Buyer :

(i)
A “qualified institutional buyer” as defined in Rule 144A under the Securities Act, or subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a “qualified institutional buyer”;

2.1	(b) Accredited Investor :
(i) A natural person whose net worth, either individually or jointly with such person’s spouse or spousal equivalent, at the time of the Subscriber’s purchase, exceeds $1,000,000;
The term “net worth” means the excess of total assets over total liabilities (including personal and real property, but excluding
the estimated fair market value of the Subscriber’s primary home). For the purposes of calculating joint net worth with the person’s spouse or spousal equivalent, joint net worth can be the aggregate net worth of the Subscriber and spouse or spousal equivalent; assets need not be held jointly to be included in the calculation. There is no requirement that securities be purchased jointly. A spousal equivalent means a cohabitant occupying a relationship generally equivalent to a spouse.

(ii)
A natural person who had an individual income in excess of $200,000, or joint income with the Subscriber’s spouse or spousal equivalent in excess of $300,000, in each of the two most recent years and reasonably expects to reach the same income level in the current year;

In determining individual “income,” the Subscriber should add to the Subscriber’s individual taxable adjusted gross income (exclusive of any spousal or spousal equivalent income) any amounts attributable to tax exempt income received, losses claimed as a limited partner in any limited partnership, deductions claimed for depletion, contributions to an IRA or Keogh retirement plan, alimony payments, and any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income.

(iii)	A director or executive officer of the Company;

(iv)
A natural person holding in good standing with one or more professional certifications or designations or other credentials from an accredited educational institution that the U.S. Securities Exchange Commission (“
SEC
”) has designated as qualifying an individual for accredited investor status;

The SEC has designated the General Securities Representative license (Series 7), the Private Securities Offering Representative license (Series 82) and the Licensed Investment Adviser Representative (Series 65) as the initial certifications that qualify for accredited investor status.

(v)
A natural person who is a “knowledgeable employee” as defined in Rule
3c-5(a)(4)
under the Investment Company Act of 1940 (the “
Investment Company Act
”), of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in section 3 of the Investment Company Act, but for the exclusion provided by either section 3(c)(1) or section 3(c)(7) of the Investment Company Act;

(vi)
A bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity;

(vii)	A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “ Exchange Act ”);

(viii)
An investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 (the “
Investment Advisers Act
”) or registered pursuant to the laws of a state, or an investment adviser relying on the exemption from registering with the SEC under the section 203(l) or (m) of the Investment Advisers Act;

(ix)	An insurance company as defined in section 2(13) of the Exchange Act;

(x)	An investment company registered under the Investment Company Act of 1940 (the “ Investment Company Act ”) or a business development company as defined in Section 2(a)(48) of that Act;

(xi)	A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

(xii)	A Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;

(xiii)
A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state, or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

(xiv)
An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(xv)	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act;

(xvi)
An organization described in Section 501(c)(3) of the Internal Revenue Code, or a corporation, business trust, partnership, or limited liability company, or any other entity not formed for the specific purpose of acquiring the Subscribed Shares, with total assets in excess of $5,000,000;

(xvii)
A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Subscribed Shares, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of investing in Company;

(xviii)
A “family office” as defined in Rule
202(a)(11)(G)-1
under the Investment Advisers Act with assets under management in excess of $5,000,000 that is not formed for the specific purpose of acquiring the securities offered and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

(xix)
A “family client” as defined in Rule
202(a)(11)(G)-1
under the Investment Advisers Act, of a family office meeting the requirements set forth in (xviii) and whose prospective investment in the issuer is directed by a person from a family office that is capable of evaluating the merits and risks of the prospective investment;

(xx)	An entity, of a type not listed above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000; and/or

(xxi)	An entity in which all of the equity owners qualify as an accredited investor under any of the above subparagraphs.

(xxii)	an entity in which all of the equity owners are accredited investors and is an “institutional account” as defined by FINRA Rule 4512(c)

(xxiii)	The Subscriber does not qualify under any of the investor categories set forth in (i) through (xxii) above.

2.2	AFFILIATE STATUS
(Please check the applicable box)
SUBSCRIBER:
☐  is:
☐  is not:
an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

2.3	Type of the Subscriber . Indicate the form of entity of the Subscriber:

		☐	Limited Partnership

☐	Corporation	☐	General Partnership

☐	Revocable Trust	☐	Limited Liability Company

☐	Other Type of Trust (indicate type):

☐	Other (indicate form of organization):

2.4	Indicate the approximate date the Subscriber entity was formed: .

2.5
Initial
the line below which correctly describes the application of the following
statement to the Subscriber’s situation: the Subscriber (x) was not organized or reorganized for the specific purpose of acquiring the Subscribed Shares and (y) has made investments prior to the date hereof, and each beneficial owner thereof has and will share in the investment in proportion to his or her ownership interest in the Subscriber.

  True

    False
If the “False” line is initialed, each person participating in the entity will be required to fill out a Subscription Agreement.
Subscriber
:
Subscriber Name:

By:

Signatory Name:
Signatory Title:
Date

ANNEX O
SHARE PURCHASE AGREEMENT
dated as of December 12, 2021
by and among
CITIC CAPITAL ACQUISITION CORP.
GEM GLOBAL YIELD LLC SCS
and
GEM YIELD BAHAMAS LIMITED

-i-

EXHIBITS

Exhibit A	Form of Registration Rights Agreement
Exhibit B	Form of Warrant
Exhibit C	Form of Company Closing Certificate
Exhibit D	Form of Company Compliance Certificate
Exhibit E	Form of Draw Down Notice
Exhibit F	Form of Closing Notice

-ii-

SHARE PURCHASE AGREEMENT
December 12, 2021
This
SHARE PURCHASE AGREEMENT
(this “
Agreement
”) is made and entered into as of the date first above written by and among CITIC CAPITAL ACQUISITION CORP., an exempted company incorporated in the Cayman Islands with limited liability (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined below)) and having a principal place of business at 28/F CITIC Tower, 1 Tim Mei Avenue, Central, the Hong Kong Special Administrative Region of the People’s Republic of China (the “Company”); GEM GLOBAL YIELD LLC SCS, a “société en commandite simple” formed under the laws of Luxembourg having LEI No. 213800CXBEHFXVLBZO92 having an address at 12C, rue Guillaume J. Kroll,
L-1882
Luxembourg (the “
Purchaser
”); and GEM YIELD BAHAMAS LIMITED, a limited company formed under the laws of the Commonwealth of the Bahamas and having an address at 3 Bayside Executive Park, West Bay Street & Blake Road, P.O. Box
N-4875,
Nassau, The Bahamas (“
GYBL
,” and together with the Company and Purchaser, the “
Parties
”).
RECITALS
WHEREAS
, the Parties desire that, upon the terms and subject to the conditions contained herein, the Company may issue and sell to the Purchaser, and the Purchaser may purchase from the Company, Shares (as defined below) pursuant to the terms of this Agreement;
WHEREAS
, such investments will be made in reliance upon the provisions of
Section 4(a)(2) of the Securities Act (“
Section
 4(a)(2)
”) and Rule 506 of Regulation D promulgated by the Commission under the Securities Act (“
Regulation D
”), and upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the investments in the Shares to be made hereunder; and
WHEREAS,
the Parties are concurrently entering into a Registration Rights Agreement in the form of
Exhibit A
hereto (the “
Registration Rights Agreement
”), pursuant to which the Company shall register the resale of the Shares by the Purchaser, upon the terms and subject to the conditions set forth therein.
NOW, THEREFORE
, the Parties, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01
Definitions
.
(a) “
Affiliate
” means with respect to a party to this Agreement (i) any company of which over fifty percent (50%) of its issued and voting share capital is owned or controlled, directly or indirectly, by said party, or (ii) any company which owns or controls, directly or indirectly, over fifty percent (50%) of the issued and voting share capital of such party, or (iii) any company owned or controlled, directly or indirectly, to the extent of over fifty percent (50%) or more of the issued and voting share capital, by any of the foregoing.
(b) “
Aggregate Limit
” shall have the meaning assigned to such term in
Section
 2.01
hereof.
(c) “
Alternate Transaction
” shall have meaning assigned to such term in
Section 4.08(b)
.
(d) “
Bylaws
” shall have the meaning assigned to such term in
Section
 3.01(c)
hereof.
(e) “
Certificate
” shall have the meaning assigned to such term in
Section
 3.01(c)
 hereof.

(f) “
Change of Control
” shall mean (i) the acquisition by any Person of direct or indirect beneficial ownership (within the meaning of Rule
13d-3
promulgated under the Exchange Act) of more than 50% of the combined voting power of the then-issued and outstanding equity of the Company; (ii) the occurrence of a merger, consolidation, reorganization, share exchange or similar corporate transaction, whether or not the Company is the surviving entity, other than a transaction which would result in the voting equity outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the voting equity shares of the Company or such surviving entity immediately after such transaction; or (iii) the sale, transfer or disposition of all or substantially all of the business and assets of the Company to any Person.
(g) “
Closing
” means the closing of the “Merger” contemplated by the Merger Agreement.
(h) “
Closing Date
” means the date on which the Closing actually occurs.
(i) “
Code
” means the United States Internal Revenue Code of 1986, as amended.
(j) “
Commission
” shall mean the Securities and Exchange Commission or any successor entity.
(k) “
Commission Documents
” shall mean, as of a particular date, all reports, schedules, forms, statements and other documents filed by the Company with the Commission pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act, and shall include all information contained in such filings and all filings incorporated by reference therein.
(l) “
Commitment Fee
” shall have the meaning assigned to such term in
Section 4.12(a)
.
(m) “
Common Shares
” means, without limitation, the class of common stock of the Company that is to be listed on the Principal Market.
(n) “
Current Report
” shall have the meaning assigned to such term in
Section
 2.03.
(o) “
Daily Closing Price
” shall mean the closing bid price of the Shares, as recorded by the Principal Market, on a particular day.
(p) “
Draw Down
” means the transactions contemplated under
Section 6.01
of this Agreement.
(q) “
Draw Down Amount
” means the actual amount of proceeds to be paid by the Purchaser in connection with a Draw Down.
(r) “
Draw Down Amount Requested
” shall mean the amount of Shares requested by the Company in its Draw Down Notice as provided in
Section 6.01(h)
hereof.
(s) “
Draw Down Exercise Date
” shall have the meaning assigned to such term in
Section
 6.01(h)
hereof.
(t) “
Draw Down Limit
” shall have the meaning assigned to such term in
Section 6.01(a)
hereof.
(u) “
Draw Down Notice
” shall mean a notice sent by the Company to exercise a Draw Down as provided in
Section 6.01(h)
hereof.
(v) “
Draw Down Pricing Period
” shall mean a period of 30 consecutive Trading Days commencing with the first Trading Day designated in each Draw Down Notice.
(w) “
Effective Date
” shall mean the date of the execution and delivery this Agreement.
(x) “
Environmental Laws
” shall have the meaning assigned to such term in
Section 3.01(r)
hereof.
(y) “
Exchange Act
” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.
(z) “
First Trading Day
” shall mean the first day on which the Shares trade on the Principal Market following the Closing Date.
(aa) “
GAAP
” shall mean generally accepted accounting principles in the United States of America as consistently applied by the Company.

(bb) “
Indebtedness
” shall have the meaning assigned to such term in
Section
 3.01(k)
hereof.
(cc) “
Investment Period
” shall have the meaning assigned to such term in
Section
 7.01
hereof.
(dd) “
Knowledge
” means the actual knowledge of the Company’s Chief Executive Officer and Chief Financial Officer, after reasonable inquiry of all officers, directors and employees of the Company who could reasonably be expected to have knowledge or information with respect to the matter in question.
(ee) “
Lien
” means with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, option, adverse claim, restriction on title or transfer, encroachments, occupancy rights, or other encumbrance of any kind or character in respect of such property or asset, and any agreement to create any of the foregoing.
(ff) “
Losses
” shall have the meaning assigned to such term in
Section 8.01(a)
hereof.
(gg) “
Material Adverse Effect
” shall mean (i) any effect on the business, operations, properties, or condition (financial or otherwise) of the Company that is material and adverse to the Company and its subsidiaries, taken as a whole, or (ii) any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to enter into and perform any of its obligations under this Agreement in any material respect.
(hh) “
Material Agreements
” shall have the meaning assigned to such term in
Section 3.01(r)
hereof
(ii) “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of June 21, 2021, by and among the Company, CITIC Capital Merger Sub Inc., and Quanergy Systems, Inc., as amended.
(jj) “
Parties
” shall have the meaning assigned to such term in the preamble.
(kk) “
Person
” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
(ll) “
Plan
” shall have the meaning assigned to such term in
Section 3.01(x)
hereof.
(mm) “
Principal Market
” shall mean any U.S. national securities exchange on which the Shares are traded or any other exchange platform in the world on which the Shares are traded, including, but not limited to, the London Stock Exchange, the Berlin Stock Exchange, the Frankfurt Stock Exchange, the SIX Swiss Exchange or the Stock Exchange of Hong Kong.
(nn) “
Prospectus
” means the prospectus in the form included in the Registration Statement, as supplemented from time to time by any Prospectus Supplement, including the documents incorporated by reference therein.
(oo) “
Prospectus Supplement
” means any prospectus supplement to the Prospectus filed with the Commission from time to time pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein.
(pp) “
Proxy Materials
” shall have the meaning assigned to such term in Section 4.13 hereof.
(qq) “
Purchase Price
” shall have the meaning assigned to such term in
Section
 6.01(a)
 hereof.
(rr) “
Registration Statement
” shall mean the registration statement on Form
S-1
or
S-3
under the Securities Act, or other relevant registration statement, to be filed by the Company with the Commission with respect to the registration of the Shares to be issued under the Draw Downs, pursuant to the Registration Rights Agreement.
(ss) “
Required Shareholder Approval
” shall mean the approval of the requisite shareholders of the Company of the transactions contemplated hereby.
(tt) “
Securities Act
” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.
(uu) “
Settlement Date
” shall have the meaning assigned to such term in
Section
 6.01(d)
 hereof.
(vv) “
Shares
” shall mean, collectively, all of the Common Shares of the Company issuable to the Purchaser upon exercise of any Draw Down and upon exercise of the Warrant.

(ww) “
Subsidiary
” shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other Persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other Subsidiaries.
(xx) “
Threshold Price
” is the lowest price at which the Company may sell Shares during a Draw Down Pricing Period, as set forth in each Draw Down Notice.
(yy) “
Trading Day
” shall mean a trading day on the Principal Market.
(zz) “
Transaction Documents
” shall mean this Agreement, the Registration Rights Agreement, the Warrant and each other agreement or undertaking executed or delivered to the Purchaser by the Company pursuant hereto or thereto.
(aaa) “
Warrant
” shall have the meaning assigned to such term in
Section
 4.12(b)
.
(bbb) “
Warrant Shares
” shall have the meaning assigned to such term in the Warrant.
ARTICLE II
PURCHASE AND SALE OF SHARES
Section
 2.01
Purchase and Sale of Shares
.
Upon the terms and subject to the conditions of this
Agreement, the Company shall issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company during the Investment Period (as defined in
Section
 7.01
) up to the number of duly authorized, validly issued, fully paid and non-assessable
Common Shares having an aggregate value of up to U.S. $125,000,000 (the “
Aggregate Limit
”). Purchases and sales of Shares of the Company hereunder shall be made by the delivery to the Purchaser of Draw Down Notices as provided in ARTICLE VI hereof. The aggregate dollar amount of all Draw Down Amounts pursuant to the terms and conditions of this Agreement shall not exceed the Aggregate Limit.
Section
 2.02
The Shares
.
The Company has or will have authorized and has or will have reserved, and covenants to continue to so reserve once reserved, free of preemptive rights and other similar contractual rights of stockholders, a sufficient number of its authorized but unissued Common Shares to cover the Shares to be issued in connection with all Draw Downs requested under this Agreement, and to be issued in connection with the exercise of the Warrant, prior to the issuance to the Purchaser of such Shares under this Agreement and the Warrant.
Section
 2.03
Required Filings
.
Not later than 15 calendar days following the Closing Date, the
Company shall file a Form D with respect to the securities hereunder in accordance with Regulation D and shall provide a copy thereof to the Purchaser promptly after such filing. The Company shall prepare and file the Registration Statement (including the Prospectus) covering the resale by the Purchaser of the registrable securities with the Commission in accordance with the provisions of the Securities Act and the Registration Rights Agreement. The Company shall file with the Commission in accordance with Rule 424(b) under the Securities Act the final Prospectus to be used in connection with resales pursuant to the Registration Statement no later than 8:30 a.m. (New York City time) on the first Draw Down Exercise Date. If the transactions contemplated by any Draw Down are material to the Company (individually or collectively with all other prior Draw Downs, the consummation of which have not previously been reported in any Prospectus Supplement filed with the Commission under Rule 424(b) under the Securities Act or in any report, statement or other document filed by the Company with the Commission under the Exchange Act), or if otherwise required under the Securities Act (or the interpretations of the Commission thereof), in each case as reasonably determined by the Company or the Purchaser, then, on the first Trading Day immediately following the last Trading Day of the Draw Down Pricing Period with respect to such Draw Down, the Company shall file with the Commission a Prospectus Supplement pursuant to Rule 424(b) under the Securities Act with respect to the applicable Draw Down(s), disclosing the total Draw Down Amount Requested pursuant to such Draw Down(s), the total number of Shares that are to be

(and, if applicable, have been) issued and sold to the Purchaser pursuant to such Draw Down(s), the total purchase price for the Shares subject to such Draw Down(s), the applicable discount price(s) for such Shares and the net proceeds that are to be (and, if applicable, have been) received by the Company from the sale of such Shares. To the extent not previously disclosed in the Prospectus or a Prospectus Supplement, the Company shall disclose in its Quarterly Reports on Form
10-Q
and Annual Reports on Form
10-K
the information described in the immediately preceding sentence relating to all Draw Down(s) consummated during the relevant fiscal quarter and fiscal year, as applicable, and include each such report in a Prospectus Supplement and file such Prospectus Supplement with the Commission under Rule 424(b) under the Securities Act.
Section
 2.04
Effective Date; Settlement Dates
. This Agreement shall become effective and binding upon the delivery of counterpart signature pages of this Agreement and the Registration Rights Agreement executed by each of the parties hereto and thereto, and the delivery of all other documents, instruments and writings required to be delivered at such time, in each case as provided in
ARTICLE V
on the Effective Date. In consideration of and in express reliance upon the representations, warranties and covenants contained in, and upon the terms and subject to the conditions of, this Agreement, during the Investment Period the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, the Shares in respect of each Draw Down. The issuance and sale of Shares to the Purchaser pursuant to any Draw Down shall occur on the applicable Settlement Date in accordance with
Section
 6.01(d)
;
provided that
all of the conditions precedent thereto set forth in
ARTICLE IV
theretofore shall have been fulfilled on or prior to such Settlement Date.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Section
 3.01
Representations and Warranties of the Company
.
The Company hereby makes
the following representations and warranties to the Purchaser and GYBL as of the Effective Date, as of each Draw Down Exercise Date and as of each Settlement Date, except where the representation is expressly made only as of the Effective Date:
(a)
Organization, Good Standing and Power
. As of the date hereof, the Company is a limited liability company and following the Closing, the Company is a corporation, in each case duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite limited liability company or corporate, as applicable, power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. All Subsidiaries are duly formed, validly existing and in good standing under the laws of their respective jurisdictions of formation and have the requisite power and authority to own, lease and operate their respective properties and assets and to conduct their respective business as it is now being conducted. The Company and each of its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.
(b)
Authorization, Enforcement
. The Company has the requisite limited liability company or corporate, as applicable, power and authority to enter into and perform this Agreement and each other Transaction Document and to issue and sell the Shares in accordance with the terms hereof. Except for approvals of the Company’s Board of Directors or a committee thereof as may be required in connection with any issuance and sale of Shares to the Purchaser hereunder, the execution, delivery and performance of this Agreement and each other Transaction Document by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company or corporate, as applicable, action, and, except as contemplated by
Section 2.02
, no further consent or authorization of the Company or its Board of Directors or stockholders is required. This Agreement and each other Transaction Document has been duly executed and delivered by the Company. This Agreement and each other Transaction Document constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.
(c)
Capitalization
. The authorized capital stock of the Company and the shares thereof issued and outstanding are or as of such date will be set forth in the Commission Documents. All of the Shares will be, and the outstanding Common Shares have been, duly and validly authorized, and are fully paid and non-assessable.
Except as are or as of such date will be set forth in the Commission Documents, no holders of Shares or Common Shares are entitled to preemptive rights or registration rights, and there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company. Furthermore, except as are or will be set forth in the Commission Documents, there are no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company. Except for customary transfer restrictions contained in agreements entered into by the Company in order to sell restricted securities, the Company is not a party to, and it has no Knowledge of, any agreement restricting the voting or transfer of any shares of capital stock of the Company. The offer and sale of all shares of capital stock, convertible securities, rights, warrants, or options of the Company complied in all material respects with all applicable federal and state securities laws, and no stockholder has a right of rescission or damages with respect thereto. Except as is or will be set forth in the Commission Documents, there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by this Agreement or any of the other Transaction Documents or the consummation of the transactions described herein or therein. The Company has furnished or made available to the Purchaser true and correct copies of the Company’s certificate of incorporation as in effect on the Effective Date (the “
Certificate
”) and bylaws as in effect on the Effective Date (the “
Bylaws
”).
(d)
Issuance of Shares
. The Shares to be issued under this Agreement and the Warrant have been or will be (prior to issuance to the Purchaser or GYBL hereunder) duly authorized by all necessary corporate action and, when paid for or issued in accordance with the terms hereof, the Shares shall be validly issued and outstanding, fully paid and nonassessable, and the Purchaser shall be entitled to all rights accorded to a holder of Common Shares.
(e)
No Conflicts
. The execution, delivery and performance of this Agreement and each other Transaction Document by the Company and the consummation by the Company of the transactions contemplated herein do not (i) violate any provision of the Company’s Certificate or Bylaws, (ii) conflict with, result in a breach or violation of any of the terms or provisions of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party or is bound, (iii) create or impose a lien, charge or encumbrance on any property or assets of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, or (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company are bound or affected. Other than the Required Shareholder Approval, the Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement and each other Transaction Document, or issue and sell the Shares to the Purchaser in accordance with the terms hereof (other than any filings which may be required to be made by the Company with the Commission or the Principal Market subsequent to the Effective Date, including the Registration Statement and any registration statement, amendment, prospectus or prospectus supplement which may be filed pursuant hereto);
provided, however
, that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the representations, warranties and agreements of the Purchaser herein.

(f)
Commission Documents, Financial Statements
. The Company has timely filed all Commission Documents (giving effect to permissible extensions in accordance with Rule
12b-25
under the Exchange Act). The Company has not provided to the Purchaser any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement and the other Transaction Documents. As of their respective filing dates, the Commission Documents complied in all material respects with the requirements of the Exchange Act and other federal, state and local laws, rules and regulations applicable to them, and, as of their respective dates, the Commission Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Commission Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end
audit adjustments).
(g)
No Material Adverse Effect
. No Material Adverse Effect has occurred since the Effective Date except as disclosed in the Commission Documents.
(h)
No Undisclosed Liabilities
. The Company has no liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on a balance sheet of the Company or any Subsidiary (including the notes thereto) in conformity with GAAP and are not disclosed in the Commission Documents other than liabilities incurred in the ordinary course of business since the date of such Commission Documents which, individually and in the aggregate, are not material to the Company’s business.
(i)
No Undisclosed Events or Circumstances
. No event or circumstance has occurred or exists with respect to the Company or its businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.
(j)
Indebtedness
. As of the Effective Date, except as set forth in the Commission Documents, the Company has no secured or unsecured Indebtedness. For the purposes of this Agreement, “
Indebtedness
” shall mean (a) any liabilities for borrowed money or amounts owed in excess of $1,000,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements, indemnities and other contingent obligations in respect of Indebtedness of others in excess of $1,000,000, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $1,000,000 due under leases required to be capitalized in accordance with GAAP. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to Title 11 of the United States Code, or other similar federal or state or other applicable bankruptcy law or law for the relief of debtors, nor does the Company have any Knowledge that its creditors intend to initiate involuntary bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any such bankruptcy law or law for the relief of debtors. The Company is financially solvent and is generally able to pay its debts as they become due.
(k)
Title to Assets
. Except as set forth in the Commission Documents, the Company has good, valid and marketable title to all of its real and personal property reflected in the Commission Documents, free of any Liens. All said real property leases of the Company are valid and subsisting and in full force and effect in all material respects.

(l)
Actions Pending
. There is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary which questions the validity of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto. Except as set forth in the Commission Documents, there is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of the Company, threatened, against or involving the Company, any Subsidiary or any of their respective properties or assets, or involving any officers or directors of the Company or any Subsidiary, including, without limitation, any securities class action lawsuit or stockholder derivative lawsuit related to the Company that would reasonably be expected to have a Material Adverse Effect. Except as set forth in the Commission Documents, no judgment, order, writ, injunction or decree or award has been issued by or, to the Knowledge of the Company, requested of any court, arbitrator or governmental agency.
(m)
Compliance with Law
. The business of the Company has been and is presently being conducted in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances in all material respects. The Company has all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it, except where the failure to so have it would not, singly or in the aggregate, result in a Material Adverse Effect. The Company is not in material violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company, and the Company will not conduct its business in material violation of any of the foregoing.
(n)
Certain Fees
. No brokers, finders or financial advisory fees or commissions will be payable by the Company or any Subsidiary with respect to the transactions contemplated by this Agreement and the other Transaction Documents.
(o)
Disclosure
. Neither this Agreement nor any other Transaction Document nor the Commission Documents or any other documents, certificates or instruments furnished to the Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by this Agreement and the other Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading. The Company confirms that neither it, nor any other Person acting on its behalf, has provided the Purchaser or any of its agents, advisors or counsel with any information that constitutes or could reasonably be expected to constitute material, nonpublic information concerning the Company, other than the existence of the transactions contemplated by the Transaction Documents, except pursuant to a confidentiality and non-disclosure
agreement.
(p)
Operation of Business
. The Company owns or controls all patents, trademarks, service marks, trade names, copyrights, licenses and authorizations of the Company as set forth in the Commission Documents, and all rights with respect to the foregoing, which are reasonably necessary for the conduct of its business as now conducted without, to the Company’s Knowledge, any conflict with the rights of others. The Company possesses such permits, licenses, approvals, consents and other authorizations (including licenses, accreditation and other similar documentation or approvals of any local health departments) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies as are necessary to conduct the business now operated by it (collectively, “
Governmental Licenses
”). The Company is in material compliance with the terms and conditions of all such Governmental Licenses, except as otherwise disclosed in the Commission Documents. All of the Governmental Licenses are valid and in full force and effect, except as otherwise disclosed in the Commission Documents. Except as set forth in the Commission Documents, the Company has not received any written notice of proceedings relating to the revocation or modification of any such Governmental Licenses.
(q)
Environmental Compliance
. The Company has obtained all material approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities, or from any other Person, that are required under any Environmental Laws. “
Environmental Laws
” shall mean all

applicable laws relating to the protection of the environment including, without limitation, all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, material or wastes, whether solid, liquid or gaseous in nature.
To the Company’s Knowledge, there are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting the Company that violate or could reasonably be expected to violate any Environmental Law after the Effective Date or that could reasonably be expected to give rise to any environmental liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation (i) under any Environmental Law, or (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including, without limitation, underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any hazardous substance.
(r)
Material Agreements
. The Company is not a party to any material written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement (collectively, “
Material Agreements
”) that has not been furnished or disclosed to the Purchaser or filed in the Commission Documents. The Company has in all material respects performed all of the obligations required to be performed by it to date under the Material Agreements, has received no notice of default by the Company thereunder and, to the best of the Company’s Knowledge, is not in default under any Material Agreement now in effect.
(s)
Transactions with Affiliates
. Except as set forth in the Commission Documents, there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions exceeding $120,000 between (a) the Company, on the one hand, and (b) any Person who would be covered by Item 404(a) of Regulation
S-K,
on the other hand. Except as disclosed in the Commission Documents, there are no outstanding amounts payable to or receivable from, or advances by the Company to, and the Company is not otherwise a creditor of or debtor to, any beneficial owner of more than five percent (5%) of the outstanding Common Shares, or any director, employee or Affiliate of the Company, other than
(i) reimbursement for reasonable expenses incurred on behalf of the Company or (ii) as part of the normal and customary terms of such person’s employment or service as a director with the Company.
(t)
Securities Act
. The Company has complied and will comply in all material respects with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Shares hereunder. The Registration Statement, on the date it is filed with the Commission, on the date it is declared effective by the Commission (or becomes effective pursuant to Section 8 of the Securities Act), on each Draw Down Exercise Date and on each Settlement Date, shall comply in all material respects with the requirements of the Securities Act (including, without limitation, Rule 415 under the Securities Act) and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, except that this representation and warranty shall not apply to statements in or omissions from the Registration Statement made in reliance upon and in conformity with information relating to the Purchaser furnished to the Company in writing by or on behalf of the Purchaser expressly for use therein. The Prospectus and each Prospectus Supplement required to be filed pursuant to this Agreement or the Registration Rights Agreement after the Effective Date, when taken together, on its date, on each Draw Down Exercise Date and on each Settlement Date, shall comply in all material respects with the requirements of the Securities Act (including, without limitation, Rule 424(b) under the Securities Act) and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that this representation and warranty shall not apply to statements in or omissions from the Prospectus or any Prospectus Supplement made in reliance upon and in conformity with information relating to the Purchaser furnished to the Company in writing by or on behalf of the Purchaser expressly for use therein. Each Commission Document (other than the Registration Statement, the Prospectus or any Prospectus Supplement) to be filed with or furnished to the Commission after the Effective Date and incorporated by reference in the Registration Statement, the Prospectus or any Prospectus Supplement required to be filed pursuant to this Agreement or the Registration Rights Agreement (including, without limitation, the Current Report), when such document is filed with or furnished to the Commission and, if applicable, when such document becomes effective, as the case may be, shall comply in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and other federal, state and local laws, rules and regulations applicable to it, and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has delivered or made available to the Purchaser true and complete copies of all comment letters and substantive correspondence received by the Company from the Commission relating to the Commission Documents filed with or furnished to the Commission as of the Effective Date, together with all written responses of the Company thereto in the form such responses were filed via EDGAR. There are no outstanding or unresolved comments or undertakings in such comment letters received by the Company from the Commission. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Securities Act or the Exchange Act. The Company has not distributed and, prior to the completion of the distribution of the Shares, will not distribute any offering material in connection with the offering and sale of the Shares other than the Registration Statement, the related prospectus or other materials, if any, permitted by the Securities Act.
(u)
Employees
. Except as set forth in the Commission Documents, the Company does not have any collective bargaining arrangements or other agreements covering any of its employees. No officer, consultant or key employee of the Company has terminated or, to the Knowledge of the Company, has any present intention of terminating his or her employment or engagement with the Company.
(v)
Use of Proceeds
. The proceeds from the sale of the Shares will be used by the Company for general corporate purposes and other working capital needs of the Company.
(w)
Investment Company Act Status
. The Company is not, and as a result of the consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds from the sale of the Shares as set forth in the Prospectus and the Prospectus Supplement shall not be required to be registered as, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
(x)
ERISA
. No liability has been incurred with respect to any Plan by the Company. No “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) or “accumulated funding deficiency” (as defined in Section 302 of ERISA) or any of the events set forth in Section 4043(b) of ERISA has occurred with respect to any Plan, and the execution and delivery of this Agreement and the issuance and sale of the securities hereunder shall not result in any of the foregoing events. Each Plan is in compliance in all material respects with applicable law, including ERISA and the Code; the Company has not incurred and does not expect to incur liability under Title IV of ERISA with respect to the termination of, or withdrawal from, any Plan; and each Plan for which the Company would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualifications. As used in this
Section 3.01(x)
, the term “
Plan
” shall mean an “
employee pension benefit plan
” (as defined in Section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any Subsidiary or by any trade or business, whether or not incorporated, which, together with the Company or any Subsidiary, is under common control, as described in Section 414(b) or (c) of the Code.
(y)
Taxes
. The Company (i) has filed all necessary federal, state and foreign income and franchise tax returns or has duly requested extensions thereof, (ii) has paid all federal, state, local and foreign taxes due and payable for which it is liable, except to the extent that any such taxes are being contested in good faith and by appropriate proceedings, and (iii) does not have any tax deficiency or claims outstanding or assessed or, to the Company’s Knowledge, proposed against it. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

The Company is not operated in such a manner as to qualify as a “passive foreign investment company” as defined in Section 1297 of the Code.
(z)
Insurance
. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company is engaged. The Company has not been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will be unable to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.
(aa)
U.S. Real Property Holding Corporation
. The Company is not, nor has it ever been, and so long as any of the securities are held by the Purchaser, shall not become a U.S. real property holding corporation within the meaning of Section 897 of the Code.
(bb)
Exemption from Registration; Valid Issuances
. Subject to, and in reliance on, the representations, warranties and covenants made herein by the Purchaser, the offer and sale of the Shares in accordance with the terms and conditions of this Agreement and the Transaction Documents is exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) and Rule 506 of Regulation D;
provided, however
, that at the request of and with the express agreement of the Purchaser and in accordance with applicable law, the Shares will be delivered to the Purchaser via book entry through the Depository Trust Company and will not bear legends noting restrictions as to resale of such securities under federal or state securities laws, nor will any such securities be subject to stop transfer instructions. Neither the offer and sale of the Shares pursuant to, nor the Company’s performance of its obligations under, the Transaction Documents to which it is a party shall (i) result in the creation or imposition of any Liens upon the Shares, or (ii) entitle the holders of any outstanding shares of capital stock of the Company to preemptive or other rights to subscribe to or acquire Common Shares or other securities of the Company.
(cc)
No General Solicitation or Advertising
. Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Shares.
(dd)
No Integrated Offering
. None of the Company or any of its Affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Shares under the Securities Act, whether through integration with prior offerings or otherwise. None of the Company, nor its Affiliates, nor any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of the issuance of any of the securities under the Securities Act or cause the offering of any of the Shares to be integrated with other offerings.
(ee)
Manipulation of Price
. Neither the Company nor any of its officers, directors or Affiliates has, and, to the Knowledge of the Company, no Person acting on their behalf has,
(i) taken, directly or indirectly, any action designed or intended to cause or to result in the stabilization or manipulation of the price of any security of the Company, or which caused or resulted in, or which would in the future reasonably be expected to cause or result in, the stabilization or manipulation of the price of any security of the Company, in each case to facilitate the sale or resale of any of the Shares, or (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Shares. Neither the Company nor any of its officers, directors or Affiliates will, during the term of this Agreement, and, to the Knowledge of the Company, no Person acting on their behalf will, during the term of this Agreement, take any of the actions referred to in the immediately preceding sentence.
(ff)
Foreign Corrupt Practices Act
. None of the Company, any Subsidiary or, to the Knowledge of the Company, any director, officer, agent, employee, Affiliate or other Person acting on behalf of the Company, is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “
FCPA
”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. The Company has conducted its business in compliance with the FCPA.
(gg)
Money Laundering Laws
. The operations of the Company is and has been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “
Money Laundering Laws
”) and, to the Knowledge of the Company, no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or threatened.
(hh)
OFAC
. None of the Company or, to the Knowledge of the Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“
OFAC
”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.
(ii)
Acknowledgment Regarding Purchaser’s Purchase of Shares
. The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereunder and thereunder. The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereunder and thereunder, and any advice given by the Purchaser or any of its representatives or agents in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereunder and thereunder is merely incidental to the Purchaser’s purchase of the Shares.
Section
 3.02
Representatives and Warranties of the Purchaser
.
The Purchaser and GYBL
hereby make the following representations and warranties to the Company as of the Effective Date and as of the date of each Draw Down Notice and as of each Settlement Date:
(a)
Organization and Standing of the Purchaser and GYBL
. The Purchaser is a “société en commandite simple” duly formed, validly existing and in good standing under the laws of Luxembourg. GYBL is a limited company duly formed, validly existing and in good standing under the laws of the Commonwealth of the Bahamas.
(b)
Authorization and Power
. Each of the Purchaser and GYBL has the requisite corporate power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is a party and to purchase the Shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by Purchaser and by GYBL and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no further consent or authorization of the Purchaser and GYBL, and the Board of Directors or stockholders of either of them is required. This Agreement and each other Transaction Document to which the Purchaser or GYBL is a party has been duly executed and delivered by each of the Purchaser and GYBL. This Agreement and each other Transaction Document to which the Purchaser or GYBL is a party constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Purchaser or GYBL, enforceable against the Purchaser or GYBL, respectively, in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership, or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.
(c)
No Conflicts
. The execution, delivery and performance of this Agreement and each other Transaction Document to which the Purchaser or GYBL is a party, and the consummation by the Purchaser and GYBL of the transactions contemplated hereby and thereby or relating hereto or thereto, do not and will not (i) result in a violation of such Purchaser’s or GYBL’s charter documents or bylaws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Purchaser or GYBL is a party, (iii) create or impose a lien, charge or encumbrance on any property of the Purchaser or GYBL under any agreement or any commitment to which the Purchaser or GYBL is party or by which the Purchaser or GYBL is bound or by which any of their respective properties or assets are bound, or (iv) result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Purchaser or GYBL or any of their respective properties, except for such conflicts, defaults and violations as would not, individually or in the aggregate, prohibit or otherwise interfere with the ability of the Purchaser or GYBL to enter into and perform its obligations under this Agreement or any other Transaction Document to which the Purchaser or GYBL is a party in any material respect. Neither the Purchaser nor GYBL is required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or any other Transaction Document to which the Purchaser is a party or to purchase the Shares in accordance with the terms hereof;
provided, however
, that for purposes of the representation made in this sentence, each of the
Purchaser and GYBL is assuming and relying upon the accuracy of the representations, warranties and agreements of the Company herein.
(d)
Accredited Investor
. Each of the Purchaser and GYBL is an institutional “accredited investor” as defined in Regulation D promulgated under the Securities Act.
(e)
Financial Risks
. Each of the Purchaser and GYBL acknowledges that it is able to bear the financial risks associated with an investment in the Shares. Each of the Purchaser and GYBL is capable of evaluating the risks and merits of an investment in the Shares by virtue of its experience as an investor and its knowledge, experience, and sophistication in financial and business matters, and each of the Purchaser and GYBL is capable of bearing the entire loss of its investment in the Shares.
(f)
Information
. The Purchaser and GYBL and their respective advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Shares which have been requested by the Purchaser or GYBL. The Purchaser and GYBL and their respective advisors, if any, have been afforded the opportunity to ask questions of the Company. The Purchaser and GYBL have sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares. The Purchaser and GYBL understand that they (and not the Company) shall be responsible for their own respective tax liabilities that may arise as a result of this investment or the transactions contemplated by this Agreement and the other Transaction Documents to which the Purchaser or GYBL is a party
(g)
No-Broker
Dealer
. Purchaser represents, warrants and agrees that it is buying the Shares for investment purposes and not for distribution. It is not registered as a broker-dealer with the Commission and is not required to be registered as a broker-dealer by virtue of the trader exception to the definition of dealer under the Exchange Act.
ARTICLE IV
COVENANTS
During the Investment Period, the Company covenants with the Purchaser and GYBL, and the Purchaser and GYBL together covenant with the Company, as follows, which covenants of one party are for the benefit of the other party.
Section
 4.01
Securities Compliance
. The Company shall notify the Commission and the
Principal Market, if applicable, in accordance with their rules and regulations, of the transactions contemplated by this Agreement and each other Transaction Document, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Shares to the Purchaser and GYBL. The Company shall take such action, if any, as is reasonably necessary in order to obtain an exemption for or to qualify any subsequent resale of the Shares by the Purchaser and GYBL, in each case, under applicable securities or “Blue Sky” laws of the states of the United States of America in such states as is reasonably requested by the Purchaser or GYBL from time to time, and shall provide evidence of any such action so taken to the Purchaser.
Section
 4.02
Registration and Listing
.
The Company will take all action necessary to cause
the Shares to be registered under Sections 12(b) or 12(g) of the Exchange Act, will comply in all material respects with its reporting and filing obligations under the Exchange Act and take all action necessary to maintain compliance with such reporting and filing obligations, and will not take any action or file any document (whether or not permitted by the Securities Act) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act, except as permitted herein. The Company will take all action necessary to effect the listing or trading of its Common Shares and the listing of the Shares purchased by Purchaser hereunder on the Principal Market or any relevant market or system, if applicable, and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Principal Market or any relevant market or system.
Section
 4.03
Registration Rights Agreement
.
The Company, the Purchaser and GYBL shall
enter into the Registration Rights Agreement with respect to the Shares, dated the Effective Date, in the form of
Exhibit A
attached hereto.
Section 4.04
Compliance with Laws
.
(a) The Company shall comply with all applicable laws, rules, regulations and orders applicable to the business and operations of the Company and with all applicable provisions of the Securities Act and the Exchange Act and the rules and regulations of the Principal Market (including, without limitation, Rule 415(a)(4) under the Securities Act).
(b) The Purchaser and GYBL shall comply in all material respects with all applicable laws, rules, regulations and orders in connection with this Agreement and each other Transaction Document and the transactions contemplated hereby and thereby. Without limiting the foregoing, the Purchaser and GYBL shall comply with the requirements of the Securities Act and the Exchange Act including, without limitation, Rule 415(a)(4) under the Securities Act and Rule
10b-5
and Regulation M under the Exchange Act, where applicable.
Section
 4.05
Keeping of Records and Books of Account
.
The Company shall keep and cause
each Subsidiary to keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.
Section
 4.06
Limitations on Holdings and Issuances
.
Notwithstanding anything in this
Agreement, at no time while the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act may the Company issue, and at no time shall the Purchaser be obligated to purchase, any Shares which would result in the Purchaser beneficially owning, directly or indirectly, at the time of such proposed issuance, more than 9.99% of the number of Common Shares issued and outstanding as of the date of such proposed issuance;
provided, however
, that upon the Purchaser providing the Company with
sixty-one
(61) days’ notice (pursuant to
Section
 9.04
hereof) (the “
Waiver Notice
”) that the Purchaser would like to waive this
Section
 4.06
with regard to any or all Shares issuable pursuant to this Agreement, this
Section
 4.06
will be of no force or effect with regard to all or a portion of the Shares referenced in the Waiver Notice until the date that the Purchaser notifies the Company (pursuant to
Section
 9.04
hereof) that the Purchaser revokes the Waiver Notice;
provided, further
, that during the
sixty-one
(61) day period prior to the expiration of the Investment Period, the Purchaser may waive this
Section
 4.06
by providing a Waiver Notice at any time during such
sixty-one
(61) day period.

Section
 4.07
Registration Statement
.
The Company shall cause the Registration Statement to
be filed and seek that it be declared effective pursuant to the Registration Rights Agreement. The Registration Statement shall register with the Commission the Shares to be issued under the Draw Downs and the Warrant Shares. The Purchaser shall not be obligated to accept a Draw Down request from the Company unless the Registration Statement is then effective and the Prospectus included in the Registration Statement is then current and in compliance with all applicable rules of the Commission and the Principal Market.
Section
 4.08
Other Agreements and Other Financings
.
The Company shall not enter into any
agreement in which the terms of such agreement would restrict or impair the right to perform of the Company or any Subsidiary under this Agreement or any other Transaction Document.
(a) Without the Purchaser’s prior written consent, the Company shall not enter into any agreement, the principal purpose of which is to secure an “equity line” similar to the financing provided for under this Agreement during the Investment Period.
(b) The Company shall provide prompt notice to the Purchaser of any Alternate Transaction. For all purposes of this Agreement, an “
Alternate Transaction
” shall mean (w) the issuance of Common Shares for a purchase price less than, or the issuance of securities convertible into or exchangeable for Common Shares at an exercise or conversion price (as the case may be) less than, the then-current market price of the Common Shares, respectively (including, without limitation, pursuant to any “equity line” or other financing that is substantially similar to the financing provided for under this Agreement, or pursuant to any other transaction in which the purchase, conversion or exchange price for such Common Shares is determined using a floating discount or other post-issuance adjustable discount to the then-current market price), in each case, after all fees, discounts, warrant value and commissions associated with the transaction; (x) an
“at-the-market”
offering of Common Shares or securities convertible into or exchangeable for Common Shares pursuant to Rule 415(a)(4) under the Securities Act; (y) the implementation by the Company of any mechanism in respect of any securities convertible into or exchangeable for Common Shares for the rest of the purchase price of such Common Shares to below the then-current market price of the Common Shares, respectively (including, without limitation, any anti-dilution or similar adjustment provisions in respect of any Company securities, but specifically excluding customary anti-dilution adjustments for stock splits, dividends, combinations, recapitalizations, reclassifications and similar events); or (z) the issuance of options, warrants or similar rights of subscription or the issuance of convertible equity or debt securities;
provided that
Alternate Transaction shall not include: (i) securities issued to employees and other service providers pursuant to equity compensation plans or arrangements, (ii) securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction and/or (iii) securities issued in connection with collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships).
Section
 4.09
Stop Orders
.
During the Investment Period, the Company shall use its reasonable best efforts to maintain the continuous effectiveness of the Registration Statement under the Securities Act. The Company will advise the Purchaser and GYBL promptly and, if requested by the Purchaser or GYBL, will confirm such advice in writing: (i) of the Company’s receipt of notice of any request by the Commission for amendment of or a supplement to the Registration Statement, any related prospectus or for additional information; (ii) of the Company’s receipt of notice of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of the suspension of qualification of the Shares for offering or sale in any jurisdiction or the initiation of any proceeding for such purpose; and (iii) of the Company becoming aware of the happening of any event, which makes any statement of a material fact made in the Registration Statement (as then amended or supplemented) untrue or which requires the making of any additions to or changes in the Registration Statement (as then amended or supplemented) in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements therein not misleading. If at any time the Commission shall issue any stop order suspending the effectiveness of the Registration Statement, the Company will make commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible time.

Section 4.10
Selling Restrictions; Volume Limitations
.
(a) The Purchaser covenants that during the Investment Period neither the Purchaser nor any of its Affiliates nor any entity managed by the Purchaser will, directly or indirectly, sell any securities of the Company except the Common Shares that it owns or has the right to purchase pursuant to the provisions of a Draw Down Notice. Neither the Purchaser nor any of its Affiliates nor any entity managed by the Purchaser will enter into a short position with respect to Common Shares of the Company, including in any account of the Purchaser or in any account directly or indirectly managed by the Purchaser or any Affiliate of the Purchaser or any entity managed by the Purchaser. The Purchaser shall not grant any option to purchase or acquire any right to dispose or otherwise dispose for value of any Common Shares, or any securities convertible into, or exchangeable for, or warrants to purchase, any Common Shares, respectively, or enter into any swap, hedge or other agreement that transfers, in whole or in part, the economic risk of ownership of the Common Shares, except for such sales permitted by the preceding two sentences. In addition, on a daily Trading Day basis during any Draw Down Pricing Period, the Purchaser agrees to restrict the volume of sales of Shares by the Purchaser, its Affiliates and any entity managed by the Purchaser to no more than 1/30th of the Shares set forth in the Draw Down Notice applicable to such Draw Down Pricing Period.
(b) In connection with any sale of the Company’s securities, the Purchaser and GYBL shall comply in all material respects with all applicable laws, rules, regulations and orders, including, without limitation, the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Regulation M and Rule
10b-5
under the Exchange Act, where applicable.
Section
 4.11
Non-Public
Information
.
From the Investment Period and until the later of (i) the
term of the Agreement and (ii) such time as Purchaser or GYBL no longer hold any Shares, none of the Company, nor any of its directors, officers or agents shall disclose any material non-public
information about the Company to the Purchaser or GYBL.
Section 4.12
Commitment Fee; Warrant
.
(a) Following the Closing, the Company shall tender to GYBL, as a commitment fee, an amount equal to 2% of the Aggregate Limit (the “
Commitment Fee
”), deliverable as set forth below. The Commitment Fee due upon each Draw Down may be paid in cash from the proceeds of such Draw Down or in freely tradeable Common Shares of the Company valued at the Daily Closing Price at the time of such Draw Down, at the option of the Company. The amount of the Commitment Fee due in each such installment shall be the product obtained by multiplying (i) the total amount of the Commitment Fee by (ii) the quotient derived by dividing (y) the value of Shares purchased pursuant to the applicable Draw Down by (z) the Aggregate Limit. To the extent that any amount of the Commitment Fee remains unpaid to GYBL following the date that is the one- year anniversary of the First Trading Day, the remaining amount shall become immediately due and following payment in full of the full Commitment Fee, no further installments shall be due or payable. For the avoidance of doubt, (1) the Commitment Fee shall be payable by the Company irrespective of whether any Draw Down Notices have been delivered by the Company in accordance herewith, and (2) no Commitment Fee shall be due or payable in the event that the Closing does not occur.
(b) On the Closing Date, and following the Closing, the Company shall make and execute a warrant granting GYBL the right to purchase Common Shares, a copy of which is attached hereto as
Exhibit B
(the “
Warrant
”) having an expiration date that is the third anniversary of the First Trading Day, granting GYBL the right to purchase, upon the terms set forth more fully therein, up to a number of Common Shares equal to 2.5% of the total equity interests on a fully diluted basis as of the Closing Date (including Common Shares and any other equity interests convertible or exchangeable into Common Shares or bearing equivalent economic interests), at an exercise price of $10.00 per Share.

Section
 4.13
Shareholder Approval
.
In the event that the Required Shareholder Approval is
not received in connection with the vote of the shareholders of the Company to approve the Merger Agreement, and the Closing occurs, then the Company shall, upon the written request of the Purchaser, hold a meeting of its shareholders within one hundred twenty (120) days following such request and use its reasonable best efforts to obtain the Required Shareholder Approval, including by endorsing such approval in the related proxy materials or communications (“
Proxy Materials
”); provided that the Purchaser may not request such shareholder meeting more than once within any
90-day
period or more than three times in total. With respect to any Proxy Materials delivered or otherwise made available to the Company’s shareholders in connection with the foregoing, the Company shall provide the Purchaser and its outside legal counsel with a reasonable opportunity to review and comment on drafts of such Proxy Materials prior to filing, furnishing or delivering such Proxy Materials to the Commission and their dissemination to the Company’s shareholders and incorporate in such Proxy Materials all comments reasonably proposed by the Purchaser or its outside legal counsel. The Company agrees that all information relating to the Purchaser and its Affiliates included in the Proxy Materials shall be in form and content reasonably satisfactory to the Purchaser.
Section
 4.14
DWAC Eligibility
.
The Company shall use its reasonable best efforts to cause the
Shares and its transfer agent to be, at the time of each Draw Down, eligible to participate in the DWAC system (“
DWAC Eligible
”).
Section
 4.15
Reservation of Shares
.
The Company will have available, and shall reserve and
keep available at all times, free of preemptive and other similar rights of stockholders, the requisite aggregate number of authorized but unissued Common Shares to enable the Company to timely effect the issuance, sale and delivery in full to the Purchaser of all the Shares to be issued and delivered under this Agreement, in any case prior to the issuance to the Purchaser of such Common Shares. The number of Common Shares so reserved from time to time, as theretofore increased or reduced as hereinafter provided, may be reduced by the number of Shares actually delivered pursuant to this Agreement.
Section
 4.16
Amendments to the Registration Statement; Prospectus Supplements
.
Except
as provided in this Agreement and other than periodic reports required to be filed pursuant to the Exchange Act and post- effective amendments in order to satisfy the requirements of Securities Action Section 10(a)(3), the Company shall not file with the Commission any amendment to the Registration Statement that relates to the Purchaser, the Transaction Documents or the transactions contemplated thereby, or file with the Commission any Prospectus Supplement that relates to the Purchaser, the Transaction Documents or the transactions contemplated thereby with respect to which (a) the Purchaser shall not previously have been advised, (b) the Company shall not have given due consideration to any comments thereon received from the Purchaser or its counsel, or (c) the Purchaser shall reasonably object after being so advised, unless it is necessary to amend the Registration Statement or make any supplement to the Prospectus to comply with the Securities Act or any other applicable law or regulation, in which case the Company shall promptly so inform the Purchaser, the Purchaser shall be provided with a reasonable opportunity to review and comment upon any disclosure relating to the Purchaser and the Company shall expeditiously furnish to the Purchaser an electronic copy thereof. In addition, for so long as, in the reasonable opinion of counsel for the Purchaser, the Prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Securities Act) is required to be delivered in connection with any sales of registrable securities by the Purchaser, the Company shall not file any Prospectus Supplement without delivering or making available a copy of such Prospectus Supplement to the Purchaser promptly. Upon receipt of an amendment to the Registration Statement or Prospectus Supplement from the Company or its counsel, the Purchaser shall promptly review such document and provide comments to the Company or its counsel regarding such document, if any, within a reasonable period of time.

ARTICLE V
CLOSING CERTIFICATE; CONDITIONS TO THE SALE AND PURCHASE OF THE
SHARES; OPINION AND COMFORT LETTERS
Section
 5.01
Closing Certificate
.
In connection with the execution and delivery of this
Agreement, the Purchaser shall receive a certificate from the Company, dated the Effective Date, in the form of
Exhibit C
hereto.
Section
 5.02
Conditions Precedent to the Obligation of the Company to Sell the Shares
.
The
obligation hereunder of the Company to issue and sell the Shares to the Purchaser under any Draw Down Notice is subject to the satisfaction or waiver of each of the conditions set forth below. These conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion.
(a)
Accuracy of the Purchaser’s Representations and Warranties
. Except for representations and warranties that are expressly made as of a particular date, the representations and warranties of the Purchaser in this Agreement and each other Transaction Document shall be true and correct in all material respects as of the date when made and as of each Draw Down Exercise Date and each Settlement Date as though made at that time.
(b)
Registration Statement
. The listing of the Common Shares on a Principal Market shall be continuing and the Company shall have the necessary amount of the Shares registered pursuant to the Registration Statement. The Registration Statement shall be effective, and no stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto shall have been issued under the Securities Act, no order preventing or suspending the use of the Prospectus contained in the Registration Statement shall have been issued, and no proceedings for any of those purposes shall have been instituted or be pending or, to the Company’s Knowledge, contemplated.
(c)
Performance by the Purchaser
. The Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement and each other Transaction Document to be performed, satisfied or complied with by the Purchaser at or prior to each Draw Down Exercise Date and each Settlement Date, as applicable.
(d)
No Injunction
. No statute, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement and the other Transaction Documents.
(e)
No Suspension, Etc
. Trading in the Shares shall not have been suspended by the Commission or Principal Market, and, at any time prior to each Draw Down Exercise Date and applicable Settlement Date, none of the events described in clauses (i), (ii) and (iii) of
Section
 4.09
hereof shall have occurred, trading in securities generally as reported on the Principal Market shall not have been suspended or limited, nor shall a banking moratorium have been declared either by U.S. federal or state authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of the Company, makes it impracticable or inadvisable to issue the Shares.
(f)
No Proceedings or Litigation
. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any of the officers, directors or Affiliates of the Company seeking to restrain, prevent or change the transactions contemplated by this Agreement and the other Transaction Documents, or seeking damages in connection with such transactions.

Section
 5.03
Conditions Precedent to the Obligation of the Purchaser to Accept a Draw
Down and Purchase the Shares
.
The obligation hereunder of the Purchaser to accept a Draw
Down and to acquire and pay for the Shares is subject to the satisfaction or waiver, at or before each Draw Down Exercise Date and each Settlement Date of each of the conditions set forth below. The conditions are for the Purchaser’s sole benefit and may be waived by the Purchaser at any time in its sole discretion.
(a)
Accuracy of the Company’s Representations and Warranties
. Except for representations and warranties that are expressly made as of a particular date, each of the representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of each Draw Down Exercise Date and as of each Settlement Date, as though made at that time.
(b)
Registration Statement
. The listing of the Common Shares on a Principal Market shall be continuing and the Company shall have the necessary amount of the Shares registered pursuant to the Registration Statement. The Registration Statement shall be effective, and no stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto shall have been issued under the Securities Act, no order preventing or suspending the use of the Prospectus contained in the Registration Statement shall have been issued, and no proceedings for any of those purposes shall have been instituted or be pending or, to the Company’s Knowledge, contemplated.
(c)
No Suspension
. Trading in the Shares shall not have been suspended by the Commission or Principal Market, and, at any time prior to such Draw Down Exercise Date, trading in securities generally as reported on the Principal Market shall not have been suspended or limited, nor shall a banking moratorium have been declared either by U.S. federal or state authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of the Purchaser, makes it impracticable or inadvisable to issue the Shares.
(d)
Performance by the Company
. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement and each other Transaction Document to be performed, satisfied or complied with by the Company at or prior to each Draw Down Exercise Date and each Settlement Date, as applicable, and shall have delivered the Compliance Certificate substantially in the form attached hereto as
Exhibit D
. Without limiting the foregoing, the Company shall have paid the applicable portion of the Commitment Fee when due pursuant to
Section
 4.12(a)
.
(e)
No Injunction
. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement and the other Transaction Documents.
(f)
No Proceedings or Litigation
. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any subsidiary, or any of the officers, directors or Affiliates of the Company or any subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement and the other Transaction Documents, or seeking damages in connection with such transactions.
(g)
Aggregate Limit
. The issuance and sale of the Shares issuable pursuant to such Draw Down Notice will not violate
Section
 6.02
hereof.
(h)
Shares Authorized
. The Shares issuable pursuant to such Draw Down Notice will have been duly authorized by all necessary corporate action of the Company.
(i)
Information
. Prior to each Settlement Date and from time to time as reasonably requested by the Purchaser upon reasonable notice, the Company shall make available for inspection and review by the Purchaser, its advisors and representatives, and any underwriter participating in any disposition of the Shares on behalf of the Purchaser pursuant to the Registration Statement, during normal business hours of the Company, any amendment, prospectus or prospectus supplement thereto, or any “Blue Sky,” Financial Industry Regulatory

Authority (FINRA) or other filing, all financial and other records, all documents and filings with the Commission, and all other corporate documents and properties of the Company as may be reasonably necessary for the purpose of such review. In addition, the Company shall cause its officers, directors and employees to supply all such information reasonably requested by the Purchaser or any such representative, advisor or underwriter and to respond to all questions and other inquiries reasonably made or submitted by any such individuals or entities. Notwithstanding the foregoing, the Company shall not be required to provide any trade secret or similar information, any information covered by attorney-client privilege or classified as attorney work product, or, while it is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, any material, non-public
information.
(j)
Opinion of Counsel and
10b-5
Statement
. Subsequent to the effective date of the Registration Statement and prior to the first Draw Down under this Agreement, the Purchaser shall have received an opinion of counsel and
10b-5
statement to the Company in a form reasonably acceptable to the Purchaser’s counsel.
(k)
Comfort Letters
. Subsequent to the effective date of the Registration Statement and prior to the first Draw Down under this Agreement, the Purchaser shall have received letters from the Company’s independent auditors, dated the respective dates of delivery thereof and addressed to the Purchaser, in form and substance reasonably satisfactory to the Purchaser, containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained or incorporated by reference in each of the Registration Statement, the Prospectus, and any Prospectus Supplement.
ARTICLE VI
DRAW DOWN TERMS
Section
 6.01
Draw Down Terms
.
Subject to the satisfaction of the conditions set forth in this
Agreement, and subject to
Section 6.02
below, the Parties agree (unless otherwise mutually agreed upon by the Parties in writing) as follows:
(a) The Company may, in its sole discretion, issue a Draw Down Notice (as defined in
Section
 6.01(h)
hereof) for a specified Draw Down Amount Requested. Subject to
Section
 6.01(g)
below, the Purchaser shall pay a
per-Share
amount equal to 90% of the average Daily Closing Price during the Draw Down Pricing Period (the “
Purchase Price
”). Subject to
Section
 4.06
hereof, the Draw Down Amount Requested shall not exceed four hundred percent (400%) (the “
Draw
Down Limit
”) of the average daily trading volume for the 30 Trading Days immediately preceding the Draw Down Exercise Date.
(b) Prior to commencement of the Draw Down Pricing Period, the Company shall deliver the Shares to be purchased in such Draw Down to the Purchaser. If Shares delivered to the Purchaser prior to commencement of the Draw Down Pricing Period are delivered in certificated form and not DWAC Eligible, then the Draw Down Pricing Period shall not begin until the Shares are cleared by an appointed clearing agent.
(c) Only one Draw Down shall be allowed in each Draw Down Pricing Period.
(d) Each Draw Down shall be settled on the first Trading Day after the end of such Draw Down Pricing Period (the “
Settlement Date
”).
(e) On each Settlement Date, the Purchaser’s total Draw Down commitment under this Agreement shall be reduced by the total Draw Down Amount for such Draw Down Pricing Period (as adjusted per
Section
 6.01(i)
, if applicable).
(f) [reserved]

(g) Each Draw Down Notice shall set forth the Threshold Price set by the Company for such Draw Down. If the Daily Closing Price on a given Trading Day in the Draw Down Pricing Period, multiplied by 9/10, is less than the Threshold Price, then the total Draw Down Amount Requested will be reduced by 1/30th, and, unless otherwise agreed by the Parties, the Daily Closing Price on such Trading Day shall be excluded from the calculation of the Purchase Price.
(h) As a condition to the exercise of any Draw Down, the Company must (i) provide a notice to the Purchaser of the Company’s exercise of any Draw Down via email before commencement of trading on the first Trading Day of the Draw Down Pricing Period covered by such notice (the “
Draw Down Notice
”), substantially in the form attached hereto as
Exhibit E
, and
(ii) pursuant to
Section
 6.01(b)
, deliver the Shares to the Purchaser or its designees via DWAC, if the Company is approved for DWAC in an amount equal to the Draw Down Amount Requested (which amount shall be adjusted in the event that the maximum amount pursuant to
Section
 6.01(a)
or
Section
 6.
02 hereof is less than the Draw Down Amount Requested). The date the Company delivers the Draw Down Notice and the Shares in accordance with this
Section
 6.01(h)
shall be a “
Draw Down Exercise Date
.” The Draw Down Notice shall specify the Draw Down Amount Requested, set the Threshold Price for such Draw Down and designate the first Trading Day of the Draw Down Pricing Period that the Company wishes to grant to the Purchaser during the Draw Down Pricing Period.
(i) On each Settlement Date, the Purchaser shall (i) provide the Company a closing notice in the form of
Exhibit F
attached hereto; (ii) make payment for the Shares acquired pursuant to this Agreement to the Company’s designated account by wire transfer of immediately available funds, provided that
the Shares were received by the Purchaser in accordance with
Section
 6.01(b)
hereof; and (iii) return to the Company any Shares delivered to the Purchaser in connection with the applicable Draw Down Notice pursuant to
Section
 6.01(b)
that have not been purchased by Purchaser pursuant to the terms hereof.
(j) In addition to any rights to indemnification and other rights and remedies available to the Company, if the Purchaser fails to make the payment required pursuant to clause (ii) of Section 6.01(i), then: (x) the Commitment Fee associated with the purchase of such Shares shall be deemed waived; (y) the number of shares that are subject to the Warrant shall be automatically and irrevocably reduced, without any further action by the Purchaser, by a percentage that is equal to the percentage of the Aggregate Limit represented by the Shares for which Purchaser failed to make payment; and (z) the Company shall, thereafter, have the unilateral right to terminate this Agreement, including termination of any obligation of the Company to pay any Commitment Fee not yet paid hereunder.
Section
 6.02
Aggregate Limit
.
Notwithstanding anything to the contrary herein, in no event may the Company issue a Draw Down Notice to the extent that the sale of Shares pursuant thereto and pursuant to all prior Draw Down Notices issued pursuant to
Section 6.01
would cause the Company to sell or the Purchaser to purchase an aggregate number of Shares exceeding the Aggregate Limit. If the Company issues a Draw Down Notice that otherwise would permit the Purchaser to purchase a number of Shares which would cause the aggregate purchases by Purchaser hereunder to exceed the Aggregate Limit, such Draw Down Notice shall be void ab initio
to the extent by which number of Shares issuable pursuant to such Draw Down Notice, together with the number of Shares purchased by the Purchaser pursuant hereto, would exceed the Aggregate Limit.
ARTICLE VII
TERMINATION
Section
 7.01
Term, Termination by Mutual Consent
.
Unless earlier terminated as provided
hereunder, this Agreement shall terminate automatically on the earlier of
(i) thirty-six
(36) consecutive months from the Closing Date, (ii) the date the Purchaser shall have purchased the Aggregate Limit, (iii) March 31, 2023 if the Company has not received the Required Shareholder Approval (the period that starts on the Closing Date and ends on such earlier date, the “
Investment
Period
”) or (iv) the date on which the Merger Agreement terminates. This Agreement may be terminated by Company upon 90 days advance written notice to GYBL for any reason, provided that the entire Commitment Fee shall be due and payable in cash by the Company to GYBL by wire transfer of immediately available funds prior and as a condition to any such termination. This Agreement may be terminated immediately at any time by mutual written consent of the Parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent;
provided, however
, that this Agreement shall not terminate until the Company has delivered to the Purchaser the number of Shares required to be delivered hereunder in accordance with the terms hereof, if any.
Section
 7.02
Effect of Termination
.
In the event of termination by the Company or the
Purchaser, the transactions contemplated by this Agreement shall be terminated without further action by either party, it being understood that the Warrant and Registration Rights Agreement shall not terminate and shall continue to survive in accordance with their respective terms; provided, that the Warrant and Registration Rights Agreement, to the extent issued or executed, shall automatically terminate upon the termination of this Agreement pursuant to Section 7.01(iv). If this Agreement is terminated as provided in
Section 7.01
herein, this Agreement shall become void and of no further force and effect, except as provided in
Section 9.09
hereof.
ARTICLE VIII
INDEMNIFICATION
Section 8.01
General Indemnity
.
(a)
Indemnification by the Company
. The Company will indemnify and hold harmless the Purchaser and each Person who controls the Purchaser within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act from and against any losses, claims, damages, liabilities and expenses (including reasonable costs of defense and investigation and all attorneys’ fees) to which the Purchaser and each such controlling Person may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages, liabilities and expenses (or actions in respect thereof) (collectively, “
Losses
,” and each, a “
Loss
”) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained, or incorporated by reference, in the Registration Statement relating to the Shares being sold to the Purchaser (including any prospectus relating thereto), or any amendment or supplement to it, (ii) the omission or alleged omission to state in the Registration Statement or any document incorporated by reference in the Registration Statement, a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) breach of representation, warranty or covenant of the Company contained in this Agreement or any other Transaction Document, including a failure to deliver the Shares to the Purchaser by the deadline set forth herein, whether or not such Losses are a result of a claim by a third party. Pursuant to
Section
 8.02
hereof, the Company will reimburse the Purchaser and each such controlling Person promptly upon demand for any legal or other costs or expenses reasonably incurred by the Purchaser or such controlling Person in investigating, defending against, or preparing to defend against any such Loss.
(b)
Indemnification by the Purchaser
. The Purchaser will indemnify and hold harmless the Company, each of its directors and officers, and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act from and against any Losses that arise out of or are based upon (i) an untrue statement, alleged untrue statement, omission or alleged omission, included in the Registration Statement in reliance upon, and in conformity with, written information furnished by the Purchaser to the Company for inclusion in the Registration Statement, (ii) the omission or alleged omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, the untrue statement, alleged untrue statement, omission or alleged omission was made in reliance upon, and in conformity with, written information furnished by the Purchaser to the Company for inclusion in the Registration Statement, or (iii) breach of representation, warrant or covenant of the Company contained in this Agreement or any other Transaction Document, including a failure to deliver payment or return Shares by the deadline set forth herein, whether or not such Losses are as a result of a claim by a third party. Pursuant to
Section
 8.02
hereof, the Purchaser will reimburse the Company and each such director, officer or controlling Person promptly upon demand for any legal or other costs or expenses reasonably incurred by the Company or the other Person in investigating, defending against, or preparing to defend against any such Loss.
Section
 8.02
Indemnification Procedures
.
Promptly after a Person receives notice of a claim
or the commencement of an action for which the Person intends to seek indemnification under
Section
 8.01
, the Person will notify the indemnifying party in writing of the claim or commencement of the action, suit or proceeding;
provided, however
, that failure to notify the indemnifying party will not relieve the indemnifying party from liability under
Section
 8.01,
except to the extent it has been materially prejudiced by the failure to give notice. The indemnifying party will be entitled to participate in the defense of any claim, action, suit or proceeding as to which indemnification is being sought, and if the indemnifying party acknowledges in writing the obligation to indemnify the party against whom the claim or action is brought, the indemnifying party may (but will not be required to) assume the defense against the claim, action, suit or proceeding with counsel satisfactory to it. After an indemnifying party notifies an indemnified party that the indemnifying party wishes to assume the defense of a claim, action, suit or proceeding, the indemnifying party will not be liable for any legal or other expenses incurred by the indemnified party in connection with the defense against the claim, action, suit or proceeding except that if, in the opinion of counsel to the indemnifying party, one or more of the indemnified parties should be separately represented in connection with a claim, action, suit or proceeding, the indemnifying party will pay the reasonable fees and expenses of one separate counsel for the indemnified parties. Each indemnified party, as a condition to receiving indemnification as provided in
Section 8.01
, will cooperate in all reasonable respects with the indemnifying party in the defense of any action or claim as to which indemnification is sought. No indemnifying party will be liable for any settlement of any action effected without its prior written consent. No indemnifying party will, without the prior written consent of the indemnified party, effect any settlement of a pending or threatened action with respect to which an indemnified party is, or is informed that it may be, made a party, and for which it would be entitled to indemnification, unless the settlement includes an unconditional release of the indemnified party from all liability and claims which are the subject matter of the pending or threatened action. If for any reason the indemnification provided for in this Agreement is not available to, or is not sufficient to hold harmless, an indemnified party in respect of any loss or liability referred to in
Section 8.01
as to which it is entitled to indemnification thereunder, each indemnifying party will, in lieu of indemnifying the indemnified party, contribute to the amount paid or payable by the indemnified party as a result of such loss or liability, (i) in the proportion which is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and by the indemnified party on the other from the sale of the Shares which is the subject of the claim, action, suit or proceeding which resulted in the loss or liability or (ii) if that allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits of the sale of such Shares, but also the relative fault of the indemnifying party and the indemnified party with respect to the statements or omissions which are the subject of the claim, action, suit or proceeding that resulted in the loss or liability, as well as any other relevant equitable considerations.
ARTICLE IX
MISCELLANEOUS
Section
 9.01
Fees and Expenses
.
Each party shall bear its own fees and expenses related to the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that the Company shall pay, on the Effective Date, all reasonable and documented attorneys’ fees and expenses incurred by the Purchaser up to $50,000 (less amounts paid by the Company to the Purchaser’s counsel prior to the date hereof in respect of this Agreement) in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Transaction Documents. In addition, the Company shall pay all reasonable attorneys’ fees and expenses incurred by the Purchaser in connection with any amendments, modifications or waivers of this Agreement or any other Transaction Document. The Company shall pay all stamp or other similar taxes and duties levied in connection with issuance of the Shares pursuant hereto or the Warrant.

Section 9.02
Specific Enforcement, Consent to Jurisdiction
.
(a) The Company and the Purchaser acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any other Transaction Document were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that either party shall be entitled to an injunction or injunctions from any court of competent jurisdiction or arbitral authority to prevent or cure breaches of the provisions of this Agreement or any other Transaction Document by the other party and to enforce specifically the terms and provisions hereof; such right is in addition to any other remedy to which either party may be entitled by law or equity, without the necessity of posting a bond or other security or the burden of proving actual damages.
(b) All disputes, controversies or claims between the Parties arising out of or in connection with this agreement (including its existence, validity or termination) which cannot be amicably resolved shall be finally resolved and settled under the Rules of Arbitration of the American Arbitration Association and its affiliate, the International Center for Dispute Resolution, in New York City. The arbitration tribunal shall be composed of one arbitrator. The arbitration will take place in New York City, New York, and shall be conducted in the English language. The arbitration award shall be final and binding on the Parties.
Section
 9.03
Entire Agreement; Amendment
.
This Agreement and the other Transaction
Documents represent the entire agreement of the Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by either party relative to the subject matter hereof not expressly set forth herein. No provision of this Agreement may be amended other than by a written instrument signed by both Parties.

Section
 9.04
Notices
.
Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing, delivered by electronic mail to the address designated below, and shall be effective on the date that the email is received. However, if the time of deemed receipt of any notice is not before 5:30 p.m. local time on a business day at the address of the recipient it is deemed to have been received at the commencement of business on the next business day. The address for such communications shall be:

If to the Company	CITIC Capital Acquisition Corp.
(before the Closing):	Attn: Fanglu Wang
Email: fangluwang@citiccapital.com

If to the Company	Quanergy Systems, Inc.
(after the Closing):	Attn: Chief Financial Officer
Email: patrick.archambault@quanergy.com

With a copy (which shall	Cooley LLP
not constitute notice):	Attn: Karen Deschaine
Email: kdeschaine@cooley.com

If to GYBL:	GEM Yield Bahamas Ltd.
Attn: Christopher F. Brown, Manager
Email: cbrown@gemny.com

With a copy (which shall	Gibson, Dunn & Crutcher LLP
not constitute notice):	Attn: Boris Dolgonos
Email: bdolgonos@gibsondunn.com

If to the Purchaser:	GEM Global Yield LLC SCS
Attn: Christopher F. Brown, Manager
Email: cbrown@gemny.com

With a copy (which shall	Gibson, Dunn & Crutcher LLP
not constitute notice):	Attn: Boris Dolgonos
Email: bdolgonos@gibsondunn.com
Either party hereto may from time to time change its address for notices by giving at least 10 days’ advance written notice of such changed address to the other party hereto.
Section
 9.05
Waivers
.
No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement or any other Transaction Document shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. No provision of this Agreement or any other Transaction Document may be waived other than in a written instrument signed by the party against whom enforcement of such waiver is sought.
Section
 9.06
Headings
.
The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.
Section
 9.07
Successors and Assigns
.
Neither party may assign this Agreement or any other
Transaction Document to any Person without the prior consent of the other party;
provided that
the Purchaser may assign its rights and obligations under this Agreement or any other Transaction Document to an Affiliate of the Purchaser. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns.

Section 9.08
Governing Law; Waiver of Jury Trial
.
(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the choice of law provisions except
Section 5-1401
of the New York General Obligations Law.
(b) EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
Section
 9.09
Survival
.
The representations and warranties of the Company and the Purchaser contained in
ARTICLE III
and the covenants contained in
ARTICLE IV
shall survive the execution and delivery hereof until the termination of this Agreement, and the agreements and covenants set forth in
ARTICLE VIII
(Indemnification) shall remain in full force and effect notwithstanding any termination of this Agreement or other Transaction Document (except for termination pursuant to Section 7.01(iv) hereof).
Section
 9.10
Counterparts
.
This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other Parties hereto, it being understood that all Parties need not sign the same counterpart.
Section
 9.11
Publicity
.
The Company may issue a press release or otherwise make a public statement or announcement with respect to this Agreement and the other Transaction Documents or the transactions contemplated hereby or thereby (including, without limitation, by filing a copy of this Agreement and any other Transaction Document with the Commission);
provided that
, the Company shall use its commercially reasonable efforts to consult with the Purchaser on the form and substance of such press release and other disclosure.
Section
 9.12
Severability
.
The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.
Section
 9.13
Further Assurances
.
From and after the date of this Agreement, upon the request
of the Purchaser or the Company, each of the Company and the Purchaser shall execute and deliver such instrument, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and each other Transaction Document. Each Party hereby expressly agrees that, in the event that any action or determination of the Commission or other regulatory or governmental authority, or the refusal or failure of any other governmental approval, would or does prohibit or otherwise materially interfere with the ability of the Parties to effect the transactions contemplated by this Agreement in the manner contemplated by and described in it, each such Party shall use its good-faith best efforts to resolve and cure such condition, including, without limitation, by amending this Agreement to the extent necessary therefor.
[Signature Page Follows]

IN WITNESS WHEREOF
, the Parties hereto have caused this Agreement to be duly
executed by their respective authorized officer as of the date first above written.

CITIC CAPITAL ACQUISITION CORP.

By:	/s/ Fanglu Wang
Name:	Fanglu Wang
Title:	Chief Executive Officer

GEM GLOBAL YIELD LLC SCS

By:	/s/ Christopher F. Brown
Name:	Christopher F. Brown
Title:	Manager

GEM YIELD BAHAMAS LTD.

By:	/s/ Christopher F. Brown
Name:	Christopher F. Brown
Title:	Director

EXHIBIT A
FORM OF REGISTRATION RIGHTS AGREEMENT
[
See attached.
]

REGISTRATION RIGHTS AGREEMENT
December 12, 2021
This
REGISTRATION RIGHTS AGREEMENT
(this “
Agreement
”), is made and entered into as of the date first above written, by and among CITIC CAPITAL ACQUISITION CORP., an exempted company incorporated in the Cayman Islands with limited liability (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined below)) and having a principal place of business at 28/F CITIC Tower, 1 Tim Mei Avenue, Central, the Hong Kong Special Administrative Region of the People’s Republic of China (the “
Company
”), GEM GLOBAL YIELD LLC SCS, a “société en commandite simple” formed under the laws of Luxembourg having LEI No. 213800CXBEHFXVLBZO92 having an address at 12C, rue Guillaume J. Kroll,
L-1882
Luxembourg (“
Purchaser
”); and GEM YIELD BAHAMAS LIMITED, a limited company formed under the laws of the Commonwealth of the Bahamas and having an address at 3 Bayside Executive Park, West Bay Street & Blake Road, P.O. Box
N-4875,
Nassau, The Bahamas (“
GYBL
,” and together with Purchaser, the “
Parties
”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Purchase Agreement (as defined below).
RECITALS
WHEREAS
, the Company has offered GYBL the right to place with Purchaser up to U.S.
$125,000,000 worth of Common Shares, as well as Common Shares underlying a warrant that will be granted to GYBL upon the Closing; and
WHEREAS
, the Parties have agreed, upon the terms and subject to the conditions of that certain Share Purchase Agreement, dated as of the date hereof (the “
Purchase Agreement
”) to the purchase and sale of such Common Shares and, to induce the Purchaser to enter into the Purchase Agreement, the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the “
Securities Act
”), and applicable state securities laws.
NOW, THEREFORE,
in consideration of the promises and the mutual covenants
contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Purchaser hereby agree as follows:
1.
Definitions
.
As used in this Agreement, the following terms shall have the following meanings:
(a) “
Business Day
” means any day other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by law to remain closed.
(b) “
Closing
” means the closing of the “Merger” contemplated by that certain Agreement and Plan of Merger, dated as of June 21, 2021, by and among the Company, CITIC Capital Merger Sub Inc., and Quanergy Systems, Inc.
(c) “
Closing Date
” means the date on which the Closing actually occurs.
(d) “
Effective Date
” means the date that the Registration Statement has been declared effective by the Commission or that it went effective pursuant to Section 8 of the Securities Act.
(e) “
Effectiveness Deadline
” means with respect to the Registration Statement, the earlier of (A) the 45th calendar day after the date on which such Registration Statement is filed with the Commission (provided that in the event that the Commission provides comments to the Registration Statement, then the Company shall promptly inform the Investor thereof and shall resolve such comments as soon as possible, in consultation with the Investor and Legal Counsel) and (B) the tenth Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be reviewed or will not be subject to further review, unless the Company is advised by the Commission that it will not accept an acceleration request for such Registration Statement but that it would not prevent such Registration Statement from becoming effective pursuant to Section 8 of the Securities Act, in which case the 25th calendar day after the Company is advised by the Commission that it will not accept an acceleration request for such Registration Statement but that it would not prevent such Registration Statement from becoming effective pursuant to Section 8 of the Securities Act.
(f) “
Filing Deadline
” means with respect to the Registration Statement, the 30
th
(thirtieth) calendar day after the Closing Date.
(g) “
Investor
” means the Purchaser, GYBL, and any transferee or assignee thereof to which either of Purchaser or GYBL assigns its rights under this Agreement and who agrees to become bound by the provisions of this Agreement in accordance with
Section 9
and any transferee or assignee thereof to whom a transferee or assignee assigns its rights under this Agreement and who agrees to become bound by the provisions of this Agreement in accordance with
Section 9
.
(h) “
Legal Counsel
” means legal counsel designated by Investor to review and oversee the Registration Statement and all New Registration Statements on Investors’ behalf.
(i) “
Person
” means any person or entity including but not limited to any corporation, a limited liability company, an association, a partnership, an organization, a business, an individual, a governmental or political subdivision thereof or a governmental agency.
(j) “
Register
,” “
registered
,” and “
registration
” refer to a registration effected by preparing and filing one or more registration statements of the Company in compliance with the Securities Act and pursuant to Rule 415 under the Securities Act or any successor rule providing for offering securities on a continuous basis (“
Rule 415
”), and the declaration or ordering of effectiveness of such registration statement(s) by the United States Securities and Exchange Commission (the “
Commission
”).
(k) “
Registrable Securities
” mean all of (i) the Shares which have been, or which may from time to time be, issued or issuable to the Investor pursuant to the Purchase Agreement; (ii) the Shares which have been, or which may from time to time be, issued or issuable pursuant to the Warrant; and (iii) any securities issued or issuable upon any share split, dividend or other distribution, recapitalization or similar event with respect to the foregoing;
provided
that the Shares shall cease to be Registrable Securities upon a sale pursuant to a Registration Statement or Rule 144 under the Securities Act.
(l) “
Registration Statement
” means a registration statement or registration statements of the Company filed under the Securities Act covering the resale by the Investor of Registrable Securities, as such registration statement or registration statements may be amended and supplemented from time to time (including pursuant to Rule 462(b) under the Securities Act), including all documents filed as part thereof or incorporated by reference therein.
(m) “
Rule 144
” means Rule 144 promulgated by the Commission under the Securities Act, as such rule may be amended from time to time, or any other similar or successor rule or regulation of the Commission that may at any time permit the Investor to sell securities of the Company to the public without registration.
(n) “
Rule 415
” means Rule 415 promulgated by the Commission under the Securities Act, as such rule may be amended from time to time, or any other similar or successor rule or regulation of the Commission providing for offering securities on a delayed or continuous basis.

2.
Registration
.
(a)
Mandatory Registration.
The Company shall prepare and, as soon as practicable, but in no event later than the Filing Deadline, file with the Commission an initial Registration Statement on Form
S-1
or
S-3,
or such other form or forms as may be reasonably acceptable to the Investor and Legal Counsel, covering the resale by the Investor of Registrable Securities. The Registration Statement shall register with the Commission for resale all of the Registrable Securities. The Investor and Legal Counsel shall have a reasonable opportunity to review and comment upon such Registration Statement or amendment to such Registration Statement and any related prospectus prior to its filing with the Commission. The Investor shall furnish all information reasonably requested by the Company for inclusion therein. The Company shall use its reasonable best efforts to have the Registration Statement or amendment declared effective by the Commission prior to the Effectiveness Deadline. Subject to Allowable Grace Periods (as defined herein below), the Company shall use reasonable best efforts to keep the Registration Statement effective pursuant to Rule 415 promulgated under the Securities Act and available for sales of all of the Registrable Securities at all times until the date as of which the Investor no longer owns any Registrable Securities (the “
Registration Period
”). The Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. Notwithstanding anything to the contrary stated herein, in addition to any other remedies available at law or equity or as set forth herein, in the Purchase Agreement or otherwise, if (i) the Company shall have failed to file the Registration Statement by the Filing Deadline or (ii) the Registration Statement is not declared effective by the Effectiveness Deadline, in each case, for any reason or no reason, then the Company shall pay to Purchaser or its designee an amount equal to $10,000 for each day following the Filing Deadline or Effectiveness Deadline, as applicable, until the Registration Statement has been filed with the Commission or the Registration Statement has been declared effective, as applicable.
(b)
Rule 424 Prospectus
. The Company shall, as required by applicable securities regulations, from time to time file with the Commission, pursuant to Rule 424 promulgated under the Securities Act, the prospectus, amendments and prospectus supplements, if any, to be used in connection with offers and sales of the Registrable Securities under the Registration Statement. The Investor and Legal Counsel shall have a reasonable opportunity to review and comment upon such prospectus prior to its filing with the Commission. The Investor shall use its reasonable best efforts to comment upon such prospectus within two Trading Days from the date the Investor receives the proposed final version of such prospectus.
(c)
Sufficient Number of Shares Registered
. In the event the number of shares available under the Registration Statement is insufficient to cover all of the Registrable Securities, the Company shall file one or more additional Registration Statements (each a “
New Registration
Statement
”), so as to cover all of such Registrable Securities as soon as practicable, but in any case not later than twenty (20) Trading Days after the necessity therefor arises. The Company shall use it reasonable best efforts to cause each such New Registration Statement to become effective as soon as practicable following the filing thereof.
(d)
Piggyback Registrations
. Without limiting any of the Company’s obligations hereunder or under the Purchase Agreement, if there is not an effective Registration Statement covering all of the Registrable Securities and the Company shall determine to prepare and file with the Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities (other than on Form
S-8
(as promulgated under the Securities Act) or its equivalent relating to equity securities to be issued solely in connection with equity securities issuable in connection with the Company’s option or other employee benefit plans), then the Company shall deliver to the Investor a written notice of such determination and, if within five days after the date of the delivery of such notice, the Investor shall so request in writing, the Company shall include in such registration statement all or any part of such Registrable Securities the offer and sale of which the Investor requests to be registered.

(e)
No Inclusion of Other Securities
. In no event shall the Company include any securities other than Registrable Securities on any Registration Statement pursuant to
Section 2(a)
or
2(c)
without the prior written consent of the Investor.
(f)
Offering
. If the staff of the Commission (the “
Staff
”) or the Commission seeks to characterize any offering pursuant to a Registration Statement filed pursuant to this Agreement as constituting an offering of securities that does not permit such Registration Statement to become effective and be used for resales by the Investor on a delayed or continuous basis under Rule 415 at then-prevailing market prices (and not fixed prices) (or as otherwise may be acceptable to the Investor), or if after the filing of the initial Registration Statement with the Commission pursuant to
Section 2(a)
, the Company is otherwise required by the Staff or the Commission to reduce the number of Registrable Securities included in such initial Registration Statement, then the Company shall reduce the number of Registrable Securities to be included in such initial Registration Statement (with the prior consent of the Investor and Legal Counsel as to the specific Registrable Securities to be removed therefrom, which consent shall not be unreasonably withheld, delayed, denied, or conditioned) until such time as the Staff and the Commission shall so permit such Registration Statement to become effective and be used as aforesaid. Notwithstanding anything in this Agreement to the contrary, if after giving effect to the actions referred to in the immediately preceding sentence, the Staff or the Commission does not permit such Registration Statement to become effective and be used for resales by the Investor on a delayed or continuous basis under Rule 415 at then-prevailing market prices (and not fixed prices) (or as otherwise may be acceptable to the Investor), the Company shall not request acceleration of the Effective Date of such Registration Statement and, in its sole and absolute discretion, may take such steps as may be required for such Registration Statement to become effective pursuant to Section 8 of the Securities Act. If not, the Company shall promptly (but in no event later than 48 hours) request the withdrawal of such Registration Statement pursuant to Rule 477 under the Securities Act, and the Effectiveness Deadline shall automatically be deemed to have elapsed with respect to such Registration Statement at such time as the Staff or the Commission has made a final and non-appealable
determination that the Commission will not permit such Registration Statement to be so utilized (unless prior to such time the Company and the Investor have received assurances from the Staff or the Commission reasonably acceptable to Legal Counsel that a new Registration Statement filed by the Company with the Commission promptly thereafter may be so utilized). In the event of any reduction in Registrable Securities pursuant to this paragraph, the Company shall file additional Registration Statements in accordance with
Section
 2(c)
until such time as all Registrable Securities have been included in Registration Statements that have been declared effective and the prospectus contained therein is available for use by the Investor.
3.
Related Obligations
.
With respect to the Registration Statement and whenever any
Registrable Securities are to be registered pursuant to
Section 2
including on any New Registration Statement, the Company shall use its reasonable best efforts to effect the registration of the Registrable Securities in accordance with the intended method of disposition thereof and, pursuant thereto, the Company shall have the following obligations:
(a) The Company shall prepare and file with the Commission such amendments (including post-effective amendments) and supplements to any registration statement and any prospectus and prospectus supplement used in connection with such registration statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep the Registration Statement or any New Registration Statement effective at all times during the Registration Period, and, during such period, comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities of the Company covered by the Registration Statement or any New Registration Statement until such time as all of such Registrable Securities shall have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such registration statement.
(b) The Company shall permit the Investor to review and comment upon the Registration Statement or any New Registration Statement and all amendments and supplements thereto at least two Trading Days prior to their filing with the Commission, and not file any document in a form to which Investor reasonably objects. The Investor shall use its reasonable best efforts to comment upon the Registration Statement or any New

Registration Statement and any amendments or supplements thereto within two (2) Trading Days from the date the Investor receives the final version thereof. The Company shall furnish to the Investor, without charge, any correspondence from the Commission or the staff of the Commission to the Company or its representatives relating to the Registration Statement or any New Registration Statement.
(c) Upon request of the Investor, the Company shall furnish to the Investor, (i) promptly after the same is prepared and filed with the Commission, at least one copy of such registration statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits; (ii) upon the effectiveness of any registration statement, a copy of the prospectus included in such registration statement and all amendments and supplements thereto (or such other number of copies as the Investor may reasonably request); and (iii) such other documents, including copies of any preliminary or final prospectus, as the Investor may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities owned by the Investor. For the avoidance of doubt, any filing available to the Investor via the Commission’s live EDGAR system shall be deemed “furnished to the Investor” hereunder.
(d) The Company shall use reasonable best efforts to (i) register and qualify the Registrable Securities covered by a registration statement under such other securities or “blue sky” laws of such jurisdictions in the United States as the Investor reasonably requests; (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period; (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Period; and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions;
provided, however
, that the Company shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this
Section 3(d)
, (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction. The Company shall promptly notify the Investor who holds Registrable Securities of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threatening of any proceeding for such purpose.
(e) As promptly as practicable after becoming aware of such event or facts, the Company shall notify the Investor in writing of the happening of any event or existence of such facts as a result of which the prospectus included in any registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly prepare a supplement or amendment to such registration statement to correct such untrue statement or omission, and deliver a copy of such supplement or amendment to the Investor (or such other number of copies as the Investor may reasonably request). The Company shall also promptly notify the Investor in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and when a registration statement or any post-effective amendment has become effective (notification of such effectiveness shall be delivered to the Investor by email on the same day of such effectiveness); (ii) of any request by the Commission for amendments or supplements to any registration statement or related prospectus or related information; and (iii) of the Company’s reasonable determination that a post-effective amendment to a registration statement would be appropriate.
(f) The Company shall use its reasonable best efforts to prevent the issuance of any stop order or other suspension of effectiveness of any registration statement, or the suspension of the qualification of any Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible moment and to notify the Investor of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.
(g) The Company shall (i) cause all the Registrable Securities to be listed on each securities exchange on which securities of the same class or series issued by the Company are then listed, if any, if the listing of such

Registrable Securities is then permitted under the rules of such exchange; or (ii) secure designation and quotation of all the Registrable Securities on the Principal Market. The Company shall pay all fees and expenses in connection with satisfying its obligation under this Section.
(h) Upon the Investor’s written request, the Company shall cooperate with the Investor to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing the Registrable Securities to be offered pursuant to any registration statement and enable such certificates to be in such denominations or amounts as the Investor may reasonably request and registered in such names as the Investor may request.
(i) The Company shall at all times provide a transfer agent and registrar with respect to its Common Shares.
(j) If reasonably requested by the Investor, the Company shall (i) immediately incorporate in a prospectus supplement or post-effective amendment such information as the Investor reasonably believes should be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities; (ii) make all required filings of such prospectus supplement or post-effective amendment as soon as notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) supplement or make amendments to any registration statement.
(k) The Company shall use its reasonable best efforts to cause the Registrable Securities covered by any registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to consummate the disposition of such Registrable Securities.
(l) Within three Trading Days after any registration statement which includes the Registrable Securities is ordered effective by the Commission, the Company shall deliver, and shall cause legal counsel for the Company to deliver, to the transfer agent for such Registrable Securities (with copies to the Investor) confirmation that such registration statement has been declared effective by the Commission in the form attached hereto as
Exhibit A
. Thereafter, if requested by the Purchaser at any time, the Company shall require its counsel to deliver to the Purchaser a written confirmation whether or not the effectiveness of such registration statement has lapsed at any time for any reason (including, without limitation, the issuance of a stop order) and whether or not the registration statement is current and available to the Purchaser for sale of all of the Registrable Securities.
(m) The Company shall take all other reasonable actions necessary to expedite and facilitate disposition by the Investor of Registrable Securities pursuant to any registration statement, including participating in customary due diligence sessions with underwriters of the Registrable Securities (in the case of an underwritten offering) and engaging counsel and independent auditors to provide customary legal opinions (including disclosure letters) and comfort letters, respectively.
(n) Notwithstanding anything to the contrary herein (but subject to the last sentence of this
Section 3(n)
), at any time after the Effective Date of a particular Registration Statement, the Company may delay the disclosure of material, non-public
information concerning the Company or any of its Subsidiaries the disclosure of which at the time is not, in the good-faith opinion of the board of directors of the Company, in the best interest of the Company, nor, in the opinion of counsel to the Company, otherwise required (a “Grace Period”);
provided, however
, that the Company shall promptly, but in no event later than 9:30 a.m. (New York City time) on the second Trading Day immediately prior to the commencement of any Grace Period (except for such case where it is impossible to provide such two-Trading
Day advance notice, in which case the Company shall provide such notice as soon as possible), notify the Investor in writing of the (i) existence of material, non-public
information giving rise to a Grace Period (provided that in each such notice the Company shall not disclose the content of such material, non-public
information to the Investor) and the date on which such Grace Period will begin and (ii) date on which such Grace Period ends;
provided, further
, that (I) no Grace Period shall exceed 20 consecutive Trading Days, and during any
365-day
period, all such Grace Periods shall not exceed an aggregate of 60 Trading Days;
provided, further
, that the Company shall not register any securities for the account of itself or any other shareholder during any such Grace Period, (II) the first day of any Grace Period must be at least three Trading Days (or such shorter period as may be agreed by the Parties) after the last day of any prior Grace Period and (III) no Grace Period may exist during (A) the first 10 consecutive Trading Days after the Effective Date of the particular Registration Statement or (B) the five-Trading Day period following each Settlement Date (each, an “Allowable Grace Period”). For purposes of determining the length of a Grace Period above, such Grace Period shall begin on and include the date set forth in the notice referred to in clause (i) above, provided that such notice is received by the Investor not later than 9:30 a.m. (New York City time) on the second Trading Day immediately prior to such commencement date (except for such case where it is impossible to provide such two-Trading
Day advance notice, in which case the Company shall provide such notice as soon as possible) and shall end on and include the later of the date the Investor receives the notice referred to in clause (ii) above and the date referred to in such notice. The provisions of Section 3(j) hereof shall not be applicable during the period of any Allowable Grace Period. Upon expiration of each Grace Period, the Company shall again be bound by the first sentence of Section 3(e) with respect to the information giving rise thereto unless such material, non-public
information is no longer applicable. Notwithstanding anything to the contrary contained in this Section 3(n), the Company shall cause its transfer agent to deliver unlegended Common Shares to a transferee of the Investor in accordance with the terms of the Purchase Agreement in connection with any sale of Registrable Securities with respect to which the Investor has entered into a contract for sale, and delivered a copy of the prospectus included as part of the particular Registration Statement to the extent applicable, prior to the Investor’s receipt of the notice of a Grace Period and for which the Investor has not yet settled.
4.
Obligations of the Investor
.
(a) At least five Business Days prior to the first anticipated filing date of each Registration Statement, the Company shall notify the Investor in writing of the information the Company reasonably requires from the Investor in connection with any registration statement hereunder. The Investor shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it as shall be reasonably required to effect the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request.
(b) The Investor, by its acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of each Registration Statement hereunder, unless the Investor has notified the Company in writing of the Investor’s election to exclude all of the Investor’s Registrable Securities from such Registration Statement.
(c) The Investor agrees that, upon receipt of any notice from the Company of the happening of any event or existence of facts of the kind described in Section 3(f) or the first sentence of Section 3(e), the Investor will immediately discontinue disposition of Registrable Securities pursuant to any registration statement(s) covering such Registrable Securities until the Investor’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3(f) or the first sentence of Section 3(e). Notwithstanding anything to the contrary, the Company shall cause its transfer agent to promptly deliver Common Shares without any restrictive legend in accordance with the terms of the Purchase Agreement in connection with any sale of Registrable Securities with respect to which an Investor has entered into a contract for sale prior to the Investor’s receipt of a notice from the Company of the happening of any event of the kind described in Section 3(f) or the first sentence of Section 3(e) and for which the Investor has not yet settled.
5.
Expenses and Fees
.
(a) All reasonable expenses, other than sales or brokerage commissions, incurred in connection with registrations, filings or qualifications pursuant to
Sections 2
and
3
, including, without limitation, all registration, listing and qualifications fees, printers and accounting fees, FINRA filing fees (if any) and fees and disbursements of counsel for the Company, if any, shall be paid by the Company.

(b) The Company shall pay the fees and expenses of the Legal Counsel in connection with the review and overseeing the Registration Statement and all New Registration Statements on Investors’ behalf, subject to a maximum fee of $20,000 per Registration Statement and any New Registration Statement.
6.
Indemnification
.
(a) To the fullest extent permitted by law, the Company will, and hereby does, indemnify, hold harmless and defend the Investor, each Person, if any, who controls the Investor, the members, the directors, officers, shareholders, partners, employees, agents, advisors, representatives of the Investor and each Person, if any, who controls the Investor within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the “
Exchange
Act
”) (each, an “
Indemnified Person
”), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, contingencies, costs (including, without limitation, court costs, reasonable attorneys’ fees, costs of defense and investigation), attorneys’ fees, amounts paid in settlement or expenses, joint or several (collectively, “
Claims
”), incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the Commission, whether pending or threatened, whether or not an indemnified party is or may be a party thereto, whether or not arising from a claim by a third party (“
Indemnified Damages
”), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in the Registration Statement, any New Registration Statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which Registrable Securities are offered, or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in the any prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the Commission) or in any prospectus supplement or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading, (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Registrable Securities pursuant to the Registration Statement or any New Registration Statement or (iv) any material violation by the Company of this Agreement (the matters in the foregoing clauses (i) through (iv) being, collectively, “
Violations
”). The Company shall reimburse each Indemnified Person promptly as such expenses are incurred and are due and payable, for any reasonable legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this
Section (a)
: (i) shall not apply to a Claim by an Indemnified Person arising out of or based upon a Violation which occurs in reliance upon and in conformity with information about the Investor furnished in writing to the Company by such Indemnified Person expressly for use in connection with the preparation of the Registration Statement, any New Registration Statement or any such amendment thereof or supplement thereto, if such prospectus was timely made available by the Company pursuant to
Section 3(c)
or
Section 3(e)
; (ii) with respect to any superseded prospectus, shall not inure to the benefit of any such person from whom the person asserting any such Claim purchased the Registrable Securities that are the subject thereof (or to the benefit of any person controlling such person) if the untrue statement or omission of material fact contained in the superseded prospectus was corrected in the revised prospectus, as then amended or supplemented, if such revised prospectus was timely made available by the Company pursuant to
Section 3(c)
or
Section 3(e)
, and the Indemnified Person was promptly advised in writing not to use the incorrect prospectus prior to the use giving rise to a violation and such Indemnified Person, notwithstanding such advice, used it; (iii) shall not be available to the extent such Claim is based on a failure of the Investor to deliver or to cause to be delivered the prospectus made available by the Company, if such prospectus was timely made available by the Company pursuant to
Section 3(c)
or
Section 3(e)
; and (iv) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive the transfer of the Registrable Securities by the Investor pursuant to
Section 9
.
(b) In connection with the Registration Statement or any New Registration Statement, the Investor agrees to severally and not jointly indemnify, hold harmless and defend, to the same extent and in the same manner as is set forth in
Section 6(a)
, the Company, each of its directors, each of its officers who signs the Registration Statement or any New Registration Statement, each Person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act (collectively and together with an Indemnified Person, an “
Indemnified Party
”), against any Claim or Indemnified Damages to which any of them may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such Claim or Indemnified Damages arise out of or are based upon any Violation, in each case to the extent, and only to the extent, that such Violation occurs in reliance upon and in conformity with written information about the Investor furnished to the Company by the Investor expressly for use in connection with such registration statement; and, subject to
Section 6(d)
, the Investor will reimburse any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Claim; provided, however, that the indemnity agreement contained in this
Section 6(b)
and the agreement with respect to contribution contained in
Section 7
shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Investor, which consent shall not be unreasonably withheld; provided, further, however, that the Investor shall be liable under this Section 6(b) for only that amount of a Claim or Indemnified Damages as does not exceed the net proceeds to the Investor as a result of the sale of Registrable Securities pursuant to such registration statement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the transfer of the Registrable Securities by the Investor pursuant to
Section 9
.
(c) Promptly after receipt by an Indemnified Person or Indemnified Party under this
Section 6
of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a Claim, such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this
Section 6
deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be;
provided, however
, that an Indemnified Person or Indemnified Party shall have the right to retain its own counsel with the fees and expenses to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding. The Indemnified Party or Indemnified Person shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party or Indemnified Person which relates to such action or claim. The indemnifying party shall keep the Indemnified Party or Indemnified Person fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the consent of the Indemnified Party or Indemnified Person, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party or Indemnified Person of a release from all liability in respect to such claim or litigation. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnified Party or Indemnified Person with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section 6, except to the extent that the indemnifying party is prejudiced in its ability to defend such action.

(d) The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Damages are incurred.
(e) The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the Indemnified Party or Indemnified Person against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.
7.
Contribution
.
To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 6 to the fullest extent permitted by law; provided, however, that: (i) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any seller of Registrable Securities who was not guilty of fraudulent misrepresentation; and (ii) contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities.
8.
Reports and Disclosures under the Securities Acts
.
With a view to making available to the Investor the benefits of Rule 144, the Company agrees, at the Company’s sole expense, to:
(a) make and keep public information available, as those terms are understood and defined in Rule 144;
(b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144;
(c) furnish to the Investor so long as the Investor owns Registrable Securities, promptly upon request, (i) a written statement by the Company that it has complied with the reporting and/ or disclosure provisions of Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to permit the Investor to sell such securities pursuant to Rule 144 without registration (for the avoidance of doubt, any filing available to the Investor via the Commission’s live EDGAR system shall be deemed “furnished to the Investor” hereunder); and
(d) take such additional action as is requested by the Investor to enable the Investor to sell the Registrable Securities pursuant to Rule 144, including, without limitation, delivering all such legal opinions, consents, certificates, resolutions and instructions to the Company’s transfer agent as may be requested from time to time by the Investor and otherwise reasonably cooperate with Investor and Investor’s broker to effect such sale of securities pursuant to Rule 144.
The Company agrees that damages may be an inadequate remedy for any breach of the terms and provisions of this Section 8 and that Investor shall, whether or not it is pursuing any remedies at law, be entitled to equitable relief in the form of a preliminary or permanent injunction, without having to post any bond or other security, upon any breach or threatened breach of any such terms or provisions.
9.
Assignment of Registration Rights
.
None of the Parties may assign this
Agreement or any other Transaction Document to any Person without the prior consent of the others;
provided that
without the consent of the Company, the Purchaser may assign its rights and obligations under this agreement to an Affiliate of the Purchaser.
10.
Amendment of Registration Rights
.
Provisions of this Agreement may be
amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the mutual written consent of the Company and the Investor. Failure of any Party to exercise any right or remedy under this Agreement or otherwise, or delay by a Party in exercising such right or remedy, shall not operate as a waiver thereof.

11.
Miscellaneous
.
(a) A Person is deemed to be a holder of Registrable Securities whenever such Person owns or is deemed to own of record such Registrable Securities. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company shall act upon the basis of instructions, notice or election received from the registered owner of such Registrable Securities.
(b) Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered upon receipt, when delivered by electronic mail, return receipt requested, properly addressed to the Party to receive the same. The addresses for such communications shall be:

If to the Company	CITIC CAPITAL ACQUISITION CORP.
(before the Closing):	Attn: Fanglu Wang
Email: fangluwang@citiccapital.com

If to the Company	QUANERGY SYSTEMS, INC.
(after the Closing):	Attn: Chief Financial Officer
Email: patrick.archambault@quanergy.com

With a copy (which shall	Cooley LLP
not constitute notice):	Attn: Karen Deschaine
Email: kdeschaine@cooley.com

If to GYBL:	GEM Yield Bahamas Ltd.
Attn: Cristopher F. Brown, Director
Email: cbrown@gemny.com

With a copy (which shall	Gibson, Dunn & Crutcher LLP
not constitute notice):	Attn: Boris Dolgonos
Email: bdolgonos@gibsondunn.com

If to the Purchaser:	GEM Global Yield LLC SCS
Attn: Christopher F. Brown, Manager
Email: cbrown@gemny.com

With a copy (which shall	Gibson, Dunn & Crutcher LLP
not constitute notice):	Attn: Boris Dolgonos
Email: bdolgonos@gibsondunn.com
or at such other address and/or email address and/or to the attention of such other person as the recipient Party has specified by written notice given to each other Party three (3) Trading Days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, or (B) mechanically or electronically generated by the sender’s computer or email service containing the time, date, recipient email address and text of such transmission shall be rebuttable evidence of personal service or receipt.
(c) Failure of any Party to exercise any right or remedy under this Agreement or otherwise, or delay by a Party in exercising such right or remedy, shall not operate as a waiver thereof.

(d) This Agreement shall be governed by the internal laws of the State of New York, without giving effect to the choice of law provisions except
Section 5-1401
of the New York General Obligations Law.
EACH PARTY HEREBY IRREVOCABLY WAIVES ANY
RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY
.
(e) All disputes, controversies or claims between the Parties arising out of or in connection with this Agreement (including its existence, validity or termination) which cannot be amicably resolved shall be finally resolved and settled under the Rules of Arbitration of the American Arbitration Association and its affiliate the International Center for Dispute Resolution in New York City. The arbitration tribunal shall be composed of one arbitrator. The arbitration will take place in New York City, New York, and shall be conducted in the English language. The arbitration award shall be final and binding on the Parties.
(f) This Agreement and the Purchase Agreement constitute the entire agreement among the Parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement and the Purchase Agreement supersede all prior agreements and understandings among the Parties hereto with respect to the subject matter hereof and thereof.
(g) Subject to the requirements of
Section 9
, this Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the Parties hereto.
(h) The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
(i) This Agreement may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Agreement, once executed by a Party, may be delivered to the other Party hereto by email in a “pdf” format data file of a copy of this Agreement bearing the signature of the Party so delivering this Agreement.
(j) Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
(k) The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any Party.

IN WITNESS WHEREOF,
the Parties have caused this Registration Rights Agreement
to be duly executed as of day and year first above written.

THE COMPANY:

CITIC CAPITAL ACQUISITION CORP.

By:
Name:
Title:

PURCHASER:

GEM GLOBAL YIELD LLC SCS

By:
Name: Christopher F. Brown
Title: Manager

GEM YIELD BAHAMAS LIMITED

By:
Name: Christopher F. Brown
Title: Director
[
Signature Page to Registration Rights Agreement
]

EXHIBIT A
FORM OF NOTICE OF EFFECTIVENESS OF REGISTRATION STATEMENT
[TRANSFER AGENT]
Attn:
Re: QUANERGY SYSTEMS, INC.
Ladies and Gentlemen:
We are counsel to Quanergy Systems, Inc., a Delaware corporation (the “
Company
”), and have represented the Company in connection with that certain private placement of shares (the “
Offering
”), pursuant to which the Company issued to GEM GLOBAL YIELD LLC SCS, a “société en commandite simple” formed under the laws of Luxembourg (the “
Investor
”) ______________ shares of common stock (the “
Shares
”).
Pursuant to the Offering, the Company also has entered into a Registration Rights Agreement with the Investor (the “
Registration Rights Agreement
”) pursuant to which the Company agreed, among other things, to register the Registrable Securities (as defined in the Registration Rights Agreement) under the Securities Act of 1933, as amended (the “
Securities Act
”). In connection with the Company’s obligations under the Registration Rights Agreement, on ____________ ____, the Company filed a Registration Statement on Form ________ (File No. 333- _____________) (the “
Registration Statement
”) with the Securities and Exchange Commission (the “
Commission
”) relating to the Registrable Securities which names the Investor as a selling shareholder thereunder.
In connection with the foregoing, we advise you that a member of the Commission’s staff has advised us by ____________ that the Commission has entered an order declaring the Registration Statement effective under the Securities Act at [ENTER TIME OF EFFECTIVENESS] on [ENTER DATE OF EFFECTIVENESS], and we have no knowledge that any stop order suspending its effectiveness has been issued or that any proceedings for that purpose are pending before, or threatened by, the Commission. Thus, the Registrable Securities are available for resale under the Securities Act pursuant to the Registration Statement.

Very truly yours,

By:
Name:
Title:
cc: Investor

EXHIBIT B
FORM OF WARRANT
[
See attached.
]
NEITHER THE SECURITIES REPRESENTED HEREBY NOR THE SECURITIES ISSUABLE UPON THE EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “
SECURITIES ACT
”) OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) IN COMPLIANCE WITH RULE 144 UNDER THE SECURITIES ACT, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, (C) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE COMPANY. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.
WARRANT TO PURCHASE
SHARES OF COMMON STOCK
OF
QUANERGY SYSTEMS, INC.
Expiration Date: The date that is the third anniversary of the Date of Issuance

No. of Shares: [•]

Date of Issuance: [•]
FOR VALUE RECEIVED, the undersigned, QUANERGY SYSTEMS, INC., a Delaware corporation and having a principal place of business at 433 Lakeside Drive, Sunnyvale, California 94085 (together with its successors and assigns, the “
Issuer
” or the “
Company
”), hereby certifies that GEM Yield Bahamas Limited (“
GEM
”) or its assigns is entitled to subscribe for and purchase, during the Term (as hereinafter defined), in accordance with the terms of this Warrant, up to [•] Common Shares, at an exercise price of $10.00 per Share. Capitalized terms used in this Warrant shall have the respective meanings specified in Section 8 hereof, and capitalized terms used but not defined in this Warrant have the meanings given them in the Purchase Agreement. This Warrant is issued in accordance with, and subject to, the terms and conditions of the Purchase Agreement.
1.
Term
.
The Holder may exercise this Warrant for a period which shall commence on the Date of Issuance, and shall expire at 6:00 p.m., Eastern Time, on the Expiration Date set forth above (such period being the “
Term
”).
2.
Method of Exercise; Payment; Issuance of New Warrant; Transfer and Exchange
.
(a)
Time of Exercise
. The purchase rights represented by this Warrant may be exercised in whole or in part during the Term.
(b)
Method of Exercise
. The Holder hereof may exercise this Warrant, in whole or in part, by the surrender of this Warrant (with the exercise form attached hereto, duly executed at the principal office of the

Issuer, and by the payment to the Issuer of an amount of consideration therefor equal to the Warrant Price in effect on the date of such exercise multiplied by the number of Warrant Shares with respect to which this Warrant is then being exercised, payable at such Holder’s election (i) by certified or official bank check or by wire transfer to an account designated by the Issuer, (ii) by “cashless exercise” in accordance with the provisions
Section 2(c)
below, or
(iii) by a combination of the foregoing methods of payment selected by the Holder of this Warrant.
(c)
Cashless Exercise
.
(i) Notwithstanding any provisions herein to the contrary, if the Per Share Market Value of one Common Share is greater than the Warrant Price (at the date of calculation as set forth below), in lieu of exercising this Warrant by payment of cash, the Holder may exercise this Warrant by a cashless exercise and shall receive the number of Common Shares equal to an amount (as determined below) by surrender of this Warrant at the principal office of the Issuer together with the properly endorsed notice of exercise, in which event the Issuer shall issue to the Holder a number of Common Shares computed using the following formula:
X = Y -
(A)(Y)
B

Where	X = the number of Common Shares to be issued to the Holder.

Y =	the number of Common Shares purchasable upon exercise of all of the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised.

A =	the Warrant Price.

B =	the Per Share Market Value of one Common Share.
For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for such shares shall be deemed to have commenced, on the date this Warrant was originally issued.
(d)
Issuance of Share Certificates
. In the event of any exercise of this Warrant in accordance with and subject to the terms and conditions hereof, certificates for the Warrant Shares so purchased shall be dated the date of such exercise and delivered to the Holder hereof within a reasonable time, not exceeding five Trading Days after such exercise (the “
Delivery Date
”) or, at the request of the Holder (provided that a registration statement under the Securities Act providing for the resale of the Warrant Shares is then in effect or that the Warrant Shares are otherwise exempt from registration), issued and delivered to the Depository Trust Company (“
DTC
”) account on the Holder’s behalf via the Deposit Withdrawal Agent Commission System (“
DWAC
”) within a reasonable time, not exceeding three (3) Trading Days after such exercise, and the Holder hereof shall be deemed for all purposes to be the holder of the Warrant Shares so purchased as of the date of such exercise. Notwithstanding the foregoing to the contrary, the Issuer or its transfer agent shall be obligated to issue and deliver the shares to the DTC on a holder’s behalf via DWAC only if such exercise is in connection with a sale or other exemption from registration by which the shares may be issued without a restrictive legend and the Issuer and its transfer agent are participating in DTC through the DWAC system. The Holder shall deliver this original Warrant, or an indemnification reasonably acceptable to the Issuer undertaking with respect to such Warrant in the case of its loss, theft or destruction, at such time that this Warrant is fully exercised. This Warrant shall be exercisable, either in its entirety or, from time to time, for part only of the number of Warrant Shares referenced by this Warrant. If this Warrant is submitted in connection with any partial exercise and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the actual number of Warrant Shares being acquired upon such exercise, then the Company shall, as soon as practicable, and in no event later than five Business Days after any exercise, and at its own expense, issue a new Warrant of like tenor representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. With respect to partial exercises of this Warrant, the Issuer shall keep written records for the Holder of the number of Warrant Shares exercised as of each date of exercise.
(e)
Compensation for
Buy-In
on Failure to Timely Deliver Certificates upon Exercise
. In addition to any other rights available to the Holder, if the Issuer fails to cause its transfer agent to transmit to the Holder a certificate or certificates representing the Warrant Shares pursuant to an exercise on or before the Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) Common Shares to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “
Buy-In”
), then the Issuer shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the Common Shares so purchased exceeds (y) the amount obtained by multiplying (A) the number of Warrant Shares that the Issuer was required to deliver to the Holder in connection with the exercise at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored or deliver to the Holder the number of Common Shares that would have been issued had the Issuer timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Shares having a total purchase price of $11,000 to cover a
Buy-In
with respect to an attempted exercise of Common Shares with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Issuer shall be required to pay the Holder $1,000. The Holder shall provide the Issuer written notice indicating the amounts payable to the Holder in respect of the
Buy-In,
together with applicable confirmations and other evidence reasonably requested by the Issuer. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Issuer’s failure to timely deliver certificates representing Common Shares upon exercise of this Warrant as required pursuant to the terms hereof.
(f)
Transferability of Warrant
. This Warrant may be transferred by a Holder, in whole or in part, without the prior written consent of the Issuer, (i) at any time, to an Affiliate of the Holder, or (ii) at any time following the Public Listing Date, to any Person. If transferred pursuant to this paragraph, this Warrant may be transferred on the books of the Issuer by the Holder hereof in person or by duly authorized attorney, upon surrender of this Warrant at the principal office of the Issuer, properly endorsed (by the Holder executing an assignment in the form attached hereto) and upon payment of any necessary transfer tax or other governmental charge imposed upon such transfer. This Warrant is exchangeable at the principal office of the Issuer for Warrants to purchase the same aggregate number of Warrant Shares, each new Warrant to represent the right to purchase such number of Warrant Shares as the Holder hereof shall designate at the time of such exchange. All Warrants issued on transfers or exchanges shall be dated the date hereof and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.
(g)
Continuing Rights of Holder
. The Issuer will, at the time of, or at any time after, each exercise of this Warrant, upon the request of the Holder hereof, acknowledge in writing the extent, if any, of its continuing obligation to afford to such Holder all rights to which such Holder shall continue to be entitled after such exercise in accordance with the terms of this Warrant, provided
that if any such Holder shall fail to make any such request, the failure shall not affect the continuing obligation of the Issuer to afford such rights to such Holder.
(h)
Compliance with Securities Laws
.
(i) The Holder of this Warrant, by acceptance hereof, acknowledges that this Warrant and the Warrant Shares to be issued upon exercise hereof are being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except pursuant to an effective registration statement, or an exemption from registration, under the Securities Act and any applicable state securities laws.

(ii) Except as provided in paragraph (iii) below, this Warrant and all certificates representing Warrant Shares issued upon exercise hereof shall be stamped or imprinted with a legend in substantially the following form:
NEITHER THE SECURITIES REPRESENTED HEREBY NOR THE SECURITIES ISSUABLE UPON THE EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “
SECURITIES ACT
”) OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) IN COMPLIANCE WITH RULE 144 UNDER THE SECURITIES ACT, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, (C) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE COMPANY.
(iii) The Issuer agrees to reissue this Warrant or certificates representing any of the Warrant Shares, without the legend set forth above if at such time, prior to making any transfer of any such securities, the Holder shall give written notice to the Issuer describing the manner and terms of such transfer. Such proposed transfer will not be effected until: (a) either (i) the Issuer has received an opinion of counsel reasonably satisfactory to the Issuer, to the effect that the registration or qualification of such securities under the Securities Act is not required in connection with such proposed transfer, (ii) a registration statement under the Securities Act or state securities laws covering such proposed disposition has been filed by the Issuer with the Securities and Exchange Commission and has become effective under the Securities Act and the securities have been qualified under state securities laws, (iii) the Issuer has received other evidence reasonably satisfactory to the Issuer that such registration and qualification under the Securities Act and state securities laws are not required, or (iv) the Holder provides the Issuer with reasonable assurances that such security can be sold pursuant to Rule 144 under the Securities Act; and (b) either (i) the Issuer has received an opinion of counsel reasonably satisfactory to the Issuer, to the effect that registration or qualification under the securities or “blue sky” laws of any state is not required in connection with such proposed disposition, or (ii) compliance with applicable state securities or “blue sky” laws has been effected or a valid exemption exists with respect thereto. The Issuer will respond to any such notice from a holder within five Trading Days. In the case of any proposed transfer under this
Section
 2(h)
, the Issuer will use reasonable efforts to comply with any such applicable state securities or “blue sky” laws, but shall in no event be required, (x) to qualify to do business in any state where it is not then qualified, (y) to take any action that would subject it to tax or to the general service of process in any state where it is not then subject, or (z) to comply with state securities or “blue sky” laws of any state for which registration by coordination is unavailable to the Issuer. The restrictions on transfer contained in this
Section
 2(h)
shall be in addition to, and not by way of limitation of, any other restrictions on transfer contained in any other Section of this Warrant. Whenever a certificate representing the Warrant Shares is required to be issued to a the Holder without a legend, in lieu of delivering physical certificates representing the Warrant Shares, the Issuer shall cause its transfer agent to electronically transmit the Warrant Shares to the Holder by crediting the account of the Holder or Holder’s prime broker with DTC through its DWAC system (to the extent not inconsistent with any provisions of this Warrant or the Purchase Agreement).
(i)
Accredited Investor Status
. In no event may the Holder exercise this Warrant in whole or in part unless the Holder is an “accredited investor” as defined in Regulation D under the Securities Act.
3.
Shares Fully Paid; Reservation and Listing of Shares; Covenants
.
(a)
Shares Fully Paid
. The Issuer represents, warrants, covenants and agrees that all Warrant Shares which may be issued upon the exercise of this Warrant or otherwise hereunder will, when issued in accordance with the terms of this Warrant, be duly authorized, validly issued, fully paid and non-assessable
and free from all

taxes, liens and charges created by or through the Issuer. The Issuer further covenants and agrees that during the period within which this Warrant may be exercised, the Issuer will at all times have authorized and reserved for the purpose of the issuance upon exercise of this Warrant a number of authorized but unissued Common Shares equal to at least one hundred fifty (150%) of the number of Common Shares issuable upon exercise of this Warrant without regard to any limitations on exercise.
(b)
Reservation
. If any Common Shares required to be reserved for issuance upon exercise of this Warrant or as otherwise provided hereunder require registration or qualification with any Governmental Authority under any federal or state law before such shares may be so issued, the Issuer will in good faith use its best efforts as expeditiously as possible at its expense to cause such shares to be duly registered or qualified. If the Issuer shall list any Common Shares on any securities exchange or market it will, at its expense, list thereon, and maintain and increase when necessary such listing, of, all Warrant Shares from time to time issued upon exercise of this Warrant or as otherwise provided hereunder (provided that such Warrant Shares have been registered pursuant to a registration statement under the Securities Act then in effect), and, to the extent permissible under the applicable securities exchange rules, all unissued Warrant Shares which are at any time issuable hereunder, so long as any Common Shares shall be so listed. The Issuer will also so list on each securities exchange or market, and will maintain such listing of, any other securities which the Holder of this Warrant shall be entitled to receive upon the exercise of this Warrant if at the time any securities of the same class shall be listed on such securities exchange or market by the Issuer.
(c)
Covenants
. The Issuer shall not by any action including, without limitation, amending the Certificate of Incorporation or the by-laws
of the Issuer, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder hereof. Without limiting the generality of the foregoing, the Issuer will (i) not permit the par value, if any, of its Common Shares to exceed the then effective Warrant Price, (ii) not amend or modify any provision of the Certificate of Incorporation or by-laws
of the Issuer in any manner that would adversely affect the rights of the Holder, (iii) take all such action as may be reasonably necessary in order that the Issuer may validly and legally issue fully paid and nonassessable Common Shares, free and clear of any liens, claims, encumbrances and restrictions (other than as provided herein) upon the exercise of this Warrant, and (iv) use its best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be reasonably necessary to enable the Issuer to perform its obligations under this Warrant.
(d)
Loss, Theft, Destruction of Warrant
. Upon receipt of evidence satisfactory to the Issuer of the ownership of and the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security satisfactory to the Issuer or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Issuer will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the number of Common Shares remaining available upon exercise of the Warrant which has been lost, stolen, destroyed or mutilated.
(e)
Payment of Taxes
. The Issuer will pay all transfer and issuance taxes attributable to the preparation, issuance and delivery of this Warrant (and any replacement Warrants) including, without limitation, all documentary and stamp taxes attributable to the initial issuance of the Warrant Shares issuable upon exercise of this Warrant;
provided, however
, that the Issuer shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates representing Warrant Shares in a name other than that of the Holder in respect to which such shares are issued.
4
.
Adjustment of Warrant Price
.
The price at which such Warrant Shares may be
purchased upon exercise of this Warrant and/or the number of Warrant Shares issuable shall be subject to adjustment from time to time as set forth in this
Section 4
. The Issuer shall give the Holder notice of any event described below which requires an adjustment pursuant to this
Section 4
in accordance with the notice provisions set forth in
Section 5
.

(a)
Recapitalization, Reorganization, Reclassification, Consolidation, Merger or Sale
. In the event that the Holder has elected not to exercise this Warrant prior to the consummation of a Change of Control, so long as the Surviving Corporation pursuant to any Change of Control is a company that has a class of equity securities registered pursuant to the Securities Exchange Act of 1934, as amended, and its common shares are listed or quoted on a U.S. national securities exchange, the Surviving Corporation and/or each Person (other than the Issuer) which may be required to deliver any Securities, cash or property upon the exercise of this Warrant as provided herein shall assume, by written instrument delivered to, and reasonably satisfactory to, the Holder of this Warrant, (A) the obligations of the Issuer under this Warrant, including, without limitation, those under the Registration Rights Agreement (as defined below) (and if the Issuer shall survive the consummation of such Change of Control, such assumption shall be in addition to, and shall not release the Issuer from, any continuing obligations of the Issuer under this Warrant), and (B) the obligation to deliver to such Holder such Securities, cash or property as, in accordance with the foregoing provisions of this
Section 4(a)
, such Holder shall be entitled to receive, and the Surviving Corporation and/or each such Person shall have similarly delivered to such Holder an opinion of counsel for the Surviving Corporation and/or each such Person, which counsel shall be reasonably satisfactory to such Holder, or in the alternative, a written acknowledgement executed by the President or Chief Financial Officer of the Issuer, stating that this Warrant shall thereafter continue in full force and effect and the terms hereof (including, without limitation, all of the provisions of this
Section 4(a)
) shall be applicable to the Securities, cash or property which the Surviving Corporation and/or each such Person may be required to deliver upon any exercise of this Warrant or the exercise of any rights pursuant hereto. If following such a Change of Control, the Surviving Corporation does not have a registered class of equity securities and common shares listed on a U.S. national securities exchange as described in the first sentence of this
Section 4(a)
, then the Holder shall be entitled to receive compensation in accordance with the terms of Section 4.13 of the Purchase Agreement.
(b)
Share Dividends, Subdivisions and Combinations
. If at any time the Issuer shall:
(i) make or issue or set a record date for the holders of the Common Shares for the purpose of entitling them to receive a dividend payable in, or other distribution of, Common Shares,
(ii) subdivide its outstanding Common Shares into a larger number of Common Shares, or
(iii) combine its outstanding Common Shares into a smaller number of Common Shares, then (1) the number of Common Shares for which this Warrant is exercisable immediately after the occurrence of any such event shall be adjusted to equal the number of Common Shares which a record holder of the same number of Common Shares for which this Warrant is exercisable immediately prior to the occurrence of such event would own or be entitled to receive after the happening of such event, and (2) the Warrant Price then in effect shall be adjusted to equal (A) the Warrant Price then in effect multiplied by the number of Common Shares for which this Warrant is exercisable immediately prior to the adjustment divided by (B) the number of Common Shares for which this Warrant is exercisable immediately after such adjustment.
(c)
Certain Other Distributions
. If at any time the Issuer shall make or issue or set a record date for the holders of the Common Shares for the purpose of entitling them to receive any dividend or other distribution of:
(i) cash,
(ii) any evidences of its indebtedness, any shares of stock of any class or any other securities or property of any nature whatsoever (other than cash), or
(iii) any warrants or other rights to subscribe for or purchase any evidences of its indebtedness, any shares of stock of any class or any other securities or property of any nature whatsoever (other than cash), then (1) the number of Common Shares for which this Warrant is exercisable shall be adjusted to equal the product of the number of Common Shares for which this Warrant is exercisable immediately prior to such adjustment multiplied by a fraction (A) the numerator of which shall be the Per Share Market Value of Common Shares at the date of taking such record and (B) the denominator of which shall be such Per Share Market Value minus the amount allocable to one share of Common Shares of any such cash so distributable and of the fair value (as determined in good faith by the Board of Directors of the Issuer and supported by an opinion from an investment banking firm mutually agreed upon by the Issuer and the Holder) of any and all such evidences of indebtedness, shares of stock, other securities or property or warrants or other subscription or purchase rights so distributable, and (2) the Warrant Price then in effect shall be adjusted to equal (A) the Warrant Price then in effect multiplied by the number of Common Shares for which this Warrant is exercisable immediately prior to the adjustment divided by (B) the number of Common Shares for which this Warrant is exercisable immediately after such adjustment. A reclassification of the Common Shares (other than a change in par value, or from par value to no par value or from no par value to par value) into Common Shares and shares of any other class of stock shall be deemed a distribution by the Issuer to the holders of its Common Shares of such shares of such other class of stock within the meaning of this
Section
 4(c)
and, if the outstanding Common Shares shall be changed into a larger or smaller number of Common Shares as a part of such reclassification, such change shall be deemed a subdivision or combination, as the case may be, of the outstanding Common Shares within the meaning of
Section
 4(b)
.
(d)
[Reserved]
.
(e)
[Reserved]
.
(f)
Other Provisions applicable to Adjustments under this Section
. The following provisions shall be applicable to the making of adjustments of the number of Common Shares for which this Warrant is exercisable and the Warrant Price then in effect provided for in this
Section 4
:
(i)
When Adjustments to Be Made
. The adjustments required by this Section 4 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that any adjustment of the number of Common Shares for which this Warrant is exercisable that would otherwise be required may be postponed (except in the case of a subdivision or combination of Common Shares, as provided for in
Section 4(b)
) up to, but not beyond the date of exercise if such adjustment either by itself or with other adjustments not previously made adds or subtracts less than one percent of the Common Shares for which this Warrant is exercisable immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount (except as aforesaid) which is postponed shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 4 and not previously made, would result in a minimum adjustment or on the date of exercise. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.
(ii)
Fractional Interests
. In computing adjustments under this Section 4, fractional interests in Common Shares shall be taken into account to the nearest one hundredth (1/100th) of a share.
(iii)
When Adjustment Not Required
. If the Issuer shall take a record of the holders of its Common Shares for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights and shall, thereafter and before the distribution to shareholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.
(g)
Form of Warrant after Adjustments
. The form of this Warrant need not be changed because of any adjustments in the Warrant Price or the number and kind of Securities purchasable upon the exercise of this Warrant.
5
.
Notice of Adjustments
.
Whenever the Warrant Price or Warrant Share Number
shall be adjusted pursuant to
Section 4
hereof (for purposes of this Section 5, each an “
adjustment
”), the Issuer shall cause its Chief Financial Officer to prepare and execute a certificate setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board made any determination hereunder), and the Warrant Price and Warrant Share Number after giving effect to such adjustment, and shall cause copies of such certificate to be delivered to the Holder of this Warrant promptly after each adjustment. Any dispute between the Issuer and the

Holder of this Warrant with respect to the matters set forth in such certificate may at the option of the Holder of this Warrant be submitted to a national or regional accounting firm reasonably acceptable to the Issuer and the Holder, provided
that the Issuer shall have ten (10) days after receipt of notice from such Holder of its selection of such firm to object thereto, in which case such Holder shall select another such firm and the Issuer shall have no such right of objection. The firm selected by the Holder of this Warrant as provided in the preceding sentence shall be instructed to deliver a written opinion as to such matters to the Issuer and such Holder within thirty (30) days after submission to it of such dispute. Such opinion shall be final and binding on the parties hereto. The costs and expenses of the initial accounting firm shall be paid equally by the Issuer and the Holder and, in the case of an objection by the Issuer, the costs and expenses of the subsequent accounting firm shall be paid in full by the Issuer.
6.
Fractional Shares
.
No fractional Warrant Shares will be issued in connection with any exercise hereof, but in lieu of such fractional shares, the Issuer shall round the number of shares to be issued upon exercise up to the nearest whole number of shares.
7
.
Ownership Cap and Exercise Restriction
.
Notwithstanding anything to the
contrary set forth in this Warrant, at no time may a Holder of this Warrant exercise this Warrant if the number of Common Shares to be issued pursuant to such exercise would exceed, when aggregated with all other Common Shares owned by such Holder and its Affiliates at such time, the number of Common Shares which would result in such Holder and its Affiliates beneficially owning (as determined in accordance with Section 12(d) of the Exchange Act and the rules thereunder) in excess of 9.99% of the then issued and outstanding Common Shares;
provided, however
, that upon a Holder of this Warrant providing the Issuer with sixty-one
(61) days’ notice (pursuant to
Section 12
hereof) (the “
Waiver Notice
”) that such Holder would like to waive this
Section 7
with regard to any or all Common Shares issuable upon exercise of this Warrant, this
Section 7
will be of no force or effect with regard to all or a portion of the Warrant referenced in the Waiver Notice until the date that the Holder notifies the Issuer (pursuant to
Section 12
hereof) that the Holder revokes the Waiver Notice;
provided, further
, that during the
sixty-one
(61) day period prior to the expiration of the Term, the Holder may waive this
Section 7
by providing a Waiver Notice at any time during such
sixty-one
(61) day period.
8.
Definitions
.
For the purposes of this Warrant, the following terms have the following meanings:
“
Affiliate
” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.
“
Board
” shall mean the Board of Directors of the Issuer.
“
Business Day
” means any day other than Saturday, Sunday or any other day on which commercial banks in the City of New York, New York, are authorized or required by law or executive order to close.
“
Certificate of Incorporation
” means the Certificate of Incorporation of the Issuer as in effect on the date hereof, and as hereafter from time to time amended, modified, supplemented or restated in accordance with the terms hereof and thereof and pursuant to applicable law.
“
Change of Control
” shall mean (i) the acquisition by any Person of direct or indirect beneficial ownership (within the meaning of Rule
13d-3
promulgated under the Exchange Act) of more than 50% of the combined voting power of the then-issued and outstanding equity of the Company; (ii) the occurrence of a merger, consolidation, reorganization, share exchange or similar corporate transaction, whether or not the Company is the Surviving Corporation, other than a transaction which would result in the voting equity outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the Surviving Corporation) at least 50% of the voting shares of the Company or such Surviving Corporation immediately after such transaction; or (iii) the sale, transfer or disposition of all or substantially all of the business and assets of the Company to any Person.
“
Equity Capital
” means and includes (i) any and all ordinary shares, stock or other common or ordinary equity shares, interests, participations or other equivalents of or interests therein (however designated), including, without limitation, shares of preferred or preference shares, (ii) all partnership interests (whether general or limited) in any Person which is a partnership, (iii) all membership interests or limited liability company interests in any limited liability company, and (iv) all equity or ownership interests in any Person of any other type.
“
Governmental Authority
” means any governmental, regulatory or self-regulatory entity, department, body, official, authority, commission, board, agency or instrumentality, whether federal, state or local, and whether domestic or foreign.
“
Holders
” mean the Persons who shall from time to time own this Warrant or any one or more Warrants issued in replacement hereof in accordance with the terms hereof. The term “Holder” means one of the Holders.
“
Independent Appraiser
” means a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Issuer) that is regularly engaged in the business of appraising the Equity Capital or assets of corporations or other entities as going concerns, and which is not affiliated with either the Issuer or the Holder of any Warrant.
“
Other Common Shares
” means any other Equity Capital of the Issuer of any class which shall be authorized at any time after the date of this Warrant (other than Common Shares) and which shall have the right to participate in the distribution of earnings and assets of the Issuer without limitation as to amount.
“
Person
” means an individual, corporation, limited liability company, partnership, joint stock company, trust, unincorporated organization, joint venture, Governmental Authority or other entity of whatever nature.
“
Per Share Market Value
” means on any particular date (a) the last closing bid price per Common Share on such date on a registered national stock exchange on which the Common Shares are then listed, or if there is no such price on such date, then the closing price on such exchange or quotation system on the date nearest preceding such date, or (b) if the Common Shares are not listed or traded then on any registered national stock exchange, the last closing bid price for a Common Share in the over-the-counter
market, as reported by the U.S. national securities exchange on which the Common Shares are traded at the close of business on such date, or (c) if the Common Shares are not then publicly traded the fair market value of a Common Share as determined by an Independent Appraiser selected in good faith by the Holder;
provided, however,
that the Issuer, after receipt of the determination by such Independent Appraiser, shall have the right to select an additional Independent Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Independent Appraiser; and
provided, further
that all determinations of the Per Share Market Value shall be appropriately adjusted for any dividends, splits or other similar transactions during such period. The determination of fair market value by an Independent Appraiser shall be based upon the fair market value of the Issuer determined on a going concern basis as between a willing buyer and a willing seller and taking into account all relevant factors determinative of value, and shall be final and binding on all parties. In determining the fair market value of any Common Shares, no consideration shall be given to any restrictions on transfer of the Common Shares imposed by agreement or by federal or state securities laws, or to the existence or absence of, or any limitations on, voting rights.
“
Principal Market
” means the U.S. national securities exchange on which the Company’s Common Shares are traded.
“
Purchase Agreement
” means the Share Purchase Agreement, dated as of December 12, 2021, by and among CITIC Capital Acquisition Corp., GEM Yield Bahamas Limited and GEM Global Yield LLC SCS.

“
Securities
” means any debt or equity securities of the Issuer, whether now or hereafter authorized, any instrument convertible into or exchangeable for Securities or a Security, and any option, warrant or other right to purchase or acquire any Security. “
Security
” means one of the Securities.
“
Securities Act
” means the Securities Act of 1933, as amended, or any similar federal statute then in effect.
“
Subsidiary
” means any corporation at least 50% of whose outstanding Voting Shares shall at the time be owned directly or indirectly by the Issuer or by one or more of its Subsidiaries, or by the Issuer and one or more of its Subsidiaries.
“
Surviving Corporation
” means (a) the corporation surviving or resulting from any merger, consolidation, reorganization, share exchange or similar corporate transaction involving the Company; (b) the direct or indirect parent company of such surviving corporation; or (c) an entity that acquires all or substantially all of the business and assets of the Company.
“
Term
” has the meaning specified in
Section 1
hereof.
“
Trading Day
” means a day on which the Common Shares are traded on a the Principal Market;
provided, however
, that in the event that the Common Shares are not listed or quoted as set forth in the foregoing clause, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.
“
Voting Shares
” means, as applied to the Equity Capital of any corporation, Equity Capital of any class or classes (however designated) having ordinary voting power for the election of a majority of the members of the Board of Directors (or other governing body) of such corporation, other than Equity Capital having such power only by reason of the happening of a contingency.
“
Warrant Price
” means the exercise price set forth in the first paragraph of this Warrant, as such price may be adjusted from time to time as shall result from the adjustments specified in this Warrant, including
Section 4
hereto.
“
Warrant Share Number
” means at any time the aggregate number of Warrant Shares which may at such time be purchased upon exercise of this Warrant, after giving effect to all prior adjustments and increases to such number made or required to be made under the terms hereof.
“
Warrant Shares
” means Common Shares issuable upon exercise of this Warrant.
9.
Other Notices
. In case at any time:

(a)	the Issuer shall make any distributions to the holders of Common Shares; or

(b)	the Issuer shall authorize the granting to all holders of its Common Shares of rights to subscribe for or purchase any shares of Equity Capital of any class or other rights; or

(c)	there shall be any reclassification of the Equity Capital of the Issuer; or

(d)	there shall be any capital reorganization by the Issuer; or

(e)
there shall be any (i) consolidation or merger involving the Issuer or (ii) sale, transfer or other disposition of all or substantially all of the Issuer’s property, assets or business (except a merger or other reorganization in which the Issuer shall be the surviving corporation and its shares of Equity Capital shall continue to be outstanding and unchanged and except a consolidation, merger, sale, transfer or other disposition involving a wholly-owned Subsidiary); or

(f)	there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Issuer or any partial liquidation of the Issuer or distribution to holders of Common Shares;
then, in each such case, the Issuer shall, to the extent permitted by law, give written notice to the Holder of the date on which (i) the books of the Issuer shall close or a record shall be taken for such dividend, distribution or subscription rights or (ii) such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding-up,
as the case may be, shall take place. Such notice also shall specify the date as of which the holders of Common Shares of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their certificates for Common Shares for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding-up,
as the case may be. To the extent permitted by law, such notice shall be given at least twenty (20) days prior to the action in question and not less than five (5) days prior to the record date or the date on which the Issuer’s transfer books are closed in respect thereto. This Warrant entitles the Holder to receive copies of all financial and other information distributed or required to be distributed to the holders of the Common Shares.
10.
Amendment and Waiver
.
Any term, covenant, agreement or condition in this
Warrant may be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by a written instrument or written instruments executed by the Issuer and the Holder.
11
.
Governing Law; Jurisdiction
.
This Warrant shall be governed by and construed
in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction. This Warrant shall not be interpreted or construed with any presumption against the party causing this Warrant to be drafted. The Issuer and the Holder agree that venue for any dispute arising under this Warrant will lie exclusively in the state or federal courts located in New York, and the parties irrevocably waive any right to raise forum non conveniens
or any other argument that New York is not the proper venue. The Issuer and the Holder irrevocably consent to personal jurisdiction in the state and federal courts of the state of New York. The Issuer and the Holder consent to process being served in any such suit, action or proceeding by sending by electronic mail a copy thereof to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this
Section 11
shall affect or limit any right to serve process in any other manner permitted by law.
THE ISSUER AND THE HOLDER HEREBY AGREE THAT THE PREVAILING PARTY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS WARRANT OR THE PURCHASE AGREEMENT, SHALL BE ENTITLED TO REIMBURSEMENT FOR REASONABLE LEGAL FEES FROM THE
NON-PREVAILING
PARTY. THE PARTIES HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY
.
12.
Notices
.
Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be delivered in writing by electronic mail, return receipt requested, properly addressed to the Party to receive the same. The email addresses for such communications shall be:

If to the Company:	QUANERGY SYSTEMS, INC.
Attn: Chief Financial Officer
Email: patrick.archambault@quanergy.com

If to GEM:	GEM Yield Bahamas Ltd.
Attn: Christopher F. Brown, Manager
Email: cbrown@gemny.com

With a copy (which shall	Gibson, Dunn & Crutcher LLP
not constitute notice) to:	Attn: Boris Dolgonos
Email: bdolgonos@gibsondunn.com

Any party hereto may from time to time change its address for notices by giving written notice of such changed address to the other party hereto.
13
.
Warrant Agent
.
The Issuer may, by written notice to each Holder of this Warrant, appoint an agent having an office in New York, New York for the purpose of issuing Warrant Shares on the exercise of this Warrant pursuant to
Section 2(b)
above, exchanging this Warrant pursuant to
Section 2(c)
above or replacing this Warrant pursuant to
Section 3(d)
above, or any of the foregoing, and thereafter any such issuance, exchange or replacement, as the case may be, shall be made at such office by such agent.
14.
Remedies
. The Issuer stipulates that the remedies at law of the Holder of this
Warrant in the event of any default or threatened default by the Issuer in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.
15.
Successors and Assigns
.
This Warrant and the rights evidenced hereby shall inure
to the benefit of and be binding upon the successors and permitted assigns of the Issuer (including any Successor Company as set forth in the Purchase Agreement), the Holder hereof and (to the extent provided herein) the Holders of Warrant Shares issued pursuant hereto, and shall be enforceable by any such Holder or Holder of Warrant Shares.
16.
Modification and Severability
.
If, in any action before any court or agency legally
empowered to enforce any provision contained herein, any provision hereof is found to be unenforceable, then such provision shall be deemed modified to the extent necessary to make it enforceable by such court or agency. If any such provision is not enforceable as set forth in the preceding sentence, the unenforceability of such provision shall not affect the other provisions of this Warrant, but this Warrant shall be construed as if such unenforceable provision had never been contained herein.
17.
Headings
.
The headings of the Sections of this Warrant are for convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.
18.
Registration Rights
.
The Holder of this Warrant is entitled to the benefit of certain registration rights with respect to the Warrant Shares issuable upon the exercise of this Warrant pursuant to that certain Registration Rights Agreement, of even date herewith, by and among the Issuer and the Holder (the “
Registration Rights Agreement
”) and the registration rights with respect to the Warrant Shares issuable upon the exercise of this Warrant by any subsequent Holder may only be assigned in accordance with the terms and provisions of the Registration Rights Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
IN WITNESS WHEREOF, the Issuer has executed this Warrant as of the day and year first above written.

QUANERGY SYSTEMS, INC.

By:
Name:
Title:

EXERCISE FORM
WARRANT
QUANERGY SYSTEMS, INC.
The undersigned _______________, pursuant to the provisions of the within Warrant, hereby elects to purchase _____ Common Shares covered by the within Warrant.

Dated:	Signature

Address

Number of Common Shares beneficially owned or deemed beneficially owned by the Holder on the date of exercise: _________________________
The undersigned is an “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended.
The undersigned intends that payment of the Warrant Price shall be made as (check one):
Cash Exercise_______
Cashless Exercise_______
If the Holder has elected a cash exercise, the Holder shall pay the sum of $________ by certified or official bank check (or via wire transfer) to the Issuer in accordance with the terms of the Warrant.
If the Holder has elected a cashless exercise, a certificate shall be issued to the Holder for the number of shares equal to the whole number portion of the product of the calculation set forth below, which is ___________. The Company shall pay a cash adjustment in respect of the fractional portion of the product of the calculation set forth below in an amount equal to the product of the fractional portion of such product and the Per Share Market Value on the date of exercise, which product is ____________.
Where: X = Y -
(A)(Y)
B
The number of Common Shares to be issued to the Holder __________________ (“X”).
The number of Common Shares purchasable upon exercise of all of the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised ___________________________ (“Y”).
The Warrant Price ______________ (“A”).
The Per Share Market Value of one Common Shares _______________________ (“B”).

ASSIGNMENT
FOR VALUE RECEIVED, _________________ hereby sells, assigns and transfers unto __________________ the within Warrant and all rights evidenced thereby and does irrevocably constitute and appoint _____________, attorney, to transfer the said Warrant on the books of the within named corporation.

Dated:	Signature

Address

PARTIAL ASSIGNMENT
FOR VALUE RECEIVED, _________________ hereby sells, assigns and transfers unto __________________ the right to purchase _________ Warrant Shares evidenced by the within Warrant together with all rights therein, and does irrevocably constitute and appoint ___________________, attorney, to transfer that part of the said Warrant on the books of the within named corporation.

Dated:	Signature

Address

FOR USE BY THE ISSUER ONLY:
This Warrant No.
W-___
canceled (or transferred or exchanged) this _____ day of ___________, _____, Common Shares issued therefor in the name of _______________, Warrant No.
W-_____
issued for ____ Common Shares in the name of _______________.

EXHIBIT C
FORM OF COMPANY CLOSING CERTIFICATE
[
See attached.
]

CLOSING CERTIFICATE
OF
CITIC CAPITAL ACQUISITION CORP.
December 12, 2021
Reference is made to the Share Purchase Agreement (the “
Purchase Agreement
”), of even date herewith, by and among CITIC CAPITAL ACQUISITION CORP., an exempted company incorporated in the Cayman Islands with limited liability and having a principal place of business at 28/F CITIC Tower, 1 Tim Mei Avenue, Central, the Hong Kong Special Administrative Region of the People’s Republic of China (the “
Company
”); GEM GLOBAL YIELD LLC SCS, a “société en commandite simple” formed under the laws of Luxembourg having LEI No. 213800CXBEHFXVLBZO92 having an address at 12C, rue Guillaume J. Kroll,
L-1882
Luxembourg (“
Purchaser
”); and GEM YIELD BAHAMAS LIMITED, a limited company formed under the laws of the Commonwealth of the Bahamas and having an address at 3 Bayside Executive Park, West Bay Street & Blake Road, P.O. Box
N-4875,
Nassau, The Bahamas (“
GYBL
”). Capitalized terms not defined herein shall have the meanings given them in the Purchase Agreement.
Pursuant to Section 5.01 of the Purchase Agreement, the undersigned hereby certifies that he is the Chief Executive Officer of the Company, and that, as such, he is authorized to execute and deliver this certificate in the name and on behalf of the Company in connection with the execution and delivery of the Purchase Agreement and that certain Registration Rights Agreement by and among the Parties, in each case as of even date herewith (collectively, the “
Transaction Documents
”), as well as the transactions contemplated thereby (the “
Transactions
”), to which this certificate relates, and further certifies in his official capacity, in the name and on behalf of the Company, the items set forth below.

1.
Attached hereto as
Exhibit A
is a true, correct and complete copy of action of the Board of Directors of the Company taken by written consent, dated June 21, 2021 authorizing and ordering the Transactions and the Company’s performance thereof, as well as the execution and delivery of the Transaction Documents, this certificate, and other instruments ancillary thereto. The resolutions contained in
Exhibit A
have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect.

2.
Attached hereto as
Exhibit B
is a true, correct and complete copy of the Amended and Restated Memorandum and Articles of Association of the Company, together with any and all amendments thereto, and no action has been taken to further amend, modify or repeal such Amended and Restated Memorandum and Articles of Association, the same being in full force and effect in the attached form as of the date hereof.

3.
The Company is validly existing and in good standing under the laws of the Cayman Islands, and there are no pending winding up, liquidation or dissolution actions or proceedings by or against the Company.

4.
Each person listed below has been duly elected or appointed to the position(s) indicated opposite his name and is duly authorized to sign the Purchase Agreement and each of the Transaction Documents on behalf of the Company.

Name	Position

Fanglu Wang	Chief Executive Officer

5.
The Company has all requisite corporate power and authority to own and operate its assets and to carry on its business as it is now being conducted and to enter into and perform its obligations under the Transaction Documents.

6.
All corporate proceedings of the Company necessary to be taken in connection with the authorization, execution and delivery by the Company of, and the performance by the Company of its obligations under, the Transaction Documents have been duly taken, and all such authorizations are presently in effect.

7.
Each of the Transaction Documents has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

8.	The undersigned has made due inquiry of all persons deemed necessary or appropriate to verify or confirm the statements contained herein.

9.	The undersigned is duly authorized and empowered by all corporate action to make this certification on behalf and in the name of the Company.

10.	The registered office of the Company is located at 28/F CITIC Tower, 1 Tim Mei Avenue, Central, the Hong Kong Special Administrative Region of the People’s Republic of China.
IN WITNESS WHEREOF, the undersigned, being the duly elected and acting Chief Executive Officer of the Company, has executed this certificate as of the date first set forth above.

CITIC CAPITAL ACQUISITION CORP.

By:
Name:
Its:

EXHIBIT D
FORM OF COMPANY COMPLIANCE CERTIFICATE
[
See attached.
]

COMPLIANCE CERTIFICATE
OF
CITIC CAPITAL ACQUISITION CORP.
Reference is made to that certain Share Purchase Agreement (the “
Agreement
”), dated as of December 12, 2021, by and among CITIC CAPITAL ACQUISITION CORP., an exempted company incorporated in the Cayman Islands with limited liability and having a principal place of business at 28/F CITIC Tower, 1 Tim Mei Avenue, Central, the Hong Kong Special Administrative Region of the People’s Republi
c of Chi
na (the “Company”); GEM GLOBAL YIELD LLC SCS, a “société en commandite simple” formed under the laws of Luxembourg having LEI No. 213800CXBEHFXVLBZO92 having an address at 12C, rue Guillaume
J. Kroll
,
L-1882
Luxembourg (“Purchaser”); and GEM YIELD BAHAMAS LIMITED, a limited company formed under the laws of the Commonwealth of the Bahamas and having an address at 3 Bayside Executive Park, West Bay Street & Blake Road, P.O. B
ox N-
4875, Nassau, The Bahamas (“GYBL”). Terms capitalized but not defined herein have the meanings given them in the Agreement.
Pursuant to Section 5.03(d) of the Agreement, the undersigned director of the Company, for and on behalf of the Company, in his or her capacity as officer of the Company and not in any individual capacity, hereby certifies as follows:
This certificate is delivered together with a Draw Down Notice in connection with a Draw Down exercise. The Company has performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Agreement and each other Transaction Document to be performed, satisfied or complied with by the Company at or prior to the Draw Down Exercise Date, and shall have performed, satisfied or complied with all of the same as of the Settlement Date in respect of the Draw Down for which this certificate and the related Draw Down Notice are delivered.
IN WITNESS WHEREOF, the undersigned, being a duly elected and acting officer of the Company, has executed this Compliance Certificate as of the date set forth below.

CITIC CAPITAL ACQUISITION CORP.

By:
Name:
Title:
Date: _______________________

EXHIBIT E
SHARE PURCHASE AGREEMENT
FORM OF DRAW DOWN NOTICE
Reference is made to the Share Purchase Agreement dated as of December 12, 2021, (
the “Purchase Agre
ement”) by and among QUANERGY SYSTEMS, INC., a Delaware corporation and having a principal place of business at 433 Lakeside Drive, Sunnyvale, California 94085; GEM GLOBAL YIELD LLC SCS, a “société en commandite simple” formed under the laws of Luxembourg having LEI No. 213800CXBEHFXVLBZO92 having an address at 12C, rue Guillaume J. Kroll,
L-1882
Luxembourg; and GEM YIELD BAHAMAS LIMITED, a limited company formed under the laws of the Commonwealth of the Bahamas and having an address at 3 Bayside Executive Park, West Bay Street & Blake Road, P.O. Box
N-4875,
Nassau, The Bahamas. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Purchase Agreement.
In accordance with and pursuant to S
ection
 6.01
of the Purchase Agreement, the Company hereby issues this Draw Down Notice to exercise a Draw Down request for the Draw Down Amount indicated below.

Draw Down Amount Requested:

Draw Down Pricing Period start date:

Draw Down Pricing Period end date:

Settlement Date:

Draw Down Threshold Price:

Dollar Amount and Number of Shares Currently
Unissued under the Registration Statement:

Dollar Amount and Number of Shares Currently
Available under the Aggregate Limit:
Dated:

By:	QUANERGY SYSTEMS, INC.

Name:
Title:
Address:

EXHIBIT F
FORM OF CLOSING NOTICE
To:
QUANERGY SYSTEMS, INC.
433 Lakeside Drive
Sunnyvale, California 94085
Attention:
We refer to the share purchase agreement (the
“Agreemen
t”) dated December 12, 2021 by and among CITIC Capital Acquisition Corp., GEM Global Yield LLC SCS and GEM Yield Bahamas Ltd., and yourselves and to the Draw Down Notice delivered to us on _______________ 20___. Terms defined in the Agreement have the same meaning herein.
We hereby give you notice pursuant to S
ection
 6.01(i)
of the Agreement that we accept the Draw Down Notice, being ______ percent of the Draw Down Amount stated therein. [The reason that such number of Shares represents a smaller/greater number than the number of Shares set forth in the Draw Down Notice is as follows: ____________________________________________.]
The average of the closing bid prices in the Draw Down Pricing Period (excluding any closing bid prices pursuant to S ection
 6.01(g)
) is ______ and the resulting Purchase Price is ______ (____ percent. of such average closing bid price). The aggregate Purchase Price pursuant to this Closing Notice is therefore ______. Copy extracts from Bloomberg showing each of the closing bid prices during the Draw Down Pricing Period are attached.
Please deliver such Shares in accordance with the following instructions:

Electronic book entry transfer requested (check one): YES ____ NO _____
[CREST] Participant ID: _____________________
[CREST1 Account ID: __________________

Signed by:
Name:
Date:
For and on behalf of

GEM GLOBAL YIELD LLC SCS

ANNEX P
REGISTRATION RIGHTS AGREEMENT
December 12, 2021
This
REGISTRATION RIGHTS AGREEMENT
(this “
Agreement
”), is made and entered into as of the date first above written, by and among CITIC CAPITAL ACQUISITION CORP., an exempted company incorporated in the Cayman Islands with limited liability (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined below)) and having a principal place of business at 28/F CITIC Tower, 1 Tim Mei Avenue, Central, the Hong Kong Special Administrative Region of the People’s Republic of China (the “
Company
”), GEM GLOBAL YIELD LLC SCS, a “société en commandite simple” formed under the laws of Luxembourg having LEI No. 213800CXBEHFXVLBZO92 having an address at 12C, rue Guillaume J. Kroll, L-1882 Luxembourg (“
Purchaser
”); and GEM YIELD BAHAMAS LIMITED, a limited company formed under the laws of the Commonwealth of the Bahamas and having an address at 3 Bayside Executive Park, West Bay Street & Blake Road, P.O. Box N-4875, Nassau, The Bahamas (“
GYBL
,” and together with Purchaser, the “
Parties
”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Purchase Agreement (as defined below).
RECITALS
WHEREAS
, the Company has offered GYBL the right to place with Purchaser up to U.S. $125,000,000 worth of Common Shares, as well as Common Shares underlying a warrant that will be granted to GYBL upon the Closing; and
WHEREAS
, the Parties have agreed, upon the terms and subject to the conditions of that certain Share Purchase Agreement, dated as of the date hereof (the “
Purchase Agreement
”) to the purchase and sale of such Common Shares and, to induce the Purchaser to enter into the Purchase Agreement, the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the “
Securities Act
”), and applicable state securities laws.
NOW, THEREFORE,
in consideration of the promises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Purchaser hereby agree as follows:
1.
Definitions
.
As used in this Agreement, the following terms shall have the following meanings:
(a) “
Business Day
” means any day other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by law to remain closed.
(b) “
Closing
” means the closing of the “Merger” contemplated by that certain Agreement and Plan of Merger, dated as of June 21, 2021, by and among the Company, CITIC Capital Merger Sub Inc., and Quanergy Systems, Inc.
(c) “
Closing Date
” means the date on which the Closing actually occurs.
(d) “
Effective Date
” means the date that the Registration Statement has been declared effective by the Commission or that it went effective pursuant to Section 8 of the Securities Act.
(e) “
Effectiveness Deadline
” means with respect to the Registration Statement, the earlier of (A) the 45th calendar day after the date on which such Registration Statement is filed with the Commission (provided that in the event that the Commission provides comments to the Registration Statement, then the Company shall promptly inform the Investor thereof and shall resolve such comments as soon as possible, in consultation with the Investor and Legal Counsel) and (B) the tenth Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be reviewed or will not be subject to further review, unless the Company is advised by the Commission that it will not accept an acceleration request for such Registration Statement but that it would not prevent such Registration Statement from becoming effective pursuant to Section 8 of the Securities Act, in which case the 25th calendar day after the Company is advised by the Commission that it will not accept an acceleration request for such Registration Statement but that it would not prevent such Registration Statement from becoming effective pursuant to Section 8 of the Securities Act.
(f) “
Filing Deadline
” means with respect to the Registration Statement, the 30th (thirtieth) calendar day after the Closing Date.
(g) “
Investor
” means the Purchaser, GYBL, and any transferee or assignee thereof to which either of Purchaser or GYBL assigns its rights under this Agreement and who agrees to become bound by the provisions of this Agreement in accordance with
Section 9
and any transferee or assignee thereof to whom a transferee or assignee assigns its rights under this Agreement and who agrees to become bound by the provisions of this Agreement in accordance with
Section 9
.
(h) “
Legal Counsel
” means legal counsel designated by Investor to review and oversee the Registration Statement and all New Registration Statements on Investors’ behalf.
(i) “
Person
” means any person or entity including but not limited to any corporation, a limited liability company, an association, a partnership, an organization, a business, an individual, a governmental or political subdivision thereof or a governmental agency.
(j) “
Register
,” “
registered
,” and “
registration
” refer to a registration effected by preparing and filing one or more registration statements of the Company in compliance with the Securities Act and pursuant to Rule 415 under the Securities Act or any successor rule providing for offering securities on a continuous basis (“
Rule 415
”), and the declaration or ordering of effectiveness of such registration statement(s) by the United States Securities and Exchange Commission (the “
Commission
”).
(k) “
Registrable Securities
” mean all of (i) the Shares which have been, or which may from time to time be, issued or issuable to the Investor pursuant to the Purchase Agreement; (ii) the Shares which have been, or which may from time to time be, issued or issuable pursuant to the Warrant; and (iii) any securities issued or issuable upon any share split, dividend or other distribution, recapitalization or similar event with respect to the foregoing;
provided
that the Shares shall cease to be Registrable Securities upon a sale pursuant to a Registration Statement or Rule 144 under the Securities Act.
(l) “
Registration Statement
” means a registration statement or registration statements of the Company filed under the Securities Act covering the resale by the Investor of Registrable Securities, as such registration statement or registration statements may be amended and supplemented from time to time (including pursuant to Rule 462(b) under the Securities Act), including all documents filed as part thereof or incorporated by reference therein.
(m) “
Rule 144
” means Rule 144 promulgated by the Commission under the Securities Act, as such rule may be amended from time to time, or any other similar or successor rule or regulation of the Commission that may at any time permit the Investor to sell securities of the Company to the public without registration.
(n) “
Rule 415
” means Rule 415 promulgated by the Commission under the Securities Act, as such rule may be amended from time to time, or any other similar or successor rule or regulation of the Commission providing for offering securities on a delayed or continuous basis.
2.
Registration
.
(a)
Mandatory Registration.
The Company shall prepare and, as soon as practicable, but in no event later than the Filing Deadline, file with the Commission an initial Registration Statement on Form S-1 or S-3, or such other form or forms as may be reasonably acceptable to the Investor and Legal Counsel, covering the resale by the Investor of Registrable Securities. The Registration Statement shall register with the Commission for resale all of the Registrable Securities. The Investor and Legal Counsel shall have a reasonable opportunity to review and comment upon such Registration Statement or amendment to such Registration Statement and any related prospectus prior to its filing with the Commission. The Investor shall furnish all information reasonably requested by the Company for inclusion therein. The Company shall use its reasonable best efforts to have the Registration Statement or amendment declared effective by the Commission prior to the Effectiveness Deadline. Subject to Allowable Grace Periods (as defined herein below), the Company shall use reasonable best efforts to keep the Registration Statement effective pursuant to Rule 415 promulgated under the Securities Act and available for sales of all of the Registrable Securities at all times until the date as of which the Investor no longer owns any Registrable Securities (the “
Registration Period
”). The Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. Notwithstanding anything to the contrary stated herein, in addition to any other remedies available at law or equity or as set forth herein, in the Purchase Agreement or otherwise, if (i) the Company shall have failed to file the Registration Statement by the Filing Deadline or (ii) the Registration Statement is not declared effective by the Effectiveness Deadline, in each case, for any reason or no reason, then the Company shall pay to Purchaser or its designee an amount equal to $10,000 for each day following the Filing Deadline or Effectiveness Deadline, as applicable, until the Registration Statement has been filed with the Commission or the Registration Statement has been declared effective, as applicable.
(b)
Rule 424 Prospectus
. The Company shall, as required by applicable securities regulations, from time to time file with the Commission, pursuant to Rule 424 promulgated under the Securities Act, the prospectus, amendments and prospectus supplements, if any, to be used in connection with offers and sales of the Registrable Securities under the Registration Statement. The Investor and Legal Counsel shall have a reasonable opportunity to review and comment upon such prospectus prior to its filing with the Commission. The Investor shall use its reasonable best efforts to comment upon such prospectus within two Trading Days from the date the Investor receives the proposed final version of such prospectus.
(c)
Sufficient Number of Shares Registered
. In the event the number of shares available under the Registration Statement is insufficient to cover all of the Registrable Securities, the Company shall file one or more additional Registration Statements (each a “
New Registration Statement
”), so as to cover all of such Registrable Securities as soon as practicable, but in any case not later than twenty (20) Trading Days after the necessity therefor arises. The Company shall use it reasonable best efforts to cause each such New Registration Statement to become effective as soon as practicable following the filing thereof.
(d)
Piggyback Registrations
. Without limiting any of the Company’s obligations hereunder or under the Purchase Agreement, if there is not an effective Registration Statement covering all of the Registrable Securities and the Company shall determine to prepare and file with the Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities (other than on Form S-8 (as promulgated under the Securities Act) or its equivalent relating to equity securities to be issued solely in connection with equity securities issuable in connection with the Company’s option or other employee benefit plans), then the Company shall deliver to the Investor a written notice of such determination and, if within five days after the date of the delivery of such notice, the Investor shall so request in writing, the Company shall include in such registration statement all or any part of such Registrable Securities the offer and sale of which the Investor requests to be registered.
(e)
No Inclusion of Other Securities
. In no event shall the Company include any securities other than Registrable Securities on any Registration Statement pursuant to
Section 2(a)
or
2(c)
without the prior written consent of the Investor.
(f)
Offering
. If the staff of the Commission (the “
Staff
”) or the Commission seeks to characterize any offering pursuant to a Registration Statement filed pursuant to this Agreement as constituting an offering of securities that does not permit such Registration Statement to become effective and be used for resales by the Investor on a delayed or continuous basis under Rule 415 at then-prevailing market prices (and not fixed prices)

(or as otherwise may be acceptable to the Investor), or if after the filing of the initial Registration Statement with the Commission pursuant to
Section 2(a)
, the Company is otherwise required by the Staff or the Commission to reduce the number of Registrable Securities included in such initial Registration Statement, then the Company shall reduce the number of Registrable Securities to be included in such initial Registration Statement (with the prior consent of the Investor and Legal Counsel as to the specific Registrable Securities to be removed therefrom, which consent shall not be unreasonably withheld, delayed, denied, or conditioned) until such time as the Staff and the Commission shall so permit such Registration Statement to become effective and be used as aforesaid. Notwithstanding anything in this Agreement to the contrary, if after giving effect to the actions referred to in the immediately preceding sentence, the Staff or the Commission does not permit such Registration Statement to become effective and be used for resales by the Investor on a delayed or continuous basis under Rule 415 at then-prevailing market prices (and not fixed prices) (or as otherwise may be acceptable to the Investor), the Company shall not request acceleration of the Effective Date of such Registration Statement and, in its sole and absolute discretion, may take such steps as may be required for such Registration Statement to become effective pursuant to Section 8 of the Securities Act. If not, the Company shall promptly (but in no event later than 48 hours) request the withdrawal of such Registration Statement pursuant to Rule 477 under the Securities Act, and the Effectiveness Deadline shall automatically be deemed to have elapsed with respect to such Registration Statement at such time as the Staff or the Commission has made a final and non-appealable determination that the Commission will not permit such Registration Statement to be so utilized (unless prior to such time the Company and the Investor have received assurances from the Staff or the Commission reasonably acceptable to Legal Counsel that a new Registration Statement filed by the Company with the Commission promptly thereafter may be so utilized). In the event of any reduction in Registrable Securities pursuant to this paragraph, the Company shall file additional Registration Statements in accordance with
Section 2(c)
until such time as all Registrable Securities have been included in Registration Statements that have been declared effective and the prospectus contained therein is available for use by the Investor.
3.
Related Obligations
.
With respect to the Registration Statement and whenever any Registrable Securities are to be registered pursuant to
Section 2
including on any New Registration Statement, the Company shall use its reasonable best efforts to effect the registration of the Registrable Securities in accordance with the intended method of disposition thereof and, pursuant thereto, the Company shall have the following obligations:
(a) The Company shall prepare and file with the Commission such amendments (including post-effective amendments) and supplements to any registration statement and any prospectus and prospectus supplement used in connection with such registration statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep the Registration Statement or any New Registration Statement effective at all times during the Registration Period, and, during such period, comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities of the Company covered by the Registration Statement or any New Registration Statement until such time as all of such Registrable Securities shall have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such registration statement.
(b) The Company shall permit the Investor to review and comment upon the Registration Statement or any New Registration Statement and all amendments and supplements thereto at least two Trading Days prior to their filing with the Commission, and not file any document in a form to which Investor reasonably objects. The Investor shall use its reasonable best efforts to comment upon the Registration Statement or any New Registration Statement and any amendments or supplements thereto within two (2) Trading Days from the date the Investor receives the final version thereof. The Company shall furnish to the Investor, without charge, any correspondence from the Commission or the staff of the Commission to the Company or its representatives relating to the Registration Statement or any New Registration Statement.
(c) Upon request of the Investor, the Company shall furnish to the Investor, (i) promptly after the same is prepared and filed with the Commission, at least one copy of such registration statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits; (ii) upon the effectiveness of any registration statement, a copy of the prospectus included in such registration statement and all amendments and supplements thereto (or such other number of copies as the Investor may reasonably request); and (iii) such other documents, including copies of any preliminary or final prospectus, as the Investor may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities owned by the Investor. For the avoidance of doubt, any filing available to the Investor via the Commission’s live EDGAR system shall be deemed “furnished to the Investor” hereunder.
(d) The Company shall use reasonable best efforts to (i) register and qualify the Registrable Securities covered by a registration statement under such other securities or “blue sky” laws of such jurisdictions in the United States as the Investor reasonably requests; (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period; (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Period; and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions;
provided, however
, that the Company shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this
Section 3(d)
, (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction. The Company shall promptly notify the Investor who holds Registrable Securities of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threatening of any proceeding for such purpose.
(e) As promptly as practicable after becoming aware of such event or facts, the Company shall notify the Investor in writing of the happening of any event or existence of such facts as a result of which the prospectus included in any registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly prepare a supplement or amendment to such registration statement to correct such untrue statement or omission, and deliver a copy of such supplement or amendment to the Investor (or such other number of copies as the Investor may reasonably request). The Company shall also promptly notify the Investor in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and when a registration statement or any post-effective amendment has become effective (notification of such effectiveness shall be delivered to the Investor by email on the same day of such effectiveness); (ii) of any request by the Commission for amendments or supplements to any registration statement or related prospectus or related information; and (iii) of the Company’s reasonable determination that a post-effective amendment to a registration statement would be appropriate.
(f) The Company shall use its reasonable best efforts to prevent the issuance of any stop order or other suspension of effectiveness of any registration statement, or the suspension of the qualification of any Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible moment and to notify the Investor of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.
(g) The Company shall (i) cause all the Registrable Securities to be listed on each securities exchange on which securities of the same class or series issued by the Company are then listed, if any, if the listing of such Registrable Securities is then permitted under the rules of such exchange; or (ii) secure designation and quotation of all the Registrable Securities on the Principal Market. The Company shall pay all fees and expenses in connection with satisfying its obligation under this Section.
(h) Upon the Investor’s written request, the Company shall cooperate with the Investor to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing the Registrable Securities to be offered pursuant to any registration statement and enable such certificates to be in such denominations or amounts as the Investor may reasonably request and registered in such names as the Investor may request.

(i) The Company shall at all times provide a transfer agent and registrar with respect to its Common Shares.
(j) If reasonably requested by the Investor, the Company shall (i) immediately incorporate in a prospectus supplement or post-effective amendment such information as the Investor reasonably believes should be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities; (ii) make all required filings of such prospectus supplement or post-effective amendment as soon as notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) supplement or make amendments to any registration statement.
(k) The Company shall use its reasonable best efforts to cause the Registrable Securities covered by any registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to consummate the disposition of such Registrable Securities.
(l) Within three Trading Days after any registration statement which includes the Registrable Securities is ordered effective by the Commission, the Company shall deliver, and shall cause legal counsel for the Company to deliver, to the transfer agent for such Registrable Securities (with copies to the Investor) confirmation that such registration statement has been declared effective by the Commission in the form attached hereto as
Exhibit A
. Thereafter, if requested by the Purchaser at any time, the Company shall require its counsel to deliver to the Purchaser a written confirmation whether or not the effectiveness of such registration statement has lapsed at any time for any reason (including, without limitation, the issuance of a stop order) and whether or not the registration statement is current and available to the Purchaser for sale of all of the Registrable Securities.
(m) The Company shall take all other reasonable actions necessary to expedite and facilitate disposition by the Investor of Registrable Securities pursuant to any registration statement, including participating in customary due diligence sessions with underwriters of the Registrable Securities (in the case of an underwritten offering) and engaging counsel and independent auditors to provide customary legal opinions (including disclosure letters) and comfort letters, respectively.
(n) Notwithstanding anything to the contrary herein (but subject to the last sentence of this
Section 3(n)
), at any time after the Effective Date of a particular Registration Statement, the Company may delay the disclosure of material, non-public information concerning the Company or any of its Subsidiaries the disclosure of which at the time is not, in the good-faith opinion of the board of directors of the Company, in the best interest of the Company, nor, in the opinion of counsel to the Company, otherwise required (a “
Grace Period
”);
provided, however
, that the Company shall promptly, but in no event later than 9:30 a.m. (New York City time) on the second Trading Day immediately prior to the commencement of any Grace Period (except for such case where it is impossible to provide such two-Trading Day advance notice, in which case the Company shall provide such notice as soon as possible), notify the Investor in writing of the (i) existence of material, non-public information giving rise to a Grace Period (provided that in each such notice the Company shall not disclose the content of such material, non-public information to the Investor) and the date on which such Grace Period will begin and (ii) date on which such Grace Period ends;
provided, further
, that (I) no Grace Period shall exceed 20 consecutive Trading Days, and during any 365-day period, all such Grace Periods shall not exceed an aggregate of 60 Trading Days;
provided, further
, that the Company shall not register any securities for the account of itself or any other shareholder during any such Grace Period, (II) the first day of any Grace Period must be at least three Trading Days (or such shorter period as may be agreed by the Parties) after the last day of any prior Grace Period and (III) no Grace Period may exist during (A) the first 10 consecutive Trading Days after the Effective Date of the particular Registration Statement or (B) the five-Trading Day period following each Settlement Date (each, an “
Allowable Grace Period
”). For purposes of determining the length of a Grace Period above, such Grace Period shall begin on and include the date set forth in the notice referred to in clause (i) above, provided that such notice is received by the Investor not later than 9:30 a.m. (New York City time) on the second Trading Day immediately prior to such commencement date (except for such case where it is impossible to provide such two-Trading Day advance notice, in which case the Company shall provide such notice as soon as possible) and shall end on and include the later of the date the Investor receives the notice referred to in clause (ii) above and the date referred to in such notice. The provisions of
Section 3(j)
hereof shall not be applicable during the period of any Allowable Grace Period. Upon expiration of each Grace Period, the Company shall again be bound by the first sentence of
Section 3(e)
with respect to the information giving rise thereto unless such material, non-public information is no longer applicable. Notwithstanding anything to the contrary contained in this
Section 3(n)
, the Company shall cause its transfer agent to deliver unlegended Common Shares to a transferee of the Investor in accordance with the terms of the Purchase Agreement in connection with any sale of Registrable Securities with respect to which the Investor has entered into a contract for sale, and delivered a copy of the prospectus included as part of the particular Registration Statement to the extent applicable, prior to the Investor’s receipt of the notice of a Grace Period and for which the Investor has not yet settled.
4.
Obligations of the Investor
.
(a) At least five Business Days prior to the first anticipated filing date of each Registration Statement, the Company shall notify the Investor in writing of the information the Company reasonably requires from the Investor in connection with any registration statement hereunder. The Investor shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it as shall be reasonably required to effect the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request.
(b) The Investor, by its acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of each Registration Statement hereunder, unless the Investor has notified the Company in writing of the Investor’s election to exclude all of the Investor’s Registrable Securities from such Registration Statement.
(c) The Investor agrees that, upon receipt of any notice from the Company of the happening of any event or existence of facts of the kind described in
Section 3(f)
or the first sentence of
Section 3(e)
, the Investor will immediately discontinue disposition of Registrable Securities pursuant to any registration statement(s) covering such Registrable Securities until the Investor’s receipt of the copies of the supplemented or amended prospectus contemplated by
Section 3(f)
or the first sentence of
Section 3(e)
. Notwithstanding anything to the contrary, the Company shall cause its transfer agent to promptly deliver Common Shares without any restrictive legend in accordance with the terms of the Purchase Agreement in connection with any sale of Registrable Securities with respect to which an Investor has entered into a contract for sale prior to the Investor’s receipt of a notice from the Company of the happening of any event of the kind described in
Section 3(f)
or the first sentence of
Section 3(e)
and for which the Investor has not yet settled.
5.
Expenses and Fees
.
(a) All reasonable expenses, other than sales or brokerage commissions, incurred in connection with registrations, filings or qualifications pursuant to
Sections 2
and
3
, including, without limitation, all registration, listing and qualifications fees, printers and accounting fees, FINRA filing fees (if any) and fees and disbursements of counsel for the Company, if any, shall be paid by the Company.
(b) The Company shall pay the fees and expenses of the Legal Counsel in connection with the review and overseeing the Registration Statement and all New Registration Statements on Investors’ behalf, subject to a maximum fee of $20,000 per Registration Statement and any New Registration Statement.
6.
Indemnification
.
(a) To the fullest extent permitted by law, the Company will, and hereby does, indemnify, hold harmless and defend the Investor, each Person, if any, who controls the Investor, the members, the directors, officers, shareholders, partners, employees, agents, advisors, representatives of the Investor and each Person, if any, who controls the Investor within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”) (each, an “
Indemnified Person
”), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, contingencies, costs (including, without limitation, court costs,

reasonable attorneys’ fees, costs of defense and investigation), attorneys’ fees, amounts paid in settlement or expenses, joint or several (collectively, “
Claims
”), incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the Commission, whether pending or threatened, whether or not an indemnified party is or may be a party thereto, whether or not arising from a claim by a third party (“
Indemnified Damages
”), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in the Registration Statement, any New Registration Statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which Registrable Securities are offered, or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in the any prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the Commission) or in any prospectus supplement or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading, (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Registrable Securities pursuant to the Registration Statement or any New Registration Statement or (iv) any material violation by the Company of this Agreement (the matters in the foregoing clauses (i) through (iv) being, collectively, “
Violations
”). The Company shall reimburse each Indemnified Person promptly as such expenses are incurred and are due and payable, for any reasonable legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this
Section (a)
: (i) shall not apply to a Claim by an Indemnified Person arising out of or based upon a Violation which occurs in reliance upon and in conformity with information about the Investor furnished in writing to the Company by such Indemnified Person expressly for use in connection with the preparation of the Registration Statement, any New Registration Statement or any such amendment thereof or supplement thereto, if such prospectus was timely made available by the Company pursuant to
Section 3(c)
or
Section 3(e)
; (ii) with respect to any superseded prospectus, shall not inure to the benefit of any such person from whom the person asserting any such Claim purchased the Registrable Securities that are the subject thereof (or to the benefit of any person controlling such person) if the untrue statement or omission of material fact contained in the superseded prospectus was corrected in the revised prospectus, as then amended or supplemented, if such revised prospectus was timely made available by the Company pursuant to
Section 3(c)
or
Section 3(e)
, and the Indemnified Person was promptly advised in writing not to use the incorrect prospectus prior to the use giving rise to a violation and such Indemnified Person, notwithstanding such advice, used it; (iii) shall not be available to the extent such Claim is based on a failure of the Investor to deliver or to cause to be delivered the prospectus made available by the Company, if such prospectus was timely made available by the Company pursuant to
Section 3(c)
or
Section 3(e)
; and (iv) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive the transfer of the Registrable Securities by the Investor pursuant to
Section 9
.
(b) In connection with the Registration Statement or any New Registration Statement, the Investor agrees to severally and not jointly indemnify, hold harmless and defend, to the same extent and in the same manner as is set forth in
Section 6(a)
, the Company, each of its directors, each of its officers who signs the Registration Statement or any New Registration Statement, each Person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act (collectively and together with an Indemnified Person, an “
Indemnified Party
”), against any Claim or Indemnified Damages to which any of them may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such Claim or Indemnified Damages arise out of or are based upon any Violation, in each case to the extent, and only to the extent, that such Violation occurs in reliance upon and in conformity with written information about the Investor furnished to the Company by the Investor expressly for use in connection with such registration statement; and, subject to
Section 6(d)
, the Investor will reimburse any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Claim; provided, however, that the indemnity agreement contained in this
Section 6(b)
and the agreement with respect to contribution contained in
Section 7
shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Investor, which consent shall not be unreasonably withheld; provided, further, however, that the Investor shall be liable under this
Section 6(b)
for only that amount of a Claim or Indemnified Damages as does not exceed the net proceeds to the Investor as a result of the sale of Registrable Securities pursuant to such registration statement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the transfer of the Registrable Securities by the Investor pursuant to
Section 9
.
(c) Promptly after receipt by an Indemnified Person or Indemnified Party under this
Section 6
of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a Claim, such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this
Section 6
deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be;
provided, however
, that an Indemnified Person or Indemnified Party shall have the right to retain its own counsel with the fees and expenses to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding. The Indemnified Party or Indemnified Person shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party or Indemnified Person which relates to such action or claim. The indemnifying party shall keep the Indemnified Party or Indemnified Person fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the consent of the Indemnified Party or Indemnified Person, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party or Indemnified Person of a release from all liability in respect to such claim or litigation. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnified Party or Indemnified Person with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this
Section 6
, except to the extent that the indemnifying party is prejudiced in its ability to defend such action.
(d) The indemnification required by this
Section 6
shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Damages are incurred.
(e) The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the Indemnified Party or Indemnified Person against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.
7.
Contribution
.
To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under
Section 6
to the fullest extent permitted by law; provided, however, that: (i) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any seller of Registrable Securities who was not guilty of fraudulent misrepresentation; and (ii) contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities.
8.
Reports and Disclosures under the Securities Acts
.
With a view to making available to the Investor the benefits of Rule 144, the Company agrees, at the Company’s sole expense, to:
(a) make and keep public information available, as those terms are understood and defined in Rule 144;
(b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144;
(c) furnish to the Investor so long as the Investor owns Registrable Securities, promptly upon request, (i) a written statement by the Company that it has complied with the reporting and/ or disclosure provisions of Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to permit the Investor to sell such securities pursuant to Rule 144 without registration (for the avoidance of doubt, any filing available to the Investor via the Commission’s live EDGAR system shall be deemed “furnished to the Investor” hereunder); and
(d) take such additional action as is requested by the Investor to enable the Investor to sell the Registrable Securities pursuant to Rule 144, including, without limitation, delivering all such legal opinions, consents, certificates, resolutions and instructions to the Company’s transfer agent as may be requested from time to time by the Investor and otherwise reasonably cooperate with Investor and Investor’s broker to effect such sale of securities pursuant to Rule 144.
The Company agrees that damages may be an inadequate remedy for any breach of the terms and provisions of this
Section 8
and that Investor shall, whether or not it is pursuing any remedies at law, be entitled to equitable relief in the form of a preliminary or permanent injunction, without having to post any bond or other security, upon any breach or threatened breach of any such terms or provisions.
9.
Assignment of Registration Rights
.
None of the Parties may assign this Agreement or any other Transaction Document to any Person without the prior consent of the others;
provided that
without the consent of the Company, the Purchaser may assign its rights and obligations under this agreement to an Affiliate of the Purchaser.
10.
Amendment of Registration Rights
.
Provisions of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the mutual written consent of the Company and the Investor. Failure of any Party to exercise any right or remedy under this Agreement or otherwise, or delay by a Party in exercising such right or remedy, shall not operate as a waiver thereof.
11.
Miscellaneous
.
(a) A Person is deemed to be a holder of Registrable Securities whenever such Person owns or is deemed to own of record such Registrable Securities. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company shall act upon the basis of instructions, notice or election received from the registered owner of such Registrable Securities.

(b) Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered upon receipt, when delivered by electronic mail, return receipt requested, properly addressed to the Party to receive the same. The addresses for such communications shall be:

If to the Company (before the Closing):	CITIC CAPITAL ACQUISITION CORP. Attn: Fanglu Wang Email: fangluwang@citiccapital.com

If to the Company (after the Closing):	QUANERGY SYSTEMS, INC. Attn: Chief Financial Officer Email: patrick.archambault@quanergy.com

With a copy (which shall not constitute notice):	Cooley LLP Attn: Karen Deschaine Email: kdeschaine@cooley.com

If to GYBL:	GEM Yield Bahamas Ltd. Attn: Cristopher F. Brown, Director Email: cbrown@gemny.com

With a copy (which shall not constitute notice):	Gibson, Dunn & Crutcher LLP Attn: Boris Dolgonos Email: bdolgonos@gibsondunn.com

If to the Purchaser:	GEM Global Yield LLC SCS Attn: Christopher F. Brown, Manager Email: cbrown@gemny.com

With a copy (which shall not constitute notice):	Gibson, Dunn & Crutcher LLP Attn: Boris Dolgonos Email: bdolgonos@gibsondunn.com or at such other address and/or email address and/or to the attention of such other person as the recipient Party has specified by written notice given to each other Party three (3) Trading Days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, or (B) mechanically or electronically generated by the sender’s computer or email service containing the time, date, recipient email address and text of such transmission shall be rebuttable evidence of personal service or receipt.
(c) Failure of any Party to exercise any right or remedy under this Agreement or otherwise, or delay by a Party in exercising such right or remedy, shall not operate as a waiver thereof.
(d) This Agreement shall be governed by the internal laws of the State of New York, without giving effect to the choice of law provisions except Section 5-1401 of the New York General Obligations Law.
EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
(e) All disputes, controversies or claims between the Parties arising out of or in connection with this Agreement (including its existence, validity or termination) which cannot be amicably resolved shall be finally resolved and settled under the Rules of Arbitration of the American Arbitration Association and its affiliate the International Center for Dispute Resolution in New York City. The arbitration tribunal shall be composed of one arbitrator. The arbitration will take place in New York City, New York, and shall be conducted in the English language. The arbitration award shall be final and binding on the Parties.

(f) This Agreement and the Purchase Agreement constitute the entire agreement among the Parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement and the Purchase Agreement supersede all prior agreements and understandings among the Parties hereto with respect to the subject matter hereof and thereof.
(g) Subject to the requirements of
Section 9
, this Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the Parties hereto.
(h) The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
(i) This Agreement may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Agreement, once executed by a Party, may be delivered to the other Party hereto by email in a “pdf” format data file of a copy of this Agreement bearing the signature of the Party so delivering this Agreement.
(j) Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
(k) The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any Party.

IN WITNESS WHEREOF,
the Parties have caused this Registration Rights Agreement to be duly executed as of day and year first above written.

THE COMPANY:

CITIC CAPITAL ACQUISITION CORP.

By:	/s/ Fanglu Wang
Name:	Fanglu Wang
Title:	Chief Executive Officer

PURCHASER :

GEM GLOBAL YIELD LLC SCS

By:	/s/ Christopher F. Brown
Name: Christopher F. Brown
Title: Manager

GEM YIELD BAHAMAS LIMITED

By:	/s/ Christopher F. Brown
Name: Christopher F. Brown
Title: Director
[
Signature Page to Registration Rights Agreement
]

EXHIBIT A
FORM OF NOTICE OF EFFECTIVENESS OF REGISTRATION STATEMENT
[TRANSFER AGENT]
Attn:
Re: QUANERGY SYSTEMS, INC.
Ladies and Gentlemen:
We are counsel to Quanergy Systems, Inc., a Delaware corporation (the “
Company
”), and have represented the Company in connection with that certain private placement of shares (the “
Offering
”), pursuant to which the Company issued to GEM GLOBAL YIELD LLC SCS, a “société en commandite simple” formed under the laws of Luxembourg (the “
Investor
”)

shares of common stock (the “
Shares
”).
Pursuant to the Offering, the Company also has entered into a Registration Rights Agreement with the Investor (the “
Registration Rights Agreement
”) pursuant to which the Company agreed, among other things, to register the Registrable Securities (as defined in the Registration Rights Agreement) under the Securities Act of 1933, as amended (the “
Securities Act
”). In connection with the Company’s obligations under the Registration Rights Agreement, on

, the Company filed a Registration Statement on Form

(File No. 333-

) (the “
Registration Statement
”) with the Securities and Exchange Commission (the “
Commission
”) relating to the Registrable Securities which names the Investor as a selling shareholder thereunder.
In connection with the foregoing, we advise you that a member of the Commission’s staff has advised us by that the Commission has entered an order declaring the Registration Statement effective under the Securities Act at [ENTER TIME OF EFFECTIVENESS] on [ENTER DATE OF EFFECTIVENESS], and we have no knowledge that any stop order suspending its effectiveness has been issued or that any proceedings for that purpose are pending before, or threatened by, the Commission. Thus, the Registrable Securities are available for resale under the Securities Act pursuant to the Registration Statement.

Very truly yours,

By:
Name:
Title:
cc: Investor

Annex Q
THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER
THIS THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “
Amendment
”), dated as of December 26, 2021, is made and entered into by and among CITIC Capital Acquisition Corp., an exempted company incorporated in the Cayman Islands with limited liability (which shall migrate to and domesticate as a Delaware corporation prior to the Closing) (“
Acquiror
”), CITIC Capital Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“
Merger Sub
”), and Quanergy Systems, Inc., a Delaware corporation (the “
Company
”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).
RECITALS
A.
WHEREAS
, Acquiror, Merger Sub and Company are parties to that certain Agreement and Plan of Merger, dated as of June 21, 2021, as amended on June 28, 2021 and November 14, 2021, respectively (the “
Merger Agreement
”);
B.
WHEREAS
,
Section
 11.11
of the Merger Agreement provides that the Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement; and
C.
WHEREAS
, Acquiror, Merger Sub and Company desire to amend the Merger Agreement pursuant to
Section
 11.11
thereof as set forth in this Amendment.
AGREEMENT
NOW, THEREFORE
, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, Acquiror, Merger Sub and Company hereby agree as follows:
1.
AMENDMENT TO SECTION 10.1(f) OF THE MERGER AGREEMENT
. Section 10.1(f) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
“(f) by the Company or Acquiror (by written notice to the other party), if the Effective Time has not occurred by 11:59 p.m., New York time on February 13, 2022 (the “
Agreement End Date
”); provided, further, that, it being understood that the right to terminate this Agreement pursuant to this Section 10.1(f) will not be available to any Party that is in material breach hereof.”
2.
NO FURTHER AMENDMENT; EFFECT OF AMENDMENT
. This Amendment shall be deemed incorporated into, and form a part of, the Merger Agreement and have the same legal validity and effect as the Merger Agreement. Except as expressly and specifically amended hereby, the Merger Agreement is not otherwise being amended, modified or supplemented and all terms and provisions of the Merger Agreement are and shall remain in full force and effect in accordance with its terms, and all references to the Merger Agreement in this Amendment and in any ancillary agreements or documents delivered in connection with the Merger Agreement shall hereafter refer to the Merger Agreement as amended by this Amendment, and as it may hereafter be further amended or restated.
3.
REFERENCES TO THE MERGER AGREEMENT
. Once this Amendment becomes effective, each reference in the Merger Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall hereafter be deemed to refer to the Merger Agreement as amended hereby (except that references in the Merger Agreement to “as of the date hereof” or “as of the date of this Agreement” or words of similar import shall continue to mean June 21, 2021).
4.
COUNTERPARTS
. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Amendment may be executed by electronic transmission, each of which shall be deemed an original.
5.
HEADINGS
. The bold-faced headings contained in this Amendment are for convenience of reference only, shall not be deemed to be a part of this Amendment and shall not be referred to in connection with the construction or interpretation of this Amendment.
6.
GOVERNING LAW
. This Amendment, and all claims or causes of action based upon, arising out of, or related to this Amendment, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
[
Signature page follows
]

IN WITNESS WHEREOF, the parties listed below, by their duly authorized representatives, have executed this Amendment as of the date first written above.

CITIC CAPITAL ACQUISITION CORP.

By:	/s/ Fanglu Wang
Name:	Fanglu Wang
Title:	Chief Executive Officer and Director

CITIC CAPITAL MERGER SUB INC.

By:	/s/ Fanglu Wang
Name:	Fanglu Wang
Title:	Director

QUANERGY SYSTEMS, INC.

By:	/s/ Kevin Kennedy
Name:	Kevin Kennedy
Title:	Chief Executive Officer
(Signature Page to Third Amendment to Agreement and Plan of Merger)

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of directors and officers.
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors. However, such provision may be held by the Cayman Islands courts to be unenforceable, to the extent it seeks to indemnify or exculpate a fiduciary in respect of their actual fraud or willful default, or for the consequences of committing a crime. The registrant’s amended and restated memorandum and articles of association provides for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own actual fraud, wilful neglect or willful default.
Item 21. Exhibits and Financial Statements Schedules.
(a)    Exhibits.
EXHIBIT INDEX

Exhibit Number	Description
2.1†*	Agreement and Plan of Merger, dated as of June 21, 2021, by and among the Registrant, CITIC Capital Merger Sub Inc., and Quanergy Systems, Inc. (included as Annex A to the proxy statement / prospectus).

2.2*	First Amendment to Agreement and Plan of Merger, dated as of June 28, 2021, by and among the Registrant, CITIC Capital Merger Sub Inc., and Quanergy Systems, Inc. (included as Annex B to the proxy statement / prospectus).

2.3*	Second Amendment to Agreement and Plan of Merger, dated as of November 14, 2021, by and among the Registrant, CITIC Capital Merger Sub Inc. and Quanergy Systems, Inc (included as Annex C to the proxy statement / prospectus)

2.4	Third Amendment to Agreement and Plan of Merger, dated as of December 26, 2021, by and among the Registrant, CITIC Capital Merger Sub Inc. and Quanergy Systems, Inc. (included as Annex Q to the proxy statement / prospectus)

2.5*	Form of Plan of Domestication.

3.1*	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-39463), filed with the SEC on February 13, 2020).

3.2*	Form of Certificate of Incorporation of Quanergy Systems, Inc., to become effective upon completion of the Domestication (included as Annex K to the proxy statement / prospectus).

3.3	Form of Bylaws of Quanergy Systems, Inc., to become effective upon completion of the Domestication (included as Annex J to the proxy statement / prospectus).

3.4*	Form of Certificate of Domestication of the Registrant.

4.1*	Warrant Agreement, dated February 10, 2021, between the Registrant and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-39463), filed with the SEC on February 13, 2020).

4.2*	Specimen Warrant Certificate of the Registrant (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-240378), filed with the SEC on August 4, 2020).

4.3*	Specimen common stock Certificate of Quanergy Systems, Inc.

5.1*	Opinion of White & Case LLP as to the validity of the securities being registered.

8.1*	Opinion of White & Case LLP regarding certain federal income tax matters.

Exhibit Number	Description

10.1*	Sponsor Support Agreement, dated June 21, 2021, by and among the Registrant, CITIC Capital Acquisition LLC and Quanergy Systems, Inc. (included as Annex D to this proxy statement / prospectus).

10.2*	Support Agreement, dated June 21, 2021, by and among the Registrant, Quanergy Systems, Inc., and certain other stockholders of Quanergy Systems, Inc. (included as Annex E to the proxy statement / prospectus).

10.3*	Form of Subscription Agreement, by and between the Registrant and the subscriber party thereto (included as Annex N to the proxy statement / prospectus).

10.4*	Form of Amended and Restated Registration Rights Agreement, by and among Quanergy Systems, Inc. and the holders party thereto (included as Annex F to the proxy statement / prospectus).

10.5*	Share Purchase Agreement, dated December 12, 2021, between CCAC, GEM Global Yield LLC SCS and GEM Yield Bahamas Ltd. (included as Annex O to the proxy statement / prospectus).

10.6*	Registration Rights Agreement, dated December 12, 2021, between CCAC, GEM Global Yield LLC SCS and GEM Yield Bahamas Ltd. (included as Annex P to the proxy statement / prospectus).

10.7+*	Quanergy Systems, Inc. Amended 2013 Stock Incentive Plan, as amended.

10.7(a)+*	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under the Quanergy Systems, Inc. Amended 2013 Stock Incentive Plan, as amended.

10.7(b)+*	Form of International Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under the Quanergy Systems, Inc. Amended 2013 Stock Incentive Plan, as amended.

10.7(c)+*	Form of Incentive Stock Option Agreement under the Quanergy Systems, Inc. Amended 2013 Stock Incentive Plan, as amended.

10.7(d)+*	Form of PRC Resident Incentive Stock Option Agreement under the Quanergy Systems, Inc. Amended 2013 Stock Incentive Plan, as amended.

10.7(e)+*	Form of Nonstatutory Stock Option Agreement under the Quanergy Systems, Inc. Amended 2013 Stock Incentive Plan, as amended.

10.7(f)+*	Form of International Nonstatutory Stock Option Agreement under the Quanergy Systems, Inc. Amended 2013 Stock Incentive Plan, as amended.

10.8+*	Quanergy Systems, Inc. Amended and Restated Retention Plan.

10.9+*	Form of Quanergy Systems, Inc. 2022 Equity Incentive Plan (included as Annex H to the proxy statement / prospectus).

10.9(a)*	Form of Stock Option Agreement under the Quanergy Systems, Inc. 2022 Equity Incentive Plan.

10.9(b)*	Form of Restricted Stock Unit Agreement under the Quanergy Systems, Inc. 2022 Equity Incentive Plan

10.10+*	Form of Quanergy Systems, Inc. 2022 Employee Stock Purchase Plan (included as Annex G to the proxy statement / prospectus).

10.11*	Form of Warrant to Purchase Common Stock.

10.12*	Warrant to Purchase Common Stock, dated June 21, 2021, issued to Sensata Technologies, Inc.

10.13*	Letter Agreement, dated February 10, 2020, by and among the Registrant, its executive officers and directors and CITIC Capital Acquisition LLC (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-39222), filed with the SEC on February 13, 2020).

10.14*	Investment Management Trust Agreement, dated February 10, 2020, by and between the Registrant and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 001-39222), filed with the SEC on February 13, 2020).

Exhibit Number	Description

10.15*	Registration Rights Agreement, dated February 10, 2020, by and between the Registrant and CITIC Capital Acquisition LLC (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File No. 001-39222), filed with the SEC on February 13, 2020).

10.16*	Private Placement Warrants Purchase Agreement, dated February 10, 2020, by and between the Registrant and CITIC Capital Acquisition LLC (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K (File No. 001-39222), filed with the SEC on February 13, 2020).

10.17*	Administrative Services Agreement, dated February 10, 2020, by and between the Registrant and CITIC Capital Acquisition LLC (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K (File No. 001-39222), filed with the SEC on February 13, 2020).

10.18+*	Offer letter by and between Quanergy Systems, Inc. and Tianyue Yu dated January 9, 2013.

10.19+*	Retention letter by and between Quanergy Systems, Inc. and Tianyue Yu dated September 27, 2018.

10.20+*	Offer letter by and between Quanergy Systems, Inc. and Enzo Signore dated June 11, 2019.

10.21+*	Amended Offer letter by and between Quanergy Systems, Inc. and Patrick Archambault dated August 1, 2019.

10.22+*	Offer letter by and between Quanergy Systems, Inc. and Kevin Kennedy dated March 14, 2020.

10.23+*	Offer letter by and between Quanergy Systems, Inc. and Bradley James Sherrard dated October 14, 2020.

10.24+*	Form of Quanergy Systems, Inc. Indemnification Agreement.

10.25*	Standard SubLease Multi-Tenant Lease by and between Infortrend Corporation and Quanergy Systems, Inc., dated July 12, 2017.

10.26*	Addendum A to Standard SubLease Multi-Tenant Lease by and between Infortrend Corporation and Quanergy Systems, Inc., dated July 12, 2017.

10.27*	Addendum B to Standard SubLease Multi-Tenant Lease by and between Infortrend Corporation and Quanergy Systems, Inc., dated January 25, 2018.

21.1*	List of Subsidiaries of the Registrant.

23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of the Registrant.

23.2	Consent of Grant Thornton LLP, independent registered public accounting firm of Quanergy Systems, Inc. and its subsidiaries.

23.3*	Consent of White & Case LLP (included as part of Exhibit 5.1 hereto).

23.4*	Consent of White & Case LLP (included as part of Exhibit 8.1 hereto).

24.1*	Power of Attorney (included on signature page to the proxy statement / prospectus which forms part of this registration statement).

99.1	Form of Preliminary Proxy Card.

101.INS	XBRL Instance Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

Exhibit Number	Description

101.CCAC	XBRL Taxonomy Extension Schema Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Labels Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

†
Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant hereby agrees to furnish a copy of any omitted exhibits and schedules to the SEC upon its request.

+	Indicates a management contract or compensatory plan.
*	Previously filed.

Item 22.	Undertakings.

1.	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(b)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3.
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reoffering’s by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.
The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form
S-4,
within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

6.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning this transaction that was not the subject of and included in this Registration Statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 3rd day of January, 2022.

CITIC CAPITAL ACQUISITION CORP.

By:	/s/ Fanglu Wang
Name: Fanglu Wang
Title: Chief Executive Officer and Director
(Principal Executive Officer)
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated:

Signature	Title	Date
/s/ Fanglu Wang Fanglu Wang	Chief Executive Officer and Director (Principal Executive Officer)	January 3, 2022

* Eric Chan	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	January 3, 2022

* Henri Arif	Director	January 3, 2022

* Ross Haghighat	Director	January 3, 2022

* Mark Segall	Director	January 3, 2022

* By:	/s/ Fanglu Wang
Fanglu Wang Attorney-in-fact